UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

Hilton Grand Vacations Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:
	(2)	Aggregate number of securities to which the transaction applies:
	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of the transaction:
	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

PROPOSED BUSINESS COMBINATION—YOUR VOTE IS VERY IMPORTANT

Hilton Grand Vacations Inc. (“HGV”) and Dakota Holdings, Inc. (“Diamond”), which indirectly owns all of the interests in Diamond Resorts International, Inc., have entered into an Agreement and Plan of Merger, dated as of March 10, 2021 (the “merger agreement”), providing for the acquisition of Diamond by HGV through a series of transactions (the “merger”). After the completion of the merger, Diamond will cease to exist as an entity and all of its assets and liabilities will be held by Hilton Grand Vacations Borrower LLC, a wholly-owned subsidiary of HGV (“Merger Sub” or “HGV Borrower”).

If the merger is completed, HGV currently anticipates issuing approximately 34,675,385 shares of its common stock (“HGV common stock”) to current Diamond stockholders (based on calculations as of May 20, 2021), subject to certain adjustments as a result of changes in certain liabilities and other items between signing and closing. As a result, based on Diamond’s current capitalization, HGV currently anticipates issuing approximately 0.320 shares of HGV common stock (based on calculations as of May 20, 2021), plus cash in lieu of any fractional shares, without interest, for each share of Diamond Class A common stock that Diamond stockholders own other than Appraisal Shares (as defined in the merger agreement), treasury shares, and shares owned directly or indirectly by Diamond. This exchange ratio will not be adjusted to reflect stock price changes before the completion of the merger, but is subject to certain adjustments as a result of changes in certain liabilities and other items between signing and closing. Based on the closing price of HGV common stock of $40.57 on March 9, 2021, the last trading day before public announcement of the merger agreement, this estimated merger consideration represented an implied value of $ • per share of Diamond Class A common stock. Based on the closing price of HGV common stock of $ • on • , 2021, the latest practicable date before the printing of this proxy statement, this estimated merger consideration represented an implied value of $ • per share of Diamond Class A common stock.

The value of the merger consideration will fluctuate with the market price of HGV common stock, which is currently traded on the New York Stock Exchange (the “NYSE”) under the symbol “HGV.”

The obligations of HGV and Diamond to complete the merger are subject to the satisfaction or waiver of a number of conditions set forth in the merger agreement, a copy of which is included as Annex A to this proxy statement, including stockholder approval of the issuance of our common stock in connection with the proposed merger.

HGV will hold a special meeting of its stockholders in connection with the issuance of HGV common stock in the proposed merger. Your vote is very important. Please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting. The HGV board of directors unanimously recommends that HGV stockholders vote “FOR” each of the proposals being submitted to a vote of HGV stockholders at the special meeting.

This proxy statement contains detailed information about HGV, the special meeting, the merger agreement and the merger. You should read this proxy statement carefully and in its entirety before voting, including the section entitled “Risk Factors” beginning on page 22 of this proxy statement. We look forward to HGV’s successful acquisition of Diamond.

Sincerely,

Mark D. Wang

Chief Executive Officer

Hilton Grand Vacations Inc.

This proxy statement is dated •     , 2021 and is first being mailed to HGV stockholders on or about •     , 2021.

•     , 2021

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Fellow Stockholder:

We are pleased to invite you to attend the special meeting of stockholders (the “special meeting”) of Hilton Grand Vacations Inc. (“HGV”), a Delaware corporation, which will be held at •     , on •     , 2021 at •     a.m., Eastern time, for the following purposes:

•

to consider and vote on the proposal to issue shares of HGV common stock to Diamond stockholders (the “stock issuance proposal”) under the Agreement and Plan of Merger, dated as of March 10, 2021, by and among HGV, Hilton Grand Vacations Borrower LLC, a Delaware limited liability company and a wholly-owned subsidiary of HGV (“Merger Sub” or “HGV Borrower”), Dakota Holdings, Inc., a Delaware corporation (“Diamond”) that is controlled by investment funds and vehicles managed by affiliates of Apollo Global Management, Inc. (together with its subsidiaries, “Apollo”), and the stockholders of Diamond, a copy of which is included as Annex A to the proxy statement of which this notice is a part (the “merger agreement”);

•

to vote upon the proposal to approve, on an advisory (non-binding) basis, the merger-related named executive officer compensation that will or may be paid to HGV’s named executive officers in connection with the merger (the “compensation proposal”); and

•

to vote upon the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the stock issuance proposal (the “adjournment proposal” and together with the stock issuance proposal and compensation proposal, the “proposals”).

HGV will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements thereof. Please refer to the proxy statement of which this notice is a part for further information on the business to be transacted at the special meeting.

HGV’s board of directors has unanimously approved the merger agreement and the acquisition of Diamond by HGV through a series of transactions as provided in the merger agreement (the “merger”) and determined that the merger agreement and the transactions contemplated thereby, and the issuance of shares of HGV common stock to Diamond stockholders under the merger agreement, are advisable and in the best interests of HGV and its stockholders. HGV’s board of directors unanimously recommends that HGV stockholders vote “FOR” each of the proposals being submitted to a vote of stockholders at the special meeting.

HGV’s board of directors has fixed the close of business on •     , 2021 as the record date (the “record date”) for determining HGV stockholders entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof. Only holders of record of HGV common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting. The presence of the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, is required to constitute a quorum for the transaction of business at the special meeting. To ensure that your vote is counted, please provide your voting instructions as soon as possible, even if you plan to attend the special meeting in person. We encourage you to vote via the internet or by telephone. You also have the option of voting by completing, signing, dating and returning the proxy card that accompanied the printed materials. Submitting your vote via the internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the special meeting.

The approval of the stock issuance proposal and the compensation proposal requires the affirmative vote of the holders of a majority of the votes cast. The approval of the adjournment proposal, if necessary or appropriate, requires the affirmative vote of the stockholders of a majority in voting power present if a quorum is not present, or, if a quorum is present, the affirmative vote of the holders of a majority of the votes cast. Abstentions, failures to vote and broker non-votes, if any, will have no effect on the outcome of the stock issuance proposal, compensation proposal or any vote on the adjournment proposal. A list of the names of HGV stockholders of record will be open to the examination by any stockholder for any purpose germane to the special meeting for ten days before the special meeting during regular business hours at HGV’s headquarters, 5323 Millenia Lakes Boulevard, Suite 120, Orlando, Florida 32839. The HGV stockholder list will also be available at the special meeting for examination by any stockholder present at such meeting.

Your vote is very important. Whether or not you expect to attend the special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by either (1) accessing the internet website specified on your proxy card and following the on-screen instructions; (2) calling the toll-free number specified on your proxy card; or (3) signing, dating and mailing your proxy card in the postage-paid envelope provided as soon as possible, so that your shares may be represented and voted at the special meeting.

This proxy statement provides a detailed description of the merger agreement and the merger as well as a description of the issuance of shares of HGV common stock to Diamond stockholders under the merger agreement. We urge you to read this proxy statement, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger agreement, the merger or this proxy statement, would like additional copies of this document, or need help voting your shares of HGV common stock, please contact HGV’s proxy solicitor:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and brokers call: +1-212-297-0720

Stockholders and all others call toll-free: (888) 785-6707

Email: info@okapipartners.com

As always, thank you for the confidence that you have placed in us. We are excited about HGV’s proposed acquisition of Diamond.

Sincerely,

By Order of the Board of Directors,

Leonard A. Potter

Chairman of the Board of Directors

ADDITIONAL INFORMATION

This proxy statement incorporates by reference important business and financial information about HGV from other documents that are not included in or delivered with this proxy statement. For a listing of the documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 152 of this proxy statement. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this document through the Securities and Exchange Commission (“SEC”) website at www.sec.gov or by requesting them in writing or by telephone at Investor Relations, Hilton Grand Vacations Inc., 5323 Millenia Lakes Boulevard, Suite 400, Orlando, Florida 32839, telephone number (407) 613-3100, or by email to IR@hgv.com

You may also obtain documents incorporated by reference into this proxy statement by requesting them in writing or by telephone from Okapi Partners LLC, HGV’s proxy solicitor, at the following addresses and telephone numbers:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and brokers call: +1-212-297-0720

Stockholders and all others call toll-free: (888) 785-6707

Email: info@okapipartners.com

To receive timely delivery of the documents in advance of the special meeting, you should make your request no later than five business days before the date of the special meeting, or no later than • , 2021.

ABOUT THIS PROXY STATEMENT

This proxy statement constitutes a proxy statement for HGV under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting for the special meeting.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement and we take no responsibility for, and cannot provide any assurances as to the reliability of, any other information that others may give you. This proxy statement is dated •     , 2021. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement to our stockholders nor the issuance by us of shares of our common stock, par value $0.01 per share, under the merger agreement will create any implication to the contrary.

In addition, Apollo and Diamond have supplied all information contained in this proxy statement relating to Apollo, Diamond and their affiliates, including, without limitation, information about their businesses, properties, and risk factors, and various financial statements and accounting information and data that pertain to the Diamond business. We, Apollo and Diamond all contributed information to this proxy statement relating to the proposed transaction

All references in this proxy statement to “HGV,” “we,” “us,” and “our” refer to Hilton Grand Vacations Inc., a Delaware corporation; all references in this proxy statement to “Apollo” refers to Apollo Global Management, Inc. together with its subsidiaries; all references in this proxy statement to the “Apollo Funds” refer to investment funds managed by Apollo Management VIII, L.P.; all references in this proxy statement to the “Apollo Investors” refer to AP VIII Dakota Holdings, L.P. and AP Dakota Co-Invest, L.P., collectively, who are affiliates of the Apollo Funds and stockholders of Diamond; all references in this proxy statement to “DRI” refer to Diamond Resorts International, Inc., a Delaware corporation that owns and operates all of Diamond’s timeshare business; all references in this proxy statement to “Diamond” or “Dakota Holdings” refer to Dakota Holdings, Inc., a Delaware corporation which is currently the parent entity of DRI and prior to the merger DRI, through a series of transactions will be merged with and into Dakota Holdings, with Dakota Holdings being the surviving corporation; all references in this proxy statement to “Merger Sub” or “HGV Borrower” refer to Hilton Grand Vacations Borrower LLC, a Delaware limited liability company and a wholly-owned direct subsidiary of HGV; and unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of March 10, 2021, by and among HGV, HGV Borrower, Diamond, the Apollo Investors, and the other stockholders of Diamond, a copy of which is included as Annex A to this proxy statement.

All brand trademarks, service marks or trade names cited in this report are the property of their respective holders, including those of other companies and organizations. Solely for convenience, trademarks, trade names and service marks referred to in this report appear without the ® or ™ symbols, however such references are not intended to indicate in any way that we, Diamond, or the owner, as applicable, will not assert, to the fullest extent under applicable law, all rights to such, trademarks, trade names and service marks.

We have the exclusive rights to use the Hilton Grand Vacations Club® and Hilton Club® brands for vacation ownership and related products pursuant to our license agreement, as amended, with Hilton Worldwide Holdings Inc. (“Hilton”).

SUMMARY TERM SHEET

This Summary Term Sheet, together with the sections entitled “Questions and Answers About the Transactions and Special Meeting” and “Summary,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached annexes, for a more complete understanding of the matters to be considered at the special meeting.

•

Hilton Grand Vacations Inc., (“HGV”) is a timeshare company that markets and sells vacation ownership intervals, manages resorts in top leisure and urban destinations, and operates a points-based vacation club. For more information about HGV, see the section entitled “The Parties.”

•

Hilton Grand Vacations Borrower LLC (“HGV Borrower”) is a wholly-owned subsidiary through which HGV indirectly owns all of its assets and conduct substantially all of its business. HGV Borrower is a party to the merger agreement and will be the surviving entity after the merger. For more information about HGV Borrower, see the section entitled “The Parties.”

•

Diamond Resorts International, Inc. and its subsidiaries, including Diamond Resorts Corporation (collectively, “DRI”), is a global leader in the hospitality industry and the largest, independent-branded vacation ownership company that markets and sells vacation ownership interests, manages resorts and multi-resort trusts in key vacation destinations, and operates points-based vacation clubs. For more information about DRI, see the sections entitled “The Parties” and “Management’s Discussion and Analysis of the Financial Condition and Results of Operations of Diamond.”

•

Dakota Holdings, Inc., a Delaware corporation (“Diamond”), is the parent company of DRI and is controlled by investment funds and vehicles managed by affiliates of Apollo Global Management, Inc. (“Apollo”). For more information about Dakota Holdings, Inc., see the section entitled “The Parties.”

•

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, San Diego, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong, Shanghai and Tokyo. Apollo had assets under management of approximately $461.1 billion as of March 31, 2021 in credit, private equity and real assets funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, see the section entitled “The Parties.”

•

As part of a series of transactions leading to the merger, (i) Dakota Intermediate, Inc., a Delaware corporation, will merge with and into Diamond, with the latter surviving; (ii) thereafter, Dakota Parent, Inc., a Delaware corporation, will merge with and into Diamond, with the latter surviving; and (iii) thereafter, DRI will merge with and into Diamond, with the latter surviving. For more information about the merger, see the section entitled “The Merger – Effect of the Merger.”

•

On March 10, 2021, HGV, HGV Borrower, Diamond, the Apollo Investors, and the other Diamond stockholders executed and delivered the merger agreement. Simultaneously with the execution of the merger agreement, Hilton Worldwide Holdings Inc. (“Hilton”) delivered to HGV its consent to the merger and the related transactions, and HGV and Hilton entered into the Hilton agreements. For more information about the Hilton agreements, see the section entitled “Other Agreements — Hilton Agreements and Consent.”

•

Pursuant to the merger agreement and subject to the terms and conditions contained therein, at the effective time, Diamond will merge with and into HGV Borrower, the separate corporate existence of Diamond will cease, and HGV Borrower will continue as the surviving company and a wholly-owned subsidiary of HGV. For more information about the merger agreement, see the sections entitled “The Merger” and “Proposal Number 1: Approval of Issuance of Common Stock.”

•	At the closing, the current Diamond stockholders are currently expected to receive an aggregate of approximately 34,675,385 shares of HGV common stock (based on calculations as of May 20, 2021),

subject to certain adjustments. As a result, based on Diamond’s current capitalization, Diamond stockholders are expected to receive approximately 0.320 shares of HGV common stock for each share of Diamond common stock (based on calculations as of May 20, 2021). The HGV board of directors recommends stockholders approve the issuance of stock to Diamond stockholders. For more information about the effects of the merger, see the sections entitled “The Merger — Consideration to be Paid in the Merger by HGV to Diamond Stockholders” and “Proposal Number 1: Approval of Issuance of Common Stock.”

•

Upon completion of the merger, HGV’s board of directors will expand from its current size of seven members to nine members. All seven members of HGV’s current board of directors prior to the merger will remain on HGV’s board of directors following the merger, and, pursuant to the stockholders agreement, two new members designated by the Apollo Investors will be appointed to HGV’s board of directors at the effective time of the merger. For more information about our board of directors following the merger, and for more information about the stockholders agreement, see the sections entitled “The Merger — Our Board of Directors Following the Merger” and “Other Agreements — Stockholders Agreement.”

•

Unless waived by the parties to the merger agreement, the closing is subject to a number of conditions set forth in the merger agreement, including, among others, receipt of the requisite stockholder approval of the stock issuance proposal. For more information about the closing conditions to the merger, and the requisite stockholder approval required for the merger to occur, see the sections entitled “The Merger Agreement — Conditions to Completion of the Merger” and “Questions and Answers About the Transactions and Special Meeting — What vote is required to approve each proposal and how are abstentions, failures to vote and broker non-votes treated?”

•

The merger agreement may be terminated at any time prior to the consummation of the merger upon mutual agreement of the parties thereto, or for other reasons in specified circumstances. For more information about the termination rights under the merger agreement, see the section entitled “The Merger Agreement — Termination of the Merger Agreement.”

•	The merger agreement and transactions contemplated thereby involve numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

•

The HGV Board considered various factors in determining whether to approve the merger agreement. For more information about the HGV Board’s decision-making process, see the sections entitled “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” and “The Merger — Opinion of Our Financial Advisor.”

•

In addition to voting on the stock issuance proposal, at the special meeting, HGV stockholders will also be asked to vote on the approval of the compensation proposal. For more information about the compensation proposal, see the section entitled “Proposal Number 2: Compensation Proposal.”

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND SPECIAL MEETING

The following are brief answers to certain questions that you may have about the proposals being considered at the special meeting of our stockholders, which we refer to as the “special meeting.” We urge you to carefully read this entire proxy statement, including its Annexes, and the other documents to which this proxy statement refers or incorporates by reference, because this section does not provide all of the information that might be important to you. Also see the section entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 152 of this proxy statement.

Q:	What is the proposed transaction?

A:

On March 10, 2021, we, HGV Borrower, Diamond, the Apollo Investors, and the other stockholders of Diamond entered into the merger agreement, a copy of which is included as Annex A to this proxy statement. The merger agreement provides that we will acquire Diamond in a series of transactions (the “merger”). After the completion of the merger, Diamond will cease to exist as a separate company and all of its assets and liabilities will be assumed by HGV Borrower, the surviving entity of the merger, and HGV Borrower will continue to be a wholly-owned subsidiary of HGV.

If the merger is completed, the Diamond stockholders are currently expected to receive an aggregate of approximately 34,675,385 shares (based on calculations as of May 20, 2021) of our common stock par value $0.01 per share (“our common stock”), subject to certain adjustments as a result of changes in certain liabilities and other items between signing and closing. As a result, based on Diamond’s current capitalization, Diamond stockholders are expected to receive approximately 0.320 shares of our common stock (based on calculations as of May 20, 2021) for each share of Diamond Class A common stock, par value $0.01 per share (“Diamond common stock”), other than Appraisal Shares (as defined in the merger agreement), treasury shares and shares owned directly or indirectly by Diamond, that they own immediately before the merger, subject to adjustment as a result of changes in certain liabilities and other items between signing and closing of the merger in accordance with the terms of the merger agreement (such ratio, the “exchange ratio”), plus cash for any fractional shares, without interest.

Q:	Why am I receiving this proxy statement?

A:

You are receiving this proxy statement because you are a stockholder of record of HGV on the record date. This proxy statement serves as the proxy statement through which we will solicit proxies to obtain the necessary stockholder approval for the proposed issuance of our common stock to Diamond stockholders in connection with the merger. The merger itself does not require any HGV stockholder approval.

The Diamond stockholders have already approved the merger agreement and the merger, pursuant to a written consent dated March 10, 2021. Accordingly, there will not be a separate meeting for Diamond stockholders. In addition, Diamond does not file reports with the SEC nor is its common stock publicly traded on any exchange.

This proxy statement, including its Annexes, contains and incorporates by reference important information about us and Diamond, the merger and the special meeting. You should read all the available information carefully and in its entirety.

Your vote is important. We encourage you to vote as soon as possible.

Q:	When and where will the special meeting be held?

A:	The special meeting will be held at • , • , • , on • , 2021 • at • a.m., Eastern time.

Q:	Who is entitled to vote at the special meeting?

A:

Only holders of record of outstanding shares of our common stock as of the close of business on • , 2021, which we refer to as the record date, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting.

Q:	What constitutes a quorum at the special meeting?

A:

In accordance with Delaware law (the law under which we are incorporated) and our bylaws, the presence of the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, is required to constitute a quorum for the transaction of business at the special meeting. If a quorum is not present, or if there are not sufficient votes at the time of the special meeting to approve the stock issuance proposal, the special meeting may be adjourned to allow more time for obtaining additional proxies or votes without further notice other than by announcement of the time and place of the adjourned meeting at the special meeting, unless the adjournment is for more than thirty days in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting. If after the adjournment, a new record date for stockholders entitled to vote is fixed for the adjourned meeting, our board of directors will fix a new record date for notice of such adjourned meeting and will give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn before the adjourned meeting.

Abstentions (shares of our common stock for which proxies have been received but for which the holders have abstained from voting) will be included in the calculation of the number of shares of our common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes will not be included in the calculation of the number of shares of our common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Q:	How do I vote my shares of common stock?

A:

If you are a stockholder of record on the record date, you may vote in person by attending the special meeting, or, to ensure your shares are represented at the special meeting, in advance of the special meeting you may authorize a proxy to vote by:

•	accessing the internet website specified on your proxy card and following the on-screen instructions;

•	calling the toll-free number specified on your proxy card; or

•	signing, dating and mailing your proxy card in the postage-paid envelope provided.

If you are a beneficial owner who holds shares of our common stock in “street name” through a stock brokerage account or through a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented at the special meeting. Beneficial owners may vote at the special meeting only if they obtain a legal proxy from their bank, broker or other nominee before the special meeting.

Q:	How does our board of directors recommend that I vote?

A:

Our board of directors, after careful consideration of the various factors described under “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 55 of this proxy statement, at a meeting held on March 8, 2021, unanimously determined that the merger agreement, the issuance of shares of our common stock in the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of us and our stockholders, authorized and approved the merger agreement, the issuance of shares of our common stock in the merger, and the other transactions contemplated thereby by a unanimous vote, and adopted resolutions directing that the stock issuance proposal be submitted to our stockholders for their consideration and approval.

Accordingly, our board of directors unanimously recommends that our common stockholders vote “FOR” the stock issuance proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

In relation to the compensation proposal, except with respect to our Executive Vice President and Chief Marketing Officer, we do not intend to terminate any of our executive officers in connection with the merger and, accordingly, we do not anticipate making any change in control payments, accelerated vesting or benefit enhancements to our other named executive officers as a result of the merger.

Q:	What vote is required to approve each proposal and how are abstentions, failures to vote and broker non-votes treated?

A:

The approval of the stock issuance proposal and the compensation proposal requires the affirmative vote of the holders of a majority of the votes cast and entitled to vote on each proposal. The approval of the adjournment proposal, if necessary or appropriate, requires the affirmative vote of the stockholders of a majority in voting power present if a quorum is not present or, if a quorum is present, the affirmative vote of the holders of a majority of the votes cast. Abstentions, failures to vote and broker non-votes, if any, will have no effect on the outcome of the stock issuance proposal, compensation proposal or the adjournment proposal.

Q:	My shares are held in “street name” by my bank, broker or other nominee. Will my bank, broker or other nominee automatically vote my shares for me?

A:

No. If your shares are held in the name of a bank, broker or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this proxy statement has been forwarded to you by your bank, broker or other nominee. As the beneficial holder, unless your bank, broker or other nominee has discretionary authority over your shares, you generally have the right to direct your bank, broker or other nominee as to how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority. This is often called a “broker non-vote.” With respect to the special meeting, your bank, broker or other nominee does not have discretionary authority to vote on the stock issuance proposal, the compensation proposal or the adjournment proposal.

You should therefore provide your bank, broker or other nominee with instructions as to how to vote your shares of our common stock.

Please follow the voting instructions provided by your bank, broker or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to us or by voting in person at the special meeting unless you first obtain a legal proxy from your bank, broker or other nominee.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you properly complete and sign your proxy card but do not indicate how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your proxy will be voted as our board of directors recommends and, therefore, will be voted “FOR” each of the proposals being submitted to a vote of our common stockholders at the special meeting.

Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:	Yes, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you can do this in one of three ways.

•	you can grant a new, valid proxy bearing a later date, including by telephone or through the internet before the closing of those voting facilities at • on • , 2021;

•

you can send a signed notice of revocation to Hilton Grand Vacations Inc., 5323 Millenia Lakes Boulevard, Suite 120, Orlando, Florida 32839, Attention: Corporate Secretary, which must be received prior to • on •  , 2021; or

•

you can attend and vote at the special meeting, which will automatically cancel any proxy previously given. Simply attending the special meeting without voting at the special meeting will not revoke any proxy that you have previously given or otherwise change your vote.

If you have submitted a proxy for your shares by telephone or via the internet, you may revoke your prior telephone or internet proxy by any manner described above.

If you are a “beneficial holder” who holds shares of our common stock in “street name,” you must contact your bank, broker or other nominee to change your vote.

Q:	Do I need to do anything with my shares of common stock other than voting for the proposals at the special meeting?

A:	No. If the merger is consummated, you are not required to take any action with respect to your shares of our common stock.

Q:	Do I have appraisal rights?

A:	No. You, as an HGV stockholder, do not have appraisal rights as a result of the merger.

Q:	How will HGV stockholders be affected by the merger?

A:

Upon completion of the merger, each HGV stockholder will hold the same number of shares of our common stock that such stockholder held immediately prior to completion of the merger. As a result of the merger, our stockholders will own shares in a larger company with more assets. However, because HGV will be issuing additional shares of our common stock to Diamond stockholders in exchange for their shares of Diamond common stock, each outstanding share of our common stock immediately prior to the merger will represent a smaller percentage of the aggregate number of shares of our common stock outstanding after the merger. Our common stock will continue to be traded on the New York Stock Exchange (“NYSE”) following consummation of the merger.

Q:	When does HGV expect to complete the merger?

A:

We are currently expecting to complete the merger in the summer of 2021. However, we cannot predict the actual date on which the merger will be completed, nor can we assure you that the merger will be completed, because completion is subject to conditions beyond either company’s control. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 99 of this proxy statement.

Q:	What happens if the merger is not completed?

A:

If the stock issuance proposal is not approved by our stockholders or the merger is not completed for any other reason, Diamond’s stockholders will not receive any payment for shares of Diamond common stock that they own. Instead, we will not issue any shares of our common stock as contemplated by the merger agreement, we will continue to conduct our operations as currently conducted, and Diamond will remain an independent company.

Under specified circumstances, we may be required to pay a termination fee upon termination of the merger agreement, as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 101 of this proxy statement.

Q:	Who will own HGV immediately following the merger?

A:

We estimate that, upon completion of the merger, our stockholders as of immediately prior to the merger will own approximately 72% and Diamond stockholders will own approximately 28% of our total outstanding shares of common stock.

Q:	What are the material U.S. federal income tax consequences of the merger to HGV stockholders?

A:	Holders of our common stock will not recognize any gain or loss as a result of the merger related to their ownership of our common stock.

Q:	Who can help answer my questions?

A:

If you have questions about the merger, the other matters to be voted on at the special meeting or how to submit a proxy, or if you desire additional copies of this proxy statement or additional proxy cards, you should contact Okapi Partners LLC, our proxy solicitor, at:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and brokers call: +1-212-297-0720

Stockholders and all others call toll-free: (888) 785-6707

Email: info@okapipartners.com

SUMMARY

This summary highlights selected information contained in this proxy statement and does not contain all the information that may be important to you. We urge you to carefully read this proxy statement in its entirety, as well as the Annexes. Additional, important information is also contained in the documents incorporated by reference into this proxy statement; see the section entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 152 of this proxy statement.

The Parties

Hilton Grand Vacations

Hilton Grand Vacations Inc., a Delaware corporation, is a timeshare company that markets and sells vacation ownership intervals (“VOIs”), manages resorts in top leisure and urban destinations, and operates a points-based vacation club. As of March 31, 2021, we had 62 properties, representing 499,616 VOIs, that are primarily located in vacation destinations such as Orlando, Las Vegas, the Hawaiian Islands, New York City, Washington D.C., South Carolina, Barbados and Mexico and feature spacious, condominium-style accommodations with superior amenities and quality service. As of March 31, 2021, we had approximately 330,000 Hilton Grand Vacations Club and Hilton Club (collectively the “Club”) members. Club members have the flexibility to exchange their VOIs for stays at any HGV resort or any property in the Hilton Worldwide Holdings, Inc. (“Hilton”) system of 18 industry-leading brands across more than 6,500 properties, as well as numerous experiential vacation options, such as cruises and guided tours.

We operate our business across two segments: real estate sales and financing and resort operations and club management. Our real estate sales and financing segment primarily generates revenue from VOI sales and consumer financing in connection with such sales, and our resort operations and club management segment primarily generates revenue from resort management, Club management and transient rental of available VOI inventory.

On January 3, 2017, Hilton completed a tax-free spin-off of HGV and Park Hotels & Resorts Inc. As a result of the spin-off, HGV became an independent publicly-traded company. Our common stock is listed on the NYSE under the symbol “HGV.”

Our executive offices are located at 5323 Millenia Lakes Boulevard, Suite 120, Orlando, Florida 32839 and our telephone number is (407) 613-3100.

This proxy statement incorporates important business and financial information about us from other documents that are incorporated by reference. See the section entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 152 of this proxy statement.

HGV Borrower

Hilton Grand Vacations Borrower LLC is a wholly-owned subsidiary through which we indirectly own all of our assets and conduct substantially all of our business. HGV Borrower, together with other subsidiaries, are also issuers and guarantors of our outstanding senior unsecured notes and other borrowings. HGV Borrower is a party to the merger agreement and will be the surviving entity after its merger with Diamond and will be the subsidiary through which we will own all of Diamond’s assets and operate all of Diamond’s business immediately after the merger. HGV Borrower’s executive offices are located at 5323 Millenia Lakes Boulevard, Suite 120, Orlando, Florida 32839 and its telephone number is (407) 613-3100.

Diamond Resorts International, Inc.

Diamond Resorts International, Inc. and its subsidiaries, including Diamond Resorts Corporation (collectively, “DRI”), are a global leader in the hospitality industry and the largest, independent-branded vacation ownership company that markets and sells vacation ownership interests (“Vacation Interests or “VOIs”), manages resorts and multi-resort trusts (the “Diamond Collections”) in key vacation destinations, and operates points-based vacation clubs. As of March 31, 2021, DRI’s portfolio consists of 110 properties (the “Portfolio Properties”) it manages, or included in one of its Diamond Collections, representing approximately 14,198 units. In addition, DRI’s global resort network includes 229 affiliated resorts and hotels (which DRI does not manage and do not carry its brand, but are a part of DRI’s exchange network). Through its innovative and extensive distribution network, DRI sells a points-based Vacation Interests product, which allows its owners to travel to 339 vacation destinations located in 34 countries throughout the world, including key leisure destinations such as Orlando, Las Vegas, the Hawaiian Islands, Mexico, and Europe.

DRI’s operations consist of two interrelated businesses: (i) Vacation Interest sales and financing, which includes the marketing and sale of Vacation Interests and consumer financing for purchasers of Vacation Interests and (ii) hospitality and management services, which includes management of resort properties and trusts, operation of its vacation programs and resort amenities, and the provision of other hospitality and management services.

DRI’s principal executive offices are located at 10600 West Charleston Boulevard, Las Vegas, Nevada 89135 and its telephone number is (702) 684-8000.

Dakota Holdings, Inc.

Dakota Holdings, Inc., a Delaware corporation, is the parent company of DRI and is controlled by investment funds and vehicles managed by affiliates of Apollo Global Management, Inc. Its principal executive offices are located at 10600 West Charleston Boulevard, Las Vegas, Nevada 89135 and its telephone number is (702) 684-8000.

Apollo Global Management, Inc.

Founded in 1990, Apollo Global Management, Inc. (“Apollo”) is a leading global alternative investment manager with offices in New York, Los Angeles, San Diego, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong, Shanghai and Tokyo. Apollo had assets under management of approximately $461.1 billion as of March 31, 2021 in credit, private equity and real assets funds invested across a core group of nine industries where Apollo has considerable knowledge and resources.

Apollo’s principal executive offices are located at 9 West 57th Street, New York, New York 10019 and its telephone number is (212) 513-3200.

The Merger

The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement and in accordance with the Delaware General Corporation Law (“DGCL”), Diamond will be merged with and into HGV Borrower, with HGV Borrower surviving the merger.

As a result of the merger, HGV Borrower will remain a wholly-owned subsidiary of HGV, Diamond will cease to exist as a separate company, and all of the assets and liabilities of Diamond will be assumed by HGV Borrower.

A copy of the merger agreement is attached as Annex A to this proxy statement and is incorporated by reference herein. Please carefully read the merger agreement as it is the legal document that governs the merger. For more information on the merger and the merger agreement, see the section entitled “The Merger Agreement” beginning on page 82 of this proxy statement.

Consideration to be Paid in the Merger by HGV to Diamond Stockholders

Pursuant to the merger agreement, upon completion of the merger, among other things:

(1) each share of Diamond common stock issued and outstanding immediately prior to the effective time of the merger (the “effective time”), other than Appraisal Shares (as defined in the merger agreement), treasury shares, and shares owned directly or indirectly by Diamond, will cease to be outstanding, shall automatically be cancelled and cease to exist, and each holder thereof shall have the right to receive a number of shares of our common stock and/or cash in lieu of any fractional shares of our common stock (the “merger consideration”), calculated in the manner set forth in the merger agreement and allocated among the various sellers based on their respective ownership interests in Diamond in accordance with the merger agreement;

(2) each option to purchase Diamond common stock (each, a “Diamond option”) outstanding immediately prior to the effective time having an exercise price per share immediately prior to the effective time that is less than the product of (i) the exchange ratio, multiplied by (ii) the number equal to the VWAP for the ten consecutive trading days immediately preceding the Closing Date (the “HGV stock value”) (each, an “in-the-money option”), whether vested or unvested, will automatically cease to be outstanding and be converted into and exchanged for the right to receive, without any interest thereon, a number of shares of our common stock and/or cash in lieu of any fractional shares of our common stock equal to (x) (1) the product of (A) the number of shares of Diamond common stock subject to such in-the-money option (assuming full satisfaction of any performance-vesting conditions applicable to such in-the-money option), multiplied by (B) the exchange ratio and multiplied by (C) the HGV stock value minus (2) the aggregate exercise price of such in-the-money option, minus (3) an amount equal to the tax withholding obligation that would be withheld pursuant to Section 3.5 of the merger agreement with respect to the payment to the holder of such in-the-money options of an amount equal to the preceding clause (1) minus the preceding clause (2), divided by (y) the HGV stock value (the “option consideration”); and

(3) all Diamond options outstanding immediately prior to the effective time that are not in-the-money options will (i) to the extent not then vested, become fully vested as of immediately prior to the effective time (assuming full satisfaction of any performance-vesting conditions applicable to such Diamond option) and (ii) automatically be cancelled and terminated at the effective time without payment therefor, and, to such extent, will have no further force or effect.

The rights of Diamond stockholders and Diamond option holders who receive shares of our common stock as the merger consideration or the option consideration, as applicable, will, after the merger, be governed by our current certificate of incorporation and our current bylaws. The rights of our current stockholders will continue to be governed by our current certificate of incorporation and our current bylaws. Neither our certificate of incorporation nor our bylaws are being amended in connection with the merger.

Recommendation of Our Board of Directors

Our board of directors, after careful consideration of the various factors described under “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 55 of this proxy statement, at a meeting held on March 8, 2021, unanimously determined that the merger agreement, the issuance of shares of our common stock in the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of us and our stockholders, authorized and approved the merger agreement, the issuance of shares of our common stock in the merger, and the other transactions contemplated thereby by a unanimous vote, and adopted resolutions directing that the stock issuance proposal be submitted to our stockholders for their consideration and approval.

In evaluating the merger, our board of directors consulted with and received the advice of our outside legal and financial advisors, held discussions with our management and considered a number of factors that it believed supported its decision to approve us entering into the merger agreement and the issuance of shares of our common stock in the merger. These factors included, but were not limited to, those listed in “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 55 of this proxy statement.

Accordingly, our board of directors unanimously recommends that you vote “FOR” the stock issuance proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

In relation to the compensation proposal, except with respect to our Executive Vice President and Chief Marketing Officer, we do not intend to terminate any of our executive officers in connection with the merger and, accordingly, we do not anticipate making any change in control payments, accelerated vesting or benefit enhancements to our other named executive officers as a result of the merger.

Opinion of Our Financial Advisor

We retained BofA Securities, Inc. (“BofA Securities”) to act as our financial advisor in connection with the merger based on its qualifications, expertise and reputation, and its knowledge of our business and affairs and familiarity with us and the industry in which we operate. Among other experiences, BofA Securities has significant hospitality, gaming and real estate M&A and capital markets experience. At the meeting of our board of directors on March 8, 2021, BofA Securities rendered its oral opinion to our board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration to be paid by us in the merger was fair, from a financial point of view, to us.

On March 9, 2021, BofA Securities delivered to our board of directors a written opinion, dated March 9, 2021, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to HGV. The full text of the written opinion, dated March 9, 2021, of BofA Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. BofA Securities provided its opinion to our board of directors (in its capacity as such) for the benefit and use of HGV’s board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Securities’ opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to us or in which we might engage or as to the underlying business decision of HGV to proceed with or effect the merger. BofA Securities’ opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the stock issuance proposal or any related matter.

For more information, see the section entitled “The Merger—Opinion of Our Financial Advisor” on page 59 of this proxy statement and Annex B to this proxy statement.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors to vote “FOR” the stock issuance proposal, you should be aware that certain members of our board of directors and certain of our executive officers may have interests in the merger that may be in addition to, or different from, your interests as an HGV stockholder. These interests may create the appearance of conflicts of interest. Our board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decision to approve the merger agreement, the merger, and the common stock issuance.

Each of the current members of our board of directors will continue as a director, and each of the current members of our senior management team will continue as an executive officer following the completion of the merger, and will hold office from and after the completion of the merger until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement or removal, other than the previously announced separation of our Executive Vice President and Chief Marketing Officer, which is anticipated to be effective after the closing of the merger.

For a more complete discussion of the interests of our directors and executive officers in the merger, see the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 73 of this proxy statement.

Our Board of Directors Following the Merger

Upon the effective time of the merger, our board of directors will expand from its current size of seven members to nine members. All seven members of our current board of directors prior to the merger will remain on our board of directors following the merger, and, pursuant to the stockholders agreement, two new members designated by the Apollo Investors will be appointed to our board of directors at the effective time of the merger.

For a more complete discussion of our board of directors after the merger, see the section entitled “Other Agreements—Stockholders Agreement” beginning on page 103 of this proxy statement.

Treatment of Diamond Equity-Based Awards

Each in-the-money option, whether vested or unvested, will automatically cease to be outstanding and be converted into and exchanged for the right to receive, without any interest thereon, a number of shares of our common stock and/or cash in lieu of any fractional shares of our common stock equal to the option consideration (assuming full satisfaction of any performance-vesting conditions applicable to such in-the-money option).

All Diamond options outstanding immediately prior to the effective time that are not in-the-money options will (i) to the extent not then vested, become fully vested as of immediately prior to the effective time (assuming full satisfaction of any performance-vesting conditions applicable to such option) and (ii) automatically be cancelled and terminated at the effective time without payment therefor, and, to such extent, will have no further force or effect.

Regulatory Clearances Required for the Merger

The merger is subject to (i) the requirements of the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), which prevents us and Diamond from completing the merger until the applicable waiting period under the HSR Act is terminated or expires, (ii) the Mexican Federal Economic Competition Law, which prevents us and Diamond from completing the merger until they have received approval from the Mexican Federal Economic Competition Commission (“COFECE”) and (iii) the Austrian Cartel Act and the Competition Act, which requires certain transactions to be approved by the Bundeswettbewerbsbehörde (“BWB”), or the Federal Competition Authority, before they can be completed.

We and Diamond filed the Notification and Report Forms with the Antitrust Division of the Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) on March 29, 2021 and the other Apollo Investors completed their respective filings on March 30, 2021. The respective waiting periods under the HSR Act expired on April 28, 2021 and April 29, 2021.

We, Diamond and the Apollo Investors filed a formal notification to COFECE of the merger on April 9, 2021 and expect that COFECE will unanimously and unconditionally approve the merger in the second or third quarter of 2021. We and Diamond filed a formal notification to the BWB of the merger on April 9, 2021 and received formal notice of unconditional clearance on May 10, 2021.

We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not succeed.

Expected Timing of the Merger

We are currently anticipating completing the merger during the summer of 2021. However, as the merger is subject to the satisfaction or waiver of conditions described in the merger agreement, it is possible that factors outside our and Diamond’s control could result in the merger being completed at an earlier time, a later time or not at all.

Conditions to Completion of the Merger

The respective obligations of HGV, Diamond and each seller to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•	the approval of the stock issuance proposal by the affirmative vote of a majority of the votes cast by holders of our common stock at a stockholders’ meeting duly called and held for such purpose;

•	the termination or expiration of any applicable waiting period under the HSR Act;

•

the receipt of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, the COFECE under the Mexican Federal Economic Competition Law and the Federal Competition Authority under the Austrian Cartel Act and the Competition Act;

•	the absence of any judgment, order, law or other legal restraint by a court or other governmental entity of competent jurisdiction that prevents the consummation of the merger; and

•	the approval for listing by the NYSE of the shares of our common stock issuable in connection with the merger.

Our obligation to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Diamond related to its capital structure being true and correct in all respects both when made and as of the closing date, which will be the third business day after all conditions to the completion of the merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver thereof at the closing), unless we and Diamond mutually agree in writing to a different date (subject to extension under certain circumstances, the “Closing Date”) (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except, in each case, for de minimis inaccuracies;

•

certain representations and warranties of Diamond relating to organization, standing, corporate power, authority, inapplicability of state anti-takeover statutes, the recommendation of Diamond’s board of directors, the vote required by Diamond’s stockholders, brokers, its wholly-owned subsidiaries party to the merger agreement and dedicated inventory being true and correct in all material respects both when made and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date);

•

each other representation and warranty of Diamond being true and correct both when made and as of the Closing Date (except to the extent such representations and warranties relate to a specific date in which case such representations and warranties must be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “material adverse effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a material adverse effect on Diamond;

•	certain ancillary agreements having been delivered and not having been rescinded or repudiated by certain parties thereto;

•

Diamond and each seller having performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by it under the merger agreement;

•	the absence of a material adverse effect on Diamond having occurred and continuing; and

•	the receipt of an officer’s certificate executed by an authorized officer of Diamond certifying that certain conditions have been satisfied.

The obligations of Diamond and each seller to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of HGV related to its capital structure being true and correct in all respects both when made and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except, in each case, for de minimis inaccuracies;

•

certain representations and warranties of HGV relating to organization, standing, corporate power, authority, the shares of its common stock issuable in the merger, inapplicability of state anti-takeover statutes, brokers and its wholly-owned subsidiaries party to the merger agreement being true and correct in all material respects both when made and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date);

•

each other representation and warranty of HGV being true and correct both when made and as of the Closing Date (except to the extent such representations and warranties relate to a specific date in which case such representations and warranties must be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “material adverse effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a material adverse effect on HGV;

•	certain ancillary agreements having been delivered and not having been rescinded or repudiated by certain parties thereto;

•	HGV having performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by it under the merger agreement;

•	the absence of a material adverse effect on HGV having occurred and continuing; and

•	the receipt of an officer’s certificate executed by an authorized officer of HGV certifying that certain conditions have been satisfied.

Additionally, our obligation to complete the merger is subject to the satisfaction or waiver of conditions relating to the absence of defaults under Diamond’s unsecured notes and the absence of defaults and sufficient availability under Diamond’s warehouse facilities immediately after giving effect to the transactions contemplated by the merger agreement.

For more information about conditions to the completion of the merger and a complete list of such conditions, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 99 of this proxy statement.

Termination of the Merger Agreement

The merger agreement contains certain customary termination rights for HGV and Diamond. The parties may mutually agree to terminate the merger agreement before completing the merger.

In addition, we or Diamond may terminate the merger agreement:

•	if the merger is not consummated by September 10, 2021 (the “termination date”), subject to extension to December 9, 2021 under certain circumstances;

•	if any law or order prohibiting the merger has become final and non-appealable;

•

if the other party has breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (a) would give rise to the failure of the applicable condition to consummate the closing of the merger and (b) is incapable of being cured by such party or is not cured by the earlier of (x) twenty days following delivery of written notice of such breach to such other party and (y) the termination date; provided, that such termination right shall not be available if such party is then in breach of any of its representations, warranties or covenants contained in the merger agreement and such breach would give rise to the failure of the applicable condition to consummate the closing of the merger; or

•

if we hold a stockholders meeting for the purpose of obtaining approval of the stock issuance proposal and our stockholders vote on the stock issuance proposal and approval thereof is not obtained in such vote.

In addition, Diamond may terminate the merger agreement:

•

if (a) the closing of the merger is required to occur pursuant to the merger agreement, (b) all of the closing conditions set forth in the merger agreement continue to be met, (c) we fail to close the transaction when required pursuant to the merger agreement and (d) Diamond and the sellers stand ready, willing and able to consummate the closing; or

•

if, prior to the time our stockholder approval is obtained, our board of directors has withdrawn, modified or qualified its recommendation in favor of the stock issuance proposal as a result of an Intervening Event (as defined in the merger agreement), and reasonably determines in good faith, after consultation with outside counsel, that failure to do so would violate its fiduciary obligations under applicable law.

See the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 100 of this proxy statement for a discussion of these and other rights of each of HGV and Diamond to terminate the merger agreement.

Termination Fees and Expenses

Generally, each party is required to pay all fees and expenses incurred by it in connection with the transactions contemplated by the merger agreement. However, the merger agreement provides that, upon termination of the merger agreement under certain circumstances, we may be obligated to pay Diamond a termination fee of (i) $44.1 million in the event the HGV board of directors has withdrawn, modified or qualified its recommendation in favor of the stock issuance proposal, and, at the time of such termination, our stockholders have not approved the stock issuance proposal, or (ii) $73.5 million in the event the closing of the merger is required to occur pursuant to the merger agreement, all of the closing conditions set forth in the merger agreement continue to be met, we fail to close the transaction when required by the merger agreement (including by reason of a financing failure) and Diamond and the sellers stand ready, willing and able to consummate the closing. The merger agreement further provides that, with respect to certain fees incurred by or on behalf of Diamond in connection with obtaining certain consents pursuant to the merger agreement, including Diamond’s warehouse facilities, HGV, on the one hand, and the sellers, on the other hand, will each bear 50% of such costs.

See the section entitled “The Merger Agreement—Termination Fees and Expenses” beginning on page 101 of this proxy statement for a more complete discussion of the circumstances under which termination fees will be required to be paid.

No Rights of Appraisal for HGV Stockholders

Current holders of shares of our common stock will not have any rights of appraisal as a result of the merger.

Listing of Shares of Our Common Stock

Application will be made to the NYSE to have the shares of our common stock issued in connection with the merger approved for listing on the NYSE, where shares of our common stock are currently traded under the symbol “HGV.” For more information on the listing of shares of our common stock, see the section entitled “The Merger—NYSE Market Listing of Our Common Stock” beginning on page 77 of this proxy statement.

The Special Meeting

Date, Time and Place

The special meeting will be held at • , • , • , on • , 2021 at •  a.m., Eastern time.

Purpose

At the special meeting, and any adjournments or postponements thereof, you will be asked to consider and vote on:

•	the stock issuance proposal;

•	the compensation proposal; and

•	the adjournment proposal, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the stock issuance proposal.

Record Date; Stockholders Entitled to Vote

Only holders of record of our common stock at the close of business on • , 2021, the record date for the special meeting (the “record date”), will be entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement thereof. At the close of business on the record date, • shares of our common stock were issued and outstanding and held by • holders of record.

Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on each proposal. A list of the names of our stockholders of record will be open to the examination by any stockholder for any purpose germane to the special meeting for ten days before the special meeting during regular business hours at our headquarters, 5323 Millenia Lakes Boulevard, Suite 120, Orlando, Florida 32839 . Our stockholder list will also be available at the special meeting for examination by any stockholder present at such meeting.

Quorum

No business may be transacted at the special meeting unless a quorum is present. The presence of the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, is required to constitute a quorum for the transaction of business at the special meeting. If a quorum is not present, or if there are not sufficient votes at the time of the special meeting to approve the stock issuance proposal, the special meeting may be adjourned to allow more time for obtaining additional proxies or votes. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn before the adjourned meeting.

Abstentions (shares of our common stock for which proxies have been received but for which the holders have abstained from voting) will be included in the calculation of the number of shares of our common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes will not be included in the calculation of the number of shares of our common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Required Vote; Failure to Vote, Broker Non-Votes and Abstentions

The approval of the stock issuance proposal and the compensation proposal requires the affirmative vote of the holders of a majority of the votes cast. The approval of the adjournment proposal, if necessary or appropriate, requires the affirmative vote of the stockholders of a majority in voting power present if a quorum is not present, or, if a quorum is present, the affirmative vote of the holders of a majority of the votes cast. Abstentions, failures to vote and broker non-votes, if any, will have no effect on the outcome of the stock issuance proposal, the compensation proposal or the adjournment proposal.

Voting by Our Directors and Executive Officers

As of the close of business on the record date, directors and executive officers of HGV and their affiliates were entitled to vote • shares of our common stock, or approximately • % of the shares of our common stock outstanding. HGV currently expects that our directors and executive officers will vote their shares in favor of each proposal being submitted to a vote of our stockholders at the special meeting, although none of them has entered into any agreement obligating them to do so.

For additional information about the special meeting, see the section entitled “The Special Meeting” beginning on page 37 of this proxy statement.

Description of Debt Financing

In connection with the merger, HGV intends to issue, or to cause one of its wholly-owned subsidiaries to issue, a combination of debt securities in a private offering, term loans and/or revolving loans. On March 25,

2021, HGV entered into an amended and restated commitment letter, which is referred to in this proxy statement as the “commitment letter”, with Bank of America, N.A., BofA Securities, Deutsche Bank Securities Inc., Deutsche Bank AG Cayman Islands Branch, Deutsche Bank AG New York Branch, Barclays Bank PLC, Credit Suisse AG, Cayman Islands Branch, Credit Suisse Loan Funding LLC, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, MUFG Bank, Ltd. and each of the other banks and lending institutions party thereto to provide (i) a $675.0 million senior unsecured bridge loan facility to the extent that HGV has not received $675.0 million of net cash proceeds from the issuance by HGV or one of its wholly-owned subsidiaries of debt securities in a private offering at or prior to completion of the merger, which is referred to in this proxy statement as the “bridge facility” and (ii) a $1.3 billion seven-year senior secured term loan facility, which is referred to in this proxy statement as the “term loan facility” and, together with the bridge facility is referred to in this proxy statement collectively as, the “facilities”, in each case, to fund the repayment of certain existing indebtedness of HGV and Diamond and to pay fees, commissions and expenses incurred in connection with the merger. Bank of America, N.A., Deutsche Bank AG Cayman Islands Branch, Deutsche Bank AG New York Branch, Barclays Bank PLC, Credit Suisse AG, Cayman Islands Branch, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, MUFG Bank, Ltd. Wells Fargo Bank, National Association, Citizens Bank, N.A., Fifth Third Bank, National Association, Regions Bank and Mizuho Bank, Ltd. each provided a commitment to fund loans under the facilities and are collectively referred to in this proxy statement as the “commitment parties.” The commitment parties’ obligation to fund the facilities is subject to several limited conditions as set forth in the commitment letter, including, among others, completion of the merger substantially concurrently with the funding of the facilities, the non-occurrence of a company material adverse effect (as defined in the merger agreement) on Diamond, the accuracy in all material respects of certain representations and warranties related to both HGV and Diamond, the delivery of certain financial statements of HGV and Diamond and other customary conditions.

On May 20, 2021, we priced an unregistered offering of $850 million in aggregate principal amount of 5.000% senior notes due 2029, which is expected to close on June 4, 2021, subject to customary closing conditions.

Securitization and Warehouse Facility

On the Closing Date, Diamond and its direct or indirect subsidiaries (the “Diamond Entities”) are required to have taken various actions with respect to their warehouse facilities. These include:

(a) obtaining commitments under the existing Deutsche Bank warehouse facility and Credit Suisse variable funding note facility of an aggregate amount of no less than $400,000,000 minus the proceeds of an asset-backed notes offering relating to a term securitization that is expected to occur in 2021, net of certain permitted amounts;

(b) with respect to Diamond’s existing Deutsche Bank warehouse facility obtaining all necessary consents, approvals, amendments and waivers necessary under the applicable warehouse commitment letter such that, immediately after giving effect to the transactions contemplated on the Closing Date (including the merger), no facility default shall occur under such facility;

(c) with respect to Diamond’s existing Credit Suisse warehouse facility and variable funding note facility, obtaining all necessary consents, approvals, amendments and waivers necessary such that, immediately after giving effect to the transactions contemplated on the Closing Date (including the merger), no facility defaults shall occur under such facilities;

(d) with respect to any other warehouse facilities that remain outstanding on or after the Closing Date, obtaining all necessary consents, approvals, amendments and waivers necessary such that, immediately after giving effect to the transactions contemplated on the Closing Date (including the merger), no facility default shall occur thereunder; and

(e) with respect to any warehouse facilities where the Diamond Entities have been unable to obtain all necessary consents, approvals, amendments and waivers necessary such that, immediately after giving effect to the transactions contemplated on the Closing Date (including the merger), no facility default shall occur thereunder, paying down, with prior notice to HGV, the outstanding loan balance to zero and terminating all outstanding obligations relating thereto so that each related transaction document is no longer in full force and effect.

Summary Consolidated Financial Data of Diamond

The following table presents a summary of Diamond’s selected historical financial data, which was derived from Diamond’s last five years of consolidated financial statements. This disclosure does not include the effects of the merger.

The selected historical financial data for each of the fiscal years ended December 31, 2020, December 31, 2019, and December 31, 2018 is derived from Diamond’s audited consolidated financial statements which are included in this proxy statement. The selected historical financial data for each of the fiscal years ended December 31, 2017, and December 31, 2016, is derived from Diamond’s audited consolidated financial statements for such years, which have not been incorporated by reference into this proxy statement.

Historical results are not necessarily indicative of the results that may be expected for any future period or any future date. Because this information is only a summary and does not provide all of the information contained in Diamond’s consolidated financial statements, including the related notes, this selected historical financial data should be read in conjunction with the related financial statements from which the data was derived.

	Three Months Ended March 31, 2021	Year Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017	September 2, 2016, through December 31, 2016	January 1, 2016, through September 1, 2016
		(in millions, except as otherwise noted)
Statement of Operations Data:
Revenues	$241.5	$789.0	$1,250.3	$1,154.1	$1,094.7	$378.4	$650.5
Net (loss) income	$(45.0)	$(284.6)	$(43.0)	$(159.5)	$186.6	$(36.2)	$93.8
Net (loss) income per share:
Basic	$(0.42)	$(2.68)	$(0.41)	$(1.51)	$1.76	$(0.34)	$1.35
Diluted	$(0.42)	$(2.68)	$(0.41)	$(1.51)	$1.76	$(0.34)	$1.30
Operating Data:
Number of Tours(1)	29,273	111,360	279,770	269,125	266,936	89,502	176,122
VPG ($ not in millions)(2)	$4,687	$4,266	$3,331	$3,162	$3,151	$3,321	$2,965

(1)	Represents the number of sales presentations at our sales centers during the period presented.
(2)	Volume per guest, or VPG, represents VOI sales divided by the total number of tours during the period presented.

	March 31, 2021	December 31, 2020	December 31, 2019	December 31, 2018	December 31, 2017	December 31, 2016
		(in millions)
Balance Sheet Data:
Cash and cash equivalents	$197.4	$226.2	$230.5	$151.1	$245.2	$66.0
Total assets	$4,278.4	$4,110.6	$4,568.1	$4,528.6	$4,596.8	$4,498.6
Corporate indebtedness, net	$1,927.7	$1,906.4	$1,904.0	$1,899.2	$1,704.1	$1,700.9
Total liabilities	$3,561.1	$3,347.9	$3,533.9	$3,456.5	$3,589.2	$3,492.1

Summary Consolidated Financial Data of HGV

The following table presents a summary of HGV’s selected historical financial data, which was derived from HGV’s last five years of consolidated financial statements. This disclosure does not include the effects of the merger.

The selected historical financial data for each of the fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018 is derived from HGV’s audited consolidated financial statements included in HGV’s Annual Report on Form 10-K filed on March 1, 2021. The selected historical financial data for each of the fiscal years ended December 31, 2017 and December 31, 2016 is derived from HGV’s audited consolidated financial statements for such years.

Historical results are not necessarily indicative of the results that may be expected for any future period or any future date. Because this information is only a summary and does not provide all of the information contained in HGV’s consolidated financial statements, including the related notes, this selected historical financial data should be read in conjunction with the related financial statements from which the data was derived.

	Three Months Ended	Year ended December 31,
($ in millions, except per share amounts)	March 31, 2021	2020	2019	2018	2017	2016
Statement of Operations Data:
Total revenues	$235	$894	$1,838	$1,999	$1,711	$1,583
Total operating expenses	234	1,139	1,523	1,565	1,374	1,260
Net (loss) income	(7)	(201)	216	298	327	168
(Loss) earnings per share(1)
Basic	$(0.08)	$(2.36)	$2.43	$3.07	$3.30	$1.70
Diluted	$(0.08)	$(2.36)	$2.42	$3.05	$3.28	$1.70

	March 31,	December 31,
($ in millions)	2021	2020	2019	2018	2017	2016
Balance Sheet Data:
Securitized timeshare financing receivables, net	$676	$742	$704	$617	$444	$244
Unsecuritized timeshare financing receivables, net	264	232	452	503	627	781
Total assets	3,114	3,134	3,079	2,753	2,384	2,180
Debt, net(2)	1,156	1,159	828	604	482	490
Non-recourse debt, net(2)	698	766	747	759	583	694
Total liabilities	2,745	2,760	2,509	2,137	1,866	2,013

(1)

For periods ending prior to the spin-off on January 3, 2017, basic and diluted earnings per share was calculated based on shares distributed our shareholders on January 3, 2017. See Note 20: (Loss) Earnings Per Share in our audited consolidated financial statements included in Item 8 of the Annual Report on Form 10-K for further discussion.

(2)	Amounts are net of deferred financing costs.

Summary Unaudited Pro Forma Condensed Combined Financial Information of HGV and Diamond

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) is presented to illustrate the estimated effects of the pending merger of HGV and Diamond, as further described in the notes to the unaudited pro forma condensed combined financial information appearing elsewhere in this proxy.

The summary pro forma data, which is preliminary in nature, has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy and the accompanying notes to the unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of each HGV, which are incorporated by reference into this proxy statement, and Diamond, which are included with this proxy statement. For more information, see “Where You Can Find More Information” and “Unaudited Condensed Combined Pro Forma Financial Information”.

The summary pro forma data has been presented in accordance with SEC Regulation S-X Article 11 for illustrative purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been consummated as of the dates indicated. In addition, the summary pro forma data does not purport to project the future financial position or operating results of the combined company.

	Three months ended March 31, 2021	Year ended December 31, 2021
(in millions, except per share data)
Unaudited Pro Forma Combined Statement of Operations Data:
Total revenues	$518	$1,837
Total operating expenses	544	2,405
Loss before income taxes	(66)	(700)
Net loss	(53)	(561)
Basic loss per share	$(0.44)	$(4.68)
Diluted loss per share	(0.44)	(4.68)

March 31, 2021
(in millions)
Unaudited Pro Forma Combined Balance Sheet Data:
Cash and cash equivalents	$260
Timeshare financing receivables, net	1,600
Goodwill	1,067
Total assets	8,225
Debt, net	2,963
Non-recourse debt, net	1,283

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement, including the matters addressed in the section entitled “Special Note About Forward-Looking Statements” beginning on page 35 of this proxy statement, you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of HGV and Diamond because those risks will also affect us on a combined basis after giving effect to the merger. Those risks that relate to us can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and any amendments thereto, as such risks may be updated or supplemented in our subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this proxy statement. You should also read and consider the other information in this proxy statement and the other documents incorporated by reference in this proxy statement. See the section entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 152 of this proxy statement. Finally, because Diamond is privately owned, it does not file SEC reports. Accordingly, included in the following risks are those that relate specifically to Diamond under “—Risks Related to Diamond.” Due to the fact that our and Diamond’s businesses are similar, Diamond is also subject to substantially all of the risks that are related to our business that are noted under “—Risks Related to Our Business.” When reviewing such risks related to our business, you should assume all such risks also relate to Diamond and its business and operations.

Risks Relating to the Merger

The exchange ratio will not be adjusted for changes in our stock price.

The calculation of the exchange ratio is pre-determined such that each share of Diamond common stock (other than Appraisal Shares (as defined in the merger agreement), treasury shares, and shares owned directly or indirectly by Diamond) is currently expected to be converted into the right to receive 0.320 shares of our common stock in connection with the merger (based on calculations as of May 20, 2021), subject to certain adjustments as a result of changes in certain liabilities and other items between signing and closing of the merger. This exchange ratio will not be adjusted for changes in the market price of our common stock between the date of signing the merger agreement and completion of the merger.

Changes in the price of our common stock before the closing of the merger will affect the market value of our common stock that Diamond common stockholders will receive at the closing of the merger. The price of our common stock at the closing of the merger may vary from their prices on the date the merger agreement was executed, on the date of this proxy statement and on the date of the special meeting. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of our common stock during the period from March 9, 2021, the last trading day before public announcement of the merger agreement, through • , 2021, the latest practicable trading date before the date of this proxy statement, the exchange ratio represented a value ranging from a high of $ • to a low of $ • for each share of Diamond common stock, as determined by reference to the value of merger consideration to be received for each share of Diamond common stock in the merger.

These variations could result from changes in the business, operations or prospects of Diamond or HGV before or following the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond our and Diamond’s control. The merger may be completed a considerable period after the date of the special meeting. Therefore, at the time of the special meeting, stockholders will not know with certainty the value of the shares of our common stock that will be issued upon completion of the merger.

We are subject to various uncertainties and contractual restrictions, including pending litigation and the risk of additional litigation, while the merger is pending, which may cause disruption and may make it more difficult to maintain relationships with employees, suppliers, vendors, customers or others.

Uncertainty about the effect of the merger on relationships with our employees, suppliers, vendors, customers, or others may have an adverse effect on us. Although we intend to take steps designed to reduce any adverse effects, these uncertainties may impair Diamond’s and our ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, and could cause suppliers, vendors, customers, and others that deal with us to seek to change, not renew or discontinue existing business relationships with us.

Employee retention and recruitment may be challenging before the completion of the merger, as employees and prospective employees may have uncertainty about their future roles with HGV after the merger. If, despite our retention and recruiting efforts, key employees depart or prospective key employees are unwilling to accept employment with us because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with us, our business could be adversely affected.

The pursuit of the merger and the preparation for the integration may place a significant burden on management and internal resources. The diversion of management’s attention away from day-to-day business concerns and any difficulties encountered in the transition and integration process could adversely affect our financial results.

In addition, the merger agreement restricts us and Diamond, without the other party’s consent, from making certain acquisitions and taking other specified actions until the merger closes or the merger agreement terminates. These restrictions may prevent us and Diamond from pursuing otherwise attractive business opportunities and making other changes to our respective businesses before completion of the merger or termination of the merger agreement. See the section entitled “The Merger Agreement—Conduct of Business” beginning on page 86 of this proxy statement.

One of the conditions to the closing of the merger is the absence of any judgment, order, decree, statute, law, ordinance, rule or regulation, having been entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition that prevents the consummation of the merger. We and our board of directors were named as defendants in lawsuits brought by purported HGV stockholders challenging the adequacy of the public disclosures related to the merger and seeking, among other things, injunctive relief to enjoin us from completing the merger. If a settlement or other resolution is not reached in these lawsuits and any of the plaintiffs in such pending litigation or in possible future lawsuits are successful in obtaining an injunction prohibiting the consummation of the merger, then such injunction may prevent the merger from being completed, or delay it from being completed within the expected time frame.

Failure to complete the merger could negatively impact our stock price and the future of our business and financial results.

If the merger is not completed, our ongoing business may be adversely affected, and we may be subject to several risks, including the following:

•	being required to pay a termination fee to Diamond under certain circumstances as provided in the merger agreement;

•	having to pay certain costs relating to the merger, such as legal, accounting, financial advisor and other fees and expenses;

•	our common stock price could decline to the extent that the current market price reflects a market assumption that the merger will be completed; and

•	having had the focus of our senior management on the merger instead of on pursuing other opportunities that could have been beneficial to us and our stockholders.

If the merger is not completed, we cannot assure you that these risks will not materialize and will not materially adversely affect our business, financial results and stock price.

Our ability to complete the merger is subject to certain closing conditions and the receipt of consents and approvals from government entities which may impose conditions that could adversely affect us or cause the merger to be abandoned.

The merger agreement contains certain closing conditions, including, among others:

•	the accuracy of the representations and warranties of the other party contained in the merger agreement, subject to the qualifications described in more detail herein;

•	the other party having performed in all material respects all obligations required to be performed by it under the merger agreement;

•	the absence of a “material adverse effect” impacting the other party;

•	the approval of the stock issuance proposal by the affirmative vote of a majority of the votes cast by holders of our common stock at a stockholders’ meeting duly called and held for such purpose;

•	the absence of any judgment, order, law or other legal restraint by a court or other governmental entity of competent jurisdiction that prevents the consummation of the merger;

•	the approval for listing by the NYSE of the shares of our common stock issuable in the merger;

•	the termination or expiration of any applicable waiting period under the HSR Act;

•

the receipt of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, the COFECE under the Mexican Federal Economic Competition Law and the Federal Competition Authority under the Austrian Cartel Act and the Competition Act;

•	certain ancillary agreements having been delivered and not having been rescinded or repudiated by certain parties; and

•	the absence of defaults under Diamond’s unsecured notes and absence of defaults and sufficient availability under Diamond’s warehouse facilities.

We cannot assure you that the various closing conditions will be satisfied, or that any required conditions will not materially adversely affect us following the merger or will not result in the abandonment or delay of the merger.

We may be unable to realize anticipated cost savings and expect to incur substantial expenses related to the merger, which could have a material adverse effect on our business, financial condition and results of operations.

While we anticipate certain cost savings from the consummation of the merger, our ability to achieve such estimated cost savings in the timeframe described, or at all, is subject to various assumptions by our management, which may or may not be realized, as well as the incurrence of other costs in our operations that offset all or a portion of such cost savings. As a consequence, we may not be able to realize cost savings within the timeframe expected or at all. In addition, we may incur additional and/or unexpected costs in order to realize these cost savings. Failure to achieve the expected cost savings could significantly reduce the expected benefits associated with the merger and adversely affect us.

In addition, we have incurred and will incur substantial expenses in connection with the negotiation and consummation of the transactions contemplated by the merger agreement. We expect to continue to incur non-recurring costs associated with consummating the merger, combining the operations of the two companies and achieving the desired cost savings. These fees and costs have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the merger and include, among others, fees paid to financial, legal and accounting advisors, employee benefit costs and filing fees. These costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on our financial condition and operating results following the consummation of the merger and many of these costs will be borne by us even if the merger is not consummated.

Any delay in completing the merger may reduce or eliminate the benefits that we expect to achieve.

The merger is subject to a number of conditions beyond our control that may prevent, delay or otherwise materially adversely affect the completion of the merger. We cannot predict whether and when these conditions will be satisfied. Any delay in completing the merger could cause us not to realize some or all of the synergies that we expect to achieve if the merger is successfully completed within the expected time frame. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 99 of this proxy statement.

Our directors and executive officers may have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally.

Certain of our directors and executive officers negotiated the terms of the merger agreement, and our board of directors unanimously recommended that our stockholders vote in favor of the stock issuance proposal, the compensation proposal and the adjournment proposal. These directors and executive officers may have interests in the merger that are different from, or in addition to, those of our stockholders. These interests include the continued employment of our executive officers after the merger, the continued service of all of our directors following the merger, and other rights held by our directors and executive officers. Our stockholders should be aware of these interests when they consider our board of directors’ recommendation that they vote in favor of the stock issuance proposal and the other proposals to be voted upon at the special meeting.

Our board of directors was aware of these potential interests and considered them in making its recommendations to approve the stock issuance proposal and the other proposals to be voted upon at the special meeting. The interests of our directors and executive officers are described in more detail in the sections entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 73 of this proxy statement.

The opinion obtained by our board of directors from its financial advisor does not and will not reflect changes in circumstances after the date of such opinion.

On March 9, 2021, BofA Securities delivered an opinion to our board of directors that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in BofA Securities’ opinion, the merger consideration was fair, from a financial point of view, to HGV. Changes in the operations and prospects of Diamond or HGV, general market and economic conditions and other factors that may be beyond our control, and on which the opinion of BofA Securities was based, may alter our or Diamond’s value or the price at which shares of our common stock are traded by the time the merger is completed. We have not obtained, and we do not expect to request, an updated opinion from our financial advisor. BofA Securities’ opinion does not speak to the time when the merger will be completed or to any date other than the date of such opinion. As a result, the opinion does not and will not address the fairness, from a financial point of view, of the merger consideration to be paid by us in the merger pursuant to the merger agreement at the time the merger is completed or at any time other than the date when opinion was rendered. For a more complete description of the opinion that our board of directors received from our financial advisor and a summary of the material financial analyses BofA Securities provided to our board of directors in connection with rendering such opinion, please refer to “The Merger—Opinion of Our Financial Advisor” beginning on page 59 of this proxy statement and the full text of such written opinion included as Annex B to this proxy statement.

Risks if the Merger is Completed

We may not be able to integrate successfully and many of the anticipated benefits of combining us and Diamond may not be realized.

We entered into the merger agreement with the expectation that the merger will result in various benefits, including, among other things, operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether the businesses of HGV and Diamond can be integrated in an efficient and effective manner.

It is possible that the integration process could take longer than anticipated and could result in the loss of valuable employees, the disruption of each company’s ongoing businesses, processes and systems or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, any of which could adversely affect our ability to achieve the anticipated benefits of the merger. Our results of operations could also be adversely affected by any issues attributable to Diamond’s operations that arise or are based on events or actions that occur before the closing of the merger. We may have difficulty addressing possible differences in corporate cultures and management philosophies. The integration process is subject to a number of uncertainties, and no assurance can be given that the anticipated benefits will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected net income and could adversely affect our future business, financial condition, operating results and prospects.

Furthermore, we have agreed with Hilton to develop a mutually agreeable plan pursuant to which the Diamond properties are to be operated during the integration period, and with respect to those Diamond properties that will not be converted to our brand. If we fail to develop such a plan with Hilton, such properties may remain subject to a number of restrictions related to how they are operated, and such restrictions may reduce the efficiencies anticipated in connection with the merger.

We will take on additional indebtedness to finance the merger, which could adversely affect our business, financial condition and results of operations, including by decreasing our business flexibility, as well as our ability to meet payment obligations under our indebtedness.

In connection with the completion of the merger, we intend to significantly increase our level of indebtedness. As part of such plan, we have priced an unregistered offering of $850 million in aggregate principal amount of 5.000% senior notes due 2029, which is expected to close on June 4, 2021, subject to customary closing conditions. Our increased level of debt, together with certain covenants and restrictions that will be imposed on us in connection with incurring this indebtedness, will, among other things: (a) require us to dedicate a larger portion of our cash flow from operations to servicing and repayment of debt; (b) reduce funds available for strategic initiatives and opportunities, dividends, share repurchases, working capital and other general corporate needs; (c) limit our ability to incur certain kinds or amounts of additional indebtedness, which could restrict our flexibility to react to changes in our business, industry and economic conditions and increase borrowing costs; (d) create competitive disadvantages relative to other companies with lower debt levels and (e) increase our vulnerability to the impact of adverse economic and industry conditions. These covenants and restrictions may limit how our business is conducted. We may not be able to maintain compliance with these covenants and restrictions and, if we fail to do so, we may not be able to obtain waivers thereto and/or amend these covenants and restrictions. Our failure to comply with the covenants and restrictions could result in an event of default, which, if not cured or waived, could result in our being required to repay such indebtedness before its due date or to have to negotiate amendments to or waivers thereof, which may have unfavorable terms or result in the incurrence of additional fees and expenses.

Our ability to make scheduled cash payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate significant operating cash flow in the future, which, to a significant extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors, including the continued adverse impact of the COVID-19 pandemic on our business, that are beyond our control. We may not be able to maintain a sufficient level of cash flow from operating activities to permit us to pay the principal, premium, if any, and interest on our indebtedness.

In addition, our credit ratings will impact the cost and availability of future borrowings and, accordingly, our cost of capital. Our ratings will reflect each rating organization’s opinion of our financial strength, operating performance and ability to meet our debt obligations on a combined basis with Diamond. Downgrades in our ratings could adversely affect our businesses, cash flows, financial condition, operating results and share and debt prices, as well as our obligations with respect to our capital efficient inventory acquisitions.

The pro forma financial information included in this proxy statement is presented for illustrative purposes only and may not be an indication of our financial condition or results of operations after the merger.

Our operating results after the merger may be materially different from those shown in the pro forma financial information presented in this proxy statement, which does not purport to represent what our financial position, results of operations or cash flows would actually have been if the merger had occurred as of the date indicated or what our financial position, results of operations or cash flows would be for any future periods. The pro forma financial information contained in this proxy statement is presented for illustrative purposes only, is based on various adjustments, assumptions, judgments, and preliminary estimates and may not be an indication of our future financial condition or results of operations resulting from the merger for several reasons. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information of HGV and Diamond” beginning on page 133 of this proxy statement. The actual financial condition and results of operations of us following the merger may not be consistent with, or evident from, this pro forma financial information. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the completion of the merger. Any potential decline in our financial condition or results of operations may cause significant variations in our stock price after merger. The costs, fees and expenses related to the merger could be higher than currently estimated. Further, because the determination of fair value is dependent upon valuations that must be performed as of the date the merger is consummated, the valuations underlying the unaudited pro forma financial information included in this proxy statement may be revised after the date hereof. Any such adjustments to the preliminary estimates of fair value could be material.

Following the completion of the merger, our vacation ownership business will depend on the quality and reputation of the brands associated with the portfolios of each of HGV and Diamond, and any deterioration in the quality or reputation of these brands could adversely affect our market share, reputation, business, financial condition and results of operations.

Following completion of the merger, we intend to offer vacation ownership products and services under the Hilton Vacation Club brand, a new upscale HGV sub-brand that will consist of rebranded Diamond properties, all pursuant to the Amended and Restated License Agreement with Hilton (the “A&R Hilton license agreement”). If the quality of any of these brands deteriorates, or the reputation of these brands declines, including as the result of actions by Hilton, our market share, reputation, business, financial condition or results of operations could be materially adversely affected. See “Risks Related to our Relationship with Hilton” below.

The maintenance and refurbishment of vacation ownership properties depends on maintenance fees paid by the owners of VOIs.

The maintenance fees that are levied on owners of our and Diamond’s VOIs by property owners’ association boards are used to maintain and refurbish the vacation ownership properties, to maintain reserves for capital expenditures, and to keep the properties in compliance with applicable brand standards. Property owners’

association boards may elect to not levy sufficient maintenance fees, or owners of VOIs may fail to pay their maintenance fees for reasons such as financial hardship, dissatisfaction with the merger or because of damage to their VOIs from natural disasters such as hurricanes. In these circumstances, not only could our and Diamond’s management fee revenue be adversely affected, but the vacation ownership properties could fall into disrepair and fail to comply with applicable brand standards. If a resort fails to comply with applicable brand standards, Hilton could terminate our right under the A&R Hilton license agreement to use its trademarks at the non-compliant resort, which could result in the loss of management fees, decreased customer satisfaction and impairment of our ability to market and sell products at the non-compliant locations. See “Risks Related to Our Relationship with Hilton” below.

If maintenance fees at our or Diamond’s resorts are required to be increased, our or Diamond’s products could become less attractive and our or Diamond’s business could be harmed.

The maintenance fees that are levied on owners of our and Diamond’s VOIs by property owners’ association boards may increase as the costs to maintain and refurbish the vacation ownership properties, to maintain reserves for capital expenditures, and to keep the properties in compliance with brand standards increase. A similar situation may arise with respect to fees imposed on owners of VOIs with respect to new properties added to our portfolio following the completion of the merger. Increased maintenance fees could make our or Diamond’s products less desirable, which could have a negative impact on sales of our or Diamond’s products and could also cause an increase in defaults with respect to our or Diamond’s vacation ownership notes receivable portfolio.

We will incur substantial transaction costs in connection with the merger.

We expect to incur a number of non-recurring expenses both before and after completing the merger, including fees for third party legal, investment banking and advisory services, the costs and expenses of filing, printing and mailing this proxy statement and all filing and other fees paid to the SEC in connection with the merger, obtaining necessary consents and approvals and combining the operations of the two companies. These fees and costs will be substantial. Additional unanticipated costs may be incurred in our integration of Diamond. Although it is expected that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction related costs over time, this net benefit may not be achieved in the near term, or at all. Further, if the merger is not completed, we would have to recognize these expenses without realizing the expected benefits of the merger. See “—Risks Related to the Merger—The pro forma financial information included in this proxy statement is presented for illustrative purposes only and may not be an indication of our financial condition or results of operations after the merger” above.

Our stockholders will have a reduced ownership and voting interest after the completion of the merger and will exercise less influence over management of us as compared to currently.

Our stockholders currently have the right to vote in the election of the board of directors and on other matters affecting us. Upon the completion of the merger, each Diamond stockholder who receives shares of our common stock will become our stockholder. It is currently expected that the former Diamond stockholders as a group will receive shares in the merger constituting approximately 28% of the shares of our common stock on a fully diluted basis immediately after the completion of the merger. As a result, our current stockholders as a group will own approximately 72% of the shares of our common stock on a fully diluted basis immediately after the completion of the merger. Because of this, our stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of us prior to the merger.

Our future results will suffer if we do not effectively manage our expanded operations following the completion of the merger.

Following the completion of the merger, the size of our business will increase significantly beyond the current size of either our or Diamond’s current operations. Our future success depends, in part, upon our ability to manage this expanded business, including in non-US jurisdictions where we do not currently have operations, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. We may also need to obtain approvals of developers or HOAs in various instances to include additional resorts in the Diamond Collections or increase maintenance fees or impose additional requirements in order to meet our brand and operating standards. There can be no assurances that we will be successful or that we will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the transactions. In addition, there will be increased compliance and regulatory risk as a result of the expanded size of our business.

We may not be able to retain our and/or Diamond personnel successfully after the merger is completed.

The success of the merger will depend in part on our ability to retain the talents and dedication of key employees currently employed by us and Diamond. It is possible that these employees may decide not to remain with us or Diamond, as applicable, while the merger is pending or with us after the merger is consummated.

If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, our business activities may be adversely affected and management’s attention may be diverted from successfully integrating Diamond to hiring suitable replacements, all of which may cause our business to suffer. In addition, we may not be able to locate suitable replacements for any key employees who leave either company, or offer employment to potential replacements on reasonable terms.

We and Diamond may be subject to complaints, litigation or reputational harm due to dissatisfaction with, or concerns related to, the merger from our current owners.

Our current owners may be concerned about the actual or perceived impact of the merger on their VOIs, including related to a reduced quality of resorts and product offerings due to the increased size of the business and addition of new owners, or increase or change in HOA or other fees. Diamond’s current owners may have similar concerns related to a decline in the quality of product offerings or increase in fees as a result of the merger and increase in size of the business. Complaints or litigation brought by existing owners following the completion of the merger could harm our reputation, discourage potential new owners and adversely impact our results of operations.

Risks Related to Diamond’s Business

The COVID-19 pandemic has impacted, and will likely continue to have a significant adverse impact on, the business, financial condition and results of operations of Diamond for the foreseeable future.

Tourism and travel-related industries continue to face significant disruption as a result of the COVID-19 pandemic. It may be an extended period of time before the business operations of Diamond and its affiliates return to full operational capacity or occupancy, particularly if there remains lingering actual and/or perceived concern and perception of significant transmission and infection risk due to the COVID-19 pandemic. Diamond has implemented new social distancing, hygiene protocols, and enhanced cleaning measures at its resorts, sales centers, and corporate offices in accordance with guidelines from federal, state and local authorities. Diamond and its subsidiaries’ management implemented and trained team members on the “Diamond Standard of Clean.” These measures, which are intended to protect human life, may result in additional costs, operational inefficiencies, and fewer revenue opportunities.

As a result of the COVID-19 pandemic and the various governmental mandates and orders for business closure, Diamond temporarily closed operations at substantially all of their resorts and closed substantially all of their sales centers. With the lifting or easing of such restrictions in certain locations in the United States, Diamond has re-opened the majority of its resorts and sales centers, albeit at reduced capacity levels and revenue has not returned to pre-pandemic levels. However, any re-opening of the resorts may be delayed, interrupted or reversed depending on government orders or recommendations or based on assessments of the state of the pandemic. It may be an extended period of time before the resorts return to pre-pandemic operational capacity or occupancy, particularly if there remains lingering actual and/or perceived concern and perception of significant transmission and infection risk due to the COVID-19 pandemic, including in connection with any variant strains of the virus.

Any sustained materially adverse impact on Diamond’s revenues, net income and other operating results due to the impact of the COVID-19 pandemic could cause Diamond to breach its operating and financial covenants under certain of its debt obligations, which may mean lenders have the right to terminate their commitments under certain debt agreements and declare outstanding loans immediately due and payable.

Diamond operates in a number of locations outside the United States and is subject to certain additional risks related to international operations that are not applicable to our current business.

Diamond manages resorts in and sells VOIs in countries outside of the United States, including in Mexico, Canada, the United Kingdom and several countries in the European Union, which are subject to a number of risks, including compliance with local regulations and laws, regulations restricting the sale of VOIs, compliance with anti-corruption laws and regulations such as the Foreign Corrupt Practices Act, exposure to local economic conditions, potential adverse changes in the political or economic relation of foreign countries with the United States, withholding and restrictions on taxes and fluctuations in foreign currency exchange rates. Diamond is and may in the future be subject to litigation in foreign jurisdictions.

In Mexico, the developer of certain of Diamond’s resorts have agreed to requirements that they consider themselves as Mexican nationals with respect to certain property and agree to not invoke the protection of their governments in matters relating to the property. Generally, rules in Mexico limit ownership of land near Mexico’s borders and beaches to Mexican citizens and companies, unless granted the right by the Mexican government. If the developer of Diamond’s resort in Mexico fails to comply with the agreement with the Mexican government, it would forfeit the land back to Mexico.

We do not currently have operations in several of the non-US jurisdictions in which Diamond operates and may lack knowledge or familiarity with the rules and regulations, as well as experience and resources, related to operating such business in these countries.

Interests in Diamond’s resorts are offered through a trust system, which is subject to a number of regulatory and other requirements.

The Diamond Collections located in the United States are alternatives to traditional deeded timeshare ownership, inasmuch as they create a network of available resort accommodations at multiple locations. For those United States-based Diamond Collections, title to the units available through the Diamond Collections is held in a trust or similar arrangement that is administered by an independent trustee (the “Collection Trustee”). A purchaser of a timeshare interest in a Collection does not receive a deeded interest in any specific resort or resort accommodation, but acquires a membership in the timeshare plan which is denominated by an annual or biennial allotment of points. Owners of Diamond’s timeshare interests are allowed to use their allocated points to reserve accommodations at the various component site(s)/participating resort(s) within the Diamond Collections, thereby giving the members greater flexibility to plan their vacations. Owners may also elect to reserve accommodations at resorts that are not part of their Collection through Diamond’s exchange programs.

The Diamond Collections are registered pursuant to, exempted from, or otherwise in compliance with, the applicable statutory requirements for the sale of timeshare plans in a growing number of jurisdictions. Such registrations and formal exemption determinations for the Diamond Collections confirm the substantial compliance with the filing and disclosure requirements of the respective timeshare statutes by the developer of the applicable Diamond Collection. It does not constitute the endorsement of the creation, sale, promotion or operation of the Diamond Collections by any regulatory body nor relieve the developer of a Diamond Collection or any affiliates of such developer of any duty or responsibility under other statutes or any other applicable laws.

Registration under a respective timeshare act (or other applicable law) is not a guarantee or assurance of compliance with applicable law nor an assurance or guarantee of how any judicial body may interpret the Diamond Collections’ compliance therewith. A determination that specific provisions or operations of the Collections do not comply with relevant timeshare acts or applicable law may have a material adverse effect on the developer, the Collection Trustee and the related non-profit members association for each of the Diamond Collections.

Increased activity by third-party exit companies on Diamond and its owners may cause distractions and adversely impact our integration.

Diamond and other timeshare companies continue to be significantly targeted by organized activities of third parties that actively pursue timeshare owners claiming to provide timeshare interest transfers and/or “exit” services. Any increases in the level of participation by the Diamond owners in response to such overtures and/or delinquencies or defaults with respect to the timeshare loans owed by such owners may disrupt Diamond’s business, affect cash flow from collections on the timeshare loans, and generally adversely affect our integration plans of Diamond. In addition, exit companies may target HGV owners to a greater extent than they already do in light of the proposed merger with Diamond.

Risks Related to Our Relationship with Hilton

Our future results may suffer if Hilton seeks to modify or terminate the A&R Hilton license agreement.

We are a party to a license agreement with Hilton under which we license substantially all of the trademarks, brand names and intellectual property used in our business. The A&R Hilton license agreement also permits us to utilize the Hilton Honors program, which is a valuable asset for lead generation. These assets are critical to our business and the modification or amendment the A&R Hilton license agreement or any exercise by Hilton of its termination or other rights under the A&R Hilton license agreement will materially impact our business. The termination or amendment of the A&R Hilton license agreement in whole or in part could result in the loss of the right of HGV to use the Hilton brands in our business as currently conducted as well as in connection with our post-combination business, and in related services offered by Hilton, including marketing channels and guest loyalty programs. The loss of such rights will materially harm our business and results of operations and impair our ability to market and sell our VOI products and maintain our competitive position, and will have a material adverse effect on our financial position, results of operations or cash flows. Further, it is likely to be very challenging for us to find or develop a comparable replacement for the Hilton brand and the A&R Hilton license agreement. In addition, we may incur liabilities if any such termination results from our alleged breach of the A&R Hilton license agreement.

If the A&R Hilton license agreement is terminated, we may lose our rights to certain brands developed by us in connection with the integration of the Diamond business.

Pursuant to the A&R Hilton license agreement, Hilton would be the sole owner of certain licensed marks related to new brands associated with the Diamond portfolio that are developed by us in connection with our post-combination business. If, following the completion of the merger, we default under the A&R Hilton license agreement, we could lose the right to use one or more of such new brands. The loss of these rights and/or certain other related rights could materially adversely affect our ability to generate revenue and profits from the vacation ownership business associated with the Diamond portfolio. The termination of the A&R Hilton license agreement following completion of the merger would materially harm our combined business and results of operations and impair our ability to market and sell our products and maintain our competitive position.

Our ability to integrate the Diamond business and otherwise expand our business and remain competitive could be harmed if Hilton does not consent to the use of their trademarks in connection with the conversion of Diamond properties and/or new resorts that we may acquire or develop in the future.

Under the terms of the A&R Hilton license agreement, we must obtain Hilton’s approval to use the Hilton brand names and trademarks in connection with the conversion of the Diamond properties to branded properties using the Hilton marks, as well as for the branding of timeshare properties that we acquire or develop in the future. If Hilton does not permit us to use its trademarks in connection with such conversion and integration on a timely basis or at all, or in connection with any other timeshare properties that we may acquire in the future pursuant to any future development or acquisition plans, or if we cannot come to an agreement with Hilton on how to brand and operate Diamond properties that are not approved by Hilton, our ability to successfully integrate Diamond and otherwise expand our business and remain competitive may be materially adversely affected. The requirement to obtain approval for such conversion and integration of Diamond properties and any future expansion plans, or the need to identify and secure alternative solutions because we cannot obtain such approval, may delay implementation of our integration and/or expansion plans or cause us to incur additional expense related to the branding of our properties.

Our ability to integrate the Diamond business depends on our compliance with the A&R Hilton license agreement, including the “Separate Operations” provisions and certain prohibitions on doing business with competitors. While the parties intend to provide some revisions to the applicable requirements, strict compliance with such provisions will negatively impact the synergies and efficiencies related to the Diamond acquisition.

For now, we have agreed with Hilton to operate the Diamond business as a “Separate Operation” under the A&R Hilton license agreement. Complying with that requirement can be costly and difficult and will likely significantly diminish the efficiencies and synergies that are critical to our successful integration of the Diamond business. In addition, the A&R Hilton license agreement requires Hilton’s approval in connection with our anticipated conversion of the Diamond properties into our branded properties and/or Hilton Vacation Club or another new brand of properties, and the creation of any such new brand also requires Hilton’s consent. While we and Hilton have agreed to modify the Separate Operations requirements, with such modifications to be made in Hilton’s sole discretion, so as to allow us to achieve greater operating efficiency and synergy than currently provided for, any failure of the parties to do so will adversely impact such operating efficiency and synergy. In addition, any failure to obtain Hilton’s approval with respect to the creation of any new brand or the conversion of the Diamond properties into such new brand or existing branded properties will significantly harm our ability to integrate the Diamond business and its properties. If we cannot come to an agreement with Hilton on how to brand and operate Diamond properties that do not currently or will not in the future meet the Hilton brand standards, then we will be required to continue to operate them as separate operations.

In addition, the A&R Hilton license agreement contains a number of prohibitions on us entering into certain agreements and arrangements with competitors of Hilton. As a result of the merger, we will assume Diamond’s contracts with third parties, a number which are with competitors of Hilton and are prohibited under the A&R Hilton license agreement. The A&R Hilton license agreement provides for a cure period for agreements or arrangements related to the Diamond business that would result in a violation or breach of provisions in the A&R Hilton license agreement. However, to the extent we are not able to terminate such agreements within the cure period or we are unable to obtain a waiver from Hilton, we may breach the A&R Hilton license agreement.

Risks Related to Our Business

You should read and consider risk factors specific to our businesses that will also affect the combined company after the completion of the merger. These risks are described in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Part II, Item IA of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and in other documents that are incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 152 of this proxy statement for the location of information incorporated by reference in this proxy statement.

THE PARTIES

HGV

We are a timeshare company that markets and sells VOIs, manages resorts in top leisure and urban destinations, and operates a points-based vacation club. As of March 31, 2021, we had 62 properties, representing 499,616 are primarily located in vacation destinations such as Orlando, Las Vegas, the Hawaiian Islands, New York City, Washington D.C., South Carolina, Barbados and Mexico and feature spacious, condominium-style accommodations with superior amenities and quality service. As of March 31, 2021, we had approximately 330,000 Club members. Club members have the flexibility to exchange their VOIs for stays at any Hilton Grand Vacations resort or any property in the Hilton system of 18 industry-leading brands across approximately 6,500 properties, as well as numerous experiential vacation options, such as cruises and guided tours.

Our compelling VOI product allows customers to advance purchase a lifetime of vacations. Because our VOI owners generally purchase only the vacation time they intend to use each year, they are able to efficiently split the full cost of owning and maintaining a vacation residence with other owners. Our customers also benefit from the high-quality amenities and service at our Hilton-branded resorts. Furthermore, our points-based platform offers members flexibility, enabling us to more effectively adapt to their changing vacation needs over time. Building on the strength of that platform, we continuously seek new ways to add value to our Club membership, including enhanced product offerings, greater geographic distribution, broader exchange networks and further technological innovation, all of which drive better, more personalized vacation experiences and guest satisfaction.

We operate our business across two segments: real estate sales and financing and resort operations and club management. Our real estate sales and financing segment primarily generates revenue from VOI sales and consumer financing in connection with such sales, and our resort operations and club management segment primarily generates revenue from resort management, Club management and transient rental of available VOI inventory.

On January 3, 2017, Hilton completed a tax-free spin-off of HGV and Park Hotels & Resorts Inc. As a result of the spin-off, HGV became an independent publicly-traded company. Our common stock is listed on the NYSE under the symbol “HGV.”

Our executive offices are located at 5323 Millenia Lakes Boulevard, Suite 120, Orlando, Florida 32839 and our telephone number is (407) 613-3100.

This proxy statement incorporates important business and financial information about us from other documents that are incorporated by reference; see the section entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 152 of this proxy statement.

HGV Borrower

HGV Borrower is a wholly-owned subsidiary through which we indirectly own all of our assets and conduct substantially all of our business. HGV Borrower, together with other subsidiaries, are also issuers and guarantors of our outstanding senior unsecured notes and other borrowings. HGV Borrower is a party to the merger agreement and will be the surviving entity after its merger with Diamond and will be the subsidiary through which we will own all of Diamond’s assets and operate all of Diamond’s business immediately after the merger. HGV Borrower’s executive offices are located at 5323 Millenia Lakes Boulevard, Suite 120, Orlando, Florida 32839, and its telephone number is (407) 613-3100.

Diamond

Diamond Resorts International, Inc. and its subsidiaries, including Diamond Resorts Corporation (collectively, “DRI”), are a global leader in the hospitality industry and the largest, independent-branded vacation ownership company that markets and sells Vacation Interests, manages resorts, multi-resort trusts and the Diamond Collections in key vacation destinations, and operates points-based vacation clubs. As of March 31, 2021, DRI’s portfolio consists of 110 Portfolio Properties representing approximately 14,198 units. In addition, DRI’s global resort network includes 229 affiliated resorts and hotels (which DRI does not manage and do not carry its brand, but are a part of DRI’s exchange network). Through its innovative and extensive distribution network, DRI sells a points-based Vacation Interests product, which allows its owners to travel to 339 vacation destinations located in 34 countries throughout the world, including key leisure destinations such as Orlando, Las Vegas, the Hawaiian Islands, Mexico, and Europe.

DRI believes it is unique within the vacation ownership industry in its infusion of hospitality and experiences through the full life cycle of an owner or member’s relationship with its properties. DRI’s marketing has increasingly emphasized unique experiences to generate new customers and repeat business through its innovative Events of a Lifetime®, Diamond Resorts Concert Series, Diamond Dream Holidays, and related programs. These drive high-quality leads to its hospitality focused sales processes. DRI continuously creates new offerings both pre- and post-stay for its members to drive affinity. Existing members are also offered additional unique experiences and the opportunity to enhance and upgrade their ownership. As a result, DRI is able to realize substantial lifetime value both from and for its members – often significantly in excess of their initial purchases.

DRI’s flexible Vacation Interests product allows customers to purchase a lifetime of experiences. Its members receive an annual or biennial allotment of points and, depending on the number of points purchased, can use these points to stay at destinations within its network of resort properties while maintaining flexibility relating to the location, season and duration of their vacation. DRI’s points-based product also allows its owners to redeem their annual points for numerous alternative experiential vacation options, such as cruises or guided tours, as well as events such as the Events of a Lifetime® series among others. DRI seeks to continuously improve its value proposition to its existing or new owners by enhancing its product offerings, expanding the geographic diversity of its resort network, and providing best-in-class customer service.

DRI’s operations consist of two interrelated businesses: (i) Vacation Interest sales and financing, which includes the marketing and sale of Vacation Interests and consumer financing for purchasers of Vacation Interests and (ii) hospitality and management services, which includes management of resort properties and trusts, operation of its vacation programs and resort amenities, and the provision of other hospitality and management services.

DRI’s principal executive offices are located at 10600 West Charleston Boulevard, Las Vegas, Nevada 89135 and its telephone number is (702) 684-8000.

Dakota Holdings, Inc., a Delaware corporation, is the parent company of DRI and is controlled by investment funds and vehicles managed by affiliates of Apollo Global Management, Inc. Its principal executive offices are located at 10600 West Charleston Boulevard, Las Vegas, Nevada 89135 and its telephone number is (702) 684-8000.

Apollo

Founded in 1990, Apollo Global Management, Inc. (“Apollo”) is a leading global alternative investment manager with offices in New York, Los Angeles, San Diego, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong, Shanghai and Tokyo. Apollo had assets under management of approximately $461.1 billion as of March 31, 2021 in credit, private equity and real assets funds invested across a core group of nine industries where Apollo has considerable knowledge and resources.

Apollo’s principal executive offices are located at 9 West 57th Street, New York, New York 10019 and its telephone number is (212) 513-3200.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This proxy statement, including information included or incorporated by reference herein, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words such as “expect,” “anticipate,” “target,” “goal,” “project,” “intend,” “plan,” “believe,” “budget,” “should,” “continue,” “could,” “forecast,” “may,” “might,” “potential,” “strategy,” “will,” “would,” “seek,” “estimate,” or variations of such words and similar expressions, although the absence of any such words or expressions does not mean that a particular statement is not a forward-looking statement. All statements, other than statements of historical facts, are forward-looking statements. It is important to note that Diamond’s and our goals and expectations are not predictions of actual performance. Any statements about the benefits of the merger, or Diamond’s or our future financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, certain statements contained in the sections entitled “The Merger— Background of the Merger,” “The Merger—Reasons for the Merger; Recommendation of Our Board,” “The Merger—Opinion our Financial Advisor” may also constitute forward-looking statements.

These forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events, including the completion of the merger, and are subject to risks, uncertainties and other factors. Many of these factors are outside our control and could cause actual results to differ materially from the results expressed or implied by these forward-looking statements. In addition to the risk factors described in the section entitled “Risk Factors” beginning on page 22 of this proxy statement, these factors include:

•	those that we have identified and disclosed in our filings with the SEC;

•	failing to obtain our stockholder approval of the stock issuance proposal in connection with the issuance of shares of our common stock to Diamond stockholders as consideration in the merger;

•	satisfying the conditions to the closing of the merger;

•	the length of time necessary to complete the merger;

•	pending and possible additional litigation related to the merger;

•	successfully integrating our and Diamond’s businesses, and avoiding problems which may result in us not operating as effectively and efficiently as expected following the completion of the merger;

•	the possibility that the expected benefits of the merger will not be realized within the expected time frame or at all;

•	prevailing economic, market and business conditions;

•	the cost and availability of capital and any restrictions imposed by lenders or creditors;

•	changes in the industry in which we and Diamond operate;

•

conditions beyond our or Diamond’s control, such as disaster, pandemics, epidemics, acts of war or terrorism; the weather and other natural phenomena, including the economic, operational and other effects of severe weather or climate events, such as tornadoes, hurricanes, volcanos, ice, sleet, or snowstorms;

•	the failure to renew, or the revocation of, any license or other required permits;

•	unexpected charges or unexpected liabilities arising from a change in accounting policies, or the effects of acquisition accounting varying from the companies’ expectations;

•

the risk that our and our subsidiaries’ credit ratings following the completion of the merger may be different from what we expect, which may increase borrowing costs and/or make it more difficult for us to pay or refinance our and our subsidiaries’ debts and require us to borrow or divert cash flow from operations in order to service debt payments;

•

the effects on the companies’ businesses resulting from uncertainty surrounding the merger, including uncertainty for the companies’ relationship with employees, labor unions, holders of licensed marks, developers and franchisors, and the response of key suppliers and licensors to our and Diamond’s licensed brand expansion or the diversion of management’s time and attention;

•	the effects on the companies of future regulatory or legislative actions, including changes in laws and regulations to which we, Diamond or its subsidiaries are subject;

•	the conduct of and changing circumstances related to third-party relationships on which we and Diamond rely, including the level of creditworthiness of counterparties;

•	the volatility and unpredictability of stock market and credit market conditions;

•	fluctuations in interest rates;

•	variations between the stated assumptions on which forward-looking statements are based and our and Diamond’s actual experience; and

•	other economic, business, and/or competitive factors.

For any forward-looking statements made in this proxy statement or in any documents incorporated by reference, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement and should be read in conjunction with the risk factors and other disclosures contained or incorporated by reference into this proxy statement. The areas of risk and uncertainty described above, which are not exhaustive, should be considered in connection with any written or oral forward-looking statements that may be made in this proxy statement or on, before or after the date of this proxy statement by us or anyone acting for us. We undertake no obligation to release publicly or otherwise make any revisions to any forward-looking statements, to report events or circumstances after the date of this proxy statement or to report the occurrence of unanticipated events, unless, and only to the extent, required by law.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports we have filed with the SEC. For a list of the documents incorporated by reference, see the section entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 152 of this proxy statement.

THE SPECIAL MEETING

This proxy statement is being provided to our stockholders as part of a solicitation of proxies by our board of directors for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement and the information incorporated by reference herein provides our stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting is scheduled to be held at • a.m. Eastern Time, on • , 2021 at • .

Purpose of the HGV Special Meeting

At the special meeting, and any adjournments or postponements thereof, you will be asked to consider and vote on:

•	the stock issuance proposal;

•	the compensation proposal; and

•	the adjournment proposal, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the stock issuance proposal.

Recommendation of Our Board of Directors

Our board of directors, after careful consideration of the various factors described under “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 55 of this proxy statement, at a meeting held on March 8, 2021, unanimously determined that the merger agreement, the issuance of shares of our common stock in the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of us and our stockholders; authorized and approved the merger agreement, the issuance of shares of our common stock in the merger and the other transactions contemplated by the merger agreement by a unanimous vote; and adopted resolutions directing that the stock issuance proposal be submitted to our stockholders for their consideration.

In evaluating the merger, our board of directors consulted with and received the advice of our outside legal and financial advisors, held discussions with our management and considered a number of factors that it believed supported its decision to enter into the merger agreement. These factors included, but were not limited to, those listed in “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 55 of this proxy statement.

Accordingly, our board of directors unanimously recommends that you vote “FOR” the stock issuance proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

In relation to the compensation proposal, except with respect to our Executive Vice President and Chief Marketing Officer, we do not intend to terminate any of our executive officers in connection with the merger and, accordingly, we do not anticipate making any change in control payments, accelerated vesting or benefit enhancements to our other named executive officers as a result of the merger.

Record Date; Stockholders Entitled to Vote

Only holders of record of our common stock at the close of business on • , 2021, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement thereof. At the close of business on the record date, • shares of our common stock were issued and outstanding and held by • holders of record.

Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on each proposal. A list of the names of our stockholders of record will be open to the examination by any stockholder for any purpose germane to the special meeting for ten days before the special meeting during regular business hours at our headquarters, 5323 Millenia Lakes Boulevard, Suite 120, Orlando, Florida 32839. The HGV stockholder list will also be available at the special meeting for examination by any stockholder present at such meeting.

Voting by our Directors and Executive Officers

At the close of business on the record date, our directors and executive officers were entitled to vote • shares of our common stock, or approximately • % of the shares of our common stock outstanding on that date. We currently expect that all of our directors and executive officers will vote their shares in favor of each proposal being submitted to a vote of our stockholders at the special meeting, although none of them has entered into any agreement obligating them to do so.

Quorum

No business may be transacted at the special meeting unless a quorum is present. The presence of the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, is required to constitute a quorum for the transaction of business at the special meeting. If a quorum is not present, or if there are not sufficient votes at the time of the special meeting to approve the stock issuance proposal, the special meeting may be adjourned to allow more time for obtaining additional proxies or votes. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn before the adjourned meeting.

Abstentions (shares of our common stock for which proxies have been received but for which the holders have abstained from voting) will be included in the calculation of the number of shares of our common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes will not be included in the calculation of the number of shares of our common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Required Vote

The approval of the stock issuance proposal and the compensation proposal requires the affirmative vote of the holders of a majority of the votes cast. The approval of the adjournment proposal, if necessary or appropriate, requires the affirmative vote of the stockholders of a majority in voting power present if a quorum is not present, or, if a quorum is present, the affirmative vote of the holders of a majority of the votes cast. Failures to vote and broker non-votes, if any, will have no effect on the stock issuance proposal, the compensation proposal or the adjournment proposal.

Failure to Vote, Broker Non-Votes and Abstentions

If your shares of our common stock are held in “street name” in a stock brokerage account or by another nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker or other nominee. You may not vote shares of our common stock held in street name by returning a proxy card directly to HGV or by voting at the special meeting unless you provide a “legal proxy,” which you must first obtain from your bank, broker or other nominee.

Banks, brokers or other nominees who hold shares of our common stock in street name for a beneficial owner typically have the authority to vote in their discretion on “routine” proposals, even when they have not received instructions from beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion on matters that are determined to be “non-routine” without specific instructions from the beneficial owner. A “broker non-vote” is a vote that, in accordance with stock exchange rules, is not cast by a broker on a non-routine matter because the bank, broker or other nominee has not received instructions from the beneficial owner of such shares to vote on the particular proposal and the bank, broker or other nominee does not have discretionary voting power on such proposal.

Under the written rules of the NYSE, banks, brokers or other nominees do not have discretionary authority to vote on any of the proposals to be voted upon at this special meeting. Therefore, if you are an HGV stockholder who holds shares in “street name” and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee may not vote your shares on any of these proposals, and the resulting broker non-vote will have no effect on these proposals.

Instructions to “ABSTAIN” for each proposal to be voted upon at the special meeting will be counted for purposes of determining the number of shares present and entitled to vote for purposes of determining a quorum. Abstentions will not be included in the vote totals for each proposal and will have no effect on the outcome of the vote on the proposals. If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted “FOR” the stock issuance proposal, “FOR” the compensation proposal, on an advisory basis, and, if necessary or appropriate, “FOR” any proposal to adjourn the special meeting.

Voting at the Special Meeting

Whether or not you plan to attend the special meeting, please vote your shares. If you are a registered or “record” holder, which means your shares are registered in your name with EQ Shareowner Services, our transfer agent, you may vote in person at the special meeting or be represented by proxy. If your shares are held in “street name,” which means your shares are held of record in an account with a bank, broker or other nominee, you must follow the instructions from your bank, broker or other nominee in order to vote, and must obtain a legal proxy from your bank, broker or other nominee in order to vote in person at the special meeting. Please contact your bank, broker or other nominee for further information on how to obtain such legal proxy. You will not be able to vote your shares at the special meeting without a legal proxy from your bank, broker or other nominee. If you do not plan to attend the special meeting or do not wish to vote at the special meeting, you may authorize proxies to vote your shares by written proxy, by telephone or over the internet.

Voting by Proxy

You should vote your proxy in advance of the meeting even if you plan to attend the special meeting. If you are an HGV stockholder of record, a proxy card is enclosed for your use. If you wish to authorize proxies to vote your shares by telephone or over the internet, you may use the toll-free telephone number or access the electronic link to the proxy voting site by following the instructions on the proxy card. Our stockholders of record may also submit their proxies through the mail by completing the enclosed proxy card, and signing, dating and returning it in the enclosed, pre-addressed, postage-paid envelope. To be valid, a returned proxy card must be signed.

If you hold your shares of our common stock in street name (i.e., through a bank, broker or other nominee), you will find enclosed instructions from your bank, broker or other nominee that you must follow in order to vote your shares. You may authorize proxies to vote your shares by telephone or over the internet if your bank, broker or other nominee makes these methods available, as detailed on the enclosed voting instruction form. You may also return your voting instructions by signing, dating and returning the enclosed voting instruction form in the postage-paid envelope provided.

YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE SUBMIT YOUR PROXY PROMPTLY, BY TELEPHONE, INTERNET OR MAIL WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

How Proxies are Counted

All shares represented by properly executed proxies received in time for the special meeting will be voted at the meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” each of the proposals covered by this proxy statement.

Only shares affirmatively voted for the proposals, and properly executed proxies that do not contain voting instructions, will be counted as “FOR” the proposals submitted by us as described in this proxy statement. Abstentions will not be included in the vote totals for each proposal and will have no effect on the outcome of the vote on any of the proposals. Failures to vote and broker non-votes, if any, will have no effect on the outcome of any of the proposals.

Revocation of Proxies

You can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you can do this in one of three ways:

•	you can grant a new, valid proxy bearing a later date, including by telephone or through the internet before the closing of those voting facilities at • on • , 2021;

•

you can send a signed notice of revocation to Hilton Grand Vacations Inc., 5323 Millenia Lakes Boulevard, Suite 120, Orlando, Florida 32839, Attention: Corporate Secretary, which must be received prior to • on •  , 2021; or

•

you can attend and vote at the special meeting, which will revoke any proxy previously given. Simply attending the special meeting without voting will not revoke any proxy that you have previously given or otherwise change your vote.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy.

If you are a “beneficial holder” who holds shares of our common stock in “street name,” you must contact your bank, broker or other nominee to change your vote. If your shares are held in the name of a bank, broker or other nominee and you decide to change your vote by attending the special meeting and voting in person at the special meeting, you will not be able to vote unless you have obtained and present a legal proxy issued in your name from the record holder (your bank, broker or nominee).

Tabulation of Votes

A representative of • will serve as the Inspector of Election for the special meeting. • will independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

We are soliciting proxies for the special meeting from our stockholders. We will pay our own cost of soliciting proxies, including the cost of mailing this proxy statement, from our stockholders. In addition to solicitation by use of the mails, proxies may be solicited by each of our directors and certain members of our management team, each of whom may be deemed a participant in this solicitation, in person or by telephone or other means of communication. These persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation.

We have retained Okapi Partners LLC to provide investor response services and assist in the solicitation of proxies at a solicitation fee of up to $45,000, plus related reasonable out-of-pocket expenses. We will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them. We will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Adjournments

Any adjournment of the special meeting may be made from time to time by the chairman of the meeting or, if a quorum is not present, a majority in voting power of the stockholders present, or if a quorum is present, the holders of a majority of the votes cast without further notice other than by an announcement of the time and place of the adjourned meeting made at the special meeting; provided, however, that if the adjournment is for more than thirty days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, our board of directors shall fix a new record date for notice of such adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting. If a quorum is not present at the special meeting, or if there are not sufficient votes at the time of the special meeting to approve the stock issuance proposal, then our stockholders may be asked to vote on a proposal to adjourn the special meeting so as to permit the further solicitation of proxies.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between us, Diamond and Diamond’s stockholders. We urge you to carefully read the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein.

Effect of the Merger

The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL, we will acquire Diamond in a series of transactions, which are referred to as the merger.

As part of a series of transactions leading to the merger, (i) Dakota Intermediate, Inc., a Delaware corporation, will merge with and into Diamond, with the latter surviving; (ii) thereafter, Dakota Parent, Inc., a Delaware corporation, will merge with and into Diamond, with the latter surviving; and (iii) thereafter, DRI will merge with and into Diamond, with the latter surviving.

At closing, Diamond will be merged with and into HGV Borrower, with HGV Borrower surviving the merger and continuing to exist as a wholly-owned subsidiary of HGV. As a result of the merger, (i) each share of Diamond common stock (other than Appraisal Shares (as defined in the merger agreement), treasury shares and shares owned directly or indirectly by Diamond) will be converted into the right to receive the merger consideration and (ii) each in-the-money option, whether vested or unvested, will automatically cease to be outstanding and be converted into and exchanged for the right to receive, without any interest thereon, a number of shares of our common stock and/or cash in lieu of any fractional shares of our common stock equal to the option consideration (assuming full satisfaction of any performance-vesting conditions applicable to such in-the-money option).

Background of the Merger

After our spin-off from Hilton in January 2017 to become an independent, publicly-traded company, our newly constituted board of directors and senior management focused on ensuring appropriate corporate governance and board oversight, financial reporting, internal controls over financial reporting, investor communications, and other significant areas that are critical to the success of a new public company. With oversight from our board of directors, our senior management prioritized proper execution and management of our core business and fully leveraging our license arrangement with Hilton. During the course of 2017 and early 2018, two of our significant stockholders, The Blackstone Group and its affiliates (“Blackstone”), which owned an aggregate of approximately 40% of our common stock immediately after the spin-off, and HNA Group and its affiliates (“HNA”), which owned 24% of our common stock as a result of their purchase of our shares of common stock from Blackstone, sold all of their interests in us in multiple public offerings. As a result, one director who was designated by Blackstone and two directors (one independent and one affiliate) designated by HNA had either resigned from our board of directors or elected not to stand for re-election by May 2018.

Thereafter, our board of directors and senior management focused on the overall strategic direction of the company, and on an ongoing basis, our board of directors and senior management team reviewed our performance and future growth prospects, and considered potential opportunities to strengthen our businesses and enhance stockholder value, including the review of our strategy on a standalone basis and potential opportunities for business combinations, acquisitions and other financial and strategic alternatives.

Starting in the summer of 2019, as part of our ongoing strategic evaluation, we explored different potential strategic alternatives, including acquisitions, combinations, sale and similar transactions, and engaged in discussions with several interested parties, including with Apollo and Diamond. As part of such discussions with Apollo and Diamond, Mr. Mark Wang, our President and Chief Executive Officer, Mr. Michael Flaskey, Chief Executive Officer of Diamond, and Mr. David Sambur, Co-Lead Partner of Private Equity at Apollo, considered our and Diamond’s respective businesses, as well as potential opportunities, including a combination structure involving us and Diamond.

As part of such discussion to explore a potential transaction, we, Apollo and Diamond entered into confidentiality agreements in September 2019. In addition, we, together with BofA Securities, Inc. (“BofA Securities”), our financial advisor for such strategic evaluation, and our legal advisors, and Apollo and Diamond, together with their financial and legal advisors, conducted due diligence of each other. Our discussions and mutual diligence with Apollo and Diamond lasted through the end of 2019 and into March of 2020. At the time, our board of directors had selected BofA Securities to act as our financial advisor based on, among other things, its qualifications, expertise and reputation, and its knowledge of our business and affairs and familiarity with us and the industry in which we operate. Among other experiences, BofA Securities had significant hospitality, gaming and real estate M&A and capital markets experience. BofA Securities and its affiliates also had served as a key lead bank in our credit facility syndicate of banks and lead underwriter under our ABS program. As part of such engagement, our board of directors evaluated whether BofA Securities had any material conflicts with respect to the parties involved or potentially involved.

While such discussions and strategic explorations were continuing, in late February 2020 and early March 2020, positive cases of the COVID-19 virus began to proliferate rapidly around the world. During the same period, global travel, leisure, hospitality, and other related sectors began to experience significant disruptions due to the continued unfolding of the COVID-19 pandemic. As the pandemic continued to spread, more and more countries began to impose quarantines, shelter-in-place orders and similar restrictions, including restrictions on travel, which only exacerbated already significant disruptions on the global health, social, economic, and political sectors. Between mid-February 2020 through March 2020, the global stock markets began to experience significant volatility due to the pandemic and its widespread impact. On March 9, 2020, the Dow Jones Industrial Average (“DJIA”) lost more than 2,000 points in one day, the biggest one-day drop in its history. In barely four trading days, the DJIA plunged 6,400 points, an equivalent to approximately 26% of the total market value. Foreign stock markets experienced similar drops and volatility, including London’s FTSE 100 which lost more than 7.7% in one trading day.

The pandemic triggered a worldwide health, financial and economic crisis, including in the United States. During the ensuing months, as more and more U.S. local and state government agencies adopted quarantine and similar orders, a substantial number of hospitality, travel, and leisure businesses were forced to shut down.

The impact on our business and our stock price was no less severe. Our stock price dropped more than 68% from $32.97 on February 14, 2020, prior to the onset of the pandemic, to $10.53 on March 18, 2020. By the end of April 2020, in response to the pandemic and the governmental quarantine and similar orders, we closed virtually all of our properties and sales center operations. Like many other companies, we began to take a number of significant steps to preserve our business and liquidity in response to the pandemic and protect our stockholders, including drawing on our available amounts under our credit facility to maximize liquidity, making significant cuts to capital and inventory spending, amending our credit and warehouse facilities to provide temporary relief from financial and other covenant compliance, implementing furloughs and, eventually, workforce reductions, implementing salary cuts, including for our executive officers and directors, and adopting a stockholder rights plan. Our focus rapidly pivoted to safeguarding our owners, guests and team members, and, eventually, re-opening properties, sales locations and offices while protecting our owners, guests and team members, while implementing steps to create incremental value, including repeat owner sales with new inventory offerings, preservation of future tours by extending travel dates, ongoing work on new product offerings and partnerships, and expansion of our new virtual sales model. Accordingly, during this time, we ceased all review and exploration of, and discussions with third parties regarding potential strategic alternatives, financing and similar transactions.

As we began to re-open our properties, sales locations and offices in early June 2020 and worked towards returning to more normal business operations and conditions, Mr. Wang and the rest of our senior management team evaluated our strategic and capital allocation goals and options, including the possible acquisition of Diamond. Mr. Wang believed that combining our and Diamond’s businesses could help further drive our business to return to growth and achieve faster recovery from the pandemic in light of the complementary mix of properties between the two companies and resort locations. In early June, Mr. Wang discussed with representatives from BofA Securities the possibility of us acquiring Diamond. Shortly thereafter, BofA Securities contacted Mr. Sambur on our behalf to gauge Apollo’s interest in selling all of the Apollo Investors’ interests in Diamond to us, with Mr. Sambur indicating that he would be interested in exploring such a transaction.

On June 9, 2020, Mr. Sambur presented to Mr. Wang Apollo’s preliminary thoughts on a hypothetical all-stock combination transaction involving HGV and Diamond that could potentially create significant value for both companies’ stockholders and achieve certain synergies on a combined basis. Being keenly aware of the disruption that the pandemic had caused in the travel, leisure and lodging sectors, they agreed there could be potential added benefits of combining the two companies once the severity of the pandemic receded and consumers re-commenced leisure travel. Afterwards, Mr. Wang and the rest of our senior management discussed with BofA Securities the possibility of our acquisition of Diamond, potential valuation, and structure.

Between June 19, 2020 and June 25, 2020, our senior management met with representatives of BofA Securities numerous times to discuss the potential acquisition, synergies, capital structure, and diligence involving Diamond.

Based on such discussions, on June 25, 2020, BofA Securities, on our behalf, presented to Apollo an illustrative transaction structure whereby we would acquire 100% of the equity interest in Diamond in an all-stock transaction in exchange for approximately 29% of the total ownership in the combined company representing an equity value of approximately $935.0 million at the then-current trading price comprised of an upfront payment in our common stock valued at $497.0 million for approximately 22% equity interest, plus deferred contingent payment of $438.0 million for an additional 7% equity interest in the form of warrants or similar instruments, which would be payable in a series of tranches when our stock price crosses certain thresholds, for 50% of the value of the expected cost synergy. Such structure and potential consideration were based on limited financial information and prior to any formal financial or legal diligence, and were intended for further discussion and evaluation purposes only.

Between June 26, 2020 and July 31, 2020, our senior management continued to meet with representatives of BofA Securities numerous times to discuss the potential acquisition involving Diamond.

On August 5, 2020, at a regularly scheduled meeting, our board of directors met with representatives of our senior management to discuss the state of the timeshare industry during the pandemic, the potential recovery timeline, a potential acquisition of Diamond, and other potential value-creating opportunities with respect to an acquisition involving Diamond. Following discussion, our board of directors agreed our senior management should continue to explore such an opportunity with Apollo and Diamond’s management.

On August 11, 2020, our senior management informed senior management of Hilton that we were considering a potential acquisition of Diamond. Our senior management and the senior management of Hilton discussed the strategic merits and risks of the proposed transaction. Among other matters, we discussed Hilton’s consent that would be required under the license agreement for the acquisition, and the need to explore certain modification to the current license agreement to allow us to achieve desired synergy and value in connection such potential transaction.

On August 14, 2020, our senior management, BofA Securities, and certain representatives of Apollo held a telephone conference to discuss preliminary scope of due diligence, including our initial critical request list.

Shortly afterwards, on August 18, 2020, our senior management, BofA Securities, representatives of Apollo, and senior management of Diamond held a call to discuss an overview of our rebranding and brand integration planning and strategy as part of any acquisition of Diamond by us.

Starting on August 21, 2020, we and BofA Securities were given access to Diamond’s electronic data room. Our senior management, certain of our senior team members who were privy to such evaluation, and BofA Securities commenced financial diligence of Diamond based on available information in the data room.

Between August 27, 2020 and September 25, 2020, certain representatives from our senior management, Apollo, Diamond, BofA Securities, and Credit Suisse, financial advisor to Diamond, participated in a number of telephonic meetings to continue our discussions on exploring a possible acquisition transaction and covered a number of topics, including operational and financial diligence, financial projections, valuations and potential synergies.

On September 23, 2020, as we continued our discussions with Apollo and Diamond, Diamond provided us with financial forecasts through the electronic data room for our review and evaluation. Our senior management reviewed the materials, together with other existing materials, and continued to discuss the potential valuation and feasibility of a transaction with representatives of BofA Securities.

On October 5, 2020, our senior management met again with senior management of Hilton to present our rebranding and repositioning strategy to integrate Diamond. During the meeting, we discussed the potential that the transaction might cause our timeshare business to grow, to the benefit of both HGV and Hilton. We also discussed a “ramp-up” of the license fee under the Hilton license agreement that would be applicable with respect to the integration of the Diamond business into our platform.

On October 9, 2020, our board of directors discussed via teleconference with our senior management and representatives of BofA Securities to receive an update from our senior management and BofA Securities regarding general strategic and financial considerations relating to a potential acquisition of Diamond and related discussions with Apollo and Diamond. Our senior management discussed with our board of directors preliminary strategic and economic rationales, as well as potential risks, for pursuing such acquisition. In addition, our senior management, together with representatives from BofA Securities, provided to our board of directors an overview of the Diamond projections, our and BofA Securities’ preliminary revisions to such projections, our projections, and preliminary valuation of Diamond. In addition, based on such preliminary evaluation, our senior management presented an overview of a potential all-stock acquisition of Diamond at an equity value of approximately $840.0 million, comprised of upfront and deferred contingent payments. Our board of directors agreed that our senior management should continue to explore a possible acquisition of Diamond and to submit a preliminary, non-binding proposal to Apollo reflecting such structure.

On October 19, 2020, BofA Securities presented to Apollo and Credit Suisse a non-binding proposal on behalf of HGV regarding a potential acquisition by us of 100% of the equity interests of Diamond in an all-stock transaction whereby the former Diamond stockholders would own an aggregate of approximately 28% of the total ownership in the combined company (representing an equity value of approximately $838.0 million at the then-current trading price), comprised of an upfront payment in our common stock valued at $466.0 million for approximately 20% equity interest, plus a deferred contingent payment of $372.0 million for an additional 8% equity interest in the form of warrants or similar instruments for 50% of the value of the expected cost synergy. As an alternative, the warrants could be payable in a series of tranches when our stock price crossed certain thresholds.

In addition, on October 19, 2020, our senior management again met with senior management of Hilton during which our senior management presented a preliminary ramp-up license fee structure proposal with respect to the Diamond acquisition during the integration of the Diamond business and other related matters, and discussed Hilton’s consent that would be required under the license agreement for the acquisition.

On October 23, 2020, our senior management held a telephonic call with representatives from Apollo and Diamond to discuss both companies’ projections, business prospects, and potential cost and revenue synergies.

Throughout October 2020, our senior management continued to refine synergy assumptions, Hilton license fee modeling, and rebranding strategy. We responded to information requests from Apollo, Diamond, Credit Suisse, and PricewaterhouseCoopers, Diamond’s tax and accounting advisor, as well as Hilton. We also made information and diligence requests to Apollo, Diamond and its advisors. During this time, our senior management also engaged in discussions with BofA Securities regarding financial and cost synergies of the transaction, as well as debt financing strategy to consummate the Diamond acquisition, including bridge financing.

On November 3, 2020, at a regularly scheduled meeting, our board of directors met with our senior management to discuss further updates on discussions between us and Apollo and Diamond regarding our potential acquisition of Diamond.

On November 10, 2020, Diamond and Credit Suisse presented certain updates to Diamond’s forecast of 2022 adjusted EBITDA and explained the basis for such changes to our senior management and BofA Securities, noting that such changes were being principally driven by changes in their own projections based on favorable recovery trends from the pandemic disruptions. Our senior management and BofA Securities continued to discuss and evaluate such changes presented by Diamond, including forming their own independent views of the recovery trends and basis for such changes in the Diamond projections.

On November 15, 2020, Credit Suisse, on behalf of Diamond, delivered a non-binding proposal for a transaction whereby we would acquire Diamond for a consideration to be comprised of a combination of our common stock and $250.0 million of convertible notes with a 25% conversion premium. In exchange, assuming full conversion of the convertible notes, the former Diamond stockholders would own approximately 37% of our outstanding shares of common stock (having an equity value of approximately $1.22 billion). The shares of our common stock to be issued upfront would be equal to approximately 33% of our outstanding stock after the transaction (having an equity value of approximately $1.039 billion based on our stock’s volume weighed average price for a 2 week-period prior to the date of the offer), plus an additional 4% of our outstanding stock after the transaction (having an additional equity value of approximately $183.0 million) assuming full conversion of the convertible notes.

On November 17, 2020, Mr. Wang and Mr. Sambur spoke about the November 15 proposal and the November 10 forecast. Subsequently, on November 20, 2020, Mr. Wang received from Mr. Sambur certain supplemental information with respect to the November 10 forecast. Our senior management and BofA Securities continued to discuss and evaluate such changes, together with such additional information provided by Diamond, and continued to form and apply their own independent views for the basis of such changes and the supplemental information.

After further discussion with BofA Securities and internal discussions and evaluation, our senior management authorized BofA Securities to inform Apollo that we were not willing to proceed on the terms outlined in the November 15 offer and instead instructed BofA Securities to present, on November 30, 2020, a counteroffer to Apollo of a transaction whereby the former Diamond stockholders would own approximately 29% of our outstanding shares of common stock (having an equity value of approximately $975.0 million at the then-current market price), but with no convertible note feature. This counteroffer was reiterated by Mr. Wang directly to Mr. Sambur via telephone conversation on November 30.

On December 4, 2020, our senior management met again with Hilton’s senior management to present a revised license fee structure proposal with respect to the Diamond acquisition. Among other items, the proposal reflected the ramp-up fee structure over the initial five-year period following the closing of the transaction based on sales of new brand club membership and property revenues associated with Diamond properties that convert into HGV/Hilton licensed properties.

On December 6, 2020, we received from Credit Suisse, on behalf of Diamond, a counteroffer to our November 30 offer that reflected the former Diamond stockholders acquiring approximately a 33% interest in our company upon the closing of the transaction (having an equity value of approximately $1.20 billion at the then-current market price). Subsequently, on December 8, 2020, Mr. Wang spoke to Mr. Sambur about the latest counteroffer and indicated that we were unwilling to proceed or continue our discussions based on such valuation.

On December 11, 2020, our senior management, Diamond’ senior management, and representatives from BofA Securities and Credit Suisse held a telephone meeting to discuss certain preliminary financing considerations in connection with a possible transaction, including scope and structure of potential financing alternatives.

On December 14, 2020, Credit Suisse, on behalf of Diamond, presented an updated version of its December 6 counteroffer that reflected the former Diamond stockholders acquiring approximately a 31% interest in our company (having an equity value of approximately $1.115 billion at the then-current market price). Apollo also proposed an alternative financing structure whereby all existing indebtedness of HGV and Diamond would remain outstanding after the transaction other than the redemption of our outstanding $300.0 million senior notes, for which the Apollo Funds would provide a backstop to eliminate our need for bridge financing. However, after diligence, we concluded that it would not be feasible nor desirable to have all of Diamond’s indebtedness remain outstanding after the transaction due to a number of reasons, including change in control and similar triggers, unfavorable pricing, and terms of such indebtedness. Apollo and Credit Suisse also provided an estimated timeline for completing all financial and legal due diligence and potential signing of a definitive agreement.

After evaluation and consultation with our advisors, including with BofA Securities, on December 15, 2020, our senior management responded to Apollo with a non-binding, “best and final” offer of an all-stock acquisition that would result in the former Diamond stockholders acquiring approximately a 29.7% interest in the combined company (reflecting an equity value of approximately $1.05 billion at the then-current market price) upon the closing of the transaction. Apollo preliminarily accepted the offer, subject to continued diligence by both parties. Afterwards, the parties agreed to accelerate their respective financial and legal diligence efforts and, subject to our board of directors’ concurrence, work towards a definitive agreement on an expedited basis.

On December 18, 2020, our senior management met with representatives of PJT Partners, a financial advisor that we had retained to assist us in exploring different financing alternatives, to discuss potential debt structures for the transaction. Subsequently, our senior management continued to explore various financing structures and alternatives for the transaction in parallel to our discussions with Apollo regarding our acquisition of Diamond.

On December 22, 2020, a special meeting was convened for our board of directors at which our senior management and representatives of BofA Securities updated the board on the recent discussions and negotiations with Apollo and Diamond that culminated with the non-binding offer on December 15. After consideration, our board of directors instructed management to continue exploring a possible transaction on the terms outlined in the December 15 proposal. BofA Securities summarized for our board of directors the process to date and the likely timeline leading to a definitive acquisition agreement. Both our senior management and BofA Securities also updated our board of directors on a detailed review of Diamond and the strategic and financial considerations of a transaction, as well as the diligence efforts expended to date and the expected expansion and acceleration of the overall timeline for completing all diligence. At the special meeting, Mr. Charles R. Corbin, Executive Vice President and General Counsel, reviewed with our board its fiduciary duties with regard to its evaluation of a possible acquisition transaction involving Diamond.

Starting on December 30, 2020, our senior management and other team members, BofA Securities, and our legal advisors, Alston & Bird LLP (“Alston & Bird”), Simpson Thacher & Bartlett LLP (“Simpson Thacher”), and Foley & Lardner LLP (“Foley”), as well as our independent auditor and tax consultant, Ernst & Young LLP (“E&Y”), were provided access to Diamond’s electronic diligence data room, conducted a substantial amount of diligence, and engaged in a series of diligence conference calls with representatives from Apollo, Diamond, Credit Suisse, and Apollo’s and Diamond’s outside legal advisors, including Paul Weiss Rifkind Wharton & Garrison LLP (“Paul Weiss”).

Between December 30, 2020 and March 5, 2021, we and our financial, legal, and accounting and tax advisors held over forty separate due diligence calls with representatives of Apollo, Diamond, and their financial, legal, and accounting and tax advisors lasting up to several hours per call. During these calls, the parties discussed and covered a number of different areas of Diamond’s business and the Apollo Funds’ ownership in Diamond, including topics pertaining to treasury, inventory and rental activities, accounting and financial, resort operations and HOAs, sales and marketing, business operations, loan portfolio, IT infrastructure, call center and marketing, US and foreign tax, labor, employment and human resources, financial accounting, software, legal, consumer licensing and regulatory, securitization and debt capital, and property and development.

During a portion of the same period, Apollo’s principals, Diamond’s senior management, and their financial, legal and accounting and tax advisors conducted their own additional business and legal diligence of us and, between January 11, 2021 and February 9, 2021, they and we and our advisors held several “reverse” due diligence calls regarding our business.

Beginning in late December 2020, our senior management and our outside legal advisors began to prepare a draft merger agreement for the transaction contemplated by the December 15 proposal. The merger agreement included certain “private company” style adjustments to the purchase price, including adjustments for working capital, and an indemnification construct, and contemplated that we would purchase representations and warranties insurance. It also did not contain any type of restriction on our ability to solicit transactions involving an acquisition of HGV. Around the same time, our senior management and our outside legal advisors began to prepare a draft stockholders agreement, as well as a related overview of key governance topics (“governance overview”) to be addressed in the stockholders agreement, such as board and governance rights, transfer restrictions, standstill provisions, non-competition, and consent rights.

On January 6, 2021, BofA Securities, on our behalf, sent to representatives of Credit Suisse a draft governance overview.

On January 9, 2021, we and our legal advisors began to prepare a draft term sheet covering amendments to the existing Hilton license agreement and other arrangements that our senior management and senior management of Hilton had been discussing with respect to the license fee and related structure as part of the Diamond integration (such amendments to, or amended and restated, license agreement and other arrangements, the “Hilton agreements”).

Separately, on January 15, 2021, Simpson Thacher provided a draft of the merger agreement to Paul Weiss. During this time, all parties and their respective advisors continued to conduct business, legal and financial due diligence of the other party.

On January 20, 2021, Paul Weiss provided a draft governance rights term sheet with respect to the stockholders agreement in response to our January 6, 2021 governance overview. Among other items, the term sheet addressed board and governance rights, transfer restrictions, preemptive rights, registration rights, and consent rights, but did not include standstill or noncompetition provisions. All of these topics were the subject of numerous discussions and negotiations among the parties in the next several weeks.

On January 20, 2021, BofA Securities provided to us a proposal for a $2.3 billion of debt financing commitment for the transaction, which our senior management began to review and evaluate.

On January 21, 2021, our senior management and senior management of Hilton met in person to discuss and tentatively agreed to the final economic terms of the previously discussed ramp-up license fee structure for the integration of the Diamond properties.

On January 23, 2021, Paul Weiss provided to us comments to the draft merger agreement. In Paul Weiss’s draft, Apollo proposed a “public company” style agreement, with no adjustment to the purchase price for working capital, transaction expenses, debt or other liabilities at Diamond unlike the January 15 draft merger agreement that Simpson Thacher had provided. Also, Paul Weiss’s draft did not include an indemnity construct. These proposals were the subject of numerous discussions and negotiations among the parties in the coming weeks leading up to the signing of a definitive agreement.

Our senior management, BofA Securities and our outside legal advisors engaged in a number of discussions and analysis regarding the key issues and positions of Apollo and their advisors as reflected in the January 23 comments to the merger agreement. Concurrently, our legal advisors continued to revise the draft merger agreement and prepare a draft stockholders agreement. During this time, we, our senior management, and our outside advisors continued to conduct various diligence of Diamond and Apollo.

At the same time, our senior management, together with BofA Securities and PJT Partners, continued to evaluate various debt financing alternatives and work towards securing necessary debt commitments for the transaction. In furtherance of such effort, on January 26, 2021, our senior management requested proposals from several financial institutions (Deutsche Bank, Barclays and Truist) for debt financing commitments for the transaction, to which we received preliminary term sheets and financing strategies from such parties on January 29, 2021. Throughout the rest of January 2021 and February 2021, our senior management held a number of discussions with such financial institutions and BofA Securities to discuss their respective financial proposals and financing structure.

On February 9, 2021, our senior management, representatives from Apollo and Diamond, Simpson Thacher, Alston & Bird, and Paul Weiss participated in a telephonic meeting to discuss key issues related to the draft merger agreement and the draft stockholders agreement. Afterwards, Paul Weiss provided to us, BofA Securities, and our legal advisors a summary of key outstanding issues under both agreements. Over the course of next two days, we and our advisors discussed those outstanding item and other aspects of the transaction.

On February 10, 2021, our board of directors convened a special meeting with our senior management, BofA Securities, Alston & Bird and Simpson Thacher in attendance. Mr. Corbin reviewed with our board of directors its fiduciary obligations and the need to maintain strict confidentiality. During the meeting, our senior management discussed the status of diligence, principal documents, negotiations, governance and Hilton discussions. BofA Securities overviewed the current state of affairs, financing, timing, and other considerations. Among other items, our senior management and advisors noted that, while the parties had made substantial progress overall, significant gaps remained on a number of important items in both the merger agreement and the stockholders agreement, including the “private company” vs. “public company” issue on the merger agreement and, with respect to the stockholders agreement, the number of board seats, memberships on board committees and related governance matters, transfer restrictions, expansive consent rights, voting requirements, standstill obligations, and noncompetition restrictions. Our senior management also updated our board of directors on its evaluation of debt financing alternatives and provided an overview of the preliminary proposals that we had received from the four financial institutions, and discussed the potential license fee structure for the Diamond business under our license agreement with Hilton, disclosure implications and potential timing. After consideration, our board of directors instructed management to continue to engage in discussions and negotiations with Apollo and its advisors to resolve these outstanding items in a manner that appropriately balanced the benefits of pursuing a transaction against prudence and protecting the company and its stockholders’ interests.

On February 10, 2021, after the special meeting, our senior management and Alston & Bird discussed updates to the draft term sheet for the Hilton agreements.

On February 11, 2021, our senior management, Alston & Bird and Simpson Thacher held a telephonic conference with Mr. Leonard A. Potter, the chairman of our board of directors, to discuss the outstanding key items related to the merger agreement, the stockholders agreement, and the timeline.

Shortly after that call, on the same day, Mr. Wang held a telephonic meeting with Mr. Sambur noting that the parties still had some significant gaps in certain key areas, including excluded liabilities, public company style merger, board and related governance rights, and consent rights over corporate and board actions. Mr. Wang also noted to Mr. Sambur that, while we were open to continuing to negotiate and discuss such items, it was critical from our board of directors’ and management’s perspective to continue to focus on our year-end matters, particularly given the number of significant gaps that remained on the parties’ negotiations. Separately, Simpson Thacher had a telephone conference with Paul Weiss to relay a similar view.

Later on February 11, 2021, Simpson Thacher received an updated issues list for both the merger and stockholders agreements from Paul Weiss on behalf of Apollo, while Mr. Wang received a similar document from Mr. Sambur, pursuant to which Apollo showed significant progress on a majority of the outstanding issues.

On February 12, 2021, our senior management met with Alston & Bird and Simpson Thacher to discuss the latest progress from Apollo as reflected in the revised issues list that Paul Weiss had provided. Given the significant progress made, our legal advisors began to prepare updated drafts of the merger agreement and stockholders agreement. In addition, Alston & Bird began to prepare drafts of the Hilton agreements and updated the term sheet related to the Hilton agreements.

On February 19, 2021, Simpson Thacher provided an updated draft of the merger agreement and a draft of the stockholders agreement to Paul Weiss. The merger agreement included agreed on elements of both a “private company” style agreement (certain excluded liabilities that are not calculated in the purchase price and certain indemnities) and a “public company’ style agreement (a “locked box” purchase price calculation, where the purchase price is (a) adjusted downward for any “leakage” that occurs after the locked box date of December 31, 2020 and (b) not adjusted upwards for any increase in value that occurs after the locked box date). The merger agreement also included interim operating covenants for Diamond customary for a private company acquisition, limited interim operating covenants for HGV and additional closing conditions related to the warehouse facilities. The stockholders agreement reflected limited board, committee and related governance rights, significant transfer restrictions, significantly limited Apollo voting rights, customary standstill provisions, and certain noncompetition obligations.

Between February 22 and February 23, 2021, Paul Weiss provided comments to the merger agreement and the stockholders agreement to Alston & Bird and Simpson Thacher. The merger agreement reflected closer alignment of the parties on provisions related to indemnification, interim operating covenants and other covenants. The draft reflected ongoing negotiations on open economic points related to repurchase obligations, financing, taxes and employees. The draft stockholders agreement also reflected progress that the parties had made on provisions pertaining to board and governance rights, transfer restrictions, voting rights, standstill provisions, and noncompetition restrictions, but the parties continued to have ongoing negotiations on some of the details related to those provisions.

On February 23, 2021, Diamond’s board of directors held a meeting with representatives of its management and Paul Weiss in attendance. At that meeting, representatives of Diamond’s management provided Diamond’s board of directors with a summary of Diamond’s recent financial performance. In addition, representatives of management updated Diamond’s board of directors on the progress and material economic terms of the potential transaction with HGV and reviewed with Diamond’s board of directors its fiduciary duties under applicable law in considering such potential transaction. The meeting concluded with representatives of management indicating that they would continue to keep the board informed of material updates and provide Diamond’s board of directors with further fulsome details of the material terms of a potential transaction with HGV at a later date.

Starting on February 23, 2021, both parties and their respective advisors commenced a daily status and update call to keep apprised of progress and any significant outstanding items.

In addition, commencing on February 23, 2021, we and Diamond (including our respective advisors) began to share certain preliminary and confidential external and internal communication plans in anticipation of a transaction announcement. Ultimately, these included the exchanges of draft press releases, internal employee and VOI owner communications, and related materials all the way up to the March 10 announcement.

On February 24, 2021, our senior management team met with its advisors, including BofA Securities, Alston & Bird and Simpson Thacher to discuss the revised drafts of the merger agreement and stockholders agreement and discuss next steps. Also on February 24, 2021, Alston & Bird held a telephonic meeting with Paul Weiss to discuss the revised draft of the stockholders agreement to provide feedback and obtain clarification regarding certain items.

Between February 24, and February 26, 2021, the parties discussed the comments on the merger agreement and stockholders agreement, and continued dialogue over excluded liabilities and transaction expenses, standstill, and transfer restrictions in the two principal documents. The parties continued to address gaps in the scope and calculation of excluded liabilities, including transaction expenses of Diamond, change of control payments of Diamond, taxes, and indebtedness items; antitrust divestiture threshold; termination fees; closing conditions related to warehouse financing and no securitization defaults; and transfer restrictions and standstill.

On February 25 and February 26, 2021, our senior management and senior management of Hilton discussed comments on the term sheet related to the Hilton agreements, and their comments on the merger agreement and stockholders agreement, including a request by Hilton to become a party to the stockholders agreement with a right to consent to any amendment or waiver thereto. The parties also discussed the Hilton consent and the timing of finalizing such consent and Hilton agreements within the overall timing for finalizing the merger agreement and the stockholders agreement.

On February 26, 2021, Alston & Bird sent a revised draft of the stockholders agreement to Paul Weiss while, on February 27, 2021, Simpson Thacher sent a revised draft of the merger agreement to Paul Weiss. Over the course of both days, our senior management and Alston & Bird continued to discuss with Hilton certain open points with respect to the term sheet for the Hilton agreements.

On February 27, 2021, our senior management selected three banks—BofA Securities, Deutsche Bank and Barclays—to provide the necessary debt financings for the transaction, and the parties, together with their respective counsels, began to prepare and negotiate the debt commitment documents.

Between February 27 and March 1, 2021, HGV, Apollo, Diamond and their respective legal advisors continued to conduct diligence and hold a number of calls to discuss key open issues on the principal documents. In addition, our senior management, Alston & Bird and Hilton continued to discuss the Hilton term sheet and Hilton’s comments to the stockholders agreement.

On February 28, 2021, we provided our initial draft of the disclosure schedules to Paul Weiss. We received initial comments on March 2, 2021 and Apollo, Diamond and their advisors continued to review and provide comments to us, and we continued to revise the disclosure schedules over the course of next approximately two weeks. During this time, we also reviewed and provide comments on multiple drafts of Diamond’s disclosure schedules.

On March 2, 2021, each of the three standing committees of our board of directors met for its respective regularly scheduled meeting. On March 2, 2021, at the Nominating & Corporate Governance Committee meeting, our senior management and Alston & Bird updated the members of the committee on the status of negotiation with Apollo related to board governance, transfer restrictions, standstill and other matters, including the qualifications of the Apollo designees to serve on the board of directors, and the committee’s evaluation process with respect to such designees.

On March 3, 2021, our board of directors held a meeting with representatives of our management, BofA Securities, Alston & Bird and Simpson Thacher in attendance. During that meeting, our board of directors discussed the business, financial and other aspects of the potential business combination with Diamond and the outcome of our management’s and our advisors’ due diligence review of Apollo and Diamond. In addition, a representative of Simpson Thacher reviewed and discussed the fiduciary duties applicable to our directors in connection with the proposed transaction and the terms of the draft merger agreement, and a representative of Alston & Bird reviewed and discussed the terms of the draft stockholders agreement with Apollo and the amended and restated license agreement with Hilton. In addition, our management and representatives of BofA Securities, Alston & Bird and Simpson Thacher provided updates on the status of negotiations with Apollo, Diamond and their advisors. Our board of directors discussed key remaining issues in the merger agreement, stockholders agreement and the Hilton agreements, including efforts required to obtain regulatory approvals, the scope and calculation of purchase price items, closing conditions related to Diamond’s warehouse facilities scheduled to roll over, covenants regarding HGV’s proxy statement and stockholder vote, indemnification for certain pre-closing taxes, the outside date to close the transaction, and the termination fee payable by HGV in the event that, among other situations, we or Diamond were to terminate the merger agreement under certain circumstances. BofA Securities presented to our board of directors its preliminary financial analyses of the merger consideration. Our board of directors also discussed certain management projections and forecasts for HGV and forecasts relating to anticipated synergies, and directed BofA Securities to use these management projections and forecasts, or subsets thereof, for their respective financial analyses. For further information regarding these management projections and forecasts, please see “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 69 of this proxy statement. In addition, at the meeting, our senior management also provided an update to our board of directors on debt financing alternatives and negotiations with BofA Securities, Deutsche Bank and Barclays, and the terms of the likely committed financing package from such banks. Based on such presentations and discussions, our board of directors authorized our senior management and our advisors to continue to negotiate with Diamond towards a transaction.

On March 3, 2021, Paul Weiss provided comments to the merger agreement to Simpson Thacher. The merger agreement reflected closer alignment on efforts required to obtain regulatory approvals and other covenants and ongoing negotiations of the purchase price, repurchase obligations, financing, taxes and employee matters.

On March 4, 2021, our senior management team met with its advisors, including BofA Securities, Alston & Bird and Simpson Thacher to discuss the revised draft of the merger agreement.

Between March 4 and 5, 2021, Hilton provided additional comments to the stockholders agreement and Hilton consent. Among other items, Hilton continued to request that it be added as a party to the stockholders agreement for the purposes of approving any amendments or waivers thereto, but we and Alston & Bird discussed with Hilton that such right of approval should be limited only to certain key provisions thereof, including board and governance, transfer restrictions, required voting, and standstill provisions.

On March 5, Simpson Thacher sent a revised draft of merger agreement to Paul Weiss.

On March 5, 2021, our senior management, Alston & Bird and Hilton discussed several open matters on the draft term sheet related to the Hilton agreements. After resolving several of the remaining items, on March 6, 2021, Alston & Bird circulated draft Hilton agreements to Hilton. Alston & Bird also circulated a revised draft of the Hilton consent to Hilton.

On March 6, 2021, our senior management team met with its advisors, including BofA Securities, Alston & Bird and Simpson Thacher to discuss the remaining open items in the merger agreement.

On March 6, 2021, Alston & Bird, Hilton and Wilmer Hale LLP (“Wilmer”), Hilton’s counsel, had several telephonic meetings to discuss the draft stockholders agreement, the Hilton consent, and the Hilton agreements. Among several items discussed were standstill, noncompetition, and transfer restriction provisions. Alston & Bird and Paul Weiss also had several telephonic meetings to discuss the draft stockholders agreement and certain schedules and attachments thereto, and the Hilton consent.

On March 7, 2021, Paul Weiss provided comments to the merger agreement to Simpson Thacher and a spreadsheet of the calculation of transaction expenses, indebtedness and leakage and other dollar amounts to be borne by each party.

On March 7, 2021, our senior management, Alston & Bird and Hilton had additional telephonic meetings to discuss the Hilton agreements. Alston & Bird and Hilton had separate telephonic meetings to continue their discussions on the draft stockholders agreement and the Hilton consent. Similarly, Alston & Bird and Paul Weiss had several additional telephonic meetings to discuss the draft stockholders agreement and certain schedules and attachments thereto, and the Hilton consent.

On March 7 and March 8, 2021, representatives from HGV, Apollo, Diamond, and their respective advisors continued to negotiate the purchase price items in the spreadsheet of transaction expenses, indebtedness and leakage. In addition, during the same period, Alston & Bird revised and recirculated draft stockholders agreement and related schedules and attachments thereto, the Hilton consent, and the Hilton agreements to each of Paul Weiss and Hilton.

On March 8, 2021, our senior management team met with its advisors, including BofA Securities, Alston & Bird and Simpson Thacher, to discuss remaining open items in the merger agreement and ongoing negotiations on purchase price items. Simpson Thacher sent a revised draft of the merger agreement and spreadsheet to Paul Weiss.

On March 8, 2021, our board of directors held a meeting with representatives of our management, BofA Securities, Alston & Bird and Simpson Thacher in attendance. At that meeting, our management and our advisors in attendance updated the board of directors on the status of negotiations with Apollo, Diamond and their advisors. BofA Securities made a presentation to our board of directors regarding the business, financial and other aspects of the potential business combination with Diamond and the outcome of management’s due diligence review of Diamond. Representatives of BofA Securities then rendered its oral fairness opinion, which was subsequently confirmed by delivery of a written opinion from BofA Securities, dated March 9, 2021, to our board of directors to the effect that, as of the date of its written opinion and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by BofA Securities in preparing its written opinion, as set forth in such opinion, the merger consideration to be paid by HGV in the proposed acquisition of Diamond pursuant to the merger agreement was fair, from a financial point of view, to HGV (see “—Opinion of our Financial Advisor” on page 59 of this proxy statement). Representatives of Simpson Thacher reviewed with our board of directors its fiduciary duties under applicable law and reviewed with our board of directors the negotiated terms of the merger agreement that was substantially complete, focusing on certain changes to the terms discussed at the meeting of our board of directors on March 3, 2021, such as the agreed on concept that would allow HGV’s board to change its recommendation in favor of the deal in response to an “Intervening Event” that occurs post-signing of the merger agreement and the calculation of transaction expenses. In addition, Alston & Bird reviewed with our board of directors the negotiated terms of the stockholders agreement that was substantially complete, focusing on a few items that remained subject to continuing discussions with Paul Weiss, as well as the substantially completed Hilton agreements. In addition, our management updated our board of directors that the committed financing package from BofA Securities, Deutsche Bank and Barclays was close to being finalized.

After such review and following further discussion with representatives of BofA Securities, Alston & Bird, and Simpson Thacher about potential reasons for and against the proposed merger (see below under the heading “ —Our Reasons for the Merger; Recommendation of Our Board of Directors” on page 55 of this proxy statement), our board of directors approved the proposed merger and the share issuance substantially on the terms presented to, and discussed by, the board of directors at the meeting and at the March 3 meeting, as well as the committed financing package, and authorized our management and our advisors to continue to negotiate and finalize the terms of the merger agreement, the stockholders agreement, the Hilton consent, the Hilton agreements, debt financing documents, and to execute and deliver the merger agreement, substantially in the form provided to the board of directors in advance of the meeting, with such changes as the authorized officers deemed necessary, desirable or advisable, as well as any ancillary agreements or items to be provided in connection with the signing of the merger agreement. In approving the debt financing arrangement with BofA Securities, Deutsche Bank and Barclays, including in connection with considering such arrangement at prior meetings, our board of directors was aware of BofA Securities’ role as our financial advisor in the merger, BofA Securities affiliates’ prior and existing banking relationship with HGV, and its participation in the debt financing arrangements for the merger transaction.

On March 8, 2021, Diamond’s board of directors held a meeting with representatives of its management and Paul Weiss in attendance. At that meeting, representatives of Paul Weiss updated Diamond’s board of directors on the status of negotiations with HGV and its advisors and representatives of Credit Suisse provided an overview to Diamond’s board of directors of the transaction and economic terms. Representatives of Paul Weiss reviewed with Diamond’s board of directors its fiduciary duties under applicable law in considering a potential transaction with HGV and the negotiated terms of the merger agreement that was substantially complete and the limited number of open items that remained subject to continuing discussions with HGV’s advisors, particularly as it related to the calculation of transaction expenses, indebtedness and leakage and other dollar amounts to be borne by each party. The meeting concluded with representatives of Paul Weiss indicating that they would update Diamond’s board of directors upon finalization of the open items for their final approval.

Throughout March 8 and March 9, 2021, representatives of HGV, Simpson Thacher, Apollo, Diamond, and Paul Weiss continued to finalize the terms of the merger agreement, including the dollar amount of the termination fees payable in certain situations by us to Diamond and the interim operating covenants of Diamond and HGV. In addition, representatives of HGV, Alston & Bird, Paul Weiss, Hilton and Wilmer continued to finalize the terms of the stockholders agreement, Hilton consent and the Hilton agreements.

On March 9 and early March 10, 2021, we and BofA Securities, Deutsche Bank and Barclays finalized and entered into commitment arrangements for such banks to provide to us an aggregate of $2.8 billion of debt financing to financing the acquisition of Diamond and the related transactions. In addition, HGV, Apollo, Diamond, Simpson Thacher and Paul, Weiss finalized the terms of the merger agreement while HGV, Apollo, Alston & Bird, and Paul Weiss finalized the form of the stockholders agreements, other ancillary documents, and the Hilton consent. Further, contemporaneously, HGV, Alston & Bird, Hilton and Wilmer finalized the Hilton consent and the Hilton agreements.

During the early morning on March 10, 2021, representatives of Paul Weiss provided Diamond’s board of directors with an update on the status of the discussions with HGV’s advisors and a summary of the material changes to the merger agreement since Diamond’s board of directors last convened. Diamond’s board of directors proceeded to approve the merger agreement and each of the transactions contemplated thereby, including the merger, by unanimous written consent.

Later in the early morning of March 10, 2021, we, HGV Borrower, Diamond, the Apollo Investors, and the other Diamond stockholders executed and delivered the merger agreement. Simultaneously with the execution of the merger agreement, Hilton delivered to us the Hilton consent, and we and Hilton entered into the Hilton agreements.

On the morning of March 10, 2021, prior to the opening of trading on the NYSE, we, Diamond and Apollo issued a joint press release announcing the execution of the merger agreement.

Subsequent to the announcement, on April 8, 2021, we determined that the Net Synergy/Cost Savings (as defined below under “—Opinion of Our Financial Advisor” beginning on page 59 of this proxy statement) estimates should have assumed only the synergies that would be achieved subsequent to the anticipated closing of the transaction of July 1, 2021, rather than a January 1, 2021 closing that was assumed in the initial Net Synergy/Cost Savings estimates used by BofA Securities in connection with its fairness opinion on March 9, 2021. This adjustment changed our estimate of the realized Net Synergies/Cost Savings for calendar year 2021 to $25 million from the prior $59 million assumed in the initial fairness opinion. Consequently, (i) BofA Securities’ discounted cash flow analysis using the original Net Synergy/Cost Savings estimates, as described below under “—Opinion of Our Financial Advisor” beginning on page 59 of this proxy statement, resulted in a range of implied equity value for Diamond of $1,260 million to $1,950 million instead of $1,230 million to $1,930 million, and (ii) BofA Securities’ pro forma relative ownership analysis based on discounted cash flow using the original Net Synergy/Cost Savings estimates, as described below under “—Opinion of Our Financial Advisor” beginning on page 59 of this proxy statement, resulted in a range of pro forma ownership by Diamond’s stockholder of the combined company of 22.2% to 38.6% instead of 21.8% to 38.4%. On April 9, 2021, BofA Securities confirmed to our board of directors in writing that had BofA Securities issued its opinion on the basis of the actual Net Synergies/Cost Savings, there would have been no change to the conclusion set forth in its March 9, 2021 opinion.

Reasons for the Merger; Recommendation of Our Board of Directors

After careful consideration, our board of directors, at a meeting held on March 8, 2021, unanimously determined that the merger agreement, the issuance of shares of our common stock in connection with the merger, and the other transactions contemplated by the merger agreement are advisable and in the best interests of HGV and its stockholders. As such, our board of directors authorized and approved the merger agreement, the issuance of shares of our common stock in the merger and the other transactions contemplated thereby by a unanimous vote of its directors, and adopted resolutions directing that the stock issuance proposal be submitted to our stockholders for their consideration. Accordingly, our board of directors unanimously recommends that HGV stockholders vote “FOR” the stock issuance proposal.

HGV’s board of directors considered many reasons in making its decision to approve the merger agreement and the issuance of shares of our common stock in the merger and the other transactions contemplated thereby and in making its recommendation to the HGV stockholders that they approve the issuance of shares of our common stock in the merger. In arriving at its decision, our board of directors consulted with our senior management, legal advisors, financial advisors and other advisors, reviewed a significant amount of information, and concluded in its business judgment that the proposed merger is likely to result in significant strategic and financial benefits to HGV and its stockholders, including the following anticipated benefits (which are not exclusive or listed in any relative order of importance):

Potentially Positive Considerations

•

Combining HGV and Diamond would create a leading vacation ownership company with locations in key destinations and create a more globally diversified company, with increased scale, geographic presence, diversity of revenue streams and product offerings, particularly as the travel and leisure industry continues its recovery from the COVID-19 pandemic;

•	HGV and Diamond have historically focused on different customer pools, and acquiring Diamond will allow HGV to dramatically expand its potential customer base;

•	The expectation that HGV would achieve a minimum of $125 million of targeted annual cost synergies by leveraging operational and general and administrative cost efficiencies;

•

The expectation that the merger will increase recurring EBITDA streams and drive overall cash flow, with adjusted free cash flow per share accretion in year one (excluding one-time transaction-related expenses);

•

The expectation that adding a new brand within HGV as part of the Diamond integration represents a strong strategic fit in conjunction with Hilton generated opportunities and enhances our ability to capitalize on leads and tours sourced from Hilton;

•

The expectation that adding the Hilton Vacations Club Brand to the Diamond portfolio of resorts will add significant credibility and enhance the value of the Diamond portfolio and existing owners within the existing Diamond business;

•

The expectation that the merger will accelerate the launch of a HGV-branded trust product offering by rebranding Diamond’s trust, Club, and properties to drive further revenue growth in a new customer segment

•

The expectation that the free cash flow from the combined businesses after the merger would be strong and allow for us to advance further growth prospects, enhance stockholder returns and/or repay debt;

•

The expectation of sales growth with respect to Diamond’s vacation ownership business and properties, and potential for further improvement when combined with opportunities provided by our agreements with Hilton;

•

The fact that Hilton has provided its irrevocable consent as required under the Hilton license agreement (subject to certain limited conditions), and we and Hilton have entered into the A&R license agreement and other arrangements that will facilitate our integration of Diamond’s business and properties, as more fully described in “Other Agreements—Hilton Agreements and Consent” beginning on page 106 of this proxy statement;

•

The fact that because the number of shares of our common stock to be issued under the merger agreement is fixed (with certain adjustments) and will not be adjusted for fluctuations in the market price of shares of our common stock, we have greater certainty as to the number of shares of our common stock to be issued in the merger;

•

Based on our outstanding shares as of • , 2021, our stockholders would own approximately 72% of the combined company on a fully diluted basis immediately following the closing of the merger and, therefore, will continue to participate in potential appreciation in equity value of the combined company;

•

The continuity of our board of directors and their familiarity with, and understanding of, our company and the timeshare industry, as augmented by the expected addition of two members designated by Apollo, which will only add to our board of directors’ understanding and knowledge of Diamond and add additional experience with the timeshare industry;

•

The oral opinion of BofA Securities to our board of directors on March 8, 2021, and the written opinion of BofA Securities to our board of directors, dated March 9, 2021, and related financial analysis presented by BofA Securities to our board of directors on such dates, to the effect that, as of the date of the written opinion and based upon and subject to the factors and assumptions set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to us. A copy of that written opinion is included as Annex B to this proxy statement and described under “—Opinion of our Financial Advisor,” beginning on page 59 of this proxy statement;

•

The belief of our board of directors, following consultation with our senior management, and based in part upon the debt financing commitments that we obtained, that it was likely that we would be able to obtain the necessary financing to refinance our debt and existing Diamond indebtedness, if necessary, and that after the completion of the merger, HGV would be able to repay and service any indebtedness that is expected to form the interim or permanent financing of the merger and, with respect to such indebtedness, to comply with the financial covenants applicable to such indebtedness, after its review and discussion of various factors, including the expected terms of the proposed interim and permanent financing for the merger (including fees and interest);

•

The fact that Diamond’s remedy in the event we are not able to obtain the proceeds of our committed debt financing in connection with the merger could be limited to a reverse termination fee of $73.5 million;

•	The terms and conditions of the merger agreement reflect our and Diamond’s commitment to closing;

•	The ability of our board of directors, under certain circumstances, to make a change in their recommendation of the merger agreement in response to certain intervening events favorable to us;

•	The fact that the merger is subject to approval by the holders of a majority of the shares of HGV common stock, and that stockholders have the ability to reject the merger;

•

We purchased a representation and warranty insurance policy in connection with Diamond’s representations and warranties in the merger agreement and obtained certain indemnities from the Apollo Investors, which protects us against certain downside risk;

•

The terms of the transaction were heavily negotiated over the course of a long period of discussions with an Apollo affiliate, and the Apollo affiliate agreed to price and post-closing recourse terms that our board of directors thought were attractive;

•

The fact that Apollo is a sophisticated investor and Apollo’s willingness to have the Apollo Funds invest in the combined company by taking stock consideration, which our board of directors viewed as validation of the combined company’s prospects;

•

Apollo agreed to certain company favorable governance terms under the stockholders agreement, including (a) limited approval rights and (b) a standstill and our ability to adopt a poison pill that would prevent the Apollo Funds from acquiring control of the combined company without negotiating with the full board of directors of the combined company;

•	Our ability, under certain circumstances as set out in the merger agreement, to engage in discussions with a third party that was interested in acquiring HGV or the combined company;

•

Apollo agreed to certain restrictions in the stockholders agreement on the manner and timing of the Apollo Funds’ ability to exit HGV stock, and such restrictions could be favorable to our stockholders; and

•	The merger agreement includes a condition that we will not be obligated to close the merger if a material adverse effect on Diamond has occurred and is continuing.

Potentially Negative Considerations

In the course of its deliberations, our board of directors also considered a variety of uncertainties, risks and other potentially negative considerations relevant to the transaction, including the following (which are not exclusive or listed in any relative order of importance):

•	The restrictions on the conduct of our business during the period between the execution of the merger agreement and the completion of the merger;

•	The costs associated with completing the merger and realizing the benefits we expect to obtain in connection with the merger, including management’s time and energy and potential opportunity cost;

•	The challenges in absorbing the effect of any failure to complete the merger, including potential termination fees and stockholder and market reactions;

•	The potential earnings dilution to our stockholders following the closing of the merger if synergies are not achieved;

•	Our stockholders, who currently own all of the equity interests in HGV, will own approximately 72% of the equity interest in the combined company;

•	The challenges inherent in combining two businesses of the size and complexity of HGV and Diamond, including the possible diversion of management and employee attention for an extended period of time;

•	The potential for diversion of management and employee attention during the period before completion of the merger, and the potential negative effects on our and our combined company’s business;

•

The extent to which our increased leverage could result in restrictions on our uses of cash, which could cause us to reduce capital expenditures, limit financing offered to customers (which could result in reduced sales) and dedicate an unsustainable level of its cash flow from operations to the payment of principal and interest on its indebtedness;

•

The risk that certain provisions in certain of our and Diamond’s contracts may constrain or delay the timing for realizing, operational and development plans, synergies, cost savings and other anticipated benefits expected to result from a combination of us and Diamond;

•

The risk that regulatory agencies may object to and challenge the merger or may impose terms and conditions in order to resolve those objections that adversely affect our financial results on a combined basis; see the section entitled “—Regulatory Clearances Required for the Merger” beginning on page 76 of this proxy statement;

•

Hilton’s right to terminate or take other actions with respect to the A&R license agreement with us following the consummation of the merger if we fail to comply with its terms as we integrate the Diamond business;

•

Hilton’s ability to revoke its consent of the merger in the event that the merger agreement is materially amended or the final form of the stockholders agreement is modified between the date of the merger agreement and the closing;

•

The absence of a financing condition in the merger agreement and Diamond’s ability to terminate the agreement and seek payment of a termination fee in the event we are not able to obtain the proceeds of our committed debt financing in connection with the merger;

•

The potential that the fixed exchange ratio under the merger agreement could result in us delivering greater value to Diamond stockholders than had been anticipated by HGV should the value of the shares of our common stock increase from the date of the execution of the merger agreement;

•

The risk that the travel and leisure industry will not recover as quickly or as much as we expect or would hope from the COVID-19 pandemic, or that the pandemic will continue to cause significant disruptions and adverse effect on our business, Diamond’s business, the travel and leisure industry, and the global economy in general, making it very difficult for us to achieve positive benefits from the merger;

•	The risk of significant decline in value of Diamond’s business during the period between signing and closing;

•	The risk that the Apollo Funds exit the stock of the combined company which could drive down the share price of the stock of the combined company;

•	The risk that adding two members to the board of directors of the combined company could alter the dynamics of the board of directors in unproductive ways;

•	The risk that Diamond employees may not successfully integrate into our culture;

•	The risk that our existing customers may not accept or use the Diamond properties as part of our overall network of properties after the integration;

•	The risk that an Apollo affiliate may end up competing with the combined company through other investments;

•	The risk that our stockholders will be diluted in the short term before expected synergies are achieved; and

•	Acquirors often face a decline in their stock price immediately post-announcement.

Further, our board of directors considered that some members of our board of directors and certain executive officers may have interests in the proposed merger as individuals that are in addition to, and that may be different from, the interest of our stockholders generally, as described under “—Interests of Our Directors and Executive Officers in the Merger” beginning on page 73 of this proxy statement.

After considering the factors described above, our board of directors unanimously concluded that the potentially positive reasons relating to the merger agreement and the transactions contemplated thereby, including the issuance of shares of our common stock to Diamond stockholders, outweighed the potentially negative reasons.

The foregoing discussion of the information and reasons considered by our board of directors is not exhaustive but is intended to reflect the material reasons considered by our board of directors in its evaluation of the merger. In view of the complexity, and the large number, of the reasons considered, our board of directors, both individually and collectively, did not find it practicable to, and did not attempt to, quantify or assign any relative or specific weight to the various reasons. Rather, our board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of our board of directors may have given different weight to different reasons.

The foregoing discussion of the information and reasons considered by our board of directors is forward-looking in nature. This information should be read in light of the reasons described under “Risk Factors” beginning on page 22 of this proxy statement and “Special Note About Forward-Looking Statements” beginning on page 35 of this proxy statement.

Opinion of Our Financial Advisor

HGV has retained BofA Securities to act as HGV’s financial advisor in connection with the merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. As previously noted, HGV selected BofA Securities to act as its financial advisor in connection with the merger on the basis of BofA Securities’ experience in transactions similar to the merger, its reputation in the investment community, and its familiarity with HGV, Diamond, and their respective businesses, and its significant hospitality, gaming and real estate M&A and capital markets experience.

On March 8, 2021, at a meeting of HGV’s board of directors held to evaluate the merger, BofA Securities delivered to HGV’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated March 9, 2021, to the effect that, as of such date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration was fair, from a financial point of view, to HGV.

On April 8, 2021, HGV notified BofA Securities that the Net Synergies/Cost Savings (as defined below) used by BofA Securities in connection with its fairness opinion should have assumed only the synergies that would be achieved subsequent to the anticipated closing of the transaction of July 1, 2021, rather than a January 1, 2021 closing. Specifically, the estimated cost savings for fiscal year 2021 should have been stated as $25 million rather than $59 million as reflected in the Net Synergies/Cost Savings. Consequently, (i) BofA Securities’ discounted cash flow analysis using the original Net Synergy/Cost Savings estimates, as described below, resulted in a range of implied equity value for Diamond of $1,260 million to $1,950 million instead of $1,230 million to $1,930 million, and (ii) BofA Securities’ pro forma relative ownership analysis based on discounted cash flow using the original Net Synergy/Cost Savings estimates, as described below, resulted in a range of pro forma ownership by Diamond’s shareholders of the combined company of 22.2% to 38.6% instead of 21.8% to 38.4%. On April 9, 2021, BofA Securities confirmed in writing to HGV’s board of directors that had BofA Securities issued its opinion on the basis of the actual Net Synergies/Cost Savings, there would have been no change to the conclusion set forth in such opinion.

The full text of the written opinion of BofA Securities to the HGV board of directors, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by BofA Securities in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the written opinion. BofA Securities delivered its opinion to the HGV board of directors for the benefit and use of the HGV board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration provided for in the merger from a financial point of view. BofA Securities’ opinion does not address any terms or other aspects or implications of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to HGV or any of its affiliates or in which HGV or any of its affiliates might engage or as to the underlying business decision of HGV to proceed with or effect the merger. BofA Securities’ opinion does not address any other aspect or implication of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the stock issuance proposal or any related matter.

In connection with rendering its opinion, BofA Securities, among other things:

(a)	reviewed certain publicly available business and financial information relating to Diamond and HGV;

(b)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Diamond furnished to or discussed with BofA Securities by the management of Diamond, including certain financial forecasts relating to Diamond prepared by the management of Diamond (such forecasts, the “Diamond Forecasts”);

(c)

reviewed an alternative version of the Diamond Forecasts incorporating certain adjustments thereto made by the management of HGV (the “Adjusted Diamond Forecasts”) and discussed with the management of HGV its assessments as to the relative likelihood of achieving the future financial results reflected in the Diamond Forecasts and the Adjusted Diamond Forecasts;

(d)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of HGV furnished to or discussed with BofA Securities by the management of HGV, including certain financial forecasts relating to HGV prepared by the management of HGV (such forecasts, the “HGV Forecasts”);

(e)

reviewed certain estimates as to the amount and timing of cost savings and revenue enhancements, inclusive of the costs and timing to implement such cost savings and revenue enhancements (collectively, the “Net Synergies/Cost Savings”) anticipated by the management of HGV to result from the merger;

(f)

discussed the past and current business, operations, financial condition and prospects of Diamond with members of senior managements of Diamond and HGV, and discussed the past and current business, operations, financial condition and prospects of HGV with members of senior management of HGV;

(g)

discussed with the management of HGV its assessments as to Diamond’s existing and future relationships, agreements and arrangements with, and HGV’s ability to retain, key customers and employees of Diamond;

(h)	reviewed the potential pro forma financial impact of the merger on the future financial performance of HGV, including the potential effect on HGV’s estimated adjusted free cash flow;

(i)	reviewed the trading history for our common stock and a comparison of such trading history with the trading histories of other companies BofA Securities deemed relevant;

(j)	compared certain financial information of Diamond and certain financial and stock market information of HGV with similar information of other companies BofA Securities deemed relevant;

(k)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Securities deemed relevant;

(l)	reviewed the relative financial contributions of Diamond and HGV to the future financial performance of the combined company on a pro forma basis;

(m)	reviewed a draft, dated March 7, 2021, of the Agreement (the “Draft Agreement”); and

(n)	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with BofA Securities and BofA Securities relied upon the assurances of the managements of HGV and Diamond that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Diamond Forecasts, BofA Securities were advised by Diamond, and BofA Securities assumed with the consent of HGV, that they were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the management of Diamond as to the future financial performance of Diamond. With respect to the Adjusted Diamond Forecasts, the HGV Forecasts and the Net Synergies/Cost Savings, BofA Securities assumed, at the direction of HGV, that they were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the management of HGV as to the future financial performance of Diamond and HGV and the other matters covered thereby and, based on the assessments of the management of HGV as to the relative likelihood of achieving the future financial results reflected in the Diamond Forecasts and the Adjusted Diamond Forecasts, BofA Securities relied, at the direction of HGV, on the Adjusted Diamond Forecasts for purposes of its opinion. BofA Securities relied, at the direction of HGV, on the assessments of the management of HGV as to HGV’s ability to achieve the Net Synergies/Cost Savings and were advised by HGV, and assumed, that the Net Synergies/Cost Savings will be realized in the amounts and at the times projected. BofA Securities did not make, nor were they provided with, any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Diamond or HGV, nor did BofA Securities make any physical inspection of the properties or assets of Diamond or HGV. BofA Securities did not evaluate the solvency or fair value of Diamond or HGV under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of HGV, that the merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Diamond, HGV or the contemplated benefits of the merger. BofA Securities also assumed, at the direction of HGV, that the merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. BofA Securities also assumed, at the direction of HGV, that the final executed merger agreement did not differ in any material respect from the Draft Agreement reviewed by BofA Securities.

BofA Securities expressed no view or opinion as to any terms or other aspects or implications of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger, any adjustments to the merger consideration, or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the merger or otherwise. BofA Securities’ opinion was limited to the fairness, from a financial point of view, to HGV of the merger consideration provided for in the merger and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to HGV or in which HGV might engage or as to the underlying business decision of HGV to proceed with or effect the merger. BofA Securities also did not express any view or opinion with respect to, and BofA Securities relied, at the direction of HGV, upon the assessments of representatives of HGV regarding, legal, regulatory, accounting, tax and similar matters relating to Diamond, HGV or the merger, as to which matters BofA Securities understood that HGV obtained such advice as it deemed necessary from qualified professionals. BofA Securities did not express any opinion as to what the value of our common stock actually will be when issued or the prices at which our common stock will trade at any time, including following announcement or consummation of the merger. In addition, BofA Securities expressed no opinion or recommendation as to how any holder of shares of our common stock should vote or act in connection with the stock issuance proposal or any related matter.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. BofA Securities noted that the credit, financial and stock markets have been experiencing unusual volatility and BofA Securities expressed no opinion or view as to any potential effects of such volatility on HGV, Diamond, or the merger. It should be understood that subsequent developments may affect its opinion, and BofA Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities.

The discussions set forth below in the sections entitled “—Summary of Material Diamond Financial Analyses,” “—Summary of Material HGV Financial Analyses” and “—Summary of Material Relative Financial Analyses” represent a brief summary of the material financial analyses presented by BofA Securities to HGV’s board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.

Summary of Material Diamond Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for Diamond and four publicly traded companies in the timeshare industry. BofA Securities reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on March 5, 2021, plus debt, plus preferred stock, plus minority interest, and less cash and cash equivalents, as a multiple of calendar year 2019 and estimated calendar year 2022 (which years were selected by BofA Securities in an effort to analyze financial characteristics of Diamond unaffected by COVID-19) earnings before interest, taxes, depreciations and amortization, unburdened for net construction deferrals, non-operating gains, share-based compensation expenses and one-time, non-recurring expenses including impairment expenses, which is consistent with the management of HGV’s methodology and which is referred to herein as Adj. EBITDA. The mean and median enterprise value / calendar year 2019 Adj. EBITDA multiple observed for the selected publicly traded companies were 9.4x and 9.0x, respectively, and the mean and median enterprise value / estimated calendar year 2022 Adj. EBITDA multiple for the selected publicly traded companies were 9.5x and 9.2x, respectively. The selected publicly traded companies and their respective multiples are as follows:

Selected Publicly Traded Companies	Enterprise Value / Adj. EBITDA
	2019A	2022E
Marriott Vacations Worldwide Corporation	13.1x	11.2x
Travel + Leisure Co.	8.6x	9.1x
Hilton Grand Vacations Inc.	9.4x	9.4x
Bluegreen Corporation	6.6x	8.2x

The overall low to high calendar year 2019 and 2022 Adj. EBITDA multiples observed for selected publicly traded companies were 6.6x to 13.1x (with an average of 9.4x and a median of 9.0x) and 8.2x to 11.2x (with an average of 9.5x and a median of 9.2x), respectively. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Diamond were based on the Adjusted Diamond Forecasts.

Based on the financial characteristics of the selected publicly traded companies and Diamond, and based on its professional judgment and experience, BofA Securities applied calendar year 2019 and 2022 Adj. EBITDA multiples of 6.5x to 8.0x, derived from the selected publicly traded companies, to Diamond’s calendar year 2019 and 2022 estimated Adj. EBITDA of $304 million and $324 million, respectively, as set forth in the Adjusted Diamond Forecasts, to calculate ranges of implied enterprise values for Diamond. BofA Securities then calculated implied base equity value reference ranges by deducting estimated net debt of Diamond of $1,622 million as of December 31, 2020, as provided by Diamond’s management, from such equity values. BofA Securities then calculated implied equity value reference ranges for Diamond inclusive of estimated synergies by adding to each of the base equity value reference ranges the product of assumed annual net synergies of $120 million (the “Run-Rate Synergies”), based on the Net Synergies/Cost Savings, and the same multiple ranges of 6.5x to 8.0x.

This analysis indicated the following approximate implied base equity value ranges and equity value ranges inclusive of synergies for Diamond, as compared to the equity value of Diamond implied by the merger consideration, calculated based on HGV’s closing stock price as of March 5, 2021:

	Implied Equity Value Range for Diamond		Equity Value for Diamond Implied by Parent Stock Issuance Amount
	2019A	2022E
Base Valuation	$360mm - $810mm	$490mm - $970mm
Synergies	$780mm - $960mm	$780mm - $960mm
Synergies-Inclusive Valuation	$1,140mm - $1,770mm	$1,270mm - $1,930mm	$1,479mm

No company used in this analysis is identical or directly comparable to Diamond. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Diamond was compared.

Selected Precedent Transactions Analysis. BofA Securities reviewed, to the extent publicly available, financial information relating to eight selected transactions involving companies in the timeshare industry. BofA Securities reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s estimated Adj. EBITDA/revenue. The selected transactions and their respective multiples are as follows:

Acquiror	Target	Enterprise Value/Adj. EBITDA
Marriott Vacations Worldwide Corporation	Welk Resort Group, Inc.	14.8x
KSL Capital Partners LLC	Orange Lake Resorts	~9.0x
Marriott Vacations Worldwide Corporation	ILG, Inc.	13.2x
Funds affiliated with Apollo Global Management LLC	Diamond Resorts International	7.7x
Diamond Resorts International	Intrawest Resorts Holdings, Inc	10.8x
Interval Leisure Group, Inc.	Vistana Signature Experiences, Inc.	10.5x
Diamond Resorts International	Gold Key Resorts LLC	6.0x
Orange Lake Country Club, Inc.	Silverleaf Resorts, Inc.	8.4x

The overall low to high multiples of enterprise value to the target companies’ Adj. EBITDA for the selected transactions were 6.0x to 14.8x (with a median of 9.7x). Estimated financial data of the selected transactions were based on publicly available information. Estimated financial data of Diamond were based on the Adjusted Diamond Forecasts.

BofA Securities then applied enterprise value/Adj. EBITDA multiples of 7.0x to 13.0x, derived from the selected transactions and based on its professional experience and judgment, to Diamond’s calendar year 2019 and estimated calendar year 2022 (which years were selected by BofA Securities in an effort to analyze financial characteristics of Diamond unaffected by COVID-19) Adj. EBITDA, to calculate ranges of implied enterprise values for Diamond. BofA Securities then calculated implied base equity value reference ranges by deducting estimated net debt of Diamond of $1,622 million as of December 31, 2020, as provided by Diamond’s management, from such equity values. In applying the calendar year 2019 and 2022 multiples, BofA Securities took into consideration, among other things, the observed data for the selected publicly traded companies and for Diamond, the common stocks of the selected publicly traded companies and the differences in the financial profiles of Diamond and the selected publicly traded companies.

This analysis indicated the following approximate implied equity value ranges for Diamond, as compared to the implied equity value of Diamond by the merger consideration, calculated based on HGV’s closing stock price as of March 5, 2021:

Implied Equity Value Range for Diamond		Equity Value for Diamond Implied by Merger Consideration
2019A	2022E
$510mm - $2,340mm	$650mm - $2,590mm	$1,479mm

No company, business or transaction used in this analysis is identical or directly comparable to Diamond or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Diamond and the merger were compared.

Discounted Cash Flow Analysis. BofA Securities performed a discounted cash flow analysis of Diamond to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Diamond was forecasted to generate during calendar years 2021 through 2025 based on the Adjusted Diamond Forecasts. BofA Securities calculated terminal values for Diamond by applying terminal forward multiples of 6.0x to 7.5x to Diamond’s calendar year 2026 estimated Adj. EBITDA. The cash flows and terminal values were then discounted to present value as of March 5, 2021 using discount rates ranging from 9.50% to 11.50%, which were based on an estimate of Diamond’s weighted average cost of capital. From the resulting enterprise values, BofA Securities deducted estimated net debt of Diamond as of December 31, 2020 of $1,622 million, as provided by Diamond’s management, to derive implied base equity value reference ranges.

BofA Securities then calculated the unlevered, after tax free cash flows projected to result from the net cost savings and revenue synergies for calendar years 2021 through 2025 based on the Net Synergies/Cost Savings, as well as terminal values for such net cost savings and revenue synergies by applying terminal forward multiples of 6.0x to 7.5x to calendar year 2026 estimated net cost savings and revenue synergies based on the Net Synergies/Cost Savings. The cash flows and terminal values were then discounted to present value as of March 5, 2021 using discount rates ranging from 9.50% to 11.50%, which were based on an estimate of Diamond’s weighted average cost of capital to arrive at an estimated present value of such net cost savings and revenue synergies.

This analysis indicated the following approximate implied base equity value ranges and equity value ranges inclusive of synergies for Diamond compared to the implied equity value of Diamond by the merger consideration, calculated based on HGV’s closing stock price as of March 5, 2021:

	Implied Equity Value Reference Range for Diamond	Equity Value for Diamond Implied by Merger Consideration
Base Valuation	$580mm - $1,110mm
Synergies	$680mm - $840mm
Synergies-Inclusive Valuation	$1,260mm - $1,950mm	$1,479mm

Summary of Material HGV Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for HGV and three publicly traded companies in the timeshare industry. BofA Securities reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on March 5, 2021, plus debt, plus preferred stock, plus minority interest, and less cash and cash equivalents, as a multiple of calendar year 2019 and estimated calendar year 2022 (which years were selected by BofA Securities in an effort to analyze financial characteristics of HGV unaffected by COVID-19) earnings before interest, taxes, depreciations and amortization, unburdened for net construction deferrals, non-operating gains, share-based compensation expenses and one-time, non-recurring expenses including impairment expenses, calculated in accordance with a methodology prescribed by HGV’s management, which is referred to herein as Adj. EBITDA. The mean and median enterprise value / calendar year 2019 Adj. EBITDA multiple observed for the selected publicly traded companies were 9.4x and 9.0x, respectively, and the mean and median enterprise value / estimated calendar year 2022 Adj. EBITDA multiple for the selected publicly traded companies were 9.5x and 9.2x, respectively. The selected publicly traded companies and their respective multiples are as follows:

Selected Publicly Traded Companies	Enterprise Value / Adj. EBITDA
	2019A	2022E
Marriott Vacations Worldwide Corporation	13.1x	11.2x
Travel + Leisure Co.	8.6x	9.1x
Hilton Grand Vacations Inc.	9.4x	9.4x
Bluegreen Corporation	6.6x	8.2x

The overall low to high calendar year 2019 and 2022 Adj. EBITDA multiples observed for selected publicly traded companies were 6.6x to 13.1x (with an average of 9.4x and a median of 9.0x) and 8.2x to 11.2x (with an average of 9.5x and a median of 9.2x), respectively. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates and estimated financial data of HGV were based on the HGV Forecasts.

Based on the financial characteristics of the selected publicly traded companies and HGV, and based on its professional judgment and experience, BofA Securities applied calendar year 2019 and 2022 Adj. EBITDA multiples of 7.0x to 9.0x, derived from the selected publicly traded companies to HGV’s calendar year 2019 and 2022 estimated Adj. EBITDA of $453 million and $469 million, respectively, as set forth in the HGV Forecasts, to calculate ranges of implied enterprise values per share of our common stock. BofA Securities then calculated implied per share of our common stock equity value reference ranges by deducting estimated net debt of HGV of $737 million as of December 31, 2020, as provided by HGV’s management, from such equity values, and dividing the result by the number of fully-diluted shares outstanding, calculated using the treasury stock method, based on information provided by HGV management.

This analysis indicated the following approximate implied per share of our common stock equity value reference ranges for HGV, rounded to the nearest $0.25, as compared to the trading price of our common stock as of March 5, 2021:

Implied Per Share Equity Value Range for HGV
2019A	2022E	HGV Per Share Trading Price as of March 5, 2021
$28.00 - $38.50	$29.25 - $40.00	$40.55

No company used in this analysis is identical or directly comparable to HGV. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which HGV was compared.

Discounted Cash Flow Analysis. BofA Securities performed a discounted cash flow analysis of HGV to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that HGV was forecasted to generate during calendar years 2021 through 2025 based on the HGV Forecasts. BofA Securities calculated terminal values for HGV by applying terminal forward multiples of 6.5x to 8.5x to HGV’s calendar year 2026 estimated Adj. EBITDA. The cash flows and terminal values were then discounted to present value as of March 5, 2021 using discount rates ranging from 8.50% to 10.50%, which were based on an estimate of HGV’s weighted average cost of capital. From the resulting enterprise values, BofA Securities deducted estimated net debt of HGV as of December 31, 2020 of $737 million, as provided by HGV’s management, from such enterprise values and dividing the result by the number of fully-diluted shares outstanding, calculated using the treasury stock method, based on information provided by HGV’s management.

This analysis indicated the following approximate implied per share of our common stock equity value reference ranges for HGV, rounded to the nearest $0.25, as compared to the trading price of our common stock as of March 5, 2021:

Implied Per Share Equity Value Reference Range for HGV	HGV Per Share Trading Price as of March 5, 2021
$35.75 - $50.75	$40.55

Summary of Material Relative Financial Analyses

Using the results of the analyses described above under “Summary of Material Diamond Financial Analyses—Selected Publicly Traded Companies Analysis”, “Summary of Material Diamond Financial Analyses—Discounted Cash Flow Analysis”, “Summary of Material HGV Financial Analyses—Selected Publicly Traded Companies Analysis”, and “Summary of Material HGV Financial Analyses— Discounted Cash Flow Analysis”, BofA Securities determined Diamond’s implied relative pro forma ownership percentage of the combined company. In order to calculate the implied relative pro forma ownership, BofA Securities used (i) implied equity value ranges inclusive of synergies for Diamond and the implied aggregate common stock equity value reference ranges for HGV, in each case obtained pursuant to the selected publicly traded companies analysis using 2019 Adj. EBITDA and 2022 estimated Adj. EBITDA and rounded to the nearest $10 million, and (ii) the implied equity value range inclusive of synergies for Diamond and the implied aggregate common stock equity value reference range for HGV, in each case obtained pursuant to the discounted cash flow analysis and rounded to the nearest $10 million. BofA Securities then compared Diamond’s implied relative pro forma ownership percentages of the combined company resulting from these analyses with Diamond’s relative pro forma ownership percentage of the combined company implied by the merger consideration, as follows:

	Publicly Traded Companies		Discounted Cash Flow	Aggregate Merger Consideration (before adjustments)
	2019A	2022E
Diamond Pro Forma Ownership Percentage (with synergies)	25.4% - 42.1%	26.7% - 43.2%	22.2% - 38.6%	29.5%

Other Factors

In rendering its opinion, BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

(1)	historical trading prices and trading volumes of our common stock during the period from January 1, 2019 until March 5, 2021 (the “Reference Period”);

(2)

an illustrative has/gets analysis to calculate the theoretical change in value for HGV stockholders resulting from the merger based on a comparison of (i) the pro forma ownership by HGV stockholders of the combined company following the merger, and (ii) the 100% ownership by HGV stockholders of our common stock on a stand-alone basis, using the discounted cash flow analyses described above in “—Summary of Material Diamond Financial Analyses—Discounted Cash Flow Analysis” And “—Summary of Material HGV Financial Analyses—Discounted Cash Flow Analysis”, which indicated that the value attributable to a share of our common stock on a pro forma basis after giving effect to the merger would generally be higher than that on a stand-alone basis based on such analyses; and

(3)

the potential pro forma financial effect of the merger on HGV’s estimated adjusted free cash flow per share from 2021 through 2023, which indicated that the merger could be accretive to HGV’s adjusted free cash flow per share in each of calendar years 2021 through 2023.

Miscellaneous

As noted above, the discussion set forth above in the sections entitled “—Summary of Material Diamond Financial Analyses,” “—Summary of Material HGV Financial Analyses”, and “—Summary of Material Relative Financial Analyses” represent a brief summary of the material financial analyses presented by BofA Securities to HGV’s board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of HGV and Diamond. The estimates of the future performance of HGV and Diamond in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, of the merger consideration and were provided to HGV’s board of directors in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of HGV or Diamond.

The type and amount of consideration payable in the merger was determined through negotiations between HGV and Diamond, rather than by any financial advisor, and was approved by HGV’s board of directors. The decision to enter into the merger agreement was solely that of HGV’s board of directors. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by HGV’s board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of HGV’s board of directors or management with respect to the merger or the merger consideration.

HGV has agreed to pay BofA Securities for its services in connection with the merger an aggregate fee of up to $35 million, of which (a) $1.5 million was payable in connection with its opinion, and (b) $31.0 million base fee and up to $2.5 million discretionary fee are contingent upon the completion of the merger. HGV also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any controlling person of BofA Securities and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of HGV, Diamond and certain of their respective affiliates.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to HGV and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint lead manager in certain asset-backed securitization transactions and as administrative agent, managing agent and/or as a joint bookrunner for, and as a lender (including in some cases as a swing-line lender and a letter of credit lender) to, HGV and/or its affiliates, and (ii) having provided or providing certain derivatives and foreign exchange trading and treasury management services and products to HGV and/or its affiliates. From February 1, 2019 through January 31, 2021, BofA Securities and its affiliates derived aggregate revenues from HGV and its affiliates of approximately $22 million.

As described below under “—Description of Debt Financing”, BofA Securities and its affiliate Bank of America, N.A., together with a group of other banks and lending institutions, entered into a commitment letter with HGV with respect to certain financing arrangements in connection with the merger. Pursuant to such commitment letter, BofA Securities will act as a global coordinator and bookrunner with respect to the term loan and bridge loan facilities and Bank of America, N.A. will act as sole administrative agent with respect to the term loan facility. In addition, Bank of America, N.A. acted as bookrunner with respect to certain amendments to the Company’s existing facility in connection with the transactions contemplated by the merger agreement and made “back-stop” financing commitments in respect thereof. In connection with such commitment letter, BofA Securities, together with a group of other securities firms, also entered into an engagement letter with an affiliate of HGV pursuant to which BofA Securities would act as underwriter, initial purchaser, placement agent, bookrunner and/or billing and delivery agent with respect to the underwritten offering or private placement of debt securities to be issued in connection with the merger. BofA Securities and Bank of America, N.A. will be entitled to receive fees in an aggregate amount estimated to be up to $9.5 million in connection with the aforementioned financing arrangements.

In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Diamond and have received or in the future may receive compensation for the rendering of these services, including having provided or providing certain derivatives and foreign exchange trading and treasury management services and products to Diamond and/or its affiliates. From February 1, 2019 through January 31, 2021, BofA Securities and its affiliates derived aggregate revenues from Diamond and its affiliates of approximately $2.5 million.

In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Apollo, an affiliate of Diamond, and certain of its affiliates and their portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to Apollo and certain of its affiliates and their portfolio companies in connection with certain M&A transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, bookrunner and/or lender for Apollo and certain of its affiliates and their portfolio companies in connection with, among other things, the financing for various acquisition transactions, (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by Apollo and certain of its affiliates and their portfolio companies and (iv) having provided or providing certain commodity, derivatives and foreign exchange trading services and treasury and trade management services and products to Apollo and certain of its affiliates and their portfolio companies. From February 1, 2019 through January 31, 2021, BofA Securities and its affiliates derived aggregate revenues from Apollo and its affiliates in excess of $400 million.

Certain Unaudited Prospective Financial Information

Other than annual and other limited financial guidance provided to investors, which we may update from time to time, we do not, as a matter of course, publicly disclose long-term forecasts as to future performance, earnings or other results due to, among other reasons, the unpredictability of the underlying assumptions and estimates. However, we have included below certain of our financial forecasts that, as described below, were furnished to our board of directors, BofA Securities, Diamond and Diamond’s financial advisor, Credit Suisse, in connection with discussions concerning the merger. During the course of our evaluation of Diamond, we received from Diamond and Credit Suisse similar long-term forecasts of Diamond, including Diamond’s Adjusted EBITDA, to which we made certain adjustments to be consistent with our forecasting methodology, including our definition of Adjusted EBITDA. Such adjustments lowered Diamond provided forecasts for all covered years. We refer to such adjusted Diamond forecast in this proxy statement as the “Adjusted Diamond Forecasts.” Our management provided to our board of directors and our financial advisor the Adjusted Diamond Forecasts, the HGV Forecasts, the Net Synergies/Cost Savings, and the HGV Combined Company Forecasts.

For internal purposes and in connection with the process leading to the merger agreement, our management prepared certain projections of future financial performance of HGV on a stand-alone basis for the fiscal years ending December 31, 2021, 2022, 2023, 2024 and 2025. We refer to the HGV forecasts in this proxy statement as the “HGV Forecasts.” The estimates of HGV’s future financial performance set forth below entitled “HGV Forecasts” were prepared by our management based on management’s reasonable best estimates, judgments and assumptions with respect to HGV’s future financial performance at the time such estimates were prepared. Our management furnished the HGV Forecasts to our board of directors and BofA Securities, Diamond and Credit Suisse.

As noted above, we also provided to our board of directors and BofA Securities the Adjusted Diamond Forecasts. The estimates set forth below entitled “Adjusted Diamond Forecasts” were prepared using forecasts provided by Diamond’s management based on such management’s reasonable best estimates, judgments and assumptions with respect to its future financial performance at the time such estimates were prepared, as adjusted by our management to be consistent with our forecasting methodology, including our definition of Adjusted EBITDA. In all affected forecast years, our management’s adjustments resulted in lower Adjusted Diamond Forecasts as compared to forecasts provided by Diamond.

Our management, after discussions with Diamond, also estimated that the projected realization of (i) annual EBITDA synergies would be $25.1 million, $117.1 million, $135.7 million, $133.4 million and $119.8 million for each of the years ending December 31, 2021, 2022, 2023, 2024 and 2025, respectively, and (ii) discrete costs would be $25 million, $106.1 million, $104.5 million, $111.7 million and $10.5 million for each of the years ending December 31, 2021, 2022, 2023, 2024 and 2025, respectively, in each case assuming a July 1, 2021 closing date (which we refer to as the “Net Synergies/Cost Savings”). Such synergies are not reflected in the

HGV Forecasts or the Adjusted Diamond Forecasts but they are reflected in the HGV Combined Company Forecasts (as defined below). In addition, our management prepared certain projections of future financial and operating performance for the combined company for the fiscal years ending December 31, 2021, 2022, 2023, 2024 and 2025 by combining the HGV Forecasts, the Adjusted Diamond Forecasts and the Net Synergies/Cost Savings. Such projections are referred to in this proxy statement as the “HGV Combined Company Forecasts.” The HGV Combined Company Forecasts were provided to our board of directors and BofA Securities.

The HGV Forecasts, the Adjusted Diamond Forecasts, the Net Synergies/Cost Savings and the HGV Combined Company Forecasts are sometimes referred to as the “HGV Forward Looking Financial Information.”

With our approval, BofA Securities utilized the HGV Forward Looking Financial Information for its financial analysis and for purposes of its opinion (summarized in the section entitled “—Opinion of Our Financial Advisor” beginning on page 59 of this proxy statement). The HGV Forward Looking Financial Information (i.e., prospective financial information) was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our and Diamond’s management, was prepared on a reasonable basis and reflects the best currently available estimates and judgments. In addition, the HGV Forward Looking Financial Information was not prepared with a view toward complying with the published guidelines of the SEC regarding forward-looking statements or GAAP. Instead, such information was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to each of our and Diamond’s respective management’s knowledge and belief, the expected course of action and the expected future financial performance of each of us, Diamond, and us and Diamond on a combined basis for the purposes of evaluating the merger. A summary of this information is presented below.

The HGV Forward Looking Financial Information covers multiple years and by their nature become less reliable with each successive year. While the HGV Forward Looking Financial Information was prepared in good faith, no assurance can be made regarding future events. The estimates and assumptions underlying these financial forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which we and Diamond operate, and the risks and uncertainties described under “Risk Factors” (as well as those that are incorporated by reference in this proxy statement) and “Special Note Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are outside our and Diamond’s control and will be beyond the control of the combined company. We urge our stockholders to review our SEC filings for a description of risk factors with respect to our business, as well as the section entitled “Risk Factors.” There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the HGV Forward Looking Financial Information, whether or not the merger is completed. The inclusion in this proxy statement of the HGV Forward Looking Financial Information below should not be regarded as an indication that we, Diamond, our respective boards of directors or our respective financial advisors considered, or now considers, these forecasts to be necessarily predictive of future results. The HGV Forward Looking Financial Information should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on this information. In addition, both the HGV Forecasts and the Adjusted Diamond Forecasts assume that each of HGV and Diamond would continue to operate as standalone companies, without giving effect to the merger or other transactions discussed in this proxy statement and as if the merger and other transactions had not been contemplated by us or Diamond.

The HGV Forward Looking Financial Information includes certain non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as presented in this proxy statement may not be comparable to similarly titled amounts used by us, Diamond or other companies. The footnotes to the tables below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures. Neither Ernst & Young LLP (our independent registered public accounting firm) nor any other independent registered public accounting firm (including Deloitte & Touche LLP, as Diamond’s independent auditors) has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, none of Ernst & Young LLP, Deloitte & Touche LLP and any other independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information. Neither firm assumes any responsibility for, and each disclaims any association with, such information. The Ernst & Young LLP and Deloitte & Touche LLP reports incorporated by reference or included in this proxy statement relate to the historical financial information of HGV and Diamond, respectively. Those reports do not extend to the financial forecasts and should not be read to do so. The HGV Forward Looking Financial Information forecasts were prepared by HGV solely for use by our board of directors in connection with its consideration of HGV’s acquisition of Diamond, and BofA Securities in connection with their financial analysis and opinion and, Diamond and Diamond’s financial advisor in connection with Diamond’s consideration of the merger. Such forecasts are subjective in many respects.

By including in this proxy statement the HGV Forward Looking Financial Information below, none of HGV, Diamond or any of our or their respective representatives has made or makes any representation to any person regarding the ultimate performance of HGV or Diamond compared to the information contained in the financial forecasts. Further, the inclusion of HGV Forward Looking Financial Information in this proxy statement does not constitute an admission or representation by us that this information is material. The HGV Forward Looking Financial Information summarized in this section reflected the best estimates, judgments and assumptions available to our management at the time such information was prepared and have not been updated to reflect any changes since the dates each was prepared. Neither us nor, after completion of the merger, the combined company undertakes any obligation, except as required by law, to update or otherwise revise the HGV Forward Looking Financial Information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

HGV Forward Looking Financial Information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding HGV contained in our filings with the SEC.

The summary of the financial forecasts is not included in this proxy statement in order to induce any stockholder to vote in favor of the stock issuance proposal or any of the other proposals to be voted on at the special meeting; it is included because HGV Forward Looking Financial Information was made available to our board of directors and our financial advisor and, in the case of the HGV Forecasts, to Diamond and Diamond’s financial advisor.

HGV Forecasts

The following table presents a summary of the HGV Forecasts prepared by our management. The HGV Forecasts were reviewed with our board of directors. The HGV Forecasts were also provided to BofA Securities and approved by us for its use in connection with its financial analysis and fairness opinion rendered to our board of directors (summarized in the section entitled “—Opinion of Our Financial Advisor” beginning on page 59 of this proxy statement), and provided to Diamond and Diamond’s financial advisor in connection with Diamond’s consideration of the merger. Amounts in millions, except per share data.

	2021E	2022E	2023E	2024E	2025E
Total Revenues (Excluding Cost Reimbursements) (1)(2)	$1,416	$1,943	$2,213	$2,396	$2,539
Adjusted EBITDA (1)(3)	$305	$469	$588	$662	$731
Unlevered Free Cash Flow (4)	$4	$192	$177	$544	$401

(1)	Forecasts exclude the impact of net deferrals of revenue and direct expenses related to the sales of VOIs for projects under construction.
(2)	Total revenues includes vacation ownership interest sales, service and membership related fees, rental and ancillary service fees and consumer financing fees.
(3)

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. For purposes of the HGV Financial Forecasts, Adjusted EBITDA is defined as net income attributable to common stockholders, before interest income or expense (excluding consumer financing interest income and expense), provision for income taxes, depreciation and amortization, non-cash compensation expense, other non-operating income and certain special or non-recurring items.

(4)

Unlevered free cash flow is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. HGV’s unlevered free cash flow is defined as cash from operating activities plus tax-effected net interest expense, less non-inventory capital spending, less non-recourse debt activities.

Adjusted Diamond Forecasts

The following table presents a summary of the Adjusted Diamond Forecasts which were based on certain projections prepared by Diamond’s management of Diamond’s future financial performance, as adjusted by our management. The Adjusted Diamond Forecasts were reviewed with our board of directors. The Adjusted Diamond Forecasts were also provided to BofA Securities and approved by us for its use in connection with its financial analysis and fairness opinion rendered to our board of directors (summarized in the section entitled “—Opinion of Our Financial Advisor” beginning on page 59 of this proxy statement). Amounts in millions, except per share data.

	2021E	2022E	2023E	2024E	2025E
Total Revenues (Excluding Cost Reimbursements) (1)	$1,377	$1,506	$1,551	$1,605	$1,652
Adjusted EBITDA (2)	$253	$324	$337	$352	$368
Unlevered Free Cash Flow (3)	$56	$258	$287	$306	$310

(1)	Total revenues includes vacation ownership interest sales, service and membership related fees, rental and ancillary service fees and consumer financing fees.
(2)

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. For purposes of the HGV-Adjusted Diamond Financial Forecasts, Adjusted EBITDA is defined as net income attributable to common stockholders, before interest income or expense (excluding consumer financing interest income and expense), provision for income taxes, depreciation and amortization, non-cash compensation expense, other non-operating income and certain special or non-recurring items.

(3)

Unlevered free cash flow is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. HGV-Adjusted Diamond’s unlevered free cash flow is defined as cash from operating activities plus tax-effected net interest expense, less non-inventory capital spending, less non-recourse debt activities.

HGV Pro Forma Forecasts for Combined Company

The following table presents a summary of the HGV Combined Company Forecasts prepared by our management. The HGV Combined Company Forecasts were reviewed with our board of directors. The HGV Combined Company Forecasts were also provided to BofA Securities and approved by us for its use in connection with its financial analysis and fairness opinion rendered to our board of directors (summarized in the section entitled “—Opinion of Our Financial Advisor” beginning on page 59 of this proxy statement). Amounts in millions, except per share data.

	2021E	2022E	2023E	2024E	2025E
Total Revenues (Excluding Cost Reimbursements) (1)(2)	$2,793	$3,636	$4,044	$4,297	$4,494
Adjusted EBITDA (1)(3)(5)	$583	$910	$1,060	$1,148	$1,219
Unlevered Free Cash Flow(4)(5)	$41	$571	$770	$740	$692

(1)	Forecasts exclude the impact of net deferrals of revenue and direct expenses related to the sales of VOIs for projects under construction.
(2)	Total revenues includes vacation ownership interest sales, service and membership related fees, rental and ancillary service fees and consumer financing fees.
(3)

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. For purposes of the HGV Combined Company Financial Forecasts, Adjusted EBITDA is defined as net income attributable to common stockholders, before interest income or expense (excluding consumer financing interest income and expense), provision for income taxes, depreciation and amortization, non-cash compensation expense, other non-operating income and certain special or non-recurring items.

(4)

Unlevered free cash flow is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. HGV Combined Company’s unlevered free cash flow is defined as cash from operating activities plus tax-effected net interest expense, less non-inventory capital spending, less non-recourse debt activities. Unlevered Free Cash Flow shown includes discrete integration-related costs, plus cost and revenue synergies net of incremental license fees.

(5)

Reflects the updated synergies estimate of $25 million for 2021, based on an anticipated closing date of July 1, 2021. The original synergies estimate of $59 million for 2021, based on an assumed January 1, 2021 closing, resulted in Adjusted EBITDA of $616 million in 2021 and Unlevered Free Cash Flow of $65 million in 2021.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors to vote “FOR” the stock issuance proposal, you should be aware that certain members of our board of directors and certain executive officers may have interests in the merger that may be in addition to, or different from, your interest as our stockholder. These interests may create the appearance of conflicts of interest. Our board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decisions to approve the merger agreement, the merger and the stock issuance.

Each of the current members of our board of directors and our senior management team will continue as our director or executive officer, respectively, following the completion of the merger and will hold office from and after the completion of the merger until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement or removal, except that, as previously announced, we and our Executive Vice President and Chief Marketing Officer have agreed to separate after the consummation of the merger as part of our planned integration of the Diamond business and synergy in connection with the merger.

The merger will technically constitute a “change in control” for purposes of our currently outstanding equity-based awards and current executive severance agreements. However, as our obligations to make or confer any change in control payments, accelerated vesting or benefit enhancements under such agreements and arrangements are “double-trigger” (i.e., such benefits are triggered only as a result of a qualifying termination within a certain period of time after a “change in control” event), and, except with respect to our Executive Vice President and Chief Marketing Officer as described above, we do not intend to terminate any of our executive officers in connection with the merger, we do not anticipate any change in control payments, accelerated vesting or benefit enhancements to be triggered for our executive officers by the merger. The merger also will constitute a “change in control” under our Executive Deferred Compensation Plan, pursuant to which certain of our executive officers have elected to defer salary and/or bonus amounts. Pursuant to the terms of such plan, we are required to distribute to all plan participants all deferred amounts within thirty (30) days following the closing of the merger. However, all deferred compensation accounts are fully vested and only comprise those earned amounts that our executive officers have elected to defer. The merger does not result in any benefit enhancements under the Executive Deferred Compensation Plan.

Merger-Related Compensation for Our Named Executive Officers

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation and benefits payable to each of our named executive officers that is based on or otherwise relates to the merger.

The compensation shown in this table and described in the footnote to the table is the subject of a non-binding, advisory vote of our stockholders at the special meeting, as described in “Proposal No. 2: Compensation Proposal” beginning on page 149. The compensation reflected in the table below would be triggered by the merger only if and upon the named executive officer’s “qualifying termination” (as defined below) within certain periods of time after the consummation of the merger as specified in such table. However, as noted previously, except with respect to our Executive Vice President and Chief Marketing Officer, for whom we have already disclosed the pending separation, we do not intend to terminate any of our named executive officers in connection with the merger. Accordingly, we do not expect to make any such payments to our named executive officers other than to our Executive Vice President and Chief Marketing Officer in connection with her separation, and the information below is provided solely to comply with the applicable disclosure requirements as noted above. In addition, with respect to the cash severance payments, our named executive officers would be entitled to such amounts in any event upon a qualifying termination in accordance with the terms of the severance agreements even without the consummation of the merger. None of the information below represents any additional or enhanced benefits for our named executive officers other than those that already exist and have been previously disclosed.

The amounts reflected in the table relate to each named executive officer’s existing severance agreement and equity awards, which arrangements we have previously disclosed in our proxy statement for our 2021 annual meeting of stockholders. The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the effective time of the merger. For purposes of calculating such amounts, we have assumed (i) July 15, 2021, as the closing date of the merger: (ii) a termination of each named executive officer’s employment without cause or resignation for good reason, effective as of immediately following the effective time of the merger; and (iii) a price per share of our common stock of $40.14 (the average closing market price of our common stock over the first 5 business days following the public announcement of the merger on March 10, 2021).

Golden Parachute Compensation

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Pension/NQ DC (3)	Perquisites/ Benefits ($)(4)	Total ($)
Mark. D. Wang President & CEO	$5,937,500	$14,081,243	—	$22,453	$20,041,196
Daniel J. Mathewes EVP & CFO	$2,475,000	$3,799,833	—	$30,160	$6,304,993
Charles R. Corbin EVP & Chief Legal Officer	$1,909,620	$3,142,510	—	$22,292	$5,074,422
Dennis A. DeLorenzo EVP & Chief Sales Officer	$2,622,546	$3,169,201	—	$30,212	$5,821,959
Sherri A. Silver (5) Former EVP & Chief Marketing Officer	$2,622,546	$1,819,025	—	$30,223	$4,471,793
Barbara L. Hollkamp(6) Former EVP & Chief Human Resources Officer	—	—	—	—	—
(1)

Reflects double-trigger severance benefits that would become payable under the applicable severance agreements for our NEOs. The severance agreements provide that a “qualifying termination” means a termination of employment either by us without “cause” or by the executive for “good reason,” each as defined in the applicable severance agreement. An executive is not deemed to have experienced a qualifying termination as a result of (a) his or her death or disability or (b) solely as a result of a change in control. Under the applicable severance agreement, in the event of a qualifying termination within 24 months of a change in control, each NEO would be entitled to receive a cash severance amount equal to 2.5 times (in the case of Mr. Wang) or 2.0 times (in the case of the other NEOs) the sum of the executive’s annual base salary at the rate in effect at the time of such termination and annual target cash incentive award under the short-term incentive plan for the year in which such termination occurs. The NEO also would be entitled to a pro rata bonus for the year in which his or her qualifying termination occurred. For purposes of this table, we have assumed that the NEOs received a pro rata target bonus for 2021.

(2)

Reflects double-trigger equity acceleration benefits. The merger will constitute a “change in control” under our 2017 Omnibus Incentive Plan, as amended. If the NEO’s employment is terminated by us ‘’without cause” or by the NEO for “good reason” within 12 months following a change in control, then (i) all unvested service-based RSUs will immediately vest; (ii) all unvested stock options will immediately vest and become exercisable until the earlier of the expiration of the options or 90 days after the termination date; and (iii) the performance-based RSUs will immediately vest at actual performance, or at target if performance cannot reasonably be assessed. For the purposes of this table, we have assumed that the performance-based RSUs vested at target.

(3)

The merger will constitute a “change in control” under our Executive Deferred Compensation Plan (the “EDCP”), pursuant to which certain of our named executive officers have elected to defer salary and/or bonus amounts. Pursuant to the terms of such plan, we are required to distribute to all plan participants all deferred amounts within thirty (30) days following the closing of the merger. However, all deferred compensation accounts are fully vested and only comprise those earned amounts that our executive officers have elected to defer. The merger does not result in any benefit enhancements under the EDCP.

(4)

Reflects double-trigger benefits under the severance agreements. Under the applicable severance agreements for our NEOs, upon a “qualifying termination,” each NEO is entitled to continued healthcare coverage in an amount equal to the excess of the cost of the coverage over the amount that the executive would have had to pay if the executive remained employed for 18 months following the date of termination. In addition, to the extent we provide the executive’s life insurance coverage immediately prior to the qualifying termination and this coverage is eligible for post-termination continuation or conversion to an individual policy, each NEO is entitled to receive a cash payment equal to the amount required to continue such coverage as an individual policy for a period of 12 months following the termination date (and, if we deem necessary or advisable, to convert such coverage to an individual policy), payable in a single lump sum within 60 days following the termination date.

(5)

As previously disclosed, Ms. Silver will separate from the Company after the consummation of the merger as part of our planned integration of the Diamond business and synergy in connection with the merger.

(6)	Ms. Hollkamp separated from the Company effective July 31, 2020.

Our Board of Directors Following the Merger

Upon the effective time of the merger, our board of directors will expand from its current size of seven members to nine members. All seven members of our board of directors prior to the merger will remain on our board of directors following the merger, and, pursuant to the stockholders agreement, two new members designated by the Apollo Investors will be appointed to our board of directors at the effective time of the merger. See “Other Agreements—Stockholders Agreement” below, for more information about the stockholders agreements and Apollo’s right to appoint certain designees to our board of directors.

Regulatory Clearances Required for the Merger

We and Diamond have agreed to use each of our reasonable best efforts to obtain all governmental and regulatory clearances and approvals required to complete the transactions contemplated by the merger agreement, including our reasonable best efforts to (i) resolve such objections, if any, as may be asserted by any governmental authority with respect to the transactions contemplated hereby and (ii) take all such actions as may be required to obtain all antitrust approvals as promptly as possible after the execution of the merger agreement and no later than the merger agreement Termination Date, including such action that would (A) require the divestiture of any businesses, properties, rights or assets, or portions thereof, of HGV, Diamond, or any of their respective subsidiaries or affiliates, (B) limit HGV’s freedom of action with respect to, or its ability to consolidate and control, Diamond and its subsidiaries or affiliates or any of their businesses, properties, rights or assets, or portions thereof, or any of HGV’s or its subsidiaries or affiliates’ other businesses, properties, rights or assets, or portions thereof, or (C) limit HGV’s ability to acquire or hold, or exercise full rights of ownership with respect to Diamond and its subsidiaries or affiliates, provided that (x) such action is conditioned on consummation of the transactions contemplated by the merger agreement and (y) such action would not require HGV to sell, divest, assign, dispose of or hold separate any businesses, properties, rights or assets of HGV, Diamond or their respective affiliates and subsidiaries, or agree to, or enter into any conditions or mitigation agreements or other remedies with respect to, any businesses, properties, rights or assets of HGV, Diamond or their respective affiliates and subsidiaries, that (together with all other businesses, properties, rights and assets that are subject to antitrust remedies) generated more than $75,000,000 in revenues during the parties’ respective most recently completed fiscal years.

United States Antitrust. Under the HSR Act, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. We and Diamond filed the Notification and Report Forms with the Antitrust Division and the FTC on March 29, 2021, and the other Apollo Investors completed their respective filings on March 30, 2021. The relevant waiting periods expired at 11:59 p.m. Eastern on April 28, 2021 and April 29, 2021.

It is not out of the ordinary for the FTC and the Antitrust Division to scrutinize the legality of transactions like the merger under U.S. antitrust laws. At any time before or after the consummation of the merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the FTC or Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any U.S. state could take such action under its antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.

Mexican Antitrust. The approval of the merger by the COFECE under the Mexican Federal Economic Competition Law is required to consummate the merger. Under the Mexican Federal Economic Competition Law, transactions involving parties with sales/assets above certain thresholds cannot be completed until they are reviewed and approved by COFECE. We, Diamond and the Apollo Investors filed a formal notification to COFECE of the merger on April 9, 2021 and expect that COFECE will unanimously and unconditionally approve the merger in the second or third quarter of 2021.

Austrian Antitrust. The approval of the merger by the Bundeswettbewerbsbehörde (“BWB”), or Federal Competition Authority, under the Austrian Cartel Act and the Competition Act is required to consummate the merger. Under the Austrian Cartel Act and the Competition Act, transactions involving parties with sales above certain revenue levels cannot be completed until they are reviewed and approved by the BWB. We and Diamond filed a formal notification to the BWB of the merger on April 9, 2021 and received formal notice of unconditional clearance on May 10, 2021.

We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, it will not succeed.

Treatment of Diamond Equity-Based Awards

Each in-the-money option, whether vested or unvested, will automatically cease to be outstanding and be converted into and exchanged for the right to receive, without any interest thereon, a number of shares of our common stock and/or cash in lieu of any fractional shares of our common stock equal to the option consideration (assuming full satisfaction of any performance-vesting conditions applicable to such in-the-money option).

All Diamond options outstanding immediately prior to the effective time that are not in-the-money options will (i) to the extent not then vested, become fully vested as of immediately prior to the effective time (assuming full satisfaction of any performance-vesting conditions applicable to such option) and (ii) automatically be cancelled and terminated at the effective time without payment therefor, and, to such extent, will have no further force or effect.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting in accordance with GAAP, with us being considered the acquiror. This means that we will allocate the aggregate merger consideration to assets and liabilities of Diamond based on their estimated fair values as of the date of completion of the merger, with any excess merger consideration being allocated to goodwill. See the section entitled “Unaudited Pro Forma Combined Financial Information of HGV and Diamond” and related notes thereto beginning on page 133 of this proxy statement.

U.S. Federal Income Tax Consequences for Our Stockholders

Our stockholders will not recognize any gain or loss as a result of the merger related to their ownership of our common stock. Accordingly, there are no material U.S. federal income tax consequences to you as a result of the merger.

NYSE Market Listing of Our Common Stock

We have agreed to use our reasonable best efforts to cause our common stock issued in connection with the merger to be approved for listing on the NYSE.

Description of Debt Financing

Overview

In connection with the merger, HGV intends to issue or borrow, or to cause one of its wholly-owned subsidiaries to issue or borrow, a combination of debt securities in a private offering, term loans and/or revolving loans. On March 25, 2021, HGV entered into the commitment letter with Bank of America, N.A., BofA Securities, Deutsche Bank Securities Inc., Deutsche Bank AG Cayman Islands Branch, Deutsche Bank AG New York Branch, Barclays Bank PLC, Credit Suisse AG, Cayman Islands Branch, Credit Suisse Loan Funding LLC,

JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, MUFG Bank, Ltd. and each of the other banks and lending institutions party thereto, pursuant to which the commitment parties have agreed to provide (i) a $675.0 million senior unsecured bridge loan facility and (ii) a $1.3 billion seven-year senior secured term loan facility. The commitment parties’ obligation to fund the facilities is subject to several limited conditions as set forth in the commitment letter, including, among others, completion of the merger substantially concurrently with the funding of the facilities, the non-occurrence of a company material adverse effect (as defined in the merger agreement) on Diamond, the accuracy in all material respects of certain representations and warranties related to both HGV and Diamond, the delivery of certain financial statements of HGV and Diamond and other customary conditions.

On May 20, 2021, we priced an unregistered offering of $850 million in aggregate principal amount of 5.000% senior notes due 2029, which is expected to close on June 4, 2021, subject to customary closing conditions.

Facilities

Pursuant to the terms of the commitment letter, the proceeds of the loans under the facilities will be available upon the satisfaction of several limited conditions precedent on completion of the merger and, if drawn, will be used, in part, to finance the repayment of certain existing indebtedness of HGV and Diamond and to pay fees, commissions and expenses incurred in connection with the merger. The loans under the bridge facility will mature on the 364th day after funding thereof. The loans under the term loan facility will mature on the seven-year anniversary after funding thereof.

Conditions Precedent

The commitment parties’ obligation to fund the loans under the facilities is subject to several limited conditions, including completion of the merger substantially concurrently with the funding of the facilities, the non-occurrence of a company material adverse effect (as such term is defined in the merger agreement) on Diamond, the accuracy in all material respects of certain representations and warranties related to both HGV and Diamond, the delivery of certain financial statements of HGV and Diamond and other customary conditions more fully set forth in the commitment letter.

Interest

Interest on the bridge loans will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”), for deposits with a three-month term in U.S. dollars adjusted for applicable statutory reserve requirements (such rate as so adjusted is referred to in this proxy statement as the “reserve adjusted Eurodollar rate”), plus the applicable margin and subject to a 0% LIBOR floor. The applicable margin for the bridge facility will initially be 4.50% per annum, subject to increase every three-month period by 0.50%, beginning at the end of the three-month period after the closing of, and funding of the loans under, the bridge facility, based on how long the loans under the bridge facility are outstanding. Interest will be paid quarterly in arrears and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.

At the option of HGV Borrower, borrowings under the term loan facility will bear interest at either a base rate or at the reserve adjusted Eurodollar rate, plus, in each case, an applicable margin and subject to a 0.50% LIBOR floor. The applicable margin for the term facility will be 2.00% per annum with respect to base rate borrowings, and 3.00% per annum with respect to the reserve adjusted Eurodollar rate borrowings.

If the base rate option is selected by HGV Borrower, interest will be at the base rate plus the applicable margin, calculated on the basis of the actual number of days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case base rate loans based upon the “prime rate”) and payable quarterly in arrears. The base rate will be, for any day, a fluctuating rate per annum equal to the highest of (i) the rate publicly announced by the administrative agent as its “prime rate”, (ii) the Federal Funds effective rate plus 1/2 of 1.00%, (iii) the one-month reserve adjusted Eurodollar Rate (provided, that the reserve adjusted Eurodollar Rate shall not be less than zero), plus 1.00% and (iv) 1.00%.

If the reserve adjusted Eurodollar rate option is selected by HGV Borrower, interest will be determined based on interest periods to be selected by HGV Borrower of one, two, three or six months or (if agreed by all relevant lenders under the term loan facility) twelve months or a shorter period and for each interest period will be at an annual rate equal to LIBOR, for deposits with a term equivalent to such interest period in U.S. dollars adjusted for applicable reserve requirements, plus the applicable margin. Interest will be paid at the end of each interest period (and at the end of every three months, in the case of interest periods longer than three months) and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.

Covenants and Events of Default

The commitment letter provides that the definitive financing agreement documenting (i) the bridge facility (if any), which is referred to in this proxy statement as the “bridge credit agreement”, will contain covenants substantially similar to the covenants in the indenture, dated as of October 24, 2016, among HGV Borrower, as issuer, the co-issuer party thereto and Wilmington Trust, National Association, as trustee (as amended prior to the date of the commitment letter, the “existing indenture”), and (ii) the term loan facility, which is referred to in this proxy statement as the “term loan credit agreement”, will contain covenants substantially similar to the covenants in credit agreement, dated as of December 28, 2016, among HGV Borrower, the guarantors party thereto, and Bank of America, N.A., as administrative agent (as amended prior to the date of the commitment letter, the “existing credit agreement”), which, in each case, relate to, among other things, the following subjects:

•	legal existence;

•	payment of taxes;

•	maintenance of insurance;

•	performance of obligations;

•	maintenance of property;

•	observance of legal requirements;

•	delivery of financial statements and other information;

•	books and records;

•	limitations on indebtedness;

•	limitations on liens;

•	limitations on dispositions of assets;

•	limitations on affiliate transactions;

•	limitations on mergers, consolidations, amalgamations, liquidations and dissolutions;

•	limitations on restricted payments;

•	limitations on investments; and

•	limitation on negative pledges.

The commitment letter also provides that (i) the bridge credit agreement (if executed and delivered) will contain events of default limited to nonpayment of principal, interest or other amounts; inaccuracy of representations and warranties in any material respect; violation of covenants; cross acceleration and cross payment default to material indebtedness; voluntary and involuntary bankruptcy or insolvency proceedings; inability to pay debts as they become due; material monetary judgments; ERISA events that would result in a material adverse effect; actual or asserted invalidity of operative documents (including guarantees); invalidity of senior debt status or subordination provisions; and change of control (as defined in the existing indenture), in each case with customary grace periods, materiality thresholds, qualifications and exceptions and (ii) the term loan credit agreement (if executed and delivered) will contain events of default substantially similar to the events of default in the existing credit facility, limited to nonpayment of principal, interest or fees (with grace periods for interest, fees and other amounts); failure to perform negative covenants (and affirmative covenants to provide notice of default or maintain HGV Borrower’s corporate existence); failure to perform other covenants subject to a 30-day cure period after notice by the agent; any representation or warranty incorrect in any material respect when made; cross-default of, and cross-acceleration to, other indebtedness, subject to a threshold amount; bankruptcy or insolvency proceedings; final monetary judgments, subject to a threshold amount; ERISA events, subject to material adverse effect; invalidity (actual or asserted in writing by HGV Borrower) of the applicable operative documents or material portion of collateral; and change of control.

Securitization and Warehouse Facility

On or prior to the Closing Date, the Diamond Entities are required to have taken various actions with respect to their warehouse facilities. These include:

(a) obtaining commitments under Diamond’s existing Deutsche Bank warehouse facility and Credit Suisse variable funding note facility, which commitments in the aggregate shall be no less than an amount equal to (x) $400,000,000 minus (y) the proceeds of the asset-backed notes relating to a term securitization occurring in 2021 net of (i) the placement fee and other transaction expenses, (ii) the amount escrowed to fund the prefunding account and (iii) the amount used to repay the existing indebtedness under the related financing facilities;

(b) with respect to Diamond’s existing Deutsche Bank warehouse facility obtaining all necessary consents, approvals, amendments and waivers necessary pursuant to the terms set forth in the applicable warehouse commitment letter such that, immediately after giving effect to the transactions contemplated on the Closing Date (including the merger), no facility default shall occur under such facility, and such related amendments shall be deemed effective substantially concurrent with (and no later than the occurrence of) the merger;

(c) with respect to Diamond’s existing Credit Suisse receivables warehouse and variable funding note facility, obtaining all necessary consents, approvals, amendments and waivers necessary such that, immediately after giving effect to the transactions contemplated on the Closing Date (including the merger), no facility default shall occur under such facility, and such related amendments shall be deemed effective substantially concurrent with (and no later than the occurrence of) the merger

(d) with respect to any other warehouse facilities that remain outstanding on or after the Closing Date, obtaining all necessary consents, approvals, amendments and waivers necessary such that, immediately after giving effect to the transactions contemplated on the Closing Date (including the merger), no facility default shall occur thereunder, provided that, any such consents, approvals, amendments and waivers shall not change any existing right of the borrower parties to terminate early at their option and prepay such facility without penalty, and any related amendments shall be deemed effective substantially concurrent with (and no later than the occurrence of) the merger; and

(e) with respect to any warehouse facilities where the Diamond Entities have been unable to obtain all necessary consents, approvals, amendments and waivers necessary such that, immediately after giving effect to the transactions contemplated on the Closing Date (including the merger), no facility default shall occur thereunder, paying down on or prior to the Closing Date, with prior notice to us, the outstanding loan balance to zero and terminating all outstanding obligations relating thereto so that each related transaction document is no longer in full force and effect, and providing evidence of such termination as reasonably satisfactory to us.

Issuance of DROT-2021-1

On April 20, 2021, Diamond completed a securitization transaction involving the issuance of $319.2 million of securities consisting of four tranches of Vacation Interest notes receivable. For additional information see

“Management’s Discussion & Analysis of Financial Condition and Results of Operations of Diamond – Subsequent Events.”

Litigation Relating to the Merger

On April 21, 2021, Charles Blackburn, a purported stockholder of HGV filed a lawsuit in the Court of Chancery of the State of Delaware, styled Blackburn v. Potter, et al., No. 2021-339-JTL (the “Blackburn Action”). The Blackburn Action was filed against HGV and our board of directors and purports to be asserted on behalf of plaintiff and all other similarly situated stockholders. The complaint in the Blackburn Action asserts that the HGV Board breached their fiduciary duties by omitting certain information issued in connection with the Preliminary Proxy Statement on Schedule 14A filed with the SEC on April 15, 2021 (the “Preliminary Proxy”) in connection with the merger. The Blackburn Action seeks, among other things, certification of a class of HGV stockholders, a finding that our board of directors breached its fiduciary duties and an award of attorneys’, accountants’, and experts’ fees.

On April 30, 2021, Matthew Hopkins, a purported stockholder of HGV, filed a lawsuit in the United States District Court for the Southern District of New York, styled Hopkins v. Hilton Grand Vacations, Inc., et al., No. 21-cv-3857-ER (the “Hopkins Action”). The Hopkins Action was filed against HGV and our board of directors. The complaint in the Hopkins Action asserts that the Preliminary Proxy omitted certain material information, in violation of Section 14(a) of the Exchange Act, and that the members of our board of directors are control persons under Section 20(a) of the Exchange Act. The Hopkins Action seeks, among other things, an injunction enjoining the merger from closing, rescission of the merger or rescissory damages if the merger is consummated, the filing of an amendment to the Preliminary Proxy, and an award of attorneys’ and experts’ fees.

On May 7, 2021, Marina Clough, a purported stockholder of HGV, filed a lawsuit in the United States District Court for the Eastern District of New York, styled Clough v. Hilton Grand Vacations, Inc., et al., No. 21-cv-2583-FB-PK (the “Clough Action”). The Clough Action was filed against HGV and our board of directors. The complaint in the Clough Action asserts that the Preliminary Proxy omitted certain material information, in violation of Section 14(a) of the Exchange Act, and that the members of our board of directors are control persons under Section 20(a) of the Exchange Act. The Clough Action seeks, among other things, an injunction enjoining the merger from closing, rescission of the merger or rescissory damages if the merger is consummated, and an award of attorneys’ and experts’ fees.

No Rights of Appraisal for HGV Stockholders

Current holders of our common stock will not have any rights of appraisal as a result of the merger.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement, which is included in this proxy statement as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of HGV and Diamond are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement. Our stockholders are urged to read the merger agreement carefully and in its entirety as well as this proxy statement before making any decision regarding the stock issuance proposal.

The merger agreement is included in this proxy statement to provide you with information on its terms and is not intended to provide any factual information about HGV or Diamond. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties:

•	have been made solely for the benefit of the other parties to the merger agreement;

•

may not be intended as statements of fact, but rather as a way of allocating the risk between the parties if the statements therein prove to be inaccurate (and, accordingly, investors and others should not rely on the representations and warranties, or any descriptions thereof, as characterizations of the actual state of facts or condition of Diamond, HGV or any of their respective subsidiaries or affiliates);

•

have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information and Incorporation by Reference” beginning on page 152 of this proxy statement.

This summary is qualified in its entirety by reference to the merger agreement.

The Merger

Upon the terms and subject to the conditions of the merger agreement and in accordance with the DGCL, at the effective time, Diamond will merge with and into HGV Borrower, the separate corporate existence of Diamond will cease, and HGV Borrower will continue as the surviving company and a wholly-owned subsidiary of HGV. The merger will have the effects set forth in the merger agreement and the relevant provisions of the DGCL.

Completion of the Merger

The closing of the merger will take place electronically through the exchange of documents via e-mail or facsimile, at 9:00 a.m. (New York City time) on the third business day following the satisfaction or waiver of the conditions to closing described below under “Closing Conditions” (other than those conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions at the closing) or at such other date, time and place as HGV and Diamond may mutually agree in writing provided, that if the marketing period has not ended on or prior to the time the closing of the merger would have otherwise been required to occur pursuant to the foregoing, the closing will be delayed until the earlier to occur of (x) any business day before or during the marketing period as may be specified by HGV on no less than three business days’ prior written notice to Diamond and (y) three business days following the final day of the marketing period, subject in each case to the continued satisfaction or waiver of all of the conditions to closing described below under “Closing Conditions” (other than those conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions at the closing). Concurrently with the closing, Diamond and HGV Borrower will cause a certificate of merger relating to the merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 264 of the DGCL and Section 18-209 of the Delaware Limited Liability Company Act. The merger will become effective at the time the certificate of merger with respect to the merger is filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by HGV and Diamond in writing and specified in the certificate of merger.

Merger Consideration

Pursuant and subject to the terms and conditions set forth in the merger agreement, at the effective time, among other things:

•

each share of Diamond common stock issued and outstanding immediately prior to the effective time will cease to be outstanding, shall automatically be cancelled and cease to exist and, other than Appraisal Shares (as defined in the merger agreement), treasury shares and shares owned directly or indirectly by Diamond, be converted into and exchanged for the right to receive the merger consideration, calculated in the manner set forth in the merger agreement and allocated among the various sellers based on their respective ownership interests in Diamond in accordance with the merger agreement;

•

each in-the-money option, whether vested or unvested, will automatically cease to be outstanding and be converted into and exchanged for the right to receive, without any interest thereon, a number of shares of our common stock and/or cash in lieu of any fractional shares of our common stock equal to the option consideration (assuming full satisfaction of any performance-vesting conditions applicable to such in-the-money option); and

•

all Diamond options outstanding immediately prior to the effective time that are not in-the-money options will (i) to the extent not then vested, become fully vested as of immediately prior to the effective time (assuming full satisfaction of any performance-vesting conditions applicable to such option) and (ii) automatically be cancelled and terminated at the effective time without payment therefor, and, to such extent, will have no further force or effect.

Conversion and Exchange of Shares of Diamond Common Stock

At the effective time, shares of Diamond common stock will cease to be outstanding, shall automatically be cancelled and cease to exist, and each holder thereof shall have the right to receive the merger consideration. HGV will deposit (or cause to be deposited) with the exchange agent, evidence of book-entry shares representing a number of shares of our common stock equal to (i) the aggregate merger consideration issuable in respect of shares of Diamond common stock pursuant to the merger agreement plus (ii) the aggregate option consideration issuable in respect of in-the-money options, as well as cash in an amount sufficient to pay any cash payments to be made in lieu of fractional shares.

Each of the parties to the merger agreement and the exchange agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to the merger agreement those amounts that it is required to deduct and withhold from such payments under applicable tax law.

Representations and Warranties

The merger agreement contains representations and warranties made by Diamond to HGV and HGV Borrower, on the one hand, and by HGV and HGV Borrower to Diamond, on the other hand. Such representations and warranties (i) were made solely for the benefit of the parties to the merger agreement; (ii) are subject to limitations agreed upon by the parties; (iii) are not intended to be treated as categorical statements of fact, but rather as a way of allocating contractual risk among the parties; (iv) may be subject to standards of materiality applicable to the parties that differ from what might be viewed as material to stockholders; (v) are qualified by information in confidential disclosure schedules delivered to HGV by Diamond, on the one hand, and Diamond by HGV, on the other hand, concurrently with the execution and delivery of the merger agreement, which contain information that modify, qualify and create exceptions to the representations and warranties set forth in the merger agreement; and (vi) were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement. Accordingly, investors and others should not rely on the representations and warranties, or any descriptions thereof, as characterizations of the actual state of facts or condition of Diamond, HGV or any of their respective subsidiaries or affiliates.

Diamond’s representations and warranties relate to, among other things:

•	organization, qualification and power;

•	authority with respect to the execution and delivery of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	capital structure;

•	indebtedness;

•	financial statements and undisclosed liabilities;

•	absence of certain changes and events during certain specified time periods prior to the date of the execution of the merger agreement;

•	compliance with applicable laws and permits;

•	litigation;

•	employee benefits matters and employment and labor matters;

•	tax matters;

•	insurance;

•	title to, sufficiency and condition of assets;

•	inapplicability of state takeover statutes and anti-takeover devices;

•	intellectual property, information technology systems, privacy and data protection matters;

•	material contracts;

•	environmental matters;

•	compliance with applicable anti-corruption and trade sanctions laws;

•	real property;

•	certain previous securitization transactions;

•	the vote of Diamond’s stockholders required to approve the merger and the recommendation of Diamond’s board of directors;

•	opinions from financial advisors;

•	broker’s fees payable in connection with the transactions contemplated by the merger agreement;

•	affiliate transactions;

•	certain matters related to COVID-19; and

•	timeshare and exchange matters.

HGV’s representations and warranties relate to, among other things:

•	organization, qualification and power;

•	authority with respect to the execution and delivery of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	capital structure;

•	SEC reports;

•	litigation;

•	employee benefits matters and employment and labor matters;

•	tax matters;

•	financial statements and undisclosed liabilities;

•	absence of certain changes and events during a specified time period prior to the date of execution of the merger agreement;

•	inapplicability of state takeover statutes and anti-takeover devices compliance with applicable laws and permits;

•	the ownership and operation of HGV Borrower;

•	timeshare and exchange matters.

•	broker’s fees payable in connection with the transactions contemplated by the merger agreement;

•	affiliate transactions;

•	solvency; and

•	the debt financing in connection with the merger.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the merger agreement, a “material adverse effect” means, with respect to either party, any event, change, occurrence, development or effect that, individually or taken as a whole with all other events, changes, occurrences, developments or effects, would, or is reasonably expected to, (i) prevent, materially delay or materially impede the performance by Diamond or the sellers, or HGV, as applicable, of their obligations under the merger agreement or the consummation of the transactions contemplated by the merger agreement, or (ii) have a material adverse effect on the business, properties, financial condition or results of operations of Diamond and its subsidiaries or HGV and its subsidiaries, as applicable, taken as a whole, other than, in the case of the foregoing clause (ii) only, any event, change, occurrence, development or effect (by itself or taken together with any and all other events, changes, occurrences, developments or effects) constituting or resulting from:

•	changes or developments in general economic, business or geopolitical conditions or financial, debt, capital, currency or securities markets (including changes in interest rates or exchange rates);

•	general changes or developments in any of the industries in which such parties operate, as applicable;

•

any weather, meteorological conditions or climate, storms, earthquakes, floods, hurricanes, tornadoes, volcanic eruptions or natural disasters, epidemics or pandemics (including COVID-19) or any escalation or worsening of any of the foregoing;

•

changes after March 10, 2021 in any applicable laws or applicable accounting regulations or principles (including GAAP) or, in each case, any change in the interpretations thereof or the adoption or addition of any new laws or the rescission, expiration or retirement of any current laws;

•	any outbreak or escalation of hostilities or any acts of war (whether or not declared) or terrorism;

•

any work stoppages, layoff, furlough or reduced work schedule of employees or independent contractors of such parties, as applicable, resulting from, arising out of or otherwise related to COVID-19 (and the impact of any associated shutdown, shelter in place or non-essential business order or other similar measures mandated by any applicable governmental authority);

•

the execution and delivery of the merger agreement (other than in the case of certain representations made by such parties, as applicable) or announcement or pendency of the merger agreement and the transactions contemplated thereby; or

•

any failure by such parties, as applicable, to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure, not otherwise excluded by the exceptions set forth in this definition, shall be taken into consideration when determining whether a material adverse effect has occurred or is reasonably expected to occur), provided, that with respect to the first six bullets above, such matter will only be excluded to the extent such matter does not have a disproportionate effect on such parties, as applicable, taken as a whole, relative to other participants in the industries or markets in which such parties operate, as applicable (in which case solely the incremental disproportionate effect may be taken into account in determining whether there has been a material adverse effect).

Conduct of Business

Each of Diamond and HGV has undertaken certain covenants in the merger agreement restricting the conduct of their respective businesses between the date of the merger agreement and the effective time. In general, each of Diamond and HGV has agreed to, and to cause our and their respective subsidiaries to, carry on their respective businesses in the ordinary course of business and use commercially reasonable efforts to preserve intact their business organizations, preserve in all material respects their relationships with customers, suppliers, governmental authorities and other persons with which it has material business relations or regulatory relations, keep available the services of their current officers, employees and consultants. However, each of Diamond and HGV may deviate from the ordinary course covenants if, among other things, it determines reasonably and in good faith that deviation is necessary to protect the health and safety of its employees, customers or other individuals with whom it has direct business dealings or to respond to the direct impact of COVID-19 on it.

Each of Diamond and HGV has also agreed to various specific restrictions relating to the conduct of its business, including with respect to the below (subject in each case to certain exceptions, including those specified below or in the merger agreement or disclosed in the confidential disclosure schedules provided to the other party).

In the case of Diamond:

•	amending, adopting any amendment to or otherwise changing or modifying Diamond’s organizational documents;

•

except for issuances of Diamond common stock resulting from the exercise or settlement of options outstanding as of the date of the merger agreement, issuing, delivering, granting, authorizing, pledging, disposing of, or encumbering or selling, any shares of capital stock, voting securities or other ownership interests of any shares of capital stock, voting securities, equity interests or other ownership interests (including stock appreciation rights, restricted stock units, phantom stock or similar instruments) of Diamond or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire or receive, or that are convertible into or exchangeable or exercisable for, any such shares of capital stock, voting securities, equity interests or other ownership interests (including stock appreciation rights, phantom stock or similar instruments);

•

permitting any leakage (as defined in the merger agreement), or otherwise declaring, setting aside, establishing a record date for, authorizing, making or paying any dividends or other distributions (whether in cash, stock, property or otherwise) with respect to any of its capital stock, except for dividends, distributions or other payments by any direct or indirect wholly owned subsidiary of Diamond to Diamond or any other wholly-owned subsidiary of Diamond;

•

(a) adopting a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, reorganization or other recapitalization, (b) reclassifying, combining, splitting, reverse splitting, consolidating, recapitalizing, subdividing or redeeming, or purchasing or otherwise acquiring, directly or indirectly, any of its capital stock or other ownership interests (or any warrants, options or other rights to acquire the foregoing) or consummating or authorizing or reinstating any other similar transaction with respect to its capital stock or ownership interests (or any warrants, options or other rights to acquire the foregoing) or (c) making any other change with respect to its capital structure;

•

acquiring (whether by merger, consolidation or acquisition of stock or assets or otherwise), or making any investment in any interest in, any corporation, partnership, limited liability company, other business organization or division thereof or any properties or assets (including vacation ownership interests (as defined in the merger agreement)) other than (a) purchases of inventory (including vacation ownership interests) or other assets in the ordinary course of business or pursuant to contracts in existence as of March 10, 2021 and made available to HGV prior to such date, (b) acquisitions or investments in an amount that does not exceed $3,000,000 individually or $6,000,000 in the aggregate, or enter into any joint venture, material strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement, (c) in connection with a securitization transaction (as defined in the merger agreement) in the ordinary course of business and consistent with past practice or (d) in connection with a permitted securitization and warehouse activity (as defined in the merger agreement);

•

selling, transferring or otherwise disposing of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise selling, leasing, assigning, licensing, transferring, exchanging, swapping, abandoning, mortgaging, pledging, hypothecating, granting any security interest in, granting an easement with respect to, or otherwise encumbering or restricting the Company Real Property (as defined in the merger agreement) or the use thereof (including securitizations), or subject to, incur or create any lien (other than permitted liens), allow to lapse or expire, or dispose of, in a single transaction or series of transactions, any material assets (including Company Real Property and vacation ownership interests), rights or properties, in each case, other than (a) sales or dispositions of inventory (including vacation ownership interests) in the ordinary course of business; (b) sales or dispositions in an amount that does not exceed $3,000,000 individually or $6,000,000 in the aggregate; (c) non-exclusive licenses in the ordinary course of business; (d) dispositions, transfers, assignments, substitutions or removals of vacation ownership interests from or into any multisite trust; (e) sales, pledges, contributions or other transfers of receivables in connection with a securitization transaction in the ordinary course of business and consistent with past practice or (f) in connection with a permitted securitization and warehouse activity;

•

entering into any contract that would be a Company Material Contract (as defined in the merger agreement) if entered into prior to March 10, 2021, or renew any Company Material Contract other than any such contracts entered into in the ordinary course of business (including contracts with customers, vendors or clients) and in connection with a permitted securitization and warehouse activity;

•

modifying, amending, terminating, consenting to the termination of, or allowing the expiration of, or waiving any material rights or obligations under, (a) any Company Material Contract (including any Existing Company Loan Document and any Company Real Property Lease (each as defined in the merger agreement)), (b) any contract with a related party (including the sellers and any of their respective affiliates), or (c) any contract which if entered into prior to March 10, 2021 would be a Company Material Contract or a contract with a related party, as applicable, if it had been in effect as of March 10, 2021, in each case, other than (1) any such contract that provides a commitment by (x) Diamond or any of its subsidiaries to make to a third party or (y) a third party to make to Diamond or any of its subsidiaries, in each case, payments of less than $750,000 in the aggregate annually, (2) any Company Real Property Lease that provides for a current base rent equal to or less than $83,000 per month and a term of less than two years, (3) for contracts relating to the commercial operations of the Company’s business, such actions as are in the ordinary course of business, (4) in connection with any permitted securitization and warehouse activity or (5) any immaterial amendment;

•

incurring or assuming any indebtedness for borrowed money or issue any debt securities or assuming, guaranteeing or endorsing, or otherwise become responsible for, the obligations of any person, or making any loans or advances other than (a) with respect to the Company 2021 Securitization Transaction and the transactions contemplated by the warehouse commitment letters (each, as defined in the merger agreement), (b) indebtedness for borrowed money, including borrowings under existing revolving credit facilities, that does not exceed $10,000,000 individually or $20,000,000 in the aggregate, (c) borrowings under the Diamond warehouse facilities in the ordinary course of business, which borrowings will be accompanied by notice to HGV by electronic mail to the extent such borrowings exceed in the aggregate $20,000,000 or any increment of $5,000,000 in excess thereof, (d) borrowings between or among Diamond or any of its wholly-owned subsidiaries or (e) indebtedness for insurance premium financings in the ordinary course of business that does not exceed $25,000,000 in the aggregate;

•

making or authorizing any new capital expenditures in excess of or otherwise inconsistent with Diamond’s capital expenditure budget as set forth in Diamond’s confidential disclosure schedules, other than such capital expenditures that do not exceed such budget by more than $1,000,000 individually or $5,000,000 in the aggregate;

•

except to the extent required by applicable law or any employee plan (as defined in the merger agreement) in effect as of March 10, 2021 and disclosed on Diamond’s disclosure schedules, (a)(1) increasing the compensation, bonus or benefits payable or provided to any employee, officer, director or other individual service providers of Diamond or its subsidiaries, other than for compensation increases for employees with annual total target compensation less than $175,000, (2) granting or provide any equity-based compensation (including options or restricted stock units) or additional rights to, or enter into any agreement providing for, severance, retention, stay bonus, change in control, termination or other similar payment or benefit to any current or former employees, officers, directors or other individual service providers of Diamond and its subsidiaries, (3) loaning or advancing any amount to, any current or former employee, officer, director or other individual service providers of Diamond or its subsidiaries (excluding advances of routine business expenses to in the ordinary course of business), or (4) granting or agree to grant any right to reimbursement, indemnification or payment for any taxes, including any taxes incurred under Section 409A or 4999 of the Code, (b) hiring, engaging or terminating (other than terminations for “cause”) any individual other than (1) a person whose annual total target compensation is less than $175,000 (or any person, who if hired, would not have an annual total target compensation that is less than $175,000) or (2) as a replacement hire receiving substantially similar terms of employment to such replaced employee, (c) amending or terminating any, enter into or adopt, or otherwise make any changes to any Employee Plan (or any other plan, trust, fund, policy, agreement or arrangement that would be an Employee Plan if in effect on March 10, 2021), (d) taking any action to fund the payment of compensation or benefits under any Employee Plan, or (e) taking any action to amend or waive any performance or vesting criteria or accelerate the vesting, exercisability, funding or payment or benefit under any Employee Plan (including in respect of options), except as required by the merger agreement;

•	entering into any Company Real Property Lease, or failing to exercise any rights of renewal with respect to any Company Leased Real Property;

•

(a) adopting or making any change to any material method of tax accounting or annual tax accounting period, except as required by GAAP, (b) making, changing or revoking any material tax election, (c) surrendering, agreeing, settling or compromising any tax audit, examination or proceeding, (d) to extend the statute of limitations in respect of any material amount of taxes (other than pursuant to extensions of the due date for the filing of an income tax return that do not require consent of a taxing authority), (e) filing or causing to be filed any amended material tax return, (f) initiating any voluntary disclosure with, or request any ruling from, a taxing authority with respect to a material amount of taxes, (g) entering into any closing agreement with any taxing authority with respect to any material tax, or (h) surrendering any right to claim a material tax refund;

•

waiving, releasing, assigning, settling or compromising, or entering into or committing to, any agreement with respect to, any Action, demand for appraisal or other claim, liability or obligation, whether absolute, accrued, asserted or unasserted, contingent or otherwise against Diamond or any of its subsidiaries or any of their respective directors or officers, other than (a) in the ordinary course of business and (b) where the amount paid or to be paid does not exceed $250,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $1,200,000 in the aggregate, in each of clauses (a) and (b), only without the imposition of equitable relief on, any ongoing obligations (other than the payment of money and customary confidentiality obligations relating thereto) on, or the admission of wrongdoing by, any of Diamond or any of its subsidiaries or any of their respective officers or directors;

•

allowing any material Company Permit (as defined in the merger agreement) to expire or lapse, or take any action (or fail to take any action) that would reasonably be expected to terminate, invalidate, impair or be a breach of any material Company Permit (including any material permit of any governmental authority);

•

causing any material amendment to any Company Offering Documents of any vacation club association (“VCA”), vacation club or vacation ownership property (other than with respect to any amendments that do not increase the obligations or waive or release any rights of Diamond or any of its subsidiaries under such documents) (each, as defined in the merger agreement);

•	allowing any registrations of a vacation club to lapse, or failing to keep such registrations current in accordance with applicable law;

•

permitting to lapse or fail to renew material insurance policies covering any properties of Diamond or any of its subsidiaries and material assets under substantially similar or better terms and conditions as such Diamond entity’s policies as of March 10, 2021 with respect to such properties or take any action that would reasonably be expected to invalidate or give cause for cancellation of any insurance policy, other than with respect to any such insurance policy that is no longer available on commercially reasonable terms (provided that, to the extent reasonably practicable under the circumstances, Diamond will give us reasonable prior notice of such facts and such lapse, failure to renew or cancellation);

•

accelerating the collection of or discount any accounts receivable, delaying the payment of accounts payable or defer expenses, reducing inventories or otherwise increasing cash on hand, except in the ordinary course of business;

•

making any material adverse change to any policy of Diamond or any of its subsidiaries regarding personal data or the security of the IT systems used by Diamond or any of its subsidiaries, except as required by applicable law;

•	taking any action which would trigger any notification or other requirements of the WARN Act, including any “plant closing” or “mass layoff”;

•	voluntarily recognizing a labor union, works council or similar labor organization or entering into, terminating, extending or materially modifying any collective bargaining agreement;

•

(i) initiating or consenting to any zoning reclassification of any portion of the Company Real Property or seek any variance under any existing zoning ordinance or (ii) using or permitting the use of any portion of the Company Real Property in any manner that would reasonably be expected to result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation;

•

taking any action or exercising any of their votes, or failing to take any action or failing to exercise any of their votes, within a non-profit VCA or a non-profit VOA (each, as defined in the merger agreement) that would materially and adversely affect the rights, control, powers, and privileges of Diamond or any of its subsidiaries under the Company Offering Documents or a Company Management Agreement (as defined in the merger agreement), whether by statute or otherwise;

•

committing or suffering any material physical waste of any of the real property or making any change in the use of the real property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the real property; and

•	agreeing, resolving, authorizing or committing to do or take any of the actions described in the foregoing.

In the case of HGV:

•	amending, adopting any amendment to or otherwise changing or modifying our organizational documents;

•

issuing, delivering, granting, authorizing, pledging, disposing of, or encumbering or selling, any shares of capital stock, voting securities or other ownership interests of any shares of capital stock, voting securities, equity interests or other ownership interests (including stock appreciation rights, phantom stock or similar instruments) of HGV or any of our subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire or receive, or that are convertible into or exchangeable or exercisable for, any such shares of capital stock, voting securities, equity interests or other ownership interests (including stock appreciation rights, phantom stock or similar instruments) other than the issuance of shares of our common stock pursuant to the exercise or settlement, as applicable, of equity or equity-based awards granted pursuant to the HGV stock plans which are outstanding as of March 10, 2021 in accordance with the terms of such instrument;

•

declaring, setting aside, establishing a record date for, authorizing, making or paying any dividends or other distributions (whether in cash, stock, property or otherwise) with respect to any of its capital stock, except for dividends, distributions or other payments by any direct or indirect wholly owned subsidiary of HGV to HGV or any other wholly owned subsidiary of HGV;

•

(a) adopting a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, reorganization or other recapitalization, (b) reclassifying, combining, splitting, reverse splitting, consolidating, recapitalizing, subdividing or redeeming, repurchasing or purchasing or otherwise acquiring, directly or indirectly, any of its capital stock or other ownership interests (or any warrants, options or other rights to acquire the foregoing) or consummate or authorize or reinstate any other similar transaction with respect to our capital stock or ownership interests (or any warrants, options or other rights to acquire the foregoing) or (c) making any other change with respect to our capital structure;

•

selling, transferring or otherwise disposing of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise selling, leasing, assigning, licensing, transferring, exchanging, swapping, abandoning, mortgaging, pledging, hypothecating, granting any security interest in, granting an easement with respect to, or otherwise encumbering or restricting the Parent Real Property (as defined in the merger agreement) or the use thereof (including securitizations), or subject to, incur or create any lien (other than permitted liens), allow to lapse or expire, or dispose of, in a single transaction or series of transactions, any material assets (including Parent Real Property and vacation ownership interests), rights or properties, in each case, other than (a) sales or dispositions of inventory (including vacation ownership interests) equipment or other assets in the ordinary course of business; (b) any liens that do not impair the value of the asset on which such liens are placed or in connection with indebtedness for borrowed money permitted by the immediately following paragraph, (c) sales or dispositions of assets marked as available for sale and as described in our Annual Report on Form 10-K for the year ended December 31, 2020; (d) non-exclusive licenses entered into in the ordinary course of business; or (e) sales, transfers, contributions, assignments or pledges of receivables in connection with a HGV securitization transaction in the ordinary course of business and consistent with past practice;

•

incurring or assuming any indebtedness for borrowed money or issuing any debt securities or assuming, guaranteeing or endorsing, or otherwise becoming responsible for, the indebtedness for borrowed money of any person, or make any loans or advances, other than (a) such indebtedness for borrowed money that does not exceed $30,000,000 in the aggregate, (b) in the ordinary course of business, including in connection with HGV securitization transactions, (c) under credit facilities or securitizations of HGV or any of its subsidiaries existing, and in accordance with their terms, as of March 10, 2021, (d) borrowings between or among HGV entities, (e) indebtedness contemplated by the debt commitment letter described in the merger agreement(or any securities issued in lieu thereof), (f) to refinance indebtedness of HGV or its subsidiaries under certain agreements as described in the merger agreement and (g) to refinance certain outstanding indebtedness; and

•	agreeing, resolving, authorizing or committing to do or take any of the actions described in the foregoing.

No Solicitation of Alternative Proposals

Diamond has agreed that it will not and will not authorize or permit any of its affiliates or any of its or their officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to, directly or indirectly solicit, encourage, facilitate, engage in discussions or negotiations with, or provide any information or access to or enter into any agreement with any person (other than HGV and/or its respective affiliates) concerning any direct or indirect sale of any of Diamond’s equity securities, any merger of Diamond, any direct or indirect sale of more than 10% of the assets of Diamond and its subsidiaries or any similar transaction involving Diamond and its subsidiaries.

Notwithstanding the foregoing, the sellers and Diamond may respond to any unsolicited proposal regarding an acquisition transaction solely by indicating that the sellers and Diamond are subject to an exclusivity agreement and are unable to provide any information related to Diamond or entertain any proposals or offers or engage in any negotiations or discussions concerning an acquisition transaction for as long as the merger agreement remains in effect.

Change in HGV Board Recommendation

We have agreed under the merger agreement to, through our board of directors, recommend to the HGV stockholders they approve the issuance of shares of our common stock as consideration for the merger, and to include such recommendations in this proxy statement.

The merger agreement provides that, subject to the exceptions described below, our board of directors will not withdraw, modify or qualify its approval or recommendation of the merger, the merger agreement or the issuance of the shares of our common stock in connection with the merger.

At any time before obtaining the stockholder approval, our board of directors may, if it reasonably determines in good faith, after consultation with outside counsel. that the failure to do so would violate its fiduciary obligations under applicable law, effect an adverse recommendation change in response to any material event or circumstance with respect to HGV and its subsidiaries that (i) improves or would be reasonably expected to improve the business, financial condition or continuing results of operations of HGV, (ii) is and was not known or reasonably foreseeable (with respect to substance or timing) by HGV or our board of directors as of the date of the merger agreement and (iii) first becomes known to HGV or our board of directors prior to the time the stockholder approval is obtained; provided that in no event shall any of the following, individually or in the aggregate, constitute or be taken into account in such determination: (A) any event, fact, change, effect, development, circumstance or occurrence (I) resulting from or arising out of any breach of the merger agreement by HGV or HGV Borrower, (II) that involves or relates to any proposal or offer from any person (other than the sellers or Diamond) relating to any direct or indirect acquisition or purchase of a business, any tender offer or exchange offer, or any merger, division, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction, in each case involving HGV (or any of its subsidiaries) that is not an Acquisition Proposal (as defined in the merger agreement) or any inquiry or communications or matters relating thereto or (III) that is set forth in clause (A) of clause (ii) of the definition of Parent material adverse effect (as defined in the merger agreement); (B) the fact, in and of itself, that HGV meets or exceeds any internal or published forecasts or projections for any period, or any changes after March 10, 2021 in the market price or trading volume of our common stock; (C) the reasonably foreseeable consequences of the announcement of the merger agreement or the transactions contemplated hereby; or (D) any event, fact, change, effect, development, circumstance or occurrence relating to or involving Diamond or any of its subsidiaries.

Efforts to Obtain Required Stockholder Vote

We agreed to hold a special meeting of its stockholders as soon as reasonably practicable following the clearance of this proxy statement by the SEC for the purpose of obtaining the stockholder approval of the stock issuance proposal. Subject to the ability of our board of directors to make an adverse change of recommendation, we must, through our board of directors, recommend to our stockholders the approval of the stock issuance proposal. Our board of directors unanimously determined that the merger agreement, the issuance of shares of our common stock in the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of us and our stockholders; authorized and approved the merger agreement, the issuance of shares of our common stock in the merger and the other transactions contemplated thereby by a unanimous vote of our directors; and adopted resolutions directing that the stock issuance proposal be submitted to our stockholders for their consideration. See the section entitled “The Merger – Reasons for the Merger: Recommendation of Our Board of Directors” beginning on page 55 of this proxy statement.

Efforts to Complete the Merger

Subject to the terms and conditions of the merger agreement, HGV and Diamond have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by the merger agreement and the ancillary agreements as promptly as practicable, including to:

•

obtain from governmental authorities and other persons all expiration of applicable waiting periods, consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by the merger agreement and the ancillary agreements;

•

promptly (and with respect to any applicable filings under the HSR Act, in no event later than 10 business days after the date of the merger agreement) make all necessary filings, and thereafter make any other required submissions, with respect to the merger agreement required under the HSR Act or any other applicable law; and

•	obtain all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties.

Without limiting the generality of the foregoing, the parties must use reasonable best efforts to (i) resolve such objections, if any, as may be asserted by any governmental authority with respect to the transactions contemplated hereby and (ii) take all such actions as may be required to obtain all antitrust approvals, including such action that would (A) require the divestiture of any businesses, properties, rights or assets, or portions thereof, of HGV, Diamond, or any of their respective Subsidiaries or affiliates, (B) limit HGV’s freedom of action with respect to, or its ability to consolidate and control, Diamond and its subsidiaries or affiliates or any of their businesses, properties, rights or assets, or portions thereof, or any of HGV’s or its subsidiaries or affiliates’ other businesses, properties, rights or assets, or portions thereof, or (C) limit HGV’s ability to acquire or hold, or exercise full rights of ownership with respect to, HGV and its subsidiaries or affiliates, provided that (x) such action is conditioned on consummation of the transactions contemplated by the merger agreement and (y) such action would not require HGV to sell, divest, assign, dispose of or hold separate any businesses, properties, rights or assets of HGV, Diamond or their respective affiliates and subsidiaries, or agree to, or enter into any conditions or mitigation agreements or other remedies with respect to, any businesses, properties, rights or assets of HGV, Diamond or their respective affiliates and subsidiaries, that (together with all other businesses, properties, rights and assets that are subject to antitrust remedies) generated more than $75,000,000 in revenues during the parties’ respective most recently completed fiscal years.

D&O Indemnification, Exculpation and Insurance

The merger agreement requires HGV, for a period of six years following the closing, to indemnify, defend and hold harmless each former or present director or officer of Diamond or any of its subsidiaries, each referred to as an indemnified party, against all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) arising out of or relating to any threatened or actual claim, action, suit or proceeding arising out of or relating in whole or in part to the fact that such person is or was such an officer or director or for any acts or omission in the indemnified party’s capacity as such an officer or director before the effective time, in each case to the maximum extent permitted or required under applicable law and to the same extent as such indemnified parties were indemnified as of the date of the merger agreement under the organizational documents of Diamond or any of its subsidiaries, or any indemnification agreements in existence as of the date of the merger agreement. The merger agreement also requires HGV to maintain for six years following the Closing Date either the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by Diamond and any of its subsidiaries or provide substitute policies for not less than the existing coverage and having other terms not less favorable to the insured persons, except that in no event will HGV be required to pay with respect to such insurance policies (or substitute insurance policies) for any one policy year more than 300% of the annual premium payable by Diamond as of the date of the merger agreement. The merger agreement also provides that at HGV’s election, Diamond shall obtain a six-year “tail” policy under its existing directors and officers insurance policy in lieu of the foregoing if and to the extent it may be obtained for an amount not to exceed the maximum aggregate amount otherwise payable for such six-year period pursuant to the previous sentence.

Financing

HGV and HGV Borrower have agreed to use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange the debt financing for the merger, including to: (a) satisfy on a timely basis all conditions applicable to HGV Borrower, (b) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the commitment letter (including any related flex provisions) or on other terms that would not reasonably be expected to materially delay (taking into account the expected timing of the 15-consecutive business day marketing period (as defined in the merger agreement)) or adversely affect the ability of HGV Borrower, from a conditionality or enforceability perspective, to consummate the transactions contemplated thereby and (c) consummate the debt financing on or prior to the closing.

HGV shall give the seller representative prompt notice (and in any event no later than three (3) business days following) (i) of any actual breach or default under the commitment letter of which HGV or HGV Borrower becomes aware and (ii) of any termination, repudiation, rescission, cancellation or expiration of the commitment letter. HGV will keep Diamond and the seller representative informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the debt financing or any alternate financing including providing executed copies of the definitive documents related to the debt financing or any alternate financing. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the commitment letter, HGV will (i) promptly notify Diamond and (ii) use its reasonable best efforts to obtain alternative financing, including from alternative sources on commercially reasonable terms (as defined in the merger agreement) as promptly as practicable following the occurrence of such event, and such alternative financing will not impose any new or additional condition or otherwise expand any condition to draw and other terms that would reasonably be expected to affect the availability thereof at the closing.

HGV and HGV Borrower shall (1) comply in all material respects with the commitment letter and each definitive agreement with respect thereto, (2) upon satisfaction of the conditions thereunder, enforce in all material respects their rights under the commitment letter and such definitive agreements, and (3) not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the commitment letter or any such definitive agreement or the fee letter referred to in the commitment letter without the prior written consent of the seller representative in a manner that (i) would prevent or materially delay the timing of the funding of the commitments thereunder or make the timely funding of the debt financing or the satisfaction of the conditions to obtaining the debt financing materially less likely to occur or (ii) adversely impact the ability of HGV to enforce its rights under the commitment letter or the definitive agreements with respect thereto, or to consummate the transactions contemplated by the merger agreement.

Prior to the closing, Diamond has agreed to, and agreed to use its reasonable best efforts to cause each of its and its subsidiaries’ respective representatives, in each case, to cooperate with HGV in connection with the debt financing as may be reasonably requested by HGV, including by:

•

furnishing HGV and the debt financing sources with the required information (as defined in the merger agreement), any updates thereto as may be necessary for such required information to remain compliant (as defined in the merger agreement);

•

participating (and causing senior management and using commercially reasonable efforts to cause representatives and advisors to participate) in a reasonable number of meetings (including customary one-on-one meetings), presentations, road shows, drafting sessions, due diligence sessions (including using commercially reasonable efforts to cause its independent auditors to participate therein) and sessions with ratings agencies, in each case, at reasonable times and with reasonable notice in connection with the debt financing;

•

assisting HGV and the debt financing sources in the preparation of confidential information memoranda, lender presentations and similar marketing documents, investor presentations (including “roadshow” or investor meeting slides), offering memoranda and private placement memoranda (including under Rule 144A) and materials for rating agency presentations;

•

executing and delivering any guarantee, other definitive financing documents, or other certificates or documents as may be reasonably requested by HGV and as may be necessary and customary in connection with the debt financing; provided that all such guarantees and other documents with respect to Diamond, its subsidiaries and their respective assets shall be authorized and become effective only at, or as of, the closing;

•

taking all corporate actions, subject to the occurrence of the closing, reasonably requested by HGV that are necessary to permit the consummation of the debt financing and to permit the proceeds thereof to be made available on the Closing Date to consummate the transactions contemplated by the merger agreement;

•

providing customary authorization and representation letters to the debt financing sources, executed by or on behalf of Diamond, authorizing the distribution of information to prospective lenders or investors and containing customary representations to the debt financing sources;

•

assisting with HGV’s preparation of (and using commercially reasonable efforts to cause the independent auditors of Diamond to assist with HGV’s preparation of) pro forma financial information for HGV;

•

using commercially reasonable efforts to cause the independent auditors of Diamond to provide reasonable and customary assistance and cooperation in connection with the debt financing, including using commercially reasonable efforts to cause such independent auditors to provide consents to the use of their audit reports and deliver customary “comfort letters” for a Rule 144A placement of securities;

•	assisting HGV in procuring public corporate ratings and corporate family ratings and public ratings of the facilities and securities contemplated by the debt financing;

•	cooperating with the debt financing sources’ due diligence in connection with the debt financing, to the extent customary and reasonable;

•

providing, at least three (3) business days prior to the Closing Date, all documentation and other information as is required by applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent requested at least eight (8) business days prior to the Closing Date;

•

reasonably cooperating to effect the prepayment, redemption, termination or satisfaction and discharge of Diamond’s existing secured indenture (and, if HGV notifies Diamond that it is so electing, Diamond’s existing unsecured indenture), including by delivering or facilitating the delivery of notices of redemption for the notes issued pursuant to the applicable indenture in accordance with the terms of such indenture (and related officer’s certificates) and facilitating and effecting on the Closing Date the satisfaction and discharge of the applicable indenture and the release of guarantees and, if applicable, liens thereunder in accordance with the terms thereof; provided that (x) any notice of redemption given prior to the Closing Date shall be conditioned on the closing and (y) nothing shall require Diamond or any of its subsidiaries to pay or deposit any amounts necessary for Diamond to redeem the notes issued under the indentures; and

•

cooperating with, and taking all actions reasonably requested by, HGV in order to facilitate the termination and payoff of Diamond’s existing credit facility and the release of liens thereunder, to be effective no earlier than the Closing Date;

provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Diamond and its subsidiaries and (a) Diamond and its subsidiaries shall not be required to incur any liability or pay any fee or expense in connection with the debt financing prior to the closing, (b) the pre-closing board of directors of Diamond or any subsidiary thereof shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the debt financing is obtained or incur any personal liability, (c) Diamond and its subsidiaries shall not be required to execute prior to the closing any definitive financing documents that will be effective prior to closing, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the debt financing, other than the authorization letters, “know your customer” information and redemption notices set forth above, (d) Diamond and its subsidiaries shall not be required to take any corporate actions that will be effective prior to the closing to permit the consummation of the debt financing, (e) Diamond and its subsidiaries shall not be required to provide cooperation that sellers reasonably believe would violate any material contract binding on Diamond and its subsidiaries, any law, or violate Diamond or its subsidiaries’ organizational documents and (f) Diamond and its subsidiaries and their respective representatives shall not be required to prepare or provide (1) pro forma financial statements or pro forma financial information, (2) information regarding any post-closing or pro forma cost savings, synergies, capitalization, ownership or other post-closing pro forma adjustments desired to be incorporated into any of the information used in connection with the debt financing, (3) any description of all or any portion of the debt financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes,” and other information customarily provided by financing sources or their counsel, (4) projections, risk factors or other forward-looking statements relating to all or any component of the debt financing or (5) any financial statements or other information of the type required by Rule 3-09, Rule 3-10 (other than financial data regarding Diamond and its subsidiaries sufficient to enable HGV to include customary disclosure regarding guarantor and nonguarantor information) or Rule 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act or any other information customarily excluded from an offering memorandum for private placements of nonconvertible high-yield debt securities under Rule 144A.

HGV and HGV Borrower have agreed to indemnify, defend and hold harmless the representatives and the pre-closing directors and officers of Diamond and its subsidiaries from and against any liability or obligation to providers of the debt financing in connection with any cooperation in connection with the debt financing, subject to certain exceptions. HGV has agreed to promptly upon Diamond’s request reimburse Diamond for all reasonable out-of-pocket and documented costs and expenses (including fees and disbursements of outside counsel) incurred by Diamond and its subsidiaries in connection with any cooperation in connection with the debt financing.

Securitization and Warehouse Facilities

Diamond has agreed to, and agreed to use its reasonable best efforts to cause each of its and its subsidiaries’ respective officers, directors, employees and representatives, in each case, to cooperate with HGV and/or any of its subsidiaries in connection with such party’s negotiation of new receivables financing arrangements to finance assets or the amendment of existing receivable financings with existing or new lenders on behalf of Diamond and its subsidiaries as may be reasonably requested by HGV and/or any of its subsidiaries, subject to customary limitations. HGV will promptly upon Diamond’s request reimburse Diamond, or cause it to be reimbursed, for all reasonable out-of-pocket and documented costs and expenses incurred by Diamond and its subsidiaries in connection with such cooperation.

HGV has agreed to, and agreed to use its reasonable best efforts to, and agreed to cause any of its subsidiaries to, and to use reasonable best efforts to, cause each of its and its subsidiaries’ respective officers, directors, employees and representatives, in each case, to cooperate with Diamond and its subsidiaries in connection with Diamond’s and such subsidiaries’ negotiation of the amendments contemplated by the warehouse commitment letters and any other amendments to or consents under the warehouse agreements necessary to satisfy the applicable closing conditions, provided that, in each case, HGV and any such subsidiaries will have received drafts of such documents reasonably in advance of execution, as may be reasonably requested by Diamond or such subsidiaries.

After March 10, 2021 and prior to the Closing Date, subject to the terms of the merger agreement, Diamond is permitted to take any and all actions necessary in the ordinary course of business and consistent with past practice to execute each permitted securitization and warehouse activity (as defined in the merger agreement); provided that, with respect to Diamond’s 2021 securitization transaction, such transaction will be effected in accordance with commercially reasonable terms (as determined by Diamond in good faith) under the market conditions at the time of issuance; provided, further that, (i) if such securitization cannot be effected on reasonable terms (as determined by Diamond, in its sole discretion) or (ii) the aggregate amount of the issuance exceeds $350,000,000 (net of any required deposit of proceeds into a prefunding account), Diamond will consult with HGV to pricing and consider in good faith HGV’s advice with respect to such negotiations and proceedings. In connection with the 2021 securitization transaction, HGV and each of its material subsidiaries will provide cooperation and assistance as may be reasonably requested by Diamond and its subsidiaries to facilitate such transaction. In connection with any permitted securitization and warehouse activity, Diamond will promptly upon HGV’s request reimburse HGV or its material subsidiaries for all reasonable out-of-pocket and documented costs and expenses incurred by HGV or any of its material subsidiaries in connection with such cooperation.

Issuance of DROT-2021-1

On April 20, 2021, Diamond completed a securitization transaction involving the issuance of $319.2 million of securities consisting of four tranches of Vacation Interest notes receivable. For additional information see “Management’s Discussion & Analysis of Financial Condition and Results of Operations of Diamond– Subsequent Events.”

Employee Benefits Matters

From and after the Closing Date until the first anniversary thereof (or earlier cessation of employment, as applicable), HGV will, or will cause Diamond or one of its subsidiaries to, provide (i) a base salary or base wages to each continuing Diamond employee at a rate that is no less than the annual rate of the base salary or base wages that was provided to such continuing Diamond employee immediately prior to the closing of the merger and (ii) other employee benefits (but excluding any change of control, sale, retention or similar bonus arrangements, long-term incentive cash bonus opportunity or equity or equity-linked compensation (the “Excluded Benefits”)) that are substantially similar, in the aggregate, to, in HGV’s sole discretion, either (x) the other employee benefits (but excluding the Excluded Benefits) provided to employees of Diamond or any of its subsidiaries immediately prior to the Closing Date or (y) the other employee benefits (but excluding the Excluded Benefits) provided to similarly-situated employees of HGV and its subsidiaries (excluding any such benefits that similarly-situated employees of HGV and its subsidiaries become entitled to as a result of the transactions contemplated by the merger agreement or the ancillary agreements). In addition, from and after the Closing Date until December 31 of the year in which the closing occurs (or earlier cessation of employment, as applicable), HGV will, or will cause Diamond or one of its subsidiaries to, provide target annual cash bonus opportunity to each continuing Diamond employee that is no less than the target annual cash bonus opportunity that was provided to such continuing Diamond employee immediately prior to the closing of the merger.

Generally, HGV will cause the service of each continuing Diamond employee prior to the Closing Date to be taken into account for all purposes, including of participation, eligibility, vesting, level of benefits and benefit accrual (but not for benefit accruals under any defined benefit pension plan or for purposes of qualifying for subsidized early retirement benefits), as applicable, under all employee benefit plans of HGV and its subsidiaries, to the same extent as such service was taken into account under corresponding plans of Diamond and its subsidiaries for such purposes. HGV will waive, and will use commercially reasonable efforts to cause any third-party insurer to waive, any pre-existing condition or limitation for each continuing Diamond employee under any health or welfare plan of HGV or its subsidiaries for any condition for which such continuing Diamond employee would have been entitled to coverage under the corresponding plan of Diamond and each of its subsidiaries in which such continuing Diamond employee participated immediately prior to the Closing Date.

If requested by HGV not less than ten business days before the Closing Date, Diamond or its applicable subsidiary will terminate the Diamond Resorts 401(k) Savings Plan (the “Diamond 401(k) Plan”), effective as of immediately prior to the Closing Date. In the event that the Diamond 401(k) Plan is terminated, HGV will use commercially reasonable efforts to cause an HGV plan that includes a cash or deferred arrangement qualified under Section 401(k) of the Code to permit and accept (i) rollover contributions of account balances and (ii) as rollover contributions a maximum of two (2) outstanding loan notes made by such continuing Diamond employee that are held as assets of the Diamond 401(k) Plan immediately prior to the closing of the merger and permit the continuing Diamond employee who made such loan note to continue to repay the underlying loan in accordance with its terms in effect immediately prior to the closing.

Treatment of Equity Awards

•

Each in-the-money option, whether vested or unvested, will automatically cease to be outstanding and be converted into and exchanged for the right to receive, without any interest thereon, a number of shares of our common stock and/or cash in lieu of any fractional shares of our common stock equal to the option consideration (assuming full satisfaction of any performance-vesting conditions applicable to such in-the-money option); and

•

All Diamond options outstanding immediately prior to the effective time that are not in-the-money options will (i) to the extent not then vested, become fully vested as of immediately prior to the effective time (assuming full satisfaction of any performance-vesting conditions applicable to such Option) and (ii) automatically be cancelled and terminated at the effective time without payment therefor, and, to such extent, will have no further force or effect.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	confidentiality and access by each party to certain information about the other party during the period before the effective time of the merger;

•

the payment of certain costs and expenses incurred in connection with the filing, printing and mailing of this proxy statement (including filing fees) and the filings of under the HSR Act and similar laws of other jurisdictions (including filing fees);

•	taking all action necessary to eliminate or minimize the effect of takeover laws on the merger and the transactions contemplated by the merger agreement;

•	notification to the other party of any notice or other material communication from governmental entities or any actions commenced or threatened in connection with the merger;

•	the use of HGV’s reasonable best efforts to cause the shares of our common stock issuable in connection with the merger to be approved for listing on the NYSE (subject to official notice of issuance);

•	cooperation between HGV and Diamond in the defense or settlement of any stockholder litigation relating to the merger;

•	the use of each party’s reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) the Code;

•	cooperation between HGV, on the one hand, and the sellers and Diamond, on the other hand, in connection with public announcements; and

•

effective as of the closing, (i) HGV’s and Diamond’s release of the sellers for all claims against any seller for matters related to the pre-closing period and (ii) the sellers’ release of Diamond for all claims against Diamond for matters related to the pre-closing period.

Conditions to Completion of the Merger

The respective obligations of HGV, Diamond and each seller to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•

the approval of the stock issuance proposal by the affirmative vote of a majority of the votes cast by holders of our common stock entitled to vote thereon at a stockholder’s meeting duly called and held for such purpose;

•	the termination or expiration of any applicable waiting period under the HSR Act;

•

the receipt of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, the COFECE under the Mexican Federal Economic Competition Law and the Federal Competition Authority under the Austrian Cartel Act and the Competition Act;

•	the absence of any judgment, order, law or other legal restraint by a court or other governmental entity of competent jurisdiction that prevents the consummation of the merger; and

•	the approval for listing by the NYSE of the shares of our common stock issuable in the merger.

Our obligations to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Diamond related to its capital structure being true and correct in all respects both when made and as of the Closing Date, which will be the third business day after all conditions to the completion of the merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver thereof at the closing), unless us and Diamond mutually agree in writing to a different date (subject to extension under certain circumstances, the “Closing Date”) (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except, in each case, for de minimis inaccuracies;

•

certain representations and warranties of Diamond relating to organization, standing, corporate power, authority, inapplicability of state anti-takeover statutes, the recommendation of Diamond’s board of directors, the vote required by Diamond’s stockholders, brokers, its wholly-owned subsidiaries party to the merger agreement and certain matters related to Diamond’s vacation ownership interest inventory (“dedicated inventory”) being true and correct in all material respects both when made and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date);

•

each other representation and warranty of Diamond being true and correct both when made and as of the Closing Date (except to the extent such representations and warranties relate to a specific date in which case such representations and warranties must be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “material adverse effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a material adverse effect on Diamond;

•	certain ancillary agreements having been delivered and not having been rescinded or repudiated by certain parties thereto;

•

Diamond and each seller having performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by it under the merger agreement;

•	the absence of a material adverse effect on Diamond having occurred and continuing; and

•	the receipt of an officer’s certificate executed by an authorized officer of Diamond certifying that certain conditions have been satisfied.

The obligations of Diamond and each seller to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of HGV related to its capital structure being true and correct in all respects both when made and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except, in each case, for de minimis inaccuracies;

•

certain representations and warranties of HGV relating to organization, standing, corporate power, authority, the shares of its common stock issuable in the merger, inapplicability of state anti-takeover statutes, brokers and its wholly-owned subsidiaries party to the merger agreement being true and correct in all material respects both when made and as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date);

•

each other representation and warranty of HGV being true and correct both when made and as of the Closing Date (except to the extent such representations and warranties relate to a specific date in which case such representations and warranties must be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “material adverse effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a material adverse effect on HGV;

•	certain ancillary agreements having been delivered and not having been rescinded or repudiated by certain parties thereto;

•	HGV having performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by it under the merger agreement;

•	the absence of a material adverse effect on HGV having occurred and continuing; and

•	the receipt of an officer’s certificate executed by an authorized officer of HGV certifying that certain conditions have been satisfied.

Additionally, our obligation to complete the merger is subject to the satisfaction or waiver of conditions relating to the absence of defaults under Diamond’s unsecured notes and absence of defaults and sufficient availability under Diamond’s warehouse facilities immediately after giving effect to the transactions contemplated by the merger agreement.

Termination of the Merger Agreement

The merger agreement contains certain customary termination rights for HGV and Diamond. The parties may mutually agree to terminate the merger agreement before completing the merger.

In addition, we or Diamond may terminate the merger agreement:

•	if the merger is not consummated by the termination date, subject to extension to December 9, 2021 under certain circumstances where the required antitrust approvals have not been obtained;

•	if any law or order prohibiting the merger and the other transactions contemplated by the merger agreement has become final and non-appealable;

•

if the other party has breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform

(a) would give rise to the failure of the applicable condition to consummate the closing of the merger and (b) is incapable of being cured by such party or is not cured by the earlier of (x) twenty days following delivery of written notice of such breach to such other party and (y) the termination date; provided, that such termination right shall not be available if such party is then in breach of any of its representations, warranties or covenants contained in the merger agreement and such breach would give rise to the failure of the applicable condition to consummate the closing of the merger; or

•

if we hold a stockholders meeting for the purpose of obtaining approval of the stock issuance proposal and HGV stockholders vote on the stock issuance proposal and approval thereof is not obtained in such vote.

In addition, Diamond may terminate the merger agreement:

•

if (a) the closing of the merger is required to occur pursuant to the merger agreement, (b) all of the closing conditions set forth in the merger agreement continue to be met, (c) HGV fails to close the transaction when required pursuant to the merger agreement (including by reason of a financing failure) and (d) Diamond and the sellers stand ready, will and able to consummate the closing; or

•

if, prior to the time our stockholder approval is obtained, our board of directors has withdrawn, modified or qualified its recommendation in favor of the merger as a result of an Intervening Event (as defined in the merger agreement), and reasonably determines in good faith, after consultation with outside counsel, that failure to do so would violate its fiduciary obligations under applicable law.

Termination Fees and Expenses

We may be obligated to pay (or cause to be paid) a termination fee to Diamond in the following circumstances:

•

If either party terminates the merger agreement following the board of directors of HGV (or a committee thereof) withdrawing, modifying or qualifying its recommendation in favor of the stock issuance proposal, and, at the time of such termination, our stockholders have not approved the stock issuance proposal, we may be required to pay a termination fee of $44.1 million to Diamond.

•

In the event Diamond terminates the merger agreement following (i) the closing being required to occur pursuant to the merger agreement, (ii) certain closing conditions set forth in the merger agreement continuing to be satisfied (other than those conditions that, by their nature, are to be satisfied at the closing), (iii) our failure to close the transaction when required by the merger agreement (including by reason of a financing failure) and (iv) Diamond and the sellers standing ready, willing and able to consummate the closing, then we may be required to pay a termination fee of $73.5 million to Diamond.

•

In the event the stockholder approval is not obtained and the merger agreement is terminated for this reason, we will be obligated to reimburse up to $7.5 million of Diamond’s and its stockholders’ fees and expenses.

Generally, each party is required to pay all fees and expenses incurred by it in connection with the transactions contemplated by the merger agreement. The merger agreement further provides that, with respect to termination fees incurred by or on behalf of Diamond in connection with obtaining certain consents pursuant to the merger agreement, including Diamond’s warehouse facilities, we, on the one hand, and the sellers, on the other hand, will each bear 50% of such costs.

Amendment and Modification

The merger agreement may be amended by the parties at any time in an instrument in writing; provided that no amendment of certain provisions may be material and adverse to HGV’s debt financing sources without their prior written consent.

No Third-Party Beneficiaries

The merger agreement is not intended to confer any rights or remedies upon any person other than the parties thereto, the debt financing sources with respect to certain provisions of the merger agreement, and, with respect to the provisions described in the section entitled “—D&O Indemnification, Exculpation and Insurance” beginning on page 93 of this proxy statement, the indemnified parties.

Indemnification

Diamond stockholders will indemnify HGV for: (i) breaches of Diamond’s fundamental representations in the merger agreement to the extent not covered by representation and warranty insurance; (ii) breaches of such stockholders’ covenants in the merger agreement; (iii) any leakage and excluded liabilities to the extent not deducted from the merger consideration; (iv) pre-closing taxes as specified in the merger agreement to the extent not covered by representation and warranty insurance; and (v) appraisal claims by Diamond stockholders. Each seller’s liability is capped at the dollar value of the merger consideration received by such seller (or, in the case of the Apollo Investors, the aggregate merger consideration received by such Apollo Investors).

HGV will indemnify Diamond stockholders for: (i) breaches of HGV’s fundamental representations in the merger agreement; and (ii) breaches of HGV’s covenants in the merger agreement or, after the closing, the surviving company.

Specific Performance

The parties have agreed in the merger agreement that irreparable damage would occur and that monetary damages, even if available, would not be an adequate remedy if any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached. The parties have agreed that they will be entitled to an injunction or injunctions to prevent or restrain breaches of the merger agreement and to enforce specifically the performance of its terms and provisions, without proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. The sellers and Diamond’s entitlement to specific performance is conditioned upon (i) the closing being required to occur pursuant to the merger agreement; (ii) satisfaction and/or waiver of the conditions set forth in the merger agreement; (iii) funding of the debt financing at the closing and (iv) Diamond and the seller representative having irrevocably confirmed in writing to HGV that if specific performance is granted and the debt financing is funded, then Diamond and the sellers will participate in the closing.

The parties have further agreed to waive (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

OTHER AGREEMENTS

In connection with, and as part of, us entering into the merger agreement, (a) we and Apollo negotiated a final form of a stockholders agreement, a form of which is attached to the merger agreement that we, the Apollo Investors and Hilton will enter into in connection with the closing of the merger; and (b) with respect to Hilton, we obtained the Hilton consent and also entered into the Hilton agreements.

The following section summarizes material provisions of the form of the stockholders agreement and the Hilton agreements and Hilton consent.

Stockholders Agreement

HGV, the Apollo Investors and, for certain limited purposes, Hilton, have agreed to a “form of” stockholders agreement, which the parties will enter into as of the effective time of the merger. This stockholders agreement will govern the terms of the Apollo Investors’ investment in HGV post-closing. The following is a summary of the terms of the stockholders agreement.

Board and Governance Terms

Board Seats

The Apollo Investors will initially be entitled to designate two individuals (the “Apollo Designees”) to serve on our board of directors (out of a total of nine directors). The Apollo Investors have indicated that the initial designees will be David Sambur and Alex van Hoek. The Apollo Investors also have the right to designate replacements for the initial Apollo Designees, subject to undergoing a customary evaluation process by our nominating and corporate governance committee.

If we increase the size of our board of directors, for every three additional directors added, the Apollo Investors may appoint the third such director, so long as the Apollo Investors (or their affiliates who have executed a joinder agreement to become party to the stockholders agreement, which we refer to in this section, collectively, as the “Apollo parties”) still hold a number of shares equal to 20% of our total outstanding shares of common stock immediately after the closing after giving effect to the stock issuance at closing.

The right to designate members of our board of directors will step down as the Apollo parties’ ownership decreases. When the Apollo parties no longer own a number of the shares received at the closing of the merger equal to (i) 15% of our total outstanding shares of common stock immediately after the closing after giving effect to the stock issuance at closing, one Apollo Designee will be required to resign and (ii) 10% of our total outstanding shares of common stock immediately after the closing after giving effect to the stock issuance at closing, the second Apollo Designee will be required to resign and the Apollo Investors will no longer be entitled to any representation on our board of directors. The Apollo Investors cannot buy back into the right to designate any Apollo Designees to our board of directors. The shares are not fungible, so the Apollo parties must retain the relevant number of shares from those received in the merger at closing.

Board Committees

One Apollo Designee will be entitled to serve on the Audit Committee, subject to satisfaction of all eligibility requirements (including “independence” requirements) for membership on the Audit Committee as mandated by applicable law, the rules of the NYSE and the charter of the Audit Committee. Additionally, each of the Apollo Designees will have observation rights and will be entitled to notice of, and to attend, committee meetings except when such attendance would reasonably be expected to present an actual or likely conflict of interest for the Apollo Designees in the good faith opinion of the applicable committee. However, the Apollo Designees (except with respect to an Apollo Designee who is a member of the Audit Committee) will not be entitled to a vote at such committee meetings.

Transfer Restrictions

The Apollo parties are subject to a 180 day lock-up period post-closing. Only certain “Permitted Transfers” (as such term is defined in the Stockholders Agreement) are allowed during this period, including transfers to affiliates (subject to such affiliates executing a joinder agreement) and transfers pursuant to a bona fide loan or other financing arrangement.

After the lock-up period, the Apollo parties may freely transfer their shares, so long as such transfers (i) comply with the volume and manner of sale restrictions in Rule 144, (ii) (a) are to any person or group are of less than 5% of the total outstanding stock, and (b) are not to certain competitors of HGV or Hilton, known holders of 5% or more of HGV’s common stock or known activists, or (iii) are pursuant to an underwritten offering or a broker-facilitated block trade, in each case, so long as the Apollo parties direct the applicable underwriter(s) or broker(s) to comply with the restrictions set forth in clause (ii) of this sentence.

HGV will have certain pre-emptive rights on transfers by the Apollo parties, and the Apollo parties will provide HGV with two days’ prior written notice in advance of consummating a proposed transfer (unless the notice is delivered before 9:00 am on a Friday, in which case the notice period only lasts until 4:00 pm on such day), and during the notice period will consider in good faith any written offer made by HGV to purchase all or any portion of the HGV stock that the Apollo party proposes to transfer.

Standstill Obligations

The Apollo parties will be subject to standstill obligations so long as (i) the Apollo parties own a number of shares equal to 5% of the total outstanding shares of our common stock at closing or (ii) the Apollo parties have the right to designate at least one director, including, subject to certain exceptions, prohibitions against:

•	acquiring shares or debt of HGV;

•	publicly offering to acquire HGV;

•	soliciting proxies or influencing any voting of our common stock;

•	seeking to control or influence of Board (including removal/election) or HGV management;

•	initiating HGV stockholder proposals or seeking action by HGV stockholders;

•	forming or joining a “group” with respect to the common stock of HGV (other than a group consisting solely of Apollo parties);

•	seeking to control or influence HGV management or policies (alone or with others);

•	advising, assisting, encouraging or entering into arrangements with anyone with respect to any of the above;

•	arranging or providing any financing for the acquisition of common stock or assets of HGV by anyone generally (other than as permitted by the stockholders agreement);

•

publicly disclosing any intention, plan, or arrangement inconsistent with any of the above that an Apollo party knows, or would reasonably be expected to know, would require HGV to make a public announcement regarding any of the foregoing activities; and

•	contesting the validity of the above restrictions or challenging any ‘poison pill’ or similar anti-takeover device.

If the Apollo parties no longer own a number of shares equal to 5% of the total outstanding shares of our common stock, the standstill provision will terminate on the later of (i) the day after the next annual stockholders meeting and (ii) 90 days after the first date on which the Apollo parties’ ownership falls below such 5% level.

The Apollo parties will be permitted to acquire additional shares of HGV common stock, so long as such acquisitions do not exceed the lower of (i) the Apollo Investors’ ownership level of HGV common stock at the closing of the merger and (ii) the Apollo Investors’ ownership level of HGV common stock at the closing of the merger less the number of shares of HGV common stock transferred by the Apollo parties to a person other than another Apollo Entity (as such term is defined in the Stockholders Agreement) plus 2% of the total outstanding shares of HGV common stock immediately prior to such purchase.

Voting Matters

So long as the Apollo parties own a number of shares equal to 5% of the total outstanding shares of our common stock at closing, the Apollo parties are obligated to vote all of their shares as recommended by our board of directors with respect to routine matters (including contested or uncontested elections of directors, “say on pay” votes, approval of equity compensation plans and ratification of the selection of HGV’s auditors).

Additionally, as described under “Standstill Obligations” above, the Apollo parties will agree to customary restrictions with respect to solicitation of proxies and voting of shares in contested elections. Otherwise, the Apollo parties will be free to vote their shares in their sole discretion up to the number of shares that represents the Apollo Investors’ ownership percentage at the closing of the merger. If at any time the Apollo parties’ ownership percentage exceeds what it was at the closing of the merger (due to share repurchases or another reduction in the total number of shares outstanding), then any excess shares must be voted pro rata with other HGV stockholders.

Consent Rights

So long as the Apollo parties hold a number of shares equal to at least 10% of our total outstanding shares of common stock immediately after the closing after giving effect to the stock issuance at closing, the consent of the Apollo parties will be required to (i) amend HGV’s charter or bylaws in a manner that would require stockholder approval and would materially, disproportionately and adversely affect the rights of the Apollo parties or (ii) increase the size of our board of directors to exceed twelve directors; provided, that the Apollo parties have no such consent right for amendments to HGV’s charter or bylaws to adopt poison pills approved by our board of directors.

Additionally, the stockholders agreement may not be amended without the written consent of both HGV and the Apollo Investors (and, in some cases, Hilton).

Registration Rights

The Apollo parties can make up to six demands to have HGV register the shares of our common stock received in connection with the consummation of the merger, subject to standard carve-outs. Certain affiliates of Reverence Capital Partners (the “Reverence parties”) and the other selling stockholders have the right to participate in any of the demand registrations, and the Reverence parties and Apollo parties have “piggyback” rights allowing them to participate in registered public offerings by HGV.

If eligible to file a Form S-3, HGV must file the requested registration statement within 45 days of the written demand for registration. If not eligible, HGV must file a registration statement on another form as expeditiously as possible. HGV must keep the registration effective for at least 180 days after the effective date (or such shorter period during which all registrable securities have been sold), subject to extension in the event of any required suspension of sales.

The Apollo parties are responsible for paying all expenses for the registration of their shares.

Pre-emptive Rights

The Apollo parties will have limited preemptive rights on certain future equity issuances, subject to customary carve-outs and limitations, so long as the Apollo parties own an aggregate of 10% of the total outstanding shares of our common stock immediately after the closing after giving effect to the stock issuance at closing. The Apollo parties will be able to participate in such issuances up to an amount equal to their then-current ownership percentage.

Confidentiality and Non-Use

The Apollo Designees will sign a customary confidentiality and non-use agreement in substantially the same form as signed by other members of our board of directors.

In addition, Apollo Designees who serve, or have served in the preceding twelve months, on HGV’s Board shall not serve on the board of directors of certain competitors of HGV or Hilton, or serve on the board of directors of any Apollo Entity (as defined in the stockholders agreement) that has a significant interest in such competitors. The Apollo parties are also prohibited from acquiring a significant interest in such competitors that would result in such competitor becoming an affiliate of any Apollo Entity.

Termination

Generally, the stockholders agreement terminates when the Apollo parties no longer own a number of shares equal to 5% of our total outstanding shares of common stock immediately after the closing after giving effect to the stock issuance at closing; provided, that certain provisions have earlier termination dates as noted above.

Hilton Consent to Certain Amendments or Waivers

Hilton will be a party to the stockholders agreement solely for the purpose of requiring its consent prior to any amendments to or waivers of certain provisions that govern (a) corporate governance matters, (b) voting matters, (c) transfer restrictions and (d) standstill obligations.

Hilton Agreements and Consent

In connection with, and as part of, us entering into the merger agreement, we obtained the Hilton consent and entered into the Hilton agreements.

Hilton Consent

Our original license agreement with Hilton requires us to obtain Hilton’s prior written consent before completing certain significant transactions, including the acquisition of Diamond through the merger. As part of us entering into the merger agreement and completing the merger and the related transactions, we obtained the Hilton consent simultaneously with the signing of the merger agreement. The Hilton consent is effective as of the date of the merger agreement and is irrevocable unless: (a) the merger agreement is materially amended between signing and closing of the merger, (b) if the form of the stockholders agreement and related arrangements are amended with respect to certain sections over which Hilton would have consent rights as described above under “—Stockholders Agreement”; (c) if we or Diamond are required by any governmental authority to divest of certain assets or properties in excess of a certain dollar threshold (which threshold is higher than the threshold set forth in the merger agreement; see “The Merger Agreement—Conditions to Completion of the Merger”); or (d) if the merger has not been consummated by the outside date set forth in the merger agreement. The Hilton consent also provides that, if the merger has not been consummated by the outside date, the A&R Hilton license agreement will be null and void and the parties’ arrangement will revert back to the original license agreement.

Hilton Agreements

In connection with entering into the merger agreement, we and Hilton entered into the A&R Hilton license agreement, which replaced the original license agreement in its entirety, and certain other arrangements. These Hilton agreements are intended to facilitate our integration of the Diamond business and created a separate license fee structure related to such integration.

Among other items, the A&R Hilton license agreement provides for a gradual ramp-up of royalty fee structure over the initial five (5) years following the closing of the merger, ranging from 2.0% to 5.0% of applicable revenue, with respect to:

•

sales of interests or rights to use in a new exchange club or membership (“New Club”) to be developed by us after the closing of the merger as part of the Diamond integration that may cover both HGV’s current properties and Diamond properties that we anticipate will convert into Hilton Vacation Club or other HGV-branded properties (“New Brand Properties”); and

•	various property-level revenues associated with New Brand Properties, such as transient rental revenues.

The A&R Hilton license agreement also provides for a ramp-up of royalty fees over the initial five (5) years following the closing of the merger for certain HOA expenses, ranging from 0% to 1.5%.

The new ramp-up royalty fee structure applies only to the Diamond business and any conversion of existing Diamond properties to our branded properties and the A&R Hilton license agreement did not modify the current royalty fee and other fee structures from the original license agreement. Accordingly, our current business and existing properties or any new properties that we may acquire or open will continue to be subject to the original royalty fee structure. The conversion of any Diamond property into our branded property is subject to an approval process by Hilton.

The A&R Hilton license agreement, together with other arrangements entered into at the same time, also made the following additional changes:

•	extended our original exclusivity period known as the “Initial Noncompetition Term” (as defined in the A&R Hilton license agreement) by five (5) years to December 31, 2051;

•	amended certain provisions related to the parties’ respective obligations with respect to Hilton’s current co-branded credit card program;

•	modified certain marketing rights, marketing channel rights, and lead generation; and

•

modified certain hotel rate discount provisions for our VOI owners, employee participation in certain Hilton employee programs, and branding and licensed mark provisions relating to New Brand Properties and New Club.

Under the A&R Hilton license agreement, we are required to operate the Diamond business as a “Separate Operation,” as such term is defined therein, subject to the approved conversion of any Diamond property to our branded property. We and Hilton are currently in discussions to further amend such requirements, with any such amendments to be agreed to by Hilton in its sole discretion, so as to allow us to operate the Diamond business in a manner that would optimize efficiency and synergy.

Stockholders Agreement

As previously discussed, Hilton will be a party to our stockholders agreement with the Apollo Investors solely with respect to certain provisions of the stockholders agreement. Accordingly, certain sections of the stockholders agreement that relate to certain corporate governance matters, transfer restrictions relating to our common stock, certain voting obligations of the Apollo Investors, and standstill provisions may not be amended or waived without Hilton’s consent. See “—Stockholders Agreement” beginning on page 103 of this proxy statement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DIAMOND

Business Overview

Diamond and certain of its subsidiaries were established to complete the merger of DRI with certain Apollo affiliates, which was completed on September 2, 2016 (the “Apollo Merger”). DRI is a holding company, the principal asset of which is the direct and indirect ownership of equity interests in its subsidiaries, including Diamond Resorts Corporation, the wholly-owned operating subsidiary that has historically conducted the business described below. See “Note 1:— Business, Background and Basis of Presentation” to the audited consolidated and unaudited condensed consolidated financial statements of Diamond included in this proxy statement.

Diamond is a global leader in the hospitality and vacation ownership industry, with a vast resort network of global vacation destinations located around the world, including the continental U.S., Hawaii, Canada, Mexico, the Caribbean, Central America, South America, Europe, Asia, Australia, New Zealand and Africa.

Diamond’s operations consist of two interrelated businesses:

•

Vacation Interests sales and financing, which includes marketing and sales of VOIs and consumer financing for purchasers of our VOIs. Diamond derives a majority of its revenue and operating cash flows from the VOI sales and financing segment, primarily driven by sales and marketing efforts at channels that predominately include managed resorts, on-site sales centers at affiliated resorts and local venues; and

•

Hospitality and management services, which includes operations related to the management of the homeowners associations (the “VOAs”), multi-resort trusts and the Diamond Collections, operations of the exchange programs, operation of certain resort amenities and the provision of other hospitality and management services.

Significant Events

Hilton Grand Vacation Merger Agreement

On March 10, 2021, HGV, Merger Sub, Dakota Holdings, and certain stockholders of Dakota Holdings entered into the merger agreement. The merger agreement provides that, upon the terms and subject to the conditions set forth therein and in accordance with applicable law, Dakota Holdings will merge with Merger Sub with Merger Sub continuing as the surviving entity after the merger.

Diamond’s board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement including the merger, are advisable, fair to and in the best interest of Dakota Holdings and its stockholders, and authorized, approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The Apollo Investors and the Dakota Holdings’ other stockholders are expected to receive 34.4 million of HGV common shares, valued at approximately $1.3 billion, subject to customary adjustments. Upon closing of the merger, existing HGV stockholders will own approximately 72% of the combined company and Apollo and the other Diamond stockholders will own approximately 28% of the combined company, subject to adjustments under the merger agreement. In connection with the merger, HGV intends to repay Diamond’s Senior Facilities and First Lien Notes at the closing of the merger.

Among other things, the closing is subject to certain conditions, including the approval of the proposed issuance of HGV common shares in connection with the merger by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such matter at a special meeting of stockholders. See “Note

25—Subsequent Events” to our unaudited condensed consolidated financial statements included in this proxy statement for additional information related to terms and conditions of the merger agreement.

Impact of COVID-19

In March 2020 the World Health Organization designated COVID-19 as a global pandemic. The results of operations for the year ended December 31, 2020 and the three months ended March 31. 2021 include impacts related to COVID-19 which have had a negative impact on Diamond and the travel and hospitality industry. In response to social distancing directives and significant restrictions on travel caused by COVID-19, Diamond initially closed most of its resorts and suspended its onsite sales and marketing operations. Diamond has taken several steps to enhance liquidity, preserve cash, reduce expenditures and provide financial flexibility, and the company’s management is continuing to assess the evolving situation and will take actions as appropriate. These include measures such as: reductions in both salaries and workforce, including voluntary reductions in salaries by its executive leadership team; unpaid employee furloughs; temporary elimination of 401(k) matching; and deferral of all -non-essential operating and capital expenditures.

Beginning in May 2020, as governmental authorities began to lift restrictions, Diamond worked with health experts in establishing reopening safety protocols. Diamond implemented and trained team members on the “Diamond Standard of Clean.” Since late May 2020, Diamond has re-opened the majority of its North American Portfolio Properties and onsite sales centers, albeit at reduced capacity levels and revenue has not returned to pre-COVID-19 levels. Although certain of the Diamond Club offerings and member benefits, such as cruise itineraries, remain unavailable, Diamond expects total revenue to recover to pre-COVID-19 levels late in 2021. Diamond continues to monitor travel restrictions and prioritize the safety of our customers and employees. This involves a continuous assessment of whether the closure of resorts is necessary due to potential tightening of government restrictions, stay-at-home orders and the potential resurgence of coronavirus cases.

Diamond considered the income tax accounting and disclosure implications of the relief provided by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act enacted on March 27, 2020. The effect of tax law changes is generally required to be recognized in the interim period in which the legislation is enacted and reflected in the computation of the annual effective tax rate. As of December 31, 2020, Diamond evaluated the income tax provisions of the CARES Act and determined there to be an immaterial effect on the December 31, 2020 computation of the effective income tax rate for the year. Diamond will continue to evaluate the income tax provisions of the CARES Act and monitor the developments in the jurisdictions where Diamond has significant operations for tax law changes that could have income tax accounting and disclosure implications. Diamond recorded $6.6 million of employee retention payroll tax credits pursuant to the CARES Act and similar foreign government programs in the year ended December 31, 2020.

Based on Diamond’s current estimates regarding the magnitude and length of the disruptions to its business, it does not anticipate these disruptions will impact its ability to meet its obligations when due or is ability to maintain compliance with debt covenants for at least the next 12 months. However, the ultimate magnitude and length of time that the disruptions from COVID-19 will continue is highly uncertain. This uncertainty will require Diamond’s management team to continually assess the situation, including the impact of changes to government-imposed restrictions. Accordingly, Diamond’s estimates regarding the magnitude and length of time that these disruptions will continue to impact the company’s results of operations, cash flows and financial condition may change in the future and such changes could be material.

Debt Amendments

Deutsche Bank Conduit Facility

On July 15, 2020, Diamond amended the Deutsche Bank Conduit Facility to reduce the maximum commitment amount for aggregate borrowings from $250.0 million to $200.0 million and provide flexibility with respect to satisfying certain financial covenants through the first quarter of 2021 due to the ongoing and uncertain future impact of COVID-19.

Capital One Conduit Facility

On August 4, 2020, Diamond entered into an amendment and waiver agreement related to its warehouse loan facility with Capital One, National Association (the “Waiver”). The Waiver provided flexibility with respect to satisfying certain financial covenants with respect to pledged collateral for the second quarter of 2020.

On September 30, 2020, Diamond amended the Capital One Conduit Facility to: (i) extend the stated maturity to September 30, 2024 and the commitment expiration to September 30, 2022 and, (ii) provide additional flexibility with respect to certain financial covenants through the second quarter of 2021.

Senior Facilities

On August 12, 2020 and September 16, 2020, Diamond entered into incremental assumption agreements with certain lenders of Diamond’s Senior Facilities primarily to extend the maturity of an aggregate $100.0 million of revolving facility commitments from September 2, 2021 to June 2, 2023.

Credit Suisse Conduit Facility

On August 24, 2020, Diamond amended the Credit Suisse Conduit Facility to: (i) extend the stated maturity to August 24, 2023 and the commitment expiration to August 24, 2022; (ii) reduce the maximum commitment amount for aggregate borrowings from $300.0 million to $200.0 million and, (iii) provide flexibility with respect to satisfying certain financial covenants through the second quarter of 2021 due to the ongoing and uncertain future impact of COVID-19 (that certain ninth amended and restated note funding agreement, dated as of August 24, 2020, as amended, restated, supplemented or otherwise modified from time to time, the “Note Funding Agreement”). The maximum commitment can be increased up to $300.0 million prior to the commitment expiration date subject to consent by all parties to the amended Note Funding Agreement.

Wells Fargo Conduit Facility

On September 9, 2020, Diamond terminated the Wells Fargo Conduit Facility which historically provided for a maximum commitment amount of $75.0 million. Diamond paid $29.3 million to redeem the remaining aggregate principal amount of commitments outstanding.

Early Redemption of DROT 2016-1

On January 20, 2021, Diamond gave notice to exercise early redemption of the securitization notes outstanding under Diamond Resorts Owner Trust 2016-1 (“DROT 2016-1”) in the amount of $19.0 million, which includes aggregate outstanding principal and accrued interest. The redemption was completed on February 22, 2021.

Merger Signing Amendments

On March 10, 2021, Diamond entered into various amendments and a commitment letter relating to the Deutsche Bank Conduit Facility for the purpose of amending the terms of the operative legal documents relating to the Deutsche Bank Conduit Facility, as of the date thereof and as may be further amended in the future, to accommodate for changes relating to the Merger.

On March 10, 2021, Diamond entered into various amendments relating to the Capital One Conduit Facility for the purpose of amending the terms of the operative legal documents relating to the Capital One Conduit Facility, as of the date thereof and as may be further amended in the future, to accommodate for changes relating to the Merger.

On March 10, 2021, Diamond entered into various amendments and a commitment letter relating to the Credit Suisse Conduit Facility for the purpose of amending the terms of the operative legal documents relating to the Credit Suisse Conduit Facility, as of the date thereof and as may be further amended in the future, to accommodate for changes relating to the Merger.

On March 10, 2021, Diamond entered into various amendments and a commitment letter relating to the Credit Suisse Premium Yield Facility for the purpose of amending the terms of the operative legal documents relating to the Credit Suisse Premium Yield Facility, as of the date thereof and as may be further amended in the future, to accommodate for changes relating to the Merger.

On March 10, 2021, Diamond entered into various amendments and a commitment letter relating to the Natixis Conduit Facility for the purpose of amending the terms of the operative legal documents relating to the Natixis Conduit Facility, as of the date thereof and as further amended on May 6, 2021, as set forth below, and as may be further amended in the future, to accommodate for changes relating to the Merger.

Natixis Conduit Facility

On May 6, 2021, Diamond amended the Natixis Conduit Facility to renew a line of credit provided by Natixis, New York Branch with a maximum commitment amount of $125 million and to amend the terms of the operative legal documents relating to the Natixis Conduit Facility to accommodate changes relating to the Merger.

Subsequent Events

Issuance of DROT 2021-1

On April 20, 2021, Diamond completed a securitization transaction involving the issuance of $319.2 million of securities (the DROT 2021-1 Notes”). The DROT 2021-1 Notes consists of four tranches of Vacation Interest notes receivable that include $134.1 million of Class A tranche notes, $83.2 million of Class B tranche notes, $65.4 million of Class C tranche notes and $36.5 million of Class D tranche notes. The interest rates for the Class A tranche notes, the Class B tranche notes, the Class C tranche notes and the Class D tranche notes are 1.51%, 2.05%, 2.70% and 3.83% respectively. The overall weighted average interest rate of the DROT 2021-1 Notes is 2.16%.

The proceeds of the DROT 2021-1 Notes were used to repay amounts outstanding under certain Funding Facilities in the amount of $134.1 million in principal and accrued interest. The DROT 2021-1 Notes allow for a prefunding amount of $79.8 million which is available to draw subject to eligible Vacation Interests notes receivable requirements as outlined in the DROT 2021-1 indenture. The remaining proceeds were used to fund reserve accounts and pay costs associated with the transaction with the remaining cash transferred to Diamond for general corporate purpose.

Segment Reporting

For financial reporting purposes, Diamond presents its results of operations and financial condition in two reportable segments: Vacation Interests sales and financing and hospitality and management services, which include the operations as discussed above in “—Business Overview.” Certain line items reflected on its statements of operations and comprehensive income (loss) fall completely into one of these reportable segments, while other line items relate to both segments; specifically, other revenue and loan portfolio expense, which are allocated to the appropriate segment based on the nature of the underlying transactions. Certain expense items, principally corporate interest expense, depreciation and amortization and provision for income taxes, are not, in management’s view, allocable to either of these reportable segments as they apply to all operations of the business. In addition, general and administrative expenses are not allocated to either of Diamond’s reportable segments because historically management has not allocated these expenses for purposes of evaluating our different operational divisions. Accordingly, these expenses are presented under corporate and other.

Diamond also provides financial information for our geographic segments based on the geographic locations of our subsidiaries in “Information Regarding Geographic Areas of Operation.”

Results of Operations

Comparison of Results of Operations for the Three Months Ended March 31, 2021 to the Three Months Ended March 31, 2020 ($ in millions).

	Three Months Ended
	March 31, 2021	March 31, 2020	$ Change	% Change
Revenues:
Vacation Interests sales, net of provision of $28.8 and $100.6, respectively	$98.9	$82.3	$16.6	20.2%
Management and member services revenue	100.3	108.6	(8.3)	(7.6)%
Consumer financing interest	25.6	27.9	(2.3)	(8.2)%
Other	16.7	21.1	(4.4)	(20.9)%

Total revenues	241.5	239.9	1.6	0.7%

Costs and Expenses:
Vacation Interests cost of sales	19.6	19.1	0.5	2.6%
Advertising, sales and marketing	70.5	103.1	(32.6)	(31.6)%
Vacation Interests carrying cost, net	26.2	19.4	6.8	35.1%
Management and member services expense	45.1	55.9	(10.8)	(19.3)%
Loan portfolio	6.9	8.7	(1.8)	(20.7)%
General and administrative	46.7	41.1	5.6	13.6%
Depreciation and amortization	29.8	29.4	0.4	1.4%
Goodwill impairment	—	103.4	(103.4)	(100.0)%
Impairments and other write-offs	—	14.1	(14.1)	(100.0)%
Consumer financing interest expense	8.6	9.2	(0.6)	(6.5)%
Gain on disposal of assets, net	—	(0.6)	0.6	(100.0)%

Total operating costs and expenses	253.4	402.8	(149.4)	(37.1)%

Interest income	(0.2)	(0.9)	0.7	(77.8)%
Corporate indebtedness interest expense	40.3	51.1	(10.8)	(21.1)%

Loss before benefit for income taxes	(52.0)	(213.1)	161.1	(75.6)%
Benefit for income taxes	(7.0)	(27.0)	20.0	(74.1)%

Net loss	$(45.0)	$(186.1)	$141.1	(75.8)%

Consolidated Results

Total revenues increased $1.6 million for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 primarily from a combination of the following:

•

$10.3 million of higher revenues in the Vacation Interests sales and financing segment resulting from a $16.6 million increase in Vacation Interests sales, net, due to a decrease in the provision for uncollectible Vacation Interests sales of $71.8 million, which was primarily due to an incremental loan loss included in the provision, related to COVID-19 of $0.0 million and $45 million for the three months ended March 31, 2021 and 2020. The remaining decrease was due to lower gross Vacation Interests sales; which was partially offset by a decrease in consumer financing interest revenue of $2.3 million primarily due to a reduction in the balance of the notes receivable portfolio from the prior period and a decrease in other revenue of a $4.4 million due to reduction in closing costs revenue from gross Vacation Interests sales and lower business levels due to COVID-19.

•

$8.7 million of lower revenues in the hospitality and management services segment primarily resulting from a decrease in management and member services revenue of $8.3 million mainly as a result of a decrease in room, food and beverage, and ancillary revenue primarily driven by reduced resorts’ capacity and ongoing travel restrictions related to COVID-19.

Total operating costs and expenses decreased $149.4 million for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 primarily from a combination of the following:

•

$145.1 million of lower operating costs and expenses in the Vacation Interests sales and financing segment primarily attributable to a decrease in advertising, sales and marketing expense of $32.6 million largely driven by the decrease in gross Vacation Interests sales; and cost reduction efforts related to COVID-19; a decrease in goodwill impairment charge related to the NA VISF reporting unit of $103.4 million and a decrease in incremental allowance for credit losses related to the Acquired Notes of $14.1 million. The decrease was partially offset by an increase in Vacation Interests carrying costs, net of $6.8 million, which was primarily driven by lower rental revenues of $13.3 million, decrease in usage of sales incentives, and partially offset by a decrease in inventory carrying costs of $6.5 million.

•

$10.9 million of lower operating costs and expenses in the hospitality and management services segment primarily as a result of a decrease in management and member services expense of $10.8 million mainly as a result of a reduction in resorts’ capacity and ongoing travel restrictions related to COVID-19.

•

$6.6 million of higher unallocated corporate costs primarily attributable to an increase in general and administrative expense of $5.6 million primarily driven by acquisition related expenses for the HGV Merger.

Our effective income tax rate of 13.5% for the three months ended March 31, 2021 differed from the statutory tax rate primarily due to the effect of certain foreign income and losses included in U.S. taxable income, the impact of valuation allowances applied to certain foreign losses and permanent book-tax differences.

See the following discussion by business segment for additional details.

Business Segment Results

Following is a discussion of the results of each of our two business segments and corporate and other for the periods presented below.

Vacation Interests Sales and Financing ($ in millions, except as otherwise noted)

	Three Months Ended
	March 31, 2021	March 31, 2020	$ Change	% Change
Revenues:
Vacation Interests sales, net	$98.9	$82.3	$16.6	20.2%
Consumer financing interest	25.6	27.9	(2.3)	(8.2)%
Other revenue	14.7	18.7	(4.0)	(21.4)%

Total revenues	139.2	128.9	10.3	8.0%

Expenses:
Vacation Interests cost of sales	19.6	19.1	0.5	2.6%
Advertising, sales and marketing	70.5	103.1	(32.6)	(31.6)%
Vacation Interests carrying cost, net	26.2	19.4	6.8	35.1%
Loan portfolio	6.1	7.8	(1.7)	(21.8)%
Goodwill impairment	—	103.4	(103.4)	100.0%
Other impairments and write-offs	—	14.1	(14.1)	100.0%
Consumer financing interest expense	8.6	9.2	(0.6)	(6.5)%

Total expenses	$131.0	$276.1	$(145.1)	(52.6)%

Number of Tours	29,273	47,159	(17,886)	(37.9)%
VPG ($ not in millions)	$4,687	$3,740	$947	25.3%

Gross Vacation Interests sales decreased by $55.2 million, or 30.2%, primarily due to a decrease in tours of 17,886 resulting from lower arrivals due to COVID-19 partially offset by higher VPG of $947 driven primarily by an increase in average transaction price. The increase in Vacation Interest sales, net of $16.6 million, or 20.2%, is primarily offset by a decrease in the provision for uncollectible Vacation Interests sales of $71.8 million primarily due to the $45.0 million in additional provision incurred for COVID-19 and the remaining change due to lower gross Vacation Interests sales.

Consumer financing interest revenue decreased $2.3 million, or 8.2%, primarily due to a reduction in the balance of the notes receivable portfolio from the prior period.

Other revenue decreased $4.0 million, or 21.4%, primarily due to a decrease in closing costs revenue from gross Vacation Interests sales and lower business levels due to COVID-19.

Advertising, sales and marketing expense decreased $32.6 million, or 31.6%, primarily driven by the decrease in gross Vacation Interests sales and cost reduction efforts related COVID-19.

Vacation Interests carrying cost, net increased $6.8 million primarily due to lower rental revenues and usage of sales incentives and partially offset by a decrease in inventory carrying costs of $6.5 million.

Hospitality and Management Services ($ in millions)

	Three Months Ended
	March 31, 2021	March 31, 2020	$ Change	% Change
Revenues:
Management and member services revenue	$100.3	$108.6	$(8.3)	(7.6)%
Other revenue	2.0	2.4	(0.4)	(16.7)%

Total revenues	102.3	111.0	(8.7)	(7.8)%

Expenses:
Management and member services expense	45.1	55.9	(10.8)	(19.3)%
Loan portfolio expense	0.8	0.9	(0.1)	(11.1)%

Total expenses	$45.9	$56.8	$(10.9)	(19.2)%

Management and member services revenue and expense decreased $8.3 million and $10.8 million, respectively, primarily due to a decrease in room, food and beverage, and ancillary revenue driven by reduced resorts’ capacity and ongoing travel restrictions related to COVID-19.

Corporate and Other ($ in millions)

	Three Months Ended
	March 31, 2021	March 31, 2020	$ Change	% Change
Expenses:
General and administrative	$46.7	$41.1	$5.6	13.6%
Depreciation and amortization	29.8	29.4	0.4	1.4%
Gain on disposal of assets, net	—	(0.6)	0.6	(100.0)%

Total costs and expenses	$76.5	$69.9	$6.6	9.4%

Interest income	$(0.2)	$(0.9)	$0.7	(77.8)%
Corporate indebtedness interest expense	$40.3	$51.1	$(10.8)	(21.1)%
Benefit for income taxes	$(7.0)	$(27.0)	$20.0	(74.1)%

General and administrative expenses increased $5.6 million, or 13.6%, primarily driven by HGV merger acquisition related expenses.

Corporate indebtedness interest expense decrease $10.8 million, or 21.1%, primarily due to unrealized gains on interest rate swap contracts.

Our effective income tax rate of 13.5% for the three months ended March 31, 2021 differed from the statutory tax rate primarily due to the effect certain foreign income and losses included in U.S. taxable income, the impact of valuation allowances applied to certain foreign losses and permanent book-tax differences.

Results of Operations

Comparison of Results of Operations for the Years Ended December 31, 2020 and December 31, 2019 ($ in millions).

	Year Ended December 31, 2020	Year Ended December 31, 2019	$ Change	% Change
Revenues:
Vacation Interests sales, net of provision of $215.3 and $223.5, respectively	$245.9	$641.9	$(396.0)	(61.7)%
Management and member services revenue	385.3	419.3	(34.0)	(8.1)%
Consumer financing interest	103.9	104.3	(0.4)	(0.4)%
Other	53.9	84.8	(30.9)	(36.4)%

Total revenues	$789.0	$1,250.3	$(461.3)	(36.9)%

Costs and Expenses:
Vacation Interests cost of sales	11.6	83.8	(72.2)	(86.2)%
Advertising, sales and marketing	232.7	437.9	(205.2)	(46.9)%
Vacation Interests carrying cost, net	80.7	16.0	64.7	404.4%
Management and member services expense	173.1	213.4	(40.3)	(18.9)%
Loan portfolio	27.6	35.8	(8.2)	(22.9)%
General and administrative	155.1	179.9	(24.8)	(13.8)%
Depreciation and amortization	117.1	118.3	(1.2)	(1.0)%
Goodwill impairment	103.4	—	103.4	100.0%
Other impairments and write-offs	14.1	—	14.1	100.0%
Consumer financing interest expense	34.7	39.5	(4.8)	(12.2)%
Gain on disposal of assets, net	(0.4)	(0.4)	—	—%

Total operating costs and expenses	949.7	1,124.2	(174.5)	(15.5)%

Interest income	(1.7)	(4.7)	3.0	(63.8)%
Corporate indebtedness interest expense	174.5	170.2	4.3	2.5%
Loss (gain) on extinguishment of debt, net	0.4	(0.2)	0.6	(300.0)%

Loss before (benefit) provision for income taxes	(333.9)	(39.2)	(294.7)	751.8%
(Benefit) provision for income taxes	(49.3)	3.8	(53.1)	N/M

Net loss	$(284.6)	$(43.0)	$(241.6)	561.9%

N/M = Not meaningful

Consolidated Results

Total revenues decreased $461.3 million for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily from a combination of the following:

•

$429.4 million of lower revenues in Vacation Interests sales and financing segment resulting from a $396.0 million decrease in Vacation Interests sales, net primarily attributable to a decrease in tours due to COVID-19, partially offset by an decrease in the provision for uncollectible Vacation Interests sales of $8.2 million primarily due to lower gross Vacation Interests sales which is partially offset by $45.0 million incremental provision attributable to higher expected defaults resulting from economic uncertainty driven by the COVID-19 pandemic; and a $33.0 million decrease in other revenue largely due to decrease in insurance settlements received in as a result of Hurricane Irma as well as a decrease in closing costs revenue from gross Vacation Interests sales.

•

$31.9 million lower revenues in Diamond’s hospitality and management services segment primarily resulting from a decrease in management and member services revenue of $34.0 million mainly as a result of a decrease in room, food and beverage, and ancillary revenue primarily related to the temporary closure of the Modern resort.

Total operating costs and expenses decreased $174.5 million for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily from a combination of the following:

•

$108.0 million of lower operating costs and expenses in Diamond’s Vacation Interests sales and financing segment primarily attributable to a decrease in advertising, sales and marketing expense of $205.2 million due to the decrease in gross Vacation Interests sales and a decrease in Vacation Interests cost of sales of $72.2 million primarily due to the decrease in Vacation Interests sales, net as well as a reduction in cost-off rate resulting from current-period changes in estimates under the relative sales value method; partially offset by a $103.4 million goodwill impairment charge related to Diamond’s NA VISF reporting unit and a $14.1 million incremental allowance for credit losses related to the Acquired Notes; and a $64.7 million increase in Vacation Interests carrying costs, net driven mainly by lower rental revenues and usage of sales incentives and lower costs associated with these items.

•

$40.5 million of lower operating costs and expenses in Diamond’s hospitality and management services segment primarily as a result of a decrease in management and member services expense of $40.3 million mainly as a result of the temporary closure of the Modern resort.

•

$26.0 million of lower unallocated corporate costs, primarily attributable to a decrease in general and administrative expenses of $24.8 million driven largely by a $12.5 million decrease in legal and professional costs related to corporate development activities as well as a reduction in payroll and related costs due to employee furloughs and cost saving measures as a result of COVID-19.

Corporate indebtedness interest expense increased $4.3 million, or 2.5%, primarily as a result of unrealized losses on interest rate swap contracts.

Diamond’s effective income tax rate of 14.8% for the year ended December 31, 2020 differed from the statutory tax rate primarily due to the effect of certain foreign income includible in U.S. taxable income, the impact of valuation allowances applied to certain foreign losses and permanent book-tax differences.

See the following discussion by business segment for additional details.

Business Segment Results

Following is a discussion of the results of each of Diamond’s two reportable segments and corporate and other for the periods presented below.

Vacation Interests Sales and Financing ($ in millions, except as otherwise noted)

	Year Ended December 31, 2020	Year Ended December 31, 2019	$ Change	% Change
Revenues:
Vacation Interests sales, net	$245.9	$641.9	$(396.0)	(61.7)%
Consumer financing interest	103.9	104.3	(0.4)	(0.4)%
Other revenue	42.6	75.6	(33.0)	(43.7)%

Total revenues	$392.4	$821.8	$(429.4)	(52.3)%

Expenses:
Vacation Interests cost of sales	$11.6	$83.8	$(72.2)	(86.2)%
Advertising, sales and marketing	232.7	437.9	(205.2)	(46.9)%
Vacation Interests carrying cost, net	80.7	16.0	64.7	404.4%
Loan portfolio	24.4	32.4	(8.0)	(24.7)%
Goodwill impairment	103.4	—	103.4	100.0%
Other impairments and write-offs	14.1	—	14.1	100.0%
Consumer financing interest expense	34.7	39.5	(4.8)	(12.2)%

Total expenses	$501.6	$609.6	$(108.0)	(17.7)%

Number of Tours	111,360	279,770	(168,410)	(60.2)%
VPG ($ not in millions)	$4,266	$3,331	$935	28.1%

Gross Vacation Interests sales decreased by $404.2 million, or 46.7%, due to a decrease in tours of 168,410 resulting from lower arrivals and closures of our sales centers due to COVID-19 partially offset by higher VPG of $935 driven primarily by an increase in close rates. The decrease in Vacation Interest sales, net of $396.0 million, or 61.7%, also includes a decrease in the provision for uncollectible Vacation Interests sales of $8.2 million due to lower gross Vacation Interests sales, which is partially offset by $45.0 million incremental provision attributable to higher expected defaults resulting from economic uncertainty related to the COVID-19 pandemic.

Other revenue decreased $33.0 million, or 43.7%, largely due to a $12.5 million decrease in insurance settlements received as a result of Hurricane Irma as well as a decrease in other revenue primarily related to closing costs from gross Vacation Interests sales.

Vacation Interests cost of sales decreased $72.2 million, or 86.2%, primarily as a result of the decrease in Vacation Interests sales, net as well as a reduction in cost-off rate resulting from current-period changes in estimates under the relative sales value method.

Advertising, sales and marketing expense decreased $205.2 million, or 46.9%, due to the decrease in gross

Vacation Interests sales.

Vacation Interests carrying costs, net increased by $64.7 million, or 404.4%, primarily due to lower rental revenues and usage of sales incentives, partially offset by $76.6 million in lower costs related to these items, as a result of COVID-19 related resort closures.

Goodwill impairment for the year ended December 31, 2020 includes a $103.4 million goodwill impairment charge related to the NA VISF reporting unit as a result of forecasted declines in Diamond’s near-term profitability due to COVID-19.

Other impairments and write-offs for the year ended December 31, 2020 includes a $14.1 million incremental allowance for credit losses related to the Acquired Notes, which incorporates the estimated impact of the economic downturn on future defaults on the Acquired Notes.

Hospitality and Management Services Segment ($ in millions)

	Year Ended December 31, 2020	Year Ended December 31, 2019	$ Change	% Change
Revenues:
Management and member services revenue	$385.3	$419.3	$(34.0)	(8.1)%
Other revenue	11.3	9.2	2.1	22.8%

Total revenues	$396.6	$428.5	$(31.9)	(7.4)%

Expenses:
Management and member services expense	$173.1	$213.4	$(40.3)	(18.9)%
Loan portfolio expense	3.2	3.4	(0.2)	(5.9)%

Total expenses	$176.3	$216.8	$(40.5)	(18.7)%

Management and member services revenue and expense decreased $34.0 million and $40.3 million, respectively, primarily as a result of a decrease in room, food and beverage, and ancillary revenue largely driven by the temporary closure of the Modern resort.

Corporate and Other ($ in millions)

	Year Ended December 31, 2020	Year Ended December 31, 2019	$ Change	% Change
Expenses:
General and administrative	$155.1	$179.9	$(24.8)	(13.8)%
Depreciation and amortization	117.1	118.3	(1.2)	(1.0)%
Gain on disposal of assets, net	(0.4)	(0.4)	—	—%

Total costs and expenses	$271.8	$297.8	$(26.0)	(8.7)%

Interest income	$(1.7)	$(4.7)	$3.0	(63.8)%
Corporate indebtedness interest expense	$174.5	$170.2	$4.3	2.5%
Loss (gain) on extinguishment of debt, net	$0.4	$(0.2)	$0.6	(300.0)%
(Benefit) provision for income taxes	$(49.3)	$3.8	$(53.1)	N/M

N/M = Not meaningful

General and administrative expenses decreased $24.8 million, or 13.8%, driven largely by a $12.5 million decrease in legal and professional costs related to corporate development activities as well as a reduction in payroll and related costs due to employee furloughs and cost saving measures as a result of COVID-19.

Diamond’s effective income tax rate of 14.8% for the year ended December 31, 2020 differed from the statutory tax rate primarily due to the effect of certain foreign income includible in U.S. taxable income, the impact of valuation allowances applied to certain foreign losses and permanent book-tax differences.

Results of Operations

Comparison of Results of Operations for the Year Ended December 31, 2019 and December 31, 2018 ($ in millions).

	Year Ended December 31, 2019	Year Ended December 31, 2018	$ Change	% Change
Revenues:
Vacation Interests sales, net of provision of $223.5 and $195.9, respectively	$641.9	$607.3	$34.6	5.7%
Management and member services revenue	419.3	399.8	19.5	4.9%
Consumer financing interest	104.3	90.4	13.9	15.4%
Other	84.8	56.6	28.2	49.8%

Total revenues	1,250.3	1,154.1	96.2	8.3%

Costs and Expenses:
Vacation Interests cost of sales	83.8	71.2	12.6	17.7%
Advertising, sales and marketing	437.9	418.2	19.7	4.7%
Vacation Interests carrying cost, net	16.0	22.9	(6.9)	(30.1)%
Management and member services expense	213.4	207.7	5.7	2.7%
Loan portfolio	35.8	34.5	1.3	3.8%
General and administrative	179.9	201.0	(21.1)	(10.5)%
Depreciation and amortization	118.3	113.9	4.4	3.9%
Goodwill impairment	—	17.5	(17.5)	(100.0)%
Other impairments and write-offs	—	76.7	(76.7)	(100.0)%
Consumer financing interest expense	39.5	37.1	2.4	6.5%
Gain on disposal of assets, net	(0.4)	(3.0)	2.6	(86.7)%

Total operating costs and expenses	1,124.2	1,197.7	(73.5)	(6.1)%

Interest income	(4.7)	(15.2)	10.5	(69.1)%
Corporate indebtedness interest expense	170.2	169.8	0.4	0.2%
(Gain) loss on extinguishment of debt, net	(0.2)	3.6	(3.8)	(105.6)%

Loss before provision (benefit) for income taxes	(39.2)	(201.8)	162.6	(80.6)%
Provision (benefit) for income taxes	3.8	(42.3)	46.1	(109.0)%

Net loss	$(43.0)	$(159.5)	$116.5	(73.0)%

Consolidated Results

Total revenues increased $96.2 million for the year ended December 31, 2019 compared to the year ended December 31, 2018, primarily from a combination of the following:

•

$76.3 million of higher revenues in Vacation Interests sales and financing segment resulting from a $34.6 million increase in Vacation Interest sales, net primarily attributable to an increase in tours and VPG partially offset by an increase in the provision for uncollectible Vacation Interests sales of $27.6 million resulting from higher gross Vacation Interests sales and increased defaults; an increase in consumer financing interest revenue of $13.9 million primarily due to the increase in the balance of notes receivable portfolio as well as an increase in contractual interest rates; and a $27.8 million increase in other revenue due to the $16.6 million of proceeds received under Diamond’s business interruption insurance policies for resort closures as a result of Hurricane Irma and an increase of $11.2 million primarily due to higher closing costs, transfer fees, and offsite stays on VOI promotional products.

•

$19.9 million higher revenues in the hospitality and management services segment primarily resulting from a $14.3 million reduction in management and member services revenue from a one-time adjustment in 2018 and an increase in management and member services revenue of $5.2 million primarily as a result of an increase in management fees related to direct reimbursable resort expenses in 2019.

Total operating costs and expenses decreased $73.5 million for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily from a combination of the following:

•

$47.6 million of lower operating costs and expenses in the Vacation Interests sales and financing segment primarily attributable to a $76.0 million non-recurring impairment charge on the Acquired Notes recorded in 2018; a $6.9 million decrease in Vacation Interests carrying costs, net driven mainly by a higher average daily rates and resort fees; partially offset by increased advertising, sales and marketing expense of $19.7 million and increased Vacation Interests cost of sales of $12.6 million primarily due to higher gross Vacation Interests sales.

•

$11.2 million of lower operating costs and expenses in the hospitality and management services segment primarily as a result of a $17.5 million non-recurring goodwill impairment charge related to the European hospitality and management services (“EU H&MS”) reporting unit recorded in 2018, which is partially offset by an increase in management and member services expense of $5.7 million as a result of an increase in direct reimbursable resort expenses.

•

$14.7 million of lower unallocated corporate costs, primarily attributable to a decrease in general and administrative expense of $21.1 million mainly due to decrease in legal settlement costs largely related to the Apollo Merger which is partially offset by a $4.4 million increase on depreciation and amortization expense which is primarily attributable to the Modern hotel which was acquired in April 2018.

Interest income decreased $10.5 million, as a result of $11.6 million of non-recurring interest income earned on loans from the Apollo Funds and certain co-investors which were repaid in 2018.

Diamond recorded a loss on extinguishment of debt of $3.6 million in the year ended December 31, 2018 related to the repricing of term loans under its 2016 Senior Credit Facility.

Diamond’s effective income tax rate of (9.7%) for the year ended December 31, 2019 differed from the statutory tax rate primarily due to the recording of losses before provision for income taxes, the effect of foreign earnings includible in U.S taxable income, the impact of valuation allowances applied to certain foreign tax losses and permanent book-tax differences.

See the following discussion by business segment for additional details.

Business Segment Results

Following is a discussion of the results of each of Diamond’s two reportable segments and corporate and other for the periods presented below.

Vacation Interests Sales and Financing ($ in millions, except as otherwise noted)

	Year Ended December 31, 2019	Year Ended December 31, 2018	$ Change	% Change
Revenues:
Vacation Interests sales, net	$641.9	$607.3	$34.6	5.7%
Consumer financing interest	104.3	90.4	13.9	15.4%
Other revenue	75.6	47.8	27.8	58.2%

Total revenues	$821.8	$745.5	$76.3	10.2%

Expenses:
Vacation Interests cost of sales	$83.8	$71.2	$12.6	17.7%
Advertising, sales and marketing	437.9	418.2	19.7	4.7%
Vacation Interests carrying cost, net	16.0	22.9	(6.9)	(30.1)%
Loan portfolio	32.4	31.7	0.7	2.2%
Other impairments and write-offs	—	76.0	(76.0)	(100.0)%
Consumer financing interest expense	39.5	37.1	2.4	6.5%
Loss on disposal of assets, net	—	0.1	(0.1)	(100.0)%

Total expenses	$609.6	$657.2	$(47.6)	(7.2)%

Number of Tours	279,770	269,125	10,645	4.0%
VPG ($ not in millions)	$3,331	$3,162	$169	5.3%

Gross Vacation Interest sales increased by $62.2 million, or 7.7%, due to an increase in tours of 10,645, and an increase in VPG of $169. The increase in Vacation Interests sales, net of $34.6 million, or 5.7%, also includes an increase in the provision for uncollectible Vacation Interests sales of $27.6 million due to higher gross Vacation Interests sales and increased defaults.

Consumer financing interest revenue increased $13.9 million, or 15.4%, primarily due to the increase in the balance of the notes receivable portfolio as well as an increase in contractual interest rates.

Other revenue increased $27.8 million, or 58.2%, largely due to $16.6 million of proceeds received under Diamond’s business interruption insurance policies for resort closures as a result of Hurricane Irma and an increase of $11.2 million primarily due to higher closing costs, transfer fees and offsite stays on VOI promotional products.

Vacation Interests cost of sales increased $12.6 million, or 17.7%, primarily due to higher gross Vacation Interests sales as well as an increase of $4.1 million as a result of current-period changes in estimates under the relative sales value method.

Advertising, sales and marketing expense increased $19.7 million, or 4.7%, primarily due to the increase in gross Vacation Interests sales.

Vacation Interests carrying costs, net decreased by $6.9 million, or 30.1%, primarily due to higher average daily rates and resort fees.

Other impairments and write-offs for the year ended December 31, 2018 includes a $76.0 million non-recurring impairment charge on the Acquired Notes.

Hospitality and Management Services Segment ($ in millions)

	Year Ended December 31, 2019	Year Ended December 31, 2018	$Change	% Change
Revenues:
Management and member services revenue	$419.3	$399.8	$19.5	4.9%
Other revenue	9.2	8.8	0.4	4.5%

Total revenues	$428.5	$408.6	$19.9	4.9%

Expenses:
Management and member services expense	$213.4	$207.7	$5.7	2.7%
Loan portfolio expense	3.4	2.8	0.6	21.4%
Goodwill impairment	—	17.5	(17.5)	(100.0)%

Total expenses	$216.8	$228.0	$(11.2)	(4.9)%

Management and member services revenue and management and member services expense increased $19.5 million, or 4.9%, and $5.7 million, or 2.7%, respectively, primarily as a result of a $14.3 million reduction in management and member services revenue related to a one-time adjustment for certain cost savings and other reductions in reimbursable expenses in 2018. Direct reimbursable resort expenses were also higher in 2019, which drove an increase in both management and member services revenue and management and services expense.

Goodwill impairment for the year ended December 31, 2018 includes a $17.5 million non-recurring goodwill impairment charge related to the EU H&MS reporting unit.

Corporate and Other ($ in millions)

	Year Ended December 31, 2019	Year Ended December 31, 2018	$ Change	% Change
Expenses:
General and administrative	$179.9	$201.0	$(21.1)	(10.5)%
Depreciation and amortization	118.3	113.9	4.4	3.9%
Impairments and other write-offs	—	0.7	(0.7)	(100.0)%
Gain on disposal of assets, net	(0.4)	(3.1)	2.7	(87.1)%

Total costs and expenses	$297.8	$312.5	$(14.7)	(4.7)%

Interest income	$(4.7)	$(15.2)	$10.5	(69.1)%
Corporate indebtedness interest expense	$170.2	$169.8	$0.4	0.2%
(Gain) loss on extinguishment of debt, net	$(0.2)	$3.6	$(3.8)	(105.6)%
Provision (benefit) for income taxes	$3.8	$(42.3)	$46.1	(109.0)%

General and administrative expenses decreased $21.1 million, or 10.5%, mainly due to a decrease in legal settlement costs largely related to the Apollo Merger.

Depreciation and amortization increased $4.4 million, or 3.9%, primarily as a result of the Modern hotel which was acquired in April 2018.

Interest income decreased $10.5 million, or 69.1%, primarily as a result of $11.6 million of non-recurring interest income earned on loans from the Apollo Funds and certain co-investors which were repaid in 2018.

Diamond recorded a loss on extinguishment of debt of $3.6 million in the year ended December 31, 2018 related to the repricing of term loans under its 2016 Senior Credit Facility.

Diamond’s effective income tax rate of (9.7%) for the year ended December 31, 2019 differed from the statutory tax rate primarily due to the recording of losses before provision for income taxes, the effect of foreign earnings includible in U.S. taxable income, the impact of valuation allowances applied to certain foreign tax losses and permanent book-tax differences.

Financial Condition, Liquidity and Capital Resources

Liquidity and Capital Resources

Diamond’s primary sources of liquidity have historically been cash from operations and the financing transactions as discussed herein. We had $197.4 million, $226.2 million and $230.5 million in cash and cash equivalents as of March 31, 2021, December 31, 2020 and December 31, 2019, respectively.

Cash Flows

The following table presents summarized consolidated cash flow information for the periods presented ($ in millions).

	Three Months Ended
	March 31, 2021	March 31, 2020	$ Change	% Change
Cash provided by (used in):
Operating activities	$79.4	$(3.3)	$82.7	(2,506.1)%
Investing activities	(4.9)	(4.6)	(0.3)	6.5%
Financing activities	(96.5)	160.1	(256.6)	(160.3)%

Net change in cash, cash equivalents and restricted cash	$(22.0)	$152.2	$(174.2)	(114.5)%

Cash interest paid on corporate indebtedness	$62.5	$63.1	$(0.6)	(1.0)%

Cash interest paid on securitization notes and Funding Facilities	$6.3	$7.8	$(1.5)	(19.2)%

Cash paid for taxes, net	$1.1	$(0.1)	$1.2	(1,200.0)%

	Year Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Cash provided by (used in):
Operating activities	$126.1	$123.2	$32.5
Investing activities	(19.4)	(29.1)	(251.5)
Financing activities	(121.4)	(18.9)	115.3

Net change in cash, cash equivalents and restricted cash	$(14.7)	$75.2	$(103.7)

Cash interest paid on corporate indebtedness	$150.1	$156.5	$155.4

Cash interest paid on securitization notes and Funding Facilities, net	$29.8	$34.3	$29.9

Cash paid for taxes, net of cash tax refunds	$1.8	$3.8	$4.3

Comparison of Cash Flows for the Three Months Ended March 31, 2021 and March 31, 2020.

Net cash provided by operating activities increased by $82.7 million for the three months ended March 31, 2021, compared to the three months ended March 31, 2020. The increase was primarily attributable to steps taken to enhance liquidity, preserve cash, reduce expenditures in response to COVID-19 impacts. These include measures such as reduction in both salaries and workforce and deferral of non-essential operating expenditures.

Net cash used in investing activities decreased by $0.3 million for the three months ended March 31, 2021, compared to the three months ended March 31, 2020. The decrease was primarily attributable to a reduction in property and equipment capital expenditures and partially offset by the sale of undeveloped land that closed in January 2020.

Net cash used in financing activities increased by $256.6 million for the three months ended March 31, 2021, compared to the three months ended March 31, 2020. The increase was primarily attributable to decrease in net proceeds on securitization notes and Funding Facilities.

Comparison of Cash Flows for the Years Ended December 31, 2020 and December 31, 2019.

Net cash provided by operating activities increased by $2.9 million for the year ended December 31, 2020, when compared to the year ended December 31, 2019 which is primarily due to steps taken to enhance liquidity, preserve cash, reduce expenditures and provide financial flexibility as a result of the economic downturn caused by COVID-19. These include measures such as: reductions in both salaries and workforce, including voluntary reductions in salaries by Diamond’s executive leadership team; unpaid employee furloughs; temporary elimination of 401(k) matching; and deferral of all non-essential operating expenditures.

Net cash used in investing activities decreased by $9.7 million for the year ended December 31, 2020, when compared to the year ended December 31, 2019, which is primarily attributable to proceeds from the sale of undeveloped land which closed in January 2020.

Net cash used in financing activities increased by $102.5 million for the year ended December 31, 2020, as compared to the year ended December 31, 2019. The increase is primarily attributable to a decrease in net proceeds on securitization notes and Funding Facilities.

Comparison of Cash Flows for the Year Ended December 31, 2019 and December 31, 2018.

Net cash provided by operating activities increased by $90.7 million for the year ended December 31, 2019, when compared to the year ended December 31, 2018 which is primarily due to $16.6 million of proceeds received under our business interruption insurance policies for resort closures as a result of Hurricane Irma in 2019 and cash used to defend and settle dissenting stockholder lawsuits raised subsequent to the Apollo Merger in 2018.

Net cash used in investing activities decreased by $222.4 million for the year ended December 31, 2019, when compared to the year ended December 31, 2018, primarily as a result of cash paid to acquire the Modern in April 2018.

Net cash provided by financing activities decreased by $134.2 million for the year ended December 31, 2019, as compared to the year ended December 31, 2018. The decrease was primarily attributable to the issuance of a principal amount of $200.0 million incremental term loans under the 2016 Senior Credit Facility for the acquisition of the Modern hotel in April 2018, partially by an offset by increase in net payments on securitization notes and Funding Facilities in 2019.

VOI Inventory

During the three months ended March 31, 2021 and 2020, Diamond used cash totaling $15.1 million and $16.7 million, respectively, for acquisitions of VOI inventory, including administrative costs of recovery. For the three months ended March 31, 2021 and 2020, these amounts include $14.3 million and $14.9 million, respectively, for the settlement of related party payables for acquisitions of VOI inventory pursuant to Diamond’s assignment and recovery agreements (“IRAAs”). These related party payables have been settled against related party receivables balances where we have a legal right of offset.

During the years ended December 31, 2020, 2019 and 2018, Diamond used cash totaling $32.6 million, $62.1 million and $72.6 million, respectively, for acquisitions of VOI inventory, including administrative costs of recovery. For the years ended December 31, 2020, 2019 and 2018, these amounts include $27.3 million, $42.2 million and $52.3 million, respectively, for the settlement of related party payables for acquisitions of VOI inventory pursuant to our IRAAs. These related party payables have been settled against related party receivables balances where Diamond has a legal right of offset.

The acquisition (including recovery) and development of VOI inventory are key factors in maintaining inventory for future sales. The amounts of inventory that may be purchased or developed in future periods may vary due to a wide variety of factors, some of which are not within Diamond’s control; however, Diamond expects that significant future funds will be committed towards the purchase or development of VOI inventory. Such amounts may or may not be consistent with cash used for these purposes in prior periods. Diamond believes that its VOI inventory on-hand as of March 31, 2021 is sufficient to support sales over the next year giving Diamond flexibility in when it would acquire additional VOI inventory to support sales beyond that time frame.

Liquidity and Future Capital Requirements

The ability to monetize eligible Vacation Interest notes receivable has been critical to Diamond’s continued liquidity. Access to public asset-backed security funding has slowed as COVID-19 negatively impacted the capital markets. The impact of COVID-19 on the financial markets may have an impact on the availability of this type of funding in the near term and the near future.

As of March 31, 2021, Diamond had $541.5 million of availability under the Funding Facilities, subject to $187.1 million of eligible notes receivable, and $92.0 million of availability under its Revolving Credit Facility.

In April 2021, Diamond completed a securitization transaction involving the issuance of $319.2 million of securities (the “DROT 2021-1 Notes”). The DROT 2021-1 Notes proceeds were used to fund reserve accounts, pay costs associated with the transaction, and repaid amounts outstanding of $134.1 million in principal and accrued interest under the Funding Facilities, with the remaining cash of $93.3 million transferred to Diamond for general corporate purposes.

Diamond believes that its current net cash from operations, cash and cash equivalents on hand, and its existing non-recourse securitizations and Funding Facilities provide it with sufficient liquidity to meet its ongoing cash needs for the near future. Based on Diamond’s current estimates regarding the magnitude and length of the disruptions to its business, it does not anticipate these disruptions will impact its ability to meet its obligations when due or its ability to maintain compliance with its debt covenants for at least the next 12 months.

The ultimate magnitude and length time that the disruptions from COVID-19 will continue is highly uncertain. This uncertainty will require Diamond’s management team to continually assess the situation, including the impact of changes to government-imposed restrictions. Accordingly, Diamond’s estimates regarding the magnitude and length of time that these disruptions will continue to impact the company’s results of operations, cash flows and financial condition may change in the future and such changes could be material.

Indebtedness

As of March 31, 2021, Diamond had $2.0 billion of recourse indebtedness (excluding debt issuance costs), which included $862.8 million of term loans under the Senior Facilities, $500.0 million of the First Lien Notes, and $591.0 million of the Senior Notes. Diamond also had $569.5 million of non-recourse indebtedness of our special-purpose subsidiaries (excluding debt issuance costs) in connection with its securitization program and Funding Facilities.

Diamond’s indebtedness could limit its ability to borrow money for its working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes. In addition, the Senior Facilities and the indentures governing the Existing Diamond Notes contain restrictive covenants that limit its ability to engage in activities that may be in its long-term best interest.

Securitization notes and Funding Facilities, net. Diamond monetizes a substantial portion of the Vacation Interests notes receivable it generates through asset-backed bank Funding Facilities and periodically accesses the capital markets by issuing asset-backed securities through its securitization program. Diamond generally expects to securitize its Vacation Interests notes receivable at least once a year. The asset-backed facilities are non-recourse.

Diamond has depended on the availability of credit to finance the consumer loans that it provides to its customers for the purchase of their VOIs. Accordingly, the availability of financing for the sale or pledge of these receivables to generate liquidity is a critical factor in its ability to meet its short-term and long-term cash needs. Diamond has historically relied upon its ability to monetize receivables in the securitization market in order to generate liquidity and create capacity in its Funding Facilities. Any disruption to the asset-backed securities market or Diamond’s ability to access such markets could adversely impact Diamond’s ability to obtain such financings.

As noted previously, Diamond had $541.5 million available under the Funding Facilities as of March 31, 2021, which has reduced its reliance on the securitizations market.

As of March 31, 2021, the Funding Facilities had commitment amounts ranging from $125.0 million to $200.0 million. The advance rate for the Vacation Interests notes receivable varies based on the characteristics of the eligible notes receivable with an overall limit range of 80% to 86%. Borrowings under the Funding Facilities bear variable interest rates of 1.75% to 3.00% plus LIBOR and are subject to non-use fees. The facilities generally have a four-year maturity with a two- to three-year advance period and one- to two-year amortization period. Additionally, the facilities contain customary performance triggers and financial covenants. The inability to meet these triggers and financial covenants could impact the monthly residual cash Diamond receives, limit its ability to draw on one or more of the Funding Facilities and potentially limit its ability to secure additional borrowings under the Funding Facilities. Diamond was in compliance with all financial covenants as of March 31, 2021.

In general, the cost of financing related to Diamond’s securitization notes and Funding Facilities fluctuates consistent with macroeconomic conditions and is not directly impacted by the delinquency or default rates of its VOI consumer loans. Delinquency and default rates generally are relevant factors to be considered when negotiating the credit enhancement terms of Diamond’s securitization notes and Funding Facilities, such as advance rates. Diamond’s weighted average effective interest rate on its securitization notes and Funding Facilities was 3.4% as of both March 31, 2021 and December 31, 2020, respectively.

Diamond’s ability to secure short-term and long-term financing in the future will depend on a variety of factors, including its future profitability, the performance of its consumer loan receivable portfolio, its relative levels of debt and equity, the credit ratings of its corporate indebtedness and securitization notes and Funding Facilities, net and the overall condition of the credit and securitization markets. There can be no assurances that any such financing will be available to Diamond. If Diamond is unable to secure short-term and long-term financing in the future or if cash flows from operations are less than expected, Diamond’s liquidity and cash flows would be materially and adversely affected, it may be required to curtail our sales and marketing operations, and it may not be able to implement its growth strategy.

Diamond monitors the capital markets and its capital structure and makes changes from time to time, with the goal of maintaining financial flexibility, preserving or improving liquidity and/or achieving cost efficiency. From time to time Diamond may elect to continue to repurchase additional amounts of its outstanding debt, including repurchases of Senior Notes or First Lien Notes, for cash through open market repurchases or privately negotiated transactions with certain of its debt holders, although there is no assurance it will do so.

See “Note 16— Borrowings”, “Note 12—Borrowings” and “Note 19—Subsequent Events,” to our audited consolidated financial statements included in this proxy statement for additional details related to Diamond’s borrowings, including details related to its securitization notes and Funding Facilities.

Deferred Taxes

As of the tax period ended December 31, 2020, Diamond had $500.5 million of unused federal net operating losses (“NOLs”) carry-forwards, $300.8 million of unused state NOLs and $150.0 million of foreign NOLs with expiration dates from 2020 through 2038 (except for certain foreign NOLs that do not expire) that may be applied against future taxable income, subject to certain limitations. As of March 31, 2021, there have been no material changes to Diamond’s deferred taxes from December 31, 2020.

Diamond expects the rate at which it pays cash taxes to be less than the statutory tax rate for the foreseeable future. See “Note 18—Income Taxes” to the audited consolidated financial statements of Diamond included elsewhere in this proxy statement for additional information related to income tax matters.

Commitments and Contingencies

From time to time, Diamond is subject to certain legal proceedings and claims in the ordinary course of business. See “Note 19—Commitments and Contingencies” to Diamond’s audited consolidated financial statements included elsewhere in this proxy statement for further detail.

Off-Balance Sheet Arrangements

As of March 31, 2021, Diamond did not have any off-balance sheet arrangements.

Contractual Obligations.

The following table presents Diamond’s obligations and commitments to make future payments under contracts and under contingent commitments as of December 31, 2020 (in millions):

Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Corporate indebtedness, including interest payable	$2,395.5	$159.4	$1,602.7	$633.4	$—
Securitization notes and Funding Facilities, net including interest payable(1)	726.8	122.3	277.7	115.1	211.7
Purchase obligations and other commitments(2)	34.7	9.1	10.4	10.4	4.8
Operating lease obligations	24.5	8.0	13.5	3.0	—
Sales and marketing commitments	$18.1	$7.9	$8.4	$1.8	$—

Total	$3,199.6	$306.7	$1,912.7	$763.7	$216.5

(1)	Assumes certain estimates for payment and cancellations on collateralized outstanding Vacation Interests notes.
(2)

This line contains purchase obligations as well as estimated payments due under a management consulting agreement. See “Note 7—Transactions with Related Parties” to Diamond’s consolidated financial statements included with this proxy statement for details related to this agreement. The amounts included above are based upon the minimum annual fee of $5.0 million for the term of the agreement. The variable aspect of the agreement is not determinable at this time, and is based upon the greater of $5.0 million or 2% of Pro Forma Adjusted EBITDA, as defined in the agreement, for each annual period. The amounts above also include fees due during the renewal periods.

Diamond’s accrued liabilities in its consolidated balance sheets included with this proxy statement include unrecognized tax benefits. As of December 31, 2020, Diamond had unrecognized tax benefits of $7.1 million. At this time, Diamond is unable to make a reasonably reliable estimate of the timing of payments, if any, in individual years in connection with these tax liabilities; therefore, such amounts are not included in the contractual obligations table above.

There were no material changes outside the ordinary course of business to our contractual obligations from December 31, 2020, as reported in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Diamond—Contractual Obligations” in this proxy statement, through March 31, 2021.

Information Regarding Geographic Areas of Operation. See “Note 24—Segment Reporting” to Diamond’s audited consolidated financial statements included with this proxy statement for Diamond’s geographic segment information.

Critical Accounting Policies and Use of Estimates

Management’s discussion and analysis of Diamond’s results of operations and liquidity and capital resources are based on its consolidated financial statements. To prepare its consolidated financial statements in accordance with U.S. GAAP, Diamond must make estimates and assumptions that affect the amounts reported in its consolidated financial statements. Diamond regularly evaluates these estimates and assumptions, particularly in areas it considers to be critical accounting estimates, where changes in the estimates and assumptions could have a material effect on its results of operations, financial position or cash flows. By their nature, judgments are subject to an inherent degree of uncertainty and therefore actual results can differ from our estimates. See “Note 2—Summary of Significant Accounting Policies” to Diamond’s audited consolidated financial statements included with this proxy statement for further detail on these critical accounting policies as well as the discussion that follows.

Vacation Interests Sales, Net—Diamond sells VOIs through its sales centers which are primarily located in North America. Typical contracts include the sale of points-based VOIs, certain sales incentives in the form of additional points for use over a specified period of time, and membership in its points-based vacation programs, each of which represents separate and distinct performance obligations for which consideration is allocated based on the estimated stand-alone selling price of sales incentives and membership dues. Diamond estimates stand-alone selling price based on historical information and allocate the remainder of the transaction price to the sale of points-based VOIs due to the variability in observable historical prices for traditional VOI sales.

Diamond generally offers financing of up to 90% of the purchase price of its VOI contracts with a typical term of 10 years, for which the financed amount represents variable consideration. Variable consideration is estimated based on the expected value method to the extent that it is probable a significant reversal is not expected to occur. Diamond estimates the expected value to be collected based on historical default rates and recognizes revenue net of amounts deemed to be uncollectible. Variable consideration that has not been included in the transaction price is presented as an allowance on Vacation Interests notes receivable. Diamond analyzes its allowance for loan and contract losses quarterly and make adjustments based on current trends in consumer loan delinquencies and defaults, the customer’s credit score and other criteria, if necessary. See “Note 6—Vacation Interests Notes Receivable and Allowance” to Diamond’s audited financial statements included with this proxy statement for further detail.

Diamond recognizes revenue related to its points-based VOIs when control of the points passes to the customer, which generally occurs after the expiration of the applicable statutory rescission period. For payment plans that restrict the use of points-based VOI products until a number of payments have been made, Diamond recognizes revenue after the use restrictions have been lifted, which typically occurs after 90 days of the sale. Revenue related to sales incentives, which typically provides the customer with the right to reserve additional vacation stays over the average 18 month term of the incentive, is recognized based on usage. Diamond estimates breakage on incentives based on historical data and recognize estimated breakage proportionately to when other customers use their incentives. Revenue related to membership dues for the Clubs are included in the hospitality and management services segment as described below. See “Note 2—Summary of Significant Accounting Policies” to Diamond’s audited consolidated financial statements with this proxy statement for additional information.

Allowance for Vacation Interests Notes Receivable—Diamond uses significant estimates to record a provision for uncollectible Vacation Interests notes receivable. This provision is calculated as projected gross losses for originated Vacation Interests notes receivable, not taking into account estimated VOI recoveries. Diamond applies historical default percentages to the Vacation Interests notes receivable population and evaluates other factors such as economic conditions, industry trends, defaults and the age of past due amounts to analyze the adequacy of the allowance. Any changes to the assumptions used in calculating the allowance could result in a significantly different estimate of uncollectible Vacation Interests notes receivable. If actual Vacation Interests notes receivable losses differ materially from these estimates, Diamond’s future results of operations may be adversely impacted.

Vacation Interests Cost of Sales—Diamond applies the relative sales value method for recording cost of sales. Under the relative sales value method, cost of sales is calculated as a percentage of net sales using a cost-of-sales percentage ratio of total estimated development cost to total estimated VOI revenue, including estimated future revenue and incorporating factors such as changes in prices and the recovery of VOIs generally as a result of contract receivable defaults. The effect of such changes in estimates under the relative sales value method is accounted for on a retrospective basis through corresponding current-period adjustments to inventory and cost of sales. Accordingly, small changes in any of the numerous estimates in the model can have a significant financial statement impact due to the retroactive nature of any required adjustments.

Impairment of Long-Lived Assets—Diamond’s most significant long-lived assets are goodwill and other intangible assets.

Diamond does not amortize goodwill, but rather evaluates goodwill for potential impairment on an annual basis or at other times during the year if events or circumstances indicate that it is “more-likely-than-not” that the fair value of a reporting unit is below the carrying amount.

Diamond reviews definite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the estimated future cash flows expected to result from the use and eventual disposition of an asset is less than its net book value, an impairment loss is recognized. Measurement of an impairment loss is based on the fair value of the asset.

There are several estimates inherent in evaluating goodwill and other intangible assets for impairment. In particular, future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. In addition, the determination of capitalization rates and the discount rates used in the impairment tests are highly judgmental and dependent in large part on expectations of future market conditions. As of December 31, 2020, Diamond had goodwill of $881.6 million and definite-lived intangible assets of $1,013.1 million.

If future results of operations and cash flows are not at sufficient levels, there is a possibility that Diamond may have to record impairments of goodwill and other intangible assets in the future, which could be material to its consolidated financial statements. See also “Note 12—Goodwill” and “Note 13—Other Intangible Assets, net” to Diamond’s audited consolidated financial statements included with this proxy statement.

Income Taxes—Diamond reduces the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is “more-likely-than-not” that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on a “more-likely-than-not” realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the reversal of existing taxable temporary differences, the duration of statutory carry forward periods, Diamond’s experience with operating loss and tax credit carry-forwards not expiring unused, and tax planning alternatives. The above factors can be highly subjective, and as such, actual results may differ from its estimates.

Diamond assesses uncertainty in income taxes using a two-step approach to recognize and measure uncertain tax positions. Diamond considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. See “Note 18—Income Taxes” to Diamond’s consolidated financial statements included with this proxy statement for additional information related to income tax related matters.

Recently Issued Accounting Pronouncements

See “Note 2—Summary of Significant Accounting Policies—Recently Issued Accounting Pronouncements” to Diamond’s audited consolidated financial statements included with this proxy statement for a discussion of the recently issued accounting pronouncements that impact us.

Quantitative and Qualitative Disclosures About Market Risk

Inflation. Inflation and changing prices have not had a material impact on Diamond’s revenues and net income (loss) during any of its three most recent fiscal years; however, to the extent inflationary trends affect short-term interest rates, a portion of its debt service costs, as well as the rates Diamond charges on its consumer loans, may be affected.

Interest Rate Risk. Diamond is exposed to interest rate risk through its variable rate indebtedness, including the Funding Facilities and the Senior Facilities. The U.S. Federal Reserve has recently increased interest rates and has indicated there may be future interest rate increases. In addition, Diamond’s variable rate indebtedness uses LIBOR as a benchmark for establishing the applicable interest rate and may be hedged with LIBOR-based interest rate derivatives. LIBOR is the subject of recent international and regulatory guidance and may be phased out as an interest rate benchmark as of the year ending 2021, although there is no definitive information regarding the future use of LIBOR or any particular replacement rate. Any such change may have an adverse effect on the cost of Diamond’s variable rate indebtedness or interest rate derivatives.

Diamond has attempted to manage its interest rate risk through the use of derivative financial instruments. Diamond does not hold or issue financial instruments for trading purposes and does not enter into derivative transactions that would be considered speculative positions. To manage exposure to counterparty credit risk in interest rate swap and cap agreements, at times Diamond enters into agreements with highly-rated institutions that can be expected to fully perform under the terms of such agreements. See “Note 20— Fair Value Measurements” to Diamond’s audited consolidated financial statements included with this proxy statement.

To the extent Diamond assumes additional variable rate indebtedness in the future, any increase in interest rates beyond amounts covered under any corresponding derivative financial instruments, particularly if sustained, could have an adverse effect on its results of operations, cash flows and financial position. Diamond cannot assure that any hedging transactions it enters into will adequately mitigate the adverse effects of interest rate increases or that counterparties in those transactions will honor their obligations.

Additionally, Diamond derives net interest margin from its consumer financing activities to the extent the interest rates it charges its customers who finance their purchases of VOIs exceed the variable interest rates it pays to its lenders. Net interest margin is calculated as the difference between consumer financing interest revenue and consumer financing interest expense. Because Diamond’s Vacation Interests notes receivable generally bear interest at fixed rates, future increases in interest rates may result in a decline in Diamond’s net interest margin.

As of December 31, 2020, 40.0% of Diamond’s borrowings, or $1,020.3 million, bore interest at variable rates. However, all of Diamond’s variable-rate borrowings require a minimal interest rate floor when LIBOR is below certain levels. Assuming the level of variable-rate borrowings outstanding at December 31, 2020, and assuming a one percentage point increase in the 2020 average interest rate payable on these borrowings, Diamond estimates that its interest expense would have increased and pre-tax income would have decreased by $11.1 million for the year ended December 31, 2020.

Foreign Currency Translation Risk. In addition to our operations throughout the U.S., Diamond conducts operations in international markets from which it receives, at least in part, revenues in foreign currencies. Because Diamond’s financial results are reported in U.S. dollars, fluctuations in the value of the Euro, British Pound Sterling, Mexican Peso and Canadian dollar against the U.S. dollar have had, and will continue to have, an effect, which may be significant, on its reported financial results.

A decline in the value of any of the foreign currencies in which Diamond receives revenues, including the Euro, British Pound Sterling, Mexican Peso and Canadian dollar, against the U.S. dollar will tend to reduce its reported revenues and expenses, while an increase in the value of any such foreign currencies against the U.S. dollar will tend to increase its reported revenues and expenses; however the impacts on Diamond’s revenues and expenses may not always be equivalent. Variations in exchange rates could affect the comparability of Diamond’s financial results between financial periods; however, since sales of Vacation Interests transacted in U.S. dollars have historically accounted for more than 90% of Diamond’s consolidated Vacation Interests sales revenue, and management and member services revenue is similarly concentrated, Diamond does not expect the variations in exchange rates to have a material impact on its financial results.

Changes in and Disagreements with Accountants

Diamond has had no changes in and disagreements with accountants on account and financial disclosure that would be required to be disclosed under Item 304(b) of Regulation S-K under the Exchange Act.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF

HGV AND DIAMOND

On March 10, 2021, HGV, Diamond and Diamond’s stockholders entered into a merger agreement, under which HGV will combine with Diamond through a series of business combinations. Diamond will be an indirect wholly-owned subsidiary of HGV.

The unaudited pro forma condensed combined financial information includes the unaudited pro forma condensed combined statement of operations and the unaudited pro forma condensed combined balance sheet. The unaudited pro forma condensed combined statement of operations of HGV and Diamond for the year ended December 31, 2020 and the three months ended March 31, 2021, combine the historical consolidated statements of operations of HGV and Diamond, giving effect to the merger and the related financing as if it had been completed on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of March 31, 2021, combines the historical consolidated balance sheets of HGV and Diamond, giving effect to the merger as if it had been completed on March 31, 2021.

The historical consolidated financial statements of Diamond have been adjusted to reflect certain reclassifications in order to align financial statement presentation.

The unaudited pro forma adjustments are based upon currently available information, estimates and assumptions that HGV’s management believes are reasonable as of the date hereof. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes. The unaudited pro forma condensed combined financial information is for informational purposes only, is not intended to represent or to be indicative of actual results of operations or financial position of HGV or Diamond had the merger been completed on the dates assumed, and should not be taken as indicative of future consolidated results of operations or financial position. The actual results may differ significantly from those reflected in the pro forma statement of operations for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the pro forma statements of operations and actual amounts.

In addition, the unaudited pro forma condensed combined financial information should be read in conjunction with:

•

HGV’s audited consolidated financial statements and related notes as of and for the year ended December 31, 2020, and unaudited condensed consolidated financial statements and related notes as of and for the three months ended March 31, 2021, which are included in this proxy statement; and

•

Diamond’s audited consolidated financial statements and related notes as of and for the year ended December 31, 2020, and unaudited condensed consolidated financial statements and related notes as of and for the three months ended March 31, 2021, which are included in this proxy statement.

The historical financial statements have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are applicable to business combination accounting as required under generally accepted accounting principles in the United States (GAAP). The unaudited pro forma condensed combined financial information contained herein does not include integration costs or benefits from synergies that may result from the merger.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with GAAP, with HGV considered the acquirer of Diamond. Accordingly, consideration paid or exchanged by HGV to complete the merger with Diamond will generally be allocated to assets and liabilities of Diamond based on their estimated fair values as of the date of completion of the merger. The acquisition method of accounting is dependent upon certain valuation assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of Diamond based on management’s best estimates of fair value. The actual purchase price allocation may vary based on final analyses of the fair value of the acquired assets, assumed liabilities, and changes in the acquired balances from operations up to through the actual merger date. In addition, the value of the consideration paid or exchanged by HGV to complete the merger will be determined based on the trading price of HGV common stock at the time of completion of the merger. These changes may result in material adjustments.

Some amounts do not match the Diamond historical financial statements due to rounding (refer to Note 4).

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

March 31, 2021

(in millions)

	HGV Historical	Reclassified Diamond Historical Note 4	Transaction Accounting Adjustments Note 6			Pro Forma Combined
ASSETS
Cash and cash equivalents	$400	$197	$(1,366)	(a	)	$260
			1,139	(f	)
			(105)	(g	)
			(5)	(j	)
Restricted cash	105	100				205
Accounts receivable, net of allowance for doubtful accounts	111	75				186
Timeshare financing receivables, net	940	590	70	(c	)	1,600
			—	(e	)
Inventory	720	634	68	(c	)	1,422
Property and equipment, net	501	355	(33)	(c	)	823
Operating lease right-of-use assets, net	48	19				67
Investments in unconsolidated affiliates	53	—				53
Intangible assets, net	80	992	883	(c	)	1,955
Goodwill	—	882	(29)	(c	)	1,067
			214	(h	)
Land and infrastructure held for sale	41	—				41
Other assets	115	433	(2)	(c	)	546

TOTAL ASSETS	$3,114	$4,277	$834			$8,225

LIABILITIES AND EQUITY
Accounts payable, accrued expenses and other	$260	$464	$(3)	(d	)	$700
			(16)	(i	)
			(5)	(j	)
Advanced deposits	114	—				114
Debt, net	1,156	1,928	37	(c	)	2,963
			(1,311)	(d	)
			1,153	(f	)
Non-recourse debt, net	698	559	26	(c	)	1,283
Operating lease liabilities	63	21				84
Deferred revenues	336	211				547
Deferred income tax liabilities	118	378	214	(h	)	710

Total liabilities	2,745	3,561	95			6,401

Equity:
Preferred Stock	—	—				—
Common stock	1	1	(1)	(b	)	1
Additional paid-in capital	194	1,082	1,558	(a	)	1,752
			(1,082)	(b	)
Accumulated retained earnings (loss)	174	(367)	367	(b	)	71
			(14)	(f	)
			—	(e	)
			(105)	(g	)
			16	(i	)

Total equity	369	716	739			1,824

TOTAL LIABILITIES AND EQUITY	$3,114	$4,277	$834			$8,225

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Three Months Ended March 31, 2021

(in millions)

	HGV Historical	Reclassified Diamond Historical Note 4	Transaction Accounting Adjustments Note 6			Pro Forma Combined
Revenues
Sales of VOIs, net	$33	$99	$—	(ff	)	$132
Sales, marketing, brand and other fees	53	15				68
Financing	37	32	(4)	(dd	)	65
Resort and club management	45	70				115
Rental and ancillary services	32	48				80
Cost reimbursements	35	23				58

Total revenues	235	287	(4)			518

Expenses
Cost of VOI sales	3	20				23
Sales and marketing	82	73				155
Financing	13	16	—	(ee	)	27
			(2)	(kk	)
Resort and club management	8	17				25
Rental and ancillary services	31	74				105
General and administrative	36	47				83
Depreciation and amortization	11	30	—	(aa	)	53
			12	(bb	)
License fee expense	14	—				14
Impairment expense	1	—				1
Cost reimbursements	35	23				58

Total operating expenses	234	300	10			544
Interest expense	(15)	(40)				(41)
			15	(gg	)
			(1)	(mm	)
Equity in earnings from unconsolidated affiliates	2	—				2
Other loss, net	(1)	—				(1)

(Loss) income before income taxes	(13)	(53)	—			(66)

Income tax benefit (expense)	6	7	—	(ll	)	13

Net (loss) income	$(7)	$(46)	$—			$(53)

Loss per share
Basic	$(0.08)	$(0.42)		(jj	)	$(0.44)
Diluted	$(0.08)	$(0.42)		(jj	)	$(0.44)

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2020

(in millions)

	HGV Historical	Reclassified Diamond Historical Note 4	Transaction Accounting Adjustments Note 6			Pro Forma Combined
Revenues
Sales of VOIs, net	$108	$248	$—	(ff	)	$356
Sales, marketing, brand and other fees	221	59				280
Financing	165	126	(21)	(dd	)	270
Resort and club management	166	291				457
Rental and ancillary services	97	151				248
Cost reimbursements	137	89				226

Total revenues	894	964	(21)			1,837

Expenses
Cost of VOI sales	28	12				40
Sales and marketing	381	251				632
Financing	53	63	(1)	(ee	)	103
			(12)	(kk	)
Resort and club management	36	67	1	(ii	)	104
Rental and ancillary services	107	253				360
General and administrative	92	155	105	(hh	)	355
			3	(ii	)
Depreciation and amortization	45	117	—	(aa	)	208
			46	(bb	)
License fee expense	51	—				51
Impairment expense	209	117				326
Cost reimbursements	137	89				226

Total operating expenses	1,139	1,124	142			2,405
Interest expense	(43)	(174)	37	(cc	)	(140)
			32	(gg	)
			8	(mm	)
Equity in earnings from unconsolidated affiliates	5	—				5
Other gain, net	3	—				3

(Loss) income before income taxes	(280)	(334)	(86)			(700)
Income tax benefit (expense)	79	49	11	(ll	)	139

Net (loss) income	$(201)	$(285)	$(75)			$(561)

Loss per share
Basic	$(2.36)	$(2.68)		(jj	)	$(4.68)
Diluted	$(2.36)	$(2.68)		(jj	)	$(4.68)

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in millions, except share and per share data)

1.	Description of the Merger and Basis of Pro Forma Presentation

On March 10, 2021, HGV and Diamond entered into the merger agreement. Pursuant to the terms of the merger agreement, each existing share of Diamond common stock issued and outstanding will be cancelled and converted into and exchanged for the right to receive a number of shares of common stock of HGV (and/or cash in lieu of fractional shares) calculated in the manner set forth in the merger agreement.

Certain reclassifications have been made in order to align historical presentation of Diamond to HGV. Refer to Note 4 for these reclassification adjustments.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and HGV is considered the accounting acquirer. The acquisition method of accounting, based on ASC 805, Business Combinations (“ASC 805”), uses the fair value concepts defined in ASC 820, Fair Value Measurement (“ASC 820”). Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could result in alternative estimates using the same facts and circumstances. ASC 805 requires that assets acquired and liabilities assumed in a business combination be recognized at fair value as of the merger date, with any excess purchase price allocated to goodwill. Refer to Note 3.

The estimated fair values of the acquired assets and assumed liabilities as of the date of acquisition are based on estimates and assumptions of HGV. HGV will continue to finalize the valuations of the assets acquired and liabilities assumed, which will be recorded upon (and, if necessary, after) the closing of the merger. The fair value allocation consists of preliminary estimates and analyses and is subject to change upon the finalization of the valuation analyses, and that change may be material.

For the purposes of preparing the pro forma financial statements, HGV has conducted a preliminary review of Diamond’s accounting policies to identify significant differences. Upon consummation of the merger, HGV will conduct an additional review of Diamond’s accounting policies to determine if differences in accounting policies or financial statement classification exist that may require adjustments to or reclassification of Diamond’s results of operations, assets or liabilities to conform to HGV’s accounting policies and classifications. As a result of that review, differences may be identified that, when conformed, could have a material impact on the pro forma financial statements.

2.	Consideration Transferred

The following table presents the fair value of the consideration transferred for the merger (in millions, except per share amounts).

HGV Shares Issued (1)	34,675,385
Stock Price per Share (2)	$44.92

Stock Purchase Price (3)	$1,558

Repayment of Diamond Debt (4)	$1,366

Total Consideration Transferred	$2,924

(1)	HGV shares issued is based on a fixed Base Purchase Price quantity of shares, reduced by certain closing leakage and excluded liabilities as defined in the merger agreement.
(2)	Stock price is the closing price of HGV stock on May 20, 2021.
(3)	If the stock price were to increase or decrease by 10%, the stock purchase price would change by $156 million.
(4)	This reflects the balance of Diamond’s debt to be repaid as of March 31, 2021, as well as accrued interest. Refer to Note 5 below for more information about debt repayment.

3.	Preliminary Fair Values of Assets Acquired and Liabilities Assumed

The following table presents our preliminary estimates of fair values of the assets that we acquired and the liabilities that we assumed (in millions) as of March 31, 2021(1). Our preliminary estimates are based on the information that was available as of the date of this filing. As discussed in Note 1 herein, the preliminary estimated allocation will be subject to further refinement and may result in material changes. These changes will primarily relate to the allocation of consideration transferred and the fair value assigned to all tangible and intangible assets and liabilities acquired and identified. The final purchase price and goodwill could differ significantly from the current estimate, which could materially impact the pro forma financial statements.

Assets acquired
Cash and cash equivalents	$197
Restricted cash	100
Accounts receivable, net of allowance for doubtful accounts	75
Timeshare financing receivables	660
Inventory	702
Property and equipment	322
Operating lease right-of-use assets	19
Intangible assets	1,875
Other assets	431

Total assets acquired	$4,381

Liabilities assumed
Accounts payable, accrued expenses and other	461
Debt	654
Non-recourse debt	585
Operating lease liabilities	21
Deferred revenues	211
Deferred income tax liabilities	378

Total liabilities assumed	$2,310
Net assets acquired	$2,071

Total consideration transferred	$2,924

Goodwill (2)	$853

(1)	The allocation of assets and liabilities was performed in accordance with ASC 805, Business Combinations, utilizing the definition of fair value as defined in ASC 820, Fair Value Measurement.
(2)	Excludes tax effects; refer to Note 6(h).

The following shows a breakdown of the preliminary fair value of Intangible assets and the estimated remaining useful lives as of March 31, 2021:

	Estimated Remaining Useful Life	Fair Value (In millions)
Trade name	1 year	$19
Management contracts	17 to 20 years	1,284
Club member relationships	9 to 10 years	114
Vacation ownership relationships	4 to 5 years	458

Intangible Assets		$1,875

Each intangible asset was valued utilizing forms of the income approach, with the trade name being valued utilizing a relief-from-royalty method and the other intangible assets utilizing multi-period excess earnings methods. The key assumptions in the relief-from-royalty method include the projection period, royalty rate, and discount rate. The key assumptions in the multi-period excess earnings method include the projection period, revenue from existing contracts/relationships, contributory asset charges, and discount rate.

4.	Reclassification Adjustments

The classification of certain balance sheet items presented by Diamond under GAAP has been adjusted to align with the presentation used post-merger by HGV under GAAP, as shown below (in millions). Some amounts do not match the Diamond historical financial statements due to rounding.

BALANCE SHEET RECLASSIFICATION ADJUSTMENTS

March 31, 2021

(in millions)

	Diamond Historical	Reclassification Adjustments	Diamond Reclassified
Assets
Cash and cash equivalents	$197	$—	$197
Cash in escrow and restricted cash	100	(100)	—
Restricted cash	—	100	100
Vacation Interests notes receivable, net	594	(594)	—
Due from related parties, net	17	(17)	—
Other receivables, net	54	(54)	—
Income tax receivable, net	4	(4)	—
Accounts receivable, net of allowance for doubtful accounts	—	75	75
Timeshare financing receivables, net	—	590	590
Unsold Vacation Interests	634	(634)	—
Inventory	—	634	634
Property and equipment, net	355	—	355
Prepaid expenses and other assets	447	(447)	—
Operating lease right-of-use assets, net	—	19	19
Other intangible assets, net	992	(992)	—
Intangible assets, net	—	992	992
Goodwill	882	—	882
Assets held for sale	—	—	—
Deferred tax asset	1	(1)	—
Other assets	—	433	433

Total assets	4,277	—	4,277

Liabilities and Equity
Accounts payable	$29	$(29)	$—
Due to related parties, net	230	(230)	—
Accrued liabilities	224	(224)	—
Income taxes payable	2	(2)	—
Accounts payable, accrued expenses, and other	—	464	464
Corporate indebtedness, net	1,928	(1,928)	—
Debt, net	—	1,928	1,928
Securitization notes and Funding Facilities, net	559	(559)	—
Non-recourse debt, net	—	559	559
Operating lease liabilities	—	21	21
Deferred income taxes, net	378	(378)	—
Deferred revenues	211	—	211
Deferred income tax liabilities	—	378	378

Total liabilities	3,561	—	3,561

Equity
Preferred stock	—	—	—
Common stock	1	—	1
Additional paid-in capital	1,079	3	1,082
Accumulated other comprehensive income	3	(3)	—
Accumulated loss	(367)	367
Accumulated retained earnings	—	(367)	(367)

Total equity	716	—	716

Total liabilities and equity	$4,277	$—	$4,277

Similarly, the classification of certain items in the statement of operations presented by Diamond under GAAP have been adjusted to align with the presentation used post-merger by HGV under GAAP, as shown below (in millions). Some amounts do not match the Diamond historical financial statements due to rounding.

INCOME STATEMENT RECLASSIFICATION ADJUSTMENTS

Three Months Ended March 31, 2021

(in millions)

	Diamond Historical	Reclassification Adjustments			Diamond Reclassified
Revenues
Vacation Interests sales, net of provision	$99	$(99)			$—
Sales of VOIs, net	—	99			99
Sales, marketing, brand and other fees	—	15			15
Financing	—	32			32
Consumer financing interest	26	(26)			—
Resort and club management	—	70			70
Management and member services	99	(99)	(a	)	—
Rental and ancillary services	—	48			48
Other	17	(17)	(b	)	—
Cost reimbursements	—	23			23

Total revenues	241	46			287

Expenses
Vacation interests cost of sales	20	(20)			—
Cost of VOI sales	—	20			20
Advertising, sales and marketing	70	(70)			—
Vacation Interests carrying cost, net	26	(26)	(c	)	—
Management and member services	45	(45)	(d	)	—
Sales and marketing	—	73			73
Financing	—	16			16
Loan portfolio	7	(7)			—
Resort and club management	—	17			17
Rental and ancillary services	—	74			74
General and administrative	47	—			47
Depreciation and amortization	30	—			30
Goodwill impairment	—	—			—
Other impairments and write-offs	—	—			—
Impairment expense	—	—			—
Consumer financing interest	9	(9)			—
Gain on disposal of assets, net	—	—			—
Cost reimbursements	—	23			23

Total operating expenses	254	46			300

Interest income	—	—			—
Corporate indebtedness interest expense	40	(40)			—
Interest expense	—	40			40
Other (gain) loss, net	—	—			—
Loss on extinguishment of debt	—	—			—

Loss before income taxes	(53)	—			(53)
Income tax benefit	—	7			7
Benefit for income taxes	(7)	7			—

Net loss	$(46)	$—			$(46)

(a)

Management and member services revenue was reclassified into the following financial statement line items: (i) Resort and club management revenue, (ii) Rental and ancillary revenue, and (iii) Cost reimbursement revenue.

(b)

Other revenue was reclassified into the following financial statement line items: (i) Sale of VOIs, (ii) Sales, marketing, and brand revenue, (iii) Financing revenue, (iv) Resort and club management revenue, and (v) Rental and ancillary revenue.

(c)

Vacation interests carrying cost was reclassified into the following financial statement line items: (i) Sales, marketing, brand and other fees, (ii) Rental and ancillary revenue, (iii) Sales and marketing expense, and (iv) Rental and ancillary expense.

(d)

Management and member services expense was reclassified into the following financial statement line items: (i) Resort and club management expenses, (ii) Rental and ancillary expense, and (iii) Cost reimbursement expense.

INCOME STATEMENT RECLASSIFICATION ADJUSTMENTS

Year Ended December 31, 2020

(in millions)

	Diamond Historical	Reclassification Adjustments			Diamond Reclassified
Revenues
Vacation Interests sales, net of provision	$246	$(246)			$—
Sales of VOIs, net	—	248			248
Sales, marketing, brand and other fees	—	59			59
Financing	—	126			126
Consumer financing interest	104	(104)			—
Resort and club management	—	291			291
Management and member services	385	(385)	(a	)	—
Rental and ancillary services	—	151			151
Other	53	(53)	(b	)	—
Cost reimbursements	—	89			89

Total revenues	788	176			964

Expenses
Vacation interests cost of sales	12	(12)			—
Cost of VOI sales	—	12			12
Advertising, sales and marketing	233	(233)			—
Vacation Interests carrying cost, net	80	(80)	(c	)	—
Management and member services	173	(173)	(d	)	—
Sales and marketing	—	251			251
Financing	—	63			63
Loan portfolio	28	(28)			—
Resort and club management	—	67			67
Rental and ancillary services	—	253			253
General and administrative	155	—			155
Depreciation and amortization	117	—			117
Goodwill impairment	103	(103)			—
Other impairments and write-offs	14	(14)			—
Impairment expense	—	117			117
Consumer financing interest	35	(35)			—
Gain on disposal of assets, net	—	—			—
Cost reimbursements	—	89			89

Total operating expenses	950	174			1,124

Interest income	(2)	2			—
Corporate indebtedness interest expense	174	(174)			—
Interest expense	—	174			174
Other (gain) loss, net	—	—			—
Loss on extinguishment of debt	—	—			—

Loss before income taxes	(334)	—			(334)
Income tax benefit	—	49			49
Benefit for income taxes	(49)	49			—

Net loss	$(285)	$—			$(285)

(a)

Management and member services revenue was reclassified into the following financial statement line items: (i) Resort and club management revenue, (ii) Rental and ancillary revenue, and (iii) Cost reimbursement revenue.

(b)

Other revenue was reclassified into the following financial statement line items: (i) Sale of VOIs, (ii) Sales, marketing, and brand revenue, (iii) Financing revenue, (iv) Resort and club management revenue, and (v) Rental and ancillary revenue.

(c)

Vacation interests carrying cost was reclassified into the following financial statement line items: (i) Sales, marketing, brand and other fees, (ii) Rental and ancillary revenue, (iii) Sales and marketing expense, and (iv) Rental and ancillary expense.

(d)

Management and member services expense was reclassified into the following financial statement line items: (i) Resort and club management expenses, (ii) Rental and ancillary expense, and (iii) Cost reimbursement expense.

5.	Financing

In connection with the merger, HGV obtained a financing commitment to provide a new $1.3 billion seven-year senior secured term loan facility and a new $675 million senior unsecured bridge loan facility; HGV also obtained “back-stop” commitments to amend its existing revolving credit facility to an $800 million capacity. HGV will issue $850 million senior unsecured notes in a debt offering (together with the term facility and amended revolving facility, the “financing”). HGV does not intend to draw down on the unsecured bridge loan facility on consummation of the transaction. The financing is depicted in the pro forma statement of operations as outstanding for the entire period.

HGV intends to repay Diamond’s senior facilities and first lien notes at closing; this repayment is included in consideration transferred in Note 2. HGV intends to assume Diamond’s senior notes; this debt is recognized at its fair value as part of the liabilities assumed in Note 3.

In addition, using the financing described above, HGV intends to pay down HGV’s existing revolver, term loan, and senior notes.

6.	Transaction Accounting Adjustments

Pro Forma Balance Sheet Adjustments

a.	Reflect the consideration transferred to acquire Diamond; refer to Note 2.

b.	Remove the historical equity balances of Diamond.

c.	Reflect preliminary fair value adjustments to acquired assets and liabilities and recognize goodwill; refer to Note 3 for preliminary fair values.

d.	Reflect repayment of Diamond debt as follows:

March 31, 2021 (In millions)
Repayment of principal(1)(2)	$(1,363)
Repayment of accrued interest(1)(3)	(3)
Derecognition of unamortized debt issuance costs(2)	52

(1)	Offset to Cash and cash equivalents. Refer to adjustment (a).
(2)	Adjustment to Debt, net
(3)	Adjustment to Accounts payable, accrued expenses and other

e.	Timeshare financing receivables are in scope of ASC 326, Financial Instruments – Credit Losses (“ASC 326” or “CECL”) which includes guidance on purchased financial assets with credit deterioration (“PCD”). CECL requires recognition of an allowance at the closing of the merger for any purchased credit deteriorated (“PCD”) loans from the Diamond loan portfolio. CECL also requires an additional allowance for non-PCD loans from the Diamond portfolio which will be recognized through the income statement of HGV following the closing of the merger. HGV is continuing to evaluate the loan detail of the acquired Diamond timeshare financing receivables as well as the change in credit environment and credit quality since origination of those assets; this evaluation impacts the determination of which acquired timeshare financing receivables have experienced credit deterioration and are considered PCD. The impact of this analysis on our pro forma financial statements could be material.

f.

Reflect financing obtained by HGV, including the term loan facility, the notes, and a draw of the revolving credit facility, net of debt issuance costs, to fund the repayment of certain existing indebtedness of HGV and Diamond, as follows:

March 31, 2021 (In millions)
Notes, term facility and amended revolving facility	$2,322
Repayment of HGV existing revolver, term loan, and senior notes	(1,129)
Debt issuance costs	(40)

$1,153

g.	Reflect transaction costs.

h.

Record an increase to deferred tax liabilities based on the blended foreign, federal, and state statutory rate of approximately 24% multiplied by the fair value adjustments related to the assets acquired and liabilities assumed. Deferred taxes relating to goodwill for prior Diamond acquisitions and repaid debt have also been removed from the pro forma financial statements. These adjustments are based on estimates of the fair value of Diamond’s assets to be acquired, liabilities to be assumed, and the related purchase price allocations. These estimates are subject to further review by management of HGV and Diamond, which may result in material adjustments to deferred taxes with an offsetting adjustment to goodwill.

i.	Record the reduction in income taxes currently payable to reflect the tax impact of pro forma adjustments made to non-recurring transaction costs.

j.	Record the settlement of the interest rate swap related to the variable rate Diamond debt that is repaid.

Pro Forma Income Statement Adjustments

aa.	Reflect incremental depreciation expense related to the fair value adjustment on property and equipment based on the remaining useful life.

bb.	Reflect incremental amortization of acquired intangible assets.

cc.

Decrease interest expense related to amortization of the premium related to net fair value adjustment on acquired long-term debt based on the weighted average remaining life. The acquired long-term debt, Diamond’s senior unsecured notes, is expected to be repaid after the transaction.

dd.

Decrease financing revenue related to the accretion of the discount related to net fair value adjustments on timeshare financing receivables, based on the weighted average remaining life, excluding the impact of prepayments.

ee.	Decrease financing expense related to the amortization of the premium related to net fair value adjustment on warehouse funding facilities based on the weighted average remaining life.

ff.

As discussed in (d), timeshare financing receivables are in scope of ASC 326, Financial Instruments – Credit Losses (“ASC 326”) including the guidance on purchased financial assets with credit deterioration. HGV is continuing to evaluate the loan detail of the acquired Diamond timeshare financing receivables as well as the change in credit environment and credit quality since origination of those assets; this evaluation impacts the determination of which acquired timeshare financing receivables have experienced credit deterioration and are considered PCD. The impact of this analysis on our financial statements could be material.

gg.

Recognize a net reduction of interest expense related to the financing obtained by HGV for the transaction, as follows. The pro forma interest expense for the term facility and the amended revolving facility is based on the variable interest rates specified in the Commitment Letter (Exhibit 10.1 to Form 8-K dated March 11, 2020) and for the notes is based on the fixed interest rate received under the debt offering. The weighted average interest rate for pro forma purposes on the notes, term facility and amended revolving facility is 4.01%. A change in the interest rate by 1/8% (12.5 basis points) is not expected to be material. Finally, in connection with the bridge loan, an increase in interest expense was recognized on consummation of the transaction related to loan commitment and funding fees, as such amounts will still be incurred by HGV, despite the bridge loan facility not being utilized.

(In millions)	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Remove historical interest expense associated with Diamond debt repaid	$23	$97
Remove historical interest expense associated with HGV debt repaid	15	41
Interest expense on the notes, term facility and amended revolving facility, net	(23)	(92)
Loan commitment and funding fees on bridge loan	—	(14)

	$15	$32

hh.	Reflect transaction costs.

ii.	Recognize employee compensation arrangements.

jj.

Adjust HGV shares outstanding as of the year ended December 31, 2020 and the three months ended March 31, 2021, for the transaction and calculate pro forma earnings per share as follows. Given that the combined entity is operating at a net loss, an adjustment for dilution was not required.

(In millions, except share and per share amounts)	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Pro forma net loss attributable to common shareholders	$(53)	$(561)
Basic weighted average HGV shares outstanding	85,537,477	85,205,012
Diamond shares converted to HGV shares	34,675,385	34,675,385

Pro forma basic weighted average shares outstanding	120,212,862	119,880,397

Pro forma basic loss per share	$(0.44)	$(4.68)

kk.	Decrease financing expense related to the amortization of the premium related to net fair value adjustment on securitizations based on the average remaining life.

ll.

Record the income tax effect of the pro forma adjustments, based on a blended foreign, federal, and state statutory rate of approximately 24%. The effective tax rate of the combined company could be significantly different than what is presented in these unaudited pro forma financial statements depending on post-acquisition activities, including legal entity restructuring, repatriation decisions, and the geographical mix of taxable income.

mm.	Adjust interest expense for settlement of Diamond interest rate swap related to the variable rate Diamond debt that is repaid.

SECURITY OWNERSHIP OF HGV

The following table shows information as of May 18, 2021 (the “Table Date”), unless otherwise indicated, regarding the beneficial ownership of our common stock by: (i) each person that we believe beneficially holds more than 5% of the outstanding shares of our common stock based solely on our review of filings with the SEC; (ii) each director; (iii) each named executive officer and (iv) all directors and executive officers as a group. As of the Table Date, 85,704,984 shares of our common stock were issued and outstanding. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, all persons named as beneficial owners of our common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, the address for each person named below is c/o Hilton Grand Vacations Inc., 5323 Millenia Lakes Boulevard, Suite 120, Orlando, Florida 32839.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Common Stock Outstanding
PRINCIPAL STOCKHOLDERS:
Capital International Investors(1)	8,928,345	10.4%
The Vanguard Group, Inc.(2)	7,625,003	8.9%
FMR LLC(3)	6,748,382	7.9%
BlackRock, Inc. (4)	5,880,694	6.9%
North Peak Capital Management, LLC (5)	4,840,056	5.6%

Mark D. Wang(6)	811,156	*
Daniel J. Mathewes(6)	36,956	*
Dennis A. DeLorenzo(6)	69,847	*
Charles R. Corbin(6)	158,081	*
Sherri Silver(6)	41,714	*
Leonard A. Potter	79,560	*
Brenda J. Bacon	19,560	*
David W. Johnson	54,560	*
Mark H. Lazarus	19,560	*
Pamela H. Patsley	19,560	*
Paul W. Whetsell	24,560	*
Directors and executive officers as a group (15 persons)(7)	1,493,691	1.7%

*	Represents less than 1%.
(1)

Based on the Schedule 13G filed on February 16, 2021. Consists of 7,625,085 shares of common stock in which Capital International Investors has sole voting power and 8,928,345 shares of common stock in which Capital International Investors has sole dispositive power. The address of Capital International Investors is 11100 Santa Monica Boulevard, 16th Floor, Los Angeles, CA 90025.

(2)

Based on the Schedule 13G/A filed on February 10, 2021 by The Vanguard Group, Inc. (“Vanguard”). Consists of 196,751 shares in which Vanguard has shared voting power, 7,359,009 shares in which Vanguard has sole dispositive power, and 265,994 shares in which Vanguard has shared dispositive power. The address of Vanguard is PO Box 2600, Valley Forge, PA 19482.

(3)

Based on the Schedule 13G/A filed on February 8, 2021 by FMR LLC. Consists of 1,407,059 shares of common stock in which FMR LLC has sole voting power and 6,748,382 shares of common stock in which FMR LLC has sole dispositive power. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(4)

Based on the Schedule 13G filed by BlackRock, Inc. Consists of 5,779,614 shares of common stock in which BlackRock, Inc. has sole voting power and 5,880,694 shares of common stock in which BlackRock, Inc. has sole dispositive power. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)

Based on the Schedule 13G/A filed on February 16, 2021 by North Peak Capital Management, LLC, North Peak Capital GP, LLC, North Peak Capital Partners, LP, North Peak Capital Partners II, LP, North Peak Special Opportunity Partners II, Jeremy Kahan and Michael Kahan. Consists of 4,840,056 shares of common stock in which North Peak Capital Management, LLC shares voting and dispositive power. The address of North Peak Capital Management, LLC is 155 East 44th Street, 5th Floor, New York, NY 10017.
(6)	Includes shares underlying vested options, as follows: Mr. Wang —478,184; Mr. Mathewes — 26,022; Mr. DeLorenzo — 41,890; Mr. Corbin — 99,604; Ms. Silver —25,359.
(7)	Includes an aggregate of 779,678 shares underlying vested options.

PROPOSAL NUMBER 1: APPROVAL OF ISSUANCE OF COMMON STOCK

As discussed in this proxy statement, our stockholders are being asked to consider and vote on the proposal to issue shares of our common stock to Diamond stockholders under the merger agreement, a copy of which is attached as Annex A to this proxy statement. We expect the shares to be issued to Diamond stockholders under the merger agreement to represent approximately 28% of our total outstanding stock immediately following consummation of the merger.

You should carefully read this proxy statement in its entirety for more detailed information concerning the proposal to issue shares of our common stock to Diamond stockholders under the merger agreement and the other transactions contemplated by the merger agreement.

The affirmative vote of the holders of a majority of the votes cast and entitled to vote on the stock issuance proposal is required for approval of the stock issuance proposal.

Our board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and determined that the merger agreement and the transactions contemplated thereby, including the issuance of shares of common stock to Diamond stockholders under the merger agreement, are advisable and in the best interests of HGV and its stockholders. Accordingly, our board of directors unanimously recommends that our common stockholders vote “FOR” the stock issuance proposal.

PROPOSAL NUMBER 2: COMPENSATION PROPOSAL

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, we are seeking a non-binding, advisory shareholder approval of the compensation of our named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Merger-Related Compensation for Our Named Executive Officers—Golden Parachute Compensation” beginning on page 75. This proposal and related disclosure are required notwithstanding the fact that, as previously disclosed, other than the previously announced separation involving our Executive Vice President and Chief Marketing Officer, we do not intend to terminate any of our other named executive officers in connection with the merger. Accordingly, we do not expect to make any such payments to our named executive officers other than to our Executive Vice President and Chief Marketing Officer in connection with our previously announced separation.

Therefore, we are asking holders of our common stock to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to the HGV named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Our Directors and Executive Officers in the Merger—Merger-Related Compensation for Our Named Executive Officers —Golden Parachute Compensation” are hereby APPROVED.”

The vote on the advisory compensation proposal is a vote separate and apart from the votes on the stock issuance proposal and the adjournment proposal. Accordingly, if you are a holder of our common stock, you may vote to approve the stock issuance proposal and/or the adjournment proposal and vote not to approve the compensation proposal, and vice versa. The approval of the compensation proposal by holders of our common stock is not a condition to the completion of the merger. If the merger is completed and only if our named executive officers (other than our Executive Vice President and Chief Marketing Officer) are terminated in a manner that entitles them to the merger-related compensation, such compensation will be payable in accordance with the terms of the compensation agreements and arrangements even if holders of our common stock fail to approve this advisory vote regarding merger-related compensation.

Our board of directors unanimously recommends that our common stockholders vote “FOR” the compensation proposal. However, as noted above, except with respect to our Executive Vice President and Chief Marketing Officer, we do not intend to terminate any of our executive officers in connection with the merger. Accordingly, we do not anticipate any change in control payments, accelerated vesting or benefit enhancements to be triggered by the merger for our other named executive officers.

PROPOSAL NUMBER 3: ADJOURNMENT

The special meeting may be adjourned to another time or place, if necessary or appropriate, to permit further solicitation of proxies to obtain additional votes in favor of the stock issuance proposal.

If, at the special meeting, the number of shares of our common stock present or represented by proxy and voting in favor of the stock issuance proposal is insufficient to approve such proposal, we intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies for approval of the stock issuance proposal.

In the adjournment proposal, we are asking our stockholders to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to vote to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies, if necessary or appropriate. If our stockholders approve the proposal to adjourn the special meeting, we could adjourn the special meeting (and any adjourned session of the special meeting) and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders who have previously voted.

The approval of the adjournment proposal, if necessary or appropriate, requires the affirmative vote of the stockholders of a majority in voting power present if a quorum is not present, or, if a quorum is present, the affirmative vote of the holders of a majority of the votes cast.

Our board of directors unanimously recommends that our common stockholders vote “FOR” the adjournment proposal.

INDEPENDENT REGISTERED ACCOUNTING FIRM

We expect that representatives of our independent registered public accounting firm, Ernst & Young LLP, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to the appropriate questions.

FUTURE STOCKHOLDER PROPOSALS

An HGV stockholder wishing to nominate a director or raise another proposal at an annual meeting of stockholders must notify us in writing not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting of stockholders is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date, or if no annual meeting was held in the preceding year, such notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the annual meeting of stockholders and not later than the close of business on the 90th day prior to such annual meeting of stockholders or, if later, the 10th calendar day following the day on which public announcement of the date of such annual meeting of stockholders is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws.

OTHER MATTERS

As of the date of this proxy statement, our board of directors does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement. If any other matters come before either of the special meeting or any adjournments or postponements of the special meeting and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

We and any banks and brokerage firms that hold shares of our common stock have delivered only one proxy statement to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. We will deliver promptly, upon written or oral request, a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of the documents was delivered. An HGV stockholder who wishes to receive a separate copy of the proxy statement, now or in the future, may obtain one, without charge, by addressing a request to Investor Relations, Hilton Grand Vacations Inc., 5323 Millenia Lakes Boulevard, Suite 400, Orlando, Florida 32839, by email to IR@hgv.com, or by calling (407) 613-3100. You may also obtain a copy of the proxy statement from the investor relations page on HGV’s website at investors.hgv.com. HGV stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports or notices and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of our common stock and wish to receive only one copy of the proxy materials and annual reports or notices in the future, you will need to contact your bank, broker or other nominee to request that only a single copy of each document be mailed to all HGV stockholders at the shared address in the future.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

Our website address is www.hgv.com. Information on our website is not incorporated by reference herein. We file reports with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A (both preliminary and final, as applicable), and certain amendments to these reports. Copies of these reports are available free of charge on our website as soon as reasonably practicable after we file the reports with the SEC. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

This proxy statement incorporates by reference the documents listed below that we have previously filed with the SEC (other than information furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about HGV, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

•

The information specifically incorporated by reference into HGV’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 from the Definitive Proxy Statement for the 2021 Annual Meeting of Stockholders filed on March 26, 2021.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

•

Current Reports on Form 8-K filed on February 18, 2021, March 11, 2021 (other than Item 7.01 thereof), March 24, 2021, March 25, 2021, May 5, 2021, May 17, 2021 (other than Item 7.01 thereof) and May 21, 2021.

•

The description of our common stock included in our registration statement on Form 10 filed with the SEC on June 2, 2016, as amended by the description of our common stock contained in Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 2, 2020, and as amended by any subsequent amendment or any report filed for the purpose of updating such description.

In addition, we incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the HGV special meeting (other than information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or we will provide you with copies of these documents, without charge, upon written or oral request to:

Corporate Secretary

Hilton Grand Vacations Inc.

5323 Millenia Lakes Boulevard, Suite 400,

Orlando, Florida 32839

In the event of conflicting information in this proxy statement in comparison to any document incorporated by reference into this proxy statement, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this proxy statement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement. This proxy statement is dated • , 2021. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement by? us or nor the issuance by us of shares of our common stock in the merger will create any implication to the contrary.

This document contains a description of the representations and warranties that we made in the merger agreement. Representations and warranties made by us and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference only to provide you with information about the terms and conditions of the agreements, and not to provide any other factual information about our business. The representations, warranties and covenants set forth in the merger agreement and other documents attached or filed as exhibits to this document or incorporated by reference into this document were made only for purposes of such agreements, and only as of the specified dates provided therein. The representations, warranties and covenants in such agreements were made solely for the benefit of the parties thereto, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties rather than establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to our stockholders. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of such agreements, which subsequent information may or may not be fully reflected in our public disclosures.

Accordingly, the representations and warranties and other provisions of the merger agreement and such other agreements should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document, and should not be relied upon as establishing matters as facts.

DAKOTA HOLDINGS, INC.

INDEPENDENT AUDITORS’ REPORT

To the stockholders and the Board of Directors of Dakota Holdings, Inc.

We have audited the accompanying consolidated financial statements of Dakota Holdings, Inc. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows, for each of the three years in the period ended December 31, 2020, and the related notes to the consolidated financial statements and the schedules listed in the Index to the Financial Statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dakota Holdings, Inc. and its subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for leases in 2019 due to adoption of Accounting Standards Update (ASU) 2016-02, Leases, using the modified retrospective method. Our opinion is not modified with respect to this matter.

DELOITTE & TOUCHE LLP

March 17, 2021

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31, 2020	December 31, 2019
Assets:
Cash and cash equivalents	$226.2	$230.5
Cash in escrow and restricted cash	92.9	102.3
Vacation Interests notes receivable, net	609.5	811.5
Due from related parties, net	42.1	49.9
Other receivables, net	27.5	57.5
Income tax receivable	3.0	1.9
Deferred tax asset	1.4	3.0
Prepaid expenses and other assets	202.8	209.3
Unsold Vacation Interests	650.3	648.6
Property and equipment, net	360.2	365.6
Assets held for sale	—	6.4
Goodwill	881.6	985.0
Other intangible assets, net	1,013.1	1,096.6

Total assets	$4,110.6	$4,568.1

Liabilities and Stockholders’ Equity:
Accounts payable	$18.0	$20.4
Due to related parties, net	15.0	11.1
Accrued liabilities	233.6	297.0
Income taxes payable	1.5	1.2
Deferred income taxes, net	384.8	436.7
Deferred revenues	146.4	158.2
Corporate indebtedness, net	1,906.4	1,904.0
Securitization notes and Funding Facilities, net	642.2	705.3

Total liabilities	3,347.9	3,533.9

Commitments and contingencies (see Note 19)
Stockholders’ equity:
Common stock: par value $0.01 per share; 175.0 shares authorized; 106.0 shares issued and outstanding, as of December 31, 2020 and 2019	1.1	1.1
Preferred stock: par value $0.01 per share; 10.0 shares authorized; 0 shares issued and outstanding, as of December 31, 2020 and 2019	—	—
Additional paid-in capital	1,079.3	1,066.4
Accumulated loss	(320.5)	(35.9)
Accumulated other comprehensive income	2.8	2.6

Total stockholders’ equity	762.7	1,034.2

Total liabilities and stockholders’ equity	$4,110.6	$4,568.1

See Notes to Consolidated Financial Statements.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(in millions, except per share data)

	Year Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Revenues:
Vacation Interests sales, net of provision of $215.3, $223.5 and $195.9, respectively	$245.9	$641.9	$607.3
Management and member services revenue	385.3	419.3	399.8
Consumer financing interest	103.9	104.3	90.4
Other	53.9	84.8	56.6

Total revenues	789.0	1,250.3	1,154.1

Costs and Expenses:
Vacation Interests cost of sales	11.6	83.8	71.2
Advertising, sales and marketing	232.7	437.9	418.2
Vacation Interests carrying cost, net	80.7	16.0	22.9
Management and member services expense	173.1	213.4	207.7
Loan portfolio	27.6	35.8	34.5
General and administrative	155.1	179.9	201.0
Depreciation and amortization	117.1	118.3	113.9
Goodwill impairment	103.4	—	17.5
Other impairments and write-offs	14.1	—	76.7
Consumer financing interest expense	34.7	39.5	37.1
Gain on disposal of assets, net	(0.4)	(0.4)	(3.0)

Total operating costs and expenses	949.7	1,124.2	1,197.7

Interest income	(1.7)	(4.7)	(15.2)
Corporate indebtedness interest expense	174.5	170.2	169.8
Loss (gain) on extinguishment of debt, net	0.4	(0.2)	3.6

Loss before (benefit) provision for income taxes	(333.9)	(39.2)	(201.8)
(Benefit) provision for income taxes	(49.3)	3.8	(42.3)

Net loss	(284.6)	(43.0)	(159.5)

Other comprehensive income (loss):
Currency translation adjustments, net of tax of $0	0.2	2.0	(3.7)

Total other comprehensive income (loss), net of tax	0.2	2.0	(3.7)

Comprehensive loss	$(284.4)	$(41.0)	$(163.2)

Net loss per share:
Basic	$(2.68)	$(0.41)	$(1.51)
Diluted	$(2.68)	$(0.41)	$(1.51)
Weighted average common shares outstanding
Basic	106.0	105.9	105.9
Diluted	106.0	105.9	105.9

See Notes to Consolidated Financial Statements.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in millions)

	Common Stock Shares Outstanding	Common Stock Par Value	Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive Income (loss)	Total Stockholders’ Equity
Balance at December 31, 2017	105.8	$1.1	$851.8	$150.4	$4.3	$1,007.6
Cumulative effect impact of ASC 606 adoption	—	—	—	16.2	—	16.2
Net loss	—	—	—	(159.5)	—	(159.5)
Stock-based compensation	—	—	2.6	—	—	2.6
Issuance of common stock	0.2	—	2.3	—	—	2.3
Repurchases of common stock	(0.1)	—	(0.8)	—	—	(0.8)
Settlement of Appraisal Notes	—	—	207.4	—	—	207.4
Other comprehensive loss:
Currency translation adjustment, net of tax of $0	—	—	—	—	(3.7)	(3.7)

Balance at December 31, 2018	105.9	1.1	1,063.3	7.1	0.6	1,072.1
Net loss	—	—	—	(43.0)	—	(43.0)
Stock-based compensation	—	—	3.5	—	—	3.5
Issuance of common stock	0.1	—	(0.4)	—	—	(0.4)
Other comprehensive income:
Currency translation adjustment, net of tax of $0	—	—	—	—	2.0	2.0

Balance at December 31, 2019	106.0	1.1	1,066.4	(35.9)	2.6	1,034.2
Net loss	—	—	—	(284.6)	—	(284.6)
Stock-based compensation	—	—	13.1	—	—	13.1
Issuance of common stock	—	—	(0.2)	—	—	(0.2)
Other comprehensive loss:
Currency translation adjustment, net of tax of $0	—	—	—	—	0.2	0.2

Balance at December 31, 2020	106.0	$1.1	$1,079.3	$(320.5)	$2.8	$762.7

See Notes to Consolidated Financial Statements.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Operating activities:
Net loss	$(284.6)	$(43.0)	$(159.5)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for uncollectible Vacation Interests sales revenue	215.3	223.5	195.9
Amortization of capitalized financing costs and original issue discounts	22.0	21.2	21.3
Amortization of capitalized loan origination costs and net portfolio premiums	26.7	32.2	37.6
Depreciation and amortization	117.1	118.3	113.9
Stock-based compensation	13.1	3.5	2.6
Non-cash lease expense	9.3	9.7	—
Unrealized loss (gain) on derivative instruments	8.1	(1.8)	—
Loss (gain) on extinguishment of debt, net	0.4	(0.2)	3.6
Impairments and other write-offs	117.5	—	94.2
Deferred income taxes, net	(50.3)	(4.4)	38.9
Other, net	0.6	0.1	(4.5)
Changes in operating assets and liabilities:
Vacation Interests notes receivable, net	(54.0)	(288.4)	(264.0)
Due from related parties, net	37.0	16.8	32.1
Other receivables, net	30.0	(12.1)	(4.2)
Prepaid expenses and other assets	8.1	16.0	25.4
Unsold Vacation Interests	(1.2)	25.1	(1.0)
Accounts payable	(3.2)	(1.2)	(5.0)
Due to related parties, net	3.6	(6.7)	(11.2)
Accrued liabilities	(76.1)	28.3	(107.2)
Income taxes receivable, net	(0.8)	3.9	(2.1)
Deferred revenues	(12.5)	(17.6)	25.7

Net cash provided by operating activities	126.1	123.2	32.5

Investing activities:
Property and equipment capital expenditures	(26.4)	(30.4)	(21.8)
Proceeds from sale of assets	7.0	1.3	4.2
Acquisition of the Modern	—	—	(221.2)
Other	—	—	(12.7)

Net cash used in investing activities	(19.4)	(29.1)	(251.5)

Financing activities:
Proceeds from issuance of corporate indebtedness	92.0	—	1,088.6
Proceeds from issuance of securitization notes and Funding Facilities	234.5	656.5	689.5
Payments on corporate indebtedness	(143.7)	(42.3)	(926.2)
Payments on securitization notes and Funding Facilities	(300.1)	(623.9)	(722.0)
Payments of debt issuance costs	(4.1)	(9.2)	(16.1)
Proceeds from Appraisal Notes	—	—	207.4
Payment to Dissenting Stockholders	—	—	(207.4)
Issuances of common stock, net of cash paid for repurchases of $0.0, $0.0 and $0.8, respectively	—	—	1.5

Net cash (used in) provided by financing activities	(121.4)	(18.9)	115.3

Net (decrease) increase in cash, cash equivalents and restricted cash	(14.7)	75.2	(103.7)
Effects of changes in exchange rates on cash, cash equivalents and restricted cash	1.0	1.3	(1.4)
Cash, cash equivalents and restricted cash, beginning of period	332.8	256.3	361.4

Cash, cash equivalents and restricted cash, end of period	$319.1	$332.8	$256.3

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash interest paid on corporate indebtedness	$150.1	$156.5	$155.4

Cash interest paid on securitization notes and Funding Facilities	$29.8	$34.3	$29.9

Cash paid for taxes, net of tax refunds	$1.8	$3.8	$4.3

See Notes to Consolidated Financial Statements.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Business, Background and Basis of Presentation

Business and Background

Dakota Holdings, Inc., (“Dakota” or the “Company”) is a Delaware corporation that was incorporated on June 27, 2016 by certain investment funds affiliated with or managed by Apollo Global Management, Inc. and its subsidiaries (“Apollo”), including Apollo Investment Fund VIII, L.P., along with their parallel investment funds (the “Apollo Funds”) and certain co-investors (Reverence Capital Partners, L.P., or “Reverence”). Dakota and its subsidiaries were established to complete the acquisition of Diamond Resorts International, Inc. (“DRII”). DRII is a holding company, the principal asset of which is the direct and indirect ownership of equity interests in its subsidiaries, including Diamond Resorts Corporation, the wholly-owned operating subsidiary that has historically conducted the business described below.

Prior to the acquisition of DRII on September 2, 2016 (the “Apollo Merger”), Dakota had no operations or activity other than acquisition related costs. Subsequent to the Apollo Merger, Dakota became the holding company and derives all of its operating income and cash flows from DRII and its subsidiaries. Other than (i) the acquisition of the equity securities of DRII and the payment of transaction costs at the closing of the Apollo Merger and (ii) the issuance of Dakota Holdings common shares to certain employees and non-employee directors of the Company; there has been no significant activity related to DRII’s parent entities in the consolidated financial statements. See “Schedule I—Condensed Financial Information of Parent Company” for the financial information of DRII’s parent entities.

The Company, through its subsidiaries, operates in the hospitality and vacation ownership industry, with a worldwide resort network of global vacation destinations located around the world, including the continental United States (“U.S.”), Hawaii, Canada, Mexico, the Caribbean, Central America, South America, Europe, Asia, Australia, New Zealand and Africa. The Company’s portfolio consists of 110 resort properties (the “Portfolio Properties”) that the Company manages, are included in one of the Diamond Collections or are Diamond branded resorts in which we own inventory, as well as 229 affiliated resorts and hotels, which the Company does not manage and which do not carry the Company’s brand, but are a part of the Company’s network and, through THE Club® and other Club offerings (the “Clubs”), are available for its members to use as vacation destinations.

The Company’s operations consist of two interrelated businesses: (i) vacation interests (“VOIs” or “Vacation Interests”) sales and financing, which includes marketing and sales of VOIs and consumer financing for purchasers of the Company’s VOIs; and (ii) hospitality and management services, which includes operations related to the management of the homeowners associations (the “VOAs”) for resort properties and single- and multi-resort trusts (collectively, the “Diamond Collections”), operations of the Clubs, operation of certain resort amenities and the provision of other hospitality and management services.

Impact of COVID-19

In March 2020 the World Health Organization designated recent coronavirus (“COVID-19”) as a global pandemic. The results of operations for the twelve months ended December 31, 2020 include impacts related to COVID-19 which have had a negative impact on the Company and the travel and hospitality industry. In response to social distancing directives and significant restrictions on travel caused by COVID-19, the Company initially closed most of its resorts and suspended its onsite sales and marketing operations. The Company has taken several steps to enhance liquidity, preserve cash, reduce expenditures and provide financial flexibility, and the Company’s management is continuing to assess the evolving situation and will take actions as appropriate. These include measures such as: reductions in both salaries and workforce, including voluntary reductions in salaries by our executive leadership team; unpaid employee furloughs; temporary elimination of 401(k) matching; and deferral of all non-essential operating and capital expenditures.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Beginning in May 2020, the Company saw demand return for reservations, which suggests that demand to vacation continues to be strong despite economic uncertainty driven by COVID-19. As governmental authorities began to lift restrictions, the Company worked with health experts in establishing reopening safety protocols. The Company’s management implemented and trained team members on the “Diamond Standard of Clean.” Undertaking a phased approach since late May 2020, the Company has re-opened the majority of its Portfolio Properties and onsite sales centers, albeit at reduced capacity levels and revenue has not returned to pre-COVID-19 levels. Certain Club offerings and member benefits, such as cruise itineraries, remain unavailable. The Company continues to monitor travel restrictions and prioritize the safety of its customers and employees. This involves a continuous assessment of whether the closure of resorts is necessary due to potential tightening of government restrictions and the potential resurgence of coronavirus cases.

Based on the Company’s current estimates regarding the magnitude and length of the disruptions to business, the Company does not anticipate these disruptions will impact our ability to meet our obligations when due or our ability to maintain compliance with our debt covenants for at least the next 12 months. However, the ultimate magnitude and length of time that the disruptions from COVID-19 will continue is highly uncertain. This uncertainty will require the Company to continually assess the situation, including the impact of changes to government-imposed restrictions. Accordingly, our estimates regarding the magnitude and length of time that these disruptions will continue to impact the Company’s results of operations, cash flows and financial condition may change in the future and such changes could be material.

Note 2—Summary of Significant Accounting Policies

Significant Accounting Policies

Principles of Consolidation—The consolidated financial statements include the Company’s wholly-owned subsidiaries and entities in which the Company has a controlling financial interest, including certain variable interest entities (“VIEs”). When evaluating an entity for consolidation, the Company determines if the entity in which it holds a variable interest is a VIE. Management considers both quantitative and qualitative factors, including items such as the economics, design and control of the entity. If the Company is deemed to be the primary beneficiary of a VIE, the entity is consolidated. All intercompany balances have been eliminated in consolidation.

Certain reclassifications have been made to amounts in prior periods to conform to the current period presentation. All reclassifications have been applied consistently to the periods presented. The reclassifications had no impact on net (loss) income or total assets and liabilities.

Use of Estimates—The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These principles require the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Vacation Interests Sales, net—Vacation Interests sales consist of revenue from the sale of points, which can be utilized for vacations at any of the resorts in the Company’s network for varying lengths of stay. The Company sells VOIs through its sales centers which are primarily located in North America. Typical contracts include the sale of points-based VOIs, certain sales incentives in the form of additional points for use over a specified period of time, and membership in the Company’s points-based vacation Clubs, each of which represents separate and distinct performance obligations for which consideration is allocated based on the estimated stand-alone selling price of sales incentives and membership dues. The Company estimates stand-alone

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

selling price based on historical information, including expected breakage in contracts with multiple performance obligations, and allocates the remainder of the transaction price to the sale of points-based VOIs due to the variability in observable historical prices for traditional VOI sales.

The Company generally offers financing of up to 90% of the purchase price of its VOI contracts with a typical term of 10 years, for which the financed amount represents variable consideration. Variable consideration is estimated based on the expected value method to the extent that it is probable a significant reversal is not expected to occur. The Company estimates the expected value to be collected based on historical default rates and recognizes revenue net of amounts deemed to be uncollectible. Variable consideration that has not been included in the transaction price is presented as an allowance on Vacation Interests notes receivable. The Company analyzes its allowance for loan and contract losses quarterly and makes adjustments based on current trends in consumer loan delinquencies and defaults, the customer’s credit score and other criteria, if necessary. See “Note 6—Vacation Interests Notes Receivable and Allowance” for further detail.

The Company recognizes revenue related to its points-based VOIs when control of the points passes to the customer, which generally occurs after the expiration of the applicable statutory rescission period. For payment plans that restrict the use of points-based VOI products until a number of payments have been made, the Company recognizes revenue after the use restrictions have been lifted, which typically occurs after 90 days of the sale.

Management and Member Services Revenue—Management and member services revenue includes resort management fees charged to the VOAs and the members associations of the Diamond Collections (the “Collection Associations”), revenues from the Company’s operation of the Clubs and revenues from other ancillary services. These revenues are recorded and recognized as follows:

i.

The Company’s management contracts typically have initial terms of three to ten years, with automatic renewals. The Company earns management fee revenue based upon the terms of the Company’s management agreements with the VOAs and Collection Associations. Management fees are determined on a cost-plus basis, for which costs are reimbursed based on an amount established annually by the respective VOA’s or Collections Associations. Management fees are billed monthly and the Company reduces management fees for amounts it has paid to VOAs or Collections Associations for maintenance fees on Company-owned VOIs. The Company provides management services to the VOAs and Collections Associations over the duration of the arrangement which includes a number of activities related to the operations and maintenance of the resorts and associations. These services are substantially consistent from day to day, and therefore represent a series of distinct goods or services that are considered a single performance obligation for which revenue is recognized ratably over time as services are performed.

Cost reimbursements, such as payroll costs for Company employees who perform services under the management agreements, and the cost of property and liability insurance allocated by the Company to the VOAs and Collection Associations, are recorded on a gross basis in management and member services revenue and management and member services expense. Reimbursed corporate costs allocated to the VOAs and Collections are presented on a gross basis as management and member services revenue with the related expenses recorded primarily in management and member services expense and general and administrative expense. Management and member services revenue and expenses related to the Company’s annual maintenance fee assessments (for VOIs owned by the Company) are presented net in Vacation interests carrying cost, net.

ii.	Club membership represents a series of distinct goods or services, or days of member services for which each day is distinct, and is accounted for as a single performance obligation. The stand-alone

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

selling price is directly observable as the stated amount for membership dues invoiced by the Company and is recognized ratably over time. Membership contracts typically have a term of one year with payment due at the beginning of the year. Fees related to other ancillary services are recognized at the time when the member elects to purchase the additional services and the services have been provided.

iii.	The Company also earns revenue related to the provision of ancillary services at certain resorts, and these revenues are recognized when goods have been provided or services have been rendered.

Interest Revenue—The Company’s interest revenue consists primarily of interest earned on consumer loans, and is accrued based on the contractual provisions of the loan documents, which is suspended at the earlier of (i) the customer’s account becoming over 90 days delinquent, or (ii) the completion of cancellation or foreclosure proceedings. If payments are received while a consumer loan is considered delinquent, interest is recognized on a cash basis. Interest accrual resumes once a customer has brought the account current.

Other Revenue—Other revenue includes items such as collection fees paid by VOAs and Collections Associations, closing costs paid by purchasers on sales of VOIs, promotional VOI products for which the performance obligation is satisfied when a customer makes a reservation at an affiliate resort, late/impound fees assessed on consumer loans, and loan servicing fees earned for servicing third party portfolios.

Vacation Interests Cost of Sales—The Company applies the relative sales value method for relieving VOI inventory and recording the related cost of sales, under which cost of sales is calculated as a percentage of net sales using a cost-of-sales percentage ratio of total estimated cost to total estimated VOI revenue, including estimated future revenue and incorporating factors such as changes in prices and the recovery of VOIs. The effect of such changes in estimates under the relative sales value method is accounted for on a retrospective basis through corresponding current-period adjustments to inventory and cost of sales. See also “Unsold Vacation Interests” below.

Advertising, Sales and Marketing Costs—Advertising, sales and marketing costs are expensed as incurred, except for deferred costs directly related to VOI sales that are not eligible for revenue recognition. For the years ended December 31, 2020, 2019 and 2018, advertising expense recognized was $10.1 million, $12.9 million and $11.2 million, respectively.

Vacation Interests Carrying Cost, net—Vacation Interests carrying cost, net includes the maintenance fees and assessments paid or payable to the VOAs and the Collection Associations for VOIs owned by the Company, certain amounts paid or payable pursuant to the Company’s inventory recovery and assignment agreements with the VOAs and Diamond Collections for the recapture of VOIs (“IRAAs”).

To offset the Company’s Vacation Interests carrying costs, the Company rents VOIs for which it has rights to use to third parties on a short-term basis, and also generates revenue on sales incentives, including sales of sampler programs (“Sampler Packages”), which allow prospective owners to stay at a resort property on a trial basis. Revenue and the associated expenses for incentives is recognized as a net reduction to Vacation Interests carrying costs and is based on usage. The Company estimates breakage based on historical data and recognizes estimated breakage proportionately to when other customers use their incentives. Sales incentives and Sampler packages provide the customer with the right to reserve vacation stays typically over an average 18 month period. The Company has extended the term for points expiring in 2020 for up to 12 months due to travel restrictions caused by the COVID-19 pandemic.

Management and Member Services Expense—Management and member services expense includes: (i) certain costs associated with the provision of services under the management agreements with the VOAs and

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Collection Associations; (ii) the costs associated with the operation of the Clubs (including costs incurred for call centers, membership fees paid to a third-party exchange company on behalf of members of the Clubs, as applicable, and administrative expenses); and (iii) the costs to provide other ancillary services at certain resort locations.

Loan Portfolio Expense—Loan portfolio expense includes payroll and administrative costs of finance operations and credit card processing fees, as well as in-house collections performed on behalf of the VOAs. These costs are expensed as incurred.

Interest Expense—Interest expense related to the Company’s securitizations and Funding Facilities is classified as consumer financing interest expense on the consolidated statements of operations and comprehensive loss. Interest expense related to corporate debt is classified as corporate indebtedness interest expense on the consolidated statements of operations and comprehensive loss. See “Note 16—Borrowings” for the definition of Funding Facilities.

Stock-based Compensation Expense—The Company measures stock-based compensation awards using a fair value method and records the related expense in its consolidated statements of operations and comprehensive loss. See “Note 21—Stock-Based Compensation” for further detail on the Company’s stock-based compensation.

Income Taxes—The Company is subject to income taxes in the U.S. (including federal and state) and numerous foreign jurisdictions in which the Company operates. The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carry-forwards. The carrying amounts of deferred tax assets are required to be reduced by a valuation allowance if, based on the available evidence, it is “more-likely-than-not” that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on a “more-likely-than-not” realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the reversal of existing taxable temporary differences, the duration of statutory carry-forward periods, the Company’s experience with operating loss and tax credit carry-forwards not expiring unused, and tax planning alternatives.

The Company records a deferred tax asset for its net operating losses, a portion of which the use thereof is subject to limitations. As a result of uncertainties regarding the Company’s ability to utilize such net operating loss carry-forwards, the Company maintains a valuation allowance against the deferred tax assets attributable to these net operating losses.

The Company assesses uncertainty in income taxes using a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is “more-likely-than-not” that the position will be sustained on examination, based solely on the technical merits. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being sustained on examination. The Company considers many factors when evaluating and estimating the Company’s tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

Cash and Cash Equivalents—Cash and cash equivalents consist of cash, money market funds, and all highly-liquid investments purchased with an original maturity date of three months or less.

Cash in Escrow and Restricted Cash—Cash in escrow consists of deposits received on sales of VOIs that are held in escrow until the legal rescission period has expired. Restricted cash consists primarily of cash held for

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

the benefit of the note holders including the reserve and cash collections on certain Vacation Interests notes receivable that secure collateralized notes. Restricted cash also includes certain amounts collected on behalf of VOAs and deposits related to Vacation Interests notes receivable servicing agreements.

Vacation Interests Notes Receivable and Related Allowance—Vacation Interests notes receivable are recorded net of (i) deferred costs; (ii) any discount or premium; and (iii) the related allowance for losses. Origination costs incurred in connection with providing financing for VOIs are capitalized and amortized over the average life of Vacation Interests notes receivable as an adjustment to consumer financing interest revenue using the effective interest method.

The allowance for notes receivable losses is calculated using the Company’s historical default percentages and other factors such as economic conditions, industry trends, defaults and the age of past due amounts to analyze the adequacy of the allowance. Any adjustments to the allowance for Vacation Interests notes receivable are recorded within the provision for uncollectible Vacation Interests sales revenue.

See “Note 6—Vacation Interests Notes Receivable and Allowance” for more information on how Vacation Interests notes receivable are presented after giving effect to the Apollo Merger and the Company’s policy for recording impairments.

Due from Related Parties and Due to Related Parties—Amounts due from related parties and due to related parties consist primarily of transactions with VOAs or Collection Associations for which the Company acts as the management company. Due to related parties also includes amounts accrued related to the management agreement with Apollo and Reverence relating to the provision of management consulting and advisory services to the Company. See “Note 7—Transactions with Related Parties” for further detail.

Other Receivables, net—Other receivables, net consists primarily of Sampler Package receivables and interest receivable. The Company evaluates, among other things, defaults and the age of past due amounts to analyze the adequacy of the allowance for other receivables. The allowance for other receivables as of the years ended December 31, 2020 and 2019 was $2.2 million and $4.4 million, respectively.

Any adjustments to the allowance are recorded within management and member services revenue or Vacation Interests carrying cost, net.

Unsold Vacation Interests—Unsold Vacation Interests are valued at the lower of cost or fair value less costs to sell. The cost of unsold VOIs includes acquisition costs, undeveloped land, hard and soft construction costs (comprised of architectural and engineering costs incurred during construction), the cost incurred to recover inventory and other carrying costs (including interest, real estate taxes and other costs incurred during the construction period). The costs capitalized for recovered VOIs differ based on a variety of factors, including the method of recovery and the timing of the original sale. Costs are expensed as VOIs are sold to Vacation Interests cost of sales under the relative sales value method, described above. The Company also records Vacation Interests purchases in-transit, which are purchases of Vacation Interests from third parties for which title has not been transferred to the Company. These Vacation Interests purchases in-transit are included in prepaid expenses and other assets and are reclassified to unsold Vacation Interests upon successful transfer of title.

Property and Equipment, net—Property and equipment are recorded at either cost to acquire or construct or fair value in the case of assets acquired through a business combination. The costs of improvements that extend the useful life of property and equipment are capitalized when incurred, and all associated repair and maintenance costs are expensed as incurred.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Buildings and leasehold improvements are depreciated using the straight-line method over the lesser of the estimated useful lives, which range from one to 40 years, or the remainder of the lease terms. Furniture, office equipment, computer software and computer equipment are depreciated using the straight-line method over their estimated useful lives, which range from three to seven years.

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the estimated future cash flows expected to result from the use and eventual disposition of an asset is less than its net book value, an impairment loss is recognized. Measurement of an impairment loss is based on the fair value of the asset.

Goodwill—Goodwill represents the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. The Company does not amortize goodwill, but rather evaluates goodwill for potential impairment on an annual basis or at other times during the year if events or circumstances indicate that it is “more-likely-than-not” that the fair value of a reporting unit is below the carrying amount, including goodwill, which may include a qualitative assessment (a “step zero” assessment). If the qualitative assessment determines that it is not “more-likely- than-not” that the fair value of a reporting unit is less than its carrying value including goodwill, then no impairment is determined to exist for the reporting unit.

If the qualitative step zero assessment indicates that it is “more-likely-than-not” that the fair value of the reporting unit is less than its carrying value including goodwill, or the Company chooses to bypass the qualitative assessment, then goodwill is assessed for impairment. The Company performs its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The Company recognizes an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value.

Intangible assets—Definite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. See “Note 13—Other Intangible Assets, net” for information on estimated useful lives.

The Company reviews definite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the estimated future cash flows expected to result from the use and eventual disposition of an asset is less than its net book value, an impairment loss is recognized. Measurement of an impairment loss is based on the fair value of the asset. In relation to the intangible asset for management contracts, the Company has the intent and ability to renew the underlying management contracts and most of such contracts auto-renew.

Foreign Currency Translation—Assets and liabilities in foreign locations are translated into U.S. dollars using rates of exchange in effect at the end of the reporting period. Income and expense accounts are translated into U.S. dollars using average rates of exchange. The net gain or loss is shown as a translation adjustment and is included in other comprehensive (loss) income in the consolidated financial statements.

Other Comprehensive (Loss) Income—Other comprehensive (loss) income includes all changes in equity from non-owner sources such as foreign currency translation adjustments.

Fair Value Measurements—Fair value measurements affect the Company’s accounting and impairment assessments of its long-lived assets, assets acquired and liabilities assumed in an acquisition, and goodwill and other intangible assets. Fair value measurements also affect the Company’s accounting for certain of its financial assets and liabilities. Fair value is defined as the price that would be received to sell an asset or paid to transfer a

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

liability in an orderly transaction between market participants at the measurement date and is measured according to a hierarchy that includes: Level 1 inputs, such as quoted prices in an active market; Level 2 inputs, which are observable inputs for similar assets; and Level 3 inputs, which are unobservable inputs.

Recently Issued Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, “Income Taxes—Simplifying the Accounting for Income Taxes” (“ASU No. 2019-12”), which amends existing guidance related to calculating income taxes in interim periods and the recognition of franchise tax, among other clarifications. The new guidance is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company plans to adopt ASU No. 2019-12 on January 1, 2021, and is currently evaluating the standard to determine the impact of adoption on the Company’s financial statements.

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform” (“ASU No. 2020-04”), which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by the discontinuation of the London Interbank Offered Rate (“LIBOR”) or by another reference rate expected to be discontinued. These optional amendments were effective for all entities upon issuance and can be applied to certain contract modifications through December 31, 2022. The Company did not have any qualifying contract modifications in the year ended December 31, 2020 and will continue to evaluate whether this guidance impacts future contract modifications as they occur.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, “Leases” (“ASU No. 2016-02”). This standard establishes a right-of-use model that requires a lessee to record a right-of-use asset and a lease liability on the balance sheet for all leases with terms longer that 12 months. Leases are classified as either finance or operating. On January 1, 2019, the Company adopted ASU No 2016-02, and all the related amendments, using the modified retrospective method.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments” (“ASU No. 2016-13”), which requires the measurement of all expected credit losses for financial assets held as of the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. On January 1, 2020, the Company adopted ASU No. 2016-13 and all of the related amendments, which have been included in Accounting Standards Codifications as ASC 326—Financial Instruments—Credit Losses (“ASC 326”), on a prospective basis. As the Company’s historical approach for estimating allowance for loan losses aligns with the expected credit model required by ASU No. 2016-13, the adoption of this guidance did not have a material impact on the Company’s financial statements. See “Note 6—Vacation Interests Notes Receivable and Allowance” for additional disclosures related to the Company’s allowance for loan losses.

In August 2018, the FASB issued ASU No. 2018-15, “Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract” (“ASU No. 2018-15”), which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The Company adopted ASU No. 2018-15 on January 1, 2020 on a prospective basis. The adoption of this guidance did not have a material impact on the Company’s financial statements.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 3—Concentrations of Risk

Credit Risk—The Company offers financing to the buyers of VOIs and in most cases bears the risk of defaults on promissory notes delivered to it by these buyers. Generally, if a buyer defaults, the Company recovers the VOI to offer for resale, in which case the associated selling, marketing and administrative costs from the original sale are not recovered, and such costs must be incurred again to resell the VOIs. Although in many cases the Company may have recourse against a buyer of VOIs for the unpaid price, certain states have laws that limit the Company’s ability to recover personal judgments against customers who have defaulted on their loans. The Company has generally not pursued this remedy.

The Company maintains cash, cash equivalents, cash in escrow and restricted cash with various financial institutions located throughout North America, Europe and the Caribbean. A significant portion of the Company’s cash is maintained with a select few banks and is, accordingly, subject to credit risk. Periodic evaluations of the relative credit standing of financial institutions maintaining the deposits are performed to evaluate and mitigate, if necessary, any credit risk.

Availability of Funding Sources—The Company has historically funded Vacation Interests notes receivable and unsold Vacation Interests with borrowings through its financing facilities and internally generated funds. Borrowings are in turn repaid with the proceeds received by the Company from repayments of such Vacation Interests notes receivable. To the extent that the Company is not successful in maintaining or replacing existing financings, it may have to curtail its sales and marketing operations or sell assets, thereby resulting in a material adverse effect on the Company’s results of operations, cash flows and financial condition.

Geographic Concentration—Portions of the Company’s consumer loan portfolio have been concentrated in certain geographic regions within the U.S. The deterioration of the economic condition and financial well-being of the regions in which the Company has significant loan concentrations could adversely affect the results of operations for its consumer loan portfolio business. The credit risk inherent in such concentrations is dependent upon regional and general economic stability, which affects property values and the financial well-being of the borrowers. As of the years ended December 31, 2020 and 2019, the Company’s loans to California residents constituted 26.0% and 27.0%, respectively, of the consumer loan portfolio. No other state or foreign country concentration accounted for more than 10.0% of the portfolio.

Interest Rate Risk—Since a certain portion of the Company’s indebtedness bears interest at variable rates, any increase in interest rates, particularly if sustained, could have an adverse effect on the Company’s results of operations, cash flows and financial position. The Company may enter into derivative financial instruments on a periodic basis to mitigate this risk. See “Note 20—Fair Value Measurements” for additional information.

The Company derives net interest income from its financing activities because the interest rates it charges its customers who finance the purchase of their VOIs exceed the interest rates the Company pays to its lenders. Since the Company’s Vacation Interests notes receivable generally bear interest at fixed rates, increases in interest rates will erode the spread in interest rates that the Company has historically obtained.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 4—Revenue

The following represents revenue disaggregated by major products and services and revenue allocated to the Company’s performance obligations for the years ended December 31 (in millions):

	2020	2019
Vacation Interests Sales and Financing segment:
Vacation Interests sales, net	$245.9	$641.9
Consumer financing interest	103.9	104.3
Other revenue	42.6	75.6

Total segment revenues	$392.4	$821.8

Sales incentives (a)	$45.8	$119.5
Hospitality and Management Services segment:
Management services	$314.6	$344.8
Membership services	70.7	74.5
Other revenue	11.3	9.2

Total segment revenues	$396.6	$428.5

(a)	Sales incentives are treated as incidental operations and presented net within Vacation Interests carrying cost, net.

Contract balances and contract costs

The Company will recognize contract balances for deferred revenue related to payments collected before the Company’s performance obligations are met. For more detailed information about outstanding performance obligations see “Note 15—Deferred Revenues.”

The Company does not have material contract acquisition costs related to management and member services and pays sales commissions on the sale of VOIs. Incremental fees and commissions paid are not recoverable as those commissions paid related to the sale of points, therefore commissions related to the sale of points are recognized in connection with the sale. However, commissions related to incentives are recoverable and therefore capitalized as contract costs. These contract costs are recognized at the point in time that the revenue related to the incentive is recognized and included within Vacation Interests carrying cost, net on the consolidated statements of operations and comprehensive loss. Capitalized costs were $18.4 million and $19.1 million as of December 31, 2020 and 2019, respectively, and total amortization for the years ended December 31, 2020 and December 31, 2019 was $8.9 million and $24.2 million, respectively.

Note 5—Cash in Escrow and Restricted Cash

Cash in escrow and restricted cash consisted of the following as of December 31 of each of the following years (in millions):

	2020	2019
Securitization and Funding Facilities collection and reserve cash	$40.4	$47.2
Collected on behalf of VOAs	23.9	16.8
Escrow	10.7	22.6
Deposits related to Vacation Interests notes receivable servicing agreements	12.2	12.1
Other	5.7	3.6

Total cash in escrow and restricted cash	$92.9	$102.3

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 6—Vacation Interests Notes Receivable and Allowance

The Company provides financing to certain purchasers of VOIs, which are collateralized by their VOIs. Eligibility for this financing is principally dependent upon the customer’s Fair Isaac Corporation (“FICO”) credit scores and other factors, which are based on review of the customers’ credit history. As of December 31, 2020, Vacation Interests notes receivable bore interest at fixed rates between 5.0% and 24.0%. The Vacation Interests notes receivable originated by the Company generally have a term of 10 years and may be prepaid at any time without penalty. The weighted average interest rate of outstanding Vacation Interests notes receivable was 15.2% and 15.0% as of December 31, 2020 and 2019, respectively.

The Company’s accrued interest on Vacation Interest notes receivable is accrued based on the contractual provisions of the loan documents, which is suspended at the earlier of (i) the customer’s account becoming over 90 days delinquent, or (ii) the completion of cancellation or foreclosure proceedings. If payments are received while a consumer loan is considered delinquent, interest is recognized on a cash basis. Interest accrual resumes once a customer has brought the account current. Based the Company’s policy to timely charge-off accrued interest, the Company does not require an allowance for credit losses for accrued interest receivables. Write-offs related to accrued interest receivables included in consumer financing interest revenue were $11.6 million and $6.5 million for the years ended December 31, 2020 and 2019, respectively. Accrued interest receivables are presented in other receivables on the balance sheet and were $8.6 million and $10.4 million as of December 31, 2020 and 2019, respectively.

The Company charges off Vacation Interests notes receivable upon the earlier of: (i) the customer’s account becoming over 120 days delinquent; or (ii) the completion of cancellation or foreclosure proceedings. Vacation Interests notes receivable—securitized are collateralized against the Company’s various borrowings which are included in Securitization notes and Funding Facilities, net in the accompanying consolidated balance sheets. See “Note 9—Variable Interest Entities” and “Note 16—Borrowings” for further detail.

As a result of COVID-19 on the current economic environment, the Company has offered one to six month payment deferrals on eligible Vacation Interests note receivable during 2020. As of December 31, 2020, the principal balance of originated and acquired notes included in payment deferral programs was $27.5 million and $4.8 million, respectively.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Vacation Interests notes receivable, net as of December 31 of each of the years presented below, consisted of the following (in millions):

	2020	2019
Vacation Interests notes receivable—securitized	$707.3	$741.4
Vacation Interests notes receivable—other	213.1	366.5

Total Vacation Interests notes receivable	920.4	1,107.9
Originated Vacation Interests notes receivable:
Vacation Interests notes receivable	812.6	933.6
Allowance for loan losses	(307.8)	(299.8)
Deferred origination costs, net and other	12.9	19.6

Originated Vacation Interests, notes receivable, net	517.7	653.4
Acquired Vacation Interests notes receivable: (a)(b)
Vacation Interests notes receivable	107.8	174.3
Allowance for credit losses	(27.7)	(36.8)
Non-credit premium	11.7	20.6

Acquired Vacation Interests, notes receivable, net	91.8	158.1

Total Vacation Interests notes receivable, net	$609.5	$811.5

(a)	The amortized cost of acquired Vacation Interest cost receivable was $119.5 million and $194.9 million as of December 31, 2020 and 2019, respectively.
(b)	Amounts as of December 31, 2019 represent post ASU 2016-13 adoption balances as of January 1, 2020. See Acquired Notes disclosure herein.

The following reflects the contractual principal maturities of Vacation Interests notes receivable for each of the following years (in millions):

2021	$74.5
2022	82.2
2023	90.2
2024	98.4
2025	106.4
2026 and thereafter	468.7

Total	$920.4

Originated Notes

As described in “Note 2—Summary of Significant Accounting Policies,” the Company adopted ASU No. 2016-13 and the related amendments which have been included in ASC 326 as of January 1, 2020. The allowance for loan losses on the Company’s originated Vacation Interests notes receivable represents an estimate of variable consideration for the implicit right of return on financed VOI sales. Variable consideration is estimated based on the expected value method to the extent that it is probable a significant reversal is not expected to occur.

The Company’s historical estimates for variable consideration on originated notes aligns with the expected credit loss model required by ASU 2016-13, which requires the evaluation of past events, current economic conditions as well as expectations for the future based on reasonable and supportable forecasts, The Company’s allowance for loan losses is recorded on an undiscounted basis.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Due to the closure of most reports and sales centers and the current economic downturn resulting from COVID-19, the Company evaluated the potential impact of COVID-19 on its loan loss allowance. Due to expected increases in defaults as a result of the economic downturn, the Company’s provision for uncollectible Vacation Interests sales of $215.3 million for the year ended December 31, 2020, include an incremental loan loss allowance related to COVID-19 of $45.0 million recognized in the first quarter of 2020.

Estimating the amount of the incremental loan loss allowance for COVID-19 involved the use of significant estimates and assumptions. management based its estimates on a combination of several factors, including Company’s historical default data during the most recent recession in 2008, industry data, and the Company’s recent aging trends. The Company has updated its analysis as of December 31, 2020 and will continue to monitor this estimate as more information becomes available.

Activity in the allowance for loan losses associated with originated Vacation Interests notes receivable consisted of the following for the years ended December 31, presented below (in millions):

	2020	2019	2018
Balance, beginning of period	$299.8	$242.2	$152.9
Provision for uncollectible Vacation Interests sales (a)	215.4	229.2	196.3
Write-offs, net	(207.4)	(171.6)	(107.0)

Balance, end of year	$307.8	$299.8	$242.2

(a)

The provision for uncollectible Vacation Interests sales shows activity in the allowance for loan and contract losses associated with Vacation Interest notes receivable and includes adjustments related to deferred revenue.

The Vacation Interests notes receivable, net balance related to originated notes also includes deferred origination costs. Vacation Interests notes receivable origination costs incurred in connection with providing financing for VOIs are capitalized and amortized over the estimated life of Vacation Interests notes receivable as a decrease to consumer financing interest revenue using the effective interest method. Amortization of deferred origination costs charged to consumer financing interest revenue were $18.0 million, $19.1 million and $16.1 million, for the years ended December 31, 2020, 2019 and 2018, respectively.

Acquired Notes

The Company’s Vacation Interest Notes receivable originated prior to the Apollo Merger, or acquired notes, were historically accounted for using the expected cash flows method of recognizing discount or premium accretion based on the acquired notes’ expected cash flows pursuant to ASC 310-30, “Loans acquired with deteriorated credit quality.” The Company’s historical estimates for expected cash flows on acquired notes aligns with the expected credit loss model required by ASU 2016-13, which requires the evaluation of past events, current economic conditions as well as expectations for the future based on reasonable and supportable forecasts. The Company’s allowance for credit losses is recorded on an undiscounted basis.

Due to current economic downturn resulting from COVID-19, the Company evaluated the potential impact of COVID-19 on the allowance for credit losses on its acquired notes. Due to expected increases in defaults as a result of the economic downturn, the Company’s increased its allowance for credit losses by $14.1 million in the first quarter of 2020 using similar estimates and assumptions used in its estimate for the allowance for loan losses on originated notes. The incremental credit loss is included in impairment and other write-offs in the consolidated statement of operations and comprehensive loss. The Company has updated its analysis as of December 31, 2020 and will continue to monitor this estimate as more information becomes available.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Activity in the allowance for credit losses associated with acquired Vacation Interests notes receivable consisted of the following (in millions):

Year ended December 31, 2020
Balance as of December 31, 2019	$—
Impact of adoption ASU 2016-13	36.8

Balance as of January 1, 2020	36.8
Increase in allowance for credit losses	14.1
Write-offs, net	(23.2)

Balance, end of period December 31, 2020	$27.7

Credit Quality Indicators—Originated Notes

The Company obtains and evaluates FICO credit scores when each loan is underwritten. Below is a summary of the credit quality (at time of origination) and aging based upon principal maturities of the Company’s originated loans as of the dates presented below (in millions):

As of December 31, 2020
FICO Scores	Current	31-60	61-90	91-120	Total
>799	$86.1	$1.7	$1.3	$1.1	$90.2
700-799	442.8	9.6	7.2	5.8	465.4
600-699	203.9	7.3	5.0	4.4	220.6
<600	23.7	1.4	1.1	0.8	27.0
No FICO Scores	8.6	0.5	0.2	0.1	9.4

	$765.1	$20.5	$14.8	$12.2	$812.6

As of December 31, 2019
FICO Scores	Current	31-60	61-90	91-120	Total
>799	$104.0	$1.4	$1.2	$0.8	$107.4
700-799	527.7	11.4	9.5	8.0	556.6
600-699	221.8	7.3	6.5	5.5	241.1
<600	17.8	0.9	0.5	1.0	20.2
No FICO Scores	7.6	0.3	0.3	0.1	8.3

	$878.9	$21.3	$18.0	$15.4	$933.6

Below is a summary of the credit quality by origination year of the Company’s originated loans as of the dates presented below (in millions):

As of December 31, 2020
FICO Scores	2020	2019	2018	2017	2016 & Prior	Total
>799	$42.8	$26.1	$13.1	$6.6	$1.6	$90.2
700-799	176.5	146.7	85.5	46.8	9.9	465.4
600-699	71.4	76.3	44.8	23.0	5.1	220.6
<600	11.2	10.0	4.3	1.5	—	27.0
No FICO Credit Scores	4.6	2.3	1.1	0.7	0.7	9.4

	$306.5	$261.4	$148.8	$78.6	$17.3	$812.6

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

As of December 31 2019
FICO Scores	2019	2018	2017	2016 & Prior	Total
>799	$66.4	$26.3	$12.6	$2.1	$107.4
700-799	303.8	155.6	80.3	16.9	556.6
600-699	119.3	76.1	37.5	8.2	241.1
<600	10.7	6.7	2.3	0.5	20.2
No FICO Credit Scores	4.0	2.8	1.3	0.2	8.3

	$504.2	$267.5	$134.0	$27.9	$933.6

The “No FICO Credit Scores” category in the table above is primarily comprised of customers who live outside of the Unites States and Canada.

Credit Quality Indicators—Acquired Notes

Below is a summary of the credit quality (at time of origination) and aging based upon principal maturities of the Company’s acquired notes as of the dates presented below (in millions):

As of December 31, 2020
FICO Scores	Current	31-60	61-90	91-120	Total
>799	$8.0	$0.2	$—	$—	$8.2
700-799	56.7	1.1	0.6	0.5	58.9
600-699	33.6	1.1	0.9	0.3	35.9
<600	2.7	0.2	—	0.1	3.0
No FICO Credit Scores	1.6	0.1	0.1	—	1.8

	$102.6	$2.7	$1.6	$0.9	$107.8

As of December 31, 2019
FICO Scores	Current	31-60	61-90	91-120	Total
>799	$13.3	$0.2	$0.2	$0.1	$13.8
700-799	91.1	2.2	1.5	1.0	95.8
600-699	52.6	2.3	1.1	1.1	57.1
<600	3.6	0.2	0.2	0.1	4.1
No FICO Credit Scores	3.2	0.1	0.1	0.1	3.5

	$163.8	$5.0	$3.1	$2.4	$174.3

Below is a summary of the credit quality by origination year of the Company’s acquired notes as of the dates presented below (in millions):

As of December 31, 2020
FICO Scores	2020	2019	2018	2017	2016 & Prior	Total
>799	$0.1	$0.8	$0.7	$1.2	$5.4	$8.2
700-799	1.6	4.0	5.7	8.9	38.7	58.9
600-600	0.7	2.0	2.3	4.8	26.1	35.9
<600	0.2	0.2	0.1	0.2	2.3	3.0
No FICO Credit Scores	0.1	—	0.1	0.1	1.5	1.8

	$2.7	$7.0	$8.9	$15.2	$74.0	$107.8

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

As of December 31, 2019
FICO Scores	2019	2018	2017	2016 & Prior	Total
>799	$1.1	$1.4	$2.0	$9.3	$13.8
700-799	4.8	9.3	14.1	67.6	95.8
600-600	2.4	3.6	7.2	43.9	57.1
<600	0.2	0.2	0.2	3.5	4.1
No FICO Credit Scores	0.1	0.1	0.1	3.2	3.5

	$8.6	$14.6	$23.6	$127.5	$174.3

Acquired notes receivable disclosed as originating subsequent to the Apollo Merger date represent sales upgrade transactions.

Note 7—Transactions with Related Parties

Apollo and Apollo Funds

In connection with the Apollo Merger, the Company entered into a management consulting agreement with Apollo and Reverence Capital Partners, L.P. (“Reverence”), relating to the provision of management consulting and advisory services to the Company. Under the terms of the agreement, the Company is required to pay to affiliates of Apollo and Reverence an annual fee equal to the greater of $5.0 million or 2% of Pro Forma Adjusted EBITDA (as defined in the indenture governing the First Lien Notes, or the “First Lien Notes Indenture”). See “Note 16—Borrowings” for additional detail on the First Lien Notes. The agreement has a term of eight years, with 12-month auto renewals on the eighth and the ninth anniversaries of the Apollo Merger, and the maximum term of the agreement is 10 years. For the years ended December 31, 2020, 2019, and 2018, fees incurred under the agreement were $6.0 million, $10.7 million and $7.9 million, respectively, and are included in general and administrative expense. Amounts due under this agreement and included in due to related parties, net were $0.7 million and $2.1 million as of December 31, 2020 and 2019, respectively.

Due from Related Parties, Net and Due to Related Parties, Net

Amounts due from related parties consist primarily of transactions with VOAs or Collection Associations for which the Company acts as the management company. Due from related parties transactions include management fees and other charges related to the VOAs and Collections for the Company’s role as the management company according to a pre-determined schedule approved by the board of directors at each VOA and Collection Association.

Amounts due to related parties transactions include: (i) maintenance fees and assessments owed to the VOAs and Collection Associations for VOIs owned by the Company; (ii) amounts due to VOAs and Collection Associations under the inventory assignment and recovery agreements (“IRAAs”); (iii) cleaning fees owed to the VOAs for room stays paid by the Company’s customers or by a Club on behalf of a member where the frequency of the cleans exceed those covered by the respective maintenance fees; and (iv) amounts due to Apollo and Reverence.

Amounts due from and due to the same related party are presented net on the balance sheet, if a right of offset exists within the agreement.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Due from related parties, net consisted of the following as of December 31 of each of the following years (in millions):

	2020	2019
Amounts due from VOAs and Collection Associations	$42.1	$49.9
Amounts due from other	—	—

Total due from related parties, net	$42.1	$49.9

Due to related parties, net consisted of the following as of December 31 of each of the following years (in millions):

	2020	2019
Amounts due to VOAs and Collection Associations	$14.3	$9.0
Amounts due to other	0.7	2.1

Total due to related parties, net	$15.0	$11.1

Management Services

Included within the amounts reported as management and member services revenue are revenues from resort management services provided to the VOAs and the Collection Associations. For the years ended December 31, 2020, 2019 and 2018, these amounts totaled $253.5 million, $253.5 million and $230.0 million, respectively. Management and member services revenue for the year ended December 31, 2018 includes a $14.3 million reduction related to a one-time adjustment for certain net cost savings and other reductions in reimbursable expenses in a prior year, which were approved in 2018.

Note 8—Prepaid Expenses and Other Assets

Prepaid expenses and other assets consisted of the following as of December 31 of each of the years presented below (in millions):

	2020	2019
Vacation Interests purchases in-transit	$115.6	$102.7
Right-of-use assets	21.3	28.0
Deferred commissions	18.4	19.1
Prepaid insurance	16.0	14.3
Prepaid sales and marketing costs	4.2	7.7
Debt issuance costs, net	5.6	5.7
Other	21.7	31.8

Total prepaid expenses and other assets	$202.8	$209.3

See “Note 2—Summary of Significant Accounting Policies” for a discussion of Vacation Interests purchases in-transit.

Note 9—Variable Interest Entities

The Company sells pools of qualifying Vacation Interests notes receivable to special purpose entities (“SPEs”), with qualification based on factors such as the credit strength of the VOI purchaser. The notes are

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

securitized through SPEs, with such SPEs being legally separate entities from the Company. The activities of these SPEs are limited primarily to purchasing qualifying Vacation Interests notes receivable from the Company and issuing debt securities and/or borrowing under a debt facility to facilitate such purchases. The notes held by the SPEs are not available to creditors of the Company and are not legal assets of the Company, nor is the debt that is securitized through the SPEs a legal liability of the Company.

The Company has determined that it is the primary beneficiary of these SPEs, and consequently consolidates such entities. The Company does not recognize gains or losses resulting from these securitizations at the time of sale to the SPEs, and recognizes interest income over the contractual life of the securitized notes and services the securitized notes under negotiated servicing agreements.

The assets and liabilities of these consolidated SPEs as of December 31 of each of the years presented below consisted of the following (in millions):

	2020	2019
Securitized notes receivable, gross (a)	$707.3	$741.4
Securitized restricted cash (b)	39.5	45.3
Interest receivable on securitized notes receivable (c)	6.2	6.5

Total SPE assets (d)	753.0	793.2

Securitized term notes (e)	498.5	716.3
Funding Facilities (e)	155.7	3.4
Other liabilities	3.0	2.7

Total SPE liabilities (e)	657.2	722.4

SPE assets in excess of SPE liabilities	$95.8	$70.8

(a)	This amount does not include the allowance for uncollectible Vacation Interests notes receivable, and is included in Vacation Interests notes receivable, net on the consolidated balance sheets.
(b)	Included in cash in escrow and restricted cash on the consolidated balance sheets.
(c)	Included in other receivables, net on the consolidated balance sheets.
(d)	Excludes $3.0 million and $3.9 million of debt issuance costs included in prepaid and other assets in the consolidated balance sheets as of December 31, 2020 and 2019, respectively.
(e)

Excludes $12.0 million and $14.4 million of debt issuance costs included in securitization notes and Funding Facilities, net on the consolidated balance sheets as of December 31, 2020 and 2019, respectively.

Interest income and interest expense related to the Company’s securitized Vacation Interests notes receivable and securitized term notes and warehouse and conduit facilities (“Funding Facilities”) are recorded in consumer financing interest revenue and consumer financing interest expense, respectively, on the consolidated statements of operations and comprehensive loss. The amounts are as follows for each of the years ended December 31, presented below (in millions):

	2020	2019	2018
Interest income	$99.3	$100.4	$94.5
Interest expense	$29.7	$34.0	$30.0

For the years ended December 31, 2020, 2019 and 2018, interest expense in the table above excludes amortization of original issue discount and debt issuance costs related to securitized debt of $5.0 million, $5.5 million and $7.1 million, respectively. See “Note 6—Vacation Interests Notes Receivable and Allowance” and “Note 16—Borrowings” for additional details.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 10—Unsold Vacation Interests

Unsold Vacation Interests as of December 31 of each of the years presented below consisted of the following (in millions):

	2020	2019
Completed unsold Vacation Interests	$574.7	$573.4
Undeveloped land	68.9	68.9
Vacation Interests construction in progress	6.7	6.3

Unsold Vacation Interests	$650.3	$648.6

The Company benefited from $18.7 million in adjustments to Vacation Interests cost of sales resulting from current-period changes in estimates under the relative sales value method, which resulted in an increase to the carrying value of unsold Vacation Interests as of December 31, 2020.

The Company recognized $4.1 million in adjustments to Vacation Interests cost of sales resulting from current-period changes in estimates under the relative sales value method, which resulted in a decrease to the carrying value of unsold Vacation Interests as of December 31, 2019.

Note 11—Property and Equipment, Net

Property and equipment, net as of December 31 of each of the years presented below consisted of the following (in millions):

	2020	2019
Land and improvements	$105.6	$105.4
Buildings and leasehold improvements	236.9	220.2
Computer software	68.0	59.8
Furniture and office equipment	25.1	24.8
Computer equipment	21.8	20.5
Construction in progress	25.3	24.6

Property and equipment, gross	482.7	455.3
Less accumulated depreciation	(122.5)	(89.7)

Property and equipment, net	$360.2	$365.6

On August 21, 2018, the Company entered into a purchase and sale agreement to sell undeveloped land with a carrying value of $6.4 million for a selling price of $7.0 million. During the year ended December 2019, when the sale became probable of being completed, the Company reclassified the undeveloped land from property and equipment, net to assets held for sale in the consolidated balance sheet as of December 31, 2019. The sale closed in January 2020.

For the years ended December 31, 2020, 2019 and 2018, depreciation expense related to property and equipment was $32.8 million, $33.9 million and $30.3 million, respectively.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 12—Goodwill

The carrying amount of goodwill by reportable segment are as follows (in millions):

	Hospitality and Management Services (a)	Vacation Interests Sales and Financing (b)	Total Company
Balance as of December 31, 2018	$881.6	$103.4	$985.0
Impact of currency translation adjustment	—	—	—

Balance as of December 31, 2019	881.6	103.4	985.0
Goodwill impairment	—	(103.4)	(103.4)
Impact of currency translation adjustment	—	—	—

Balance as of December 31, 2020	$881.6	$—	$881.6

(a)	Accumulated goodwill impairment was $24.4 million for all periods presented.
(b)	Accumulated goodwill impairment was $141.2 million and $37.8 million as of December 31, 2020 and December 31, 2019, respectively.

As a result of global economic uncertainty and the closure of most of the Company’s resorts and sales centers due to COVID-19 during the first quarter of 2020, the Company tested goodwill recorded on its North America Vacation Interests sales and financing (“NA VISF”) reporting unit for impairment by comparing the fair value of the NA VISF reporting unit to its carrying value, including goodwill.

The fair value of the NA VISF reporting unit was determined using a combination of both an income approach, based on the present value of discounted cash flows, and a market approach. Due to current market volatility and lack of reliable market data, the Company determined that the income approach provided a more reliable estimate of the fair value of the NA VISF reporting unit. As a result of this analysis, the Company recognized a full impairment charge totaling $103.4 million in its Vacation Interests sales and financing reportable segment during the first quarter of 2020, which resulted in tax benefit of $2.5 million.

The Company’s estimate of fair value of the NA VISF reporting unit was performed using Level 3 inputs utilizing estimated future cash flows discounted at rates commensurate with the capital and cost of capital of comparable market participants. The income approach requires several assumptions including those regarding future revenue growth, EBITDA (earnings before interest, taxes, depreciation and amortization) margins, and capital expenditures, which are the basis for information used in the discounted cash flow model. The weighted-average cost of capital used in the income approach ranged from 12.5% to 13.0%, with a terminal revenue growth rate of 3.0%.

There were no impairments of goodwill during the year ended December 31, 2019.

Note 13—Other Intangible Assets, Net

Other intangible assets, net consisted of the following as of December 31, 2020 (in millions):

	Asset Lives	Gross Carrying Cost	Accumulated Amortization	Net Book Value
Management contracts	14 to 27	$994.5	$(158.6)	$835.9
Member relationships and the Clubs	5 to 8	234.5	(155.7)	78.8
Trade names and other intangible assets	6 to 20	148.9	(50.5)	98.4

Total other intangible assets		$1,377.9	$(364.8)	$1,013.1

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Other intangible assets, net consisted of the following as of December 31, 2019 (in millions):

	Asset Lives	Gross Carrying Cost	Accumulated Amortization	Net Book Value
Management contracts	14 to 27	$993.5	$(121.5)	$872.0
Member relationships and the Clubs	5 to 8	234.4	(119.8)	114.6
Other intangible assets	6 to 20	148.7	(38.7)	110.0

Total other intangible assets		$1,376.6	$(280.0)	$1,096.6

For the years ended December 31, 2020, 2019 and 2018, amortization expense for other intangible assets was $84.3 million, $84.4 million and $83.6 million, respectively.

The following reflects the estimated future aggregate amortization expense for intangible assets for the following years as of December 31, 2020 (in millions):

2021	$84.3
2022	74.9
2023	54.6
2024	51.7
2025	46.1
2026 and thereafter	701.5

Total	$1,013.1

Note 14—Accrued Liabilities

Accrued liabilities consisted of the following as of December 31 of each of the following years (in millions):

	2020	2019
Accrued payroll and related	$29.7	$43.3
Accrued other taxes	40.7	38.9
Accrued litigation	8.2	37.8
Accrued interest	35.8	35.6
Accrued marketing expenses	22.7	29.8
Accrued lease liability	23.0	29.6
Accrued commissions	9.2	19.5
Accrued third-party inventory recovery and repurchase liability	11.1	14.7
Accrued insurance	13.2	11.8
Accrued professional fees	9.2	9.1
Liability for unrecognized tax benefit (a)	7.1	7.1
Other	23.7	19.8

Total accrued liabilities	$233.6	$297.0

(a)	See “Note 18—Income Taxes” for additional information related to this item.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 15—Deferred Revenues

Deferred revenues consisted of the following as of December 31 of each of the following years (in millions):

	2020	2019
Deferred sales incentives revenue	$93.0	$104.3
Deferred membership services revenue	16.1	22.1
Deferred VOI sales revenue	9.9	5.8
Deferred management fee revenue	9.3	8.3
Deferred maintenance fee revenue	8.4	7.7
Accrued guest deposits	2.0	3.2
Other	7.7	6.8

Total deferred revenues	$146.4	$158.2

The following table presents changes in deferred revenues for the years ended December 31 presented below (in millions):

	2020	2019
Balance beginning of period	$158.2	$175.4
Additional deferrals	185.7	248.1
Amounts recognized in revenue	(199.3)	(264.3)
Impacts of foreign currency translation	1.8	(1.0)

Balance, end of period	$146.4	$158.2

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 16—Borrowings

The Company’s indebtedness consisted of the following as of the dates presented below ($ in millions):

	December 31, 2020							December 31, 2019
	Principal Balance	Stated or Weighted Average Interest Rate	Maturity		Gross Amount of Vacation Interests Notes Receivable as Collateral	Borrowing / Funding Availability		Principal Balance
Senior Facilities	$865.0	4.80%	9/2/2023	(4)	$—	$92.0		$873.9
Original issue discount and debt issuance costs related Senior Facilities	(26.9)							(35.7)
First Lien Notes	500.0	7.75%	9/1/2023		—	—		500.0
Senior Notes	591.0	10.75%	9/1/2024		—	—		591.0
Original issue discount and debt issuance costs related to First Lien Notes and Senior Notes	(29.4)				—	—		(36.4)
Notes payable-insurance policies and other	6.7	3.1%	Various		—	—		11.2

Total Corporate Indebtedness, net	1,906.4				—	92.0		1,904.0

Quorum Facility	1.2	4.1%	Various		4.3	—		3.4
Diamond Resorts Owner Trust 2016-1	19.5	3.1%	11/20/2028		21.5	—		26.7
Diamond Resorts Owner Trust 2017-1	62.9	3.5%	10/22/2029		65.9			85.9
Diamond Resorts Owner Trust 2018-1	147.8	4.1%	1/21/2031		155.7	—		207.0
Diamond Resorts Owner Trust 2019-1	251.8	3.3%	2/20/2032		250.9	—		366.3
Premium Yield Facility	16.5	4.8%	3/20/2031		24.6	—		30.4
Funding Facilities	154.5	2.7%	Various		184.4	520.5		—
Original issue discount and debt issuance costs related to Securitization notes	(12.0)							(14.4)

Securitization notes and Funding Facilities, net (1)	642.2		Various		707.3	520.5	(2)	705.3

Total (3)	$2,548.6				$707.3	$612.5		$2,609.3

(1)	Non-recourse indebtedness.
(2)

Borrowing / funding availability is calculated as the difference between the maximum commitment amount and the outstanding principal balance; however, the actual availability is dependent on the amount of eligible VOI notes receivable that serve as the collateral for such borrowings.

(3)	Excludes debt issuance costs associated with Funding Facilities and the Revolving Credit Facility which are included in prepaid expenses and other assets in the consolidated balance sheet.
(4)	The Revolving Credit Facility has a maturity date of June 2, 2023.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Senior Facilities

On September 2, 2016, DRII entered into an $800.0 million senior secured financing (the “Senior Facilities”) consisting of: (i) a $700.0 million term loan facility with a maturity of seven years (the “Term Loan Facility”); and (ii) a $100.0 million revolving credit facility with a maturity of five years (the “Revolving Credit Facility”). DRII may request one or more incremental term loan facilities and/or increase commitments under the Revolving Credit Facility in an aggregate amount of up to the sum of (i) $275.0 million plus (ii) an additional amount if the Company attains certain leverage ratios, subject to certain conditions and receipt of commitments by existing or additional lenders.

On April 16, 2018, the Company entered into an incremental assumption agreement with certain lenders of our Senior Facilities to borrow an additional principal amount of $200.0 million of term loans (the “Incremental Term Loans”). The terms, conditions, and covenants applicable to the Incremental Term Loans are consistent with those of the existing term loans under the Senior Facilities. The net proceeds of the Incremental Term Loans were used to finance the acquisition of the Modern and to pay fees and expenses in connection therewith.

On June 15, 2018, the Company repriced the $889.5 million of term loans outstanding under the Senior Facilities (the “Repricing”). The Repricing effectively replaced DRII’s existing senior secured term loans (the “Existing Term Loans”) with senior secured term loans which bear interest equal to, at the option of DRII, either (a) a London interbank offered rate (“LIBOR”) determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowing, adjusted for certain additional costs, subject to a 1.00% floor, or (b) a base rate determined by reference to the highest of: (i) the federal funds rate plus 0.50% per annum; (ii) the prime rate quoted by The Wall Street Journal (or another similar rate as determined by the administrative agent); or (iii) the one-month adjusted LIBOR plus 1% per annum, in each case plus an applicable margin of 3.75% for LIBOR loans and 2.75% for base rate loans (the “Repricing Term Loans”). The Repricing Term Loans bear a lower interest rate and have the same maturity date as the Existing Term Loans.

DRII is required to pay a $2.2 million quarterly principal payment in respect of the Term Loan Facility and a commitment fee, at a rate equal to 0.5% per annum, to the lenders under the Revolving Credit Facility in respect of any unutilized commitments thereunder. The interest rate for borrowings under the Revolving Credit Facility is subject to a step-down of 50 basis points per annum based on an achievement of certain net first lien senior secured leverage ratios. DRII is also required to pay customary agency fees as well as letter of credit participation fees on the daily stated amount of outstanding letters of credit and a fronting fee computed at a rate equal to 0.125% per annum on the daily stated amount of each letter of credit. Commencing with the year ended December 31, 2017, the Senior Facilities requires prepayments of excess cash flow (as defined in the credit agreement) which are subject to acceptance by the lenders. The Company expects that the required prepayment due in April 2021, if any, will not be material.

All obligations under the Senior Facilities are secured by a pledge of DRII’s capital stock and substantially all of DRII’s assets and those of each subsidiary guarantor, including capital stock of the domestic subsidiary guarantors and 65% of the capital stock of the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to certain exceptions. Such security interests consist of a first-priority lien with respect to the collateral.

The Senior Facilities provides for a $100.0 million revolving credit facility. On August 12, 2020 and September 16, 2020, the Company entered into incremental assumption agreements with certain lenders of the Senior Facilities primarily to extend the maturity of an aggregate $100.0 million of revolving facility commitments from September 2, 2021 to June 2, 2023.

As of December 31, 2020, $8.0 million was committed to outstanding letters of credit. After consideration of the letter of credit commitments, $92.0 million of additional borrowing capacity is available as of

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

December 31, 2020. To manage exposure to interest rate increases on variable rate debt, the Company enters into interest rate swap contracts. Refer to “Note 20—Fair Value Measurements” for additional information.

First Lien Notes

On August 31, 2016, Dakota Merger Sub completed the offering of the $500.0 million first-priority senior secured notes due September 1, 2023 (the “First Lien Notes”). On September 2, 2016, upon the completion of the Apollo Merger, DRII continued its existence as the issuer of the First Lien Notes and the proceeds of the First Lien Notes were released from escrow to fund the Apollo Merger and to pay related fees and expenses.

DRII may redeem the First Lien Notes at its option, in whole at any time or in part from time to time, at the redemption prices set forth in the indenture governing the First Lien Notes. DRII’s obligations under the First Lien Notes and the First Lien Notes Indenture are guaranteed, jointly and severally, on a senior secured first-priority basis, by each of DRII’s present and future direct and indirect wholly-owned material domestic subsidiaries that guarantee its Senior Facilities. The First Lien Notes and the related guarantees are secured by first-priority security interests in the collateral owned by DRII and the subsidiary guarantors that also secure the Senior Facilities, subject to certain permitted liens and exceptions as further described in the First Lien Notes Indenture and the related security documents.

Senior Notes

On August 31, 2016, Dakota Merger Sub completed the offering of the $600.0 million senior notes due on September 1, 2024 (the “Senior Notes”). On September 2, 2016, upon the completion of the Apollo Merger, DRII continued its existence as the issuer of the Senior Notes and the proceeds of the Senior Notes were released from escrow to fund the Apollo Merger and to pay related fees and expenses.

DRII may redeem the Senior Notes at its option, in whole at any time or in part from time to time, at the redemption prices set forth in the indenture governing the Senior Notes (the “Senior Notes Indenture”). DRII’s obligations under the Senior Notes and the Senior Notes Indenture are guaranteed, jointly and severally, on a senior unsecured basis, by each of DRII’s present and future direct or indirect wholly-owned material domestic subsidiaries that guarantee its Senior Facilities.

On December 19, 2018, DRII entered into an agreement with an agent to execute the repurchase of Senior Notes through open market purchases (the “Bond Repurchase Plan”). The Company repurchased an aggregate principal amount of $9.0 million of the Senior Notes. The Bond Repurchase Plan expired on June 15, 2019.

Securitization notes and Funding Facilities, net

As discussed in “Note 9—Variable Interest Entities,” the Company issues debt through the securitization of Vacation Interests notes receivable and enters into Funding Facilities, which are issued through SPEs.

As of December 31, 2020, the Company’s securitized debt of $654.2 million, excluding debt issuance costs, was collateralized by $707.3 million of underlying gross Vacation Interests notes receivable and related assets.

Funding Facilities

The Company enters into Funding Facilities, which are issued through SPEs (see “Note 9—Variable Interest Entities”). The Company’s Funding Facilities bear a variable interest rate plus a margin and are subject to non-use fees. Borrowing under the Funding Facilities are non-recourse to the Company (other than the applicable wholly-owned special purpose borrower) and contain financial covenants consistent with the Company’s other existing facilities of this type and customary default provisions.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

The table below summarizes key terms for each of the Funding Facilities as of December 31, 2020:

	Maximum Commitment	Stated Maturity	Loan Advance Period	Amortization Period
Credit Suisse Conduit Facility	$200.0	08/24/2023	24 months	12 months
Capital One Conduit Facility	$150.0	09/30/2024	24 months	24 months
Deutsche Bank Conduit Facility	$200.0	11/18/2023	36 months	12 months
Natixis Conduit Facility	$125.0	03/22/2023	24 months	24 months

Additional usage of the capacity of the Company’s Funding Facilities is subject to the Company’s ability to provide additional Vacation Interests notes receivable.

Deutsche Bank Conduit Facility

On July 15, 2020, the Company amended the Deutsche Bank Conduit Facility to reduce the maximum commitment amount for aggregate borrowings from $250.0 million to $200.0 million and provide flexibility with respect to satisfying certain financial covenants through the first quarter of 2021 due to the ongoing and uncertain future impact of COVID-19.

Capital One Conduit Facility

On August 4, 2020, DRII and certain of its subsidiaries entered into an amendment and waiver agreement related to the Company’s warehouse loan facility with Capital One, National Association (the “Waiver”). The Waiver provides flexibility with respect to satisfying certain financial covenants and with respect to pledged collateral for the second quarter of 2020.

On September 30, 2020, the Company amended the Capital One Conduit Facility to: (i) extend the stated maturity to September 30, 2024 and the commitment expiration to September 30, 2022, and: (ii) provide additional flexibility with respect to certain financial covenants through the second quarter of 2021.

Credit Suisse Conduit Facility

On August 24, 2020, the Company amended the Credit Suisse Conduit Facility to: (i) extend the stated maturity to August 24, 2023 and the commitment expiration to August 24, 2022; (ii) reduce the maximum commitment amount for aggregate borrowings from $300.0 million to $200.0 million and; (iii) provide flexibility with respect to satisfying certain financial covenants through the second quarter of 2021 due to the ongoing and uncertain future impact of COVID-19 (the “Note Funding Agreement”). The maximum commitment can be increased up to $300.0 million prior to the commitment expiration date subject to consent by all parties to the amended Note Funding Agreement.

Wells Fargo Conduit Facility

On September 9, 2020, the Company terminated the Wells Fargo Conduit Facility, which historically provided for a maximum commitment amount of $75.0 million. The Company paid $29.3 million to redeem the remaining aggregate principal amount of commitments outstanding.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Original Issue Discount and Debt Issuance Costs

Amortization of original issue discount and debt issuance costs included in interest expense consisted of the following for the years ended December 31, presented below (in millions):

	2020	2019	2018
Amortization of capitalized financing costs and original issue discounts	$22.0	$21.2	$21.3

During the year ended December 31, 2020, the Company capitalized $4.1 million in financing costs related to the amendment of the Funding Facilities and the extension of the Revolving Credit Facility. The reduction in maximum commitments on certain of the Company’s Funding Facilities resulted in the write-off of $0.4 million of unamortized financing costs included in loss (gain) on extinguishment of debt in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2020.

Covenant Restrictions and Limitations

The Company’s Senior Facilities, the First Lien Notes, the Senior Notes, securitization notes and Funding Facilities all contain various restrictions and limitations that may affect the Company’s business and affairs. These include, but are not limited to, restrictions and limitations relating to its ability and the ability of its subsidiaries to incur indebtedness and other obligations, to make investments and acquisitions, to pay dividends and to repurchase shares of the Company’s common stock. The Company’s Revolving Credit Facility includes a springing financial maintenance covenant that requires that the Company’s net first lien leverage ratio (the ratio of consolidated net debt secured by first-priority liens on the collateral to last years’ Pro Forma Adjusted EBITDA, as defined in the Senior Facilities) not exceed 3.75 to 1.00. The covenant is only required to be tested on a quarterly basis when the Revolving Credit Facility is more than 30% drawn (excluding up to $15.0 million of outstanding letters of credit) and will be a condition to drawings under the Revolving Credit Facility that would result in more than 30% drawn thereunder. The failure of the Company to comply with any of these provisions, or to pay its obligations, could result in foreclosure by the lenders of their security interests in the Company’s assets, and could otherwise have a material adverse effect on the Company. As of December 31, 2020, the Company was in compliance with all financial covenants.

The anticipated maturities of the Company’s borrowings are as follows (in millions):

Due in the year ending December 31:
2021	$120.3
2022	128.7
2023	1,479.9
2024	655.2
2025	35.2
2026 and thereafter	197.6

Total contractual obligations	2,616.9
Unamortized original issue discounts and debt issuance costs, net	(68.3)

Total borrowings as of December 31, 2020	$2,548.6

Note 17—Leases

A significant portion of the Company’s leases includes real estate leases for administrative facilities and sales offices, as well as, leases for office equipment and vehicles. The longest of these lease obligations extends

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

into 2025. The Company has made an accounting policy election to not apply the recognition requirements of ASC 842 to leases with terms of 12 months or less. With the exception of sales center leases, which contain significant non-lease marketing components, the Company has made an accounting policy election to not separate non-lease components from lease components.

Typically, the Company’s real estate leases have minimum lease payments that increase over the life of the agreement by a fixed percentage or an amount based upon the change in a designated index. Certain of the Company’s lease agreements have renewal options and options to purchase the leased property which are both at the Company’s sole discretion and generally have not been determined reasonably certain of exercise. The depreciable life of assets are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise.

If the rate implicit in the lease is not readily determinable, the Company utilizes its incremental borrowing rate. The Company’s estimate of its incremental borrowing rate is calculated on a quarterly basis and incorporates various factors, including United States’ treasury rates and the Company’s historical borrowing rates adjusted for collateralized borrowings.

Certain of the Company’s real estate lease agreements include variable payments based on a percentage of revenue or number of tours generated, in excess of base rent while others include rental payments adjusted periodically for inflation. The Company’s equipment lease agreements typically include variable payments based on performance, in excess of base rent. The Company’s lease agreements do not contain any restrictive covenants or material residual value guarantees.

The Company’s right-of-use assets and lease liabilities for the year ended December 31 presented below (in millions):

Leases	Classification	2020	2019
Right-of-use assets:
Operating	Prepaid expenses and other assets	$21.3	$28.0
Finance	Property and equipment, net (a)	0.7	1.1

Total right-of-use assets		$22.0	$29.1

Lease liabilities:
Operating	Accrued liabilities	$23.0	$29.6
Finance	Corporate indebtedness, net	0.7	1.1

Total lease liabilities		$23.7	$30.7

(a)	Finance lease assets are recorded net of accumulated depreciation of $1.0 million and $0.6 million as of December 31, 2020 and 2019, respectively.

Lease costs for the year ended December 31 presented below consisted of the following (in millions):

Lease Costs	Classification	2020	2019
Operating lease costs	Advertising, sales and marketing (a)	$5.5	$5.7
Operating lease costs	General and administrative (b)	6.7	7.1

Total operating lease costs (c)		$12.2	$12.8

(a)

Amounts include variable lease costs of $0.9 million and $0.8 million for the years ended December 31, 2020 and 2019, respectfully, and short-term lease costs of $0.6 million for the each of the years ended December 31, 2020 and 2019.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

(b)	Amounts include variable lease costs of $0.2 million and $0.4 million for the years ended December 31, 2020, and 2019, respectively.
(c)	Finance lease costs were not material for the years ended December 31, 2020 and 2019.

Future minimum lease payments as of December 31, 2020, for the years presented below were as follows (in millions):

Due in the year ended December 31:	Operating Leases	Finance Leases
2021	$8.0	$0.4
2022	6.9	0.2
2023	6.6	0.1
2024	1.8	—
2025	1.2	—
2026 and thereafter	—	—

Total future minimum lease payments as of December 31, 2020	24.5	0.7

Less: Interest	(1.5)	—

Present value of lease liabilities as of December 31, 2020	$23.0	$0.7

Future minimum lease payments as of December 31, 2019, for the years presented below were as follows (in millions):

Due in the year ended December 31:	Operating Leases	Finance Leases
2020	$9.7	$0.4
2021	7.8	0.4
2022	6.3	0.3
2023	6.0	0.1
2034	1.2	—
2025 and thereafter	0.9	—

Total future minimum lease payments as of December 31, 2019	$31.9	$1.2

Less: Interest	(2.3)	(0.1)

Present value of lease liabilities as of December 31, 2019	$29.6	$1.1

The Company’s weighted-average remaining lease term and weighted-average discount rates for the years ended December 31 presented below are as follows:

	2020	2019
Weighted- average remaining lease term (years)
Operating leases	3.3	3.8
Finance leases	2.2	3.2
Weighted-average discount rate
Operating leases	3.8%	4.0%
Finance leases	4.1%	4.1%

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

The following represents other information related to leases for the years ended December 31 presented below (in millions):

	2020	2019
Operating cash outflows related to operating leases	$10.1	$11.2
Lease assets obtained in exchange for new operating lease liabilities	2.4	2.5

Cash flows related to finance leases and lease assets obtained in exchange for new finance lease liabilities were not material for the years ended December 31, 2020 and 2019.

Note 18—Income Taxes

Income tax (benefit) expense consisted of the following for the years ended December 31, presented (in millions, except effective tax rate):

	2020	2019	2018
Current:
Federal	$0.1	$0.8	$(4.0)
State	—	3.3	(1.6)
Foreign	2.6	4.9	4.3

Total current (benefit) provision for income taxes	2.7	9.0	(1.3)

Deferred:
Federal	(47.6)	(9.5)	(39.2)
State	(5.6)	3.8	(1.1)
Foreign	1.2	0.5	(0.7)

Total deferred benefit for income taxes	(52.0)	(5.2)	(41.0)

(Benefit) provision for income taxes	$(49.3)	$3.8	$(42.3)

Loss before income taxes was comprised of the following for each of the following years ended December 31 (in millions):

	2020	2019	2018
Domestic	$(324.2)	$(48.0)	$(192.4)
Foreign	(9.7)	8.8	(9.4)

Loss before income taxes	$(333.9)	$(39.2)	$(201.8)

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

The reconciliation between the statutory provision for income taxes and the actual provision for income taxes is shown as follows for each of the following years ended December 31 (in millions):

	2020	2019	2018
Income tax benefit expense at U.S. federal statutory rate	$(70.1)	$(8.2)	$(42.4)
State tax (benefit) provision expense, net of federal effect	(5.6)	6.3	(2.4)
Asset impairments	19.5	—	3.7
Rate differences between U.S. and foreign tax jurisdictions	0.9	0.7	0.3
Dual consolidated loss expiration	0.8	5.6	—
Change in valuation allowance	1.2	(3.4)	(1.5)
Nondeductible interest	0.8	1.6	—
Checked entities adjustment	0.6	1.3	1.3
Consolidation adjustments	(0.4)	(0.9)	1.1
Foreign withholding tax	0.5	0.6	0.5
Payable adjustment	(0.5)	0.5	—
Uncertain tax position interest	0.1	0.3	(4.0)
Transaction costs	—	—	0.6
Permanent differences	0.4	—	2.6
Other	2.5	(0.6)	(2.1)

(Benefit) provision for income taxes	$(49.3)	$3.8	$(42.3)

The Company’s deferred tax assets and liabilities are as follows as of December 31 of each of the following years (in millions):

	2020	2019
Allowance for losses	$70.0	$80.1
Deferred profit	37.7	29.8
NOL carryover	156.2	107.8
Transaction costs	2.6	2.4
Accrued expenses and prepaid assets	17.6	25.8
Minimum tax credit	7.1	7.6
Other	11.4	9.5

Total gross deferred tax assets	302.6	263.0
Valuation allowance	(44.1)	(41.1)

Total net deferred tax assets	258.5	221.9
Installment sales	(254.9)	(249.9)
Intangible assets	(220.6)	(237.0)
Unsold Vacation Interests adjustments	(132.2)	(125.7)
Other	(34.2)	(43.0)

Total deferred tax liability	(641.9)	(655.6)

Net deferred tax liability	$(383.4)	$(433.7)

The Company’s 2020 effective tax rate was impacted by goodwill impairment, permanently non-deductible book-tax differences, and the effect of foreign earnings includible in U.S. taxable income. The Company’s 2019 effective tax rate was impacted by the change in global valuation allowances against net deferred tax assets in various jurisdictions and a change in US state tax apportionment and rates that impact our tax posture in future

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

years. The Company’s 2018 effective tax rate was impacted by asset impairment and permanently non-deductible book-tax differences.

The Company has considered the income tax accounting and disclosure implications of the relief provided by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act enacted on March 27, 2020. The effect of tax law changes is generally required to be recognized in the interim period in which the legislation is enacted and reflected in the computation of the annual effective tax rate, depending on the nature of the change. As of December 31, 2020, the Company evaluated the income tax provisions of the CARES Act and has determined there to be an immaterial effect on the December 31, 2020 computation of the effective income tax rate for the year. The Company will continue to evaluate the income tax provisions of the CARES Act and monitor the developments in the jurisdictions where it has significant operations for tax law changes that could have income tax accounting and disclosure implications. The Company recorded $6.6 million of employee retention payroll tax credits pursuant to the CARES Act and similar foreign government programs in the twelve months ended December 31, 2020.

ASC 740 requires that the tax benefit of net operating losses, temporary differences and credit carry-forwards be recorded as an asset to the extent that management assesses that realization is “more-likely-than-not.” Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carry-forward period, including the reversal of existing taxable temporary differences. The Company maintains a valuation allowance against its deferred tax assets in certain foreign jurisdictions, including its branch operations in St. Maarten. Due to the Company’s history of operating losses in those locations, and in the absence of significant objectively-verifiable positive evidence, the Company believes that realization of the deferred tax assets arising from the above-mentioned future tax benefits is currently not “more-likely-than-not” and, accordingly, has provided a valuation allowance.

As of December 31, 2020, the Company had $500.5 million of unused federal net operating losses (“NOLs”) carry-forwards, $300.8 million of unused state NOLs, and $150.0 million of foreign NOLs with expiration dates from 2021 through 2038 (except for certain US and foreign NOLs that do not expire) that may be applied against future taxable income, subject to certain limitations.

As a result of prior changes in ownership and the Apollo Merger, the Company’s ability to use its federal NOLs is subject to limitation calculations under Internal Revenue Code Section 382 (“Section 382”), however, the Company is not currently subject to an NOL usage limitation under Section 382. Our ability to utilize NOLs loss carryforwards against future U.S. federal taxable income may be limited in the future in the event of a 50% or more ownership change in our 5% shareholders. Certain state NOLs may be subject to similar limitations.

ASC 740 clarifies the accounting for uncertainty in income taxes recognized in the Company’s financial statements. ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with ASC 740 is a two-step process. The first step is recognition: the Company determines whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the “more-likely-than-not” recognition threshold, the Company presumes that the position will be examined by the appropriate taxing authority that would have full knowledge of all relevant information. The second step is measurement: a tax position that meets the “more-likely-than-not” recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

The following table summarizes the activity related to the Company’s unrecognized tax benefits (in millions):

Amount
Balance as of December 31, 2017	$86.2
Decrease related to tax positions taken during a prior period	(53.1)
Decrease related to lapse of statute of limitations	(26.0)

Balance as of December 31, 2018	7.1

Decrease related to tax positions taken during a prior period	—
Decrease related to lapse of statute of limitations	—

Balance as of December 31, 2019	7.1

Decrease related to tax positions taken during a prior period	—
Decrease related to lapse of statute of limitations	—

Balance as of December 31, 2020	$7.1

The gross amount of the unrecognized tax benefit as of December 31, 2020 that, if recognized, would affect the Company’s effective tax rate was zero.

The Company’s continuing practice is to recognize potential interest and/or penalties related to income tax matters in the income tax provision. The Company has accrued $0.6 million for the payment of interest in the consolidated balance sheet as of December 31, 2020.

It is reasonably possible that the unrecognized tax benefit will be reduced to zero during the next twelve months due to the expiration of the applicable statute of limitations.

The Company operates in multiple tax jurisdictions, both within the U.S. and outside of the U.S. The Company is no longer subject to income tax examinations by tax authorities in its major tax jurisdictions as follows:

Tax Jurisdiction	Tax Years No Longer Subject to Examination
United States	2009 and prior
United Kingdom	2018 and prior
Spain	2016 and prior

Note 19—Commitments and Contingencies

Contractual Obligations

The Company has entered into various contractual obligations primarily related to sales center remodeling, property amenity improvement and corporate office expansion projects. The total remaining commitment was $3.9 million as of December 31, 2020.

Hurricane Irma

In September 2017, Hurricane Irma, a Category 5 hurricane, inflicted widespread damage to St. Maarten in the Caribbean, where two resorts in the Company’s resort network are located. The hurricane adversely impacted the Company’s resort operations and caused significant damage to certain of the resorts; however, the

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Company’s managed resorts are covered by all-risk property insurance policies, as well as coverage for business interruption, with reasonable market deductibles. The resorts located in St. Maarten reopened in January 2021 and the closure did not have a material negative financial impact to the Company.

Acquisition-related Contingencies

In connection with an acquisition prior to the Apollo Merger, the Company entered into agreements pursuant to which the Company is required to purchase certain seller-retained Vacation Interests notes receivable in exchange for the right to recover the underlying VOIs (the “Default Recovery Agreements”). Amounts due under the Default Recovery Agreements and included in accrued liabilities were $3.8 million and $7.3 million as of December 31, 2020 and 2019, respectively.

Litigation Related to the Apollo Merger

On October 21, 2016, a purported former stockholder of DRII filed a putative class action in the Court of Chancery in Delaware on behalf of DRII’s former stockholders against its former directors and its former financial advisor (the “Delaware Action”). The plaintiff claimed that the former directors breached their fiduciary duties in approving the tender offer by which affiliates of Apollo acquired DRII in the Apollo Merger, and that the former financial advisor aided and abetted those alleged breaches. Specifically, the plaintiff claimed that the former directors improperly approved an incomplete solicitation that was sent to DRII’s stockholders in connection with the tender offer, and failed to take certain required actions in the process preceding the approval of the tender offer. The plaintiff sought unspecified damages. All defendants moved to dismiss the complaint, and the court dismissed all claims in the suit on July 13, 2017. On August 11, 2017, the plaintiff filed an appeal with the Delaware Supreme Court of the Court of Chancery’s decision, with such appeal taken as to the dismissal of the claims against DRII’s former directors, but not taken with respect to the dismissal of the claims against its former financial advisor. On February 20, 2018, the Delaware Supreme Court reversed the decision and remanded the case for further proceedings in the Court of Chancery.

On August 29, 2018, plaintiff filed an amended complaint in which he added another former director and Apollo Management VIII, L.P as defendants alleging that the former director breached his fiduciary duties to DRII’s stockholders and that Apollo Management VIII, L.P., as the acquirer of DRII, aided and abetted the directors’ breaches of fiduciary duty. On October 15, 2018, Apollo Management VIII, L.P. and another defendant filed motions to dismiss the claims alleged against them.

On July 23, 2018, another purported former stockholder of DRII filed a putative class action in the United States District Court for the District of Nevada against DRII and certain of its former directors and officers (the “Nevada Action”). The plaintiff alleged that DRII’s disclosures in connection with the Apollo Merger were false and misleading, in violation of Sections 14(e) and 20(a) of the Securities Exchange Act of 1934. On September 24, 2018, other purported former stockholders of DRII filed a Motion for Appointment of Counsel and for Appointment as Lead Plaintiffs and, on September 26, 2018, the Court granted the motion. Subsequently, on December 12, 2018, lead plaintiffs filed an amended complaint in which it added another officer of DRII as a defendant and alleged additional claims under Section 14(e) as well as Section 10(b) of the Securities Exchange Act of 1934. On May 9, 2019, DRII and all but one of the defendants moved to dismiss the amended complaint.

On November 1, 2019, the parties in the Delaware Action agreed to a settlement that releases and discharges all of the claims asserted in both the Delaware Action and the Nevada Action, and the plaintiffs in the Nevada Action signed an agreement supporting the settlement. The settlement includes no admission of liability or fault by any defendant and a settlement payment that will be paid primarily by funds from available insurance and

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

which is not expected to have a material adverse effect on the Company’s business, financial condition, or results of operations. The Delaware Court of Chancery entered an order and final judgment approving the settlement on February 20, 2020. On July 13, 2020, pursuant to the settlement agreement, the Company made a final payment of $25.3 million.

Litigation Contingencies

From time to time, the Company is subject to certain legal proceedings and claims in the ordinary course of business. The Company evaluates these legal proceedings and claims at each balance sheet date to determine the degree of probability of an unfavorable outcome and, when it is probable that a liability has been incurred, the Company’s ability to make a reasonable estimate of loss. The Company records a contingent litigation liability when it determines that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company has accrued liabilities of $8.2 million and $37.8 million for all legal matters that were contingencies as of December 31, 2020 and December 31, 2019, respectively. For those legal contingencies as to which a loss is reasonably possible and for which the Company is able to estimate a range of possible loss, the current estimated range is up to approximately $2.9 million in excess of recorded accruals.

The Company has also recognized $21.0 million of expected insurance recoveries related to contingent litigation liabilities in other receivables on the consolidated balance sheet as of December 31, 2019. As of December 31, 2020, all amounts have been recovered.

While management presently believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not materially harm the Company’s financial condition, cash flows, or materially adversely affect overall trends in the Company’s results of operations, legal proceedings are inherently uncertain and unfavorable rulings could, individually or in aggregate, have a material adverse effect on the Company’s business, financial condition or results of operations.

Note 20—Fair Value Measurements

Financial assets and liabilities carried at fair value (the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date) are classified and disclosed in one of the following three categories:

•	Level 1: Quoted prices for identical instruments in active markets.

•

Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable.

•	Level 3: Unobservable inputs used when little or no market data is available.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

The carrying values and estimated fair values of the Company’s financial instruments as of December 31, 2020 were as follows (in millions):

	Carrying Value	Total Estimated Fair Value	Estimated Fair Value (Level 2)	Estimated Fair Value (Level 3)
Assets:
Vacation Interests notes receivable, net	$609.5	$609.5	$—	$609.5
Liabilities:
Corporate indebtedness, net (a)	$1,906.4	$1,953.1	$1,953.1	$—
Securitization notes and Funding Facilities, net (a)	$642.2	$634.9	$471.8	$163.1
Interest rate swap contract	$6.3	$6.3	$—	$6.3

(a)	The carrying value is net of related debt issuance costs.

The carrying values and estimated fair values of the Company’s financial instruments as of December 31, 2019 were as follows (in millions):

	Carrying Value	Total Estimated Fair Value	Estimated Fair Value (Level 2)	Estimated Fair Value (Level 3)
Assets:
Vacation Interests notes receivable, net	$811.5	$811.5	$—	$811.5
Interests rate swap contract	1.8	1.8	—	1.8
Liabilities:
Corporate indebtedness, net (a)	$1,904.0	$2,016.5	$2,016.5	$—
Securitization notes and Funding Facilities, net (a)	$705.3	$724.3	$690.6	$33.7

(a)	The carrying value is net of related debt issuance costs.

The table above excludes cash and cash equivalents and cash in escrow and restricted cash, which had fair values approximating their carrying amounts due to the short maturities and liquidity of these items.

Level 3

The Company believes that the carrying value of Vacation Interests notes receivable, net approximated its fair value at December 31, 2020 and 2019, because the allowance for losses adjusts the carrying value of Vacation Interests notes receivable to management’s best estimate of collectability. See “Note 6—Vacation Interests Notes Receivable and Allowance” for additional details related to the Company’s allowance for loan losses.

The fair value of borrowings under the Funding Facilities as of December 31, 2020 and 2019 was determined based on an internal analysis performed by the Company utilizing a discounted cash flow model.

The Company enters into interest rate swap contracts to manage exposure to interest rate increases on variable rate debt. On August 23, 2019, the Company entered into an interest rate swap contract with a notional value of $300.0 million which provides that the Company pay interest at a fixed rate of 1.323% and receive interest at the one-month LIBOR rate. The interest rate swap expires in September 2022. The Company has not

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

designated the interest rate swap as a hedging instrument pursuant to ASC 815—Derivatives and Hedging; therefore, gains and losses associated with changes in the fair value of the interest rate swap are recognized in corporate indebtedness interest expense as they occur.

The Company recognized a loss of $10.2 million in the year ended December 31, 2020, which includes net cash payments of $2.1 million. The fair value of interest rate swap contracts was $6.3 million and is recognized in accrued liabilities on the consolidated balance sheet as of December 31, 2020. The fair value of interest rate swap contracts was $1.8 million and is recognized in prepaid expenses and other assets on the consolidated balance sheet as of December 31, 2019. The Company estimates the fair value of interest rate swap contracts based on valuation reports provided by the counterparty. The inputs used to measure the fair value of interest rate swap contracts are categorized as Level 3 in the fair value hierarchy based on the credit risk data used for the valuations, which were not directly observable and could not be corroborated by observable market data.

Level 2

The fair value of the borrowings under the Senior Facilities, the First Lien Notes, the Senior Notes, and the securitization notes as of December 31, 2020 and 2019 was determined using quoted prices for identical instruments in markets that are not active.

The fair value of notes payable, which are included in corporate indebtedness, net, was not calculated because they were either due within one year or were immaterial.

Note 21—Stock-Based Compensation

Equity Incentive Plan

On November 30, 2016, the Company established an equity incentive plan, which authorized the issuance of an aggregate of 10.5 million shares of Dakota’s common stock for awards, including restricted stock, restricted stock units (“RSUs”) and stock options (the “Equity Incentive Plan”) to certain employees or directors of, or consultants to, the Company and its subsidiaries. Certain of these awards are subject to performance-based and other vesting conditions, and contain a change-of-control provision.

Dakota issues non-qualified stock options to certain employees and non-employee directors of Dakota and its subsidiaries. The non-qualified stock option grants have a maximum contractual term of 10 years and exercise prices ranging from $10.00 to $18.88 per share. One-third of the grants generally vest and become exercisable in equal annual installments over a five-year period, subject to accelerated vesting upon a “change in control” and a grantee’s continued employment on the applicable vesting date (“Tranche A Service-Based Grants”). The Company utilizes the Black-Scholes option-pricing model to estimate the fair value of Tranche A Service-Based Grants.

The remaining two-thirds of the grants generally vest and become exercisable upon a “change in control,” provided that certain targeted levels of performance have been achieved (“Tranche B Performance-Based Grants”). The Company utilizes the Monte Carlo simulation model to estimate the fair value of Tranche B Performance-Based Grants.

On September 25, 2020, the Company granted 0.7 million restricted stock units (“2020 RSUs”) and 2.2 million stock options (“2020 Options”) to certain employees under its equity incentive plan. The 2020 RSUs have a weighted average fair value of $11.91 per share, vested in full on the grant date and will be settled in common shares no later than March 2021. The 2020 Options have a maximum contractual term of 10 years, vest in equal annual installments over a three- year period and are subject to accelerated vesting upon a “change in control” and a grantee’s continued service on the applicable vesting date.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

As of December 31, 2020, 1.2 million shares remained available for issuance as new awards under the Equity Incentive Plan.

Stock Options

The Company accounted for its stock-based compensation issued to its employees and non-employee directors (in their capacity as such) in accordance with ASC 718, “Compensation—Stock Compensation.” For a stock-based award with service-only vesting conditions, the Company measured compensation expense at fair value on the grant date and recognized this expense in the statements of operations and comprehensive (loss) income over the expected term during which the grantees provided service in exchange for the award. Forfeitures are recognized in the period which they occur. Expense related to the Tranche B Performance-Based Grants is recognized in the period in which it becomes probable that the performance target will be achieved. No compensation expense has been recognized to date since a “change in control” event has not occurred, nor is it considered probable.

The expected volatility was calculated based on the historical volatility of the stock prices for a group of identified peer companies for the expected term of the stock options on the grant date (which was significantly greater than the volatility of the S&P 500® index as a whole during the same period) due to the lack of historical trading prices of the Company’s common stock. For the Tranche A Service-Based Grants, the average expected option life represented the period of time the stock options were expected to be outstanding at the issuance date based on management’s estimate. The expected term of the Tranche B Performance-Based Grants was based on the expected time to a liquidity event, such as a “change in control” event. The risk-free interest rate was calculated based on the U.S. Treasury zero-coupon yield, with a remaining term that approximated the expected option life assumed at the date of issuance. The expected annual dividend per share was 0% based on the Company’s expected dividend rate. All options are scheduled to expire ten years from the grant date.

The fair value per share information, including related assumptions, used to determine compensation cost for the Company’s non-qualified stock options consisted of the following as of December 31, of each of the following years:

	2020	2019	2018
Weighted average fair value per share	$5.57	$5.14	$7.81
Expected stock price volatility (a)	49.8%	40.0%	40.0%
Expected option life (years) (b)	6.0	6.5	6.5
Risk-free interest rate (c)	0.40%	2.40%	2.89%
Expected annual dividend yield (d)	—%	—%	—%

(a)

The sum of: (i) the historical volatility of the stock prices for a group of identified peer companies for the expected term of the stock options on the grant date; and (ii) additional volatility to account for a higher leverage ratio compared to the peer group.

(b)	The period of time the options are expected to be outstanding as of the issuance date based on management’s estimate.
(c)	Based on the U.S. Treasury zero-coupon yield with a remaining term that approximated the expected option life assumed at the date of issuance.
(d)	Expected annual dividend per share based on the Company’s expected dividend rate.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

The following table summarizes the activity related to the Company’s non-qualified stock options for the year ended December 31, 2020:

	Year ended December 31, 2020
	Options (In millions)	Weighted- Average Exercise Price (Per Share)	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In millions)
Outstanding at January 1	5.9	$11.63		$19.2
Granted	3.1	$12.00
Forfeited/Expired	(0.4)	$12.06

Outstanding at December 31	8.6	$11.74	7.7	$5.9

Exercisable at December 31	1.2	$11.18	6.5	$1.5

The following table summarizes the activity related to the Company’s non-qualified stock options for the year ended December 31, 2019:

	Year ended December 31, 2019
	Options (In millions)	Weighted- Average Exercise Price (Per Share)	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In millions)
Outstanding at January 1	6.5	$12.95		$23.4
Granted	0.4	$12.27
Forfeited/Expired	(1.0)	$12.07

Outstanding at December 31	5.9	$11.63	7.8	$19.2

Exercisable at December 31	0.8	$10.91	7.4	$3.2

The aggregate intrinsic value in the table above represented the total pre-tax intrinsic value that would have been realized by the option holders had all option holders exercised their options as of the date presented above. The intrinsic value of a stock option is the excess of the Company’s stock price on that date over the exercise price, multiplied by the number of shares subject to the option.

The following table summarizes the activity related to unvested stock options during the years ended December 31, 2020 and 2019:

	Year ended December 31, 2020		Year ended December 31, 2019
	Options (In millions)	Weighted- Average Exercise Price (Per Share)	Options (In millions)	Weighted- Average Exercise Price (Per Share)
Unvested at January 1	5.1	$11.76	5.9	$13.19
Granted	3.1	$12.00	0.4	$12.27
Vested	(0.4)	$11.81	(0.4)	$11.81
Forfeited	(0.4)	$12.21	(0.8)	$12.16

Unvested at December 31	7.4	$11.83	5.1	$11.76

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Stock-based Compensation Expense

The following table summarizes the Company’s stock-based compensation expense related to the Tranche A Service-Based Grants included in general and administrative expense for the years ended December 31, presented below (in millions):

	2020	2019	2018
Stock-based compensation	$13.1	$3.5	$2.6

Total unrecognized compensation cost related to stock options was $13.9 million as of December 31, 2020 and will be amortized over a weighted-average period of approximately three years.

Note 22—Stockholders’ Equity

Common and Preferred Stock

Dakota had 175.0 million shares of common stock authorized, at a par value of $0.01 per share, with 106.0 million shares issued and outstanding as of December 31, 2020 and 2019.

As of December 31, 2020 and 2019, Dakota had 10.0 million authorized shares of preferred stock, at a par value of $0.01 per share, with no shares issued or outstanding.

Dakota’s amended and restated certificate of incorporation authorize the Company to issue, without the approval of its stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over the common stock respecting dividends and distributions, as the Company’s board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of the common stock. The Company has the ability to set the terms related to any preferred stock which may be issued, including repurchase or redemption rights or liquidation preferences, as applicable.

Issuances of Common Stock

Following the Apollo Merger, the Company entered into a Management Investor Rights Agreement with certain employees and non-employee directors of the Company and Apollo. The agreement governs certain aspects of the Company’s relationship with its management stockholders, contains transfer restrictions on its common stock, and the Company may repurchase outstanding shares when the management stockholders’ employment with the Company is terminated.

Net Income (Loss) Per Share

The Company calculates net income (loss) per share in accordance with ASC 260, “Earnings Per Share.” Basic net income (loss) per share is calculated by dividing net income (loss) for common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per common share is calculated by dividing net income by weighted-average common shares outstanding during the period plus potentially dilutive common shares, such as stock options and restricted stock.

Dilutive potential common shares are calculated in accordance with the treasury stock method, which assumes that proceeds from the exercise of all options are used to repurchase common stock at market value. The amount of shares remaining after the proceeds are exhausted represents the potentially dilutive effect of the securities.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

The following table sets forth the computation of basic and diluted net income (loss) per share for the years ended December 31, presented below (in millions, except per share amounts):

	2020	2019	2018
Computation of Basic Net Loss Per Share:
Net loss	$(284.6)	$(43.0)	$(159.5)

Weighted average shares outstanding	106.0	105.9	105.9

Basic net loss per share	$(2.68)	$(0.41)	$(1.51)

Computation of Diluted Net Loss Per Share:
Net loss	$(284.6)	$(43.0)	$(159.5)

Weighted average shares outstanding	106.0	105.9	105.9
Effect of dilutive securities:
Options to purchase common stock	—	—	—

Shares for diluted net loss per share	$106.0	$105.9	$105.9

Diluted net loss per share	$(2.68)	$(0.41)	$(1.51)

Note 23—Employee Benefit Plans

The Company has a qualified retirement plan (the “401(k) Plan”) with a salary deferral feature designed to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended. Subject to certain limitations, the 401(k) Plan allows participating U.S. employees to defer up to 60.0% of their eligible compensation on a pre-tax basis. The 401(k) Plan allows the Company to make discretionary matching contributions of up to 50.0% of the first 6.0% of employee compensation. In March 2020, the Company temporarily eliminated 401(k) matching contributions as a liquidity preservation measure due to the COVID-19 pandemic.

For the years ended December 31, 2020, 2019 and 2018, the Company made matching contributions to its 401(k) Plan of $0.7 million, $5.1 million and $4.7 million, respectively.

In addition, the Company has a self-insured health plan that covers substantially all of its full-time employees in the U.S. The health plan uses employee and employer contributions to pay eligible claims. To supplement this plan, the Company has a stop-loss insurance policy to cover individual claims in excess of $0.4 million. At December 31, 2020 and 2019, the Company accrued $4.3 million and $4.4 million, respectively, for claims that have been incurred but not reported. This accrual is recorded based on actuarial estimates that utilize the Company’s historical experience of claim payments and lag period between the service dates and claim payment dates in accrued liabilities on the consolidated balance sheets.

For the years ended December 31, 2020, 2019 and 2018, the Company recorded $23.7 million, $31.0 million and $28.0 million, respectively, in expenses associated with its health plans.

With certain exceptions, the Company’s European subsidiaries do not offer private health plans or retirement plans. The government in each country offers national health services and retirement benefits, which are funded by employee and employer contributions.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note 24—Segment Reporting

Reportable Segments

The Company presents its results of operations in two reportable segments: (i) Vacation Interests sales and financing, which includes operations relating to the marketing and sales of Vacation Interests, as well as the consumer financing activities related to such sales and (ii) hospitality and management services, which includes operations related to the management of resort properties and the Diamond Collections, operation of the Clubs, food and beverage venues owned and managed by the Company and the provision of other services. While certain line items reflected on the consolidated statements of operations and comprehensive loss fall completely into one of these reportable segments, other line items relate to revenues or expenses which are applicable to both segments; specifically, other revenue and loan portfolio expense, which are allocated to the appropriate segment based on the nature of the underlying transactions. Certain expense items (principally corporate interest expense, depreciation and amortization and provision for income taxes) are not, in management’s view, allocable to either of these reportable segments, as they apply to the entire Company. In addition, general and administrative expenses are not allocated to either of these reportable segments because, historically, management has not allocated these expenses for purposes of evaluating the performance of the Company’s different operational divisions. Accordingly, these expenses are presented under corporate and other. The Company utilizes revenues and income (loss) before income taxes to assess the performance of its reportable segments.

Management believes that it is impracticable to allocate specific assets and liabilities related to each reportable segment. In addition, management does not review balance sheets by business segment as part of their evaluation of operating segment performance. Consequently, no balance sheet segment reports have been presented.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

The following table presents revenues, loss before (benefit) provision for income taxes, interest revenue/income and interest expense for the Company’s reportable segments for the years ended December 31, presented below (in millions):

	2020	2019	2018
Revenues:
Vacation Interests sales and financing	$392.4	$821.8	$745.5
Hospitality and management services	396.6	428.5	408.6

Total revenues	$789.0	$1,250.3	$1,154.1

Loss before (benefit) provision for income taxes:
Vacation Interests sales and financing	$(109.2)	$212.2	$88.3
Hospitality and management services	220.3	211.7	180.6
Corporate and other	(445.0)	(463.1)	(470.7)

Total loss before (benefit) provision for income taxes	$(333.9)	$(39.2)	$(201.8)

Interest revenue/income:
Vacation Interests sales and financing	$103.9	$104.3	$90.4
Hospitality and management services	—	—	—
Corporate and other	(1.7)	(4.7)	15.2

Total interest revenue/income	$102.2	$99.6	$105.6

Interest expense:
Vacation Interests sales and financing	$34.7	$39.5	$37.1
Hospitality and management services	—	—	—
Corporate and other	174.5	170.2	169.8

Total interest expense	$209.2	$209.7	$206.9

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Geographic Segment

The geographic segment information presented below is based on the geographic locations of the Company’s subsidiaries. The Company’s foreign operations include its operations in Austria, Canada, the Caribbean, England, France, Greece, Ireland, Italy, Malta, Mexico, Norway, Portugal, Scotland and Spain. No individual foreign country represents 10% or more of the Company’s total revenues or long-lived assets presented. The following tables reflect total revenue and long-lived assets by geographic area for the years ended December 31, or as of the dates specified, below (in millions):

	2020	2019	2018
Revenue
United States	$694.2	$1,141.6	$1,036.5
Foreign	94.8	108.7	117.6

Total Revenues	$789.0	$1,250.3	$1,154.1

	December 31, 2020	December 31, 2019
Property and equipment, net
United States	$338.7	$343.6
Foreign	21.5	22.0

Total property and equipment, net	$360.2	$365.6

Goodwill
United States	$881.6	$985.0
Foreign	—	—

Total goodwill	$881.6	$985.0

Other intangible assets, net
United States	$987.9	$1,069.3
Foreign	25.2	27.3

Total other intangible assets, net	$1,013.1	$1,096.6

Total long-lived assets, net
United States	$2,208.2	$2,397.9
Foreign	46.7	49.3

Total long-lived assets, net	$2,254.9	$2,447.2

Note 25—Subsequent Events

The Company evaluated subsequent events through March 17, 2021, which is the date the financial statements were available to be issued.

Early Redemption of DROT 2016-1

On January 20, 2021, the Company gave notice that it would exercise early redemption of the securitization notes outstanding under Diamond Resorts Owner Trust 2016-1 (“DROT 2016-1”) in the amount of $19.0 million, which includes aggregate outstanding principal and accrued interest. The redemption was completed on February 22, 2021.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Agreement and Plan of Merger

On March 10, 2021, Hilton Grand Vacations Inc., a Delaware corporation (“HGV”), Hilton Grand Vacations Borrower LLC, a Delaware limited liability company and a wholly-owned subsidiary of HGV (“Merger Sub” or “HGV Borrower”), Dakota and the indirect parent company of DRII, that is controlled by investment funds and vehicles managed by Apollo, and certain stockholders of Dakota entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein and in accordance with applicable law, Dakota will merge with and into Merger Sub (the “Merger”) with Merger Sub continuing as the surviving entity after the Merger.

The board of directors of Dakota unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of Dakota and its stockholders, and authorized, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

Pursuant and subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), among other things:

•

Each share of Class A common stock, par value $0.01 per share, of Dakota (collectively, the “Diamond Shares”) issued and outstanding immediately prior to the Effective Time will be cancelled and converted into and exchanged for the right to receive, a number of shares of common stock, par value $0.01 per share, of HGV (each, an “HGV Common Share”) and/or cash in lieu of any fractional shares of HGV Common Shares (the “Merger Consideration”), calculated in the manner set forth in the Merger Agreement and allocated among the various sellers based on their respective ownership interests in Dakota in accordance with the Merger Agreement;

•

Each option to purchase Diamond Shares (each, an “Option”) outstanding immediately prior to the Effective Time having an exercise price per share immediately prior to the Effective Time that is less than the product of (i) the Exchange Ratio (as defined in the Merger Agreement), multiplied by (ii) the Parent Stock Value (described further below) (each, an “In-the-Money Option”), whether vested or unvested, will automatically cease to be outstanding and be converted into and exchanged for the right to receive, without any interest thereon, a number of HGV Common Shares and/or cash in lieu of any fractional shares of HGV Common Shares equal to (x) (1) the product of (A) the number of Diamond Shares subject to such In-the-Money Option, multiplied by (B) the Exchange Ratio and multiplied by (C) the Parent Stock Value minus (2) the aggregate exercise price of such In-the-Money Option, minus (3) an amount equal to the tax withholding obligation that would be withheld pursuant to Section 3.5 of the Merger Agreement with respect to the payment to the holder of such In-the-Money Options of an amount equal to the preceding clause (1) minus the preceding clause (2), divided by (y) the Parent Stock Value (the “Option Consideration”) (assuming full satisfaction of any performance-vesting conditions applicable to such In-the-Money Option); and

•

All Options outstanding immediately prior to the Effective Time other than In-the-Money Options will (i) to the extent not then vested, become fully vested as of immediately prior to the Effective Time (assuming full satisfaction of any performance-vesting conditions applicable to such option) and (ii) automatically be cancelled and terminated at the Effective Time without payment therefor, and, to such extent, will have no further force or effect

Apollo and the other Dakota stockholders are expected to receive 34.5 million of HGV Common Shares, valued at approximately $1.4 billion, subject to customary adjustments. Upon closing of the Merger (the “Closing”), existing HGV shareholders will own approximately 72% of the combined company and Apollo will own approximately 28% of the combined company.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

The Closing is subject to certain conditions, including (i) the approval of the proposed issuance of HGV Common Shares in connection with the Merger (the “Share Issuance”) by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such matter at a special meeting of stockholders (the “HGV Stockholder Approval”), (ii) the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the obtaining or filing of any consents, declarations or filings with antitrust authorities in Mexico and Austria, (iii) the absence of certain legal restraints, (iv) the accuracy of the parties’ respective representations and warranties contained in the Merger Agreement (subject to customary materiality thresholds), (v) the material performance of the parties’ respective covenants contained in the Merger Agreement, (vi) conditions relating to the absence of defaults under Dakota’s unsecured notes and absence of defaults and sufficient availability under Dakota’s warehouse facilities, (vii) certain ancillary agreements having been delivered and not having been rescinded or repudiated by certain parties, (viii) the approval of listing on the NYSE of the HGV Common Shares included in the Merger Consideration, subject only to official notice of issuance and (ix) the absence of any Parent Material Adverse Effect (as defined in the Merger Agreement) on HGV and (x) the absence of any Company Material Adverse Effect (as defined in the Merger Agreement) on Dakota.

The parties have made customary representations and warranties, and agreed to customary covenants, in the Merger Agreement, including regarding (i) the conduct of Dakota’s and HGV’s respective businesses during the pre-Closing period, (ii) subject to certain qualifications as set forth in the Merger Agreement, the parties’ use of their respective reasonable best efforts to effect the expiration or termination of the required waiting period under the HSR Act, obtain all other required regulatory approvals and otherwise consummate the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable and (iii) HGV’s obligation to prepare and file with the Securities and Exchange Commission (the “SEC”), as promptly as reasonably practical after the date of the Merger Agreement, a definitive proxy statement with respect to a special meeting of its common stockholders to be convened for purposes of obtaining the HGV Stockholder Approval, which will contain, subject to certain exceptions, the recommendation of the board of directors of HGV that HGV common stockholders vote in favor of the Share Issuance. Pursuant to the terms of the Merger Agreement, the stockholders of Dakota will severally but not jointly indemnify HGV for certain matters, including breaches of fundamental representations and covenants and certain pre-closing tax matters.

The Merger Agreement contains certain termination rights for HGV and Dakota, including (i) by either party (A) if the Merger is not consummated on or before September 10, 2021 (subject to extension to December 9, 2021, under certain circumstances), (B) in the event of a material uncured breach by the other party of any of its representations, warranties or covenants in the Merger Agreement, (C) in the event a final, non-appealable order or law prohibits the Merger and the other transactions contemplated by the Merger Agreement or (D) if HGV does not obtain the HGV Stockholder Approval; (ii) by HGV if the Company Stockholder Approval (as defined in the Merger Agreement) has not been obtained and delivered to HGV by no later than 24 hours after the execution and delivery of the Merger Agreement and (iii) by Dakota (A) in the event that, subject to certain conditions, HGV does not consummate the Merger when required pursuant to the Merger Agreement or (B) prior to the time the HGV Stockholder Approval is obtained, if the board of directors of HGV (or a committee thereof) has withdrawn, modified or qualified its recommendation in favor of the Share Issuance. In the event HGV does not consummate the Merger when required pursuant to the Merger Agreement and Dakota terminates the Merger Agreement, then, subject to certain conditions, HGV may be required to pay a termination fee of $73.5 million to Dakota. Further, if either party terminates the Merger Agreement following the board of directors of HGV (or a committee thereof) withdrawing, modifying or qualifying its recommendation in favor of the Share Issuance and at such time the HGV Stockholder Agreement has not already been obtained, HGV may be required to pay a termination fee of $44.1 million to Dakota. In the event the HGV Stockholder Approval is not obtained and the Merger Agreement is terminated for this reason, HGV will reimburse up to $7.5 million of Dakota’s and its stockholders’ fees and expenses.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

At the Closing, HGV, certain controlled affiliates of Apollo (the “Apollo Stockholders”) and, for certain limited purposes, Hilton Worldwide Holdings Inc. (“Hilton”), will enter into a stockholders agreement in the form attached to the Merger Agreement (the “Stockholders Agreement”), pursuant to which, among other things, the Apollo Stockholders will have board designation rights, registration rights and be subject to customary standstill obligations. Immediately following the Effective Time, HGV’s board of directors will consist of nine members, seven of whom will be the current directors of HGV and two of whom will be designated by the Apollo Stockholders.

Settlement of 2020 RSUs

As of March 17, 2021, the Company has issued 0.6 million shares of common stock, net of shares withheld for taxes, to settle the 2020 RSUs granted in September 2020.

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY

DAKOTA HOLDINGS, INC.

CONDENSED BALANCE SHEETS

(in millions)

	December 31, 2020	December 31, 2019
Assets:
Cash and cash equivalents	$10.5	$10.5
Income tax receivable	1.2	1.2
Deferred tax asset	11.3	9.4
Prepaid expenses and other assets	1.1	1.1
Investment in subsidiaries	738.6	1,012.1

Total assets	$762.7	$1,034.3

Liabilities and Stockholders’ Equity:
Deferred income taxes	$—	$0.1

Total liabilities	—	0.1

Stockholders’ equity:
Common stock: par value $0.01 per share; 175.0 shares authorized; 106.0 shares issued and outstanding as of December 31, 2020 and 2019	1.1	1.1
Preferred Stock $0.01 par value per share; 10.0 shares authorized, 0 shares issued and outstanding as of December 31, 2020 and 2019	—	—
Additional paid-in capital	1,079.3	1,066.4
Accumulated loss	(320.5)	(35.9)
Accumulated other comprehensive income	2.8	2.6

Total stockholders’ equity	762.7	1,034.2

Total liabilities and stockholders’ equity	$762.7	$1,034.3

See Notes to Condensed Financial Statements.

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY

DAKOTA HOLDINGS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Revenues:
Net revenues	$—	$—	$—
Costs and expenses:
General and administrative	2.8	1.8	1.3
Loss from equity in subsidiaries	283.8	38.2	158.2

Total costs and expenses	286.6	40.0	159.5

Interest income	—	(0.2)	—

Loss before provision for income taxes	(286.6)	(39.8)	(159.5)
(Benefit) Provision for income taxes	(2.0)	3.2	—

Net loss	(284.6)	(43.0)	(159.5)

Other comprehensive income (loss):
Currency translation adjustment, net of tax of $0	0.2	2.0	(3.7)

Total other comprehensive income (loss), net of tax	0.2	2.0	(3.7)

Comprehensive loss	$(284.4)	$(41.0)	$(163.2)

See Notes to Condensed Financial Statements.

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY

DAKOTA HOLDINGS, INC.

CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in millions)

	Common Stock Shares Outstanding	Common Stock Par Value	Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance at December 31, 2017	105.8	$1.1	$851.8	$150.4	$4.3	$1,007.6
Cumulative effect impact of ASC 606 adoption	—	—	—	16.2	—	16.2
Net loss	—	—	—	(159.5)	—	(159.5)
Stock-based compensation	—	—	2.6	—	—	2.6
Issuance of common stock	0.2	—	2.3	—	—	2.3
Repurchases of common stock	(0.1)	—	(0.8)	—	—	(0.8)
Settlement of Appraisal Notes	—	—	207.4	—	—	207.4
Other comprehensive loss:
Currency translation adjustment, net of tax of $0	—	—	—	—	(3.7)	(3.7)

Balance at December 31, 2018	105.9	1.1	1,063.3	7.1	0.6	1,072.1
Net loss	—	—	—	(43.0)	—	(43.0)
Stock-based compensation	—	—	3.5	—	—	3.5
Issuance of common stock	0.1	—	(0.4)	—	—	(0.4)
Other comprehensive income:						—
Currency translation adjustment, net of tax of $0	—	—	—	—	2.0	2.0

Balance at December 31, 2019	106.0	1.1	1,066.4	(35.9)	2.6	1,034.2
Net loss	—	—	—	(284.6)	—	(284.6)
Stock-based compensation	—	—	13.1	—	—	13.1
Issuance of common stock	—	—	(0.2)	—	—	(0.2)
Other comprehensive income:
Currency translation adjustment, net of tax of $0	—	—	—	—	0.2	0.2

Balance at December 31, 2020	106.0	$1.1	$1,079.3	$(320.5)	$2.8	$762.7

See Notes to Condensed Financial Statements.

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY

DAKOTA HOLDINGS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31, 2020	Year Ended December 31, 2019	Year Ended December 31, 2018
Net cash provided by operating activities	$—	$0.4	$—

Financing activities:
Proceeds from Appraisal Notes	$—	$—	$207.4
Payment to Dissenting Stockholders	—	—	(207.4)
Proceeds from issuance of common stock	—	—	2.3
Repurchase of common stock	—	—	(0.8)

Net cash provided by financing activities	—	—	1.5

Net change in cash and cash equivalents	—	0.4	1.5
Cash and cash equivalents, beginning of period	10.5	10.1	8.6

Cash and cash equivalents, end of period	$10.5	$10.5	$10.1

See Notes to Condensed Financial Statements.

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY

DAKOTA HOLDINGS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1—Business, Background and Basis of Presentation

Business and Background

Dakota Holdings, Inc., (“Dakota” or the “Company”) is a Delaware corporation that was incorporated on June 27, 2016 by certain investment funds affiliated with or managed by Apollo Global Management, LLC and its subsidiaries (“Apollo”), including Apollo Investment Fund VIII, L.P., along with their parallel investment funds (the “Apollo Funds”). Dakota and its subsidiaries were established to complete the acquisition of Diamond Resorts International, Inc. (“DRII”). DRII is a holding company, the principal asset of which is the direct and indirect ownership of equity interests in its subsidiaries, including Diamond Resorts Corporation, the wholly-owned operating subsidiary that has historically conducted the business described below. Dakota, through its operating subsidiaries, conducts operations and generates income and cash flows, while Dakota conducts no separate operations on a standalone basis.

Prior to the acquisition of DRII on September 2, 2016, Dakota had no operations or activity other than acquisition related costs. Subsequent to the Apollo Merger (described below), Dakota became the holding company and derives all of its operating income and cash flows from DRII and its subsidiaries.

Basis of Presentation

Pursuant to the terms of the credit agreements discussed in Note 16 of the Company’s consolidated financial statements, the Company and its subsidiaries have restrictions on their ability to, among other things, incur additional indebtedness, make distributions to Apollo and the Apollo Funds, or make certain intercompany loans and advances. As a result of these restrictions, these parent company financial statements have been prepared in accordance with Rule 12-04 of Regulation S-X, since the restricted net assets of Dakota’s subsidiaries (as defined in Rule 4-08(e)(3) of Regulation S-X) exceeds 25% of the Company’s consolidated net assets as of December 31, 2020.

Principles of Consolidation

On a standalone basis, Dakota records its investment in subsidiaries under the equity method of accounting. Under the equity method, the investment in subsidiaries is stated at cost plus any contributions and its equity share in undistributed net (loss) income of the subsidiaries minus any dividends received. Dakota’s share of net income (loss) of its consolidated subsidiaries is included in net income (loss) on equity investment in subsidiaries in the statements of operations. Intercompany balances and transactions have been eliminated. The accompanying financial information should be read in conjunction with the consolidated financial statements and related notes included in this annual report.

Significant Accounting Policies

The accounting policies used in the preparation of the parent financial statements are generally consistent with those used in the preparation of the consolidated financial statements of the Company.

In conjunction with the acquisition of DRII, the Company applied the acquisition method of accounting. As a result, the fair value adjustments and goodwill recognized from the transactions are recorded in the financial statements of its subsidiaries and presented as part of the Company’s investment in subsidiaries on the balance sheet.

Dakota does not currently anticipate paying dividends on common stock. Any declaration and payment of future dividends to holders of common stock will be at the discretion of the Board of Directors and will depend on many factors, including the Company’s financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the Board of Directors deems relevant. Dakota as a holding company, has no direct operations and its ability to pay dividends is limited to its available cash on hand and any funds received from subsidiaries. The terms of the indebtedness may restrict Dakota’s ability to pay dividends, or may restrict the subsidiaries from paying dividends to Dakota. Under Delaware law, dividends may be payable only out of surplus, which is net assets minus liabilities and capital, or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Additionally, Dakota has not received any dividends from its consolidated subsidiaries.

Note 2—Stockholders’ Equity

Issuances of Common Stock

Following the Apollo Merger, the Company entered into a Management Investor Rights Agreement (the “MIRA”) with certain employees and non-employee directors of the Company and Apollo. The agreement governs certain aspects of the Company’s relationship with our management stockholders, contains transfer restriction on its common stock, and the Company may repurchase outstanding shares when the management stockholders’ employment with the Company is terminated.

Note 3—Subsequent Events

The Company evaluated subsequent events through March 17, 2021, which is the date the financial statements were available to be issued.

Agreement and Plan of Merger

On March 10, 2021, Hilton Grand Vacations Inc., a Delaware corporation (“HGV”), Hilton Grand Vacations Borrower LLC, a Delaware limited liability company and a wholly-owned subsidiary of HGV (“Merger Sub” or “HGV Borrower”), Dakota and the indirect parent company of DRII, that is controlled by investment funds and vehicles managed by Apollo, and certain stockholders of Dakota entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein and in accordance with applicable law, Dakota will merge with and into Merger Sub (the “Merger”) with Merger Sub continuing as the surviving entity after the Merger.

The board of directors of Dakota unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of Dakota and its stockholders, and authorized, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

Pursuant and subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), among other things:

•

Each share of Class A common stock, par value $0.01 per share, of Dakota (collectively, the “Diamond Shares”) issued and outstanding immediately prior to the Effective Time will be cancelled and converted into and exchanged for the right to receive, a number of shares of common stock, par value $0.01 per share, of HGV (each, an “HGV Common Share”) and/or cash in lieu of any fractional shares of HGV Common Shares (the “Merger Consideration”), calculated in the manner set forth in the Merger Agreement and allocated among the various sellers based on their respective ownership interests in Dakota in accordance with the Merger Agreement;

•

Each option to purchase Diamond Shares (each, an “Option”) outstanding immediately prior to the Effective Time having an exercise price per share immediately prior to the Effective Time that is less than the product of (i) the Exchange Ratio (as defined in the Merger Agreement), multiplied by (ii) the Parent Stock Value (described further below) (each, an “In-the-Money Option”), whether vested or unvested, will automatically cease to be outstanding and be converted into and exchanged for the right to receive, without any interest thereon, a number of HGV Common Shares and/or cash in lieu of any fractional shares of HGV Common Shares equal to (x) (1) the product of (A) the number of Diamond Shares subject to such In-the-Money Option, multiplied by (B) the Exchange Ratio and multiplied by (C) the Parent Stock Value minus (2) the aggregate exercise price of such In-the-Money Option, minus (3) an amount equal to the tax withholding obligation that would be withheld pursuant to Section 3.5 of the Merger Agreement with respect to the payment to the holder of such In-the-Money Options of an amount equal to the preceding clause (1) minus the preceding clause (2), divided by (y) the Parent Stock Value (the “Option Consideration”) (assuming full satisfaction of any performance-vesting conditions applicable to such In-the-Money Option); and

•

All Options outstanding immediately prior to the Effective Time other than In-the-Money Options will (i) to the extent not then vested, become fully vested as of immediately prior to the Effective Time (assuming full satisfaction of any performance-vesting conditions applicable to such option) and (ii) automatically be cancelled and terminated at the Effective Time without payment therefor, and, to such extent, will have no further force or effect

Apollo and the other Dakota stockholders are expected to receive 34.5 million of HGV Common Shares, valued at approximately $1.4 billion, subject to customary adjustments. Upon closing of the Merger (the “Closing”), existing HGV shareholders will own approximately 72% of the combined company and Apollo will own approximately 28% of the combined company.

The Closing is subject to certain conditions, including (i) the approval of the proposed issuance of HGV Common Shares in connection with the Merger (the “Share Issuance”) by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such matter at a special meeting of stockholders (the “HGV Stockholder Approval”), (ii) the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the obtaining or filing of any consents, declarations or filings with antitrust authorities in Mexico and Austria, (iii) the absence of certain legal restraints, (iv) the accuracy of the parties’ respective representations and warranties contained in the Merger Agreement (subject to customary materiality thresholds), (v) the material performance of the parties’ respective covenants contained in the Merger Agreement, (vi) conditions relating to the absence of defaults under Dakota’s unsecured notes and absence of defaults and sufficient availability under Dakota’s warehouse facilities, (vii) certain ancillary agreements having been delivered and not having been rescinded or repudiated by certain parties, (viii) the approval of listing on the NYSE of the HGV Common Shares included in the Merger Consideration, subject only to official notice of issuance and (ix) the absence of any Parent Material Adverse Effect (as defined in the Merger Agreement) on HGV and (x) the absence of any Company Material Adverse Effect (as defined in the Merger Agreement) on Dakota.

The parties have made customary representations and warranties, and agreed to customary covenants, in the Merger Agreement, including regarding (i) the conduct of Dakota’s and HGV’s respective businesses during the pre-Closing period, (ii) subject to certain qualifications as set forth in the Merger Agreement, the parties’ use of their respective reasonable best efforts to effect the expiration or termination of the required waiting period under the HSR Act, obtain all other required regulatory approvals and otherwise consummate the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable and (iii) HGV’s obligation to prepare and file with the Securities and Exchange Commission (the “SEC”), as promptly as reasonably practical after the date of the Merger Agreement, a definitive proxy statement with respect to a special meeting of its common stockholders to be convened for purposes of obtaining the HGV Stockholder Approval, which will contain, subject to certain exceptions, the recommendation of the board of directors of HGV that HGV common stockholders vote in favor of the Share Issuance. Pursuant to the terms of the Merger Agreement, the stockholders of Dakota will severally but not jointly indemnify HGV for certain matters, including breaches of fundamental representations and covenants and certain pre-closing tax matters.

The Merger Agreement contains certain termination rights for HGV and Dakota, including (i) by either party (A) if the Merger is not consummated on or before September 10, 2021 (subject to extension to December 9, 2021, under certain circumstances), (B) in the event of a material uncured breach by the other party of any of its representations, warranties or covenants in the Merger Agreement, (C) in the event a final, non-appealable order or law prohibits the Merger and the other transactions contemplated by the Merger Agreement or (D) if HGV does not obtain the HGV Stockholder Approval; (ii) by HGV if the Company Stockholder Approval (as defined in the Merger Agreement) has not been obtained and delivered to HGV by no later than 24 hours after the execution and delivery of the Merger Agreement and (iii) by Dakota (A) in the event that, subject to certain conditions, HGV does not consummate the Merger when required pursuant to the Merger Agreement or (B) prior to the time the HGV Stockholder Approval is obtained, if the board of directors of HGV (or a committee thereof) has withdrawn, modified or qualified its recommendation in favor of the Share Issuance. In the event HGV does not consummate the Merger when required pursuant to the Merger Agreement and Dakota terminates the Merger Agreement, then, subject to certain conditions, HGV may be required to pay a termination fee of $73.5 million to Dakota. Further, if either party terminates the Merger Agreement following the board of directors of HGV (or a committee thereof) withdrawing, modifying or qualifying its recommendation in favor of the Share Issuance and at such time the HGV Stockholder Agreement has not already been obtained, HGV may be required to pay a termination fee of $44.1 million to Dakota. In the event the HGV Stockholder Approval is not obtained and the Merger Agreement is terminated for this reason, HGV will reimburse up to $7.5 million of Dakota’s and its stockholders’ fees and expenses.

At the Closing, HGV, certain controlled affiliates of Apollo (the “Apollo Stockholders”) and, for certain limited purposes, Hilton Worldwide Holdings Inc. (“Hilton”), will enter into a stockholders agreement in the form attached to the Merger Agreement (the “Stockholders Agreement”), pursuant to which, among other things, the Apollo Stockholders will have board designation rights, registration rights and be subject to customary standstill obligations. Immediately following the Effective Time, HGV’s board of directors will consist of nine members, seven of whom will be the current directors of HGV and two of whom will be designated by the Apollo Stockholders.

Settlement of 2020 RSUs

As of March 17, 2021, the Company has issued 0.6 million shares of common stock, net of shares withheld for taxes, to settle the 2020 RSUs granted in September 2020.

SCHEDULE II

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

(in millions)

Allowance for Credit Losses—Originated Notes	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
Year ended December 31, 2020	$299.8	$215.4	$(207.4)	$307.8
Year ended December 31, 2019	$242.2	$229.2	$(171.6)	$299.8
Year ended December 31, 2018	$152.9	$196.3	$(107.0)	$242.2

Allowance for Credit Losses—Acquired Notes (a)	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
Year ended December 31, 2020	$36.8	$14.1	$(23.2)	$27.7

(a)	The allowance for acquired notes was recorded on January 1, 2020 in connection with the adoption of ASU No. 2016-13

Deferred Income Taxes Valuation Allowance	Balance at Beginning of Period	Increase	Decrease	Balance at End of Period
Year ended December 31, 2020	$41.1	$3.8	$(0.8)	$44.1
Year ended December 31, 2019	$44.8	$1.6	$(5.3)	$41.1
Year ended December 31, 2018	$45.6	$0.1	$(0.9)	$44.8

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(Unaudited)

	March 31, 2021	December 31, 2020
Assets:
Cash and cash equivalents	$197.4	$226.2
Cash in escrow and restricted cash	100.2	92.9
Vacation Interests notes receivable, net	594.4	609.5
Due from related parties, net	17.4	42.1
Other receivables, net	54.0	27.5
Income tax receivable	3.8	3.0
Deferred tax asset	1.3	1.4
Prepaid expenses and other assets	447.1	202.8
Unsold Vacation Interests	633.9	650.3
Property and equipment, net	355.2	360.2
Goodwill	881.6	881.6
Other intangible assets, net	992.1	1,013.1

Total assets	$4,278.4	$4,110.6

Liabilities and Stockholders’ Equity:
Accounts payable	$29.3	$18.0
Due to related parties, net	230.3	15.0
Accrued liabilities	223.9	233.6
Income taxes payable	1.5	1.5
Deferred income taxes, net	378.3	384.8
Deferred revenues	210.8	146.4
Corporate indebtedness, net	1,927.7	1,906.4
Securitization notes and Funding Facilities, net	559.3	642.2

Total liabilities	3,561.1	3,347.9

Commitments and Contingencies (Note 15)
Stockholders’ equity:
Common stock: par value $0.01 per share; 175.0 authorized; 106.7 and 106.0 issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	1.1	1.1
Preferred stock: par value $0.01 per share; 10.0 shares authorized; 0 shares issued and outstanding as of March 31, 2021 and December 31, 2020	—	—
Additional paid-in capital	1,078.8	1,079.3
Accumulated loss	(365.5)	(320.5)
Accumulated other comprehensive income	2.9	2.8

Total stockholders’ equity	717.3	762.7

Total liabilities and stockholders’ equity	$4,278.4	$4,110.6

See Notes to Condensed Consolidated Financial Statements.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(in millions, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2021	March 31, 2020
Revenues:
Vacation Interests sales, net of provision of $28.8, and $100.6, respectively	$98.9	$82.3
Management and member services revenue	100.3	108.6
Consumer financing interest	25.6	27.9
Other	16.7	21.1

Total revenues	241.5	239.9

Costs and Expenses:
Vacation Interests cost of sales	19.6	19.1
Advertising, sales and marketing	70.5	103.1
Vacation Interests carrying cost, net	26.2	19.4
Management and member services expense	45.1	55.9
Loan portfolio	6.9	8.7
General and administrative	46.7	41.1
Depreciation and amortization	29.8	29.4
Goodwill impairment	—	103.4
Impairments and other write-offs	—	14.1
Consumer financing interest expense	8.6	9.2
Gain on disposal of assets, net	—	(0.6)

Total operating costs and expenses	253.4	402.8

Interest income	(0.2)	(0.9)
Corporate indebtedness interest expense	40.3	51.1

Loss before benefit for income taxes	(52.0)	(213.1)
Benefit for income taxes	(7.0)	(27.0)

Net loss	(45.0)	(186.1)

Other comprehensive income (loss):
Currency translation adjustments, net of tax of $0	0.1	(3.3)

Total other comprehensive income (loss), net of tax	0.1	(3.3)

Comprehensive loss	$(44.9)	$(189.4)

Net loss per share:
Basic	$(0.42)	$(1.76)
Diluted	$(0.42)	$(1.76)
Weighted average common shares outstanding
Basic	106.2	106.0
Diluted	106.2	106.0

See Notes to Condensed Consolidated Financial Statements.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in millions)

(Unaudited)

	Common Stock Shares Outstanding	Common Stock Par Value	Additional Paid-in Capital	Accumulated Loss	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance at January 1, 2021	106.0	$1.1	$1,079.3	$(320.5)	$2.8	$762.7
Net loss	—	—	—	(45.0)	—	(45.0)
Stock-based compensation	—	—	1.8	—	—	1.8
Issuance of common stock	0.7	—	(2.3)	—	—	(2.3)
Other comprehensive loss:
Currency translation adjustment, net of tax of $0	—	—	—	—	0.1	0.1

Balance at March 31, 2021	106.7	$1.1	$1,078.8	$(365.5)	$2.9	$717.3

	Common Stock Shares Outstanding	Common Stock Par Value	Additional Paid-in Capital	Accumulated Loss	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance at January 1, 2020	106.0	$1.1	$1,066.4	$(35.9)	$2.6	$1,034.2
Net loss	—	—	—	(186.1)	—	(186.1)
Stock-based compensation	—	—	0.6	—	—	0.6
Other comprehensive income:
Currency translation adjustment, net of tax of $0	—	—	—	—	(3.3)	(3.3)

Balance at March 31, 2020	106.0	$1.1	$1,067.0	$(222.0)	$(0.7)	$845.4

See Notes to Condensed Consolidated Financial Statements.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Three Months Ended
	March 31, 2021	March 31, 2020
Operating activities:
Net loss	$(45.0)	$(186.1)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for uncollectible Vacation Interests sales revenue	28.8	100.6
Amortization of capitalized financing costs and original issue discounts	6.8	5.5
Amortization of capitalized loan origination costs and net portfolio premiums	5.6	7.5
Depreciation and amortization	29.8	29.4
Stock-based compensation	1.8	0.6
Non-cash lease expense	2.1	2.4
Unrealized (gain) loss on derivative instruments	(1.0)	9.5
Impairments and other write-offs	—	117.5
Gain on disposal of assets, net	—	(0.6)
Deferred income taxes, net	(6.5)	(27.6)
Other, net	(0.4)	0.6
Changes in operating assets and liabilities:
Vacation Interests notes receivable, net	(19.3)	(28.6)
Due from related parties, net	49.0	34.8
Other receivables, net	(26.3)	(7.1)
Prepaid expenses and other assets	(241.0)	(228.4)
Unsold Vacation Interests	16.6	17.7
Accounts payable	12.0	1.1
Due to related parties, net	214.8	153.4
Accrued liabilities	(11.7)	(64.3)
Income tax receivable, net	(0.7)	0.6
Deferred revenues	64.0	58.2

Net cash provided by (used in) operating activities	79.4	(3.3)

Investing activities:
Property and equipment capital expenditures	(4.9)	(11.6)
Proceeds from sale of assets	—	7.0

Net cash used in investing activities	(4.9)	(4.6)

Financing activities:
Proceeds from issuance of corporate indebtedness	—	92.0
Proceeds from issuance of securitization notes and Funding Facilities	—	157.1
Payments on corporate indebtedness	(11.5)	(7.8)
Payments on securitization notes and Funding Facilities	(84.7)	(81.2)
Payments on debt issuance costs	(0.3)	—

Net cash (used in) provided by financing activities	(96.5)	160.1

Net (decrease) increase in cash, cash equivalents and restricted cash	(22.0)	152.2
Effect of changes in exchange rates on cash, cash equivalents and restricted cash	0.5	(2.1)
Cash, cash equivalents and restricted cash, beginning of period	319.1	332.8

Cash, cash equivalents and restricted cash, end of period	$297.6	$482.9

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash interest paid on corporate indebtedness	$62.5	$63.1

Cash interest paid on securitization notes and Funding Facilities	$6.3	$7.8

Cash paid for taxes (cash received for tax refunds), net	$1.1	$(0.1)

See Notes to Condensed Consolidated Financial Statements.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1—Business, Background and Basis of Presentation

Business and Background

Dakota Holdings, Inc., (“Dakota” or the “Company”) is a Delaware corporation that was incorporated on June 27, 2016 by certain investment funds affiliated with or managed by Apollo Global Management, Inc. and its subsidiaries (“Apollo”), including Apollo Investment Fund VIII, L.P., along with their parallel investment funds (the “Apollo Funds”) and certain co-investors (Reverence Capital Partners, L.P., or “Reverence”). Dakota and its subsidiaries were established to complete the acquisition of Diamond Resorts International, Inc. (“DRII”). DRII is a holding company, the principal asset of which is the direct and indirect ownership of equity interests in its subsidiaries, including Diamond Resorts Corporation, the wholly-owned operating subsidiary that has historically conducted the business described below.

Prior to the acquisition of DRII on September 2, 2016 (the “Apollo Merger”), Dakota had no operations or activity other than acquisition related costs. Subsequent to the Apollo Merger, Dakota became the holding company and derives all of its operating income and cash flows from DRII and its subsidiaries. Other than (i) the acquisition of the equity securities of DRII and the payment of transaction costs at the closing of the Apollo Merger and (ii) the issuance of Dakota Holdings common shares to certain employees and non-employee directors of the Company; there has been no significant activity related to DRII’s parent entities in the condensed consolidated financial statements. See “Schedule I—Condensed Financial Information of Parent Company” in the Company’s Annual Report for the year ended December 31, 2020 (the “2020 Annual Report”) for financial information of DRII’s parent entities.

The Company, through its subsidiaries, operates in the hospitality and vacation ownership industry, with a worldwide resort network of global vacation destinations located around the world, including the continental United States (“U.S.”), Hawaii, Canada, Mexico, the Caribbean, Central America, South America, Europe, Asia, Australia, New Zealand and Africa. The Company’s portfolio consists of resort properties (the “Portfolio Properties”) that the Company manages, are included in one of the Diamond Collections or are Diamond branded resorts in which we own inventory, as well as affiliated resorts and hotels, which the Company does not manage and which do not carry the Company’s brand, but are a part of the Company’s network and, through THE Club® and other Club offerings (the “Clubs”), are available for its members to use as vacation destinations.

The Company’s operations consist of two interrelated businesses: (i) vacation interests (“VOIs” or “Vacation Interests”) sales and financing, which includes marketing and sales of VOIs and consumer financing for purchasers of the Company’s VOIs; and (ii) hospitality and management services, which includes operations related to the management of the homeowners associations (the “VOAs”) for resort properties and single-and multi-resort trusts (collectively, the “Diamond Collections”), operations of the Clubs, operation of certain resort amenities and the provision of other hospitality and management services.

Hilton Grand Vacation Merger Agreement

On March 10, 2021, Hilton Grand Vacations Inc., a Delaware corporation (“HGV”), Hilton Grand Vacations Borrower LLC, a Delaware limited liability company and a wholly-owned subsidiary of HGV (“Merger Sub” or “HGV Borrower”), Dakota and the indirect parent company of DRII, that is controlled by investment funds and vehicles managed by Apollo, and certain stockholders of Dakota entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein and in accordance with applicable law, Dakota will merge with the Merger Sub (the “HGV Merger”) with Merger Sub continuing as the surviving entity after the Merger.

The board of directors unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement including the HGV Merger, are advisable, fair to and in the best interest

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

of Dakota and its stockholders, and authorized, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the HGV Merger.

Apollo and the other Dakota stockholders are expected to receive 34.4 million of HGV common shares, valued at approximately $1.3 billion, subject to customary adjustments. Upon closing of the HGV Merger (the “Closing”), existing HGV shareholders will own approximately 72% of the combined company and Apollo and the other Dakota stockholders will own approximately 28% of the combined company. In connection with the HGV Merger, HGV intends to repay Diamond’s Senior Facilities and First Lien Notes at the HGV Merger close.

Among other things, the Closing is subject to certain conditions, including the approval of the proposed issuance of HGV common shares in connection with the HGV Merger (the “Share Issuance”) by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such matter at a special meeting of stockholders (the “HGV Stockholder Approval”). See “Note 25—Subsequent Events” in the 2020 Annual report for additional information related to terms and conditions of the Merger Agreement.

Impact of COVID-19

In March 2020 the World Health Organization designated the recent coronavirus (“COVID-19”) as a global pandemic. The results of operations for the three months ended March 31, 2021 and 2020 include impacts related to COVID-19 which have had a negative impact on the Company and the travel and hospitality industry. In response to social distancing directives and significant restrictions on travel caused by COVID-19, the Company initially closed most of its resorts and suspended its onsite sales and marketing operations. The Company has taken several steps to enhance liquidity, preserve cash, reduce expenditures and provide financial flexibility, and the Company’s management is continuing to assess the evolving situation and will take actions as appropriate.

Beginning in May 2020, as governmental authorities began to lift restrictions, the Company worked with health experts in establishing reopening safety protocols. The Company’s management implemented and trained team members on the “Diamond Standard of Clean.” Since late May 2020, we have re-opened the majority of our North American Portfolio Properties and onsite sales centers, albeit at reduced capacity levels and revenue has not returned to pre-COVID-19 levels. Although, certain Club offerings and member benefits, such as cruise itineraries, remain unavailable, the Company expects total revenue to recover to pre-COVID-19 levels late in 2021. The Company continues to monitor travel restrictions and prioritize the safety of its customers and employees. This involves a continuous assessment of whether the closure of resorts is necessary due to potential tightening of government restrictions, stay-at-home orders and the potential resurgence of coronavirus cases.

Based on the Company’s current estimates regarding the magnitude and length of the disruptions to business, the Company does not anticipate these disruptions will impact our ability to meet our obligations when due or our ability to maintain compliance with our debt covenants for at least the next 12 months. However, the ultimate magnitude and length of time that the disruptions from COVID-19 will continue is highly uncertain. This uncertainty will require the Company to continually assess the situation, including the impact of changes to government-imposed restrictions. Accordingly, our estimates regarding the magnitude and length of time that these disruptions will continue to impact the Company’s results of operations, cash flows and financial condition may change in the future and such changes could be material.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting policies described in the 2020 Annual Report. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with accounting principles generally

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

accepted in the U.S. (“U.S. GAAP”) have been omitted from the condensed consolidated quarterly financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal and recurring nature. The accompanying condensed consolidated financial statements should be reviewed in conjunction with the Company’s consolidated financial statements included in the 2020 Annual Report. Consolidated results of operations for interim periods are not necessarily indicative of the results for the full year ending December 31, 2021 or any future period.

Note 2—Summary of Significant Accounting Policies

Significant Accounting Policies

Significant accounting policies are those policies that, in management’s view, are most important in the portrayal of the Company’s financial condition and results of operations. The methods, estimates and judgments that the Company uses in applying its accounting policies have a significant impact on the results that it reports in the condensed consolidated financial statements. Some of these significant accounting policies require the Company to make subjective and complex judgments regarding matters that are inherently uncertain. See “Note 2—Summary of Significant Accounting Policies” to the consolidated financial statements included in the 2020 Annual Report for a discussion of the Company’s significant accounting policies.

Principles of Consolidation

The condensed consolidated financial statements include the Company’s wholly-owned subsidiaries and entities in which the Company has a controlling financial interest, including certain variable interest entities (“VIEs”). All intercompany balances have been eliminated in consolidation.

Use of Estimates

The condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These principles require the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In March 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2020-04, “Reference Rate Reform” (“ASU No. 2020-04”), which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by the discontinuation of the London Interbank Offered Rate (“LIBOR”) or by another reference rate expected to be discontinued. These optional amendments were effective for all entities upon issuance and can be applied to certain contract modifications through December 31, 2022. The Company did not have any qualifying contract modifications in the quarter ended March 31, 2021 and will continue to evaluate whether this guidance impacts future contract modifications as they occur.

Recently Adopted Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740):—Simplifying the Accounting for Income Taxes” (“ASU No. 2019-12”), which amends existing guidance related to calculating income taxes in interim periods and the recognition of franchise tax, among other clarifications. The new

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

guidance is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU No. 2019-12 on January 1, 2021. The adoption of this guidance did not have a material impact on the Company’s financial statements.

Note 3—Revenue

A description of principal activities and accounting policies under ASC 606—Revenue from Contracts with Customers (“ASC 606”) can be found in “Note 2—Summary of Significant Accounting Policies” to the consolidated financial statements included in the 2020 Annual Report.

The following represents revenue disaggregated by major products and services and revenue allocated to the Company’s performance obligations for the periods presented below (in millions):

	Three Months Ended
	March 31, 2021	March 31, 2020
Vacation Interests Sales and Financing segment:
Vacation Interests sales, net	$98.9	$82.3
Consumer financing interest	25.6	27.9
Other revenue	14.7	18.7

Total segment revenues	$139.2	$128.9

Sales incentives(a)	$10.9	$18.1

Hospitality and Management Services segment:
Management services	$80.8	$90.4
Membership services	19.5	18.2
Other revenue	2.0	2.4

Total segment revenues	$102.3	$111.0

(a)	Sales incentives are treated as incidental operations and presented net within Vacation Interests carrying cost, net.

Contract balances and contract costs

The Company will recognize contract balances for deferred revenue related to payments collected before the Company’s performance obligations are met. For more detailed information about outstanding performance obligations see “Note 11—Deferred Revenues.”

The Company does not have material contract acquisition costs related to management and member services and pays sales commissions on the sale of VOIs. Incremental fees and commissions paid are not recoverable as those commissions paid related to the sale of points, therefore commissions related to the sale of points are recognized in connection with the sale. However, commissions related to incentives are recoverable and therefore capitalized as contract costs. These contract costs are recognized at the point in time that the revenue related to the incentive is recognized and included within Vacation Interests carrying cost, net on the condensed consolidated statements of operations and comprehensive loss. Capitalized costs were $19.1 million and $18.4 million as of March 31, 2021 and December 31, 2020, respectively, and total amortization was $1.5 million and $3.7 million, for the three months ended March 31, 2021 and 2020, respectively.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Note 4—Vacation Interests Notes Receivable and Allowance

The Company provides financing to certain purchasers of VOIs, which are collateralized by their VOIs. Eligibility for this financing is principally dependent upon the customer’s Fair Isaac Corporation (“FICO”) credit scores and other factors, which are based on review of the customer’s credit history. As of March 31, 2021, Vacation Interests notes receivable bore interest at fixed rates generally between 5.0% and 24.9%. The Vacation Interests notes receivable originated by the Company generally have a term of 10 years and may be prepaid at any time without penalty. The weighted average interest rate of outstanding Vacation Interests notes receivable was 15.2% as of both March 31, 2021 and December 31, 2020, respectively.

The Company’s accrued interest on Vacation Interests notes receivable is accrued based on the contractual provisions of the loan documents, which is suspended at the earlier of (i) the customer’s account becoming over 90 days delinquent, or (ii) the completion of cancellation or foreclosure proceedings. If payments are received while a consumer loan is considered delinquent, interest is recognized on a cash basis. Interest accrual resumes once a customer has brought the account current. Based the Company’s policy to timely charge-off accrued interest, the Company does not require an allowance for credit losses for accrued interest receivables. Write-offs related to accrued interest receivables included in consumer financing interest revenue were $2.5 million and $2.7 million for the three months ended March 31, 2021 and 2020, respectively. Accrued interest receivables are presented in other receivables on the condensed consolidated balance sheet and were $8.5 million and $8.6 million as of March 31, 2021 and December 31, 2020, respectively.

The Company charges off Vacation Interests notes receivable upon the earlier of: (i) the customer’s account becoming over 120 days delinquent; or (ii) the completion of cancellation or foreclosure proceedings. Vacation Interests notes receivable—securitized are collateralized against the Company’s various borrowings which are included in securitization notes and Funding Facilities, net in the accompanying condensed consolidated balance sheets. See “Note 6—Variable Interest Entities” and “Note 12—Borrowings” for further detail.

As a result of COVID-19 on the current economic environment, the Company has offered one to six month payment deferrals on eligible Vacation Interests notes receivable beginning in the second quarter of 2020. As of March 31, 2021, the principal balance of originated and “Acquired Notes” (the Company’s Vacation Interests notes receivable originated prior to the Apollo Merger), included in payment deferral programs was $22.2 million and $4.3 million, respectively. As of December 31, 2020, the principal balance of originated and Acquired Notes that participated in a payment deferral programs was $27.5 million and $4.8 million, respectively.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Vacation Interests notes receivable, net, as of the dates presented below, consisted of the following (in millions):

	March 31, 2021	December 31, 2020
Vacation Interests notes receivable—securitized	$610.6	$707.3
Vacation Interests notes receivable—other	280.0	213.1

Total Vacation Interests notes receivable	890.6	920.4

Originated Vacation Interests notes receivable:
Vacation Interests notes receivable	795.1	812.6
Allowance for loan losses	(293.2)	(307.8)
Deferred origination costs, net and other	12.1	12.9

Originated Vacation Interests notes receivable, net	514.0	517.7

Acquired Vacation Interests notes receivable:(a)
Vacation Interests notes receivable	95.5	107.8
Allowance for credit losses	(25.0)	(27.7)
Non-credit premium	9.9	11.7

Acquired Vacation Interests notes receivable, net	80.4	91.8

Total Vacation Interests notes receivable, net	$594.4	$609.5

(a)	The amortized cost of acquired Vacation Interests notes receivable was $105.4 million and $119.5 million as of March 31, 2021 and December 31, 2020, respectively.

Originated Notes

As described in “Note 2—Summary of Significant Accounting Policies,” the Company adopted ASC No. 2016-13 and the related amendments which have been included in ASC 326 as of January 1, 2020. The allowance for loan losses on the Company’s originated Vacation Interests notes receivable represents an estimate of variable consideration for the implicit right of return on financed VOI sales. Variable consideration is estimated based on the expected value method to the extent that it is probable a significant reversal is not expected to occur.

The Company’s historical estimates for variable consideration on originated notes aligns with the expected credit loss model required by ASU 2016-13, which requires the evaluation of past events, current economic conditions as well as expectations for the future based on reasonable and supportable forecasts. The Company’s allowance for loan losses is recorded on an undiscounted basis.

The Company’s provision for uncollectible Vacation Interests sales was $28.8 million and $100.6 million for the three months ended March 31, 2021 and 2020, respectively, of which there was an incremental loan loss included in the provision, related to COVID-19 of $0.0 million and $45.0 million, respectively, for both of these periods.

Estimating the amount of the incremental loan loss allowance for COVID-19 involved the use of significant estimates and assumptions. Management based its estimates on a combination of several factors, including Company’s historical default data during the most recent recession in 2008, industry data, and the Company’s recent aging trends. The Company continues to monitor this estimate as more information becomes available.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Activity in the allowance for loan losses associated with originated Vacation Interests notes receivable consisted of the following for the periods presented below (in millions):

	Three Months Ended
	March 31, 2021	March 31, 2020
Balance, beginning of period	$307.8	$299.8
Provision for uncollectible Vacation Interests sales(a)	28.4	100.3
Write-offs, net	(43.0)	(49.5)

Balance, end of period	$293.2	$350.6

(a)

The provision for uncollectible Vacation Interests sales shows activity in the allowance for loan losses associated with Vacation Interests notes receivable and includes adjustments related to deferred revenue.

The Vacation Interests notes receivable, net balance related to originated notes also includes deferred origination costs. Vacation Interests notes receivable origination costs incurred in connection with providing financing for VOIs are capitalized and amortized over the estimated life of Vacation Interests notes receivable as a decrease to consumer financing interest revenue using the effective interest method. Amortization of deferred origination costs charged to consumer financing interest revenue were $3.8 million and $5.0 million for the three months ended March 31, 2021 and 2020, respectively.

Acquired Notes

The Company’s Acquired Notes were historically accounted for using the expected cash flows method of recognizing discount or premium accretion based on the Acquired Notes’ expected cash flows pursuant to ASC 310-30, “Loans acquired with deteriorated credit quality.” The Company’s historical estimates for expected cash flows on Acquired Notes aligns with the expected credit loss model required by ASU 2016-13, which requires the evaluation of past events, current economic conditions as well as expectations for the future based on reasonable and supportable forecasts. The Company’s allowance for credit losses is recorded on an undiscounted basis.

Due to the current economic downturn resulting from COVID-19, the Company evaluated the potential impact of COVID-19 on the allowance for credit losses on its Acquired Notes in the first quarter of 2020. Due to expected increases in defaults as a result of the economic downturn, the Company increased its allowance for credit losses by $14.1 million in the three months ended March 31, 2020 using similar estimates and assumptions used in its estimate for the allowance for loan losses on originated notes. The incremental credit loss is included in impairment and other write-offs in the condensed consolidated statement of operations for the three months ended March 31, 2020. The Company will continue to monitor this estimate as more information becomes available.

Activity in the allowance for credit losses associated with acquired Vacation Interests notes receivable consisted of the following for the periods presented below (in millions):

	Three Months Ended
	March 31, 2021	March 31, 2020
Balance, beginning of period	$27.7	$36.8
Increase in allowance for credit losses	—	14.1
Write-offs, net	(2.7)	(6.2)

Balance, end of period	$25.0	$44.7

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Credit Quality Indicators—Originated Notes

The Company obtains and evaluates FICO credit scores when each loan is underwritten. Below is a summary of the credit quality (at time of origination) and aging based upon principal maturities of the Company’s originated loans as of the dates presented below (in millions):

As of March 31, 2021
FICO Scores	Current	31-60	61-90	91-120	Total
>799	$80.6	$1.9	$2.3	$1.7	$86.5
700-799	422.9	11.0	9.5	6.8	450.2
600-699	204.9	6.1	5.2	5.5	221.7
<600	22.7	1.8	1.0	0.6	26.1
No FICO Credit Scores	9.3	0.6	0.3	0.4	10.6

	$740.4	$21.4	$18.3	$15.0	$795.1

As of December 31, 2020
FICO Scores	Current	31-60	61-90	91-120	Total
>799	$86.1	$1.7	$1.3	$1.1	$90.2
700-799	442.8	9.6	7.2	5.8	465.4
600-699	203.9	7.3	5.0	4.4	220.6
<600	23.7	1.4	1.1	0.8	27.0
No FICO Credit Scores	8.6	0.5	0.2	0.1	9.4

	$765.1	$20.5	$14.8	$12.2	$812.6

Below is a summary of the credit quality by origination year of the Company’s originated loans as of the dates presented below (in millions):

As of March 31, 2021
FICO Scores	2021	2020	2019	2018	2017 & Prior	Total
>799	$15.3	$28.9	$22.1	$12.3	$7.9	$86.5
700-799	48.7	149.3	127.6	74.8	49.8	450.2
600-699	17.2	67.1	67.4	40.6	29.4	221.7
<600	2.9	10.7	8.6	3.7	0.2	26.1
No FICO Credit Scores	0.6	4.7	2.1	1.1	2.1	10.6

	$84.7	$260.7	$227.8	$132.5	$89.4	$795.1

As of December 31, 2020
FICO Scores	2020	2019	2018	2017	2016 & Prior	Total
>799	$42.8	$26.1	$13.1	$6.6	$1.6	$90.2
700-799	176.5	146.7	85.5	46.8	9.9	465.4
600-699	71.4	76.3	44.8	23.0	5.1	220.6
<600	11.2	10.0	4.3	1.5	—	27.0
No FICO Credit Scores	4.6	2.3	1.1	0.7	0.7	9.4

	$306.5	$261.4	$148.8	$78.6	$17.3	$812.6

The “No FICO Credit Scores” category in the table above is primarily comprised of customers who live outside of the United States and Canada.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Credit Quality Indicators—Acquired Notes

Below is a summary of the credit quality (at time of origination) and aging based upon principal maturities of the Company’s Acquired Notes as of the dates presented below (in millions):

As of March 31, 2021
FICO Scores	Current	31-60	61-90	91-120	Total
>799	$5.2	$0.2	$0.1	$0.1	$5.6
700-799	52.9	1.1	1.0	0.7	55.7
600-699	27.6	0.7	0.4	0.5	29.2
<600	4.2	—	0.1	0.1	4.4
No FICO Credit Scores	0.5	—	0.1	—	0.6

	$90.4	$2.0	$1.7	$1.4	$95.5

As of December 31, 2020
FICO Scores	Current	31-60	61-90	91-120	Total
>799	$8.0	$0.2	$—	$—	$8.2
700-799	56.7	1.1	0.6	0.5	58.9
600-699	33.6	1.1	0.9	0.3	35.9
<600	2.7	0.2	—	0.1	3.0
No FICO Credit Scores	1.6	0.1	0.1	—	1.8

	$102.6	$2.7	$1.6	$0.9	$107.8

Below is a summary of the credit quality by origination year of the Company’s Acquired Notes as of the dates presented below (in millions):

As of March 31, 2021
FICO Scores	2021	2020	2019	2018	2017 & Prior	Total
>799	$—	$0.2	$0.3	$—	$5.1	$5.6
700-799	—	1.5	4.7	6.4	43.1	55.7
600-699	0.1	1.4	2.3	1.8	23.6	29.2
<600	—	0.1	0.7	0.2	3.4	4.4
No FICO Credit Scores	—	—	0.2	—	0.4	0.6

	$0.1	$3.2	$8.2	$8.4	$75.6	$95.5

As of December 31, 2020
FICO Scores	2020	2019	2018	2017	2016 & Prior	Total
>799	$0.1	$0.8	$0.7	$1.2	$5.4	$8.2
700-799	1.6	4.0	5.7	8.9	38.7	58.9
600-699	0.7	2.0	2.3	4.8	26.1	35.9
<600	0.2	0.2	0.1	0.2	2.3	3.0
No FICO Credit Scores	0.1	—	0.1	0.1	1.5	1.8

	$2.7	$7.0	$8.9	$15.2	$74.0	$107.8

Acquired Notes receivable disclosed as originating subsequent to the Apollo Merger date represent sales upgrade transactions.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Note 5—Transactions with Related Parties

Apollo and Apollo Funds

In connection with the Apollo Merger, the Company entered into a management consulting agreement with Apollo and Reverence Capital Partners, L.P.(“Reverence”), relating to the provision of management consulting and advisory services to the Company. Under the terms of the agreement, the Company is required to pay to affiliates of Apollo and Reverence an annual fee equal to the greater of $5.0 million or 2% of Pro Forma Adjusted EBITDA (as defined in the indenture governing the First Lien Notes, or the “First Lien Notes Indenture”). See “Note 12—Borrowings” for additional detail on the First Lien Notes. The agreement has a term of eight years, with 12-month auto renewals on the eight and the ninth anniversaries of the Apollo Merger, and the maximum term of the agreement is 10 years. Fees incurred under the agreement were $1.3 million and $1.4 million for the three months ended March 31, 2021 and 2020, respectively, and are included in general and administrative expense. Amounts due under this agreement and included in due to related parties, net were $2.0 million and $0.7 million as of March 31, 2021 and December 31, 2020, respectively.

Due from Related Parties, Net and Due to Related Parties, Net

Amounts due from related parties consist primarily of transactions with VOAs or Collection Associations for which the Company acts as the management company. Due from related parties transactions include management fees and other charges related to the VOAs and Collections for the Company’s role as the management company according to a pre-determined schedule approved by the board of directors at each VOA and Collection Association.

Amounts due to related parties transactions include: (i) maintenance fees and assessments owed to the VOAs and Collection Associations for VOIs owned by the Company; (ii) amounts due to VOAs and Collection Associations under the inventory assignment and recovery agreements (“IRAAs”); (iii) cleaning fees owed to the VOAs for room stays paid by the Company’s customers or by a Club on behalf of a member where the frequency of the cleans exceeds those covered by the respective maintenance fees; and (iv) amounts due to Apollo and Reverence.

Amounts due from and due to the same related party are presented net on the balance sheet, if a right of offset exists within the agreement.

Due from related parties, net as of the dates presented below consisted of the following (in millions):

	March 31, 2021	December 31, 2020
Amounts due from VOAs and Collection Associations	$17.4	$42.1
Amounts due from other	—	—

Total due from related parties, net	$17.4	$42.1

Due to related parties, net as of the dates presented below consisted of the following (in millions):

	March 31, 2021	December 31, 2020
Amounts due to VOAs and Collection Associations	$228.3	$14.3
Amounts due to other	2.0	0.7

Total due to related parties, net	$230.3	$15.0

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Management Services

Included within the amounts reported as management and member services revenue are revenues from resort management services provided to the VOAs and the Collection Associations, which totaled $65.9 million and $70.0 million for the three months ended March 31, 2021 and 2020, respectively.

Note 6—Variable Interest Entities

The Company sells pools of qualifying Vacation Interests notes receivable to special purpose entities (“SPEs”), with qualification based on factors such as the credit strength of the VOI purchaser. The notes are securitized through SPEs, with such SPEs being legally separate entities from the Company. The activities of these SPEs are limited primarily to purchasing qualifying Vacation Interests notes receivable from the Company and issuing debt securities and/or borrowing under a debt facility to facilitate such purchases. The notes held by the SPEs are not available to creditors of the Company and are not legal assets of the Company, nor is the debt that is securitized through the SPEs a legal liability of the Company.

The Company has determined that it is the primary beneficiary of these SPEs, and consequently consolidates such entities. The Company does not recognize gains or losses resulting from these securitizations at the time of sale to the SPEs, and recognizes interest income over the contractual life of the securitized notes and services the securitized notes under negotiated servicing agreements.

The assets and liabilities of these consolidated SPEs as of the periods presented below consisted of the following (in millions):

	March 31, 2021	December 31, 2020
Securitization notes and Funding Facilities receivable, gross(a)	$610.6	$707.3
Securitized restricted cash(b)	36.9	39.5
Interest receivable on securitized notes receivable(c)	5.5	6.2

Total SPE assets(d)	653.0	753.0

Securitized term notes(e)	435.1	498.5
Funding Facilities	134.4	155.7
Other liabilities	3.0	3.0

Total SPE liabilities(e)	572.5	657.2

SPE assets in excess of SPE liabilities	$80.5	$95.8

(a)

This amount does not include the allowance for uncollectible Vacation Interests notes receivable, and is included in Vacation Interests notes receivable, net on the condensed consolidated balance sheets.

(b)	Included in cash in escrow and restricted cash on the condensed consolidated balance sheets.
(c)	Included in other receivables, net on the condensed consolidated balance sheets.
(d)

Excludes $2.7 million and $3.0 million of debt issuance costs included in prepaid and other assets in the condensed consolidated balance sheets as of March 31, 2021 and December 31, 2020, respectively.

(e)

Excludes $10.2 million and $12.0 million of debt issuance costs included in securitization notes and Funding Facilities, net on the condensed consolidated balance sheets as of March 31, 2021 and December 31, 2020, respectively.

Interest income and interest expense related to the Company’s securitized Vacation Interests notes receivable and securitized term notes and warehouse and conduit facilities (“Funding Facilities”) are recorded in consumer financing interest revenue and consumer financing interest expense, respectively, on the condensed consolidated statements of operations and comprehensive loss. The amounts were as follows for the periods presented below (in millions):

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

	Three Months Ended
	March 31, 2021	March 31, 2020
Interest income	$22.9	$24.4
Interest expense	$6.2	$7.8

Interest expense in the table above excludes amortization of original issue discount and debt issuance costs related to securitized debt of $2.4 million and $1.4 million for the three months ended March 31, 2021 and 2020, respectively. See “Note 4—Vacation Interests Notes Receivable and Allowance” and “Note 12—Borrowings” for additional details.

Note 7—Unsold Vacation Interests

Unsold Vacation Interests as of the dates presented below consisted of the following (in millions):

	March 31, 2021	December 31, 2020
Completed unsold Vacation Interests	$558.0	$574.7
Undeveloped land	68.9	68.9
Vacation Interests construction in progress	7.0	6.7

Unsold Vacation Interests	$633.9	$650.3

The Company recognized $7.6 million in adjustments to Vacation Interests cost of sales resulting from current-period changes in estimates under the relative sales value method, which resulted in a decrease to the carrying value of unsold Vacation Interests as of March 31, 2021.

The Company benefited from $18.7 million in adjustments to Vacation Interests cost of sales resulting from changes in estimates under the relative sales value method, which resulted in an increase to the carrying value of unsold Vacation Interests as of December 31, 2020.

Note 8—Property and Equipment, Net

Property and equipment, net as of the dates presented below consisted of the following (in millions):

	March 31, 2021	December 31, 2020
Land and improvements	$105.5	$105.6
Buildings and leasehold improvements	237.6	236.9
Computer software	73.2	68.0
Furniture and equipment	25.3	25.1
Computer equipment	23.4	21.8
Construction in progress	21.4	25.3

Property and equipment, gross	486.4	482.7
Less accumulated depreciation	(131.2)	(122.5)

Property and equipment, net	$355.2	$360.2

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Depreciation expense related to property and equipment was $8.7 million and $8.3 million for the three months ended March 31, 2021 and 2020, respectively.

Note 9—Goodwill

The carrying amounts of goodwill by reportable segment are as follows (in millions):

	Hospitality and Management Services	Vacation Interests Sales and Financing(a)	Total Company
Balance as of December 31, 2020	$881.6	$—	$881.6
Impact of currency translation adjustment	—	—	—

Balance as of March 31, 2021	$881.6	$—	$881.6

(a)	Accumulated goodwill impairment was $103.4 million for all periods presented.

As a result of global economic uncertainty and the closure of most of the Company’s resorts and sales centers due to COVID-19, the Company tested goodwill recorded on its North America Vacation Interests sales and financing (“NA VISF”) reporting unit for impairment by comparing the fair value of the NA VISF reporting unit to its carrying value, including goodwill as of March 31, 2020.

The fair value of the NA VISF reporting unit was determined using a combination of both an income approach, based on the present value of discounted cash flows, and a market approach. Due to current market volatility and lack of reliable market data, the Company determined that the income approach provided a more reliable estimate of the fair value of the NA VISF reporting unit. As a result of this analysis, the Company recognized a full impairment charge totaling $103.4 million in its Vacation Interests sales and financing reportable segment for the three months ended March 31, 2020, which resulted in tax benefit of $3.3 million.

The Company’s estimate of fair value of the NA VISF reporting unit was performed using Level 3 inputs utilizing estimated future cash flows discounted at rates commensurate with the capital and cost of capital of comparable market participants. The income approach requires several assumptions including those regarding future revenue growth, EBITDA (earnings before interest, taxes, depreciation and amortization) margins, and capital expenditures, which are the basis for information used in the discounted cash flow model. The weighted-average cost of capital used in the income approach ranged from 12.5% to 13.0%, with a terminal revenue growth rate of 3.0%.

There were no impairments of goodwill for the three months ended March 31, 2021.

Note 10—Other Intangible Assets

Other intangible assets, net consisted of the following as of March 31, 2021 ($ in millions):

	Asset Lives	Gross Carrying Cost	Accumulated Amortization	Net Book Value
Management contracts	14 to 27	$994.8	$(167.9)	$826.9
Member relationships and the Clubs	5 to 8	234.5	(164.7)	69.8
Trade names and other intangible assets	6 to 20	148.9	(53.5)	95.4

Total other intangible assets		$1,378.2	$(386.1)	$992.1

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Other intangible assets, net consisted of the following as of December 31, 2020 ($ in millions):

	Asset Lives	Gross Carrying Cost	Accumulated Amortization	Net Book Value
Management contracts	14 to 27	$994.5	$(158.6)	$835.9
Member relationships and the Clubs	5 to 8	234.5	(155.7)	78.8
Trade names and other intangible assets	6 to 20	148.9	(50.5)	98.4

Total other intangible assets		$1,377.9	$(364.8)	$1,013.1

Amortization expense for other intangible assets was $21.1 million for each of the three months ended March 31, 2021 and 2020.

The following reflects the estimated future aggregate amortization expense for intangible assets for the following years as of March 31, 2021 (in millions):

2021	$63.3
2022	70.2
2023	54.6
2024	51.7
2025	46.2
2026	44.4
2027 and thereafter	661.7

Total	$992.1

Note 11—Deferred Revenues

Deferred revenues as of the dates presented below consisted of the following (in millions):

	March 31, 2021	December 31, 2020
Deferred sales incentives revenue	$92.1	$93.0
Deferred membership services revenue	35.8	16.1
Deferred VOI sales revenue	12.1	9.9
Deferred management fee revenue	27.0	9.3
Deferred maintenance fee revenue	33.0	8.4
Accrued guest deposits	2.6	2.0
Other	8.2	7.7

Total deferred revenues	$210.8	$146.4

The following table presents changes in deferred revenues for the periods presented below (in millions):

	March 31, 2021	March 31, 2020
Balance, beginning of year	$146.4	$158.2
Additional deferrals	109.0	116.3
Amounts recognized in revenue	(44.5)	(60.5)
Impacts of foreign currency translation	(0.1)	(0.5)

Balance, end of period	$210.8	$213.5

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Note 12—Borrowings

The Company’s indebtedness consisted of the following as of the dates presented below ($ in millions):

	March 31, 2021						December 31, 2020
	Principal Balance	Stated or Weighted Average Interest Rate	Maturity	Gross Amount of Vacation Interests Notes Receivable as Collateral	Borrowing/ Funding Availability		Principal Balance
Senior Facilities	$862.8	4.80%	9/2/2023(4)	$—	$92.0		$865.0
Original issue discount and debt issuance costs related to Senior Facilities	(24.7)			—	—		(26.9)
First Lien Notes	500.0	7.75%	9/1/2023	—	—		500.0
Senior Notes	591.0	10.75%	9/1/2024	—	—		591.0
Original issue discount and debt issuance costs related to First Lien Notes and Senior Notes	(27.5)			—	—		(29.4)
Notes payable-insurance policies and other	26.1	3.0%	Various	—	—		6.7

Total Corporate Indebtedness, net	1,927.7			—	92.0		1,906.4

Quorum Facility	0.9	4.0%	Various	3.5	—		1.2
Diamond Resorts Owner Trust 2016-1	—	—%	11/20/2028	—	—		19.5
Diamond Resorts Owner Trust 2017-1	58.2	3.5%	10/22/2029	60.8	—		62.9
Diamond Resorts Owner Trust 2018-1	136.4	4.1%	1/21/2031	141.8	—		147.8
Diamond Resorts Owner Trust 2019-1	227.3	3.3%	2/20/2032	225.4	—		251.8
Premium Yield Facility	13.2	4.8%	3/20/2031	21.6	—		16.5
Funding Facilities	133.5	2.7%	Various	157.5	541.5		154.5
Original issue discount and debt issuance costs related to Securitization notes	(10.2)			—	—		(12.0)

Securitization notes and Funding Facilities, net(1)	559.3		Various	610.6	541.5	(2)	642.2

Total(3)	$2,487.0			$610.6	$633.5		$2,548.6

(1)	Non-recourse indebtedness.
(2)

Borrowing / funding availability is calculated as the difference between the maximum commitment amount and the outstanding principal balance; however, the actual availability is dependent on the amount of eligible VOI notes receivable that serve as the collateral for such borrowings.

(3)	Excludes debt issuance costs associated with Funding Facilities and the Revolving Credit Facility which are included in prepaid expenses and other assets in the condensed consolidated balance sheet.
(4)	The Revolving Credit Facility has a maturity date of June 2, 2023.

See “Note 16—Borrowings” in the Company’s 2020 Annual Report for additional details related to the Company’s borrowings, in addition to the following information.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Senior Facilities

The Senior Facilities provides for a $100.0 million revolving credit facility which matures on June 2, 2023. As of March 31, 2021, $8.0 million was committed to outstanding letters of credit. After consideration of the letter of credit commitments, $92.0 million of additional borrowing capacity is available as of March 31, 2021. To manage exposure to interest rate increases on variable rate debt, the Company enters into interest rate swap contracts. Refer to “Note 16—Fair Value Measurements” for additional information.

First Lien Notes

On August 31, 2016, Dakota Merger Sub completed the offering of the $500.0 million first-priority senior secured notes due September 1, 2023 (the “First Lien Notes”). On September 2, 2016, upon the completion of the Apollo Merger, DRII continued its existence as the issuer of the First Lien Notes and the proceeds of the First Lien Notes were released from escrow to fund the Apollo Merger and to pay related fees and expenses.

DRII may redeem the First Lien Notes at its option, in whole at any time or in part from time to time, at the redemption prices set forth in the indenture governing the First Lien Notes. DRII’s obligations under the First Lien Notes and the First Lien Notes Indenture are guaranteed, jointly and severally, on a senior secured first-priority basis, by each of DRII’s present and future direct and indirect wholly-owned material domestic subsidiaries that guarantee its Senior Facilities. The First Lien Notes and the related guarantees are secured by first-priority security interests in the collateral owned by DRII and the subsidiary guarantors that also secure the Senior Facilities, subject to certain permitted liens and exceptions as further described in the First Lien Notes Indenture and the related security documents.

Senior Notes

On August 31, 2016, Dakota Merger Sub completed the offering of the $600.0 million senior notes due on September 1, 2024 (the “Senior Notes”). On September 2, 2016, upon the completion of the Apollo Merger, DRII continued its existence as the issuer of the Senior Notes and the proceeds of the Senior Notes were released from escrow to fund the Apollo Merger and to pay related fees and expenses.

DRII may redeem the Senior Notes at its option, in whole at any time or in part from time to time, at the redemption prices set forth in the indenture governing the Senior Notes (the “Senior Notes Indenture”). DRII’s obligations under the Senior Notes and the Senior Notes Indenture are guaranteed, jointly and severally, on a senior unsecured basis, by each of DRII’s present and future direct or indirect wholly-owned material domestic subsidiaries that guarantee its Senior Facilities.

On December 19, 2018, DRII entered into an agreement with an agent to execute the repurchase of Senior Notes through open market purchases (the “Bond Repurchase Plan”). The Company repurchased an aggregate principal amount of $9.0 million of the Senior Notes. The Bond Repurchase Plan expired on June 15, 2019.

Securitization notes and Funding Facilities, net

As discussed in “Note 6—Variable Interest Entities,” the Company issues debt through the securitization of Vacation Interests notes receivable and enters into Funding Facilities, which are issued through SPEs. As of March 31, 2021, the Company’s securitized debt of $569.5 million, excluding debt issuance costs, was collateralized by $610.6 million of underlying gross Vacation Interests notes receivable and related assets.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

DROT 2021-1

On April 20, 2021, we completed a securitization transaction involving the issuance of $319.2 million of securities (the DROT 2021-1 Notes”). The DROT 2021-1 Notes consists of four tranches of Vacation Interest notes receivable that include $134.1 million of Class A tranche notes, $83.2 million of Class B tranche notes, $65.4 million of Class C tranche notes and $36.5 million of Class D tranche notes. The interest rates for the Class A tranche notes, the Class B tranche notes, the Class C tranche notes and the Class D tranche notes are 1.51%, 2.05%, 2.70% and 3.83% respectively. The overall weighted average interest rate of the DROT 2021-1 Notes is 2.0%.

The proceeds of the DROT 2021-1 Notes were used to repay $134.1 million aggregate principal amounts outstanding under certain Funding Facilities. The DROT 2021-1 Notes allow for a prefunding amount of $79.8 million which is available to draw subject to eligible Vacation Interests notes receivable requirements as outlined in the DROT 2020-1 indenture. The remaining proceeds were used to fund reserve accounts and pay costs associated with the transaction with the remaining cash transferred to us for general corporate purpose.

Funding Facilities

The Company enters into Funding Facilities, which are issued through SPEs (see “Note 6—Variable Interest Entities”). The Company’s Funding Facilities bear a variable interest rate plus a margin and are subject to non-use fees. Borrowing under the Funding Facilities are non-recourse to the Company (other than the applicable wholly-owned special purpose borrower) and contain financial covenants consistent with the Company’s other existing facilities of this type and customary default provisions.

The table below summarizes key terms for each of the Funding Facilities as of March 31, 2021 (in millions):

	Maximum Commitment	Stated Maturity	Loan Advance Period	Amortization Period
Credit Suisse Conduit Facility	$200.0	08/24/2023	24 months	12 months
Capital One Conduit Facility	$150.0	09/30/2024	24 months	24 months
Deutsche Bank Conduit Facility	$200.0	11/18/2023	36 months	12 months
Natixis Conduit Facility	$125.0	03/22/2023	24 months	24 months

Additional usage of the capacity of the Company’s Funding Facilities is subject to the Company’s ability to provide additional Vacation Interests notes receivable.

Original Issue Discount and Debt Issuance Costs

Amortization of original issue discount and debt issuance costs included in interest expense consisted of the following for the periods presented below (in millions):

	Three Months Ended
	March 31, 2021	March 31, 2020
Amortization of capitalized financing costs and original issue discounts	$6.8	$5.5

Covenant Restrictions and Limitations

The Company’s Senior Facilities, the First Lien Notes, the Senior Notes, securitization notes and Funding Facilities all contain various restrictions and limitations that may affect the Company’s business and affairs.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

These include, but are not limited to, restrictions and limitations relating to its ability and the ability of its subsidiaries to incur indebtedness and other obligations, to make investments and acquisitions, to pay dividends and to repurchase shares of the Company’s common stock. The Company’s Revolving Credit Facility includes a springing financial maintenance covenant that requires that the Company’s net first lien leverage ratio (the ratio of consolidated net debt secured by first-priority liens on the collateral to last twelve months’ Pro Forma Adjusted EBITDA, as defined in the Senior Facilities) not exceed 3.75 to 1.00. The covenant is only required to be tested on a quarterly basis when the Revolving Credit Facility is more than 30% drawn (excluding up to $15.0 million of outstanding letters of credit) and will be a condition to drawings under the Revolving Credit Facility that would result in more than 30% drawn thereunder. The failure of the Company to comply with any of these provisions, or to pay its obligations, could result in foreclosure by the lenders of their security interests in the Company’s assets, and could otherwise have a material adverse effect on the Company. As of March 31, 2021, the Company was in compliance with all financial covenants.

Note 13—Leases

The Company’s right-of-use assets and lease liabilities as of the dates presented below are as follows (in millions):

Leases	Classification	March 31, 2021	December 31, 2020
Right-of-use assets:
Operating	Prepaid expenses and other assets	$19.1	$21.3
Finance	Property and equipment, net(a)	0.7	0.7

Total right-of-use assets		$19.8	$22.0

Lease liabilities:
Operating	Accrued liabilities	$20.6	$23.0
Finance	Corporate indebtedness, net	0.6	0.7

Total lease liabilities		$21.2	$23.7

(a)	Finance lease assets are recorded net of accumulated depreciation of $1.0 million as of both March 31, 2021, and December 31, 2020.

Lease costs for the periods presented below consisted of the following (in millions):

	Classification	Three Months Ended
Lease Costs		March 31, 2021	March 31, 2020
Operating lease costs	Advertising, sales and marketing(a)	$1.2	$1.6
Operating lease costs	General and administrative(b)	1.7	1.7

Total operating lease costs(c)		$2.9	$3.3

(a)

Amounts include variable lease costs of $0.2 million and $0.3 million for the three months ended March 31, 2021 and 2020, respectively, and short term lease costs of $0.1 million for each of the three months ended March 31, 2021 and 2020.

(b)	Amounts include variable lease costs of $0.0 million and $0.1 million for the three months ended March 31, 2021 and 2020, respectively.
(c)	Finance lease costs were not material for the three months ended March 31, 2021 and 2020.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Future minimum lease payments for the dates presented below were as follows (in millions):

Due in the twelve months ending March 31:	Operating Leases	Finance Leases
2022	$7.1	$0.4
2023	6.8	0.2
2024	5.4	—
2025	1.8	—
2026	0.8	—
2027 and thereafter	—	—

Total future minimum lease payments as of March 31, 2021	21.9	0.6

Less: Interest	(1.3)	—

Present value of lease liabilities as of March 31, 2021	$20.6	$0.6

Future minimum lease payments for the dates presented below were as follows (in millions):

Due in the twelve months ending December 31:	Operating Leases	Finance Leases
2021	$8.0	$0.4
2022	6.9	0.2
2023	6.6	0.1
2024	1.8	—
2025	1.2	—
2026 and thereafter	—	—

Total future minimum lease payments as of December 31, 2020	24.5	0.7

Less: Interest	(1.5)	—

Present value of lease liabilities as of December 31, 2020	$23.0	$0.7

The Company’s weighted-average remaining lease term and weighted-average discount rates as of the dates presented below are as follows:

	March 31, 2021	March 31, 2020
Weighted- average remaining lease term (years)
Operating leases	3.3	3.6
Finance leases	2.0	2.9

Weighted-average discount rate
Operating leases	3.8%	4.0%
Finance leases	4.1%	4.1%

The following represents other information related to leases for the dates presented below (in millions):

	Three Months Ended
	March 31, 2021	March 31, 2020
Operating cash outflows related to operating leases	$2.2	$2.6
Lease assets obtained in exchange for new operating lease liabilities	—	0.1

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

Cash flows related to finance leases and lease assets obtained in exchange for new finance lease liabilities were not material for the three months ended March 31, 2021 and 2020.

Note 14—Income Taxes

Income tax (benefit) expense consisted of the following for the periods presented (in millions, except effective tax rate):

	Three Months Ended
	March 31, 2021	March 31, 2020
Federal and state income tax benefit	$(7.3)	$(28.4)
Foreign income tax provision	0.3	1.4

Benefit for income taxes	$(7.0)	$(27.0)

Effective tax rate	13.5%	12.7%

The Company’s effective income tax rate of 13.5% for the three months ended March 31, 2021, differed from the statutory tax rate primarily due to the effect of certain foreign income and losses includible in U.S. taxable income, the impact of valuation allowances applied to certain foreign losses and permanent book-tax differences.

The Company has considered the income tax accounting and disclosure implications of the relief provided by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act enacted on March 27, 2020. The effect of tax law changes is generally required to be recognized in the interim period in which the legislation is enacted and reflected in the computation of the annual effective tax rate, depending on the nature of the change. As of March 31, 2021, the Company evaluated the income tax provisions of the CARES Act and has determined there to be an immaterial effect on the March 31, 2021 computation of the effective income tax rate for the year. The Company will continue to evaluate the income tax provisions of the CARES Act and monitor the developments in the jurisdictions where it has significant operations for tax law changes that could have income tax accounting and disclosure implications.

Note 15—Commitments and Contingencies

Contractual Obligations

The Company has entered into various contractual obligations primarily related to sales center remodeling, property amenity improvement and corporate office expansion projects. The total remaining commitment was $3.8 million as of March 31, 2021.

Hurricane Irma

In September 2017, Hurricane Irma, a Category 5 hurricane, inflicted widespread damage to St. Maarten in the Caribbean, where two resorts in the Company’s resort network are located. The hurricane adversely impacted the Company’s resort operations and caused significant damage to certain of the resorts; however, the Company’s managed resorts are covered by all-risk property insurance policies, as well as coverage for business interruption, with reasonable market deductibles. The resorts located in St. Maarten reopened in January 2021 and the closure did not have a material negative financial impact to the Company.

Acquisition-related Contingencies

In connection with an acquisition prior to the Apollo Merger, the Company entered into agreements pursuant to which the Company is required to purchase certain seller-retained Vacation Interests notes receivable

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

in exchange for the right to recover the underlying VOIs (the “Default Recovery Agreements”). Amounts due under the Default Recovery Agreements and included in accrued liabilities were $3.5 million and $3.8 million as of March 31, 2021 and December 31, 2020, respectively.

Litigation Contingencies

From time to time, the Company is subject to certain legal proceedings and claims in the ordinary course of business. The Company evaluates these legal proceedings and claims at each balance sheet date to determine the degree of probability of an unfavorable outcome and, when it is probable that a liability has been incurred, the Company’s ability to make a reasonable estimate of loss. The Company records a contingent litigation liability when it determines that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company has accrued liabilities of $8.7 million and $8.2 million for all legal matters that were contingencies as of March 31, 2021 and December 31, 2020, respectively. For those legal contingencies as to which a loss is reasonably possible and for which the Company is able to estimate a range of possible loss, the current estimated range is up to approximately $8.4 million in excess of recorded accruals.

While management presently believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not materially harm the Company’s financial condition, cash flows, or materially adversely affect overall trends in the Company’s results of operations, legal proceedings are inherently uncertain and unfavorable rulings could, individually or in aggregate, have a material adverse effect on the Company’s business, financial condition or results of operations.

Note 16—Fair Value Measurements

Financial assets and liabilities carried at fair value (the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date) are classified and disclosed in one of the following three categories:

•	Level 1: Quoted prices for identical instruments in active markets.

•

Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable.

•	Level 3: Unobservable inputs used when little or no market data is available.

The carrying values and estimated fair values of the Company’s financial instruments as of March 31, 2021 were as follows (in millions):

	Carrying Value	Total Estimated Fair Value	Estimated Fair Value (Level 2)	Estimated Fair Value (Level 3)
Assets:
Vacation Interests notes receivable, net	$594.4	$594.4	$—	$594.4
Liabilities:
Corporate indebtedness, net(a)	$1,927.7	$2,045.5	$2,045.5	$—
Securitization notes and Funding Facilities, net(a)	$559.3	$550.7	$419.0	$131.7
Interest rate swap contract	$5.3	$5.3	$—	$5.3

(a)	The carrying value is net of related debt issuance costs.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

The carrying values and estimated fair values of the Company’s financial instruments as of December 31, 2020 were as follows (in millions):

	Carrying Value	Total Estimated Fair Value	Estimated Fair Value (Level 2)	Estimated Fair Value (Level 3)
Assets:
Vacation Interests notes receivable, net	$609.5	$609.5	$—	$609.5
Liabilities:
Corporate indebtedness, net(a)	$1,906.4	$1,953.1	$1,953.1	$—
Securitization notes and Funding Facilities, net(a)	$642.2	$634.9	$471.8	$163.1
Interest rate swap contract	$6.3	$6.3	$—	$6.3

(a)	The carrying value is net of related debt issuance costs.

The tables above exclude cash and cash equivalents and cash in escrow and restricted cash, which had fair values approximating their carrying amounts due to the short maturities and liquidity of these items.

Level 3

The Company believes that the carrying value of Vacation Interests notes receivable, net approximated its fair value at March 31, 2021 and December 31, 2020, because the allowance for losses adjusts the carrying value of Vacation Interests notes receivable to management’s best estimate of collectability. See “Note 4—Vacation Interests Notes Receivable and Allowance” for additional details related to the Company’s allowance for loan losses.

The fair value of borrowings under the Funding Facilities as of March 31, 2021 and December 31, 2020 was determined based on an internal analysis performed by the Company utilizing a discounted cash flow model.

The Company enters into interest rate swap contracts to manage exposure to interest rate increases on variable rate debt. On August 23, 2019, the Company entered into an interest rate swap contract with a notional value of $300.0 million which provides that the Company pay interest at a fixed rate of 1.323% and receive interest at the one-month LIBOR rate. The interest rate swap expires in September 2022. The Company has not designated the interest rate swap as a hedging instrument pursuant to ASC 815—Derivatives and Hedging; therefore, gains and losses associated with changes in the fair value of the interest rate swap are recognized in corporate indebtedness interest expense as they occur.

The Company recognized a gain of $0.1 million in the three months ended March 31, 2021, which includes net cash payments of $0.9 million. The fair value of interest rate swap contracts was $5.3 million and $6.3 million and is recognized in accrued liabilities on the condensed consolidated balance sheet as of March 31, 2021 and December 31, 2020, respectively. The Company estimates the fair value of interest rate swap contracts based on valuation reports provided by the counterparty. The inputs used to measure the fair value of interest rate swap contracts are categorized as Level 3 in the fair value hierarchy based on the credit risk data used for the valuations, which were not directly observable and could not be corroborated by observable market data.

Level 2

The fair value of the borrowings under the Senior Facilities, the First Lien Notes, the Senior Notes, and the securitization notes as of March 31, 2021 and December 31, 2020 was determined using quoted prices for identical instruments in markets that are not active.

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

The fair value of notes payable, which are included in corporate indebtedness, net, was not calculated because they were either due within one year or were immaterial.

Note 17—Stock-Based Compensation

The Company provides stock-based compensation to certain employees or directors of, or consultants to, the Company and its subsidiaries under its equity incentive plan in the form of stock options. Options awarded to certain non-employee directors vest in full on the first anniversary of the grant date, while one-third of the options awarded to employees and certain other non-employee directors generally vest and become exercisable in equal annual installments over a five-year period, subject to accelerated vesting upon a “change in control” and a grantee’s continued service on the applicable vesting date (“Tranche A Service-Based Grants”). The remaining two-thirds of the options awarded to employees and such other non-employee directors generally vest and become exercisable upon a “change in control,” provided that certain targeted levels of performance have been achieved (“Tranche B Performance-Based Grants”).

On September 25, 2020, the Company granted 0.7 million restricted stock units (“RSUs”) and 2.2 million stock options (“2020 Options”) to certain employees under its equity incentive plan. The 2020 RSUs have a weighted average fair value of $11.91 per share and vested in full on the grant date. The 2020 Options have a maximum contractual term of 10 years, vest in equal annual installments over a three-year period and are subject to accelerated vesting upon a “change in control” and a grantee’s continued service on the applicable vesting date.

In the first quarter of 2021, the Company issued 0.7 million shares of common stock, net of shares withheld for taxes, to settle the 2020 RSUs granted in September 2020.

Stock-based Compensation Expense

The following table summarizes the Company’s stock-based compensation expense related to the Tranche A Service-Based Grants included in general and administrative expense for the periods presented below (in millions):

	Three Months Ended
	March 31, 2021	March 31, 2020
Stock-based compensation	$1.8	$0.6

Note 18—Segment Reporting

Business Segment

The Company presents its results of operations in two reportable segments: (i) Vacation Interests sales and financing, which includes operations relating to the marketing and sales of Vacation Interests, as well as the consumer financing activities related to such sales and (ii) hospitality and management services, which includes operations related to the management of resort properties and the Diamond Collections, operation of the Clubs, food and beverage venues owned and managed by the Company and the provision of other services. While certain line items reflected on the condensed consolidated statements of operations and comprehensive income (loss) fall completely into one of these reportable segments, other line items relate to revenues or expenses which are applicable to both segments; specifically, other revenue and loan portfolio expense, which are allocated to the appropriate segment based on the nature of the underlying transactions. Certain expense items (principally corporate interest expense, depreciation and amortization and provision for income taxes) are not, in

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

management’s view, allocable to either of these reportable segments, as they apply to the entire Company. In addition, general and administrative expenses are not allocated to either of these reportable segments because, historically, management has not allocated these expenses for purposes of evaluating the performance of the Company’s different operational divisions. Accordingly, these expenses are presented under corporate and other. The Company utilizes revenues and income (loss) before income taxes to assess the performance of its reportable segments.

Management believes that it is impracticable to allocate specific assets and liabilities related to each business segment. In addition, management does not review balance sheets by business segment as part of their evaluation of operating segment performance. Consequently, no balance sheet segment reports have been presented.

The following tables present revenues, loss before benefit for income taxes, interest revenue/income and interest expense for the Company’s reportable segments for the periods presented below (in millions):

	Three Months Ended
	March 31, 2021	March 31, 2020
Revenues:
Vacation Interests sales and financing	$139.2	$128.9
Hospitality and management services	102.3	111.0

Total revenues	$241.5	$239.9

Loss before benefit for income taxes:
Vacation Interests sales and financing	$8.2	$(147.2)
Hospitality and management services	56.4	54.2
Corporate and other	(116.6)	(120.1)

Loss before benefit for income taxes	$(52.0)	$(213.1)

Interest revenue/income:
Vacation Interests sales and financing	$25.6	$27.9
Corporate and other	0.2	0.9

Total interest revenue/income	$25.8	$28.8

Interest expense:
Vacation Interests sales and financing	$8.6	$9.2
Corporate and other	40.3	51.1

Total interest expense	$48.9	$60.3

Note 19—Subsequent Events

The Company evaluated subsequent events through April 29, 2021, which is the date the financial statements were available to be issued.

On April 20, 2021, we completed a securitization transaction involving the issuance of $319.2 million of securities (the DROT 2021-1 Notes”). The DROT 2021-1 Notes consists of four tranches of Vacation Interest notes receivable that include $134.1 million of Class A tranche notes, $83.2 million of Class B tranche notes, $65.4 million of Class C tranche notes and $36.5 million of Class D tranche notes. The interest rates for the Class A tranche notes, the Class B tranche notes, the Class C tranche notes and the Class D tranche notes are

DAKOTA HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—Continued

1.51%, 2.05%, 2.70% and 3.83% respectively. The overall weighted average interest rate of the DROT 2021-1 Notes is 2.0%.

The proceeds of the DROT 2021-1 Notes were used to repay $134.1 million aggregate principal amounts outstanding under certain Funding Facilities. The DROT 2021-1 Notes allow for a prefunding amount of $79.8 million which is available to draw subject to eligible Vacation Interests notes receivable requirements as outlined in the DROT 2020-1 indenture. The remaining proceeds were used to fund reserve accounts and pay costs associated with the transaction with the remaining cash transferred to us for general corporate purpose.

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HILTON GRAND VACATIONS INC.,

HILTON GRAND VACATIONS BORROWER LLC,

DAKOTA HOLDINGS, INC.,

AP VIII DAKOTA HOLDINGS, L.P.,

AS THE SELLER REPRESENTATIVE,

AP VIII DAKOTA HOLDINGS, L.P., AP DAKOTA CO-INVEST, L.P., REVERENCE CAPITAL PARTNERS OPPORTUNITIES FUND I, L.P., REVERENCE CAPITAL PARTNERS OPPORTUNITIES FUND I (AI), L.P., REVERENCE CAPITAL PARTNERS OPPORTUNITIES FUND I (CAYMAN), L.P., RCP I (CAYMAN) LOWER-TIER B LP, RCP DAKOTA CO-INVEST, L.P. AND RCP DAKOTA CO-INVEST LOWER-TIER B LP,

AS SELLERS

AND

THE OTHER SELLERS LISTED ON EXHIBIT A

Dated as of March 10, 2021

(Continued)

(Continued)

(Continued)

LIST OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	Sellers
Exhibit B	Stockholders Agreement
Exhibit C	Letter of Transmittal

Schedules
Schedule 2.4(a)(i)	Exchange Ratio Calculation
Schedule 2.4(a)(ii)	Sample Closing Statement
Schedule 2.6	Parent Board
Schedule 6.19(g)	Company Pre-Closing Restructuring Transactions
Schedule 7.1(b)	Antitrust Approvals

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of March 10, 2021 (the “Agreement Date”), is by and among Hilton Grand Vacations Inc., a Delaware corporation (“Parent”); Hilton Grand Vacations Borrower LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub” or “HGV Borrower”); Dakota Holdings, Inc., a Delaware corporation (the “Company”); AP VIII Dakota Holdings, L.P., a Delaware limited partnership, solely as the representative of the Sellers (as hereafter defined) (the “Seller Representative”), AP VIII Dakota Holdings, L.P., a Delaware limited partnership (“AP VIII Holdings”), AP Dakota Co-Invest, L.P., a Delaware limited partnership (“AP VIII Co-Invest” and, together with AP VIII Holdings, the “Apollo Sellers”), RCP Dakota Co-Invest, L.P., a Cayman Islands exempted limited partnership (“RCP Investor 1”), Reverence Capital Partners Opportunities Fund I, L.P., a Delaware limited partnership (“RCP Investor 2”), Reverence Capital Partners Opportunities Fund I (Cayman), L.P., a Cayman Islands exempted limited partnership (“RCP Investor 3”), Reverence Capital Partners Opportunities Fund I (AI), L.P., a Delaware limited partnership (“RCP Investor 4”), RCP I (Cayman) Lower-Tier B LP, a Cayman Islands exempted limited partnership (“RCP Investor 5”), RCP Dakota Co-Invest Lower-Tier B LP, a Cayman Islands exempted limited partnership (“RCP Investor 6” and, together with RCP Investor 1, RCP Investor 2, RCP Investor 3, RCP Investor 4 and RCP Investor 5, the “Reverence Sellers”) and each Person listed on Exhibit A (each, a “Seller” and collectively the “Sellers”). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings indicated in Article I.

RECITALS

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger (as defined below), are advisable, fair to and in the best interests of Parent and the holders of Parent Common Shares, (ii) authorized, approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, (iii) directed that the approval of the issuance of Parent Common Shares (as defined below) pursuant to the Merger (the “Parent Share Issuance”) be submitted to a vote at a meeting of the holders of Parent Common Shares entitled to vote on such matters, and (iv) resolved to recommend that the holders of Parent Common Shares approve the Parent Share Issuance;

WHEREAS, the sole member of Merger Sub has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interest of Merger Sub and its sole member and (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) authorized, approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, (iii) directed that the adoption of this Agreement and the approval of the Merger be submitted for approval by the stockholders of the Company by requisite written consent, and (iv) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement and approve the Merger;

WHEREAS, Parent, Hilton Worldwide Holdings Inc., a Delaware corporation (“Hilton”), AP VIII Dakota Holdings, L.P., a Delaware limited partnership and AP Dakota Co-Invest, L.P., a Delaware limited partnership have agreed to enter into a Stockholders Agreement in the form of Exhibit B hereto at the Closing (the “Stockholders Agreement”);

WHEREAS, the parties hereto have received in writing the consent of Hilton, approving and adopting this Agreement and the transactions contemplated by this Agreement, including the Merger, pursuant to, and for all purposes under, that certain License Agreement, dated as of January 2, 2017, by and between Hilton and Parent (the “Hilton License Agreement” and such consent, the “Hilton Consent”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Merger, Parent and Hilton have entered into an amendment to the Hilton License Agreement and one or more amendments to the certain other agreements between Parent and Hilton, each of which will become effective as of the Effective Time (collectively, the “Hilton Amendments”); and

WHEREAS, it is the intention of the parties hereto that, for U.S. federal income tax purposes, (i) the Merger shall qualify as a “reorganization” within Section 368(a) of the Code and (ii) this Agreement constitutes, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Defined Terms. For purposes of this Agreement:

“2021 Securitization Net Proceeds Amount” means, with respect to the Company 2021 Securitization Transaction, the proceeds of the sale of the related asset-backed notes, net of (i) the placement fee and other transaction expenses, (ii) the amount escrowed to fund the prefunding account and (iii) the amount used to repay the existing indebtedness under the related financing facilities.

“Accounting Method Change” means the Company’s application to change its method of determining the cost of vacation ownership interests and cost of sales expense for U.S. federal income tax reporting purposes, which the Company submitted to the IRS on IRS Form 3115 dated as of December 30, 2020.

“Acquisition Proposal” means any proposal or offer from any Person (other than the Sellers or the Company) relating to any direct or indirect acquisition or purchase of a business that constitutes fifty percent (50%) or more of the net revenues, net income or assets of Parent and its Subsidiaries, taken as a whole, or fifty percent (50%) or more of the total voting power of the equity securities of Parent, any tender offer or exchange offer that if consummated would result in any Person beneficially owning fifty percent (50%) or more of the total voting power of the equity securities of Parent, or any merger, division, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent (or any Subsidiary or subsidiaries of Parent whose business constitutes fifty percent (50%) or more of the net revenues, net income or assets of Parent and its Subsidiaries, taken as a whole).

“Action” means any claim, action, suit, arbitration, investigation, audit or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. Notwithstanding anything herein to the contrary, other than in the cases of the definitions of “Seller Representative Parties” and “Related Party” and in Section 4.20, Section 4.32, Section 6.5, Article IX, Section 10.10 and Section 10.20, in no event shall any of the Sellers (other than the Apollo Sellers), the Company or any of their respective Subsidiaries be considered an Affiliate of Apollo Global Management, Inc. or any portfolio company or investment fund or account affiliated with or managed directly or indirectly by an Affiliate of Apollo Global Management, Inc., nor shall any portfolio company or investment fund or account affiliated with or managed directly or indirectly by an Affiliate of Apollo Global Management, Inc. be considered an Affiliate of any of the Sellers (other than the Apollo Sellers), the Company or any of their respective Subsidiaries.

“Ancillary Agreements” means the Stockholders Agreement, the Hilton Consent and the Hilton Amendments.

“Appraisal Shares” means Company Shares validly issued and outstanding immediately before the Effective Time and held by a holder who has not voted in favor of the Merger (or consented thereto in writing or by electronic transmission) and who properly demands appraisal for such Company Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748, as amended, supplemented or otherwise modified from time to time, including by the Paycheck Protection Program and Health Care Enhancement Act, the Paycheck Protection Program Flexibility Act of 2020, S.4116 and the Consolidated Appropriations Act, 2021) and any similar or successor Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020, and IRS Notice 2020-65) in any U.S. jurisdiction, and any subsequent Law intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability Protection, and Schools Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 2021 Securitization Transaction” means the term Securitization Transaction as described in Section 6.17(f).

“Company Entity” means each of the Company and each of its direct or indirect Subsidiaries.

“Company Fundamental Representations” shall mean the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.4, Section 4.23, Section 4.24, Section 4.27, and Section 4.30.

“Company Material Adverse Effect” means any event, change, occurrence, development or effect that, individually or taken as a whole with all other events, changes, occurrences, developments or effects, would, or is reasonably expected to, (i) prevent, materially delay or materially impede the performance by the Company or the Sellers of their obligations under this Agreement or the consummation of the transactions contemplated hereby, or (ii) have a material adverse effect on the business, properties, financial condition or results of operations of the Company Entities, taken as a whole, other than, in the case of the foregoing clause (ii) only, any event, change, occurrence, development or effect (by itself or taken together with any and all other events, changes, occurrences, developments or effects) constituting or resulting from (A) changes or developments in general economic, business or geopolitical conditions or financial, debt, capital, currency or securities markets (including changes in interest rates or exchange rates), (B) general changes or developments in any of the industries in which the Company Entities operate, (C) any weather, meteorological conditions or climate, storms, earthquakes, floods, hurricanes, tornadoes, volcanic eruptions or natural disasters, epidemics or pandemics (including COVID-19) or any escalation or worsening of any of the foregoing, (D) changes after the Agreement Date in any applicable Laws or applicable accounting regulations or principles (including GAAP) or, in each case, any change in the interpretations thereof or the adoption or addition of any new Laws or the rescission, expiration or retirement of any current Laws, (E) any outbreak or escalation of hostilities or any acts of war (whether or not declared) or terrorism, (F) any work stoppages, layoff, furlough or reduced work schedule of employees or independent contractors of any of the Company Entities resulting from, arising out of or otherwise related to COVID-19 (and the impact of any associated shutdown, shelter in place or non-essential business order or other similar measures mandated by any applicable Governmental Authority), (G) the execution and delivery of this Agreement (other than in the case of the representations and warranties contained in Section 4.2, Section 4.3, Section 4.23, Section 4.24, and Section 4.27) or announcement or pendency of this Agreement and the transactions contemplated hereby or (H) any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure, not otherwise excluded by the exceptions set forth in this definition, shall be taken into consideration when determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur), provided, that with respect to a matter described in any of the foregoing clauses (A) through (F), such matter will only be excluded to the extent such matter does not have a disproportionate effect on the Company Entities, taken as a whole, relative to other participants in the industries or markets in which the Company Entities operate (in which case solely the incremental disproportionate effect may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Offering Documents” means, (i) as for sales of Vacation Ownership Interests, that certain Vacation Club and Exchange Program documentation for a Vacation Club in which Vacation Ownership Interests are currently being offered or previously offered for sale in the ordinary course of business by a Company Entity following acquisition of such Company Entity by the Company or one of its Subsidiaries (including the public offering statement, form of purchase and sale agreement, consumer financing documents, and non-deeded timeshare sales disclosure documents), (ii) as for operating and timeshare program governing matters for the Vacation Club declaration, trust agreement(s), rules and regulations, and the Vacation Club Association formation documents, applicable to such Vacation Club; and (iii) as for a component site containing Vacation Ownership Interests dedicated to a Vacation Club, the condominium or timeshare documentation or other real estate documents applicable to the subdivision or shared ownership or use of the property, the property owners’ association formation documents, and any other declaration of covenants, reciprocal easement agreements or use and amenities agreements, and all similar or related documents and instruments, as the context requires.

“Company Owned Real Property” means the real property owned by a Company Entity, together with all buildings and other structures, facilities or improvements currently or as of the Closing Date located thereon and all easements, licenses, rights and appurtenances of such Company Entity relating to the foregoing, in each case excluding any Vacation Ownership Interests.

“Company Securities” means all Company Shares, Options and any other securities of the Company outstanding.

“Company Stock Plan” means the Dakota Holdings, Inc. 2016 Equity Incentive Plan, as amended by that certain First Amendment to the Dakota Holdings, Inc. 2016 Equity Incentive Plan, dated as of October 19, 2020.

“Company Stockholder” means a holder of Company Shares.

“Company Warehouse Facilities” means each of:

(i) the Natixis Warehouse Facility;

(ii) the Deutsche Bank Warehouse Facility;

(iii) the Amended and Restated Loan Agreement, dated as of September 30, 2020, by and among Diamond Resorts/CO Borrower 2016, LLC, as borrower, Diamond Resorts Corporation, Diamond Resorts Holdings, LLC, Diamond Resorts International, Inc., each as a performance guarantor, Diamond Resorts/CO Seller 2016, LLC, as seller, the lenders from time to time party thereto and Capital One, National Association, as administrative agent (as amended by the Omnibus Amendment dated as of March 10, 2021);

(iv) the CS VFN Facility;

(v) the Amended and Restated Loan Sale and Servicing Agreement dated as of December 31, 2012, by and among Quorum Federal Credit Union, DRI Quorum 2010 LLC, Diamond Resorts Financial Services, Inc., as

servicer, and Wells Fargo Bank, National Association as back-up servicer (as amended by the First Amendment to Amended and Restated Loan Sale and Servicing Agreement dated September 30, 2015, the Second Amendment to Amended and Restated Loan Sale and Servicing Agreement dated June 10, 2016, and the Third Amendment to Amended and Restated Loan Sale and Servicing Agreement dated June 23, 2017); and

(vi) the CS Borrower LLC Facility.

“Compliant” means, with respect to the Required Information, that (a) such Required Information does not contain any untrue statement of a material fact regarding the Company Entities or omit to state any material fact regarding the Company Entities necessary in order to make such Required Information not misleading in light of the circumstances in which it was made, (b) such Required Information is compliant in all material respects with all requirements for information customarily included in an offering memorandum for an offering of non-convertible, high yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act (“Rule 144A”) (including, with respect to the historical financial statements included in the Required Information, that such financial statements are in a form sufficient to comply with Rule 3-05 of Regulation S-X under the Securities Act), (c) with respect to any interim financial statements, such interim financial statements have been reviewed by the Company’s auditors as provided in Statement on Auditing Standards No. 100, and (d) the financial statements and other financial information included in such Required Information would not be deemed stale (and would not have to be updated at any time during the Marketing Period) or otherwise be unusable under customary practices for offerings and private placements of non-convertible, high yield debt securities issued under Rule 144A and are, and remain throughout the Marketing Period, sufficient to permit the Debt Financing Sources (including placement agents or initial purchasers) to receive customary comfort letters from such independent auditors on the financial statements and financial information contained in offering documents pertaining to the Committed Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of non-convertible, high yield debt securities throughout the Marketing Period.

“Continuing Employee” means each employee of the Company or any of its Subsidiaries who becomes an employee of Parent or an Affiliate of Parent immediately after the Effective Time or who continues to have an employment relationship with the Surviving Company or any of its Subsidiaries immediately after the Effective Time.

“Contract” means any loan, guarantee of indebtedness or credit agreement, debenture, note, bond, mortgage, indenture, guarantee, license, deed of trust, lease, purchase or sale order or other contract, commitment, agreement, or other binding instrument or obligation, in each case, whether written or oral.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract, statutory control rights under applicable Law or otherwise. Solely with respect to a Vacation Club Association, the terms “control” and “controlled by” mean the ability of any Company Entity, whether directly or indirectly, to elect a majority of the members of the board of directors of such Vacation Club Association or the possession of a majority of the voting rights which are customarily present in person or by proxy for matters subject to a vote of such Vacation Club Association. Solely with respect to a Vacation Ownership Association, the terms “control” and “controlled by” mean the ability of any Company Entity or any Parent Entity, as applicable, whether directly or indirectly, to elect a majority of the members of the board of directors of such Vacation Ownership Association or the possession of a majority of the voting rights which are customarily present in person or by proxy for matters subject to a vote of such Vacation Ownership Association.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Credit Facility” means the First Lien Credit Agreement, dated as of September 2, 2016, among Dakota Parent, Inc., Diamond Resorts International, Inc. (as the survivor of the merger with Dakota Merger Sub, Inc.), as borrower, the subsidiary guarantors party thereto from time to time, Barclays Bank PLC, as administrative agent and the other parties thereto from time to time, as, further amended, restated, amended and restated, supplemented or modified from time to time.

“CS Borrower LLC Facility” means the Receivables Loan Agreement, dated as of March 29, 2019, by and among Diamond Resorts CS Borrower LLC, as borrower, Wells Fargo Bank, National Association, as collateral agent, as paying agent and as securities intermediary, the financial institutions from time to time party thereto as lenders and Credit Suisse AG, New York Branch, as administrative agent and including the Servicing Agreement referred to therein dated as of March 29, 2019 (as such Servicing Agreement is amended by Omnibus Amendment No.1, dated as of March 29, 2019 and Omnibus Amendment No. 2 dated March 10, 2021).

“CS VFN Facility” means the Ninth Amended and Restated Indenture, dated as of August 24, 2020, by and among Diamond Resorts Issuer 2008 LLC, as issuer, Diamond Resorts Financial Services, Inc., as servicer, Wells Fargo Bank, National Association, as trustee, as custodian and as back-up servicer, and Credit Suisse AG, New York Branch, as administrative agent (as amended by the Omnibus Amendment dated March 10, 2021 thereto and to the other documents set forth therein).

“Debt Financing” means the Committed Debt Financing.

“Debt Financing Parties” means (a) the Debt Financing Sources, (b) all Affiliates of the Debt Financing Sources, and (c) all current, former or future partners, trustees, shareholders, equityholders, limited partners, controlling persons and representatives of each Person identified in the foregoing clauses (a) and (b) and, in each case of clauses (a) through (c), their respective successors and assigns.

“Debt Financing Sources” means the Persons, including lenders, agents, managers, arrangers, bookrunners and other financial institutions, that have committed to provide or arrange, or have otherwise entered into agreements in connection with, the Debt Financing or any Alternative Financing, in connection with the transactions contemplated by this Agreement, including the parties to the Debt Commitment Letter or any other commitment letter with respect to any Alternative Financing and any engagement letters, purchase agreements, joinder agreements, indentures or credit agreements entered into pursuant to, or relating to, the Debt Financing.

“Deutsche Bank Warehouse Facility” means the Receivables Loan Agreement, dated as of December 16, 2016, by and among Diamond Resorts DB Borrower LLC, as borrower, Wells Fargo Bank, National Association, as collateral agent, paying agent and securities intermediary, the persons from time to time party thereto as conduit lenders, the financial institutions from time to time party thereto as committed lenders, the financial institutions from time to time party thereto as managing agents and Deutsche Bank Securities, Inc., as administrative agent and as structuring agent, as amended by that Omnibus Amendment No. 1 to Receivables Loan Agreement and Performance Guaranty dated November 21, 2019, by that Omnibus Amendment No. 2 to Receivables Loan Agreement and Amendment No. 1 to Servicing Agreement dated July 15, 2020 and by Amendment No. 3 to the Receivables Loan Agreement effective as of March 10, 2021.

“DGCL” means the Delaware General Corporation Law.

“Employee Plan” means any retirement, pension, multiemployer (within the meaning of Section 4001(a)(3) of ERISA), profit sharing, deferred compensation, savings, bonus, incentive, sales commission, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, retention, employment, individual consulting, severance, termination, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights, employee loan, fringe benefit or other employee benefit plan, program, policy, agreement or arrangement (including any “employee benefit plan”

within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA)) (a) sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, retiree, or independent service provider of the Company or any of its Subsidiaries or any spouse, dependent, or beneficiary thereof, or (b) with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, or (c) under which any employee of the Company, any of its Subsidiaries or any of has any present or future rights to benefits (including any mandatory state or social security plan in which the Company or any of its Subsidiaries participates); provided, however, that the term “Employee Plan” shall not include any plan, program or arrangement that is both mandated and maintained by a Governmental Authority to the extent funded by employment Taxes, social or national insurance contributions or similar obligations.

“Equitable Principles” means (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and remedies generally, and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Program” means any method, arrangement, or procedure for the exchange by members of the right to use and occupy accommodations among members (provided that, for purposes of this definition, a Vacation Club not separately registered as an Exchange Program shall not be considered an Exchange Program).

“Exchange Ratio” has the meaning set forth on Schedule 2.4(a)(i).

“Excluded Information” means (a) pro forma financial statements or pro forma financial information (but, for the avoidance of doubt, shall not include historical financial information of the Company Entities reasonably necessary for Parent to prepare pro forma financial statements pursuant to clause (iii)(x) of the definition of “Required Information” or in connection with the Proxy Statement), (b) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any of the information used in connection with the Committed Debt Financing, (c) any description of all or any portion of the Committed Debt Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes,” and other information customarily provided by financing sources or their counsel, (d) projections, risk factors or other forward-looking statements relating to all or any component of the Committed Debt Financing or (e) any financial statements or other information of the type required by Rule 3-09, Rule 3-10 (but including financial data regarding the Company Entities sufficient to enable Parent to include customary disclosure regarding guarantor and nonguarantor information) or Rule 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act or any other information customarily excluded from an offering memorandum for private placements of nonconvertible high-yield debt securities under Rule 144A.

“Excluded Liabilities” means, without duplication, any of the following:

(i)

the aggregate amount, if any, by which the Funded Indebtedness of the Company Entities as of immediately prior to the Closing exceeds the aggregate amount of Funded Indebtedness set forth on the Locked Box Balance Sheet;

(ii)	the aggregate amount, if any, by which the Unsecured Indenture as of immediately prior to the Closing exceeds the aggregate amount of the Unsecured Indenture set forth on the Locked Box Balance Sheet;

(iii)	any Indebtedness of the Company Entities other than Indebtedness in respect of Rolled Debt or Funded Indebtedness;

(iv)	all Transaction Expenses; and

(v)

any compensation (including equity or equity-based compensation), bonus, severance, retention, or other benefits payable, granted or provided to any employee, officer, director or other individual service providers of the Company or its Subsidiaries (including the expense of any directors & officers insurance policy), other than (A) compensation, bonus or benefits payable, granted or provided as required by the terms of any Employee Plan in effect as of the Agreement Date (other than with respect to any Employee Plan which provides for retention bonuses that are not accrued as of the Agreement Date, including those set forth on Section 1.1(e) of the Company Disclosure Schedules) or (B) as permitted pursuant to Section 6.1(k).

For the avoidance of doubt, any items that constitute Leakage shall not be included or otherwise constitute Excluded Liabilities.

“FFS Developers” means the Persons listed in Section 1.1(a) of the Parent Disclosure Schedules.

“FFS Documents” means those material Contracts between a FFS Developer and a Parent Entity regarding the development, operation, marketing and sale of Vacation Ownership Interests owned or operated by an FFS Developer, including any sales and marketing agreements and hotel or timeshare management agreements, all as more particularly listed in Section 1.1(b) of the Parent Disclosure Schedules.

“Funded Indebtedness” means, as at a specified date, other than with respect to the Rolled Debt, (i) any amounts due under the Credit Facility; (ii) any amounts due under the Secured Indenture; (iii) all liabilities and amounts owed by the Company or any of its Subsidiaries in respect of the acceleration, termination, cancellation or prepayment of indebtedness for the foregoing items; and (iv) any accrued and unpaid interest on the foregoing items.

“GAAP” means United States generally accepted accounting principles as in effect on the Agreement Date.

“Government Official” means any officer or employee of a government or any department, agency or instrumentality thereof, or of a public international organization, or any Person acting in an official capacity or on behalf of any such government, department, agency or instrumentality or for, or on the behalf of, such public international organization, including directors, officers, managers, employees and other agents of any enterprise owned directly or indirectly by a government or public international organization.

“Governmental Authority” means (i) any United States or non-United States national, federal, state, county, municipal or local governmental, regulatory (including stock exchange) or taxing or administrative authority, agency or commission or any judicial or arbitral body, (ii) any public international organization, (iii) any agency, instrumentality, division, bureau, department or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition, (iv) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any government, entity, organization or other Person described in the foregoing clauses (i), (ii) or (iii) of this definition or (v) any political party.

“HGV Securitization Transaction” means any securitization, term loan, credit facility or financing transaction pursuant to which (a) Parent, HGV or any of their Subsidiaries sells, conveys or transfers directly or indirectly to a special purpose subsidiary and (b) such special purpose subsidiary conveys or otherwise transfers to any other person or grants a security interest to any other person in any loans, receivables or other assets (whether now existing or hereafter acquired) or any undivided interest therein, and any assets or property relating thereto. For avoidance of doubt, “HGV Securitization Transaction” shall include the warehouse financings, any financing transaction related to an HGV Securitization Transaction or prospective HGV Securitization Transaction or purchase facility. As used in this definition, “special purpose subsidiary” means each Subsidiary of Parent or HGV that is a special purpose vehicle (whether a limited liability company, corporation, trust or other entity) that is utilized in a HGV Securitization Transaction involving assets of any of Parent, HGV or their Subsidiaries.

“Immaterial Amendment” means any amendment, waiver, consent or other modification entered into or action taken under the Securitization Instruments by the Company or any of its subsidiaries that does not (i) adversely affect the Company and its Subsidiaries, taken as a whole, in any respect (other than a de minimis adverse effect), (ii) increase the obligations of the Company and its Subsidiaries under the Securitization Instrument (other than a de minimis increase of such obligations), (iii) surrender any rights of the Company or its Subsidiaries under the Securitization Instruments (other than a de minimis surrender of rights), (iv) impact the ability of the related borrower from terminating early and prepaying such facility without penalty or (v) require any direct out-of-pocket expenditure by the Company or its Subsidiaries to any party under, any of the Securitization Instruments exceeding, individually or in the aggregate with all other payments made in connection with amendments, waivers, consents or other modifications under clauses (i) through (iv) of this definition of “Immaterial Amendment”, $1,000,000; provided that Parent and HGV Borrower shall have received drafts of such documents reasonably in advance of execution and all fees, costs and expenses arising from the negotiation and consummation of any such Immaterial Amendment shall be borne by the Company.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“In-the-Money Options” means all Options outstanding immediately prior to the Effective Time having an exercise price per share immediately prior to the Effective Time that is less than the product of (i) the Exchange Ratio multiplied by (ii) the Parent Stock Value.

“Indebtedness” of any Person means, without duplication, the sum of (i) the outstanding principal amount of, and accrued and unpaid interest of, (A) indebtedness of such Person for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable (in each case including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties or premiums, make-wholes, breakage costs, commitment and other fees, reimbursements and all other amounts payable in connection therewith upon extinguishment); (ii) all obligations issued or assumed for the deferred purchase price of property, assets or services (other than trade payables incurred in the ordinary course of business), all conditional sale obligations of such Person, all obligations of such Person under any title retention agreement, all obligations for deposits on pending sales of assets and all obligations for earn-outs, holdbacks of purchase price or other similar obligations (excluding any note repurchase obligations with respect to the Gold Key portfolio); (iii) the amount required to be paid to terminate or unwind all interest rate or currency swaps or other swap, hedge, derivative or similar Contracts; (iv) all obligations for deferred compensation, post-retirement welfare benefits and unfunded or underfunded obligations under any Employee Plan (other than any multiemployer plan within the meaning of 4001(a)(3) of ERISA), including, in each case, all employer-side employment Taxes, social or national insurance contributions or similar obligations payable with respect to thereto (without regard to any ability of the Company or any of its Subsidiaries to defer any such Taxes under the CARES Act); (v) any unaccrued and unpaid severance, restructuring or other termination-related payments or obligations owed to any Person arising at or prior to Closing with respect to the termination of any current or former employee, officer, director, or individual service provider, including all employer-side employment Taxes, social or national insurance contributions or similar obligations payable with respect thereto (without regard to any ability of the Company or any of its Subsidiaries to defer any such Taxes under the CARES Act); (vi) the obligations under capitalized leases or equipment financing, but excluding any effects of ASC 842 and any requirement for classification of leases as capital leases thereunder; (vii) all obligations of the type referred to in the foregoing clauses (i) through (vi) of other Persons for which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or surety or for which such obligations are secured by any Lien on any property or asset of such Person and (viii) the aggregate amount of the items set forth on Section 1.1(c)(1) of the Company Disclosure Schedule. Notwithstanding anything in this Agreement to the contrary, Indebtedness shall exclude the items set forth on Section 1.1(c)(2) of the Company Disclosure Schedule.

“Indenture Default” means (i) a Willful Breach by the Sellers or any Company Entity of the Unsecured Indenture or (ii) (x) the occurrence of a “Change of Control” (as defined in the Unsecured Indenture) or (y) a “Default” or an “Event of Default” (as defined in the Unsecured Indenture), in each case, under the terms of the Unsecured Indenture, as in effect on the Agreement Date.

“Indentures” means each of (i) the Indenture, dated as of August 31, 2016, by and among Diamond Resorts International, Inc. (as the survivor of the merger with Dakota Merger Sub, Inc.), as issuer, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association (the “Secured Indenture”), as trustee in respect of the 7.75% first-priority senior secured notes due 2023, as amended by Supplemental Indenture No. 1, dated as of September 2, 2016, Supplemental Indenture No. 2, dated as of April 20, 2018, Supplemental Indenture No. 3, dated as of August 15, 2018, Supplemental Indenture No. 4, dated as of August 2, 2019, and Supplemental Indenture No. 5, dated as of July 24, 2020, by and among Diamond Resorts International, Inc., the subsidiary guarantors party thereto and Wilmington Trust, National Association and (ii) the Indenture, dated as of August 31, 2016, by and among Diamond Resorts International, Inc. (as the survivor of the merger with Dakota Merger Sub, Inc.), as issuer, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as trustee in respect of the 10.75% senior notes due 2024, as amended by Supplemental Indenture No. 1, dated as of September 2, 2016, Supplemental Indenture No. 2, dated as of April 20, 2018, Supplemental Indenture No. 3, dated as of August 15, 2018, Supplemental Indenture No. 4, dated as of August 2, 2019, and Supplemental Indenture No. 5, dated as of July 24, 2020, by and among Diamond Resorts International, Inc., the subsidiary guarantors party thereto and Wilmington Trust, National Association (the “Unsecured Indenture”).

“Intellectual Property” means all intellectual property and proprietary rights worldwide, including all: (a) patents; (b) trademarks, service marks, trade names, brand names, slogans, logos, trade dress, design marks, business and corporate names, Internet domain names, social and mobile media identifiers and any other designations of source or origin, together with all common law rights thereto and goodwill associated therewith; (c) copyrights (including copyrights in IT Systems), moral rights, rights of authorship and attribution, and rights in databases and data collections and other works of authorship; (d) trade secrets, confidential information, know-how, processes, inventions, algorithms, models and methods; and (e) registrations, applications, continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations, and foreign counterparts for any of the foregoing.

“Intervening Event” means a material event, change, effect, development, circumstance or occurrence with respect to Parent and its Subsidiaries, taken as a whole, that (i) improves or would be reasonably expected to improve the business, financial condition or continuing results of operations of Parent and its Subsidiaries, taken as a whole, (ii) is and was not known or reasonably foreseeable (with respect to substance or timing) by Parent or the Parent Board as of the Agreement Date and (iii) first becomes known to Parent or the Parent Board prior to the time Parent Stockholder Approval is obtained; provided that in no event shall any of the following, individually or in the aggregate, constitute, or be taken into account in determining the existence of, an Intervening Event: (A) any event, fact, change, effect, development, circumstance or occurrence (I) resulting from or arising out of any breach of this Agreement by Parent or Merger Sub, (II) that involves or relates to any proposal or offer from any Person (other than the Sellers or the Company) relating to any direct or indirect acquisition or purchase of a business, any tender offer or exchange offer, or any merger, division, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction, in each case involving Parent (or any Subsidiary or subsidiaries of Parent) that is not an Acquisition Proposal or any inquiry or communications or matters relating thereto or (III) that is set forth in clause (A) of clause (ii) of the definition of Parent Material Adverse Effect; (B) the fact, in and of itself, that Parent meets or exceeds any internal or published forecasts or projections for any period, or any changes after the Agreement Date in the market price or trading volume of Parent Common Shares; (C) the reasonably foreseeable consequences of the announcement of this Agreement or the transactions contemplated hereby; or (D) any event, fact, change, effect, development, circumstance or occurrence relating to or involving any of the Company Entities.

“IRS” means the Internal Revenue Service of the United States.

“IT Systems” means all hardware, systems, databases, websites, applications, software, networks, data processing equipment, telecommunications systems and networks, platforms, peripherals, interfaces, and information technology assets and infrastructure.

“Knowledge” means, (i) with respect to the Company, the actual knowledge of the persons listed in Section 1.1(a) of the Company Disclosure Schedules, after reasonable due inquiry and (ii) with respect to Parent, the actual knowledge of the persons listed in Section 1.1(c)) of the Parent Disclosure Schedules, after reasonable due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority, including all applicable usury, consumer lending and insurance laws, CFPB-issued regulations, rules and directives, the Truth in Lending Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Real Estate Settlement Procedures Act, the USA PATRIOT Act, the Gramm-Leach-Bliley laws, all applicable laws relating to the Processing of Personal Data, the International Money Laundering Abatement and Anti-Terrorist Financing Act, the federal Fair Housing Act, the Equal Credit Opportunity Act, all national, federal, state and local laws enacted to combat predatory lending practices, the Flood Disaster Protection Act, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the CARES Act, any applicable laws in connection with the origination, purchase, processing, servicing, underwriting and credit approval of the financing of any Vacation Ownership Interest, and any foreign equivalents of such Laws that are applicable to Parent, the Company, and their respective Subsidiaries and operations.

“Leakage” means, without duplication, any of the following occurring from and including the Locked Box Date through the Closing (excluding (i) any items to the extent taken into account as an Excluded Liability, which such items shall not also be considered “Leakage” and (ii) receipt of the Merger Consideration in accordance with this Agreement):

(i) dividends, distributions, redemptions, repurchases or any other analogous returns of investment proceeds, profits or assets (in cash or in kind) by any Company Entity to any equity holder thereof or any Related Party of any such equity holder (other than the Company or a wholly-owned Subsidiary of the Company);

(ii) any payments by any Company Entity of advisory, monitoring or consulting fees, or any analogous payments, made or agreed to be made to any equity holder of the Company or any Related Party of any such equity holder, in each case other than any such payments pursuant to any Contract set forth on Section 1.1(f) of the Company Disclosure Schedules; provided, that any transaction or success fees made or agreed to be made to any equity holder of the Company or any Related Party of any such equity holder in connection with the preparation, negotiation, execution, delivery and performance of the transactions contemplated by this Agreement shall be considered “Leakage”;

(iii) any payment of consulting fees, advisory fees or other analogous payments made to any natural person who is an equity holder of any Company Entity or a Related Party of any such equity holder (excluding payments made in the ordinary course of business to (A) directors of the Company (in their capacities as such) and (B) officers or other employees of the Company whose primary occupation is being such an officer or employee);

(iv) incurrence by any Company Entity of any liability to, or obligation owed to, any equity holder of the Company or any Related Party thereof, other than in the ordinary course of business pursuant to Contracts set forth on Section 1.1(g) of the Company Disclosure Schedules in effect on the date hereof;

(v) any deferral, release, waiver or discharge by any Company Entity of, or agreement by any Company Entity to defer, release, waive or discharge (whether conditional or not), any obligation or liability owed to any Company Entity by any equity holder of the Company or Related Party thereof;

(vi) any grant or transfer of anything else of value by any Company Entity to any equity holder of the Company or any Related Party thereof, including the creation of any Lien on any of the assets, rights or properties of any Company Entity, the grant of any rights of indemnification, or the provision of any guarantee in each case for the benefit of any equity holder of the Company or any Related Party thereof, other than in the ordinary course of business pursuant to Contracts set forth on Section 1.1(g) of the Company Disclosure Schedules in effect on the date hereof;

(vii) any payment or other discharge by any Company Entity of, or agreement by any Company Entity to pay or discharge, any Excluded Liability (including any payment by a Company Entity or agreement to pay any Transaction Expenses incurred by or on behalf of any equity holder of any Company Entity or any Related Party of any such equity holder and, for the avoidance of doubt, payments of Funded Indebtedness prior to the Closing);

(viii) any payment or incurrence of any Tax (including for the avoidance of doubt any withholding Tax) by any Company Entity as a result of any of the foregoing; and

(ix) any binding agreement, arrangement or understanding to do any of the foregoing;

provided, that any payment or other action expressly excluded from Leakage pursuant to any of the foregoing clauses (i) through (ix) shall be excluded from all other clauses of Leakage.

“Leased Real Property” means the real property leased by the Company Entities, in each case, as tenant, together with, to the extent leased by the Company Entities, all buildings and other structures, facilities or improvements currently or as of the Closing Date located thereon and all easements, licenses, rights and appurtenances of the Company Entities relating to the foregoing.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, title charges which are liens, claims against title, conditional or installment sale agreement, restriction on transfer, purchase option, right of first refusal, easement, charge, right-of-way, encroachment, condition, covenant or other encumbrance of any nature, whether voluntarily incurred or arising by operation of Law.

“Locked Box Date” means December 31, 2020.

“Losses” means any and all losses, damages, Taxes, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable documented out-of-pocket attorneys’ fees, costs and other reasonable and documented out-of-pocket expenses incurred in investigating, preparing or defending the foregoing).

“Marketing Period” means the first period of 15 consecutive Business Days commencing on or after the Agreement Date throughout which and on the last day of which (i) Parent has received the Required Information which is Compliant and remains Compliant throughout such period, (ii) the conditions set forth in Section 7.1 and Section 7.3 are and shall be satisfied assuming the Closing were to be scheduled for any time during such 15 consecutive Business Day period (excluding conditions that by their nature are to be satisfied at the Closing, but provided that throughout such period such conditions are and remain capable of being satisfied) and (iii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 and Section 7.3 to fail to be satisfied (excluding conditions that by their nature are to be satisfied at the Closing, but provided that throughout such period such conditions are and remain capable of being satisfied), assuming the Closing were to be scheduled for any time during such 15 consecutive Business Day period; provided that (x) May 28, 2021, July 2, 2021 and November 26, 2021 shall not constitute Business Days for purposes of the Marketing Period and (y) notwithstanding anything in this definition to the contrary, if the Marketing Period has not been completed on or prior to August 23, 2021, the Marketing Period shall not commence until September 7, 2021; provided, further, that if the Company shall in good faith reasonably believe that it has provided the Required Information and that such Required Information is Compliant, it may deliver to Parent a written notice to that effect (stating the date upon which it believes it completed such delivery of Required Information that is

Compliant), in which case the Company     shall be deemed to have complied with such obligation to deliver Required Information that is Compliant, and such 15 consecutive Business Day period shall be deemed to have commenced on the date such notice is delivered to Parent, unless Parent in good faith reasonably believes the Company has not completed delivery of Required Information that is Compliant and, within three Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating in good faith which items of Required Information the Company has not delivered or are not Compliant). Notwithstanding anything in this definition to the contrary, the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, (A) the Required Information ceases to be Compliant for any reason, in which case the Marketing Period shall not be deemed to commence until Parent has received all of the Required Information and all of such Required Information is and remains Compliant throughout the Marketing Period, (B) the Company’s auditors shall have withdrawn any audit opinion with respect to any audited financial statements contained in or that includes the Required Information, in which case the Marketing Period shall not commence or be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by such auditors or another independent public accounting firm reasonable acceptable to Parent or (C) the Company has publicly stated its intent to, or the Company or the independent auditors of the Company, as applicable, has determined that the Company must, or is reasonably likely to, restate any historical financial information included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant financial statements have been amended, or the Company or such independent auditor, as applicable, has publicly stated, or notified Parent in writing, that it has concluded that no restatement shall be required in accordance with GAAP.

“Merger Consideration” means a number of Parent Common Shares equal to (x) the Exchange Ratio multiplied by (y) the number of Company Shares issued and outstanding immediately before the Effective Time.

“Minimum Warehouse Commitment Amount” means, as of the Closing Date, an amount equal to (x) $400,000,000 minus (y) the 2021 Securitization Net Proceeds Amount.

“Natixis Warehouse Facility” means the Receivables Loan Agreement, dated as of March 30, 2017, among Diamond Resorts Natixis Borrower, LLC, as borrower, Wells Fargo Bank, National Association, as collateral agent, paying agent and securities intermediary, the persons from time to time party thereto as conduit lenders, the financial institutions from time to time party thereto as committed lenders, the financial institutions from time to time party thereto as managing agents and Natixis New York Branch, as administrative agent, as amended by that Omnibus Amendment dated as of March 22, 2019 and by that letter agreement dated March 10, 2021.

“Non-Profit VCA” means a Vacation Club Association controlled by any Company Entity.

“Non-Profit VOA” means a Vacation Ownership Association that is both (i) controlled by any Company Entity or Parent Entity and (ii) subject to a Company Management Agreement or a Parent Management Agreement, as applicable and as the case may be.

“Offering Documents” shall mean the Company Offering Documents or the Parent Offering Documents, as the context requires.

“Option” means each option to purchase or otherwise acquire Company Shares or which otherwise would require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock, whether issued pursuant to the Company Stock Plan or otherwise.

“Option Consideration” means with respect to each In-the-Money Option, a number of Parent Common Shares equal to (x) (i) the product of (A) the number of shares of Company Common Stock subject to such In-the-Money Option, multiplied by (B) the Exchange Ratio and multiplied by (C) the Parent Stock Value minus (ii) the aggregate exercise price of such In-the-Money Option, minus (iii) an amount equal to the Tax withholding obligation that would be withheld pursuant to Section 3.5 hereof with respect to the payment to the holder of such In-the-Money Options of an amount equal to the preceding clause (i) minus the preceding clause (ii), divided by (y) the Parent Stock Value.

“Optionholder” means a Person who is the record owner of any Options. For the avoidance of doubt, a Person who has exercised an Option (whether or not contingent on the Closing) prior to the Effective Time shall not be considered an Optionholder with respect to such Option.

“Organizational Documents” means the articles of incorporation, certificate of formation, certificate of incorporation, charter, bylaws, articles of formation, articles of organization, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, organization or governance of a Person, including any amendments thereto.

“Parent Common Shares” means the shares of common stock, par value $0.01 per share, of Parent.

“Parent Entities” means each of Parent and each of its material direct or indirect Subsidiaries.

“Parent Fundamental Representations” means the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.4, Section 5.5, Section 5.12, Section 5.14 and Section 5.17.

“Parent Material Adverse Effect” means any event, change, occurrence, development or effect that, individually or taken as a whole with all other events, changes, occurrences, developments or effects, would, or is reasonably expected to, (i) prevent, materially delay or materially impede the performance by Parent or Merger Sub of their obligations under this Agreement or the consummation of the transactions contemplated hereby, or (ii) have a material adverse effect on the business, properties, financial condition or results of operations of the Parent Entities, taken as a whole, other than, in the case of the foregoing clause (ii) only, any event, change, occurrence, development or effect (by itself or taken together with any and all other events, changes, occurrences, developments or effects) constituting or resulting from (A) changes or developments in general economic, business or geopolitical conditions or financial, debt, capital, currency or securities markets (including changes in interest rates or exchange rates), (B) general changes or developments in any of the industries in which the Parent Entities operate, (C) any weather, meteorological conditions or climate, storms, earthquakes, floods, hurricanes, tornadoes, volcanic eruptions or natural disasters, epidemics or pandemics (including COVID-19) or any escalation or worsening of any of the foregoing, (D) changes after the Agreement Date in any applicable Laws or applicable accounting regulations or principles (including GAAP) or, in each case, any change in the interpretations thereof or the adoption or addition of any new Laws or the rescission, expiration or retirement of any current Laws, (E) any outbreak or escalation of hostilities or any acts of war (whether or not declared) or terrorism, (F) any work stoppages, layoff, furlough or reduced work schedule of employees or independent contractors of any of the Parent Entities resulting from, arising out of or otherwise related to COVID-19 (and the impact of any associated shutdown, shelter in place or non-essential business order or other similar measures mandated by any applicable Governmental Authority), (G) the execution and delivery of this Agreement (other than in the case of the representations and warranties contained in Section 5.2, Section 5.2(a) and Section 5.12) or announcement or pendency of this Agreement and the transactions contemplated hereby or (H) any failure by Parent to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure, not otherwise excluded by the exceptions set forth in this definition, shall be taken into consideration when determining whether a Parent Material Adverse Effect has occurred or is reasonably expected to occur), provided, that with respect to a matter described in any of the foregoing clauses (A) through (F), such matter will only be excluded to the extent such matter does not have a disproportionate effect on the Parent Entities, taken as a whole, relative to other participants in the industries or markets in which the Parent Entities operate (in which case solely the incremental disproportionate effect may be taken into account in determining whether there has been a Parent Company Material Adverse Effect).

“Parent Offering Documents” means the Exchange Program documentation, Vacation Club documentation, Vacation Ownership Property documentation, condominium or timeshare documentation or other real estate documents applicable to Parent Entities and the subdivision or shared ownership or use of the property, including the public offering statement, form of purchase and sale agreement, consumer financing documents, property owners’ association formation documents, sales disclosure documents, rules and regulations, club documents condominium declaration (and any other declaration of covenants, reciprocal easement agreements or use and amenities agreements), trust agreements, and all similar or related documents and instruments.

“Parent Plan” means any material retirement, pension, multiemployer (within the meaning of Section 4001(a)(3) of ERISA), profit sharing, deferred compensation, savings, bonus, incentive, sales commission, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, retention, employment, individual consulting, severance, termination, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights, employee loan, fringe benefit or other employee benefit plan, program, policy, agreement or arrangement (including any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA)) (i) sponsored, maintained or contributed to by Parent or any of its Subsidiaries for the benefit of any current or former employee, officer, director, retiree, or independent service provider of Parent or any of its Subsidiaries or any spouse, dependent, or beneficiary thereof, or (ii) with respect to which Parent or any of its Subsidiaries or has any obligation or liability, contingent or otherwise, or (i) under which any employee of Parent, any of its Subsidiaries has any present or future rights to benefits (including any mandatory state or social security plan in which Parent or any of its Subsidiaries participates); provided, however, that the term “Parent Plan” shall not include any plan, program or arrangement that is both mandated and maintained by a Governmental Authority to the extent funded by employment Taxes, social or national insurance contributions or similar obligations.

“Parent Stock Plans” means each of Hilton Grand Vacations Inc. 2017 Omnibus Incentive Plan, the Hilton Grand Vacations Inc. 2017 Stock Plan for Non-Employee Directors and the Hilton Grand Vacations Inc. Employee Stock Purchase Plan.

“Permitted Liens” means (i) all non-monetary Liens disclosed in policies of title insurance and/or recorded in public records that, individually or in the aggregate, do not, and would not reasonably be expected to, materially impair the current use, operation or value of the subject real property; (ii) Liens for Taxes, statutory assessments or other governmental charges not yet due or payable (or which may be paid without interest or penalties) or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements or the Parent Financial Statements, as applicable, in accordance with GAAP; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business for amounts not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements or the Parent Financial Statements, as applicable, in accordance with GAAP; (iv) pledges, deposits or other Liens to or for workers’ compensation, unemployment insurance or other social security legislation, but excluding Liens for Taxes; (v) rights of tenants under Company Third Party Leases or Parent Third Party Leases, as applicable, as tenants only without any right of first refusal, right of first offer, option to purchase or similar right relating to any real property; (vi) Liens securing mortgages, deeds of trust or other security instruments relating to Existing Company Indebtedness and disclosed pursuant to the Existing Company Loan Documents or relating to Indebtedness of Parent, as applicable; (vii) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Authority; (viii) minor survey exceptions and matters as to the Owned Real Property and Leased Real Property which would be disclosed by an accurate survey or inspection of such real property and which do not and would not reasonably be expected to materially impair the current operation or use of such Owned Real Property and Leased Real Property; (ix) any liens discharged or released at or in connection with Closing and listed on Section 1.1(b)(ii) of the Company Disclosure Schedules in the case of the Company Entities or listed on Section 1.1(b)(ii) of the Parent Disclosure Schedules in the case of the Parent Entities; (x) such other imperfections in title, charges, easements, restrictions and non-monetary encumbrances that, individually or in the aggregate, do not, and would not reasonably be expected to, materially impair the current use or operation of the subject real property; (xi) non-exclusive licenses granted by any Company Entity with respect to Intellectual Property owned or exclusively licensed to any Company Entity, or granted by any Parent Entity with respect to Intellectual Property owned or exclusively licensed to any Parent Entity, as applicable, in each case, in the ordinary course of business; (xii) liens created pursuant to or contemplated by any HGV Securitization Transaction or Securitization Transaction of a Company Entity (including any Permitted Securitization and Warehouse Activity); or (xiii) Liens created pursuant to or contemplated by the Rolled Debt.

“Permitted Securitization and Warehouse Activity” means each of the (i) Company 2021 Securitization Transaction, (ii) consummation of the transactions contemplated by the Warehouse Commitment Letters and (iii) the other actions permitted by Section 6.17(f) of the Company Disclosure Schedules, provided, that, with the exception of clause (i), Parent and HGV Borrower shall have received drafts of such documents reasonably in advance of execution, and further provided that, for the avoidance of doubt, any corporate action taken (including payment of market standard underwriting and bank fees in connection with the Natixis Warehouse Facility and the Company 2021 Securitization Transaction which for the avoidance of doubt shall be borne by the Company) or Contract entered into by the Company or a Subsidiary thereof in connection with a Permitted Securitization and Warehouse Activity, including any amendments, waivers, supplements or joinders thereto, shall be permitted by, and in accordance with, this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Data” means any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly with a particular individual or household, and any other information defined as “personal data”, “personal information”, “personally identifiable information”, “PII” or any similar term by applicable Law.

“Pre-Locked Box Tax Period” means any taxable period of the Company or any Subsidiary, as applicable, ending on or before the Locked Box Date and the portion of a Straddle Period beginning before the Locked Box Date and ending on the Locked Box Date.

“Privacy Requirements” means all applicable Laws, Contracts and posted or internal policies relating to the Processing of Personal Data, privacy, or the security of information or IT Systems.

“Processing” means collection, use, processing, storage, disclosure, retention, transfer, disposal or management.

“Related Party” means, with respect to any specified Person, (i) any Affiliate of such specified Person, or any director, executive officer, partner, member or Person serving in a similar capacity of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (i) or (ii); (iv) any Person that is controlled by any Person or any Immediate Family member of a Person described in clause (i) or (ii); or (v) any other Person who directly or indirectly holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person, on a fully diluted basis.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers, counsel and other representatives of such Person.

“Required Information” means all financial statements, business and other financial data, and other pertinent information regarding the Company Entities reasonably requested by Parent or Merger Sub to the extent such information is required in connection with the Committed Debt Financing, including (i) audited consolidated balance sheets and related statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company Entities as of and for the three (3) most recently completed fiscal years ended at least 90 days prior to the Closing Date and unaudited and reviewed consolidated balance sheets and related statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company Entities as of and for each subsequent fiscal quarter and interim period ended at least 45 days prior to the Closing Date (but, excluding the fourth quarter of any fiscal year), in each case, setting forth comparative figures for the comparable periods in the prior fiscal year, as the case may be, in each case prepared in accordance with GAAP (including footnotes thereto), (ii) the information required to be delivered pursuant to paragraphs 6(b) of Exhibit E of the Debt Commitment Letter (or any similar provisions pursuant to any permitted amendment to the Debt Commitment Letter or pursuant to any Alternative Financing), (iii) such other financial and other pertinent information regarding the Company Entities (x) reasonably necessary for Parent to prepare pro forma financial statements customarily included in offering memoranda for an offering of non-convertible, high yield debt securities issued pursuant to Rule 144A and (y) of the type and form customarily included in offering memoranda for private placements of non-convertible, high yield debt securities issued pursuant to Rule 144A and (iv) drafts of “comfort” letters in form and substance customary for high-yield debt securities offerings relating to the financial statements and financial information to be included in such offering memoranda (including pursuant to the foregoing clauses (i), (ii) and (iii)) which the independent auditor of the Company is prepared to issue upon completion of customary procedures. Notwithstanding anything to the contrary in this definition, nothing will require the Company or any of its Subsidiaries to provide (or be deemed to require the Company to prepare) any Excluded Information.

“Rolled Debt” means the Unsecured Indenture, each Company Warehouse Facility (up to the aggregate amount of the commitments thereunder as in effect as of the Agreement Date), each other Securitization Transaction of the Company as of the Agreement Date and the Company 2021 Securitization Transaction.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Default” means with respect to each Securitization Transaction of the Company Entities (i) a Willful Breach of any Securitization Instrument or (ii) (x) the occurrence of a “Change of Control” (as such term is defined therein) or (y) a “Default” or an “Event of Default,” “rapid amortization event,” “funding termination event,” “sequential order event,” “servicer termination event” or similar “amortization event” or “termination event” (however defined under the applicable Securitization Instrument and whether by lapse of time or notice or both), in each case, under the terms of any Securitization Instrument, as in effect on the Agreement Date or on the Closing Date, as applicable.

“Securitization Instrument” means any indenture, loan agreement, note purchase agreement, placement agreement, underwriting agreement, credit enhancement agreement, custodial agreement, collateral agreement, backup servicing agreement, escrow and closing agreement, lockbox agreement, derivatives, swap or interest rate hedge agreement, credit enhancement agreement, transfer agreement, deposit account control agreement, intercreditor agreement, note funding agreement, collateral and repurchase agreement, security agreement, purchase agreement, sale agreement, repurchase agreements, contribution agreement, distribution agreement, bill of sale, assignment agreement, marketing agreement, servicing agreement, trust agreement, organizational documents of any Special Purpose Subsidiary, guaranty, undertaking or other Contract entered into by the Company or a Subsidiary thereof in connection with a Securitization Transaction, including any amendments, waivers, supplements or joinders thereto.

“Securitization Transaction” means any securitization, term loan, credit facility or financing transaction pursuant to which (a) the Company or any of its Subsidiaries sells, conveys or transfers directly or indirectly to a

Special Purpose Subsidiary and (b) such Special Purpose Subsidiary conveys or otherwise transfers to any other person or grants a security interest to any other person in any loans, receivables or other assets (whether now existing or hereafter acquired) or any undivided interest therein, and any assets or property relating thereto. For avoidance of doubt, “Securitization Transaction” shall include the Company Warehouse Facilities, any financing transaction related to a Securitization Transaction or prospective Securitization Transaction or purchase facility.

“Special Purpose Subsidiary” means each Subsidiary of the Company that is a special purpose vehicle (whether a limited liability company, corporation, trust or other entity) that is utilized in a Securitization Transaction involving assets of any of the Company or its Subsidiaries.

“Straddle Period” means any taxable period that begins on or before the Locked Box Date and ends after the Locked Box Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Tax” or “Taxes” means (i) any federal, state, local or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, ad valorem, value added, excise, severance, stamp, customs, duties, real property, personal property, environmental, windfall profits, capital stock, capital gains, production, business and occupation, base erosion and anti-abuse (including taxes under Section 59A of the Code), transition (including taxes under Section 965 of the Code), premium, accumulated earnings, personal holding company, net worth, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, and other taxes, fees, levies, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing imposed by any Governmental Authority, and any interest, fines, penalties (civil or criminal) or additions to tax in respect of the foregoing, whether disputed or not, and (ii) any liability of any other Person in respect of any items described in clause (i) above by (a) reason of being a transferee or successor or pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or (b) contract.

“Taxing Authority” means any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction to assess, determine, impose, collect or enforce any Tax, including the IRS.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes and any other documents filed or required to be filed with a Taxing Authority, including any schedule or attachment thereto, including any amendment thereof, and any related or supporting information, estimates, elections, or statements provided or required to be provided to a Taxing Authority, including any return of an affiliated or combined or unitary group, and including without limitation any estimated Tax Return.

“Transaction Expenses” means, without duplication, (a) the legal, accounting, investment banking, broker’s, finder’s and other professional or advisory, transaction or consulting fees and expenses (including those legal and accounting fees incurred in connection with Section 6.20(d)) incurred by or payable or subject to reimbursement by, the Company Entities in connection with the preparation, negotiation, execution, delivery and performance of the transactions contemplated by this Agreement or consideration of any other similar transaction with Parent or its Affiliates; (b) all severance, bonus, incentive and similar change in control, transaction, stay or retention payments payable, to current or former employees, officers, directors or individual service providers as a result of the transactions contemplated by this Agreement or any Ancillary Agreement (excluding, for the avoidance of doubt, payment of the Option Consideration and any severance obligations that arise as a result of any action taken by Parent following the Closing or by the Company at the direction of Parent prior to the Closing), in each case including the employer portion of the payroll Taxes relating to any such payments (without regard to any ability of the Company or any of its Subsidiaries to defer any such Taxes under the CARES Act) and any “tax gross-up” payments payable with respect thereto; (c) the employer portion of any payroll Taxes (without regard to any ability of the Company or any of its Subsidiaries to defer any such Taxes under the CARES Act) and any “tax gross-up” payments relating to payment of the Option Consideration or the delivery of Parent Common Shares to Company Employees as set forth on Section 6.1(k) of the Company Disclosure Schedule, in each case, to the extent such amounts are not otherwise considered Indebtedness; (d) fifty percent (50%) of the costs, fees, expenses and premiums for any D&O Tail Policy; (e) fifty percent (50%) of the costs, fees, expenses and premiums of the R&W Policy and (f) fifty percent (50%) of the Specified Warehouse Fees. Notwithstanding the foregoing, Transaction Expenses shall not include any amounts to the extent such amounts are treated as Indebtedness hereunder. For the avoidance of doubt, Transaction Expenses shall include fees, expenses and any other amounts payable pursuant to, and in connection with the termination of, that certain Management Consultant Agreement, dated as of September 2, 2016, to which the Company is a party.

“Transfer Tax” or “Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording, registration and real property transfer or gains, stamp, excise, equity transfer, or other similar tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to tax or interest with respect thereto.

“Vacation Club” means, (i) as to the Company: Amber Vacation Club; Cabo Azul Resort; that certain specific-interest multisite timeshare program known as Club Navigo consisting of the following Vacation Ownership Properties: Bryan’s Spanish Cove, Charter Club Resort of Naples Bay, The Cove on Ormond Beach, Cove II on Ormond Beach, Crescent Resort on South Beach, Liki Tiki Village I, Liki Tiki Village II, O.R.B.I.T. One Vacation Villas, Parkway International Resort, and Parkway International II (“Club Navigo”); Diamond Resorts California Collection; Diamond Resorts European Collection Limited; Diamond Resorts Hawaii Collection; Diamond Resorts U.S. Collection; Embarc; those certain Vacation Ownership Properties known as Beach Quarters Resort, Beachwoods Resort, Boardwalk Resort & Villas, Ocean Beach Club, and Turtle Cay Resort, for which a Company Entity acquired the developer rights for, management of, and certain Vacation Ownership Interests in on October 16, 2015 (“Gold Key Resorts”); Monarch Grand Vacations; and Premiere Vacation Collection, and (ii) as to Parent: the Hilton Grand Vacations Club Program, which is the service name given to the variety of exchange and reservation services and vacation and travel benefits currently offered and the limitations currently imposed by Hilton Grand Vacations Club, LLC, which Hilton Grand Vacations Club Program is registered as a specific-interest multisite timeshare program in certain jurisdictions.

“Vacation Club Association” means: Diamond Resorts California Collection Members Association, a Delaware nonprofit corporation; Diamond Resorts Hawaii Collection Members Association, a Delaware nonprofit corporation; Diamond Resorts U.S. Collection Members Association, a Delaware nonprofit corporation; Cabo Azul Vacation Plan Owners Association, a California nonprofit mutual benefit corporation; Embarc Members Association, a Delaware nonprofit corporation; Monarch Grand Vacations Owners Association, a California nonprofit mutual benefit corporation; Premiere Vacation Collection Owners Association, Inc., an Arizona nonprofit corporation; and Diamond Resorts European Collection Limited. A Vacation Club Association is an independent legal entity separate from any Company Entity and is not an Affiliate of the Company.

“Vacation Ownership Association” means a condominium association, trust association, owner’s association entity, or other non-profit entity, whether incorporated or not, which is responsible for the management, governance or operation of a Vacation Ownership Property containing Vacation Ownership Interests that are dedicated to a Vacation Club. A Vacation Ownership Association is an independent legal entity separate from any Company Entity or Parent Entity, as the case may be, and is not an Affiliate of the Company or Parent, as the case may be.

“Vacation Ownership Interests” means timeshare, fractional, interval, vacation club, destination club, vacation membership, private membership club, private residence club, points club, and other forms of such products, programs and services, whether deeded or non-deeded, in each case wherein purchasers acquire an ownership interest in, use right of or other entitlement to use (including through interests in a land trust or similar real estate vehicle or through an association or other entity and regardless of whether the ownership interest, use right or other entitlement is expressed in the form of points, deeded weeks or other currency) one or more of certain overnight accommodations and associated facilities in a system of units and facilities on a recurring, periodic basis and pay for such ownership interest, use right or other entitlement in advance (whether payments are made in lump-sum or periodically over time), in whatever manner such deeded or non-deeded ownership interests or rights to use may be created, denominated, or defined in the applicable Offering Documents.

“Vacation Ownership Property” means a property that contains Vacation Ownership Interests that are dedicated to a Vacation Club, including Vacation Ownership Units and all land used in connection with the property, together with (i) the freehold or long-term leasehold interest to the site of the property; (ii) all improvements, structures, facilities, entry and exit rights, parking, pools, landscaping, and other appurtenances (including the property building and all operating systems) located at the site of the property; and (iii) all furniture, fixtures, equipment, supplies and inventories installed or located in such improvements at the site of the property.

“Vacation Ownership Unit” means a physical unit or accommodation, whether subject to an underlying condominium plan or timeshare plan or not, used for overnight accommodation in conjunction with the rights afforded to the owner of a Vacation Ownership Interest.

“VWAP” means, as of a particular date, the average of the volume weighted averages of the trading prices of Parent Common Shares on the New York Stock Exchange (“NYSE”) (as reported by Bloomberg L.P. or, if such information is no longer available from Bloomberg L.P., as available from a comparable internationally recognized source determined by Parent and the Seller Representative, acting reasonably) over a specified time period.

“WARN Act” means the Worker Adjustment and Retraining Notification Act or any similar foreign, state or local law or regulation requiring notice to employees and their appropriate union or other employee representatives of a plant closing, mass layoff or similar action.

“Willful Breach” means an intentional act or intentional failure to act, which such act or failure constitutes a material breach of a Contract, where the Person taking such action or failing to taking such action knew that such act or failure to act constituted or would reasonably be expected to constitute a material breach of such Contract.

Section 1.2. Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
280G Stockholder Vote	6.20(d)
Acquisition Transaction	6.14
Adverse Change of Recommendation	6.16(b)
Aggregate Option Exercise Price	Schedule 2.4(a)(i)
Aggregate Option Exercise Shares	Schedule 2.4(a)(i)
Agreement	Introduction
Agreement Date	Introduction
Alternative Financing	6.17
Anti-Corruption Laws	4.28
Antitrust Approvals	6.7
Apollo Sellers	Introduction
Base Purchase Price	Schedule 2.4(a)(i)
Buyer Counsel	10.18(b)
Cap	8.5(a)
Cash Payment in Lieu of Fractional Shares	3.3(a)(v)

Definition	Location
CERCLA	4.18(f)(iii)
Certificate of Merger	2.2
Closing	2.1(a)
Closing Adjustment Amount	Schedule 2.4(a)(i)
Closing Balance Sheet	2.4(a)
Closing Date	2.1(a)
Closing Excluded Liabilities	2.4(a)l
Closing Leakage	2.4(a)
Closing Leakage and Excluded Liabilities	Schedule 2.4(a)(i)
Closing Statement	2.4(a)
Club Navigo	1.1
Collective Bargaining Agreement	4.11(d)
Committed Debt Financing	5.20
Committed Warehouse Financing	4.25(b)
Company	Introduction
Company 401(k) Plan	6.20(c)
Company Balance Sheet	4.6(a)
Company Board	Recital
Company Common Stock	3.1(c)(i)(A)
Company Disclosure Schedules	Article III
Company Financial Statements	4.6(a)
Company Leased Real Property	4.14(b)
Company Management Agreement	4.22(a)(ix)
Company Manager	4.22(a)(ix)
Company Material Contracts	4.19(a)
Company Permits	4.8(b)
Company Real Property	4.14(b)
Company Real Property Lease	4.14(b)
Company Released Party	6.5(b)
Company Releasing Party	6.5(c)
Company Shareholder Litigation	6.21
Company Shares	3.1(c)(i)(A)
Company Stockholder Approval	4.24
Company Third Party Leases	4.14(b)
Company Timeshare Receivables	4.22(f)
Company Warehouse Financing	6.17(e)
Confidentiality Agreement	6.6(a)
Confidentiality Agreements	6.6(a)
Consideration Allocation	2.4(a)
D&O Indemnified Liabilities	6.9(a)
D&O Indemnified Parties	6.9(a)
D&O Tail Policy	6.9(b)
Data Room	10.5
Debt Commitment Letter	5.20
Debt Documents	6.17(a)
Debt Instruments	4.23(f)
Disqualified Individual	6.20(d)
Effective Time	2.2
Employment Matters	4.11(a)
Engagement	10.18(a)
Environmental Laws	4.18(f)(i)

Definition	Location
Environmental Permits	4.18(f)(ii)
Exchange Agent	3.3(b)
Exchange Ratio	Schedule 2.4(a)(i)
Existing Company Indebtedness	4.19(a)(ii)
Existing Company Loan Documents	4.19(a)(ii)
Expense Reimbursement	9.2(b)(ii)
Financing Failure Fee	9.2(b)(i)
Foreign Antitrust Laws	4.3(b)
Fully Diluted Shares	Schedule 2.4(a)(i)
Gold Key Resorts	1.1
Hazardous Substances	4.18(f)(iii)
HGV Borrower	Introduction
HGV Confidentiality Letter Agreement	6.6(a)
Hilton	Recital
Hilton Amendments	Recital
Hilton Consent	Recital
Hilton License Agreement	Recital
HSR Act	4.3(b)
Indemnification Agreement	6.9(b)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Infringe	4.15(c)
Interim Company Financial Statements	4.6(a)
Letter of Transmittal	3.3(c)
LLC Act	2.1(a)
Locked Box Balance Sheet	4.6(b)
Merger	2.2
Merger Sub	Introduction
Non-US Plans	4.10(f)
NYSE	1.1
OFAC	4.29
Option Consideration Certificate	3.4
Optionholder Spreadsheet	3.4
Other Indemnitor	6.9(b)
Other Indemnitors	6.9(b)
Parent	Introduction
Parent 401(k) Plan	6.20(c)
Parent Board	Recital
Parent Disclosure Schedules	Article V
Parent Indemnified Parties	8.2
Parent Management Agreement	5.15(a)(ix)
Parent Manager	5.15(a)(ix)
Parent Recommendation	5.2(b)
Parent Related Parties	9.2(c)
Parent SEC Reports	5.6
Parent Share Issuance	Recital
Parent Shareholder Litigation	6.21
Parent Stock Issuance Amount	Schedule 2.4(a)(i)
Parent Stock Value	3.3(a)(iii)
Parent Stockholder Approval	5.2(a)
Parent Stockholders Meeting	6.16(b)

Definition	Location
Parent Timeshare Receivables	5.15(e)
Parent Waiving Parties	10.18(a)
Permits	4.8(b)
Prior Sale Agreements	4.14(d)
Privileged Communications	10.18(a)
Proxy Statement	6.15(a)
R&W Policy	6.18
RCP Investor 1	Introduction
RCP Investor 2	Introduction
RCP Investor 3	Introduction
RCP Investor 4	Introduction
RCP Investor 5	Introduction
RCP Investor 6	Introduction
Release	4.18(f)(iv)
Remediation	4.18(f)(v)
Reverence Sellers	Introduction
Rule 144A	1.1
Sanctioned Countries	4.29
Sanctioned Person	4.29
Sanctions	4.29
Section 280G Payments	6.20(d)
Secured Indenture	1.1
Seller	Introduction
Seller Counsel	10.18(a)
Seller Indemnified Parties	8.3
Seller Related Parties	9.2(c)
Seller Released Party	6.5(c)
Seller Releasing Party	6.5(b)
Seller Representative	Introduction
Seller Representative Parties	Section 10.21(d)
Seller Waiving Parties	10.18(b)
Sellers	Introduction
Specified Warehouse Fees	7.3(e)(iv)
Stockholder Notice	6.16(b)
Stockholders Agreement	Recital
Surviving Company	2.2
Termination Date	9.1(c)
Third Party Claim	8.4(a)
Timeshare Lender	4.22(f)(i)
Unsecured Indenture	1.1
Waived Benefits	6.20(d)
Warehouse Amendments	6.17(e)
Warehouse Commitment Letter	4.25(b)
Warehouse Financing	6.17(d)
Warehouse Lenders	4.25(b)
Written Consent	6.16(a)

ARTICLE II

THE CLOSING AND THE MERGER

Section 2.1. Closing.

(a) Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place, electronically through the exchange of documents via e-mail or facsimile, at 9:00 a.m., New York City time, on the date which is the third (3rd) Business Day after the date on which all conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing) or such other time and place as Parent and the Company may mutually agree in writing; provided, that if the Marketing Period has not ended on or prior to the time the Closing would have otherwise been required to occur pursuant to the foregoing, the Closing shall be delayed until the earlier to occur of (x) any Business Day before or during the Marketing Period as may be specified by Parent on no less than three (3) Business Days’ prior written notice to the Company and (y) three (3) Business Days following the final day of the Marketing Period, subject in each case to the continued satisfaction or waiver of all of the conditions to the Closing set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing). The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Concurrently with the Closing, the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 264 of the DGCL and Section 18-209 of the Delaware Limited Liability Company Act (the “LLC Act”).

(b) At the Closing:

(i) Parent shall repay, or cause to be repaid, on behalf of the Company, the amount payable to each counterparty or holder of Funded Indebtedness in order to fully discharge such Funded Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto;

(ii) the Company shall deliver or cause to be delivered to Parent and Merger Sub the certificates and other documents required to be delivered pursuant to Section 7.3;

(iii) the Company shall deliver to Parent a payoff letter duly executed by each holder of Funded Indebtedness, each in form and substance reasonably acceptable to Parent, in which the payee shall agree that upon payment of the amount specified in such payoff letter: (A) all outstanding obligations of the Company Entities arising under or related to the applicable Funded Indebtedness shall be repaid, discharged and extinguished in full; (B) all Liens in connection therewith shall be released; and (C) the payee shall take all actions reasonably requested by Parent to evidence and record such discharge and release as promptly as practicable;

(iv) each Seller, to the extent it is able to do so, and any entity formed pursuant to Section 6.19(k), shall deliver or cause to be delivered to Parent a duly executed IRS Form W-9; provided, that, notwithstanding anything in this Agreement to the contrary, Parent’s sole right if any Seller fails to provide an IRS Form W-9 shall be to make an appropriate withholding under Section 1445 of the Code;

(v) Parent and Merger Sub shall deliver or cause to be delivered: (A) the certificates and other documents required to be delivered pursuant to Section 7.2; and (B) the Merger Consideration (including the Parent Common Shares included in the Merger Consideration) to the Exchange Agent for the account and benefit of the Company Stockholders in accordance with this Agreement, together with any notices and documentation necessary or appropriate in connection therewith (including the Optionholder Spreadsheet and Consideration Allocation, as updated and provided by the Sellers, to the extent necessary, pursuant to Section 3.4);

(vi) Parent shall deliver to the Apollo Sellers, and the Apollo Sellers shall deliver to Parent, duly executed copies of the Stockholders Agreement and the side letter between the parties related thereto;

provided, that for the avoidance of doubt, no changes shall be made to Section 2.1(a) or Schedule 2.1(a) of the Stockholders Agreement without the Seller Representative’s prior written consent (which consent may be granted or withheld in the sole and absolute discretion of the Seller Representative); and

(vii) Parent will take the actions contemplated by Section 3.2.

(c) All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least two (2) Business Days prior to the applicable payment date.

Section 2.2. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into Merger Sub (the “Merger”), with Merger Sub being the surviving company (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of the Company shall cease. In furtherance of the foregoing, the parties shall (a) as soon as practicable on the Closing Date, cause the Merger to be consummated in accordance with this Agreement, the DGCL and the LLC Act by filing a duly executed and completed certificate of merger in respect of the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, such Merger to become effective upon such filing or at such later time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger (the “Effective Time”) and (b)  make all other filings and recordings required by the DGCL or the LLC Act in connection with the Merger.

Section 2.3. Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the DGCL and the LLC Act. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, immunities, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 2.4. Merger Consideration Calculation.

(a) At least five (5) Business Days prior to the Closing Date, the Company shall prepare, or cause to be prepared, and deliver to Parent a statement (the “Closing Statement”) setting forth (i) an unaudited consolidated balance sheet of the Company Entities, as of immediately prior to the Closing (the “Closing Balance Sheet”), (ii) based on the Closing Balance Sheet, a calculation (including reasonable supporting detail) of the amount of Excluded Liabilities as of immediately prior to the Closing (the “Closing Excluded Liabilities”), (iii) a calculation (including reasonable supporting detail) of any Leakage (“Closing Leakage”), (iv) a calculation (including reasonable supporting detail) of the Fully Diluted Shares and (v) on the basis of the foregoing, a reasonably detailed calculation of the Parent Stock Issuance Amount, Merger Consideration, and the Exchange Ratio (calculated in accordance with Schedule 2.4(a)(i) attached hereto), and an allocation of the Merger Consideration among the various Sellers based on their respective ownership interests in the Company Entities (such allocation, the “Consideration Allocation”). The Closing Balance Sheet shall be calculated in accordance with GAAP applied on a basis consistent with the preparation of the Locked Box Balance Sheet. An illustrative example of a Closing Statement is set forth as Schedule 2.4(a)(ii) (the “Sample Closing Statement”). The Closing Balance Sheet shall be accompanied by a certificate signed by the principal financial officer of the Company, certifying to the accuracy of the Closing Balance Sheet in a manner consistent with the foregoing to the best of such person’s knowledge. Parent, Merger Sub and the Surviving Company shall not be responsible for the Consideration Allocation, the Optionholder Spreadsheet or the Option Consideration Certificate, such responsibility being solely that of the Sellers.

(b) From and after the delivery of the Closing Statement until the Closing, the Company shall: (i) make available, during regular business hours and in a manner that does not materially detract from any such

Representative’s performance of her, his or its regular duties, the Representatives responsible for preparing such information to discuss the final Closing Statement and the components thereof with Parent and (iii) consider in good faith any reasonable comments of Parent and its Representatives to the Closing Statement and the components thereof; provided, that any changes to the Closing Statement delivered by the Company shall be made only at the election of the Company, in its sole discretion. In furtherance thereof, following delivery of the Closing Statement until the Closing, the Company will, and will cause the Company Entities to, afford Parent and its Representatives reasonable access to the personnel, properties, books and records of the Company Entities and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.4. The Company shall authorize its accountants to disclose to Parent and its Representatives work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.4(b); provided that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

Section 2.5. Certificate of Formation of Merger Sub and Operating Agreement of the Surviving Company. The certificate of formation and limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall at the Effective Time remain unchanged and shall be the certificate of formation and limited liability company agreement of the Surviving Company from and after the Effective Time, until thereafter amended as provided by Law and the applicable provisions of the Surviving Company’s certificate of formation and limited liability company agreement.

Section 2.6. Directors and Officers.

(a) The sole member of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, continue as the sole member of the Surviving Company.

(b) The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Company until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s certificate of formation and limited liability company agreement.

(c) Parent shall take all necessary actions prior to the Effective Time to cause the Parent Board to include the persons set forth on Schedule 2.6 (provided that, with respect to each person, he or she is capable of serving) effective as of immediately after the Effective Time.

ARTICLE III

EFFECTS OF THE MERGER

Section 3.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Parent, the Company, or the holder of any Company Securities:

(a) Limited Liability Company Interests of Merger Sub. The limited liability company interests of Merger Sub outstanding immediately prior to the Effective Time shall be unaffected by the Merger and remain outstanding as limited liability company interests of the Surviving Company.

(b) Cancellation of Certain Company Shares. All Company Shares held by the Company as treasury stock and all Company Shares owned directly or indirectly by the Company as of immediately prior to the Effective Time automatically will be cancelled and retired and will cease to exist and no consideration will be paid, delivered or deliverable in exchange for such Company Shares. The Company will obtain a written consent of such cancellation from any Subsidiary, whether or not wholly owned, that owns Company Shares.

(c) Conversion of Company Securities. Subject to the limitations on payments and the timing of payments as set forth in Section 3.3, Section 3.4 and Article VIII, all shares of Class A common stock, $0.01 par value, of the Company (such stock, the “Company Common Stock” and such shares, the “Company Shares”) (other than Appraisal Shares and those Company Shares referred to in Section 3.1(a)) validly issued and outstanding immediately before the Effective Time, will be converted into the right to receive the Merger Consideration, which will be calculated as set forth in the Consideration Allocation and determined as of the Effective Time by Parent and the Company in accordance with this Agreement.

(d) Appraisal Rights. Appraisal Shares will not be converted into a right to receive any portion of the Merger Consideration. Holders of Appraisal Shares shall be entitled to receive the fair value of such shares as shall be determined in accordance with Section 262 of the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL, or a court of competent jurisdiction shall determine such holder is not entitled to the relief provided by Section 262 of the DGCL, such holder’s right to receive the fair value of such Appraisal Shares shall cease and such Appraisal Shares will be deemed to have been converted as of the Effective Time in accordance with Section 3.1(c), without any interest. The Company will give Parent prompt notice of any demands received by the Company for appraisal rights, and Parent will have the right to participate in and direct all negotiations and proceedings with respect to such demands. Except as required by Law, the Company will not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(e) Certain Adjustments. If, following the execution of this Agreement and prior to the Effective Time, (i) the number of outstanding Company Shares is increased, decreased or otherwise changed or (ii) the number of outstanding Parent Common Shares is increased, decreased or otherwise changed, in each case, by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any other similar event, then the Exchange Ratio shall be adjusted proportionally to account for any such change; provided that nothing in this Section 3.1(e) shall be construed to permit the Company or Parent to take any action with respect to its respective securities that is prohibited by the terms of this Agreement.

Section 3.2. Treatment of Company Options.

(a) In-the-Money Options. Subject to Section 3.5, each In-the-Money Option, whether vested or unvested, shall, by virtue of the Merger and in accordance with Section 8.3 of the Company Stock Plan, automatically cease to be outstanding and shall be converted into and exchanged for, at the Effective Time, the right to receive, without any interest thereon, the Option Consideration (assuming full satisfaction of any performance-vesting conditions applicable to such In-the-Money Option).

(b) Underwater Options. For the avoidance of doubt, all other Options not described in Section 3.2(a) that are outstanding immediately prior to the Effective Time shall, by virtue of the Merger and in accordance with Section 8.3 and Article XII of the Company Stock Plan, (i) to the extent not then vested, become fully vested as of immediately prior to the Effective Time (assuming full satisfaction of any performance-vesting conditions applicable to such Option) and (ii) automatically be cancelled and terminated at the Effective Time without payment therefor and, to such extent, shall have no further force or effect.

(c) Actions by the Company. At or prior to the Effective Time, the Company Board or the Compensation Committee of the Company, as applicable, shall adopt resolutions and take such other actions as are necessary to implement the above provisions of this Section 3.2, including the (i) termination and cancellation of Effective Time to beneficially own any Company Shares (or any derivative securities thereof) or to Options as described above and (ii) termination of the Company’s equity incentive plans, including the Company Stock Plan, and all rights thereunder as of the Effective Time, in each case, without liability to Parent, the Surviving Company or any of their respective Affiliates, other than the obligation to issue the shares as contemplated by Section 3.2(a). Not later than three (3) Business Days prior to the Effective Time, the Company shall provide Parent with drafts of all resolutions, consents and other written actions as may be required to effectuate the provisions of this Section 3.2 for Parent’s reasonable review and comment. Without limiting the foregoing, the Company shall take all actions necessary to ensure that, as of the Effective Time, the Company is not bound by any Options, restricted stock, restricted stock units, stock appreciation rights, units, warrants, or other right, awards or arrangements that would entitle any Person after the receive any payments in respect thereof, except for the payments expressly provided in this Agreement.

Section 3.3. Form of Consideration; Delivery of Consideration.

(a) Parent Stock Value; Cash Payment in Lieu of Fractional Shares.

(i) For purposes of this Agreement, the “Parent Stock Value” shall be equal to the VWAP for the ten (10) consecutive trading days immediately preceding the Closing Date (for the avoidance of doubt, such ten (10) trading day period shall conclude on the last trading day prior to the Closing Date); provided, however, that if, during such ten (10) trading day period, Parent pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any additional Parent Common Shares, then the Parent Stock Value shall be appropriately adjusted to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Parent Stock Value. Parent and the Company shall, prior to the Closing, jointly provide written notice to the Exchange Agent stating the Parent Stock Value.

(ii) Notwithstanding the foregoing, no fractional Parent Common Shares shall be issued and if, after aggregating all Parent Common Shares (including fractional shares) that would be issued hereunder to a Company Stockholder or Optionholder, as applicable, such aggregate number of Parent Common Shares includes a fraction of a Parent Common Share, such Company Stockholder shall instead receive, with respect to its Company Shares or Options, as applicable: (A) the number of full Parent Common Shares determined by rounding down to the nearest whole number of Parent Common Shares, and (B) a cash payment equal to the product of (1) such fraction of a Parent Common Share, and (2) the Parent Stock Value (a “Cash Payment in Lieu of Fractional Shares”).

(b) Exchange Agent. On the Closing Date, prior to the Effective Time, Parent will deposit to an account designated by such exchange agent chosen by Parent reasonably acceptable to the Seller Representative and the Company (the “Exchange Agent”), for the benefit of the holders of the Company Shares (other than holders of Company Shares referred to in Section 3.3), evidence of book-entry shares representing a number of Parent Common Shares equal to (i) aggregate Merger Consideration issuable in respect of Company Shares pursuant to Section 3.3(a)(i) plus (ii) the aggregate Option Consideration issuable in respect of In-the-Money Options pursuant to Section 3.2(a).

(c) Exchange Procedures. Prior to, on or promptly after the Closing Date (but in no event more than two (2) Business Days thereafter), Parent will cause the Exchange Agent to mail or deliver (which may be by e-mail) a Letter of Transmittal to each Company Stockholder and Optionholder. At the Effective Time, Parent will instruct the Exchange Agent, in accordance with the Optionholder Spreadsheet and the Consideration Allocation, to (i) with respect to any Company Share for which Merger Consideration is issuable pursuant to Section 3.3(a)(i), deliver to the holder of such Company Share such portion of the Merger Consideration set forth in the Consideration Allocation with respect to such Company Share (other than to those holders of Appraisal Shares not entitled to payment and holders of Company Shares referred to in Section 3.1(b)) by delivery to such Company Stockholder evidence of book-entry notations evidencing such Merger Consideration, duly executed by Parent, along with the payment of any applicable Cash Payment in Lieu of Fractional Shares, without interest, by check or wire transfer at the direction of such Company Stockholder and (ii) with respect to any In-the-Money Option, deliver to the holder of such In-the-Money Option the Option Consideration with respect to such In-the-Money Option by delivery to such Optionholder evidence of book-entry notations evidencing such Option Consideration, duly executed by Parent, along with the payment of any applicable Cash Payment in Lieu of Fractional Shares, without interest, payable, (A) if such Optionholder is a current or former employee of the

Company or any of its Subsidiaries, through the Surviving Company’s or its applicable Subsidiary’s payroll or accounts payable system check or, (B) if such Optionholder is not a current or former employee of the Company or any of its Subsidiaries, by check or wire transfer at the direction of such Optionholder, in each case as promptly as practicable, and with respect to Company Stockholders or Optionholders (other than any Optionholder that is a current or former employees of the Company or any of its Subsidiaries), in any event within five (5) Business Days, following (I) the submission of a duly executed letter of transmittal substantially in the form attached hereto as Exhibit C (the “Letter of Transmittal”), electronically or by mail, to the Exchange Agent by such registered holder of record, which will specify that delivery will be effected only upon proper delivery of such documents to the Exchange Agent, and which will be in the form attached as Exhibit C hereto and include a waiver of any appraisal rights and a release of claims subject to customary exceptions, and (II) submission of any other documents (including applicable tax forms along with taxpayer identification numbers for U.S. Federal income tax purposes) that Parent or the Exchange Agent may reasonably require in connection therewith; provided that, in the case of any Company Stockholder or Optionholder that is not a current or former employee that delivers a duly executed Letter of Transmittal no later than three (3) Business Days prior to the Closing Date, the applicable Merger Consideration or Option Consideration, will be delivered within two (2) Business Days of the Closing Date.

(d) No Further Ownership Rights in Company Shares. All Merger Consideration paid or payable upon surrender in exchange for Company Shares in accordance with the terms hereof will be deemed to have been delivered in full satisfaction of all rights pertaining to such Company Shares. After the Effective Time, no further transfers will be made on the stock transfer books of Company of Company Shares. At the Effective Time, all Company Shares will cease to be outstanding, shall automatically be cancelled and shall cease to exist, and each holder thereof shall only have the right to receive the applicable portion of the Merger Consideration (provided, however, that, holders of Appraisal Shares will only be entitled to the right to receive fair value of such shares in accordance with Section 3.1(d)(ii) and the provisions of the DGCL, if and to the extent applicable) as described in Section 3.1(c).

(e) Return to Parent. The Exchange Agent will redeliver or repay to Parent any cash or Parent Common Shares made available to the Exchange Agent and not disbursed to the registered holders of record of Company Shares or Optionholders within twelve (12) months after the Effective Time. After such time any such holder who has not yet been paid the applicable portion of the Merger Consideration or Option Consideration to which the holder is entitled under this Article III, subject to applicable Law, will look as a general creditor only to Parent for payment of the applicable portion of the Merger Consideration or Option Consideration, as applicable. Despite any provision of this Agreement, to the fullest extent permitted by applicable Law, none of Parent, the Exchange Agent, Surviving Company, or any other Person will be liable to any holder of Company Shares or In-the-Money Options, as applicable, for any cash delivered to a public official according to applicable abandoned property, escheat, or similar law. Any portion of the Merger Consideration or Option Consideration remaining unclaimed by Company Stockholders or Optionholders, as applicable, twelve (12) months after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Surviving Company free and clear of any claim or interest of any Person previously entitled thereto.

Section 3.4. Optionholder Spreadsheet. At least five (5) Business Days before the Closing Date, the Company will prepare and deliver to Parent a draft spreadsheet, based upon the information available to the Company as of such date in a form reasonably acceptable to Parent, setting forth the following information: the name of, and address of record and email address, and the number of In-the-Money Options held by, each holder of In-the-Money Options, the number of Parent Common Shares and amount of Cash Payments in Lieu of Fractional Shares, if any, to be paid to each Optionholder (both prior to and following reduction for applicable Taxes), in each case based on the Parent Stock Value determined as of the date immediately prior to delivery of such spreadsheet and the Exchange Ratio determined in accordance with Section 2.4(a) (the “Optionholder Spreadsheet”). The final Optionholder Spreadsheet will be delivered by the Company one (1) Business Day prior to the Closing Date ), in each case based on the Parent Stock Value determined as of the date of delivery of such final Optionholder Spreadsheet and the Exchange Ratio determined in accordance with Section 2.4(a) and certified on behalf of the Company by the Company’s Chief Financial Officer (the “Option Consideration Certificate”).

Section 3.5. Withholding Rights. Parent, the Company, the Surviving Company and the Exchange Agent (and any of their Affiliates or agents) will be entitled to deduct and withhold from any payment to be made under this Agreement (including by way of a reduction of the amount of Parent Common Shares otherwise to be received) all Taxes that Parent, the Company, the Surviving Company, the Exchange Agent, or their Affiliates or Representatives, as the case may be, is required to deduct and withhold with respect to such payment in accordance with the Code (or any provision of other applicable Law). Any Taxes withheld pursuant to this Section 3.5 will be treated for all purposes of this Agreement as having been paid to or received by the Person in respect of which such deduction and withholding was made. To the extent that Parent (or any of its Affiliates or agents) become aware of any applicable withholding Taxes other than Taxes required to be withheld pursuant to Section 1445 of the Code or as a result of a failure to provide any form contemplated by this Agreement or the Letter of Transmittal, Parent (or any such Affiliate or agent) shall use commercially reasonable efforts to (a) provide prompt written notice to the Company of the amount of such Tax and (b) consult with the Company in good faith as to the nature of the Tax and the basis upon which such withholding is required. Each of Parent, the Company and any of their respective Affiliates or agents agree to use their commercially reasonable efforts to mitigate the imposition of any withholding Taxes.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedules attached hereto (each of which qualifies (a) the correspondingly numbered representation or warranty and (b) such other representations and warranties where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure) (collectively, the “Company Disclosure Schedules”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1. Organization and Qualification.

(a) Each Company Entity is (i) a corporation, limited liability company, limited partnership or other corporate entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation as set forth in Section 4.1(a) of the Company Disclosure Schedules, and has all necessary corporate, limited liability company or other power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as currently proposed to be conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has heretofore furnished (or caused to be furnished) to Parent a true and complete copy of the Organizational Documents, each as amended to date, of each Company Entity, and each as so delivered is in full force and effect. No Company Entity is in violation of any of the provisions of its Organizational Documents in any material respect. The transfer books and minute books of each Company Entity that have been made available for inspection by Parent prior to the Agreement Date are true and complete in all material respects.

Section 4.2. Authority. Each of the Sellers and the Company Entities have all requisite corporate, limited liability company. partnership or other power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject to receipt of the Company Stockholder Approval (which shall be delivered within 24 hours of the execution and delivery of this Agreement), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Sellers and the Company Entities of this Agreement and each of the Ancillary Agreements to which it is or will be a party and the consummation by the Sellers and the Company Entities of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate, limited liability company, partnership or other action, and no other corporate proceedings on the part of the Company are necessary to approve this Agreement and each such Ancillary Agreements or to consummate the transactions contemplated hereby or thereby, subject, in the case of the Merger, to receipt of the Company Stockholder Approval (which shall be delivered within 24 hours of the execution and delivery of this Agreement). This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Sellers, the Company or any other Company Entity is or will be a party will have been, duly and validly executed and delivered by the Sellers or such Company Entity, as applicable, and, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Sellers or a Company Entity is or will be a party will constitute, the legal, valid and binding obligations of the Sellers or a Company Entity, as applicable, enforceable against the Sellers or such Company Entity, as applicable, in accordance with their respective terms, except as enforcement may be limited by applicable Equitable Principles.

Section 4.3. No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Sellers and the Company of this Agreement and each of the Ancillary Agreements to which the Sellers, the Company or any Subsidiary of the Company will be a party, and the consummation by the Sellers and the Company of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the Organizational Documents of the Sellers or the Company Entities;

(ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to the Sellers or the Company Entities or by which any property or asset of the Sellers or the Company Entities is bound or affected; or

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, or give to others any rights of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights, remedies, recourse or entitlements of any Person or otherwise adversely affect any rights of the Sellers or the Company Entities under, or result in the creation of, or give any Person rights to exercise remedies with respect to, any Lien on any property, asset or right of the Sellers or the Company Entities pursuant to, any note, bond, mortgage, deed, security instrument, filing, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Company Material Contract to which the Sellers or a Company Entity is a party or by which the Sellers or a Company Entity or any of their respective properties, assets or rights are bound or affected;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) None of the Sellers or the Company Entities is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Sellers or any Company Entity of this Agreement and each of the Ancillary Agreements to which the Sellers or any Company Entity is or will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of any Company Entity, except (i) for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any filings required under the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”) set forth on Section 4.3 of the Company Disclosure Schedules, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) for the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and the LLC Act, (iv) as may be necessary as a result of any facts or circumstances relating to Parent or any of its Affiliates, or (v) for any failure to obtain such consent, approval, authorization or action, or to make such filing or notification, that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.4. Capitalization.

(a) The authorized capital stock of the Company consists of 175,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock of the Company, of which 106,003,953 shares of Company Common Stock and no shares of preferred stock of the Company are issued and outstanding on the Agreement Date. Section 4.4(a) of the Company Disclosure Schedules sets forth a true, complete and accurate list of the holders of record of the capital stock of the Company as of the date of this Agreement, and such holders collectively own such shares free and clear of Liens other than Liens imposed by Parent or under applicable securities Laws or which will be discharged or released at or prior to Closing. The Company does not hold any shares as treasury stock. All of the issued and outstanding Company Shares have been duly authorized and validly issued.

(b) All of the issued Options have been duly authorized, validly issued and were offered and issued free of and not in violation of preemptive or similar rights and offered and issued in compliance with applicable securities Laws and all requirements set forth in the Company Stock Plan. All of the issued and outstanding Options are held or owned of record, as applicable, by the holders in the amounts set forth on Section 4.4(b) of the Company Disclosure Schedules as of the Agreement Date and, except with respect to (x) the forfeiture of Options on the terms thereof upon the termination of employment or service of the individual holding such Options and (y) the exercise of Options, as of immediately prior to the Closing. All of the Options are for Company Shares. Section 4.4(b) of the Company Disclosure Schedules sets forth which of the Options are vested and unvested as of the Agreement Date, the name of the holder thereof, the date of grant, and the exercise price as of the Agreement Date for each of the Options held. Each Option has an exercise price per share equal to or greater than the fair market value of a Company Share on the date of grant of such Option, and has not otherwise been modified within the meaning of Section 409A of the Code. The Company has the requisite power and authority, in accordance with the Company Stock Plan, the applicable award agreements and any other applicable Contract, to take the actions contemplated by Article III and no such action shall cause the Options to cease to be exempt from the requirements of, or result in a Tax under, Section 409A of the Code.

(c) Section 4.4(c) of the Company Disclosure Schedules sets forth, for the Company and each Subsidiary of the Company, the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests, and the record owners of its outstanding capital stock or other equity or ownership interests. Besides the 1,197,653 Company Shares available for issuance under the Company Stock Plan and 9,302,347 Company Shares reserved for issuance upon exercise of the Options or as otherwise set forth in Section 4.4(c) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has issued or agreed to issue any: (a) share of capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (d) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.

(d) Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is (i) duly authorized, validly issued, fully paid and nonassessable, (ii) was issued, offered, sold and delivered by the Company or such Subsidiary in compliance with all applicable federal and state securities laws, and (iii) was not issued in breach or violation of any right of first refusal, right of first offer, preemptive or similar rights, agreements, arrangements or commitments under any provision of applicable Law, the Company’s or such Subsidiary’s Organizational Documents or any Contract to which the Company or any of its Subsidiaries is a party, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of all Liens (other than Permitted Liens). Except as listed in Section 4.4(d) of the Company Disclosure Schedules, and except for rights granted to Parent or Merger Sub under this Agreement, there are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Company or obligating the Company to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other interests of the Company or any of its Subsidiaries or to provide funds to, or make any investment in, any other Person.

Section 4.5. Equity Interests. Except as listed in Section 4.5 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person (other than any other wholly-owned Company Entity).

Section 4.6. Company Financial Statements; Undisclosed Liabilities; Projections.

(a) True and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2018 and December 31, 2019 and the related audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Company Financial Statements”) and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2020 (the “Company Balance Sheet”), and the related consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries, together with any related notes and schedules thereto, for the nine-month period ended September 30, 2020 (and the corresponding interim period in the prior year) (collectively referred to as the “Interim Company Financial Statements”), are attached hereto as Section 4.6(a) of the Company Disclosure Schedules. Each of the Company Financial Statements and the Interim Company Financial Statements (i) has been prepared based on the books and records of the Company and its Subsidiaries (except as may be indicated in the notes thereto), (ii) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (iii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Company Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material to the Company Entities, taken as a whole and (iv) are in a form sufficient to comply with Rule 3-05 of Regulation S-X under the Securities Act.

(b) A true and complete copy of the consolidated balance sheet of the Company and its Subsidiaries as of the Locked Box Date (the “Locked Box Balance Sheet”) is attached hereto as Section 4.6(b) of the Company Disclosure Schedules. The Locked Box Balance Sheet (i) has been prepared based on the books and records of the Company and its Subsidiaries (except as may be indicated in the notes thereto), (ii) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly presents, in all material respects, the consolidated financial position, of the Company and its Subsidiaries as at the date thereof, except as otherwise noted therein and subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material to the Company Entities, taken as a whole.

(c) Since January 1, 2018, neither the Company nor any of its Subsidiaries has received any material written complaint, allegation, assertion or claim regarding significant deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in unlawful accounting or auditing practices. Since January 1, 2018, there have been no material internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, or the Company Board or any committee thereof.

(d) None of the Company Entities has any debts, liabilities or obligations of any nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, known or unknown, that would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto, other than any such debts, liabilities or obligations (i) reflected on the Company Financial Statements, (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business of the Company and its Subsidiaries, (iii) liabilities incurred in connection with the Merger or otherwise as expressly contemplated by this Agreement or any Ancillary Agreement, and (iv) liabilities which would not, individually or in the aggregate, reasonably be material to the Company Entities, taken as a whole.

Section 4.7. Absence of Certain Changes or Events. Since the date of the Company Balance Sheet until the Agreement Date, (a) the business of the Company Entities has been conducted in the ordinary course of business, and (b) there has not been any change, event or development that, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect. Since the date of the Company Balance Sheet until the Agreement Date, the Company Entities have not taken any action that, if taken after the Agreement Date, would constitute a breach of any of the covenants set forth in Section 6.1. Since the Locked Box Date through the Agreement Date, there has been no Leakage except as set forth on Section 4.7 of the Company Disclosure Schedule.

Section 4.8. Compliance with Law; Permits.

(a) Each Company Entity is, and has been since January 1, 2018, in compliance in all material respects with all Laws (including those Laws relating to safety and fire requirements) applicable to it and its businesses and operations, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole. None of the Company Entities or any of their executive officers has received, since January 1, 2018, any written or, to the knowledge of the Company, oral, notice, order, complaint or other communication from any Governmental Authority or any other Person that any Company Entity is not in compliance with any applicable Law, in each case, other than as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole. In addition, and without limiting the foregoing, since January 1, 2018, each Company Entity has complied with, is not in violation of, and has not received any written or, to the Knowledge of the Company, oral notices of violation with respect to, and is not the subject of any pending audit or litigation with respect to, any applicable Law, in each case, other than as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole.

(b) Other than as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole, each Company Entity is in possession of, and to the extent applicable, has filed timely applications to renew, all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority (“Permits”) necessary for each Company Entity to own, lease and operate its properties and to carry on its respective business in all material respects as currently conducted (the “Company Permits”). Section 4.8(a) of the Company Disclosure Schedules contains a true, correct and complete listing of all material Company Permits, which listing provides whether or not such Company Entity is in good standing with the permitting entity or according to the terms of the Company Permit and the Company Permit terms and expected dates of expiration. Each Company Entity is and has been in compliance in all material respects with all such Company Permits and has not done or omitted to do, or caused to be done or omitted to be done, any act, the effect of which would operate to invalidate, impair or be a breach of any Company Permits (including any Company Permits of any Governmental Authority), in each case, other than as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole. No suspension, cancellation, modification, forfeiture, revocation or nonrenewal of any Company Permit is pending or, to the Knowledge of the Company, threatened, in each case, other than as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole. The Company Entities will continue to have the use and benefit of all Company Permits following consummation of the transactions contemplated hereby. No Company Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company Entities.

Section 4.9. Litigation. Except as set forth in Section 4.9 of the Company Disclosure Schedules, as of the Agreement Date, there is, and since January 1, 2019 there has been, no Action pending, or to the Knowledge of the Company, threatened by or against any Company Entity or any of the officers or directors of any Company Entity in regards to their actions as such, or relating to any property, right or asset of any Company Entity (a) seeking damages in excess of $450,000 or (b) that would otherwise, individually or in the aggregate, reasonably be expected to be material to the Company Entities. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole, as of the Agreement Date, there is, and since January 1, 2019, there has been, no (i) outstanding order, writ, judgment, injunction, decree, determination or award of, or (ii) pending or, to the Knowledge of the Company, threatened investigation by, any Governmental Authority relating to any Company Entity, any of their respective material properties, rights or assets, any of their respective officers or directors.

Section 4.10. Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Plans. The Company has made available to Parent, with respect to each such Employee Plan (to the extent applicable thereto), copies of (i) the plan document (including all plan amendments), as currently in effect, or, if such Employee Plan is not in writing, a written description of such Employee Plan, (ii) the most recent (A) annual report (Form 5500 series) and attached schedules, (B) audited financial statements and (C) actuarial valuation report with respect to such Employee Plan, (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed to participants in such Employee Plan, (iv) all material Contracts relating to such Employee Plan, including all trust agreements, administrative services agreements, group annuity contracts and insurance contracts, (v) if such Employee Plan is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination, opinion, or advisory letter issued with respect to such Employee Plan, (vi) any non-discrimination tests performed for the most recently ended plan year and (vii) copies of any self-correction or voluntary correction filings pursuant to the IRS correction guidelines set forth in their EPCRS revenue procedure and any filings with the Department of Labor or for the Company’s or any of its Subsidiaries’ internal records under its Voluntary Fiduciary Compliance Program.

(b) (i) Each Employee Plan (other than any multiemployer plan within the meaning of 4001(a)(3) of ERISA) has been established, maintained and administered in all material respects with its terms and the requirements of applicable Law, including ERISA and the Code, (ii) each of the Company and its Subsidiaries has performed all obligations required to be performed by it under any Employee Plan and is not in material default under or in violation of any Employee Plan, (iii) none of the Company, any of its Subsidiaries nor any other Person has engaged in a non-exempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to an Employee Plan, as a result of which the Company or any of its Subsidiaries would incur a Tax under Section 4975 of the Code or a penalty under Section 502(i) of ERISA and (iv) no Action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened with respect to any Employee Plan by any current or former employee, officer, director or individual service provider of the Company or any of its Subsidiaries, other than claims for benefits in the ordinary course, and no fact or event exists that would give rise to any such Action. No Employee Plan is currently, or in the past three years has been, under investigation, audit or review by any Governmental Authority.

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code (i) has received a timely favorable determination from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt and, to the Knowledge of the Company, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Employee Plan or the exempt status of any such trust or (ii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on a favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. To the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification under Section 401(a) of the Code of any such Employee Plan.

(d) None of the Employee Plans sponsored, maintained, contributed to (or for which there is an obligation to contribute to) by the Company or any of its Subsidiaries is (and neither the Company, nor any of its Subsidiaries has any Liability with respect to), and none of the Company or any of its Subsidiaries has ever sponsored, maintained, contributed to or been obligated to contribute to or had any liability with respect to a “defined benefit plan” (within the meaning of Section 302 of ERISA or Section 412 or 4971 of the Code). None of the Employee Plans is a “multiple employer plan” (within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of ERISA) or a “multiple employer welfare arrangement” (as defined in ERISA Section 3(40)). With respect to the Employee Plans, all required contributions, premiums or payments of the Company or any of its Subsidiaries have been made or properly accrued in accordance with GAAP. Neither the Company, nor any of its Subsidiaries has incurred, and there are no circumstances under which the Company or any of its Subsidiaries would reasonably expect to incur, any Liability under Title IV of ERISA or Section 412 of the Code. Neither the Company, nor any of its Subsidiaries has maintained an Employee Plan providing medical or life insurance benefits to employees after retirement or other separation of service except (i) to the extent required by applicable Law, including Part 6 of Subtitle B of Title 1 of ERISA, Section 4980B of the Code and similar state Law, (ii) coverage through the end of the month of retirement or other separation of service, or (iii) life insurance benefits attributable to deaths occurring at or prior to retirement or other separation of service. Neither the Company nor any of its Subsidiaries has incurred or expects to incur (whether or not assessed), or is otherwise subject to, any liability pursuant to Section 4980H of the Code.

(e) With respect to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Company, its Subsidiaries has any liability or contributes (or has at any time contributed or had an obligation to contribute): (i) none of the Company or its Subsidiaries has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied or would be subject to such liability if, as of the Closing Date, the Company or its Subsidiaries were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any such multiemployer plan and (ii) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively) or is in critical or endangered status.

(f) With respect to any material Employee Plan that is established or maintained outside of the United States by the Company or any of its Subsidiaries for the benefit of employees, officers, directors or other individual service providers of the Company or any of its Subsidiaries residing or providing services outside of the United States (the “Non-US Plans”), (i) all amounts required to be reserved under each book reserved Non-US Plan have been so reserved in accordance with GAAP in all material respects and (ii) each Non-US Plan required to be registered with a Governmental Authority has been registered, has been maintained in good standing with the appropriate Governmental Authorities, has been maintained and operated in all material respects in accordance with its terms and is in compliance with all applicable Law.

(g) Neither the execution and delivery of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, either alone or in combination with any other event(s), could (i) reasonably be expected to give rise directly or indirectly to any “excess parachute payment” within in the meaning of Section 280G(b)(1) of the Code, (ii) result in any payment from the Company or any of its Subsidiaries becoming due, or increase the amount of any compensation due from the Company or any of its Subsidiaries, in each case to any current or former employee, director, or individual service provider of the Company or any of its Subsidiaries, (iii) entitle any current or former employee, officer, director or individual service provider of the Company or any of its Subsidiaries to severance pay or any payment contingent upon a change in control or ownership of the Company or any of its Subsidiaries, (iv) increase or enhance any benefits payable under any Employee Plan, (v) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Employee Plan or otherwise give rise to any material liability under any Employee Plan, (vi) limit or restrict the right to merge, terminate or amend any Employee Plan on or after the Closing, or (vii) result in the acceleration of the time of payment, vesting or funding of any benefits under any Employee Plan. No current or former employee, director or individual service provider of the Company or any of its Subsidiaries is entitled to any gross-up, make-whole or other additional payment from the Company or any other Person in respect of any Tax (including Taxes imposed under Section 4999 or 409A of the Code) or interest or penalty related thereto.

Section 4.11. Labor and Employment Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole, the Company Entities are, and since January 1, 2018 have been, in material compliance with all applicable Laws governing the employment of labor, including all contractual commitments and all such Laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; employee leave requirements; child labor; occupational safety and health; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; background checks and other consumer reports regarding employees and applicants; employment practices; affirmative action and other employment-related obligations on federal contractors and subcontractors; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; and workers’ compensation (collectively, “Employment Matters”).

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole, to the Knowledge of the Company, (i) all individuals characterized and treated by the Company Entities as independent contractors or consultants are properly treated as independent contractors under all applicable Laws and (ii) all employees of the Company Entities classified as exempt under the Fair Labor Standards Act and applicable state and local Laws are properly classified in all material respects.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole, there are no, and since January 1, 2018 there have been no, Actions pending, or to the Knowledge of the Company, threatened to be brought or filed by or with any Governmental Authority in connection with the employment of any employee, former employee, applicant for employment, independent contractor, or former independent contractors of any of the Company Entities relating to any Employment Matters. None of the Company Entities is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to any Employment Matters.

(d) No Company Entity is a party to, or bound by, any labor agreement, collective bargaining agreement, works council agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, trade union or labor organization (collectively, a “Collective Bargaining Agreement”). There are no Collective Bargaining Agreements that pertain to any of the employees of the Company Entities, and no employees of any Company Entity are represented by any labor union, trade union or labor organization, works council, or any other employee representative body with respect to their employment with a Company Entity. (i) No labor union, trade union, labor organization, works council or group of employees of any Company Entity has made a pending demand for recognition or certification, and (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no, and since January 1, 2018 have been no, union organizing activities with respect to any employees of any Company Entity. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole, since January 1, 2018, there has been no actual, or threatened in writing, arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting any Company Entity.

(e) Each Company Entity is in compliance in all material respects with the United States Immigration Reform and Control Act and the obligations to complete and maintain Form I-9s to the extent required by applicable Law.

(f) No Company Entity has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Company Entity or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Company Entity; and no Company Entity has consummated any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law. No employee of any Company Entity has suffered an “employment loss” (as defined in the WARN Act) during the ninety (90) days prior to the Agreement Date.

(g) Since January 1, 2018, no Company Entity has been party to a settlement agreement with a current or former director, officer or employee with title of senior vice president and above of any Company Entity resolving allegations of sexual harassment by any officer, director or employee of any Company Entity. There are no, and since January 1, 2018 there have not been, any, Actions pending or, to the Knowledge of the Company, threatened, nor any other complaint, charge or claim made, against any current or former director, officer or employee with title of senior vice president and above of any Company Entity, in each case, involving allegations of sexual harassment by any officer or employee of any Company Entity.

(h) To the Knowledge of the Company, none of the Company Entities is a party to any contract or subcontract with the United States government or any department or agency thereof that, individually or in the aggregate, trigger any obligations under Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, and no customers are using the products or services of any of the Company Entities to perform services or provide goods for the United States government or any department or agency thereof, or have included any reference to federal contracting, subcontracting or supplying, or otherwise referenced Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, in any Contract with any of the Company Entities.

(i) To the Knowledge of the Company, (i) no employee or independent contractor of any of the Company Entities is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by the Company Entities of their respective employees, and the performance of the contracts with the Company Entities by their respective independent contractors, will not result in any such violation. None of the Company Entities has received any written notice alleging that any such violation has occurred since January 1, 2018.

(j) To the Knowledge of the Company, no executive officer or employee at the level of senior vice president of above intends to terminate his or her employment with any of the Company Entities.

Section 4.12. Insurance. Section 4.12 of the Company Disclosure Schedules sets forth a true and complete list of all material insurance policies in force and maintained by the Company Entities with respect to the properties, assets or business of the Company Entities, together with the carriers and liability limits for each such policy. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid in full to the extent due. No Company Entity has received notice of, nor to the Knowledge of the Company is there threatened, any cancellation, termination, material reduction of coverage or material premium increases with respect to any such policy. The types and amounts of coverage provided in such insurance policies are usual and customary for a business of the size and nature of the Company Entities, taken as a whole.

Section 4.13. Title to, Sufficiency and Condition of Assets.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole, (i) the Company Entities have good and valid title to, or a valid leasehold interest in, all of their assets, including all of the assets reflected on the Company Balance Sheet or acquired in the ordinary course of business since the date of the Company Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Company Balance Sheet in the ordinary course of business and (ii) the assets owned or leased by the Company Entities constitute all of the assets necessary for the Company Entities to carry on their respective businesses as currently conducted as of the Agreement Date. None of the assets owned or leased by a Company Entity is subject to any Lien, other than Permitted Liens.

(b) All tangible assets owned or leased by a Company Entity have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear expected and are adequate for the uses to which they are being put, except where the failure to be so maintained and to be in such conditions and adequacy is not material to the Company Entities, taken as a whole.

Section 4.14. Real Property.

(a) Section 4.14(a) of the Company Disclosure Schedules sets forth the address or parcel number of each Company Owned Real Property and the name of the Company Entity owning such Company Owned Real Property. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole, the applicable Company Entity has good, indefeasible, insurable and marketable fee simple title (or the applicable local equivalent) to such Company Owned Real Property, free and clear of all Liens other than Permitted Liens.

(b) Section 4.14(b)(i) of the Company Disclosure Schedules sets forth a true and complete list, as of the Agreement Date, of all material leases, subleases and occupancy agreements of real property, together with all amendments, modifications and other agreements relating thereto (the “Company Leased Real Property” and together with the Company Owned Real Property, the “Company Real Property”) pursuant to which any Company Entity is the lessee, sublessee, sublessor, or party to such agreement (individually, a “Company Real Property Lease”). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole, each such Company Real Property Lease is in full force and effect and is a legal, valid, binding and enforceable obligation of the applicable Company Entity, and, to the Knowledge of the Company, of the other party or parties thereto, except as enforceability may be limited by applicable Equitable Principles. The Company has delivered or made available to Parent true and complete copies of each Company Real Property Lease, and no Company Real Property Lease has been modified except as listed in Section 4.14(b)(i) of the Company Disclosure Schedules. No Company Entity, or to the Knowledge of the Company, other party thereto is in breach or default (with or without any notice, passage of time or both) in any material respect under any of such Company Real Property Leases. There are no material leases, licenses or occupancy agreements pursuant to which any third party is granted the right to use of the Company Real Property other than transient rentals in the ordinary course of business or as set forth on Section 4.14(b)(ii) of the Company Disclosure Schedules (“Company Third Party Leases”). There are no outstanding rights of reversion, rights of first offer, rights of first refusal or other right or option to purchase or dispose of the Company Real Property or any portion thereof other than as set forth on Section 4.14(b)(iii) of the Company Disclosure Schedules and other than any such rights that run to the benefit of one or more Company Entities only. The Company has delivered or made available to Parent in the Data Room true, correct and complete copies of the Company Third Party Leases and no Company Entity has received or delivered notice of a default under any Company Third Party Lease to the extent such default remains uncured except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities taken as a whole.

(c) Except as would not reasonably be expected to be material to the Company Entities, taken as a whole, the Company Entities own, hold valid and enforceable leases or otherwise have valid title to all material machinery, equipment and other movable or personal property (excluding, for the avoidance of doubt, Intellectual Property) necessary for the conduct of its business as currently conducted, free and clear of all Liens other than Permitted Liens.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, as of the Agreement Date, none of the Company Entities has received any written notice to the effect that any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Real Property or that since January 1, 2019, there has been any material casualty, damage or destruction to any of the Company Real Property that is not covered by insurance. Section 4.14(d)(i) of the Company Disclosure Schedules lists each real property or leasehold interest in any ground lease conveyed, transferred, assigned or otherwise disposed of by any Company Entity since January 1, 2019, except for easements or similar interests and except for sales of timeshare intervals (the “Prior Sale Agreements”). To the Knowledge of the Company, as of the Agreement Date, none of the Company Entities has received any written notice of any outstanding claims under any Prior Sale Agreements which would reasonably be expected to result in liability to the Company Entities in an amount, in the aggregate, in excess of $350,000.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Entities and Non-Profit VCAs have obtained all material certificates, licenses, permits, franchises, consents, and other approvals, governmental and otherwise, including zoning, building code, land use, environmental and other similar permits or approvals, necessary for the ownership and current operation for the Company Real Property and the conduct of its business, all of which are in full force and effect as of the Agreement Date and not subject to revocation, suspension, forfeiture or modification.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as whole, each Company Real Property has adequate rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Company Real Property for full utilization for its intended uses. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole, all public utilities necessary to the full use and enjoyment of the Company Real Property as currently used and enjoyed are located either in the public right-of-way abutting the Company Real Property (which are connected so as to serve the Company Real Property without passing over other property) or in recorded easements serving the Company Real Property and such easements are set forth in and insurable under title insurance policies.

(g) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole, each Company Real Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with any Company Real Property or any portion thereof.

(h) To the Knowledge of the Company, no portion of any Company Real Property has been or will be purchased, improved, equipped or fixtured with proceeds of, or used for, any illegal activity.

Section 4.15. Intellectual Property .

(a) Section 4.15(a) of the Company Disclosure Schedules sets forth a complete and accurate list of all Intellectual Property registrations and applications owned by the Company Entities.

(b) The Company Entities are the exclusive owners of all of their material proprietary Intellectual Property, free and clear of any and all Liens except for Permitted Liens, and all Persons who created, invented or developed any such material proprietary Intellectual Property have assigned to the Company Entities in writing all of their rights therein that do not vest initially in the Company Entities by operation of law. Each item on Section 4.15(b) of the Company Disclosure Schedules is subsisting, unexpired and, to the Knowledge of the Company, valid and enforceable. The conduct of the Company Entities’ business does not infringe, misappropriate or otherwise violate (“Infringe”) the Intellectual Property of any Person in any material respect, and no Person is materially Infringing the Intellectual Property of the Company Entities. Section 4.15(b) of the Company Disclosure Schedules sets forth a complete and accurate description of any settlement or order involving any material ongoing obligations of the Company Entities related to Intellectual Property.

Section 4.16. IT Systems; Privacy; Data Protection.

(a) Each Company Entity, since January 1, 2018: (i) is, and has been, in compliance in all material respects with all Privacy Requirements applicable to it and its businesses and operations; (ii) has not received any written or, to the Knowledge of the Company, oral notice, order, complaint or other communication from any Governmental Authority or any other Person that any Company Entity is not in compliance with any Privacy Requirement; and (iii) to the Knowledge of the Company, is not the subject of any pending audit or litigation with respect to any Privacy Requirement, except, in the case of (i), (ii) or (iii) as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole.

(b) The IT Systems used by the Company Entities (i) are sufficient in all material respects to operate their business as currently conducted; (ii) are fully functional, maintained properly and operate in accordance with their documentation in all material respects; and (iii) are free from (and are designed to prevent the insertion of) material defects, errors, harmful code, viruses, worms, time bombs, key locks, malware, ransomware, trojan horses, and other material corruptants.

(c) The Company Entities have taken commercially reasonable actions (including implementing and monitoring compliance with technical, administrative and physical security measures) to protect and maintain (i) their material confidential information and trade secrets and (ii) the security, integrity, continuous operation, redundancy and backup of the IT Systems used in their businesses (and all data, including Personal Data, stored therein or processed thereby), and there have been no material breaches, violations, losses or outages of or unauthorized access to, use of, or Processing of same, except for those that were resolved without material cost, liability or the duty to notify any Person. Section 4.16(c) of the Company Disclosure Schedules lists all of the publicly posted privacy policies of the Company Entities in effect since January 1, 2018 that differ in any material respect from the current, publicly posted policies of the Company Entities.

Section 4.17. Taxes.

(a) All income and other material Tax Returns required to be filed with respect to the Company Entities, taking into account any timely filed extensions of time to file, have been, or will be, timely filed by or on behalf of the Company Entities with the appropriate Taxing Authorities and such Tax Returns are true and complete in all material respects and prepared in material compliance with all applicable Laws. The Company Entities have made available to Parent true and complete copies of the United States federal, state and local income Tax Returns filed by them for taxable periods ending on or after December 31, 2018.

(b) All income and other material amounts of Taxes of the Company Entities due and payable have been timely paid (whether or not shown as due and owing on any Tax Return). Each of the Company Entities has withheld (or will withhold) from its present and former employees, independent contractors, creditors, equityholders, and other Persons and timely paid (or will timely pay) to the appropriate Taxing Authority amounts in all material respects for all taxable periods (and portions thereof) ending on or before the Closing Date in material compliance with all Tax withholding and remitting provisions of applicable Laws.

(c) The Company Entities have collected all material amounts of sales, use and occupancy Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales, use and occupancy Tax statutes and regulations.

(d) No income or other material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company Entities that are still pending. Each assessed income or other material deficiency relating to Taxes by any Taxing Authority has been timely paid.

(e) No extensions of the period for assessment of any Taxes are currently in effect with respect to the Company Entities (other than extensions of time to file income Tax Returns obtained in the ordinary course of business and that do not require the consent of a Taxing Authority). None of the Company Entities has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. To the Knowledge of the Company, there is no such waiver or extension with respect to any consolidated, combined, unitary or similar group of which any of the Company Entities has ever been a member.

(f) There is no audit, investigation, claim, examination or other proceeding with respect to a material amount of Taxes or Tax Returns of the Company Entities that is currently in progress or, to the Knowledge of the Company, threatened in writing by any Taxing Authority.

(g) In the last six (6) years, no claim has been made in writing by any Taxing Authority in a jurisdiction where the Company Entities do not file a specific type of Tax Return that the Company Entities are or may be required to file Tax Returns in, or subject to taxation by, such jurisdiction, which claim has not been fully resolved.

(h) There are no Liens for Taxes upon any of the assets or properties of the Company Entities, except for Permitted Liens.

(i) None of the Company Entities has participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) None of the Company Entities (i) is bound by any Tax sharing, Tax indemnification or Tax allocation agreement (other than any customary commercial agreement entered into in the ordinary course of business the primary purpose of which is not the sharing or allocation of Taxes), in each case, only to the extent (x) such agreement was entered into on or after March 9, 2007, or (y) such agreement was entered into prior to March 9, 2007 and the Company has actual knowledge (without any duty of inquiry) that such agreement would be described in clause (i) above, (ii) has ever been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns (other than the group the common parent of which is the Company (including any predecessor thereof), or (iii) is liable for the Taxes of any other Person (other than any of the Company Entities) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(k) During the last two years, none of the Company Entities has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in connection with a distribution of stock qualifying for or intended to qualify for tax-free treatment under Section 355 of the Code.

(l) None of the Company Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period ending after the Closing Date as a result of any (i) change in or incorrect method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of any state, local or foreign Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received or paid, or deferred revenue accrued, prior to the Closing; (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) entered into or in existence prior to the Closing; (vi) use of the cash method of accounting, percentage of completion method of accounting, completed contract method of accounting, or long-term contract method of accounting on or prior to the Closing Date; (vii) gain recognition agreement entered into under Section 367 of the Code on or before the Closing Date or (viii) Taxes due under Section 951, 951A or 965(h) of the Code.

(m) None of the Company Entities has a permanent establishment (within the meaning of an applicable Tax treaty) or, otherwise has conducted a trade or business or had operations or an office or fixed place of business in, or is tax resident in, a jurisdiction other than the jurisdiction in which it is organized.

(n) None of the Company Entities (i) has made any election to defer any payroll Taxes under the CARES Act or claimed any other Tax relief pursuant to the CARES Act (or any similar provision of state, local or foreign Law) or (ii) has utilized the Employee Retention Tax Credit under the CARES Act to either offset Tax deposits or receive an advance Tax refund.

(o) None of the Company Entities is subject to or has a request for a private letter ruling, a closing agreement, a request for technical advice, a request for a change of any method of accounting, or any other similar request that is in progress or pending with any Taxing Authority with respect to a material amount of Taxes.

(p) None of the Company Entities has taken any action, nor knows of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(q) Notwithstanding anything herein to the contrary, the representations and warranties in this Section 4.17, together with the representations and warranties in Section 4.10 and Section 4.11(a), (i) are not intended to serve as representations with respect to taxable periods (or portions thereof) beginning after the Closing Date (other than Section 4.17(l)), and (ii) are not representations or warranties as to the amount of, or limitations on, any net operating losses, tax credits or other tax attributes that the Company Entities may have following the Closing.

Section 4.18. Environmental Matters.

(a) Each of the Company Entities is, and since January 1, 2018 has been, in compliance in all material respects with all applicable Environmental Laws. None of the Company Entities or any of its or their directors or executive officers has received since January 1, 2018 any notice, request for information, communication or complaint from a Governmental Authority or other Person alleging that the Company Entities has any material liability under any Environmental Law or is not in compliance in any material respect with any Environmental Law.

(b) None of the Company Entities have treated, stored, disposed of, arranged for or permitted the disposal of, transported, or handled any Hazardous Substances, in each case, in a manner that has given or would reasonably be expected to give, individually or in the aggregate, to give rise to any material liability pursuant to any Environmental Laws. To the Knowledge of the Company, there is no, and has been no Release or threatened Release of Hazardous Substances nor any Remediation or corrective action of any kind relating thereto, on, in, at or under any properties (including any buildings, structures, improvements, soils or subsurface strata, surface water bodies or drainage ways, and ground waters thereof) (i) currently or formerly owned, leased or operated by or for the Company Entities or any predecessor company; (ii) to which the Company Entities has sent any Hazardous Substances; or (iii) with respect to which the Company Entities may be liable, in each case, that would reasonably be expected, individually or in the aggregate, to give rise to any material liability pursuant to any Environmental Laws. To the Knowledge of the Company, there is no, and have been no, leaks, spills or other discharges of Hazardous Substances from any underground or aboveground storage tank on, in, at or under any properties currently or formerly owned, leased or operated by or for the Company Entities or any predecessor company that has given or would reasonably be expected, individually or in the aggregate, to give rise to any material liability pursuant to any Environmental Laws. Each of the Company Entities is and since January 1, 2018 has been in compliance in all material respects with ANSI/ASHRAE Standard 188-2018, Legionellosis: Risk Management for Building Water Systems.

(c) There is no pending or, to the knowledge of the Company, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Company, threatened Action with respect to the Company Entities relating to Hazardous Substances or otherwise under any Environmental Law. None of the Company Entities have entered into any agreement to defend, hold harmless, reimburse or indemnify any other person with respect to material liabilities arising out of Environmental Laws.

(d) Each of the Company Entities holds all material Environmental Permits, and is, and since January 1, 2018 has been, in compliance in all material respects therewith. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal, except in each case, that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) The Company Entities have provided to Parent all material permits, audits and other reports pertaining to compliance with Environmental Law and all “Phase I,” “Phase II” or other environmental reports in their possession, addressing any location ever owned, operated or leased by the Company Entities or at which the Company Entities actually, potentially or allegedly may have liability under any Environmental Law.

(f) For purposes of this Agreement:

(i) “Environmental Laws” means any Laws relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (C) pollution or protection of the environment, natural resources; or, (D) health and safety with respect to exposure to Hazardous Substances.

(ii) “Environmental Permits” means all Permits required under any Environmental Law.

(iii) “Hazardous Substances” means (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

(iv) “Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in Subsections (A) and (D) of 42 U.S.C. § 9601(22).

(v) “Remediation” means (A) any remedial action, remedy, response or removal action as those terms are defined in 42 U.S.C. § 9601, (B) any corrective action as that term has been construed pursuant to 42 U.S.C. § 6924, and (C) any measures or actions required or undertaken to investigate, assess, evaluate, monitor, or otherwise delineate the presence or Release of any Hazardous Substances in or into the environment or to prevent, clean up or minimize a Release or threatened release of Hazardous Substances.

Section 4.19. Company Material Contracts.

(a) Except as set forth in Section 4.19 of the Company Disclosure Schedules, as of the Agreement Date no Company Entity is a party to, nor is it or its properties, rights or assets bound by, any Contract (other than any Employee Plan) of the following nature (such Contracts as described in this Section 4.19(a), whether or not disclosed on Section 4.19 of the Company Disclosure Schedules, being “Company Material Contracts”):

(i) all Contracts which are expected to involve payment or receipt by the Company Entities of more than $750,000 in the aggregate for any individual Contract or series of related Contracts during the fiscal year ended December 31, 2020, that are not terminable by such Company Entity party thereto without material penalty on ninety (90) days’ or less notice, including any such contracts and agreements with customers;

(ii) all Contracts (A) relating to the incurrence, assumption or guarantee of any Indebtedness (including any Securitization Transactions) or imposing a Lien or security interest in or on any of the assets of the Company Entities, including any mortgages, deeds of trust or similar security instruments, indentures, guarantees, loan or credit agreements, in each case, in excess of $750,000 (such Indebtedness, “Existing Company Indebtedness” and such Contracts, the “Existing Company Loan Documents”) and (B) pursuant to which a Company Entity provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements, in each case, in excess of $750,000;

(iii) any Contract that limits the ability of any Company Entity to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of any Company Entity to sell to, or purchase from, any Person or to hire any Person (including any exclusivity provisions), or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(iv) all material joint venture, partnership or similar Contracts, agreements or arrangements;

(v) Contracts relating to capital expenditures or the acquisition of fixed assets, in each case, in excess of $750,000;

(vi) any Contract relating to the acquisition by the Company Entities thereto of any material operating business or the capital stock of any other Person that have ongoing obligations;

(vii) Contracts providing for (A) the pending purchase, sale, assignment or ground leasing or disposition of any Company Owned Real Property or material tangible personal property or (B), except as set forth in any Company Real Property Lease, a buy/sell, put option, call option, option to purchase, a marketing right, a forced sale, tag or drag right, or a right of first offer, right of first refusal or right that is similar to any of the foregoing, pursuant to the terms of which a Company Entity could be required to purchase or sell the applicable equity interests of any Person, any Real Property or any other material asset to which such right relates;

(viii) any Company Real Property Lease;

(ix) Contracts relating to the lease of tangible personal property to or from any Person providing for lease payments in excess of $250,000 per year;

(x) Contracts providing for the provision of advertising services and involving the payment or receipt over the life of such Contract in excess of $150,000 by a Company Entity;

(xi) material Contracts relating to Intellectual Property, Personal Data or IT Systems, excluding (i) commercially available, off-the-shelf, non-exclusive software licenses to the Company Entities which involve payments in the current fiscal year of less than $150,000 and (ii) non-exclusive licenses granted by the Company Entities to customers in the ordinary course of business;

(xii) any Collective Bargaining Agreement;

(xiii) any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of a Company Entity or any predecessor Person, other than Contracts entered into on substantially the same form as the Company Entities’ standard forms previously made available to Parent;

(xiv) any Contract with any officers or directors of the Company Entities or with any Affiliate or Related Party of the Company Entities or any officers or directors thereof;

(xv) any material Contract between a Company Entity and any Person providing an Exchange Program;

(xvi) any Company Management Agreement; and

(xvii) material Contracts with, or material licenses from, any Governmental Authority.

(b) Each Company Material Contract (other than any Company Material Contract that has expired in accordance with its terms) (i) is legal, valid and binding on, and enforceable against, such Company Entity, and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect except to the extent that enforceability may be limited by applicable Equitable Principles) and (ii) shall continue in full force and effect upon consummation of the transactions contemplated by this Agreement, in each case, except where the failure thereof, individually or in the aggregate with any other such failures, is not material to the Company Entities, taken as a whole. No Company Entity, or, to the Knowledge of the Company, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Company Material Contract, nor has any Company Entity received any written or, to the Knowledge of the Company, oral, claim of any such breach, violation or default and no party to a Company Material Contract has given written or, to the Knowledge of the Company, oral, notice of an intent to terminate or not to renew a Company Material Contract, except where such breach, violation, default, claim or notice, individually or in the aggregate with any other such breaches, violations, defaults, claims, or notices, is not material to the Company Entities, taken as a whole. The Company has made available to Parent true and complete and correct copies of each Company Material Contract (including all modifications, amendments and supplements thereto) as of the Agreement Date. For purposes of this subsection (b), all Securitization Instruments shall be excluded from references to Company Material Contracts.

Section 4.20. Transactions with Related Parties. Except as set forth on Section 4.20 of the Company Disclosure Schedules, no current or former officer, director, member or stockholder of a Company Entity, nor any Related Party of any of the foregoing (including the Sellers and any of their respective Affiliates), is currently a party to any transaction, Contract or any other business arrangement with ongoing rights or obligations with the Company Entities, other than (i) any Employee Plan entered into with individuals in the ordinary course of business; and (ii) Contracts which will be terminated at or prior to Closing without any liability to Parent or the Company Entities following the Effective Time and where all liabilities that have accrued following the Locked Box Date under such Contracts will be considered either Excluded Liabilities or Leakage.

Section 4.21. Securitization.

(a) Section 4.21(a) of the Company Disclosure Schedules lists all Securitization Transactions to which a Company Entity is a party with related approximate outstanding loan balances, securities and any securities retained by a Company Entity (by tranche or class, if applicable, for each such transaction), as applicable, and any applicable ratings and ratings actions (including any “shadow ratings,” “negative watch” status, evidence of any recently confirmed ratings and/or downgrades). The Company has made available to Parent true and correct copies of all Securitization Instruments for the transactions referenced in Section 4.21(a) of the Company Disclosure Schedules.

(b) Section 4.21(b) of the Company Disclosure Schedules lists any material consents, approvals, waivers, notices, post-closing notice obligations or actions in connection with such Securitization Instruments to which a Company Entity is a party that, if not satisfied or complied with, would reasonably be expected to result in a material liability to the Company Entities.

(c) As of the Agreement Date, all Securitization Instruments to which a Company Entity is a party are (i) legal, valid and binding obligations, (ii) are in full force and effect and enforceable in accordance with their terms against the Company Entities party thereto (except to the extent that enforceability may be limited by applicable Equitable Principles) and (iii), except to the extent permitted as a Permitted Securitization and Warehouse Activity, shall continue in full force and effect upon consummation of the transactions contemplated by this Agreement.

(d) The Company Entities are in compliance in all material respects with the terms of each Securitization Instrument to which they are parties (including with respect to any such party’s role as servicer or performance guarantor) and no Company Entity has received any written or, to the Knowledge of the Company, oral, claim of any such breach, violation or default and no party to a Securitization Instrument to which a Company Entity is a party has given written or, to the Knowledge of the Company, oral, notice of an intent to terminate such a Securitization Instrument.

(e) The Company has not received any notice or communication in writing from any person asserting (i) any event described in Section 4.21(d) or (ii) that any provision of a Securitization Instrument to which a Company Entity is a party is not effective or is not a legally valid, binding and enforceable obligation of any party thereto (except to the extent that enforceability may be limited by applicable Equitable Principles).

(f) As of the Agreement Date, there is no Action pending or, to the Knowledge of the Company, threatened against the Company Entities in respect of any Securitization Transaction.

Section 4.22. Timeshare Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the (1) Company Entities, (2) Non-Profit VCAs or (3) Non-Profit VOAs, taken as a whole:

(i) Each Company Offering Document is in full force and effect, and, to the extent applicable, is valid and binding on the Company Entity, Non-Profit VCA or Non-Profit VOA party thereto, and since January 1, 2018, such Company Entity, Non-Profit VCA, or Non-Profit VOA has performed all obligations required to be performed by it to date under each Company Offering Document and pursuant to all Laws applicable to it. True and correct copies of the Company Offering Documents for each Vacation Club and for each Vacation Ownership Property that is governed by a Non-Profit VOA have been delivered or made available to Parent.

(ii) Since January 1, 2018, no Company Entity, Non-Profit VCA, or Non-Profit VOA has received written notice of, and to the Knowledge of the Company there has not been, any violation or default under (nor, to the Knowledge of the Company, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Offering Document.

(iii) Set forth on Section 4.22(a)(iii)(1) of the Company Disclosure Schedules are all of the Vacation Ownership Interests owned by a Company Entity which are currently being offered for sale in the ordinary course of business and each jurisdiction in which each of those Vacation Ownership Interests are registered for the advertising, marketing or selling of Vacation Ownership Interests by a Company Entity or the soliciting of consumers to visit a Vacation Ownership Property or a sales office by a Company Entity. Set forth on Section 4.22(a)(iii)(2) of the Company Disclosure Schedules are all of the Vacation Ownership Interests or Vacation Ownership Unit(s) owned by a Company Entity which have not been subjected to a Vacation Club currently being offered for sale in the ordinary course of business by a Company Entity. The applicable Company Entity has good and marketable title to all unsold Vacation Ownership Interests set forth on Section 4.22(a)(iii)(1) and (2) of the Company Disclosure Schedules, free and clear of all Liens other than Permitted Liens. Set forth on Section 4.22(a)(iii)(3) of the Company Disclosure Schedules are all of the Vacation Ownership Properties which are subjected to a Vacation Club that is currently offered or operated by a Company Entity in the ordinary course of business.

(iv) Set forth on Section 4.22(a)(iv) of the Company Disclosure Schedules is a true, correct and complete list of each jurisdiction in which a Company Entity is registered for the advertising, marketing or selling of memberships in an Exchange Program.

(v) Since January 1, 2019, all rental, exchange, financing, offering, marketing and sales of Vacation Ownership Interests or Exchange Program memberships by a Company Entity have been made in compliance with applicable Laws or applicable exemptions.

(vi) Any consents necessary, and not otherwise waived under applicable Law, for the prior submittal of any Vacation Ownership Property, Vacation Ownership Units, or Vacation Ownership Interests to any Vacation Club or Exchange Program of the Company have been obtained in accordance with the Company Offering Documents and applicable Law.

(vii) Since January 1, 2018, the Company Entities have duly complied with all obligations owed to the applicable Vacation Ownership Associations (including payment of assessments owed for any Vacation Ownership Interests owned by a Company Entity for which a subsidy agreement is not in effect) and to the Knowledge of the Company, there are no circumstances that, if not remedied or modified, would prevent or interfere with such compliance in any manner.

(viii) No Vacation Club or Vacation Ownership Interests have been offered or operated by a Company Entity or Non-Profit VCA in a manner that would cause the total number of Vacation Ownership Interests offered by a Company Entity or Non-Profit VCA to exceed a “one-to-one use right to use right requirement ratio”.

(ix) Section 4.22(a)(ix) of the Company Disclosure Schedules sets forth a true, correct, and complete list of each management agreement, sub-management agreement, hospitality agreement, on-site property management agreement, or similar agreement for the management or operation by a Company Entity of any Vacation Ownership Property, Vacation Club, condominium project, hotel or other properties (each, a “Company Management Agreement”) and the name of the applicable manager (each a “Company Manager”). Each Company Manager is properly licensed to the extent required by applicable laws in the jurisdiction in which such real property is located.

(x) Since January 1, 2018, except as provided on Section 4.22(a)(x) of the Company Disclosure Schedules, no Company Entity has offered or currently offers any Vacation Ownership Interests in Amber Vacation Club, Club Navigo, Gold Key Resorts, Monarch Grand Vacations, or Premiere Vacation Collection.

(b) Non-Profit VCAs and Non-Profit VOAs. A majority of the members of the board of directors for each Non-Profit VCA and Non-Profit VOA are employees of or otherwise affiliated with a Company Entity. Section 4.22(b) of the Company Disclosure Schedules sets forth a complete and accurate list of all Non-Profit VCAs and Non-Profit VOAs. Section 4.22(b) of the Company Disclosure Schedules provides a complete and accurate list of each Vacation Club and Vacation Ownership Association for which a Company Entity provides a subsidy. Since January 1, 2019, and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) The books and records of each Non-Profit VCA and each Non-Profit VOA are complete, true and correct in all material respects, and all funds collected from Vacation Ownership Interest owners or any

Vacation Club and others on behalf of the Non-Profit VCA and Non-Profit VOA have been properly accounted for in all material respects and expended in all material respects for such purposes as are authorized under the Company Offering Documents.

(ii) All material expenses charged to a Vacation Ownership Association or Non-Profit VCA or loans or advances of funds to a Vacation Ownership Association or Non-Profit VCA by a Company Entity are authorized by and are in compliance in all material respects with the Company Offering Documents and applicable Laws.

(c) Amenities. All equipment, inventory, or furnishings located in or on a Vacation Ownership Property and promised or represented as available in the Company Offering Documents have been substantially made available or provided as represented. All amenities described in the Company Offering Documents as completed are substantially complete. Each owner of a Vacation Ownership Interest has access to and use of all of the amenities of the applicable Vacation Ownership Properties in accordance with the applicable Company Offering Documents.

(d) Developer Rights. A Company Entity currently holds all material rights of declarant, developer, and/or seller of a Vacation Club and such Vacation Ownership Properties as described in the assignments of declarant’s rights or Vacation Club declarations set forth on Section 4.22(d) of the Company Disclosure Schedules, and such Company Entity has not assigned or expressly waived any such rights. Except as noted on Section 4.22(d) of the Company Disclosure Schedules, the period of declarant, developer, and/or seller control for a Vacation Club or Vacation Ownership Property as described in the Company Offering Documents has not terminated.

(e) Dedicated Inventory. All Vacation Ownership Interests and Vacation Ownership Units (and the use and occupancy rights that correspond to the Vacation Ownership Interests and Vacation Ownership Units) that have been dedicated to a Vacation Club have been so dedicated in compliance in all material respects with the terms, provisions, conditions, and requirements of the Company Offering Documents and all applicable Laws.

(f) Timeshare Receivables. With respect to each of the promissory notes, mortgage receivables, deeds of trust, contracts for deed, installment sales contracts, conditional sales contracts, collateral assignments of beneficial interest or security agreements (collectively, the “Debt Instruments”) held or financed by a Company Entity and related to the offering or sale of Vacation Ownership Interests as of January 1, 2019 through the Agreement Date (the “Company Timeshare Receivables”):

(i) title of each such Company Timeshare Receivable is owned by the Company Entity free and clear of all Liens, other than Permitted Liens, and legal title is in the name of such entity or in the name of a nominee thereof (each, a “Timeshare Lender”) and such Timeshare Lender has full right and authority to enforce all documents and instruments evidencing or securing such Company Timeshare Receivables, and each such document or instrument is genuine and the legal, valid, and binding obligation of the applicable obligor in accordance with its terms, subject to Permitted Liens and except as such enforceability may be limited by applicable Equitable Principles;

(ii) to the Knowledge of the Company, the Debt Instruments related to the Company Timeshare Receivables are in the possession of a Company Entity or its designated escrow agent, custodian, or such nominee as required under any Securitization Transaction; and

(iii) to the Knowledge of the Company, as of the Agreement Date, each Debt Instrument evidencing any Company Timeshare Receivable has not been modified in any material respect other than in the ordinary course of business and permitted under the Company’s servicing and collection policies, and constitutes a valid first priority Lien encumbering the Vacation Ownership Interest described therein, as security for the repayment of all amounts and obligations arising under such Debt Instruments, subject to Permitted Liens.

Section 4.23. Company Board Recommendation. The Company Board has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of Company and its stockholders, (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement and approval of the principal terms of the Merger, and each of the transactions contemplated hereby, including the Merger, by the Company Stockholders, and none of such actions by the Company Board has been amended, rescinded, or modified.

Section 4.24. Vote Required. The affirmative vote or written consent, of stockholders holding a majority of the voting power of Company Shares voting together as a single class on an as converted basis (the “Company Stockholder Approval”) is the only vote or written consent of the holders of the Company’s capital stock necessary to adopt this Agreement and approve the consummation of the transactions contemplated hereby.

Section 4.25. Indebtedness.

(a) As of the Agreement Date, no Indenture Default or Securitization Default has occurred and is continuing.

(b) As of the Agreement Date, the Company Entities have received executed warehouse facility commitment letters dated March 10, 2021 (each, a “Warehouse Commitment Letter”) from Deutsche Bank AG New York Branch and Credit Suisse AG Cayman Islands Branch (the “Warehouse Lenders”) with respect to the Deutsche Bank Warehouse Facility and the CS VFN Facility, respectively, pursuant to which each Warehouse Lender has committed individually, subject to the terms and conditions set forth therein, to waive and amend certain provisions under the related Securitization Instruments, including related to change of control under such Company Warehouse Facilities to permit the Company Entities to complete the transactions contemplated by this Agreement. A true and complete copy of each Warehouse Commitment Letter, including all exhibits, schedules or amendments thereto, has been previously provided to Parent and HGV Borrower. The Company Entities have fully paid any and all commitment fees or other fees required by such Warehouse Commitment Letters to be paid on or before the date hereof. As of the Agreement Date, each Warehouse Commitment Letter is valid and in full force and effect, constitutes the legally valid and binding obligations of the relevant Company Entities and, to the Knowledge of Company, the other parties thereto, subject to applicable Equitable Principles and no event has occurred which would reasonably be expected to constitute a breach thereunder on the part of the relevant Company Entities, or to the Knowledge of Company, the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amounts contemplated by the warehouse financing arrangements contemplated by the Warehouse Commitment Letters (including pursuant to any “market flex” provisions in any fee letter thereto) (the “Committed Warehouse Financing”), other than as set forth in the Warehouse Commitment Letters. Neither Warehouse Commitment Letter has been amended or modified prior to the date hereof, and, as of the date hereof, the commitments contained in each Warehouse Commitment Letter have not been withdrawn, terminated, rescinded, amended, restated, or modified in any respect (and, no such withdrawal, termination, rescission, amendment, restatement, or modification is contemplated as of the date hereof). As of the Agreement Date, except for the Warehouse Commitment Letters and customary engagement and fee letters, there are no other agreements, side letters or arrangements to which any Company Entity is a party in respect of, that modify the terms of, or that could affect the availability or amount of the Committed Warehouse Financing. As of the Agreement Date, Company will, directly or indirectly, continue to pay (or cause a Company Entity to pay) in full any and all commitment fees or other fees required to be paid pursuant to the terms relating to the Committed Warehouse Financing as and when they become due and payable on or prior to the Closing Date. As of the Agreement Date, Company has no reason to believe that any of the conditions to the Committed Warehouse Financing applicable to any Company Entity would not reasonably be expected to be satisfied in full or that the full amount of the Committed Warehouse Financing would not reasonably be expected to be available to the Company Entities on the Closing Date. As of the Agreement Date, the Company Entities have received executed agreements dated March 10, 2021 in respect of the Natixis Warehouse Facility and the Company Warehouse Facilities identified in clauses (iii) and (vi) of the definition thereof, and a true and complete copy of each such agreement, including all exhibits, schedules or amendments thereto, has been previously provided to Parent and HGV Borrower.

(c) Indenture Covenant Compliance. The Company Entities have provided to Parent (assuming (x) the completion of the transactions contemplated by this Agreement, including the completion of the Debt Financing, in each case on the terms specified herein as of the Agreement Date without, for the avoidance of doubt, giving effect to any subsequent amendments to this Agreement or the Debt Financing and (y) the accuracy of the EBITDA relating to Parent and cost savings information provided by the Parent to the Company), (i)calculations of, in accordance with the applicable definitions in the Unsecured Indenture and the related interpretative provisions contained therein, the Secured Leverage Ratio, the Total Indebtedness Leverage Ratio, the Fixed Charge Coverage Ratio and Pro Forma EBITDA (as each such term is defined in the Unsecured Indenture) of the Issuer and its Restricted Subsidiaries (as defined in the Unsecured Indenture), as applicable, for the most recent period of four consecutive fiscal quarters of the Issuer (as defined in the Unsecured Indenture) ended on or prior to the Agreement Date (taken as one accounting period) for which financial statements have been delivered under Section 4.02 of the Unsecured Indenture; provided, that the calculations provided by the Company to Parent do not give pro forma effect to any new Indebtedness (as defined in the Unsecured Indenture) (other than the Debt Financing) (but will, for the avoidance of doubt, give effect to the indebtedness incurred under the Unsecured Indenture) to be incurred, issued or otherwise obtained by or on behalf of or otherwise at the direction of Parent in connection with the transactions contemplated by this Agreement, if any, to be taken after the Agreement Date and (ii) calculations of the prior usage of each of the fixed-dollar baskets previously communicated to Parent (or its counsel) under the debt, lien and restricted payment covenants pursuant to Sections 4.03, 4.04 and 4.12 under the Unsecured Indenture, in each case, as of the Agreement Date. The Company hereby designates and agrees to cause Diamond Resorts International, Inc. to designate the incurrence of any indebtedness contemplated under the Debt Commitment Letter as having occurred on the date hereof pursuant to Section 4.03(c)(3) of the Unsecured Indenture.

Section 4.26. Certain Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of Parent in connection with the Parent Stockholders Meeting will, at the date it is first mailed to the stockholders of Parent and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 4.27. Takeover Statutes. The Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to this Agreement or the Merger. No other “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under any laws applicable to Company Entities is applicable to this Agreement or the Merger.

Section 4.28. Anti-Corruption Compliance. Each Company Entity, and each of their respective officers and directors, and, to the Knowledge of the Company, its employees, agents, and representatives have at all times during the past three (3) years complied in all material respects with the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the provisions of any other applicable domestic or foreign anti-corruption laws (collectively, “Anti-Corruption Laws”). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole, none of the Company Entities nor any of their respective directors or officers, nor, to the Knowledge of the Company, their respective employees, agents, or representatives has offered or given anything of value to: (i) any Government Official, any political party or official thereof, or any candidate for foreign political office; or (ii) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any Government Official, any foreign political party or official thereof, or candidate for foreign political office, in each case for the purpose of any of the following: (A) influencing any action or decision of such Person, in its, his or her official capacity, including a decision to fail to perform its, his or her official function; (B) inducing such Person to use its, his or her influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality; or (C) where such payment would constitute a bribe, kickback or illegal or improper payment, in each case of (A)-(C) to assist any Company Entity in obtaining or retaining business for, or with, or directing business to, any Person, or in securing any improper advantage. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company Entities, and their respective directors, officers, employees, agents, and representatives with Anti-Corruption Laws, and to the Knowledge of the Company, no Governmental Authority is investigating or has in the past three (3) years conducted, initiated or threatened any investigation of any of the Company Entities in connection with an alleged or potential violation of any Anti-Corruption Law.

Section 4.29. Sanctions and Export Control Compliance. The Company Entities, and their respective officers and directors, and to the Knowledge of the Company, their respective employees, agents, and representatives have at all times during the past three (3) years complied in all material respects with all applicable export control and economic sanctions laws, regulations, and executive orders of the United States (including those administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, the U.S. Department of State, and the U.S. Department of Commerce), the United Nations Security Council, the European Union, any European Union member state, the United Kingdom, and any other relevant sanctions or export control authority (collectively, “Sanctions”). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole, during the past three (3) years, none of the Company Entities, nor any of their respective officers or directors, nor, to the Knowledge of the Company, any of their respective employees, agents, representatives, or beneficial owners: (i) has been or is designated on OFAC’s List of Specially Designated Nationals and Blocked Persons, Sectoral Sanctions Identification List, or Foreign Sanctions Evader List, or any other similar list of designated Persons established pursuant to Sanctions (collectively, “Sanctioned Persons”); (ii) has been or is fifty percent (50%) or more owned or where appropriate under applicable Sanctions, controlled by a Sanctioned Person; (iii) has maintained or maintains any offices, branches, operations, assets, investments, employees, or agents in any country or territory that is the subject or target of comprehensive Sanctions (at the time of this agreement, Crimea, Cuba, Iran, North Korea, and Syria, and collectively, “Sanctioned Countries”); (iv) has participated in any transaction or business dealing with any Sanctioned Person or in any Sanctioned Country in violation of applicable Sanctions; (v) has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation regarding an actual or alleged violation of Sanctions; or (vi) made any voluntary or involuntary disclosure to a Governmental Authority regarding an actual or alleged violation of Sanctions.

Section 4.30. Brokers. No broker, investment banker, financial advisor or other Person, other than as set forth on Section 4.30 of the Company Disclosure Schedule, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Company Entity.

Section 4.31. COVID-19 Matters.

(a) None of the Company Entities has obtained any material financial aid or other assistance or relief under any federal, state or local programs adopted in response to COVID-19, including the CARES Act, the Enhancement Act, the Federal Reserve Main Street Lending Program and any similar non-US Law or program. With respect to any assistance or relief set forth on Section 4.31 of the Company Disclosure Schedules, the Company Entities have complied in all material respects with the requirements of the applicable program.

(b) The Company has not made, and does not currently plan to make, any material changes to its supply chain or vendors in response to COVID-19.

(c) The Company and its Subsidiaries have not implemented any other measures in response to COVID-19 that involve creating, collecting, tracking, maintaining or analyzing any data relating to employees or visitors.

(d) The Company and its Subsidiaries have materially complied with all applicable Laws or regulations promulgated by Governmental Authorities with respect to COVID-19, including all Occupational Safety and Health Administration (OSHA) and Centers for Disease Control and Prevention (CDC) requirements.

(e) Section 4.31(e) of the Company Disclosure Schedules sets forth all material changes to the work force of the Company and its Subsidiaries attributable to COVID-19, including (i) the date of any current and temporary employee furloughs, layoffs, terminations, and any permanent layoffs or terminations, (ii) the date and amount of any current and temporary employee salary or wage reductions, or other changes in employee compensation, and any permanent employee salary or wage reductions, or other permanent changes in employee compensation, (iii) any severance or other benefits offered to such employees and (iv) any changes to any employee benefit that the Company or any of its Subsidiaries make available to their employees.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole, he Company and its Subsidiaries have not received any written complaints or claims (i) from employees regarding leaves of absence, paid sick time, or similar matters related to COVID-19, (ii) about the Company’s (or its Subsidiaries’) reporting, or failure to report, to employees, contractors, customers, vendors or the public, the presence of employees or contractors who have tested positive for, or exhibited symptoms of, COVID-19, or other potential means of exposure to COVID-19, or (iii) alleging the Company or any of its Subsidiaries failed to provide a safe working environment, appropriate equipment or accommodation in relation to COVID-19.

(g) The Company and its Subsidiaries have not made any claims on existing insurance policies, including business interruption insurance, as a result of COVID-19.

Section 4.32. No Other Representations. Except as otherwise expressly set forth in this Article IV (or any certificate delivered pursuant to the express terms and requirements of this Agreement), each of Parent and Merger Sub acknowledges and agrees that none of the Company Entities, the Sellers, any of their respective Affiliates, or any other Person, makes, or shall be deemed to have made by or on behalf of any Company Entity, any representations or warranties of any kind or nature, express or implied, at Law or in equity, in connection with the transactions contemplated by this Agreement, including any representations or warranties with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations or future financial condition (or any component thereof) of any of the Company Entities, and each of Parent and Merger Sub hereby expressly disclaims reliance upon any such representation or warranty, whether by or on behalf of the Company, the Sellers, any of their respective Affiliates or any other Person and notwithstanding the delivery or disclosure to Parent, any other Parent Entity or any of their respective Affiliates, Representatives, Related Parties or any other Person of any documentation or other information by the Company, any of its Affiliates or Representatives or any other Person with respect to any of the foregoing. For the avoidance of doubt, the foregoing shall not operate to limit or invalidate any representation or warranty contained in any other Ancillary Agreement and shall not apply to, or limit in any way, any claim for fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as set forth in the Parent SEC Reports publicly filed or furnished with the SEC and publicly available at least one (1) Business Day prior to the Agreement Date (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) or (b) as set forth in the Parent Disclosure Schedules attached hereto (each of which only qualifies (x) the correspondingly numbered representation or warranty and (y) such other representations or warranties where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure (the “Parent Disclosure Schedules”)), each of Parent and Merger Sub hereby represents and warrants to the Company and the Sellers as follows:

Section 5.1. Organization and Qualification.

(a) Each of Parent and Merger Sub (i) is a corporation (in the case of Parent) or limited liability company (in the case of Merger Sub) duly organized, validly existing and in good standing under the laws of Delaware, (ii) has all necessary entity power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent has previously furnished (or caused to be furnished) to the Company a true and complete copy of the Organizational Documents, each as amended to date, of each of Parent and Merger Sub, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Organizational Documents in any material respect.

Section 5.2. Authority.

(a) Each of Parent and Merger Sub has requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject, in the case of the Parent Share Issuance by the affirmative vote of a majority of the votes cast by holders of Parent Common Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Parent Stockholder Approval”). The foregoing approval of the Parent Share Issuance by the Parent Stockholder Approval is the only vote of holders of any securities of Parent or Merger Sub necessary to adopt or approve this Agreement or the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which it is or will be a party and the consummation by Parent or Merger Sub, as applicable, of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement and each such Ancillary Agreements or to consummate the transactions contemplated hereby or thereby, subject, in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL and the LLC Act. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Parent or Merger Sub is or will be a party will have been, duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Parent or Merger Sub is or will be a party will constitute, the legal, valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with their respective terms, except as enforcement may be limited by applicable Equitable Principles.

(b) The Parent Board has unanimously (i) determined that this Agreement, the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger and the Parent Share Issuance, are advisable, fair to, and in the best interests of Parent and the holders of Parent Common Shares, (ii) authorized, approved and declared advisable this Agreement, the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger and the Parent Share Issuance, (iii) directed that the approval of the Parent Share Issuance be submitted to the holders of Parent Common Shares at the Parent Stockholder Meeting, and (iv) resolved to recommend that the holders of Parent Common Shares approve the Parent Share Issuance (the “Parent Recommendation”). It is understood and agreed that any fairness opinion delivered to the Parent Board is for the benefit of the Parent Board and may not be relied upon by any Company Entity or any other Person. The sole member of Merger Sub has duly and validly adopted and approved this Agreement, the Ancillary Agreements to which it is a party, the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party.

Section 5.3. No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which Parent or Merger Sub is or will be a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the Organizational Documents of Parent or Merger Sub;

(ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected; or

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, or give to others any rights of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights, remedies, recourse or entitlements of any Person or otherwise adversely affect any rights of Parent or Merger Sub under, or result in the creation of, or give any Person rights to exercise remedies with respect to, any Lien on any property, asset or right of Parent or Merger Sub pursuant to, any note, bond, mortgage, deed, security instrument, filing, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other material Contract or agreement to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties, assets or rights are bound or affected except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) None of Parent or Merger Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Parent or Merger Sub of this Agreement and each of the Ancillary Agreements to which it is or will be party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of Parent or Merger Sub, except for (i) any filings required to be made under the HSR Act and any filings required under Foreign Antitrust Laws set forth on Section 5.3(b) of the Parent Disclosure Schedules, (ii) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and the LLC Act; (iv) such filings as necessary to comply with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, including the applicable rules and regulations promulgated thereunder, (v) such filings as necessary to comply with the applicable requirements of the NYSE, or (vi) any failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4. Parent Capitalization.

(a) The authorized capital stock of Parent consists of 3,000,000,000 Parent Common Shares and 300,000,000 shares of preferred stock. As of 5:00 p.m., Eastern Standard Time, on March 8, 2021, 85,364,578 Parent Common Shares were issued and outstanding and no shares of preferred stock of Parent are issued and outstanding. All outstanding Parent Common Shares are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) Besides the Parent Common Shares available for issuance under the Parent Stock Plans or as otherwise set forth in Section 5.4(b) of the Parent Disclosure Schedules, Parent has not issued or agreed to issue any: (i) share of capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of Parent or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.

(c) Each outstanding share of capital stock or other equity or ownership interest of Parent (i) was issued, offered, sold and delivered by Parent in compliance with all applicable federal and state securities laws and (ii) was not issued in breach or violation of any right of first refusal, right of first offer, preemptive or similar rights, agreements, arrangements or commitments under any provision of applicable Law, Parent’s Organizational Documents or any Contract to which Parent is a party.

(d) There are no voting trusts or other agreements or understandings to which Parent is a party with respect to the voting of its capital stock.

Section 5.5. Parent Common Shares. All Parent Common Shares that may be issued as Merger Consideration or Option Consideration will be, when issued in accordance with the terms thereof, voting, duly authorized, validly issued, fully paid, and non-assessable and not subject to any Liens (other than restrictions arising under applicable securities laws).

Section 5.6. Parent SEC Reports. Since January 1, 2019, Parent has filed or furnished on a timely basis all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) with the SEC that have been required to be filed or furnished by it pursuant to applicable Laws prior to the Agreement Date (the “Parent SEC Reports”). Each Parent SEC Report complied, as of its filing date, or, if amended or superseded by a subsequent filing made prior to the Agreement Date, as of the date of the last such amendment or superseding filing prior to the Agreement Date, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date that such Parent SEC Report was filed. True and complete copies of all Parent SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. Other than Hilton Resort Corporation, no Subsidiary of Parent is required to file any periodic forms, reports, schedules, statements or other documents. As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received by any Parent Entity from the SEC or its staff.

Section 5.7. Parent Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, as of the Agreement Date, (a) there is, and since January 1, 2019, there has been, no Action pending or, to the Knowledge of Parent, threatened against any Parent Entities or any of their respective material properties by or before any Governmental Authority and (b) none of the Parent Entities or any of their respective material properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Authority.

Section 5.8. Parent Employee Benefit Plans.

(a)(i) Each Parent Plan has been established, maintained and administered in all material respects with its terms and the requirements of applicable Law, including ERISA and the Code, (ii) each of Parent and its Subsidiaries has performed all obligations required to be performed by it under any Parent Plan and is not in material default under or in violation of any Parent Plan, (iii) none of Parent, any of its Subsidiaries nor any other Person has engaged in a non-exempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to a Parent Plan, as a result of which Parent or any of its Subsidiaries would incur a Tax under Section 4975 of the Code or a penalty under Section 502(i) of ERISA and (iv) no Action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of Parent, threatened with respect to any Parent Plan by any current or former employee, officer, director or individual service provider of Parent any of its Subsidiaries, other than claims for benefits in the ordinary course, and no fact or event exists that would give rise to any such Action. No Parent Plan is currently, or in the past three years has been, under investigation, audit or review by any Governmental Authority.

(b) Each Parent Plan that is intended to be qualified under Section 401(a) of the Code (i) has received a timely favorable determination from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt and, to the Knowledge of Parent, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Parent Plan or the exempt status of any such trust or (ii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on a favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan.

(c) None of the Parent Plans sponsored, maintained, contributed to (or for which there is an obligation to contribute to) by Parent or any of its Subsidiaries is (and neither Parent nor any of its Subsidiaries has any Liability with respect to), and none of Parent or any of its Subsidiaries has ever sponsored, maintained, contributed to or been obligated to contribute to or had any liability with respect to a “defined benefit plan” (within the meaning of Section 302 of ERISA or Section 412 or 4971 of the Code). None of the Parent Plans is a “multiple employer plan” (within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of ERISA) or a “multiple employer welfare arrangement” (as defined in ERISA Section 3(40)). With respect to the Parent Plans, all required contributions, premiums or payments of Parent or any of its Subsidiaries have been made or properly accrued in accordance with GAAP. Neither Parent nor any of its Subsidiaries has incurred, and there are no circumstances under which Parent or any of its Subsidiaries would reasonably expect to incur, any Liability under Title IV of ERISA or Section 412 of the Code. Neither Parent nor any of its Subsidiaries has maintained a Parent Plan providing medical or life insurance benefits to employees after retirement or other separation of service except (i) to the extent required by applicable Law, including Part 6 of Subtitle B of Title 1 of ERISA, Section 4980B of the Code and similar state Law, (ii) coverage through the end of the month of retirement or other separation of service, or (iii) life insurance benefits attributable to deaths occurring at or prior to retirement or other separation of service. Neither Parent nor any of its Subsidiaries has incurred or expects to incur (whether or not assessed), or is otherwise subject to, any liability pursuant to Section 4980H of the Code.

(d) With respect to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which Parent or its Subsidiaries has any liability or contributes (or has at any time contributed or had an obligation to contribute): (i) none of Parent or its Subsidiaries has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied or would be subject to such liability if, as of the Closing Date, Parent or its Subsidiaries were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any such multiemployer plan and (ii) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively) or is in critical or endangered status.

Section 5.9. Taxes. Except as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect:

(a) All Tax Returns required to be filed with respect to Parent taking into account any extensions of time to file, have been timely filed by or on behalf of Parent with the appropriate Taxing Authorities and such Tax Returns are true, correct and complete.

(b) All Taxes of Parent have been timely paid, other than Taxes that are not yet due or that are being contested in good faith by appropriate proceedings and for which Parent or its applicable Subsidiary has set aside adequate reserves in accordance with GAAP.

(c) No deficiencies for any Taxes have been proposed, asserted or assessed in writing against Parent that are still pending.

(d) There is no audit, investigation, claim, examination or other proceeding with respect to Taxes or Tax Returns of Parent that is currently in progress or, to the Knowledge of Parent, threatened in writing by any Taxing Authority.

Section 5.10. Parent Financial Statements; No Undisclosed Liabilities.

(a) Each of the consolidated financial statements of Parent and its consolidated subsidiaries since December 31, 2019 contained or incorporated by reference in the Parent SEC Reports (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Parent and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (except as may be indicated in the notes thereto and subject, in the case of unaudited quarterly financial statements, to the absence of notes and normal year-end adjustments).

(b) Parent has established and maintains disclosure controls and procedures required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are effective to ensure that material information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Since January 1, 2018, neither Parent nor any of its Subsidiaries, has received any material written complaint, allegation, assertion or claim regarding significant deficiencies in the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in unlawful accounting or auditing practices.

(c) None of the Parent Entities has any debts, liabilities or obligations of any nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, known or unknown, that would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto, other than any such debts, liabilities or obligations (i) reflected on Parent Financial Statements, (ii) incurred since December 31, 2020 in the ordinary course of business of Parent and its Subsidiaries, (iii) liabilities incurred in connection with the Merger or otherwise as expressly contemplated by this Agreement or any Ancillary Agreement, and (iv) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.11. Absence of Certain Changes. Since December 31, 2020 until the Agreement Date, (a) except as expressly contemplated by this Agreement, the business of the Parent Entities has been conducted in the ordinary course of business; and (b) there has not been any change, event or development that, individually or in the aggregate, has had or is reasonably expected to have a Parent Material Adverse Effect.

Section 5.12. Takeover Statutes. The Parent Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to this Agreement or the Merger. No other “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under any laws applicable to Parent or Merger Sub is applicable to this Agreement or the Merger.

Section 5.13. Compliance with Law; Parent Permits. Each Parent Entity is, and has been since January 1, 2018, in compliance in all material respects with all Laws applicable to it and its businesses and operations, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. None of the Parent Entities or any of their executive officers has received, since January 1, 2018, any written or, to the knowledge of Parent, oral, notice, order, complaint or other communication from any Governmental Authority or any other Person that any Parent Entity is not in compliance with any applicable Law, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. In addition, and without limiting the foregoing, since January 1, 2018, each Parent Entity has complied with, is not in violation of, and has not received any written or, to the Knowledge of Parent, oral notices of violation with respect to, and is not the subject of any pending audit or litigation with respect to, any applicable Law, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.14. Ownership and Operation of Merger Sub. All of the outstanding limited liability company interests of Merger Sub have been validly created and are owned indirectly by Parent, which has been duly admitted as a member of Merger Sub.

Section 5.15. Timeshare Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the (1) Parent Entities or (2) Non-Profit VOAs, taken as a whole:

(i) Each Parent Offering Document is in full force and effect, and, to the extent applicable, is valid and binding on the Parent Entity and Non-Profit VOA party thereto, and since January 1, 2018, such Parent Entity and Non-Profit VOA has performed all obligations required to be performed by them to date under each Parent Offering Document and pursuant to all Laws applicable to it. True and correct copies of the Parent Offering Documents for each Vacation Club and for each Vacation Ownership Property that is governed by a Non-Profit VOA have been delivered or made available to the Company.

(ii) Since January 1, 2018, no Parent Entity or Non-Profit VOA has received written notice of, and to the Knowledge of Parent there has not been, any violation or default under (nor, to the Knowledge of Parent, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any Parent Offering Document.

(iii) Set forth on Section 5.15(a)(iii)(1) of the Parent Disclosure Schedules are all of the Vacation Ownership Interests owned by a Parent Entity which are currently being offered for sale in the ordinary course of business and each jurisdiction in which each of those Vacation Ownership Interests are registered for the advertising, marketing or selling of Vacation Ownership Interests by a Parent Entity or the soliciting of consumers to visit a Vacation Ownership Property or a sales office by a Parent Entity. Set forth on Section 5.15(a)(iii)(2) of the Parent Disclosure Schedules are all of the Vacation Ownership Interests or Vacation Ownership Unit(s) owned by a Parent Entity which have not been subjected to a Vacation Club currently being offered for sale in the ordinary course of business by a Parent Entity. The applicable Parent Entity has good and marketable title to all unsold Vacation Ownership Interests set forth on Section 5.15(a)(iii)(1) and (2) of the Parent Disclosure Schedules, free and clear of all Liens other than Permitted Liens. Set forth on Section 5.15(a)(iii)(3) of the Parent Disclosure Schedules are all of the Vacation Ownership Properties which are subjected to a Vacation Club that is currently offered or operated by a Parent Entity in the ordinary course of business.

(iv) Set forth on Section 5.15(a)(iv) of the Parent Disclosure Schedules is a true, correct and complete list of each jurisdiction in which a Parent Entity is registered for the advertising, marketing or selling of memberships in an Exchange Program.

(v) Since January 1, 2019, all rental, exchange, financing, offering, marketing and sales of Vacation Ownership Interests or Exchange Program memberships by a Parent Entity have been made in compliance with applicable Laws or applicable exemptions.

(vi) Any consents necessary, and not otherwise waived under applicable Law, for the prior submittal of any Vacation Ownership Property, Vacation Ownership Units or Vacation Ownership Interests to any Vacation Club or Exchange Program of the Parent have been obtained in accordance with the Parent Offering Documents and applicable Law.

(vii) Since January 1, 2018, the Parent Entities have duly complied with all obligations owed to the applicable Vacation Ownership Associations (including payment of assessments owed for any Vacation Ownership Interests owned by a Parent Entity for which a subsidy agreement is not in effect) and to the Knowledge of Parent, there are no circumstances that, if not remedied or modified, would prevent or interfere with such compliance in any manner.

(viii) No Vacation Club or Vacation Ownership Interests have been offered or operated by a Parent Entity in a manner that would cause the total number of Vacation Ownership Interests offered by a Parent Entity to exceed a “one-to-one use right to use right requirement ratio”.

(ix) Section 5.15(a)(ix) of the Parent Disclosure Schedules sets forth a true, correct, and complete list of each management agreement, sub-management agreement, hospitality agreement, on-site property management agreement, or similar agreement for the management or operation by a Parent Entity of any Vacation Ownership Property, condominium project, hotel or other properties (each a “Parent Management Agreement”) and the name of the applicable manager (each a “Parent Manager”). Each Parent Manager is properly licensed to the extent required by applicable laws in the jurisdiction in which such real property is located.

(b) Non-Profit VOAs. A majority of the members of the board of directors for each Non-Profit VOA are employees of or otherwise affiliated with a Parent Entity. Section 5.15(b) of the Parent Disclosure Schedules sets forth a complete and accurate list of all Non-Profit VOAs. Section 5.15(b) of the Parent Disclosure Schedules provides a complete and accurate list of each Vacation Ownership Association for which a Parent Entity provides a subsidy. Since January 1, 2019, and except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(i) The books and records of each Non-Profit VOA are complete, true and correct in all material respects, and all funds collected from Vacation Ownership Interest owners or any Vacation Club and others on behalf of the Non-Profit VOA have been properly accounted for in all material respects and expended in all material respects for such purposes as are authorized under the Parent Offering Documents.

(ii) All material expenses charged to a Vacation Ownership Association or loans or advances of funds to a Vacation Ownership Association by a Parent Entity are authorized by and are in compliance in all material respects with the Parent Offering Documents and applicable Laws.

(c) Amenities. All equipment, inventory, or furnishings located in or on a Vacation Ownership Property and promised or represented as available in the Parent Offering Documents have been substantially made available or provided as represented. All amenities described in the Parent Offering Documents as completed are substantially complete. Each owner of a Vacation Ownership Interest has access to and use of all of the amenities of the applicable Vacation Ownership Properties in accordance with the applicable Parent Offering Documents.

(d) Developer Rights. A Parent Entity currently holds all material rights of declarant, developer, and/or seller of such Vacation Ownership Properties as described in the assignments of declarant’s rights or Vacation

Ownership Property declarations set forth on Section 5.15(d) of the Parent Disclosure Schedules, and such Parent Entity has not assigned or expressly waived any such rights. Except as noted on Section 5.15(d) of the Parent Disclosure Schedules, the period of declarant, developer, and/or seller control for such Vacation Ownership Properties as described in the Parent Offering Documents has not terminated.

(e) All Vacation Ownership Interests and Vacation Ownership Units (and the use and occupancy rights that correspond to the Vacation Ownership Interests and Vacation Ownership Units) that have been dedicated to a Vacation Club have been so dedicated in compliance in all material respects with the terms, provisions, conditions, and requirements of the Parent Offering Documents and all applicable Laws.

(f) Timeshare Receivables. With respect to each of the Debt Instruments held or financed by a Parent Entity and related to the offering or sale of Vacation Ownership Interests as of January 1, 2019 through the Agreement Date (the “Parent Timeshare Receivables”):

(i) title of each such Parent Timeshare Receivable is owned by the Parent Entity free and clear of all Liens, other than Permitted Liens, and legal title is in the name of a Timeshare Lender and such Timeshare Lender has full right and authority to enforce all documents and instruments evidencing or securing such Parent Timeshare Receivables, and each such document or instrument is genuine and the legal, valid, and binding obligation of the applicable obligor in accordance with its terms, subject to Permitted Liens and except as such enforceability may be limited by applicable Equitable Principles;

(ii) to the Knowledge of Parent, the Debt Instruments related to the Parent Timeshare Receivables are in the possession of a Parent Entity or its designated escrow agent, custodian or such nominee as required under any HGV Securitization Transaction; and

(iii) to the Knowledge of Parent, as of the Agreement Date, each Debt Instrument evidencing any Parent Timeshare Receivable has not been modified in any material respect other than in the ordinary course of business and permitted under Parent’s servicing and collection policies, and constitutes a valid first priority Lien encumbering the Vacation Ownership Interest described therein, as security for the repayment of all amounts and obligations arising under such Debt Instruments, subject to Permitted Liens.

(g) All sales and marketing activities, services, or the like provided or performed by the Parent Entities in connection with the sale of Vacation Ownership Interests offered and sold on behalf of FFS Developers have been and are performed in compliance with applicable FFS Documents and Laws.

Section 5.16. Certain Information. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of Parent in connection with the Parent Stockholders Meeting will, at the date it is first mailed to the stockholders of Parent and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 5.17. Brokers. No broker, investment banker, financial advisor or other Person, other than BofA Securities, Inc., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.18. Transactions with Related Parties. During the past two years through the Agreement Date, there have been no transactions, agreements, arrangements, Contracts or understandings between any Parent Entity, on the one hand, and any Affiliates (other than wholly-owned Parent Entities) of Parent or other Persons, on the other hand, in each case, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.19. Solvency. Assuming (1) the representations and warranties contained in Article IV of this Agreement are true and correct as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made on and as of a specified date, in which case assuming the same continue on the Closing Date to be true and correct as of the specified date), (2) repayment of all Funded Indebtedness as contemplated by the Debt Commitment Letter, (3) payment of all related fees and expenses in connection with the consummation of the transactions contemplated hereby (including all Transaction Expenses), (4) the Company Entities and Sellers having, prior to the Closing, complied in all material respects with their respective covenants contained in this Agreement and (5) the satisfaction of the conditions set forth in Article VII and (6) immediately prior to the Closing, none of the conditions described in clauses (a), (b) and (c) below are true with respect to the Company Entities on a consolidated basis, then, immediately after giving effect to Closing, Parent will not (a) be insolvent (either because its financial condition is such that the sum of its debts or liabilities, direct, subordinated, contingent or otherwise, is greater than the fair value of their assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts or other liabilities, direct, subordinated, contingent or otherwise, as such debts or other liabilities become absolute and matured), (b) have unreasonably small capital with which to engage in the businesses in which it is currently engaged as such businesses are now conducted and are proposed to be conducted immediately following the Closing, or (c) have incurred debts beyond its ability to pay as they become absolute and matured.

Section 5.20. Debt Financing. Each of Parent and Merger Sub affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent or Merger Sub obtain financing under the Debt Commitment Letter. As of the Agreement Date, HGV Borrower has received an executed debt commitment letter dated March 10, 2021 (the “Debt Commitment Letter”) together with the related fee letter executed in connection therewith from the Debt Financing Sources, pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to provide to HGV Borrower the amount of financing set forth in the Debt Commitment Letter, to complete the transactions contemplated by this Agreement. A true and complete copy of the Debt Commitment Letter, including all exhibits, schedules or amendments thereto, has been previously provided to the Company. Parent or HGV Borrower has fully paid any and all commitment fees or other fees required by such Debt Commitment Letter to be paid on or before the date hereof. As of the Agreement Date, the Debt Commitment Letter is valid and in full force and effect, constitutes the legally valid and binding obligations of HGV Borrower and, to the Knowledge of Parent and HGV Borrower, the other parties thereto, subject to applicable Equitable Principles and no event has occurred which would reasonably be expected to constitute a breach thereunder on the part of HGV Borrower, or to the Knowledge of Parent and HGV Borrower, the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amounts contemplated by the debt financing arrangements contemplated by the Debt Commitment Letter (including pursuant to any “market flex” provisions in any fee letter thereto) (the “Committed Debt Financing”), other than as set forth in the Debt Commitment Letter. The Debt Commitment Letter has not been amended or modified prior to the date hereof, and, as of the date hereof, the commitments contained in the Debt Commitment Letter have not been withdrawn, terminated, rescinded, amended, restated, or modified in any respect (and, no such withdrawal, termination, rescission, amendment, restatement, or modification is contemplated as of the date hereof, except with respect to any “flex terms” contained in that certain fee letter of even date herewith and related to the Debt Commitment Letter and except for the addition as parties to the Debt Commitment Letter of lenders, lead arrangers, bookrunners, agents, managers or similar entities who have not executed the Debt Commitment Letter as of the date hereof). As of the Agreement Date, except for the Debt Commitment Letter and customary engagement and fee letters, there are no other agreements, side letters or arrangements to which Parent or HGV Borrower is a party in respect of, that modify the terms of, or that could affect the availability or amount of the Committed Debt Financing. As of the Agreement Date, Parent will, directly or indirectly, continue to pay (or cause HGV Borrower to pay) in full any and all commitment fees or other fees required to be paid pursuant to the terms relating to the Committed Debt Financing as and when they become due and payable prior to the Closing Date. As of the Agreement Date, Parent and HGV Borrower have no reason to believe that any of the conditions to the Committed Debt Financing applicable to HGV Borrower would not reasonably be expected to be satisfied in full or that the full amount of the Committed Debt Financing would not reasonably be expected to be available to HGV Borrower on the Closing Date.

Section 5.21. No Other Representations. Except as otherwise expressly set forth in this Article V (or any certificate delivered pursuant to this Agreement), each of the Sellers and the Company acknowledge and agree that none of the Parent Entities, any of its Affiliates, or any other Person, makes, or shall be deemed to have made by or on behalf of any Parent Entity, any representations or warranties of any kind or nature, express or implied, at Law or in equity, in connection with the transactions contemplated by this Agreement, including any representations or warranties with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations or future financial condition (or any component thereof) of any of the Parent Entities, and each of the Sellers and the Company hereby expressly disclaims reliance upon any such representation or warranty, whether by or on behalf of Parent, Merger Sub, any of their respective Affiliates or any other Person and notwithstanding the delivery or disclosure to the Company, any other Company Entity or any of their respective Affiliates, Representatives, Related Parties or any other Person of any documentation or other information by Parent, any of its Affiliates or Representatives or any other Person with respect to any of the foregoing. For the avoidance of doubt, the foregoing shall not operate to limit or invalidate any representation or warranty contained in any other Ancillary Agreement and shall not apply to, or limit in any way, any claim for fraud.

ARTICLE VI

COVENANTS

Section 6.1. Conduct of Company’s Business Prior to the Closing. Except as otherwise contemplated by this Agreement (including, for the avoidance of doubt, the transactions set forth on Schedule 6.19(g)) or as set forth on Section 6.1 of the Company Disclosure Schedules, between the Agreement Date and the Closing, or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (i) as may be required by applicable Law, or (ii) as expressly required by this Agreement, unless Parent shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company Entities shall conduct their business in the ordinary course of business, and the Company shall, and the Company shall cause the other Company Entities to, use their respective commercially reasonable efforts to preserve intact their business organization, preserve in all material respects their relationships with customers, suppliers, Governmental Authorities and other persons with which it has material business relations or regulatory relations, keep available the services of the current officers, employees and consultants of the Company Entities; provided, however, that the Company Entities shall be permitted to deviate from the foregoing requirements to the extent that (i) the Company determines reasonably and in good faith that such deviation is necessary (as supported by documentation, information, data, or other reasonable evidence) in order to protect the health and safety of Company Entity employees, customers or other individuals having direct business dealings with a Company Entity or to respond to the direct impact of COVID-19 on the Company Entities, take as a whole, or such deviation is required by Law adopted or promulgated in response to COVID-19, and (ii) to the extent reasonably practicable under the circumstances, the Company provides advance notice to, and consults with, Parent prior to engaging in any such deviation. In furtherance of the foregoing, except as otherwise contemplated by this Agreement (including, for avoidance of doubt, the transactions set forth on Schedule 6.19(g)) or as set forth on Section 6.1 of the Company Disclosure Schedules, between the Agreement Date and the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 10.9, without the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company Entities will not, directly or indirectly:

(a) amend, adopt any amendment to or otherwise change or modify its Organizational Documents;

(b) except for issuances of Company Shares as may result from the exercise or settlement of Options outstanding as of the Agreement Date, issue, deliver, grant, authorize, pledge, dispose of, or encumber or sell, any shares of capital stock, voting securities or other ownership interests of any shares of capital stock, voting securities, equity interests or other ownership interests (including stock appreciation rights, restricted stock units, phantom stock or similar instruments) of the Company or any of its Subsidiaries, or any Options, warrants, convertible securities or other rights of any kind to acquire or receive, or that are convertible into or exchangeable or exercisable for, any such shares of capital stock, voting securities, equity interests or other ownership interests (including stock appreciation rights, phantom stock or similar instruments);

(c) permit any Leakage, or otherwise declare, set aside, establish a record date for, authorize, make or pay any dividends or other distributions (whether in cash, stock, property or otherwise) with respect to any of its capital stock, except for dividends, distributions or other payments by any direct or indirect wholly owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company;

(d) (A) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, reorganization or other recapitalization, (B) reclassify, combine, split, reverse split, consolidate, recapitalize, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other ownership interests (or any warrants, options or other rights to acquire the foregoing) or consummate or authorize or reinstate any other similar transaction with respect to its capital stock or ownership interests (or any warrants, options or other rights to acquire the foregoing) or (C) make any other change with respect to its capital structure;

(e) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise), or make any investment in any interest in, any corporation, partnership, limited liability company, other business organization or division thereof or any properties or assets (including Vacation Ownership Interests) other than (A) purchases of inventory (including Vacation Ownership Interests) or other assets in the ordinary course of business or pursuant to Contracts in existence as of the Agreement Date and made available to Parent prior to such date, (B) acquisitions or investments in an amount that does not exceed $3,000,000 individually or $6,000,000 in the aggregate, or enter into any joint venture, material strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement, (C) in connection with a Securitization Transaction in the ordinary course of business and consistent with past practice or (D) in connection with a Permitted Securitization and Warehouse Activity;

(f) sell, transfer or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, lease, assign, license, transfer, exchange, swap, abandon, mortgage, pledge, hypothecate, grant any security interest in, grant an easement with respect to, or otherwise encumber or restrict the Company Real Property or the use thereof (including securitizations), or subject to, incur or create any Lien (other than Permitted Liens), allow to lapse or expire, or dispose of, in a single transaction or series of transactions, any material assets (including Company Real Property and Vacation Ownership Interests), rights or properties, in each case, other than (A) sales or dispositions of inventory (including Vacation Ownership Interests) in the ordinary course of business; (B) sales or dispositions in an amount that does not exceed $3,000,000 individually or $6,000,000 in the aggregate; (C) non-exclusive licenses in the ordinary course of business; (D) dispositions, transfers, assignments, substitutions or removals of Vacation Ownership Interests from or into any multisite trust; (E) sales, pledges, contributions or other transfers of receivables in connection with a Securitization Transaction in the ordinary course of business and consistent with past practice or (F) in connection with a Permitted Securitization and Warehouse Activity;

(g) enter into any Contract that would be a Company Material Contract if entered into prior to the Agreement Date, or renew any Company Material Contract other than any such Contracts entered into in the ordinary course of business (including Contracts with customers, vendors or clients) and in connection with a Permitted Securitization and Warehouse Activity;

(h) modify, amend, terminate, consent to the termination of, or allow the expiration of, or waive any material rights or obligations under, (A) any Company Material Contract (including any Existing Company Loan Document and any Company Real Property Lease), (B) any Contract with a Related Party (including the Sellers and any of their respective Affiliates), or (C) any Contract which if entered into prior to the Agreement Date would be a Company Material Contract or a Contract with a Related Party, as applicable, if it had been in effect as of the Agreement Date, in each case, other than (1) any such Contract that provides a commitment by (x) the Company Entities to make to a third party or (y) a third party to make to the Company Entities, in each case, payments of less than $750,000 in the aggregate annually, (2) any Company Real Property Lease that provides for a current base rent equal to or less than $83,000 per month and a term of less than two (2) years, (3) for Contracts relating to the commercial operations of the Company’s business, such actions as are in the ordinary course of business, (4) in connection with any Permitted Securitization and Warehouse Activity or (5) any Immaterial Amendment;

(i) incur or assume any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances other than (i) with respect to the Company 2021 Securitization Transaction and the transactions contemplated by the Warehouse Commitment Letters, (ii) Indebtedness for borrowed money, including borrowings under existing revolving credit facilities, that does not exceed $10,000,000 individually or $20,000,000 in the aggregate, (iii) borrowings under the Company Warehouse Facilities in the ordinary course of business, which borrowings shall be accompanied by notice to Parent by electronic mail to the extent such borrowings exceed in the aggregate $20,000,000 or any increment of $5,000,000 in excess thereof, (iv) borrowings between or among wholly-owned Company Entities or (v) Indebtedness for insurance premium financings in the ordinary course of business that does not exceed $25,000,000 in the aggregate;

(j) make or authorize any new capital expenditures in excess of or otherwise inconsistent with the Company’s capital expenditure budget set forth in Section 6.1(j) of the Company Disclosure Schedules, other than such capital expenditures that do not exceed such budget by more than $1,000,000 individually or $5,000,000 in the aggregate;

(k) except to the extent required by applicable Law or any Employee Plan in effect as of the Agreement Date and disclosed on Section 4.10(a) of the Company Disclosure Schedules, (A) (1) increase the compensation, bonus or benefits payable or provided to any employee, officer, director or other individual service providers of the Company or its Subsidiaries, other than for compensation increases for employees with annual total target compensation less than $175,000, (2) grant or provide any equity-based compensation (including Options or restricted stock units) or additional rights to, or enter into any agreement providing for, severance, retention, stay bonus, change in control, termination or other similar payment or benefit to any current or former employees, officers, directors or other individual service providers of the Company and its Subsidiaries; (3) loan or advance any amount to, any current or former employee, officer, director or other individual service providers of the Company or its Subsidiaries (excluding advances of routine business expenses to in the ordinary course of business); or (4) grant or agree to grant any right to reimbursement, indemnification or payment for any Taxes, including any Taxes incurred under Section 409A or 4999 of the Code, (B) hire, engage or terminate (other than terminations for “cause”) any individual other than (1) a person whose annual total target compensation is less than $175,000 (or any Person, who if hired, would not have an annual total target compensation that is less than $175,000) or (2) as a replacement hire receiving substantially similar terms of employment to such replaced employee, (C) amend or terminate any, enter into or adopt, or otherwise make any changes to any Employee Plan (or any other plan, trust, fund, policy, agreement or arrangement that would be an Employee Plan if in effect on the Agreement Date), (D) take any action to fund the payment of compensation or benefits under any Employee Plan, or (E) take any action to amend or waive any performance or vesting criteria or accelerate the vesting, exercisability, funding or payment or benefit under any Employee Plan (including in respect of Options), except as required by this Agreement;

(l) enter into any Company Real Property Lease, or fail to exercise any rights of renewal with respect to any Company Leased Real Property;

(m)(A) adopt or make any change to any material method of Tax accounting or annual Tax accounting period, except as required by GAAP, (B) make, change or revoke any material Tax election, (C) surrender, agree, settle or compromise any Tax audit, examination or proceeding, (D) to extend the statute of limitations in respect of any material amount of Taxes (other than pursuant to extensions of the due date for the filing of an income Tax Return that do not require consent of a Taxing Authority), (E) file or cause to be filed any amended material Tax Return, (F) initiate any voluntary disclosure with, or request any ruling from, a Taxing Authority with respect to a material amount of Taxes, (G) enter into any closing agreement with any Taxing Authority with respect to any material Tax, or (H) surrender any right to claim a material Tax refund;

(n) waive, release, assign, settle or compromise, or enter into or commit to, any agreement with respect to, any Action, demand for appraisal or other claim, liability or obligation, whether absolute, accrued, asserted or unasserted, contingent or otherwise against the Company Entities or any of their respective directors or officers, other than (A) in the ordinary course of business and (B) where the amount paid or to be paid does not exceed $250,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $1,200,000 in the aggregate, in each of clauses (A) and (B), only without the imposition of equitable relief on, any ongoing obligations (other than the payment of money and customary confidentiality obligations relating thereto) on, or the admission of wrongdoing by, the Company Entities or any of their respective officers or directors;

(o) allow any material Company Permit to expire or lapse, or take any action (or fail to take any action) that would reasonably be expected to terminate, invalidate, impair or be a breach of any material Company Permit (including any material Permit of any Governmental Authority);

(p) cause any material amendment to any Company Offering Documents of any Vacation Club Association, Vacation Club or Vacation Ownership Property (other than with respect to any amendments that do not increase the obligations or waive or release any rights of the Company Entities under such documents);

(q) allow any registrations of a Vacation Club to lapse, or fail to keep such registrations current in accordance with applicable Law;

(r) permit to lapse or fail to renew material insurance policies covering any Company Entity’s properties and material assets under substantially similar or better terms and conditions as such Company Entity’s policies as of the Agreement Date with respect to such properties or take any action that would reasonably be expected to invalidate or give cause for cancellation of any insurance policy, other than with respect to any such insurance policy that is no longer available on commercially reasonable terms (provided that, to the extent reasonably practicable under the circumstances, the Company shall give Parent reasonable prior notice of such facts and such lapse, failure to renew or cancellation);

(s) accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business;

(t) make any material adverse change to any Company Entity policy regarding Personal Data or the security of the IT Systems used by the Company Entities, except as required by applicable Law;

(u) take any action which would trigger any notification or other requirements of the WARN Act, including any “plant closing” or “mass layoff”;

(v) voluntarily recognize a labor union, works council or similar labor organization or enter into, terminate, extend or materially modify any Collective Bargaining Agreement;

(w)(i) initiate or consent to any zoning reclassification of any portion of the Company Real Property or seek any variance under any existing zoning ordinance or (ii) use or permit the use of any portion of the Company Real Property in any manner that would reasonably be expected to result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation;

(x) take any action or exercise any of their votes, or fail to take any action or fail to exercise any of their votes, within a Non-Profit VCA or a Non-Profit VOA that would materially and adversely affect the rights, control, powers, and privileges of any Company Entity under the Company Offering Documents or a Company Management Agreement, whether by statute or otherwise;

(y) commit or suffer any material physical waste of any of the Real Property or make any change in the use of the Real Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Real Property; or

(z) agree, resolve, authorize or commit to do or take any of the actions described in Section 6.1(a) through Section 6.1(y).

Section 6.2. Conduct of Parent’s Business Prior to the Closing. Except as otherwise contemplated by this Agreement or as set forth on Section 6.2 of the Parent Disclosure Schedules, between the Agreement Date and the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (i) as may be required by applicable Law, (ii) as expressly required or permitted by this Agreement or (iii) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent and its Subsidiaries shall conduct their business in the ordinary course of business and use their respective commercially reasonable efforts to preserve intact their business organization and preserve in all material respects their relationships with customers, suppliers, Governmental Authorities and other persons with which it has material business relations or regulatory relations, in each case, consistent with past practice; provided, however, that the Parent Entities shall be permitted to deviate from the foregoing requirements to the extent that Parent determines reasonably and in good faith that such deviation is necessary (as supported by documentation, information, data, or other reasonable evidence) in order to protect the health and safety of Parent Entity employees, customers or other individuals having direct business dealings with a Parent Entity or to respond to the direct impact of COVID-19 on the Parent Entities, take as a whole, or such deviation is required by Law adopted or promulgated in response to COVID-19. In furtherance of the foregoing, except as otherwise contemplated by this Agreement or as set forth on Section 6.2 of the Parent Disclosure Schedules, between the Agreement Date and the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 10.9, without the prior consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), the Parent Entities will not:

(a) amend, adopt any amendment to or otherwise change or modify its Organizational Documents;

(b) issue, deliver, grant, authorize, pledge, dispose of, or encumber or sell, any shares of capital stock, voting securities or other ownership interests of any shares of capital stock, voting securities, equity interests or other ownership interests (including stock appreciation rights, phantom stock or similar instruments) of Parent or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire or receive, or that are convertible into or exchangeable or exercisable for, any such shares of capital stock, voting securities, equity interests or other ownership interests (including stock appreciation rights, phantom stock or similar instruments) other than the issuance of Parent Common Shares pursuant to the exercise or settlement, as applicable, of equity or equity-based awards granted pursuant to the Parent Stock Plans which are outstanding as of the Agreement Date in accordance with the terms of such instrument;

(c) declare, set aside, establish a record date for, authorize, make or pay any dividends or other distributions (whether in cash, stock, property or otherwise) with respect to any of its capital stock, except for dividends, distributions or other payments by any direct or indirect wholly owned Subsidiary of Parent to Parent or any other wholly owned Subsidiary of Parent;

(d)(A) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, reorganization or other recapitalization, (B) reclassify, combine, split, reverse split, consolidate, recapitalize, subdivide or redeem, repurchase or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other ownership interests (or any warrants, options or other rights to acquire the foregoing) or consummate or authorize or reinstate any other similar transaction with respect to its capital stock or ownership interests (or any warrants, options or other rights to acquire the foregoing) or (C) make any other change with respect to its capital structure;

(e) sell, transfer or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, lease, assign, license, transfer, exchange, swap, abandon, mortgage, pledge, hypothecate, grant any security interest in, grant an easement with respect to, or otherwise encumber or restrict the Parent Real Property or the use thereof (including securitizations), or subject to, incur or create any Lien (other than Permitted Liens), allow to lapse or expire, or dispose of, in a single transaction or series of transactions, any material assets (including Parent Real Property and Vacation Ownership Interests), rights or properties, in each case, other than (A) sales or dispositions of inventory (including Vacation Ownership Interests) equipment or other assets in the ordinary course of business; (B) any Liens that do not impair the value of the asset on which such Liens are placed or in connection with indebtedness for borrowed money permitted by clause (f), (C) sales or dispositions of assets marked as available for sale and as described in Parent’s Annual Report on Form 10-K for the year ended December 31, 2020; (D) non-exclusive licenses entered into in the ordinary course of business; or (E) sales, transfers, contributions, assignments or pledges of receivables in connection with a HGV Securitization Transaction in the ordinary course of business and consistent with past practice;

(f) incur or assume any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the indebtedness for borrowed money of any Person, or make any loans or advances, other than (i) such Indebtedness for borrowed money that does not exceed $30,000,000 in the aggregate, (ii) in the ordinary course of business, including in connection with HGV Securitization Transactions, (iii) under credit facilities or securitizations of Parent, HGV or any of its Subsidiaries existing, and in accordance with their terms, as of the Agreement Date, (iv) borrowings between or among Parent Entities, (v) indebtedness contemplated by the Debt Commitment Letter (or any securities issued in lieu thereof), (vi) to refinance indebtedness of Parent or its Subsidiaries under (A) the Indenture dated as of October 24, 2016 governing HGV Borrower’s 6.125% Senior Notes due 2024 or (B) the Credit Agreement, dated as of December 28, 2016 (as amended, modified and supplemented prior to the date hereof) among Hilton Grand Vacations Parent LLC, HGV Borrower and Bank of America, N.A. as administrative agent and (vii) to refinance indebtedness outstanding under the Secured Indenture;

(g) agree, resolve, authorize or commit to do or take any of the actions described in Section 6.2(a) through Section 6.2(f).

Section 6.3. Covenants Regarding Information.

(a) From the Agreement Date until the Closing Date, the Company shall, and shall cause the other Company Entities to, afford Parent and its Representatives reasonable access to the Representatives, properties, offices, call centers, sales centers and other facilities, books and records of each of the Company Entities, and shall cause each of the Company Entities to furnish Parent and its Representatives with such financial, operating and other data and information as Parent or its Representatives may reasonably request; provided, however, that such access shall be conducted in such a manner so as not to unreasonably interfere with the normal operations of the Company Entities. Notwithstanding the foregoing, any such access pursuant to this Section 6.3(a) shall not include any environmental sampling or invasive environmental testing. None of the Company Entities shall be required to provide access to or to disclose information if the Company determines, in its reasonable judgment, based on the advice of outside counsel, such access or disclosure (i) would violate an obligation of confidentiality pursuant to any binding Contract to which any Company Entity is a party (so long as the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such access or disclosure) or (ii) would result in the loss or waiver of any attorney-client privilege or similar legal immunity of any Company Entity or contravene any applicable Law (except that, prior to withholding any such access or information pursuant to clause (i) or (ii), the Company shall notify Parent in writing of the nature of the information being withheld and use commercially reasonable efforts to take any actions as may reasonably be requested by Parent to implement alternate arrangements (including entering into customary confidentiality agreements or joint defense agreements, redacting parts of documents or preparing “clean” summaries of information) in order to allow Parent or its Representatives access or information to the fullest extent reasonably practicable).

(b) From the Agreement Date until the Closing Date, Parent shall, and shall cause the other Parent Entities to, afford the Company and its Representatives reasonable access to the Representatives, properties, offices, call centers, sales centers and other facilities, books and records of each of the Parent Entities, and shall cause each of the Parent Entities to furnish the Company and its Representatives with such financial, operating and other data and information as the Company or its Representatives may reasonably request; provided, however, that such access shall be conducted in such a manner so as not to unreasonably interfere with the normal operations of the Parent Entities. Notwithstanding the foregoing, any such access pursuant to this Section 6.3(b) shall not include any environmental sampling or invasive environmental testing. None of the Parent Entities shall be required to provide access to or to disclose information if Parent determines, in its reasonable judgment, based on the advice of outside counsel, such access or disclosure (i) would violate an obligation of confidentiality pursuant to any binding Contract to which any Parent Entity is a party (so long as Parent shall have used commercially reasonable efforts to obtain the consent of such third party to such access or disclosure) or (ii) would result in the loss or waiver of any attorney-client privilege or similar legal immunity of any Parent Entity or contravene any applicable Law (except that, prior to withholding any such access or information pursuant to clause (i) or (ii), Parent shall notify the Company in writing of the nature of the information being withheld and use commercially reasonable efforts to take any actions as may reasonably be requested by Parent to implement alternate arrangements (including entering into customary confidentiality agreements or joint defense agreements, redacting parts of documents or preparing “clean” summaries of information) in order to allow the Company or its Representatives access or information to the fullest extent reasonably practicable).

(c) On the Closing Date, the Company will deliver or cause to be delivered to Parent all original agreements, documents, books and records and files stored on computer disks or tapes or any other storage medium in the possession of the Company relating to the business and operations of the Company Entities.

Section 6.4. Notification of Certain Matters.

(a) Subject to applicable Law, from the Agreement Date and continuing until the earlier of the Termination Date or the Closing Date, the Company shall give prompt written notice to Parent of (i) any notice or other material communication received by the Company Entities from any Governmental Authority in connection with this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, in each case, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the parties or the transactions contemplated hereby, and (ii) any claims, investigations or Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the Company Entities which relate to this Agreement, the Merger or the transactions contemplated hereby. Subject to applicable Law, the Company shall use commercially reasonable efforts to give prompt written notice to Parent, of any fact, circumstance or development of which the Company becomes aware that will or is reasonably likely to result in any of the conditions set forth in Article VII becoming incapable of being satisfied by the Termination Date or satisfaction of the conditions set forth in Article VII being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 6.4(a) shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.

(b) Subject to applicable Law, from the Agreement Date and continuing until the earlier of the Termination Date or the Closing Date, Parent shall give prompt written notice to the Company of (i) any notice or other material communication received by the Parent Entities or any of their Non-Profit VOAs from any Governmental

Authority in connection with this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, in each case, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the parties or the transactions contemplated hereby, and (ii) any material claims, investigations or Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the Parent Entities which relate to this Agreement, the Merger or the transactions contemplated hereby. Subject to applicable Law, Parent shall use commercially reasonable efforts to give prompt written notice to the Company, of any fact, circumstance or development of which Parent becomes aware that will or is reasonably likely to result in any of the conditions set forth in Article VII becoming incapable of being satisfied by the Termination Date or satisfaction of the conditions set forth in Article VII being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 6.4(b) shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.

Section 6.5. Termination of Contracts with Affiliates; Release.

(a) Termination of Contracts with Affiliates. Except for those Contracts set forth on Section 6.5(a) of the Company Disclosure Schedules, the Company shall cause all Contracts between any Company Entity, on one hand, and any Affiliate of a Company Entity or any Related Party of any such Affiliate (other than any Company Entity) on the other hand, to be terminated at or prior to the Closing with no further obligations or other liabilities on the part of any Company Entity (provided that any payments made on or following the Locked Box Date shall be taken into account in the calculation of Leakage or Excluded Liabilities, as applicable, in accordance with Section 2.4) and shall provide evidence reasonably satisfactory to Parent of such termination.

(b) Seller Release. Effective as of the Closing, each Seller, on behalf of itself and its Affiliates and their respective successors and assigns (each, a “Seller Releasing Party”), hereby unconditionally and irrevocably and forever releases and discharges each Company Entity, and any past, present or future directors, managers, officers, employees, representatives, agents, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons (each, a “Company Released Party”), of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, primary or secondary, at law or in equity (including arising under any Environmental Laws) that such Seller Releasing Party ever had, now has or ever may have or claim to have against any Company Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising at or prior to the Closing, or otherwise related to the pre-Closing period; provided, that nothing contained in this Section 6.5(b) shall be construed as a waiver of any rights under (i) this Agreement, (ii) any Ancillary Agreement or (iii) with respect to any Seller Releasing Party who is a natural person, any indemnification, employment or other similar arrangements (including any such arrangement providing for exculpation or advancement of expenses). Each Seller, on behalf of itself and the other Seller Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Each Seller, on behalf of itself and the other Seller Releasing Parties, understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and the other Seller Releasing Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Each Seller, on behalf of itself and the other Seller Releasing Parties, acknowledges that Parent will be relying on the waiver and release provided in this Section 6.5(b) in connection with entering into this Agreement and that this Section 6.5(b) is intended for the benefit of, and to grant third party beneficiary rights to each Company Released Party to enforce this Section 6.5(b).

(c) Company Release. Effective as of the Closing, Parent, Merger Sub and the Company, each on behalf of itself and its subsidiaries (including the other Company Entities) and their respective successors and assigns (each, a “Company Releasing Party”), hereby unconditionally and irrevocably and forever releases and discharges each Seller, its successors and assigns, any of its Affiliates, and any past, present or future directors, managers, officers, employees, representatives, agents, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons (each, a “Seller Released Party”), of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, primary or secondary, at law or in equity (including arising under any Environmental Laws) that such Company Releasing Party ever had, now has or ever may have or claim to have against any Seller Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising at or prior to the Closing in respect of the management or operation of, or any action taken or failed to be taken by the Seller Released Parties in any capacity related to, the Company Entities, or otherwise related to the pre-Closing period; provided, that nothing contained in this Section 6.5(c) shall be construed as a waiver of any rights under (i) this Agreement or (ii) any Ancillary Agreement or (iii) with respect to any Seller Released Party who is a natural person, any indemnification, employment or other similar arrangements. Parent, on behalf of itself and the other Company Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Parent, on behalf of itself and the other Company Releasing Parties, understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and the other Company Releasing Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Parent, on behalf of itself and the other Company Releasing Parties, acknowledges that each Seller will be relying on the waiver and release provided in this Section 6.5(c) in connection with entering into this Agreement and that this Section 6.5(c) is intended for the benefit of, and to grant third party beneficiary rights to each Seller Released Party to enforce this Section 6.5(c).

(d) Resignations. The Company will deliver prior to the Closing Date the executed resignations, in form and substance reasonably satisfactory to Parent, of all of the directors of the Company Entities, except for such directors that Parent specifies in writing to the Company at least five (5) Business Days prior to the Closing Date.

Section 6.6. Confidentiality.

(a) Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with this Agreement and any Ancillary Agreements and the transactions contemplated hereby and thereby pursuant to the terms, as applicable, of that certain (i) Confidentiality Letter Agreement, dated as of September 6, 2019, by and between Parent and Apollo Management VIII, L.P. (together with that certain Joinder to the Confidentiality Letter Agreement, dated as of September 27, 2019, by and among Parent, Apollo Management VIII, L.P. and Diamond Resorts International, Inc., the “HGV Confidentiality Letter Agreement”) and (ii) Letter Agreement, dated as of September 27, 2019, by and between Diamond Resorts International, Inc. and Parent (together with the HGV Confidentiality Letter Agreement, each, a “Confidentiality Agreement” and collectively, the “Confidentiality Agreements”) and comply with the terms of the applicable Confidentiality Agreement, each of which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreements and the obligations of the parties under this Section 6.6(a) shall terminate, but solely with respect to information related to the Company Entities. If for any reason this Agreement is terminated prior to the Closing Date, each Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms for two (2) years following such termination.

(b) For a period of five (5) years following the Closing Date, the Sellers shall not, and each Seller shall cause its respective Affiliates and its and their respective Representatives not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that the Sellers or its respective Affiliates may furnish such portion (and only such portion) of the Confidential Information as such Seller or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not legally prohibited, it notifies Parent of the existence, terms and circumstances surrounding such request and consults with Parent on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent such Seller or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Company Entities, non-public information regarding Parent and its Subsidiaries, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (other than data or information that is or becomes available to the public other than as a result of a breach of this Section). Notwithstanding the foregoing, each Seller and its respective Affiliates may, without consulting any other party, provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions to the extent consistent with prior public disclosures by the parties made in accordance with this Section 6.6(b)

Section 6.7. Consents and Filings; Further Assurances.

(a) Each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all expiration of applicable waiting periods, consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement (with respect to any such item arising under an antitrust or competition Law, the “Antitrust Approvals”) and the Ancillary Agreements and (ii) promptly (and with respect to any applicable filings under the HSR Act, in no event later than 10 Business Days after the Agreement Date) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law. Parent and the Company shall each pay one-half of all filing fees and other charges paid to any Governmental Authority for filings under the HSR Act or any Foreign Antitrust Law.

(b) Without limiting the generality of the parties’ undertaking pursuant to Section 6.7(a), each of the Seller Representative, the Company and Parent shall use reasonable best efforts to (i) resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated hereby and (ii) take all such actions as may be required to obtain all Antitrust Approvals as promptly as possible after the execution of this Agreement and no later than the Termination Date, including such action that would (A) require the divestiture of any businesses, properties, rights or assets, or portions thereof, of Parent, the Company, or any of their respective Subsidiaries or Affiliates, (B) limit Parent’s freedom of action with respect to, or its ability to consolidate and control, the Company and its Subsidiaries or Affiliates or any of their businesses, properties, rights or assets, or portions thereof, or any of Parent’s or its Subsidiaries or Affiliates’ other businesses, properties, rights or assets, or portions thereof, or (C) limit Parent’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Company and its Subsidiaries or Affiliates, provided that (x) such action is conditioned on consummation of the transactions contemplated by this Agreement and (y) such action would not require Parent to sell, divest, assign, dispose of or hold separate any businesses, properties, rights or assets of Parent, Company or their respective Affiliates and Subsidiaries, or agree to, or enter into any conditions or mitigation agreements or other remedies with respect to, any businesses, properties, rights or assets of Parent, Company or their respective Affiliates and Subsidiaries, that (together with all other businesses, properties, rights and assets that are subject to antitrust remedies) generated more than $75,000,000 in revenues during the parties’ respective most recently completed fiscal years; provided, further, that, in each case, as between Parent, on the one hand, and the Seller Representative and the Company, on the other, Parent shall, after in good faith taking into account the views of the Seller Representative and the Company, determine the businesses, properties, rights or assets, or portions thereof, of Parent, the Company or any of their respective Affiliates or subsidiaries to be so sold, divested, assigned, disposed of, held separate or subject to any restriction or limitation, provided that such determination must be made in furtherance of, and in no way limit, Parent’s obligation to take all actions as may be required to obtain all Antitrust Approvals as promptly as possible after the execution of the Agreement and no later than the Termination Date. Each of the Seller Representative, the Company and Parent shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice period under the HSR Act with respect to the transactions contemplated hereby as promptly as possible after the execution of this Agreement. In furtherance of the foregoing, Parent and the Company shall jointly determine the strategy to be pursued for obtaining all Antitrust Approvals and for otherwise removing all impediments to closing under the HSR Act and any Foreign Antitrust Law. Each of the Sellers agrees to reasonably cooperate to the extent necessary for the other parties to fulfill their respective obligations hereunder.

(c) During the period from the Agreement Date and continuing until the earlier of the Termination Date or the Closing Date, except with the consent of the Company (which shall not be unreasonably withheld, delayed or conditioned), Parent and its Affiliates shall not enter into any transaction that would reasonably be expected to prevent or materially delay any filings or approvals required under the HSR Act or any applicable Foreign Antitrust Law. Each of the parties shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the applicable Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act and other applicable regulatory regimes. Neither Parent nor the Sellers, the Seller Representative or Company shall extend any waiting period under the HSR Act or any Foreign Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which shall not be unreasonably withheld, conditioned or delayed). Subject to the applicable Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings (restricting access to outside counsel or other personnel as necessary to comply with applicable Laws) or communications between them or any of their Affiliates or Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

Section 6.8. Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Sellers and the Company, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement, without the prior consent of the other party, which consent shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure is required by applicable Law or any listing agreement with, or rules, of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority; provided that (a) a party may issue a press release or make a public statement that is consistent with prior press releases issued or public statements made in compliance with this Section 6.8 without such consultation and without such consent and (b) a party hereto may, without the prior consent of any other party issue such press release or other public statements in any case in which such disclosure is made in connection with a dispute between Parent and Merger Sub, on the one hand, and the Sellers and the Company, on the other hand, regarding this Agreement or the transactions contemplated hereby. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company. Notwithstanding the foregoing, each Seller and its respective Affiliates may, without consulting any other party, provide ordinary course communications regarding this Agreement and the transactions contemplated hereby in connection with financial reporting and fundraising activities to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, which in each case are subject to customary confidentiality obligations.

Section 6.9. Directors’ and Officers’ Indemnification.

(a) For a period of six years following the Closing, Parent shall, and shall cause the Company and its Subsidiaries to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the Agreement Date or who becomes prior to the Closing Date, an officer or director of the Company or any of its Subsidiaries (the “D&O Indemnified Parties”) against, and pay or reimburse the D&O Indemnified Parties for, any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) arising out of or relating to any threatened or actual Action based in whole or in part on or arising out of or relating in whole or in part to the fact that such person is or was a director or officer of the Company or any of its Subsidiaries at or prior to the Closing Date or otherwise arising by virtue of their status as D&O Indemnified Parties (the “D&O Indemnified Liabilities”), whether asserted or claimed at or after or occurring before the Closing (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise), in each case to the maximum extent permitted or required under applicable Law to indemnify its own directors or officers (and Parent shall, or shall cause the Company and its Subsidiaries to, pay expenses in advance of the final disposition of any such Action or proceeding to each D&O Indemnified Party). In the event of any such Action, (i) Parent shall, and shall cause the Company Entities to, cooperate with the D&O Indemnified Parties in the defense of any such Action and (ii) without the prior written consent of the applicable D&O Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause the Company Entities not to, settle, compromise or consent to the entry of any judgment in any Action pending or threatened to which a D&O Indemnified Party is a party (and in respect of which indemnification could be sought by such D&O Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such D&O Indemnified Party from all liability arising out of such Action. Parent agrees that all rights of each D&O Indemnified Party to indemnification, advance expenses in connection with the defense of any Action and exculpation from liabilities for acts or omissions occurring prior to the Closing as provided in the Organizational Documents of any of the Company Entities and any indemnification agreements and in minutes of the board of directors, any committee of the board of directors or any equivalent governing body of any of the Company Entities. All rights of each D&O Indemnified Party to indemnification, exculpation from liabilities for acts or omissions occurring prior to the Closing as provided in the Organizational Documents of any of the Company Entities and in any indemnification agreements set forth on Section 6.9(a) of the Company Disclosure Schedules, including provisions relating to advancement of expenses incurred in the defense of any Action, shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. For a period of six (6) years following the Closing, such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of any of the D&O Indemnified Parties for any acts or omissions occurring prior to the Closing, unless such amendment or modification is approved by each such D&O Indemnified Party. Any D&O Indemnified Party wishing to claim indemnification under this Section 6.9 shall promptly notify Parent upon learning of any such claim, action, suit, proceeding or investigation (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 6.9(a) except to the extent such failure prejudices such party).

(b) Parent hereby acknowledges that certain D&O Indemnified Parties have certain rights to indemnification, advancement of expenses and/or insurance provided by other entities and/or organizations, including by virtue of such D&O Indemnified Party’s service as a director, officer, manager, member, agent, partner or other fiduciary or employee of an investment fund that is an Affiliate of the Company prior to the Closing (collectively, the “Other Indemnitors” and, individually, an “Other Indemnitor”). Parent hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time, to any D&O Indemnified Party by Parent pursuant to this Section 6.9 or any Company Entity pursuant to its existing Organizational

Document, any indemnification agreement in effect as of the Agreement Date to which a Company Entity is a party and/or pursuant to Section 6.9(a) (any of the foregoing, an “Indemnification Agreement”), Parent and the Company Entities (i) shall at all times, be the indemnitors of first resort (i.e., their obligations to a D&O Indemnified Party pursuant to Section 6.9 shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such D&O Indemnified Party shall be secondary), (ii) shall be responsible for the advancement and payment of expenses, judgments, penalties, fines and amounts paid in settlement, which are addressed by Section 6.9(a) (to the extent not legally prohibited and as required by the terms of this Agreement or any Indemnification Agreement), without regard to any rights that such D&O Indemnified Party may have against the Other Indemnitors and (iii) irrevocably waive, relinquish and release the Other Indemnitors from any and all claims (A) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (B) that the D&O Indemnified Party must seek expense advancement or reimbursement, or indemnification, from any Other Indemnitor before Parent or the Company Entities must perform their expense advancement and reimbursement, and indemnification obligations, under this Agreement. Parent, and following the Closing each Company Entity, hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of a D&O Indemnified Party with respect to any claim for which a D&O Indemnified Party has sought indemnification from Parent or any Company Entity shall affect the foregoing.

(c) For a period of six (6) years after the Closing Date, except as required by applicable Law, Parent shall cause the Organizational Documents of the Company and its Subsidiaries to contain provisions no less favorable to the D&O Indemnified Parties with respect to limitation of liabilities, advancement of expenses and indemnification than are set forth as of the Agreement Date in the Organizational Documents of the applicable Company Entity.

(d) For a period of six years following the Closing, Parent shall maintain officers’ and directors’ liability insurance covering the persons who are presently covered by their officers’ and directors’ liability insurance policies with respect to actions and omissions occurring prior to the Closing Date, providing coverage not less favorable to the insureds than provided by such insurance in effect on the Agreement Date; provided, however, that in no event shall Parent, the Company and their respective Subsidiaries be obligated to pay annual premiums greater than 300% of the aggregate premiums payable as of the Agreement Date; provided further, that if the annual premium for such coverage and amount of insurance would exceed 300% of such current annual rate, Parent, the Company and their respective Subsidiaries shall provide the maximum coverage which shall then be available at an annual premium not exceeding 300% of such rate. Notwithstanding the foregoing, at Parent’s election, in lieu of maintaining such coverage, the Company shall obtain a “tail” policy (a “D&O Tail Policy”) covering the persons who are presently covered by their officers’ and directors’ liability insurance policies with respect to actions and omissions occurring prior to the Closing Date, providing coverage for a period of six years following the Effective Time not less favorable to the insured person than provided by such insurance in effect on the Agreement Date. Parent shall not take or omit to take any action that would cause any such “tail” policy to be maintained in full force and effect for its full term (except that in no event shall Parent, the Company and their respective Subsidiaries be obligated to pay a premium for such policy greater than 300% of the aggregate annual premiums payable as of the Agreement Date for the Company and its Subsidiaries’ current officers’ and directors’ liability insurance policies); provided that if the premium would exceed 300% of such aggregate annual rate, then the Company shall be obligated to obtain a policy providing the maximum coverage available at an annual premium not exceeding 300% of such rate.

(e) In the event that Parent, the Surviving Company or any of their respective successors or assigns consolidates or merges with or into any other Person and is not the continuing or surviving entity of such consolidation or merger, or engages in any division transaction or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall procure that the successors and assigns of Parent or the Surviving Company, as applicable, shall assume all of the obligations thereof set forth in this Section 6.9.

(f) The provisions of this Section 6.9 are (i) intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party, his, her or its heirs and his, her or its representatives, as well as each other indemnitor and its successors and assigns and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to any of the Company Entities or any of their respective directors, managers or officers, it being understood and agreed that the rights to indemnification and advancement of expenses provided for in this Section 6.9 are not prior to or in substitution for any such claims under such policies.

Section 6.10. Obligations of Merger Sub. Parent shall take all action necessary to cause each of Merger Sub and the Surviving Company to perform its respective obligations under this Agreement. Without limiting the foregoing, it is agreed that any breach by Merger Sub or the Surviving Company of any of their respective obligations under this Agreement shall, in each case, be deemed a breach of this Agreement by Parent.

Section 6.11. Takeover Statute. If any “fair price,” “moratorium,” “business combination,” “control share acquisition,” “interested person,” “interested stockholder” or other form of anti-takeover statute or regulation shall become applicable to this Agreement, the Merger or the transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary and within its control so that this Agreement, the Merger and the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on this Agreement, the Merger and the transactions contemplated hereby.

Section 6.12. Listing of Parent Common Shares. Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable, and in any event prior to the Effective Time.

Section 6.13. Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations prior to the Effective Time. Prior to the Effective Time, each of Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.14. Exclusive Dealing. During the period from the Agreement Date until the earlier of the Closing Date or the termination of this Agreement in accordance with Section 9.1, the Company shall not, nor shall it authorize or permit any of the Company Entities, its Affiliates, or its or their respective officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to, directly or indirectly, solicit, encourage, facilitate, engage in discussions or negotiations with, or provide any information or access to or enter into any agreement with any Person (other than Parent and/or its respective Affiliates) concerning any direct or indirect sale of any of the Company Entities’ equity securities, any merger of the Company Entities, any direct or indirect sale of more than 10% of the assets of the Company Entities or any similar transaction involving the Company Entities (each such transaction, an “Acquisition Transaction”). Notwithstanding the foregoing, the Sellers and the Company may respond to any unsolicited proposal regarding an Acquisition Transaction solely by indicating that the Sellers and the Company are subject to an exclusivity agreement and are unable to provide any information related to the Company Entities or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as this Agreement remains in effect. The Company shall, and shall cause its Affiliates (including the Company Entities) to, instruct the Company’s and its Affiliates’ respective representatives to, immediately cease any existing activities, discussions and negotiations with, and the provision of confidential information to, any Persons (other than Parent and its Affiliates and representatives) with respect to any Acquisition Transaction, promptly terminate all physical and electronic Data Room access granted prior to the Agreement Date to any such Person or any of their respective representatives and promptly issue instructions to any such Person who has entered into a confidentiality agreement or restrictions in connection with a potential Acquisition Transaction that has not expired or been terminated in accordance with its terms to return or destroy any confidential information related to the Company Entities received thereunder in accordance with the terms of such confidentiality agreement. The Sellers shall not, and shall cause each of the Company Entities not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement relating to an Acquisition Transaction to which the Sellers or a Company Entity is a party, without the prior written consent of Parent. If any Seller, its Affiliates or any of their respective representatives receives any inquiry, proposal or offer relating to an Acquisition Transaction, such Seller shall promptly (and in any event within one Business Day) advise Parent in writing of the identity of the Person making such proposal and the material terms and conditions thereof. Any violation of the restrictions set forth in this Section 6.14 by any Affiliate or Representative of any Seller (including the Company Entities) shall be a breach of this Section 6.14 by Seller.

Section 6.15. Preparation of Proxy Statement; Parent Stockholders Meeting.

(a) As promptly as reasonably practicable following the Agreement Date, Parent shall, with the assistance and cooperation of the Company and the Seller Representative, prepare the proxy statement to be sent to the stockholders of Parent (such proxy statement, as amended or supplemented, the “Proxy Statement”) and file the Proxy Statement with the SEC (and use reasonable best efforts to file no later than twenty (20) Business Days following the Agreement Date, but in any event no later than twenty-five (25) Business Days following the Agreement Date so long as the Company has furnished within ten (10) Business Days following the Agreement Date all such audited or interim financial statements, related notes, and other financial information with respect to the Company Entities that is reasonably required to be included in the Proxy Statement). Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of the Company and the Seller Representative will cooperate with Parent and Merger Sub in the preparation, filing and distribution of the Proxy Statement, including by furnishing to Parent and Merger Sub the information relating to any of the Company Entities or the Sellers required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement, preparing and furnishing all such audited, interim and pro forma financial statements, related notes, and other information with respect to the Company Entities, that is required to be included or set forth in the Proxy Statement and providing such assistance as reasonably requested by Parent in connection the Proxy Statement. Each of Parent, Merger Sub and the Company agree to promptly (i) correct any information provided by it for use in the Proxy Statement which shall have become false or misleading and (ii) supplement such information provided by it for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not false or misleading. Parent shall as soon as reasonably practicable notify the Company in writing of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. Parent and the Company shall use their respective commercially reasonable efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Each of the Sellers agrees to reasonably cooperate to the extent necessary for the other parties to fulfill their respective obligations hereunder.

(b) As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC (and in no event more than five (5) Business Days after the date on which the SEC confirms that it has no further comments on the Proxy Statement), Parent, acting through the Parent Board, shall (i) take all action necessary to promptly and duly call, give notice of, convene and hold as promptly as practicable a meeting of its stockholders for the purpose of obtaining the Parent Stockholder Approval, including the establishment of a record date for determining stockholders entitled to vote at such meeting (the “Parent Stockholders Meeting”) and (ii) include in the Proxy Statement the recommendation of the Parent Board that the stockholders of the Company vote in favor of the Parent Share Issuance; provided, however, that the Parent Board may withdraw, modify or qualify such recommendation if, as a result of an Intervening Event, the Parent Board reasonably determines in good faith, after consultation with outside counsel, that failure to do so would violate its fiduciary obligations under applicable Law (any such withdrawal, modification or qualification, an “Adverse Change of Recommendation”). Parent shall duly convene and hold the Parent Stockholder Meeting as promptly as practicable after the Proxy Statement is mailed. Once Parent has established the record date for the Parent Stockholders Meeting, Parent shall not, without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), change or establish a different record date for the Parent Stockholders Meeting unless required by applicable Law. Parent agrees to provide the Company with reasonably detailed periodic updates concerning proxy solicitation results on a reasonably timely basis (including, if requested, promptly providing voting reports on a reasonably frequent basis). Without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), the approval of the Parent Share Issuance shall be the only matter (other than related procedural matters (including adjournment or postponement) or any non-binding advisory vote required under applicable Law) that Parent may propose to be acted on by Parent’s stockholders at the Parent Stockholders Meeting. Parent agrees that, unless this Agreement is terminated in accordance with its terms, its obligations to hold the Parent Stockholders Meeting pursuant to this Section 6.15 shall not be affected in any manner.

Section 6.16. Company Stockholder Consent.

(a) The Company shall use its reasonable best efforts to solicit and obtain the Company Stockholder Approval pursuant to irrevocable written consents of the Company Stockholders in a form reasonably acceptable to Parent (the “Written Consent”) as promptly as practicable, and in any event within 24 hours following the execution and delivery of this Agreement.

(b) As promptly as practicable following receipt of the Written Consent, the Company shall prepare and deliver a notice (the “Stockholder Notice”) to every Company Stockholder that did not execute the Written Consent. The Stockholder Notice shall (i) include a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with the DGCL and in the best interests of the Company Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, and (ii) provide the Company Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) and Section 262(d) of the DGCL and the bylaws of the Company. All materials submitted to the Company Stockholders in accordance with this Section 6.16(a) shall be subject to Parent’s advance review and approval (not to be unreasonably withheld, conditioned or delayed) and Parent and its counsel shall be provided a reasonable opportunity to review any such materials.

Section 6.17. Debt Financing.

(a) Parent and HGV Borrower shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange the Committed Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to, as promptly as possible, (a) satisfy on a timely basis all conditions applicable to HGV Borrower, (b) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter (including any related flex provisions) or on other terms that would not reasonably be expected to materially delay (taking into account the expected timing of the Marketing Period) or adversely affect the ability of HGV Borrower, from a conditionality and enforceability perspective, to consummate the transactions contemplated hereby and (c) consummate the Committed Debt Financing at or prior to the Closing. Parent shall give the Seller Representative prompt notice (and in any event no later than three (3) Business Days following) (i) of any actual breach or default under the Debt Commitment Letter of which Parent or HGV Borrower becomes aware and (ii) of any termination, repudiation, rescission, cancellation or expiration of the Debt Commitment Letter. Parent shall keep the Company and the Seller Representative informed on a reasonably current basis in reasonable detail of the status of Parent’s efforts to arrange the Committed Debt Financing or Alternative Financing and provide to the Company executed copies of the definitive documents related to the Committed Debt Financing or Alternative Financing. If any portion of the Committed Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use reasonable best efforts to obtain alternative financing, including from alternative sources on Commercially Reasonable Terms (“Alternative Financing”) as promptly as practicable following the occurrence of such event and the provisions of this Section 6.17(a) shall be applicable to the Alternative Financing and such Alternative Financing shall not impose any new or additional condition or otherwise expand any condition to draw and other terms that would reasonably be expected to affect the availability thereof at the Closing. Parent and HGV Borrower shall (1) comply in all material respects with the Debt Commitment Letter and each definitive agreement with respect thereto (collectively, with the Debt Commitment Letter, the “Debt Documents”), (2) upon satisfaction of the conditions thereunder, enforce in all material respects their rights under each Debt Document, and (C) not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, any Debt Document or the fee letter referred to in the Debt Commitment Letter without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed) in a manner that (i) would prevent or materially delay the timing of the funding of the commitments thereunder or make the timely funding of the Committed Debt Financing or the satisfaction of the conditions to obtaining the Committed Debt Financing materially less likely to occur or (ii) adversely impact the ability of Parent to enforce its rights under the Debt Commitment Letter or the definitive agreements with respect thereto, or to consummate the transactions contemplated by this Agreement. “Commercially Reasonable Terms” means debt financing terms available in the market from major international financing institutions to borrowers or issuers with credit ratings comparable to Parent (determined giving pro forma effect to the transactions contemplated by this Agreement) for financing comparable to the type of financing contemplated by the Debt Commitment Letter at the time the Alternative Financing is sought. As applicable, references in the Agreement (other than with respect to the representations in this Agreement made by Parent or Merger Sub that speak as of the date hereof) to (i) Committed Debt Financing shall include Alternative Financing and (ii) Debt Documents shall include definitive documentation relating to any such Alternative Financing.

(b) Prior to the Closing, the Company Entities shall, and shall use reasonable best efforts to cause their respective officers, directors, employees and representatives to, cooperate with Parent in connection with the Debt Financing as may be reasonably requested by Parent; including by:

(i) furnishing Parent and the Debt Financing Sources with the Required Information, any updates to any Required Information as may be necessary for such Required Information to remain Compliant;

(ii) participating (and causing senior management and using commercially reasonable efforts to cause representatives and advisors to participate) in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and investors with respect to, the Committed Debt Financing), presentations, road shows, drafting sessions, due diligence sessions (including using commercially reasonable efforts to cause its independent auditors to participate therein) and sessions with ratings agencies, in each case, at reasonable times and with reasonable notice in connection with the Debt Financing;

(iii) assisting Parent and the Debt Financing Sources in the preparation of (A) confidential information memoranda, lender presentations and similar marketing documents, (B) investor presentations (including “roadshow” or investor meeting slides), (C) offering memoranda and private placement memoranda (including under Rule 144A) and (D) materials for rating agency presentations;

(iv) executing and delivering any guarantee, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent and as may be necessary and customary in connection with the Debt Financing (including a solvency certificate of the chief financial officer of the Company) and otherwise facilitating the obtaining of guarantees; provided that all such guarantees and other documents with respect to the Company Entities and their respective assets shall be authorized and become effective only at, or as of, the Closing;

(v) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent that are necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with the cash at the Company Entities, if any (not needed for other purposes), to be made available on the Closing Date to consummate the Closing and the other transactions contemplated by this Agreement;

(vi) providing customary authorization and representation letters to the Debt Financing Sources, executed by or on behalf of the Company, authorizing the distribution of information to prospective lenders or investors and containing customary representations to the Debt Financing Sources, including with respect to the presence or absence of material nonpublic information about the Company Entities and that such written factual information (other than customary exceptions) to the extent provided by the Company Entities does not contain a material misstatement or omission that would make the statements contained therein materially misleading in light of the circumstances under which they are made;

(vii) assisting with Parent’s preparation of (and using commercially reasonable efforts to cause the independent auditors of the Company to assist with Parent’s preparation of) pro forma financial statements for Parent in compliance with Article 11 of Regulation S-X under the Securities Act (provided, that (A) Parent shall be responsible for the preparation of such pro forma financial statements and any pro forma adjustments giving effect to the transactions contemplated herein and (B) the Company’s assistance shall relate solely to the financial information and data derived from the Company’s historical books and records);

(viii) using commercially reasonable efforts to cause the independent auditors of the Company to provide reasonable and customary assistance and cooperation in connection with the Debt Financing, including using commercially reasonable efforts to cause such independent auditors to provide consents to the use of their audit reports and deliver customary “comfort letters” (which shall provide customary “negative assurance” and change period comfort) for a Rule 144A placement of securities (and to provide drafts of such comfort letters in advance of the commencement of the marketing of the Committed Debt Financing) with respect to financial information contained in the offering materials relating to the Committed Debt Financing (and using commercially reasonable efforts to provide customary representations to such independent auditors in connection with the foregoing);

(ix) assisting Parent in procuring public corporate ratings and corporate family ratings and public ratings of the facilities and securities contemplated by the Committed Debt Financing;

(x) cooperating with the Debt Financing Sources’ due diligence in connection with the Debt Financing, to the extent customary and reasonable;

(xi) providing, at least three (3) Business Days prior to the Closing Date, all documentation and other information as is required by applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent requested at least eight (8) Business Days prior to the Closing Date;

(xii) the Company shall reasonably cooperate to effect the prepayment, redemption, termination or satisfaction and discharge of the Secured Indenture (and, if Parent notifies the Company that it is so electing, the Unsecured Indenture, including by delivering or facilitating the delivery of notices of redemption for the notes issued pursuant to the applicable Indenture in accordance with the terms of such Indenture (and related officer’s certificates) and facilitating and effecting on the Closing Date the satisfaction and discharge of the applicable Indenture and the release of guarantees and, if applicable, liens thereunder in accordance with the terms thereof; provided that (x) any notice of redemption given prior to the Closing Date shall be conditioned on the Closing and (y) nothing shall require the Company or any of its Subsidiaries to pay or deposit any amounts necessary for the Company to redeem the notes issued under the Indentures; and

(xiii) cooperating with, and taking all actions reasonably requested by, Parent in order to facilitate the termination and payoff of the Credit Facility and the release of Liens thereunder, to be effective no earlier than the Closing Date;

provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company Entities and (a) the Company Entities shall not be required to incur any liability or pay any fee or expense in connection with the Debt Financing prior to the Closing, (b) the pre-Closing board of directors of any Company Entity shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained or incur any personal liability, (c) the Company Entities shall not be required to execute prior to the Closing any definitive financing documents that will be effective prior to Closing, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing, other than pursuant to clause (a)(vi), (a)(xi) or (a)(xii) above, (d) the Company Entities shall not be required to take any corporate actions that will be effective prior to the Closing to permit the consummation of the Debt Financing, (e) the Company Entities shall not be required to provide cooperation that Sellers reasonably believe would violate any Company Material Contract, any Law, or violate the Company Entities’ Organizational Documents and (f) the Company Entities and their respective Representatives shall not be required to prepare or provide any Excluded Information. The Company Entities hereby consent to the use of the Company Entities’ logos in connection with the Debt Financing; provided, however, that such logos are used solely in a manner that is not intended to, or reasonably likely to, harm, disparage or otherwise adversely affect the Company Entities or the reputation or goodwill of the Company Entities. Parent and Merger Sub shall indemnify, defend and hold harmless the Representatives and the pre-Closing directors and officers of the Company Entities from and against any liability or obligation to providers of the Debt Financing in connection with any cooperation pursuant to Section 6.17(b), except to the extent such liability or obligation is determined by a court of competent jurisdiction in a final non-appealable judgment to result from (i) information related to the Company Entities provided by or on behalf of the Company Entities specifically for use in connection with the Debt Financing, (ii) the willful misconduct, gross negligence or bad faith of the Company Entities or, in each case, their respective officers, directors employees, accountants, consultants, legal counsel, agents or other representatives or (iii) the material breach of this Agreement by the Company Entities and/or any of their Affiliates. Parent shall promptly upon the Company’s request reimburse the Company for all reasonable out-of-pocket and documented costs and expenses (including fees and disbursements of outside counsel) incurred by the Company Entities in connection with such cooperation pursuant to Section 6.17(b). All non-public or otherwise confidential information regarding Sellers or the Company Entities obtained by Parent pursuant to this Section 6.17(b) shall be kept confidential in accordance with the terms of the applicable Confidentiality Agreement; provided, that Parent shall be permitted to disclose such information to the Debt Financing Sources, rating agencies and prospective lenders and investors of the Debt Financing or any permitted replacement, amendment, modification thereto, in each case, solely in connection with the Debt Financing.

(c) The Company (i) hereby consents to the inclusion of the Company Financial Statements, the Interim Company Financial Statements and the Required Information, as applicable, prior to the Closing in (A) any registration statement filed by Parent in connection with an offering or exchange of securities on Form S-1, Form S-3 or Form S-4 (or any successor forms) under the Securities Act in compliance with the requirements of Regulation S-X and Regulation S-K, as applicable, (B) the Proxy Statement, any Form 8-K or other Exchange Act filing and (C) any prospectuses, private placement memoranda, lender and investor presentations, offering documents, bank information memoranda, rating agency presentations and similar documents customarily used in connection with the Committed Debt Financing, including, any customary “offering memoranda” in connection with a debt securities offering, whether public or private and (ii) agrees to use reasonable best efforts to cause its independent auditors to provide any consents to the use of their audit reports in any registration statement or Exchange Act filing by Parent.

(d) The Company Entities shall, and shall use reasonable best efforts to cause their respective officers, directors, employees and representatives to, cooperate with Parent and/or any of its Subsidiaries in connection with such party’s negotiation of new receivables financing arrangements to finance assets or the amendment of existing receivable financings with existing or new lenders on behalf of the Company and its Subsidiaries (“Warehouse Financing””) as may be reasonably requested by Parent and/or any of its Subsidiaries, including:

(i) assisting in the preparation of term sheets and commitment letters;

(ii) permitting Parent and/or any of its Subsidiaries to offer exclusivity for securitization underwriting to one or more prospective lenders, effective upon the Closing Date;

(iii) making one or more senior representatives having knowledge of the Warehouse Financings available to engage in discussions with Parent and/or any of its Subsidiaries and such lenders, subject to reasonable advance notice of related meetings or calls, presentations, road shows, drafting sessions, due diligence sessions (including using commercially reasonable efforts to cause its independent auditors to participate therein) and sessions with ratings agencies, in each case, at reasonable times and with reasonable notice in connection with the Warehouse Financing;

(iv) promptly providing Parent and/or any of its Subsidiaries with any requested information and or materials (including information and or materials necessary to comply with “know your customer”, beneficial ownership and anti-money laundering rules and regulations, including the USA PATRIOT Act) that Parent or such Subsidiary deems reasonably necessary or desirable to negotiate such Warehouse Financing;

(v) executing and delivering customary closing deliverables, including officers certificates and resolutions and assumptions of performance guarantees, assisting Parent and/or any of its Subsidiaries to obtain related amendments, waivers, consents and approvals and any other deliverables relating thereto, including but not limited to legal opinions and back-up legal officers’ certificates, as may be reasonably requested by Parent and/or any of its Subsidiaries and as may be necessary and customary in connection with the Warehouse Financing;

(vi) promptly providing Parent and/or any of its Subsidiaries with any requested information and or materials that Parent deems reasonably necessary or desirable to negotiate such Warehouse Financing (including historical pool performance related information, monthly reports, sample collateral pools and related financial models); and

(vii) cooperating with all other reasonable requests of Parent and/or any of its Subsidiaries related to any of the foregoing.

Notwithstanding the foregoing, the Company Entities acknowledge and agree that this Section 6.17(d) is in addition to, and not in lieu of, its obligations under Section 6.17(f). In connection with any HGV Securitization Transaction, the Company Entities shall provide cooperation and assistance as may be reasonably requested by Parent and/or its Subsidiaries to facilitate such transaction, including with respect to disclosure in offering materials of the terms of this Agreement and the transactions contemplated hereby, anticipated servicing and other arrangements relating to the Company Entities and other matters in scope similar to that provided by Parent and/or its Subsidiaries to the Company Entities under clauses (i) – (iv) of Section 6.17(e) and Company shall have a reasonable opportunity to review and comment upon any disclosures relating to the terms of the Agreement and the transactions contemplated hereby in accordance with the terms of Section 6.8 and such disclosures shall not include any Confidential Information. Parent shall promptly upon the Company’s request reimburse the Company, or cause it to be reimbursed, for all reasonable out-of-pocket and documented costs and expenses (including fees and disbursements of outside counsel) incurred by the Company Entities in connection with such cooperation pursuant to this Section 6.17(d).

(e) Parent shall, and shall use reasonable best efforts to, and shall cause any of its Subsidiaries to, and to use reasonable best efforts to, cause their respective officers, directors, employees and representatives to, cooperate with the Company Entities in connection with the Company Entities’ negotiation of the amendments contemplated by the Warehouse Commitment Letters and any other amendments to or consents under the

Company Warehouse Agreements necessary to satisfy the conditions set forth in Section 7.3(e), provided, that, in each case, Parent and any such Subsidiaries shall have received drafts of such documents reasonably in advance of execution (the “Warehouse Amendments”) (in each case, the effectiveness of which shall be deemed effective substantially concurrent with (and no later than the occurrence of) the Merger) with existing lenders on behalf of the Company Entities (“Company Warehouse Financing”) as may be reasonably requested by the Company Entities, including:

(i) making one or more senior representatives having knowledge of the warehouse financings available to engage in discussions with the Company Entities and such lenders, subject to reasonable advance notice of related meetings or calls, presentations, road shows, drafting sessions, due diligence sessions (including using commercially reasonable efforts to cause its independent auditors to participate therein) and sessions with ratings agencies, in each case, at reasonable times and with reasonable notice in connection with the Company Warehouse Financing;

(ii) executing and delivering customary closing deliverables, including officers certificates and resolutions and assumptions of performance guarantees, assisting the Company Entities by providing any information reasonably requested and necessary to enter into the Warehouse Amendments, including but not limited to corporate governance documents, and back-up legal officers’ certificates, as may be reasonably requested by Company Entities and as may be necessary and customary in connection with the Company Warehouse Financing;

(iii) promptly providing the Company Entities with any requested information and or materials (including information and or materials necessary to comply with “know your customer”, beneficial ownership and anti-money laundering rules and regulations, including the USA PATRIOT Act) that the Company Entities deem reasonably necessary or desirable to negotiate such Company Warehouse Financing; and

(iv) cooperating with all other reasonable requests of the Company Entities related to any of the foregoing.

(f) Permitted Securitization and Warehouse Activity. After the date of this Agreement and prior to the Closing Date, subject to the terms of this Agreement, the Company shall be permitted to take any and all actions necessary in the ordinary course of business and consistent with past practice to execute each Permitted Securitization and Warehouse Activity; provided that, with respect to the Company 2021 Securitization Transaction, such transaction shall be effected in accordance with commercially reasonable terms (as determined by the Company in good faith) under the market conditions at the time of issuance; provided, further that, (i) if such securitization cannot be effected on reasonable terms (as determined by the Company, in its sole discretion) or (ii) the aggregate amount of the issuance exceeds $350,000,000 (net of any required deposit of proceeds into a prefunding account), the Company shall consult with Parent or any applicable Subsidiary of Parent prior to pricing and consider in good faith Parent’s and such Subsidiary’s advice with respect to such negotiations and proceedings. In connection with the Company 2021 Securitization Transaction, Parent and the other Parent Entities shall provide cooperation and assistance as may be reasonably requested by the Company Entities to facilitate such transaction, including with respect to disclosure in offering materials of the terms of this Agreement and the transactions contemplated hereby, anticipated servicing and other arrangements relating to Parent and the other Parent Entiites and other matters in scope similar to that provided under clauses (i) – (iv) of Section 6.17(e) and Parent shall have a reasonable opportunity to review and comment upon any disclosures relating to the terms of the Agreement and the transactions contemplated hereby in accordance with the terms of Section 6.8 and such disclosures shall not include any Confidential Information. In connection with any Permitted Securitization and Warehouse Activity, the Company shall promptly upon Parent’s request reimburse the Parent Entities for all reasonable out-of-pocket and documented costs and expenses (including fees and disbursements of outside counsel) incurred by any Parent Entities in connection with such cooperation pursuant to Section 6.17(e) and (f).

Section 6.18. R&W Insurance Policy. Parent shall obtain a representations and warranties insurance policy (the “R&W Policy”) in connection with the transactions contemplated hereby, such policy to bound contemporaneously with the execution of this Agreement. Parent, on the one hand, and the Sellers and the Company, on the other hand, shall each bear one-half of the costs, fees and expenses of the R&W Policy (including any underwriting fee, brokers’ fee or premium payable in connection therewith).

Section 6.19. Certain Tax Matters.

(a) Straddle Period Taxes. In the case of any Straddle Period, the amount of any Taxes of the Company Entities based upon or measured by net income or gain which relate to the Pre-Locked Box Tax Period will be determined based on an interim closing of the books as of the close of business on the Locked Box Date (and for such purpose, the taxable period of any “controlled foreign corporation” (within the meaning of Section 957 of the Code), “passive foreign investment company” (within the meaning of Section 1297 of the Code), or partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest will be deemed to terminate at such time); provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on the Locked Box Date, on the one hand, and the portion of the Straddle Period beginning after the Locked Box Date, on the other hand, in proportion to the number of days in such Straddle Period included in the portion ending on the Locked Box Date and the number of days in such Straddle Period included in the portion beginning after the Locked Box Date. The amount of Taxes of the Company Entities other than Taxes based upon or measured by net income or gain for a Straddle Period which relate to the Pre-Locked Box Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on the Locked Box Date and the denominator of which is the number of days in such Straddle Period.

(b) Transfer Tax. Notwithstanding anything to the contrary contained herein, all Transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be paid fifty percent (50%) by the Sellers and fifty percent (50%) by Parent. Parent shall file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the other parties hereto will join in the execution of any such Tax Returns, and any reasonable expenses incurred in connection with filing such Tax Returns shall be borne and paid fifty percent (50%) by the Sellers and fifty percent (50%) by Parent.

(c) Plan of Reorganization. The Company, Parent, and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d) Intended Tax Treatment. Parent, Merger Sub and the Company intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the parties or their respective Affiliates shall knowingly take or cause to be taken any action that would reasonably be expected to prevent qualification for such treatment. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the transactions contemplated by this Agreement from the terms described in this Agreement, cause all Tax Returns to be filed on a basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company shall execute and deliver officer’s certificates containing customary representations at such time or times as may be reasonably requested by counsel to Parent and/or counsel to the Company in connection with the delivery of any opinion by such counsel with respect to the tax treatment of the transactions contemplated by this Agreement and any Ancillary Agreement, including in connection with the filing of the Proxy Statement.

(e) Tax Proceedings; Cooperation. Parent shall notify the Seller Representative within ten (10) Business Days of receiving notice from a Taxing Authority of a deficiency, audit, examination, claim, litigation or other administrative or court proceeding, suit or dispute with respect to Taxes relating to a Pre-Locked Box Tax Period with respect to the Company Entities (a “Tax Proceeding”); provided that any delay or failure to provide such notice shall not limit the obligations of the Sellers pursuant to this Agreement except to the extent any of the

Sellers are actually and materially prejudiced by such delay or failure. Such notice shall contain, with respect to each Tax Proceeding, such material facts and information as are then reasonably available, including any material written correspondence from or to the relevant Taxing Authority. In the case of a Tax Proceeding with respect to Taxes for which the Sellers are reasonably expected to have an indemnification obligation under Section 8.2(e), Parent and the Seller Representative shall jointly control and participate in any such Tax Proceeding and shall keep each other reasonably informed of the status of any such Tax Proceeding; provided, that, neither Parent nor the Seller Representative shall compromise or settle any such dispute without first obtaining the prior written consent of the Seller Representative or Parent, as applicable, which consent shall not be unreasonably withheld, conditioned or delayed. The rights of the Sellers with respect to any Tax Proceeding shall be subject to any rights of the insurer with respect to such Tax Proceeding pursuant to the R&W Policy, unless the Seller Representative agrees that the Sellers will be fully liable for any Losses resulting from such Tax Proceeding, notwithstanding any portion of this Section 6.19(e) to the contrary. Parent, the Company Entities and each of their respective Affiliates, on the one hand, and the Seller Representative, on the other hand, shall cooperate with respect to any Tax Proceeding, other Tax claim, and the filing of Tax Returns (including related to the Accounting Method Change), which cooperation shall include the retention and, upon request, the provision to the requesting party of records and information which are reasonably relevant to such Tax Proceeding, Tax claim or Tax Return, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Proceeding, Tax claim or Tax Return to the extent reasonably required. Parent and the Seller Representative shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Section 6.19(e). The provisions of this Section 6.19(e), and not Section 8.4(b), shall govern the procedures between Parent and the Sellers relating to any Tax Proceeding. Notwithstanding the forgoing, the control of the Accounting Method Change shall be governed by Section 6.19(i).

(f) Tax Returns. Parent shall prepare or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company and each Company Entity for all Pre-Locked Box Tax Periods that are due after the Closing Date. All such Tax Returns shall be prepared in accordance with existing procedures, practices, and accounting methods of the Company and each Company Entity, unless otherwise required by applicable Law; provided that Parent may at its election take on any such Tax Return a Tax position inconsistent with existing procedures, practices and accounting methods, but if Parent makes such election, it shall not be entitled to make an indemnification claim for any incremental Taxes resulting from such Tax position pursuant to Section 8.2(e). Each such Tax Return shall be submitted to the Seller Representative, for the Seller Representative’s review and comment (i) in the case of any income Tax Return, at least thirty (30) days prior to the due date of such income Tax Return (taking into account extensions) and (ii) in the case of any other material Tax Return, as soon as reasonably practicable prior to the due date of such Tax Return (taking into account extensions). If the Seller Representative disputes any item on any such Tax Return, it shall notify Parent of such disputed item (or items) and the basis for their objection within ten (10) days of their receipt of such Tax Return and Parent shall consider any reasonable comments of the Seller Representative in good faith. Parent shall not, and shall not permit any of its Affiliates (including the Company and the Company Entities) to, take any action outside the ordinary course of business on the Closing Date after the Closing. The parties hereto agree that any deductions for U.S. federal income Tax purposes attributable to the Transaction Expenses (without taking into account the penultimate sentence of the “Transaction Expenses” definition) or Option Consideration (without taking into account clause (iii) of the “Option Consideration” definition) shall be attributable to the taxable period (or portion thereof) ending on the Closing Date to the fullest extent permitted by applicable Law.

(g) Pre-Closing Restructuring. Notwithstanding anything to the contrary in this Agreement, prior to Closing, the Company and Sellers shall, and shall cause the Company Entities to, take all actions and do all things necessary, proper or advisable under Law to effect the transactions set forth on Schedule 6.19(g) in all material respects in the manner set forth therein. At least ten (10) Business Days prior to the Closing, the Company shall provide Parent with all agreements, resolutions, consents and other written actions as may be required to effectuate the transactions set forth on Schedule 6.19(g) for Parent’s reasonable review and comment and shall revise such agreements, resolutions and other written actions in accordance with any reasonable comments that Parent provides with respect thereto.

(h) Tax Refunds. The Sellers shall be entitled to all refunds (or any credits in lieu thereof), if any, along with any interest paid or credited with respect thereto, that are received by Parent, any of the Company Entities, or any of their respective Affiliates following the Closing and that are attributable to Taxes paid by the Company Entities with respect to any Pre-Locked Box Tax Period, in each case, other than (i) refunds or credits included in the Locked Box Balance Sheet or taken into account in the final determination of Indebtedness, (ii) Transfer Taxes borne by Parent pursuant to Section 6.19(b), or (iii) any refund or credit resulting from a carry back of a Tax attribute attributable to a taxable period (or portion thereof) beginning after the Locked Box Date. If Parent, any of the Company Entities, or any of their respective Affiliates receives such a Tax refund (or a credit in lieu thereof), it will deliver the same, net of any Taxes or reasonable and documented out-of-pocket expenses incurred by Parent, the Company Entities, or any of their respective Affiliates with respect to such refund (or credit in lieu thereof), to the Seller Representative (on behalf of the Sellers) within a reasonable period of time after receipt thereof, but in no event shall be required to make such payments on more than two occasions in any taxable year. Nothing in this Section 6.19(h) shall require Parent, the Company, any Company Entity or any of their respective Affiliates thereof to make any payment with respect to any Tax refund (and such refund shall be for the benefit of Parent) that is with respect to any refund resulting from the payment of Taxes made on or after the Locked Box Date to the extent the Sellers have not borne such Tax or otherwise have not indemnified Parent for such Taxes. Parent, the Company Entities and any of their respective Affiliates shall have the right to withhold and set-off against any amounts due to the Sellers under this Section 6.19(h) an amount equal to the amount of any claim for indemnification for which the Sellers may be liable pursuant to Section 8.2(e) that has not been finally resolved or to the extent any such claim has not been paid in full; provided, that, Parent, the Company Entities and their respective Affiliates, as applicable, shall promptly deliver to the Seller Representative (on behalf of the Sellers) any such amounts withheld to the extent it is ultimately determined that the Sellers are not liable under Section 8.2(e) for such amounts withheld.

(i) Control over Accounting Methods Change. Following the date hereof and prior to the Closing, the Company shall control the Accounting Method Change; provided that the Company shall (i) consult in good faith with Parent with respect to the Accounting Method Change and not take any material action with respect to the Accounting Method Change without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed and (ii) keep Parent reasonably informed of the progress of the Accounting Method Change, including by promptly providing Parent and its Affiliates with copies of all correspondence with the IRS and material third-party correspondence relating to such application. Following the Closing, Parent shall be entitled to control the Accounting Method Change and none of the Sellers shall have any rights with respect thereto.

(j) Limitation on Actions. Without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned, or delayed), and except to the extent required by applicable Law, Parent will not, and will not permit any of its Affiliates (including, after the Closing, the Company and the Company Entities) to, initiate, pursue or enter into any voluntary disclosure programs, voluntary compliance programs, or other similar programs or agreements with the relevant Governmental Authority with respect to any Pre-Locked Box Tax Period, in each case, if it can be reasonably expected that such action could result in an indemnification obligation under Section 8.2(e); provided, however, that Parent may at its election take any such action, but if Parent makes such election, it shall not be entitled to make an indemnification claim for any incremental Taxes resulting from such action pursuant to Section 8.2(e). For the avoidance of doubt, the provisions of this Section 6.19(j) shall in no way limit Parent’s rights pursuant to Section 6.19(i) related to the Accounting Method Change. Notwithstanding anything in this Agreement to the contrary (including Section 6.19(f) and this Section 6.19(j)), Parent and its Affiliates (including, after the Closing, the Company and the Company Entities) shall be permitted to file a Tax Return inconsistent with existing procedures, policies and practices of the Company and the other Company Entities (including filing in a jurisdiction where a Company Entity has not previously filed) or take any action described in this Section 6.19(j), in each case with respect to any taxable period (or portion thereof) beginning after the Locked Box Date, and no such action shall impact any right of Parent to be indemnified for Taxes attributable to Pre-Locked Box Tax Periods pursuant to Section 8.2(e).

(k) Reverence Pre-Closing Reorganization. Prior to the Closing, each of RCP Investor 1, RCP Investor 3, RCP Investor 5 and RCP Investor 6 shall use reasonable best efforts to transfer all of its Company Shares to one or more entities that shall deliver or cause to be delivered to Parent a valid and duly executed IRS Form W-9 pursuant to Section 2.1(b)(iv).

Section 6.20. Employee Matters.

(a) Unless otherwise agreed between any Continuing Employee and Parent and subject to the terms of any collective bargaining agreement which covers any Continuing Employee, Parent shall, or shall cause the Company or one of its Subsidiaries to, provide (i) from and after the Closing Date until the first anniversary thereof (or earlier cessation of employment, as applicable), a base salary or base wages to each Continuing Employee at a rate that is no less than the annual rate of the base salary or base wages that was provided to such Continuing Employee immediately prior to the Closing; (ii) from and after the Closing Date until December 31 of the year in which the Closing occurs (or earlier cessation of employment, as applicable), target annual cash bonus opportunity to each Continuing Employee that is no less than the target annual cash bonus opportunity that was provided to such Continuing Employee immediately prior to the Closing and (iii) from and after the Closing Date until the first anniversary thereof (or earlier cessation of employment, as applicable), other employee benefits (but excluding any change of control, sale, retention or similar bonus arrangements, long-term incentive cash bonus opportunity or equity or equity-linked compensation) that are substantially similar, in the aggregate, to, in Parent’s sole discretion, either (x) the other employee benefits (but excluding any change of control, sale, retention or similar bonus arrangements, long-term incentive cash bonus opportunity or equity or equity-linked compensation) provided to employees of the Company or any of its Subsidiaries immediately prior to the Closing Date or (y) the other employee benefits (but excluding any change of control, sale, retention or similar bonus arrangements, long-term incentive cash bonus opportunity or equity or equity-linked compensation) provided to similarly-situated employees of Parent and its Subsidiaries (excluding any such benefits that similarly-situated employees of Parents and its Subsidiaries become entitled to as a result of the transactions contemplated by this Agreement or any Ancillary Agreement). Nothing in this Agreement shall preclude Parent, the Surviving Company or any of its Subsidiaries from terminating the employment of any employee at any time on or after the Closing or require any payment of compensation or provision of benefits to such person thereafter.

(b) From and after the Closing Date, Parent shall cause the service of each Continuing Employee prior to the Closing Date to be taken into account for all purposes, including of participation, eligibility, vesting, level of benefits and benefit accrual (but not for benefit accruals under any defined benefit pension plan or for purposes of qualifying for subsidized early retirement benefits), as applicable, under all employee benefit plans, programs, policies and arrangements of Parent and its Subsidiaries (including the Company and each of its Subsidiaries) (it being understood that, for the avoidance of doubt, such service credit shall not entitle any Continuing Employee to benefits under any frozen employee benefit plans, programs, policies or arrangements of Parent and its Subsidiaries (including the Company and each of its Subsidiaries)), to the same extent as such service was taken into account under corresponding plans of the Company and its Subsidiaries for such purposes; provided that such crediting of service need only be taken into account to the same extent and for the same purposes as such service was taken into account under the corresponding benefit plan and shall not (i) result, or require any action that would result, in the duplication of any benefits or (ii) be provided for any newly-established employee benefit plan sponsored or maintained by Parent or any of its Affiliates for which similarly-situated employees of Parent and its Affiliates do not receive past service credit. Without limiting the foregoing, Parent shall waive, and shall use commercially reasonable efforts to cause any third-party insurer to waive, any pre-existing condition or limitation for each Continuing Employee under any health or welfare plan of Parent or its Subsidiaries (including the Company and each of its Subsidiaries) for any condition for which such Continuing Employee would have been entitled to coverage under the corresponding plan of the Company and each of its Subsidiaries in which such Continuing Employee participated immediately prior to the Closing Date.

(c) If requested by Parent in a written notice delivered to the Company not less than ten (10) Business Days before the Closing Date, the Company shall cause the board of directors (or the appropriate committee thereof) of the Company or its Subsidiary to adopt resolutions and take such corporate actions as are necessary to terminate the Diamond Resorts 401(k) Savings Plan (the “Company 401(k) Plan”), effective as of immediately prior to the Closing Date. If the Company 401(k) Plan shall be terminated as set forth in the immediately preceding sentence, at least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent (i) executed resolutions of the Company Board (or the appropriate committee thereof) authorizing the termination of the Company 401(k) Plan effective as of immediately prior to the Closing, contingent upon the occurrence of the Closing and (ii) an executed copy of the amendment made to the Company 401(k) Plan in connection with such termination of the Company 401(k) Plan. Prior to the execution of any required resolutions or amendments in connection with the foregoing sentence, the Company shall provide drafts of such resolutions and amendments for Parent’s reasonable review and comment. In the event that the Company 401(k) Plan is terminated as set forth in this Section 6.20(c) with respect to each Continuing Employee who participated in the Company 401(k) Plan, Parent shall use commercially reasonable efforts to (i) cause a Parent Plan that includes a cash or deferred arrangement qualified under Section 401(k) of the Code (the “Parent 401(k) Plan”) to permit and accept rollover contributions of the account balances of such Continuing Employee and (ii) cause the Parent 401(k) Plan to permit and accept as rollover contributions a maximum of two (2) outstanding loan notes made by such Continuing Employee that are held as assets of the Company 401(k) Plan immediately prior to the Closing, and if the Parent 401(k) Plan permits and accepts as a rollover contribution such loan notes, Parent shall use commercially reasonable efforts to permit the Continuing Employee who made such loan note to continue to repay the underlying loan in accordance with its terms in effect immediately prior to the Closing.

(d) Before the Effective Time, the Company shall use commercially reasonable efforts to seek, prior to the initiation of the approval by the Company Stockholders described in the next sentence, from each Person to whom any payment or benefit is required or proposed to be made that could constitute “parachute payments” under Section 280G(b)(2) of the Code, a written agreement waiving such Person’s right to receive some or all of such payment or benefit (such amounts, the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Person shall not be deemed a parachute payment, and accepting in substitution for the Waived Benefits, the right to receive the Waived Benefits only if approved by the Company Stockholders in a manner that complies with Section 280G(b)(5) of the Code (the “280G Stockholder Vote”). Before the Effective Time, with respect to each “disqualified individual” (as defined in Section 280G(c) of the Code) (each, a “Disqualified Individual”) from which the Company has obtained any necessary waivers and consents, the Company will take all necessary actions to submit for approval by the Company Stockholders, in a manner that satisfies Section 280G(b)(5) of the Code, the right of each such Disqualified Individual to receive or retain, as applicable, that portion of any payments and benefits (whether in cash or property or the vesting of property) that, together with any other payments and benefits the applicable Disqualified Individual may become entitled to receive that may be considered “parachute payments” under Section 280G(b)(2) of the Code (“Section 280G Payments”), exceeds 299% of such Disqualified Individual’s “base amount” (as defined in Section 280G(b)(3) of the Code) such that the deduction of such Section 280G Payments will not be limited by the application of Section 280G(a) of the Code. The Company shall make available to Parent, prior to submission to the Company Stockholders, copies of all documents prepared by the Company in connection with this Section 6.20(d) for its review and comment and shall consider in good faith any reasonable comments thereon. Prior to the Closing, the Company shall deliver to Parent and its counsel evidence that an effective 280G Stockholder Vote was solicited and that either (i) the requisite number of Company Stockholder votes was obtained and the Waived Benefits shall be made or (ii) the requisite number of Company Stockholder votes was not obtained and no Waived Benefits shall be made.

(e) Notwithstanding anything to the contrary herein and without limiting the generality of Section 10.7, nothing contained in this Section 6.20, whether express or implied, shall confer upon any Person or any current or former employee, officer, director or independent service provider of the Company, any of its Subsidiaries or Affiliates, any entitlement, rights or remedies (including any right to benefits, compensation, employment or continued employment for any specified period), of any nature or kind whatsoever under or by reason of this

Section 6.20 and no current or former employee, officer, director or consultant of the Company, any of its Subsidiaries or Affiliates shall be deemed a third-party beneficiary of this Section 6.20. No provision of this Section 6.20 is intended to modify, amend or create an Employee Plan or any other employee benefit plan of the Company, any of its Subsidiaries or Parent or prohibit Parent, the Surviving Company or their respective Affiliates and Subsidiaries from amending, modifying or terminating any such plan or obligate Parent, the Company or any of its Subsidiaries or any of their respective Affiliates’ to maintain any particular compensation or benefit plan, program, policy or arrangement or create any obligations of the parties with respect to any Employee Plan or other employee benefit plan of Parent or the Company or their respective Subsidiaries.

Section 6.21. Shareholder Litigation. Parent shall (a) promptly advise the Seller Representative and the Company of any stockholder demands, litigations, arbitrations or any other similar Action (including derivative claims) commenced after the Agreement Date against Parent or any of its officers or directors (in their capacities as such) relating to this Agreement, the Merger or the other transactions contemplated hereby (each, a “Parent Shareholder Litigation”) and (b) keep the Seller Representative and the Company reasonably informed regarding any such Parent Shareholder Litigation, including, by promptly providing the Seller Representative and the Company with copies of all proceedings and material third-party correspondence relating to such Parent Shareholder Litigation. The Seller Representative and the Company shall (a) promptly advise Parent of any stockholder demands, litigations, arbitrations or any other similar Action (including derivative claims) commenced after the Agreement Date against the Company or any of its officers or directors (in their capacities as such) relating to this Agreement, the Merger or the other transactions contemplated hereby (each, a “Company Shareholder Litigation”) and (b) keep Parent reasonably informed regarding any such Company Shareholder Litigation, including, by providing Parent with copies of all proceedings and material third-party correspondence relating to such Company Shareholder Litigation; provided that Parent shall have the right to control and direct the defense and settlement of any such Company Shareholder Litigation and the Sellers and the Company shall not cease to defend, settle or compromise or agree to settle or compromise any Company Shareholder Litigation without the prior written consent of Parent.

Section 6.22. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and interpretive guidance of the SEC to cause acquisitions of Parent Common Shares (including derivative securities with respect to Parent Common Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent or will become subject to such reporting requirements with respect to Parent as a result of the transactions contemplated hereby, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1. General Conditions. The respective obligations of Parent, the Company and each Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any such party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(b) Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated. All other consents of, or registrations, declarations or filings with, any Governmental Authority set forth on Schedule 7.1(b) for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed.

(c) The Parent Stockholder Approval shall have been obtained.

(d) The Parent Common Shares included in the Merger Consideration shall have been approved for listing on NYSE, subject only to official notice of issuance.

Section 7.2. Conditions to Obligations of the Sellers and the Company. The obligations of each Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by each of the Sellers and the Company in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement or any certificate delivered pursuant hereto (other than any Parent Fundamental Representations) shall be true and correct both when made and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Parent Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Parent Fundamental Representations (other than Section 5.4) shall be true and correct in all material respects both when made and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date). The representations and warranties contained in Section 5.4 shall be true and correct in all respects both when made and as of the Closing Date( or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date), except for de minimis inaccuracies. Parent and Merger Sub shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

(b) Since the Agreement Date, no Parent Material Adverse Effect shall have occurred and be continuing.

(c) The Seller Representative and the Company shall have received from Parent a certificate certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied, signed by a duly authorized officer thereof.

(d) The Ancillary Agreements shall be in full force and effect and have not been rescinded or repudiated by any party thereto (other than any Seller or the Company).

Section 7.3. Conditions to Obligations of Parent. The obligations of Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Parent in its sole discretion:

(a) The representations and warranties of the Company contained in this Agreement or any certificate delivered pursuant hereto (other than any Company Fundamental Representations and the representations and warranties of the Company contained in Section 4.22(e)) shall be true and correct both when made and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Company Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company Fundamental Representations (other than Section 4.4) and the representations and warranties of the Company contained in Section 4.22(e) shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date (such representations and warranties shall be true and correct in all material respects as of such specified date). The representations and warranties contained in Section 4.4 shall be true and correct in all respects both when made and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date), except for de minimis inaccuracies. The Sellers and the Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

(b) Since the Agreement Date, no Company Material Adverse Effect shall have occurred and be continuing.

(c) Parent shall have received from the Company a certificate certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied, signed by a duly authorized officer thereof.

(d) The Ancillary Agreements shall be in full force and effect and have not been rescinded or repudiated by any party thereto (other than Parent or Merger Sub.

(e) The Company Entities shall have satisfied the following conditions:

(i) with respect to the CS Borrower LLC Facility, the Company Entities shall have obtained all necessary consents, approvals, amendments and waivers necessary pursuant to the terms of the agreement dated March 10, 2021 in respect of such facility, such that immediately after giving effect to the transactions contemplated hereby on the Closing Date (including the Merger), no Securitization Default shall occur under the CS Borrower LLC Facility, and such related Warehouse Amendments shall be deemed effective substantially concurrent with (and no later than the occurrence of) the Merger;

(ii) have in effect or have obtained commitments under the Deutsche Bank Warehouse Facility and the CS VFN Facility which commitments in the aggregate shall be no less than the Minimum Warehouse Commitment Amount and the Company Entities shall have obtained pursuant to the terms set forth in the applicable Warehouse Commitment Letter all necessary consents, approvals, amendments and waivers necessary such that immediately after giving effect to the transactions contemplated hereby on the Closing Date (including the Merger), no Securitization Default shall occur under the Deutsche Bank Warehouse Facility and the CS VFN Facility, and such related Warehouse Amendments shall be deemed effective substantially concurrent with (and no later than the occurrence of) the Merger;

(iii) with respect to any other Company Warehouse Facilities that remain outstanding on or after the Closing Date, the Company Entities shall have obtained all necessary consents, approvals, amendments and waivers necessary such that immediately after giving effect to the transactions contemplated hereby on the Closing Date (including the Merger), no Securitization Default shall occur thereunder, provided that, any such consents, approvals, amendments and waivers shall not change any existing right of the borrower parties to terminate early at their option and prepay such facility without penalty, and any related Warehouse Amendments shall be deemed effective substantially concurrent with (and no later than the occurrence of) the Merger; and

(iv) with respect to any Company Warehouse Facilities where the Company Entities have been unable to obtain all necessary consents, approvals, amendments and waivers necessary such that immediately after giving effect to the transactions contemplated hereby on the Closing Date (including the Merger), no Securitization Default shall occur thereunder, the Company Entities with prior notice to Parent, shall have, on or prior to the Closing Date, paid down the outstanding loan balance to zero and terminated all outstanding obligations relating thereto so that each related Securitization Instrument is no longer in full force and effect, and shall provide evidence of such termination as reasonably satisfactory to Parent;

provided, that with respect to this Section 7.3(e), any fees, including amendment fees, bank fees, consent fees, commitment fees or termination fees incurred by or on behalf of the Company or any Company Entity directly related to such consents, approvals, amendments, waivers, commitment increases or termination (collectively, the “Specified Warehouse Fees”) shall be borne fifty percent (50%) by the Sellers and fifty percent (50%) by Parent.

(f) Immediately after giving effect to the transactions contemplated by this Agreement (including the Merger, the assumption of the Unsecured Indenture by HGV Borrower, the payoff of the Funded Indebtedness, and the borrowings under the Committed Debt Financing), there shall be no Indenture Default.

Section 7.4. Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied to excuse such party’s obligation to effect the Closing if such failure primarily resulted from such party’s breach of any of its representations, warranties, covenants or agreements in this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Survival of Representations, Warranties and Covenants.

(a) The Company Fundamental Representations and Parent Fundamental Representations contained in this Agreement shall survive the Closing for a period of five years after the Closing Date. All other representations and warranties contained in this Agreement or any certificate delivered pursuant hereto shall not survive the Closing Date. The covenants and agreements of Sellers, the Company and Parent contained in this Agreement shall survive the Closing for a period of six (6) months after the Closing Date, except for those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall remain in full force and effect for a period of six (6) months following the date by which such covenant or agreement is required to be performed.

(b) Neither the Company nor Parent shall have any liability whatsoever with respect to any such representations, warranties or covenants unless a claim is made hereunder prior to the expiration of the survival period for such representation, warranty or covenant, in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved.

Section 8.2. Indemnification by the Sellers. From and after the Closing, the Sellers shall severally (in accordance with their respective Consideration Allocations) but not jointly (provided, that (i) the Apollo Sellers shall, solely as between themselves and the other Sellers that are not Reverence Sellers, be jointly and severally liable for breaches of Company Fundamental Representations that relate to any Seller other than a Reverence Seller, for breaches or nonfulfillment of covenants of any Seller other than a Reverence Seller, and for fraud by any Seller other than a Reverence Seller, with respect to which no Reverence Seller shall have any liability, and (ii) the Reverence Sellers shall, solely as between themselves, be jointly and severally liable for breaches of Company Fundamental Representations that relate to any Reverence Seller, for breaches or nonfulfillment of covenants of any Reverence Seller, and for fraud by any Reverence Seller, with respect to which no other Seller shall have any liability), save, defend, indemnify and hold harmless Parent and its Affiliates (including the Company and its Subsidiaries), officers, directors, employees, agents, successors and assigns (collectively, the “Parent Indemnified Parties”) from and against any and all Losses incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to, without duplication:

(a) any breach of any of the Company Fundamental Representations;

(b) any breach of any covenant or agreement of the Sellers contained in this Agreement, or any breach prior to the Closing of any covenant or agreement by the Company contained in this Agreement;

(c) any Leakage or Excluded Liabilities to the extent not deducted from the Merger Consideration;

(d) any Appraisal Shares, and any claim made by any Seller for appraisal; and

(e) (i) any Taxes imposed on the Company or any of its Subsidiaries attributable to a Pre-Locked Box Tax Period, (ii) any Taxes resulting from or attributable to the termination of any intercompany arrangements pursuant to Section 6.5, (iii) any Taxes imposed on any of the pre-Closing transactions enumerated on Schedule 6.19(g) and (iv) any amounts for which Sellers are liable pursuant to Section 6.19(b); provided, that, notwithstanding anything in this Agreement to the contrary, the Sellers shall not have any indemnification obligation under this Section 8.2(e) to the extent that such Taxes (1) were included in the computation of the Closing Adjustment Amount, (2) were included on the Locked Box Balance Sheet, (3) constitute deferred Tax liabilities or (4) are attributable to the Accounting Method Change; provided, further, with respect to the foregoing clause (e)(i), in the case of any Taxes that constitute U.S. federal income “alternative minimum tax” imposed as a result of the Company’s use of the installment method on its Tax Return for the taxable year ended December 31, 2017 for purposes of calculating such alternative minimum tax and adjusted current earnings, the Sellers’ indemnification obligations with respect to such Taxes shall (x) be net of any credit or refund relating thereto which becomes available as a result of such Taxes and (y) not exceed $7,100,000.

Section 8.3. Indemnification by Parent. From and after the Closing, Parent shall save, defend, indemnify and hold harmless each Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a) any breach of any of the Parent Fundamental Representations; and

(b) any breach of any covenant or agreement by Parent contained in this Agreement or, after the Closing, the Surviving Company.

Section 8.4. Procedures.

(a) In order for a Parent Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) (which notice, in any case where any Seller is an Indemnifying Party, shall be sent to the Seller Representative unless a claim is made hereunder with respect to which only the Reverence Sellers would, pursuant to the proviso set forth in Section 8.2, have any liability, in which case the Reverence Sellers will be the “Indemnifying Party” hereunder) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim and shall provide the Indemnifying Party with such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise pursuant to this Article VIII.

(b) Except with respect to claims for indemnification related to Taxes, which shall be governed by Section 6.19(e), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim for equitable or injunctive relief or any claim that would impose criminal liability or damages, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent will not be unreasonably conditioned, withheld or delayed), agree to any settlement, compromise or discharge of such Third Party Claim that (i) involves a finding or admission of wrongdoing or any violation of Law or any violation of the rights of any Person by the Indemnified Party, (ii) does not unconditionally release the Indemnified Party of liability in connection with such Third Party Claim or (iii) imposes any equitable or other non-monetary remedies or obligations on the Indemnified Party, other than customary confidentially obligations.

(c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that (i) does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party or (ii) is a claim related to Taxes, which shall be governed by Section 6.19(e), the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party.

Section 8.5. Limits on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Agreement:

(i) the maximum aggregate amount of indemnifiable Losses that may be recovered from each Seller by pursuant to Section 8.2 shall be an aggregate dollar amount no greater than the dollar value of the Merger Consideration received by such Seller (or, in the case of the Apollo Sellers, the aggregate Merger Consideration received by such Apollo Sellers) (with respect to each such Seller, the “Cap”) applicable to such Seller. The dollar value of the Merger Consideration received by each Seller shall be deemed to be the number of shares of Parent Common Shares received by such Seller multiplied by the Parent Stock Value;

(ii) except to the extent that any of the following damages were actually recovered by a third party from an Indemnified Party, no party hereto shall have any liability under any provision of this Agreement for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages, in each case to the extent such damages were not the reasonably foreseeable consequence of the breach in question; and

(iii) the amount of any Loss for which indemnification is provided under this Article VIII shall be reduced to take into account any reduction in actual cash Taxes paid by the Indemnified Party in the year of the Loss giving rise to such indemnification claim, or in the taxable year immediately following such year, and arising from the incurrence or payment of any such Loss.

(b) Parent and each applicable Seller shall cooperate with each other with respect to resolving any claim, liability or Loss for which indemnification may be required hereunder, including by making, or causing the applicable Indemnified Party to make, commercially reasonable efforts to mitigate any such claim, liability or Loss.

Section 8.6. Payment.

(a) Upon a final determination of liability under this Article VIII, the Indemnifying Party shall pay or cause to be paid to the Indemnified Party the amount so determined within fifteen (15) Business Days after the date of such determination.

(b) Losses for which any Parent Indemnified Party is entitled to indemnification under Section 8.2 shall be satisfied as follows: (i) first if coverage for such Losses is available under the R&W Policy, under the R&W Policy up to the amount of any policy limit contained therein, (ii) second, to the extent such Losses are not recoverable under the R&W Policy (provided, that, (x) each Parent Indemnified Party shall use reasonable best efforts to recover Losses from the R&W Policy to the fullest extent possible and (y) to the extent any Losses are recoverable under the R&W Policy but the retention under the R&W Policy is applicable to any such Losses, the amount of such retention shall be deemed to be recoverable), from the Sellers directly. Sellers may satisfy their indemnity obligations by either delivering Parent Common Shares (free and clear of any Liens) or cash, at the election of the Seller in question. If a Seller elects to satisfy its obligation using Parent Common Shares, such shares shall be valued at the VWAP of Parent Common Shares for the 10 trading days prior to the date such shares are transferred to Parent.

Section 8.7. Exclusive Monetary Remedy; Nature of Payments; Materiality Qualifications.

(a) Except as otherwise provided in this Agreement, the sole and exclusive monetary remedy of the parties after the Closing with respect to any claims relating to or arising out of this Agreement (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, from and after the Closing, to the fullest extent permitted by applicable Law, all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) for damages it may have against any other party arising under this Agreement, except pursuant to the indemnification provisions set forth in this Article VIII.

(b) The parties agree to treat any amounts payable pursuant to this Article VIII as adjustments to the purchase price for all tax purposes to the extent permitted by Law.

(c) For purposes of calculating the amount of any Loss arising from a breach of any representation or warranty subject to indemnification (but not for purposes of determining whether there has been a breach of any such representation or warranty), all “material”, “materially”, “in all material respects”, “Material Adverse Effect”, and other like qualifications shall be disregarded.

ARTICLE IX

TERMINATION

Section 9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Parent and the Seller Representative;

(b) by the Company, if Parent or Merger Sub breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 7.1 or 7.2, (B) cannot be or has not been cured prior to the earlier of (x) 20 days following delivery of written notice to Parent of such breach or failure to perform and (y) the Termination Date, and (C) has not been waived by the Company; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available if any Seller or the Company is then in breach of any of its representations, warranties or covenants contained in this Agreement and such breach would give rise to the failure of a condition set forth in Sections 7.1 or 7.3;

(c) by Parent, if any Seller or the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 7.1 or 7.3, (B) cannot be or has not been cured prior to the earlier of (x) 20 days following delivery of written notice to the Company of such breach or failure to perform and (y) the Termination Date and (C) has not been waived by Parent; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if Parent or Merger Sub is then in breach of any of its representations, warranties or covenants contained in this Agreement and such breach would give rise to the failure of a condition set forth in Sections 7.1 or 7.3

(d) by either the Company or Parent if the Closing shall not have occurred by September 10, 2021, provided that if by the date which is two (2) Business Days prior to the initial Termination Date all of the conditions set forth in Article VII are satisfied (other than Section 7.1(a) (solely to the extent related to the matters set forth on Schedule 7.1(b) or Section 7.1(b) and those that, by their nature, are to be satisfied at the Closing (and which are capable of being satisfied as of the date which is two (2) Business Days prior to the initial Termination Date)), then either the Company or Parent shall have the right, but not the obligation, by delivery of written notice to the other, to extend the Termination Date for ninety (90) days from such initial Termination Date (such date, as may be extended pursuant to this Section 9.1(d), the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the failure of the terminating party to fulfill any obligation under this Agreement shall have been the primary cause of the failure of the Closing to occur on or prior to such date;

(e) by either the Company or Parent in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

(f) by Parent if the Company Stockholder Approval has not been obtained and delivered to Parent by no later than 24 hours after the execution and delivery of this Agreement;

(g) by either the Company or Parent if the Parent Stockholders Meeting is held and the stockholders of Parent vote on the Parent Share Issuance, and the Parent Stockholder Approval is not obtained in such vote; or

(h) by the Company if (A) the Closing is required to occur pursuant to Section 2.1, (B) all of the conditions set forth in Section 7.1 and Section 7.2 continue to be satisfied at the time the Closing is required to occur pursuant to Section 2.1 (other than those conditions that, by their nature, are to be satisfied at the Closing (provided that such conditions would reasonably be expected to be capable of being satisfied as of such date), (C) Parent or Merger Sub fails to consummate the Closing on the date on which the Closing is required to occur pursuant to Section 2.1 and (D) the Company and the Sellers stand ready, willing and able to consummate the Closing and the Company has given Parent irrevocable written notice confirming that fact at least two (2) Business Days’ prior to terminating this Agreement pursuant to this Section 9.1(h); or

(i) by the Company if the Parent Board (or a committee thereof) shall have made, prior to obtaining the Parent Stockholder Approval, an Adverse Change of Recommendation.

Section 9.2. Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) the following provisions shall survive such termination: Section 4.30 and Section 5.17 (broker’s fees and finder’s fees), Section 6.6 (confidentiality), Section 6.7(a) (public announcements), Section 9.2 (effect of termination) and Article X (general) and (b) subject to Section 9.2(c), such termination shall not relieve either party from liability for any pre-termination Willful Breach of this Agreement or for fraud, including, in each case liability for any and all Losses therefrom.

(b) In the event that:

(i) this Agreement is validly terminated by the Company pursuant to Section 9.1(h) and unless in the notice provided by the Company to Parent terminating this Agreement the Company elects not to receive the Financing Failure Fee, Parent shall pay to the Company by wire transfer of immediately available funds an amount equal to $73,500,000.00 (the “Financing Failure Fee”), within two (2) Business Days of such termination;

(ii) this Agreement is validly terminated by the Company or Parent pursuant to Section 9.1(g), Parent shall pay to the Company an amount equal to all reasonable and documented costs, fees and expenses incurred by or on behalf of any Company Entity in connection with this Agreement and the transactions contemplated hereby (including all reasonable and documented out-of-pocket costs, fees and expenses of counsel, accountants, investment banks, advisors and consultants), up to an aggregate amount of $7,500,000 (the “Expense Reimbursement”), within two (2) Business Days of submission to Parent of documentation reasonably evidencing such expenses; or

(iii) this Agreement is validly terminated by the Company (other than pursuant to Section 9.1(h)) or Parent at any time and, prior to such termination, the Parent Board (or a committee thereof) shall have made an Adverse Change of Recommendation and at the time of such termination, the Parent Stockholder Approval shall not have been obtained, Parent shall pay to the Company by wire transfer of immediately available funds an amount equal to $44,100,000.00, within two (2) Business Days of such termination.

(c) Each party hereto acknowledges and hereby agrees that the Financing Failure Fee is liquidated damages, and is agreed to be in a reasonable amount that fully compensates the Company and its Affiliates in the circumstances in which it is payable, which amount would otherwise be impossible to calculate with precision. In furtherance thereof, the parties agree that the Financing Failure Fee, in the event such fee becomes due and payable in accordance with this Agreement, shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) available to the Seller and the Company for all losses and damages in respect of this Agreement and the Ancillary Agreements or the transactions contemplated hereby or thereby (or the failure of such transactions to occur for any reason or for no reason) or any breach (whether willful, intentional (including intentional breach), unilateral or otherwise) of any representation, warranty, covenant or agreement or otherwise or any oral representation made or alleged to be made in connection herewith. Upon the payment of the Financing Failure Fee in accordance with the terms hereof, Parent, Merger Sub and their respective Affiliates, the Debt Financing Parties, any other potential debt or equity financing source and any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates or any former, current or future general or limited partner, stockholder, equityholder, member, manager, director, officer, employee, agent or Affiliate of any of the foregoing (collectively, the “Parent Related Parties”) and their Representatives and Debt Financing Parties shall have no further liability to the Company, the Sellers and their respective Affiliates and Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Seller Related Parties”) relating to or arising out of this Agreement, the Ancillary Agreements, the Debt Commitment Letters or the transactions contemplated hereby or thereby, and none of the Company, the Sellers nor any other Seller Related Party shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise; provided, however, that the foregoing shall not prejudice in any manner the Company’s rights to specific performance pursuant to Section 10.12 prior to any such termination and payment of the Financing Failure Fee. Notwithstanding anything to the contrary herein, under no circumstances shall the Company or any Seller be permitted or entitled to receive both a grant of specific performance that results in the Closing occurring and the Financing Failure Fee being paid. The parties acknowledge and hereby agree that in no event shall Parent be required to pay the amount in each of Section 9.2(b)(i), Section 9.2(b)(ii) or Section 9.2(b)(iii), as the case may be, on more than one (1) occasion even if such fee may be payable pursuant to more than one provision of this Agreement at the same time or at different times and/or upon the occurrence of different events.

(d) Each party hereto acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not enter into this Agreement. If Parent fails to timely pay any amount due pursuant to Section 9.2(b), and, in order to obtain such payment, the Seller Representative, any of the Sellers and/or the Company, as applicable, commences a suit that results in a final and non-appealable judgment against Parent for the amount set forth in Section 9.2(b)(i), Section 9.2(b)(ii) or Section 9.2(b)(iii), or any portion thereof, Parent shall also pay to the Sellers and/or the Company, as applicable, its reasonable and documented out-of-pocket costs and expenses in such suit (including reasonable and documented out-of-pocket attorneys’ fees and the reasonable and documented out-of-pocket fees and expenses of any expert or consultant engaged by the Seller Representative, any of the Sellers and/or the Company, as applicable) up to a maximum aggregate amount of $500,000, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. Any amount payable pursuant to this Section 8.2(d) shall be paid by Parent by wire transfer of same day funds prior to or on the date such payment is required to be made under this Section 9.2(d).

ARTICLE X

GENERAL PROVISIONS

Section 10.1. Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 10.2. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party. Notwithstanding anything to the contrary contained herein, Section 9.2(c), this Section 10.2, Section 10.3, Section 10.8, Section 10.9, Section 10.15 and Section 10.20 (and any other provision of this Agreement to the extent an amendment, modification, supplement or termination of such provision would modify the substance of the foregoing) may not be amended, modified, supplemented or terminated in a manner that is material and adverse to the Debt Financing Parties without the prior written consent of the Debt Financing Sources.

Section 10.3. Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would have otherwise hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. Notwithstanding anything to the contrary contained herein, Section 9.2(c), Section 10.2, this Section 10.3, Section 10.8, Section 10.9, Section 10.15 and Section 10.20 (and any other provision of this Agreement to the extent a waiver of such provision would modify the substance of the foregoing) may not be waived in a manner that is material and adverse to the Debt Financing Parties without the prior written consent of the Debt Financing Sources.

Section 10.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or by e-mail (so long as, in the case of delivery by e-mail, the sender of such e-mail does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such e-mail), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to the Sellers (other than the Reverence Sellers), the Seller Representative or prior to the Closing, the Company, to:

c/o Apollo Management Holdings, L.P. 9 West 57th Street, 43rd Floor New York, NY 10019
Attention:	David Sambur, Partner
John Suydam, Chief Legal Officer
E-mail:

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064
Attention:	Taurie Zeitzer
Brian Scrivani
E-mail:

(ii) if to the Reverence Sellers, to:

c/o Reverence Capital Partners, LP
10 East 53rd Street, 14th Floor
New York, NY 10022
Attention:	Milton Berlinski
Peter Aberg
E-mail:

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP
200 Park Avenue
New York, NY 10166-4193
Attention:	Jennifer C. Kurtis
E-mail:

(iii) if to Parent or Merger Sub, to:

Hilton Grand Vacations, Inc.
5323 Millenia Lakes Boulevard, Suite 120
Orlando, FL 32839
Attention:	Charles Corbin
E-mail:

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
900 G Street, N.W.
Washington, D.C. 20001
Attention:	Jonathan Corsico
E-mail:

Section 10.5. Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or singular/plurality as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The word “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to days mean calendar days unless otherwise specified. If any action required to be taken on or by a Business Day is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be taken or given on or by the next Business Day. The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one calendar day prior to the Agreement Date to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up and maintained by the Company or Parent, as applicable, in connection with the transactions contemplated by this Agreement (the “Data Room” or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form. Unless the context of this Agreement otherwise requires, (x) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (y) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. The words “ordinary course of business” will mean “ordinary course of business consistent with past practice,” unless specifically noted to the contrary. The words “ordinary course of business” will mean “ordinary course of business consistent with past practice,” unless specifically noted to the contrary; provided, that with respect to the use of “ordinary course of business” in Section 4.6(d), Section 4.7, Section 4.13(a), Section 4.17(e), Section 4.20, Section 4.22(a)(iii), Section 4.22(f)(iii), Section 5.10(c), Section 5.11, Section 5.15(a)(iii), Section 5.15(f)(iii), and Section 6.19(f), any deviations from the ordinary course of business of any Person or any action or conduct by any Person, in each case, to the extent that such Person determines reasonably and in good faith that such deviation is necessary (as supported by documentation, information, data, or other reasonable evidence) in order to protect the health and safety of such Person’s employees, customers or other individuals having direct business dealings with such Person or to respond to the direct impact of COVID-19 on such Person, or such deviation is required by Law adopted or promulgated in response to COVID-19, shall be deemed not to be a deviation from the “ordinary course of business.” Except as otherwise expressly provided in this Agreement, whenever this Agreement requires the Sellers to make any payments or bear any fees, costs or expenses, such amounts shall be borne severally by each Seller (in accordance with such Seller’s Consideration Allocation) but not jointly (provided, that (i) the Apollo Sellers shall, solely as between themselves and the other Sellers that are not Reverence Sellers, be jointly and severally liable for such fees, costs or expenses payable by each Seller other than a Reverence Seller, with respect to which no Reverence Seller shall have any liability, and (ii) the Reverence Sellers shall, solely as between themselves, be jointly and severally liable for such fees, costs or expenses payable by the Reverence Sellers, with respect to which no other Seller shall have any liability). Except as otherwise expressly provided in this Agreement, whenever this Agreement contemplates amounts to be paid to or received by the Sellers, such amounts shall be allocated among the Sellers in accordance with their respective Consideration Allocations.

Section 10.6. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, Action, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of (i) Section 6.5(b), Section 6.9, Article VIII and Section 10.10, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof and (ii) Sections 9.2(c), 10.2, 10.3, 10.8, 10.9, 10.15, and 10.20, which shall inure to the benefit of the Debt Financing Parties.

Section 10.8. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Notwithstanding anything to the contrary contained herein, each party hereto agrees that any such dispute or controversy and any related Action or proceeding of any kind or nature (whether based on contract, tort or other theory) against or involving any Debt Financing Party relating to this Agreement, the Debt Financing (and the definitive documents related thereto), the Debt Commitment Letter (and the fee letter referred to therein), the performance thereof or the financings contemplated thereby or the transactions contemplated hereby shall be governed by and construed in accordance with the internal laws of the State of New York (except for the interpretation of this Agreement, which shall be governed by and construed in accordance with the laws of the State of Delaware), without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principals of the State of New York.

Section 10.9. Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks jurisdiction over a particular matter, the other state or federal courts in the State of Delaware), and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Actions shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks jurisdiction over a particular matter, the other state or federal courts in the State of Delaware), (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery or federal courts in the State of Delaware, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address in Section 10.4 shall be effective service of process for any Action brought in any such court or in such other manner as may be permitted by Law, will be valid and sufficient service thereof. Notwithstanding anything to the contrary contained herein, each party hereto (i) agrees that any Action or proceeding of any kind or nature (whether based on contract, tort or other theory) against or involving any Debt Financing Party relating to this Agreement, the Debt Financing (and the definitive documents related thereto), the Debt Commitment Letter (and the fee letter referred to therein), the performance thereof or the financings contemplated thereby or the transactions contemplated hereby shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, Borough of Manhattan or if under applicable law jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof) and (ii) makes the consents, agreements and waivers set forth above in this Section 10.9 mutatis mutandis but with respect to the courts specified in this sentence.

Section 10.10. Personal Liability. Each party hereto agrees, on behalf of itself and its Affiliates and Related Parties, that all Actions, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any Ancillary Agreement or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, (b) the negotiation, execution or performance of this Agreement, any Ancillary Agreement or any other agreement referenced herein or therein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement, any Ancillary Agreement or such other agreement), (c) any breach or violation of this Agreement, any Ancillary Agreement or any other agreement referenced herein or therein, and (d) any failure of the transactions contemplated hereunder or under any Ancillary Agreement or any other agreement referenced herein or therein to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement or any Ancillary Agreement and in accordance with, and subject to, the terms and conditions hereof. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement, any Ancillary Agreement or any other agreement referenced herein or therein or otherwise to the contrary, each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates and Related Parties, that no recourse under this Agreement, any Ancillary Agreement or any other agreement referenced herein or therein or in connection with any transactions contemplated hereby or thereby shall be sought or had against any Person that is not a party hereto or thereto, and no such other Person shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), in each case, except for claims that the Sellers or Parent, as applicable, may assert: (i) against any Person that is party to, and solely pursuant to the terms and conditions of, the applicable Confidentiality Agreement, or (ii) against Parent solely in accordance with, and pursuant to the terms and conditions of, this Agreement or any Ancillary Agreement, it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d). This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any indirect stockholder of the Company or Parent or any officer, director, employee of any party hereto.

Section 10.11. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void ab initio; provided, however, that Parent may assign this Agreement to any Affiliate of Parent without the prior consent of the Company; provided still further, that no assignment shall relieve the assignor of, or limit, the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 10.12. Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically compliance with the terms and provisions of this Agreement, without proof of actual damages, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief. In circumstances where a party is obligated to consummate the Merger pursuant to terms and conditions of this Agreement and the Merger has not been consummated by such party, the parties expressly acknowledge and agree that the other party and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such party and its stockholders, and that the such party on behalf of itself and its stockholders shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically the other party’s obligations to consummate the Merger in accordance with the terms and conditions of this Agreement. A party’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by such party and its stockholders.

(b) Notwithstanding anything in this Section 10.12 or otherwise in this Agreement to the contrary, the parties hereto hereby agree that the Sellers and Company shall be entitled to specific performance of Parent’s and Merger Sub’s obligation to effect the Closing if, and only if, (A) the Closing is required to occur pursuant to Section 2.1, (B) all the conditions in Section 7.1 and Section 7.2 continue to be satisfied or waived at the time the Closing is required to occur pursuant to Section 2.1 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), (C) the Debt Financing has been funded or will be funded at the Closing and (D) the Company and the Seller Representative have irrevocably confirmed in writing to Parent that if specific performance is granted and the Debt Financing is funded, then the Company and the Sellers will participate in the Closing.

Section 10.13. Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.14. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.15. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING WITH RESPECT TO THE DEBT FINANCING (AND ANY DEFINITIVE DOCUMENTS WITH RESPECT THERETO), THE DEBT COMMITMENT LETTER (AND THE FEE LETTER REFERRED TO THEREIN) OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY) OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.16. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.17. Facsimile or pdf Signature. Delivery of an executed counterpart of a signature page, including any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com), to this Agreement by facsimile or by e-mail in “portable document format” shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 10.18. Legal Representation.

(a) Parent hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company Entities), and each of their respective successors and assigns (all such parties, the “Parent Waiving Parties”), that Paul, Weiss, Rifkind, Wharton & Garrison LLP, Akin Gump Strauss Hauer & Feld LLP, Ballard Spahr LLP, Morgan, Lewis & Bockius LLP, O’Melveny & Myers LLP, Richards, Layton & Finger, PA and Winston & Strawn LLP (collectively, “Seller Counsel”) represent the Company Entities in various matters, and also represent the Sellers specifically in connection with this Agreement and the transactions contemplated hereby, and that the Parent Waiving Parties shall not use such representations as a basis for seeking the disqualification of any Seller Counsel in any future matter related to this Agreement or the transactions contemplated hereby where any Seller Counsel proposes to represent the Sellers or any of their respective directors, managers, members, partners, officers, employees or Affiliates, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of the Company Entities or other Parent Waiving Parties, and each of Parent and the Company on behalf of itself and the Parent Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Parent and the Sellers acknowledge that the foregoing provision applies whether or not Seller Counsel provides legal services to any Company Entity after the Closing Date. In addition, all communications involving attorney-client confidences between any of the Sellers, any Company Entity or any of their respective Affiliates, on the one hand, and Seller Counsel, on the other hand, relating to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, the Ancillary Agreements and the sale process related hereto (collectively, the “Engagement”, and such communications, the “Privileged Communications”) shall be deemed to be attorney-client confidences that belong solely to the Sellers (and not any of the Company Entities), and none of Parent, Merger Sub or their respective Affiliates may use or rely on any such Privileged Communications. Each of Parent and Merger Sub, on behalf of itself and, after the Closing, the Surviving Company and the Company Entities, agrees not to assert that the privilege has been waived as to the Privileged Communications and materials that may be located in the records or email server (or in the knowledge of the officers and employees) of any of Parent, Merger Sub, the Surviving Company or the Company Entities. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Sellers and each of their respective Affiliates (and not any of the Company Entities) shall be the sole holders of the Privileged Communications, and none of the Company Entities shall be a holder thereof, (ii) to the extent that files of Seller Counsel in respect of the Engagement constitute property of the client, only the Sellers and each of their respective Affiliates (and not any of the Company Entities) shall hold such property rights, and (iii) Seller Counsel shall have no duty whatsoever to reveal or disclose any such Privileged Communications or files of Seller Counsel relating to the Engagement to any of the Company Entities by reason of any attorney-client relationship between Seller Counsel and any of the Company Entities or otherwise. Subject to the confidentiality provisions contained herein, each of Parent and Merger Sub hereby consents, on its own behalf and on behalf of its Affiliates (including, following the Closing, the Company Entities), to the disclosure by Seller Counsel to the Sellers and each of their respective Affiliates of any information learned by Seller Counsel prior to the Closing in the course of its representation of the Sellers, the Company Entities or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Seller Counsel’s duty of confidentiality. Each of Parent and Merger Sub, on behalf of itself and its Affiliates (including, after the Closing, the Company Entities) further covenants and agrees that each of the foregoing shall not assert any claim that the Company Entities may have in their capacities as clients against Seller Counsel in respect of legal services provided to the Company Entities or their respective Affiliates prior to the Closing by Seller Counsel in respect of the Engagement, it being agreed that any such claims belong solely to the Sellers and each of their respective Affiliates, as applicable, and not the Company Entities.

(b) The Company hereby agrees on behalf of its directors, managers, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Seller Waiving Parties”), that Simpson Thacher & Bartlett LLP, Alston & Bird LLP, Foley & Lardner LLP and/or Potter Anderson & Corroon LLP (collectively, “Buyer Counsel”) represent Parent in various matters (including this Agreement and the transactions contemplated hereby), and that the Seller Waiving Parties shall not use such representations as a basis for seeking the disqualification of any such counsel in any future matter related to this Agreement or the transactions contemplated hereby where any such counsel proposes to represent Parent or any of its Affiliates (including the Company Entities). The Sellers acknowledge that the foregoing provision applies whether or not Buyer Counsel provides legal services to Parent and its Affiliates after the Closing Date.

Section 10.19. No Presumption Against Drafting Party. Each of Parent and the Sellers acknowledge that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.20. Non-Recourse to Debt Financing Parties. None of the Debt Financing Parties or any of their respective representatives shall have any liability to the Company or any Seller under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, including any dispute arising out of or relating in any way to this Agreement, the Debt Financing, the Debt Commitment Letter (and the fee letters referred to therein), the performance thereof or the financings contemplated thereby or the transactions contemplated hereunder and each of the Company and each Seller agrees that it will not bring, or permit any of its Affiliates to bring, any action against or involving any Debt Financing Party arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter (and the fee letter referred to therein), the performance thereof or the financings contemplated thereby or the transactions contemplated by this Agreement and waives any rights or claims against any Debt Financing Party in connection with the foregoing (whether in contract, tort, equity or otherwise); provided, however, that the foregoing shall not in any way limit any rights that Parent and Merger Sub may have against the Debt Financing Parties under or in connection with the Debt Commitment Letter (subject to the terms and conditions set forth therein) and the transactions contemplated thereby.

Section 10.21. Seller Representative.

(a) Each Seller, on behalf of such Seller and such Seller’s successors, heirs and permitted assigns, hereby irrevocably appoints the Seller Representative as such Seller’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in such Seller’s name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Agreement and any Ancillary Agreement and any other agreement, instrument or document in connection with the transactions contemplated hereby or thereby, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done in connection with the transactions contemplated by this Agreement as fully to all intents and purposes as such Seller might or could do in person, including the full power and authority: (i) to consummate the transactions to be consummated by such Seller under this Agreement and any Ancillary Agreement and any other agreement, instrument or document in connection with the transactions contemplated hereby or thereby, (ii) to agree to resolution of all claims and disputes hereunder or thereunder, (iii) to retain legal counsel and other professional services, at the expense of such Seller, in connection with the performance by the Seller Representative of this Agreement or any Ancillary Agreement or any other agreement, instrument or document in connection with the transactions contemplated hereby or thereby, (iv) to make any amendments to this Agreement or any Ancillary Agreement or any other agreement, instrument or document in connection with the transactions contemplated hereby or thereby on behalf of such Seller and decisions with respect to the determination of any amounts under Section 2.4, (v) to determine whether the conditions to Closing in Article VII have been satisfied and supervising the Closing, including waiving any condition, as determined by the Seller Representative, in its sole discretion, (vi) to take any action that may be advisable, as determined by the Seller Representative, in connection with contesting and settling any and all claims for indemnification pursuant to Article VIII, (vii) to take any action that may be advisable, as determined by the Seller Representative, in its sole discretion, in connection with the termination of this Agreement in accordance with Article IX, (viii) to take any and all actions that may be advisable, as determined by the Seller Representative, in its sole discretion, in connection with the amendment or waiver of any provision of this Agreement in accordance with Section 10.2 or Section 10.3; provided, that the Seller Representative shall not, without the consent of a majority in interest of the Reverence Sellers, amend or waive any provision of this Agreement or any Ancillary Agreement to which any Reverence Seller is a party in a manner that, if so amended or waived without such consent of the Reverence Sellers, would not have qualified as a transaction to which Section 2 of that certain Amended and Restated Institutional Investor Rights Agreement, dated as of August 3, 2017, by and among the Company and the Sellers party thereto would have applied prior to the date hereof, (ix) to accept notices on behalf of such Seller in accordance with Section 10.4 or relating to any Ancillary Agreement and any other agreement, instrument or document in connection with the transactions contemplated hereby or thereby, (x) to execute and deliver, on behalf of such Seller, any and all notices, documents or certificates to be executed by the Sellers, in connection with this Agreement and any Ancillary Agreement and any other agreement, instrument or document in connection with the transactions contemplated hereby or thereby and (xi) to grant any consent, waiver or approval on behalf of such Seller under this Agreement or any Ancillary Agreement or any other agreement, instrument or document in connection with the transactions contemplated hereby or thereby.

(b) The appointment of the Seller Representative as the attorney-in-fact for each of the Sellers as set forth in this Section 10.21 and all authority hereby conferred are granted and conferred in consideration of the interest of each Seller, is therefore coupled with an interest and is and will be irrevocable and will neither be terminated nor otherwise affected by any act of any Seller or by operation of law, whether by the death, dissolution, liquidation, incapacity or incompetence of such Seller or by the occurrence of any other event. If, after the execution of this Agreement, any Seller dies, dissolves or liquidates or becomes incapacitated or incompetent, the Seller Representative is nevertheless authorized, empowered and directed to act in accordance with this Section 10.21 as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof. In the event that AP VIII Dakota Holdings, L.P. ceases to be the Seller Representative for any reason, each Seller agrees that AP VIII Dakota Holdings, L.P. is solely authorized to irrevocably constitute and appoint a replacement Seller Representative.

(c) The Seller Representative shall have no liability in its capacity as Seller Representative to Parent or Merger Sub for any default under this Agreement by any Seller or the Company. Except for fraud or Willful Breach on its part, the Seller Representative shall have no liability to any Seller under this Agreement, including for any action or omission by the Seller Representative on behalf of any Seller.

(d) In dealing with this Agreement and any Ancillary Agreement and any other agreement, instrument or document in connection with the transactions contemplated hereby or thereby, and in exercising or failing to exercise all or any of the powers conferred upon the Seller Representative hereunder, the Seller Representative will not assume any, and will incur no, responsibility or liability whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any Ancillary Agreement or any other agreement, instrument or document in connection with the transactions contemplated hereby or thereby. Except to the extent directly arising out of the Seller Representative’s fraud or Willful Breach, each Seller, severally in accordance with its respective Consideration Allocation, agrees to indemnify the Seller Representative, its successors, assigns, Representatives and Affiliates (the “Seller Representative Parties”) and to hold the Seller Representative Parties harmless from and against and pay any and all losses or expenses incurred by the Seller Representative and arising out of or in connection with (i) the duties as Seller Representative, including the reasonable costs and expenses incurred by the Seller Representative in defending against any claim or liability in connection with this Agreement or any Ancillary Agreement or any other agreement, instrument or document in connection with the transactions contemplated hereby or thereby, (ii) the material breach by such Seller of its obligations, agreements or covenants required by this Agreement; provided, that (i) the Apollo Sellers shall, solely as between themselves and the other Sellers that are not Reverence Sellers, be jointly and severally liable for such material breaches by any Seller other than a Reverence Seller, with respect to which no Reverence Seller shall have any liability, and (ii) the Reverence Sellers shall, solely as between themselves be jointly and severally liable for such material breaches that relate to any Reverence Seller, with respect to which no other Seller shall have any liability.

(e) Parent and Merger Sub shall be entitled to rely (without investigation) on and have no liability to any Seller or any other Person for, any action taken by the Seller Representative as being taken by the Seller Representative for it and on behalf of each of the Sellers, and fully authorized by each Seller. Each Seller hereby agrees that for any Actions arising under this Agreement or any other agreement entered into in connection with this Agreement, such Seller may be served legal process by registered mail to the address set forth in Section 10.4 for the Seller Representative and that service in such manner shall be adequate, and such Seller shall not assert any defense or claim that service in such manner was not adequate or sufficient in any court in any jurisdiction.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Company, the Sellers, the Seller Representative, Merger Sub and Parent have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HILTON GRAND VACATIONS INC.

By:	/s/ Mark D. Wang
Name: Mark D. Wang
Title: President & Chief Executive Officer

HILTON GRAND VACATIONS BORROWER LLC

By:	/s/ Charles R. Corbin
Name: Charles R. Corbin
Title: Executive Vice President & Secretary

[Signature Page to Agreement and Plan of Merger]

DAKOTA HOLDINGS, INC.
in its capacity as the Seller Representative

By:	Apollo Advisors VIII, L.P., its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

AP VIII DAKOTA HOLDINGS, L.P.,
in its capacity as the Seller Representative

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

AP DAKOTA CO-INVEST, L.P.

By:	AP Dakota Co-Invest GP, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

REVERENCE CAPITAL PARTNERS
OPPORTUNITIES FUND I, L.P.

By:	/s/ Milton Berlinski
Name: Milton Berlinski
Title: Managing Partner

REVERENCE CAPITAL PARTNERS
OPPORTUNITIES FUND I (AI), L.P.

By:	/s/ Milton Berlinski
Name: Milton Berlinski
Title: Managing Partner

REVERENCE CAPITAL PARTNERS
OPPORTUNITIES FUND I (CAYMAN), L.P.

By:	/s/ Milton Berlinski
Name: Milton Berlinski
Title: Managing Partner

[Signature Page to Agreement and Plan of Merger]

RCP I (CAYMAN) LOWER-TIER B LP

By:	/s/ Milton Berlinski
Name: Milton Berlinski
Title: Managing Partner

RCP DAKOTA CO-INVEST, L.P.

By:	/s/ Milton Berlinski
Name: Milton Berlinski
Title: Managing Partner

RCP DAKOTA CO-INVEST LOWER-TIER B LP

By:	/s/ Milton Berlinski
Name: Milton Berlinski
Title: Managing Partner

[Signature Page to Agreement and Plan of Merger]

ERIC ASSAM, by such person’s duly authorized attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

RHETT BOLLING, by such person’s duly authorized
attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

CHRIS BROCK, by such person’s duly authorized attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

ADAM BUDGOR, by such person’s duly authorized
attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

MICHAEL FLASKEY, by such person’s duly authorized attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

KEITH HOLMES, by such person’s duly authorized
attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

NIZAR JABARA, by such person’s duly authorized
attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

LILLIAN LUU, by such person’s duly authorized attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

KEVIN PEREIRA, by such person’s duly authorized
attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

KENNETH SIEGEL, by such person’s duly authorized attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

JASON TOSTE, by such person’s duly authorized attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

AL WEISS, by such person’s duly authorized attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

BRIAN GARAVUSO, by such person’s duly authorized attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

TONY WALKER, by such person’s duly authorized
attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

STEVI WARA, by such person’s duly authorized attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

MARIA KALBER, by such person’s duly authorized
attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

JASON COHEN, by such person’s duly authorized attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

DAVID DOYLE, by such person’s duly authorized attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

DFRB INVESTORS LLC, by such person’s duly authorized attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

2014 ELI J. FONSECA TRUST, by such person’s duly authorized attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

2014 ISABELLA H. FONSECA TRUST, by such person’s duly authorized attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

2014 SOPHIA E. FONSECA TRUST, by such person’s duly authorized attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

WILLIAM MCCOY, by such person’s duly authorized attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

VLADIMIR ANOKIN, by such person’s duly authorized attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

KATHIE PRINCE, by such person’s duly authorized
attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

JOHN COPPOLELLA, by such person’s duly authorized attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

SHANNON CUMMINGS, by such person’s duly authorized attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

THAD GREGORY, by such person’s duly authorized
attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

BRIAN KOCH, by such person’s duly authorized attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

ROBERT KRAWCZYK, by such person’s duly authorized attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

DAVID LAGASSA, by such person’s duly authorized attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

JIM MIKOLAICHIK, by such person’s duly authorized attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

PETE MITCHELL, by such person’s duly authorized
attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

MARK NUZZO, by such person’s duly authorized
attorney-in-fact, AP VIII DAKOTA HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

REVERENCE CAPITAL PARTNERS
OPPORTUNITIES FUND I, L.P.

By:	/s/ Milton Berlinski
Name: Milton Berlinski
Title: Managing Partner

REVERENCE CAPITAL PARTNERS
OPPORTUNITIES FUND I (AI), L.P.

By:	/s/ Milton Berlinski
Name: Milton Berlinski
Title: Managing Partner

REVERENCE CAPITAL PARTNERS
OPPORTUNITIES FUND I (CAYMAN), L.P.

By:	/s/ Milton Berlinski
Name: Milton Berlinski
Title: Managing Partner

RCP I (CAYMAN) LOWER-TIER B LP

By:	/s/ Milton Berlinski
Name: Milton Berlinski
Title: Managing Partner

RCP DAKOTA CO-INVEST, L.P.

By:	/s/ Milton Berlinski
Name: Milton Berlinski
Title: Managing Partner

[Signature Page to Agreement and Plan of Merger]

Exhibit B

Stockholders Agreement

See attached.

Final Form

STOCKHOLDERS AGREEMENT

DATED AS OF [                    ], 2021

STOCKHOLDERS AGREEMENT

This Stockholders Agreement, dated as of [                    ], 2021, is entered into by and among Hilton Grand Vacations Inc., a Delaware corporation (the “Company”), AP VIII Dakota Holdings, L.P., a Delaware limited partnership, and AP Dakota Co-Invest, L.P., a Delaware limited partnership (collectively, “Apollo”), and for the purposes of Sections 7.2 and 7.3 hereof, Hilton Worldwide Holdings Inc. (“Hilton”).

BACKGROUND:

WHEREAS, Apollo Beneficially Owns (as defined below) [●]% of the outstanding shares of common stock of Dakota Holdings, Inc., a Delaware corporation (“Dakota”), which indirectly wholly owns Diamond Resorts International, Inc. a Delaware corporation (“Diamond”);

WHEREAS, the Company, Diamond and the Sellers party thereto have entered into the Merger Agreement (as defined below) pursuant to which, among other things, Dakota would merge with and into Hilton Grand Vacations Borrower LLC, a Delaware limited liability company (“HGV Borrower”), and in connection with such merger and other related transactions, Apollo would receive such number of shares of Common Stock (as defined below) as set forth in the Merger Agreement, subject to the terms and conditions set forth therein;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, and as a condition to the consummation of the Merger, the Company and Apollo are entering into this Agreement (as defined below) to set forth certain understandings among such parties, including with respect to certain governance matters;

WHEREAS, the Company and Apollo intend the rights and obligations set forth herein to become automatically effective upon the Effective Time (as defined below); and

WHEREAS, the Company and Hilton are parties to a License Agreement dated as of January 2, 2017 pursuant to which the Company is granted, inter alia, certain rights to use trademarks, content, software and data of Hilton as well as certain marketing rights, and pursuant to which the consummation of the transactions contemplated by the Merger Agreement requires Hilton’s consent.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“5% Stockholder” means, in connection with a proposed Transfer of Equity Securities of the Company, any Person or Group that has already filed and still has in effect, a Statement of Beneficial Ownership Report on Schedule 13D or Schedule 13G with the SEC which reports such Person’s or Group’s Beneficial Ownership of five percent (5%) or more of the total outstanding Common Stock at the time of such proposed Transfer (other than any investment company or mutual fund that has filed, or has a current obligation to file, a report on Schedule 13G (and not Schedule 13D) with respect to its ownership of shares of capital stock of the Company). The initial list of 5% Stockholders as of the date of this Agreement is set forth on Schedule 1.1, and the Company shall have the opportunity to update and amend such list by written notice on a quarterly basis and within the first twenty four (24) hours following the Company’s receipt of an Apollo Transfer Notice, in each case acting reasonably and in good faith, to add or remove, as applicable, any Person who at such time has become or ceases to be, as applicable, a 5% Stockholder.

“Activist Stockholder” means any Person who (i) has filed a Schedule 13D with respect to the Company within eighteen (18) months of any proposed Transfer or any investment vehicle, fund or account advised by such a Person or (ii) is reasonably known to have publicly engaged in activist campaigns in the three (3) years prior to the date of any such proposed Transfer, including by publicly stating an intention to or actually attempting to (pursuant to proxy solicitation, tender or exchange offer or other public means) (x) obtain a seat on the board of directors of a company, (y) run a “vote no” campaign or (z) cause a sale, spin-off or other corporate transaction, in each case to the extent set forth on Schedule 1.1 hereto, which schedule (a) shall be amended by the Company on a calendar quarterly basis and (b) may be amended by the Company within the first twenty four (24) hours following the Company’s receipt of an Apollo Transfer Notice, in each case acting reasonably and in good faith, to add or remove, as applicable, any Person who at such time satisfies or ceases to satisfy, as applicable, the foregoing criteria.

“Adverse Disclosure” means public disclosure of material, non-public information that, in the Board’s good faith judgment, after consultation with outside counsel to the Company, (a) would be required to be made in any Registration Statement or report filed with the SEC by the Company so that such Registration Statement or report would not be materially misleading and such material, non-public information would not be required to be made at such time but for the filing of such Registration Statement or report, and (b) the Company has a bona fide business purpose for not disclosing publicly.

“Advice” has the meaning set forth in Section 5.4(b).

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Apollo” has the meaning set forth in the Preamble.

“Apollo Closing Shares” means shares of Common Stock acquired by the Apollo Entities pursuant to the Merger on the Closing Date.

“Apollo Designee” has the meaning set forth in Section 2.1(d).

“Apollo Designee Step-Up Right” has the meaning set forth in Section 2.1(b).

“Apollo Entities” means Apollo and each of its respective Controlled Affiliates.

“Apollo Party” or “Apollo Parties” means Apollo and each Permitted Transferee that becomes a party to this Agreement by executing a joinder agreement substantially in the form attached as Exhibit A to this Agreement.

“Apollo Transfer Notice” has the meaning set forth in Section 4.1(e).

“Audit Committee” means the audit committee of the Board, or another committee of the Board performing the function of overseeing audit, financial reporting, and similar matters that an audit committee of a public company that is listed on the Exchange customarily oversees.

“Audit Committee Requirement” means, with respect to any Apollo Designee who serves as a Director, (i) any and all eligibility requirements (including “independence” requirements) for membership on the Audit

Committee as mandated by applicable Law, the rules of the Exchange, and the charter of the Audit Committee, including, without limitation, the “financial literacy” requirement set forth in NYSE Listed Company Manual Section 303A.07(a), and (ii) the Board or the Nominating and Corporate Governance Committee has conclusively determined such person to qualify as an “independent” Director in accordance with the conditions set forth pursuant to (i) above and any guidelines applicable to all Directors, as determined in good faith by the Board or the Nominating and Corporate Governance Committee.

“Beneficially Own” (including its correlative meanings, “Beneficial Owner” and “Beneficial Ownership”) has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Board Stepdown” has the meaning set forth in Section 2.1(c).

“Business Day” means a day other than a Saturday, Sunday, holiday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” means the date on which the Closing occurs.

“Committee” means any or all of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and any other committee of the Board.

“Common Stock” means the shares of common stock, $0.01 par value per share, of the Company, and any other capital stock of the Company into which such common stock is reclassified or reconstituted and any other common stock of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Governing Documents” has the meaning set forth in Section 4.4.

“Compensation Committee” means the compensation committee of the Board, or another committee performing the functions of overseeing executive compensation and related matters that a compensation committee of a public company that is listed on the Exchange customarily oversees.

“Control” (including its correlative meanings, “Controlled” and “Controlled by”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Controlled Affiliate” means, with respect to Apollo, any entity that is Controlled by Apollo Global Management, Inc., including any of its direct and indirect Subsidiaries.

“Demand Party” has the meaning set forth in Section 5.2(a).

“Demand Suspension” has the meaning set forth in Section 5.2(a).

“Designee Qualifications” has the meaning set forth in Section 2.2.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Diamond” has the meaning set forth in the Recitals.

“Director” means any director of the Company.

“Director Confidentiality and Non-Use Agreement” means a Confidentiality and Non-Use Agreement, substantially in the form attached as Exhibit B to this Agreement, which the Company will require each Director that is not an employee of the Company to execute as a condition to such Director’s election or nomination for election and any subsequent nomination for re-election as a Director.

“Effective Date” means the Closing Date.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Equity Securities” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, and any and all equivalent or analogous ownership (or profit) or voting interests in any Person that is not a corporation, (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Exchange” shall mean the New York Stock Exchange or any other exchange on which the Common Stock is listed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder.

“HGV Borrower” has the meaning set forth in the Recitals.

“Hilton” has the meaning set forth in the Preamble.

“Identified Person(s)” has the meaning set forth in Section 4.5(b).

“Indemnified Parties” has the meaning set forth in Section 5.5(a).

“Issuance Notice” has the meaning set forth in Section 4.2(a).

“Issuer Agreement” has the meaning set forth in Section 7.17.

“Law” means any statute, law (including common law), regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Limited Guarantee” means that certain Limited Guarantee, dated as of even date herewith, substantially in the form attached as Exhibit F to this Agreement.

“Market Price” means, as of any date, the last reported trading price of the Common Stock as of the end of regular trading hours on the Exchange on such date or, if the Common Stock is not listed on an Exchange, the fair market value per share of the Common Stock as determined in good faith by the Board as of such date.

“Merger Agreement” means that certain Merger Agreement, dated as of March 10, 2021, among the Company, HGV Borrower, Diamond, the Apollo Parties and the Seller Parties.

“New Issuance” has the meaning set forth in Section 4.2(a).

“New Issuance Closing” has the meaning set forth in Section 4.2(c).

“New Securities” means (a) any shares of Common Stock, other than any shares of Common Stock that are: (i) issued to employees, officers or directors of, or consultants to, the Company or any of its Affiliates pursuant to any plan or arrangement approved by the Board (or a duly authorized committee thereof); (ii) issued as consideration to the seller(s) for the acquisition by the Company (or any of its Affiliates) of any business, assets or property of any third party, by merger, sale of assets, sale of stock or otherwise; (iii) issued upon conversion or exercise of convertible securities, options, warrants or other similar securities; or (iv) securities distributed or set aside ratably to all holders of Common Stock on a per share equivalent basis, or (b) any preferred or debt securities that are convertible into or exchangeable for shares of Common Stock other than those issued as a dividend to holders of shares of Common Stock pursuant to a stockholder or shareholder rights plan, commonly referred to as “poison pill” (“Rights Plan”).

“Nominating and Corporate Governance Committee” means the nominating and corporate governance committee of the Board, or another committee performing the functions of nominating or selecting Persons for election or appointment to the Board.

“Per Security Offering Price” has the meaning set forth in Section 4.2(a).

“Permitted Loan” has the meaning set forth in Section 4.1(b)(iii).

“Permitted Transfer” has the meaning set forth in Section 4.1(b).

“Permitted Transferee” has the meaning set forth in Section 4.1(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a cooperative, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Private Placement” has the meaning set forth in Section 4.2(a).

“Pro Rata Portion” has the meaning set forth in Section 4.2(a).

“Public Offering” means a public offering of equity securities of the Company or any successor thereto or any Subsidiary of the Company pursuant to a registration statement declared effective under the Securities Act.

“Registrable Securities” means all Apollo Closing Shares and any securities into which such shares of Common Stock may be converted or exchanged pursuant to any merger, consolidation, sale of all or any part of its assets, corporate conversion or other extraordinary transaction of the Company. As to any Registrable Securities, such securities will cease to be Registrable Securities when: (a) a registration statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement; (b) such Registrable Securities shall have been sold pursuant to Rule 144

(or any similar provision then in effect) under the Securities Act; (c) such Registrable Securities may be sold pursuant to Rule 144 (or any similar provision then in effect) without limitation thereunder on volume or manner of sale, unless such Registrable Securities are held by a holder that beneficially owns 5% or more of the then outstanding shares of Common Stock; or (d) such Registrable Securities cease to be outstanding.

“Registration Expenses” means any and all reasonable and documented out-of-pocket expenses incurred by the Company in connection with the Company’s performance of or compliance with the provisions of Article V (Registration Rights), including (to the extent in connection therewith):

(a)

all SEC, stock exchange, or FINRA registration and filing fees (including, if applicable, the fees and expenses of any “qualified independent underwriter,” as such term is defined in Rule 5121 of FINRA, and of its counsel);

(b)	all fees and expenses of complying with securities or blue sky Laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications);

(c)	all printing, messenger and delivery expenses;

(d)	all fees and expenses incurred in connection with the listing of any securities on any securities exchange and all rating agency fees;

(e)

the reasonable and documented fees and disbursements of outside counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance;

(f)

any reasonable and documented fees and disbursements of underwriters customarily paid by the issuers of securities, including liability insurance if the underwriters so require and the reasonable and documented fees and expenses of any special experts retained by the Company if the underwriters so require in connection with the requested registration;

(g)

the reasonable and documented out-of-pocket costs and expenses of the Company relating to analyst and investor presentations or any “road show” undertaken in connection with the registration and/or marketing of the Registrable Securities; and

(h)	any other reasonable and documented out-of-pocket fees and disbursements customarily paid by the issuers of securities.

“Related Party” or “Related Parties” has the meaning set forth in Section 7.16.

“Restricted Entities” means (i) timeshare or vacation ownership companies engaged in the business of marketing, selling or financing vacation ownership interests or timeshare intervals or managing or operating timeshare resorts that, in each case, compete with the Company and are listed on Exhibit C to this Agreement or (ii) hotel companies principally engaged in the business of owning, operating, managing, franchising or branding hotel and lodging properties, internet travel intermediaries and peer to peer inventory or home sharing providers that, in each case, compete with Hilton and are listed on Exhibit D to this Agreement; provided, that the Company or Hilton, as applicable, shall have the opportunity to update and amend such lists by written notice on a calendar quarterly basis and otherwise within the first twenty four (24) hours following the Company’s receipt of an Apollo Transfer Notice, in each case acting reasonably and in good faith, to add or remove, as applicable, any Person who at such time has become or ceases to be, as applicable, a Restricted Entity.

“Restricted Period” means the period commencing on the Closing Date until and including the 180th day after the Closing Date.

“Restricted Persons” means (i) any Restricted Entity, (ii) any 5% Stockholder and (iii) any Activist Stockholder.

“Reverence Persons” means, collectively, [RCP Dakota Co-Invest, L.P., a Cayman Islands exempted limited partnership, Reverence Capital Partners Opportunities Fund I, L.P., a Delaware limited partnership, Reverence Capital Partners Opportunities Fund I (Cayman), L.P., a Cayman Islands exempted limited partnership, Reverence Capital Partners Opportunities Fund I (AI), L.P., a Delaware limited partnership, RCP I (Cayman) Lower-Tier B LP, a Cayman Islands exempted limited partnership, and RCP Dakota Co-Invest Lower-Tier B LP, a Cayman Islands exempted limited partnership].1

“Routine Matters” means the election of directors, the approval (on a non-binding basis) of the compensation of the Company’s named executive officers, the ratification of the appointment of the Company’s independent auditors, and an amendment to the Company’s 2017 Omnibus Incentive Plan, as amended, and/or the adoption of a new or replacement equity compensation plan.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Sell-Down Level” has the meaning set forth in Section 4.3(d).

“Sell-Down Level Ownership Percentage” means the percentage that is derived by dividing the Sell-Down Level by the total number of shares of Common Stock outstanding (as disclosed in the most recent SEC filing of the Company at the time of each applicable Sell-Down Level event specified in Section 4.3(d)).

“Seller Parties” means, collectively, the Reverence Persons and each other Person set forth on Schedule 7.2.

“Selling Holder” has the meaning set forth in Section 5.5(a).

“Standstill Removal Date” means the later of the date on which (i) Apollo ceases to Beneficially Own at least five percent (5%) of the outstanding shares of Common Stock, and (ii) Apollo’s right to designate at least one Apollo Designee pursuant to Section 2.1 terminates.

“Stock Acquisition” means any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) by the Company of any entity or assets pursuant to which the Company issues shares of Common Stock or securities that are convertible into or exchangeable for shares of Common Stock as consideration to the seller(s).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to own, Control or have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing director or member, or general partner, of such limited liability company, partnership, association or other business entity.

[1]	To be updated as necessary to reflect the pre-closing reorganization of certain Reverence Persons in accordance with Section 6.19(k) of the Merger Agreement.

“Total Number of Directors” means the total number of authorized Directors comprising the entire Board.

“Transfer” (including its correlative meaning, “Transferred”) shall mean, with respect to any Equity Security, directly or indirectly, by operation of Law, contract or otherwise, (i) to sell, contract to sell, give, assign, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such Equity Security, in whole or in part, (ii) to engage in any hedging, swap, forward contract or other transaction that is designed to or which reasonably could be expected to lead to or result in a transfer or other disposition of Beneficial Ownership of, or pecuniary interest in, or the economic consequences of having Beneficial Ownership of, such Equity Security, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Equity Security, or (iii) to enter into a short sale of, or trade in, such Equity Security, or enter into any transaction with respect to derivative securities representing the right to vote or economic benefits of, such Equity Security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“Voting Securities” means shares of Common Stock and any other securities of the Company entitled to vote generally in the election of Directors.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (d) the word “including” and words of similar import when used in this Agreement mean “including, without limitation,” unless otherwise specified, (e) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”, (f) references to “day” means a calendar day unless otherwise indicated as a “Business Day”, and (g) references to “$” means U.S. dollars, the lawful currency of the United States of America. Section references are to this Agreement unless otherwise specified and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day.

ARTICLE II

CORPORATE GOVERNANCE MATTERS

2.1 Composition of the Board.

(a) From and after the Effective Date, subject to the terms and conditions of this Article II, Apollo shall have the right (but not the obligation) to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, two (2) individuals who meet the Designee Qualifications to serve as Directors; provided, that as long as the Apollo Parties, in the aggregate, Beneficially Own at least [                ]2 of the Apollo Closing Shares, if the Total Number of Directors is eleven (11) or more, then Apollo shall be entitled to designate one (1) additional individual who meets the Designee Qualifications for each three (3) Directors in excess of nine (9) Directors. The Company hereby acknowledges and agrees that each of the individuals set forth on Schedule 2.1(a) meets the Designation Qualifications to serve

[2]	Equal to 20% of the outstanding shares of Common Stock immediately after the Closing after giving effect to the stock issuance at Closing.

as a Director (the “Pre-Qualified Apollo Designees”) as of the date of this Agreement and, subject to confirmation from each Pre-Qualified Apollo Designee that each such Person continues to meet the Designee Qualifications at such time, immediately prior to any such person being designated to serve as a Director, as of the Effective Time.

(b) For the avoidance of doubt, if the Total Number of Directors is increased and such increase correspondingly results in increase in the number of Directors that Apollo is entitled to designate in accordance to Section 2.1(a) and then subsequently reduced, the number of individuals that Apollo is entitled to designate pursuant to Section 2.1(a) shall be automatically reduced to the number of individuals that Apollo would otherwise be entitled to designate pursuant to Section 2.1(a); provided, that, if the Total Number of Directors is thereafter increased again, the number of designees shall increase in accordance with Section 2.1(a). The foregoing right of Apollo to designate additional Apollo Designees in the event the Total Number of Directors increases in accordance Section 2.1(a) is referred to as the “Apollo Designee Step-Up Right.” For the avoidance of any doubt, the Apollo Designee Step-Up Right shall terminate immediately when Apollo no longer Beneficially Owns at least [            ] of the Apollo Closing Shares.3

(c) Notwithstanding the foregoing provisions of Section 2.1(a), the number of individuals that Apollo is entitled to designate to serve as Directors pursuant to Section 2.1 shall be reduced to: (i) one (1) director if, at any time, Apollo Parties, in the aggregate, Beneficially Own at least [            ] of the Apollo Closing Shares but less than [            ] of the Apollo Closing Shares4; and (ii) no Directors if, at any time, the Apollo Parties, in the aggregate, Beneficially Own less than [            ] of the Apollo Closing Shares5. Any step-down reductions in the number of individuals that Apollo is entitled to designate to serve as Directors pursuant to the immediately preceding sentence or Section 2.1(b) is referred to in either case hereinafter as the “Board Stepdown.”

(d) If at any time Apollo has designated fewer than the total number of individuals that Apollo is then entitled to designate pursuant to Section 2.1(a), Apollo shall have the right (but not the obligation) to designate such number of additional individuals who meet the Designee Qualifications that Apollo is entitled to designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy or newly created directorships on the Board shall include such designees, and the Company shall use its best efforts to effect the election of such additional designees, whether by increasing the size of the Board, causing the election of such additional designees to fill any vacancies, or otherwise. Each such individual whom Apollo shall actually designate pursuant to this Section 2.1 and who qualifies to serve and is thereafter elected as a Director shall be referred to herein as an “Apollo Designee”.

(e) Subject to the terms of this Section 2.1 and Section 2.5, Apollo shall have the exclusive right to remove, whether with or without cause, any Apollo Designee at any time; provided, that Apollo shall provide at least five (5) Business Days’ notice of any such removal, which notice shall include the reason for removal and any other information required to be disclosed pursuant to Item 5.02 of Form 8-K. Subject to the provisions of this Article II, including the qualification provisions in Section 2.3, Apollo shall also have the right to replace any Apollo Designee. In the event that a vacancy is created at any time by the death, disability, retirement, removal or resignation of any Apollo Designee, except in the case of vacancy resulting from, or related to, the Board Stepdown, any individual nominated or appointed by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and the Company shall use its reasonable best efforts to cause such vacancy to be filled by, a new designee of Apollo who meets the Designee Qualifications, and the Company and the Board shall take, to the fullest extent permitted by Law, at any time and from time to time, all actions necessary to accomplish the same as soon as possible following such designation.

[3]	See immediately preceding note.
[4]	Equal to 10% and 15%, respectively, of the outstanding shares of Common Stock immediately after the Closing after giving effect the stock issuance at Closing.
[5]	Equal to 10% of the outstanding shares of Common Stock immediately after Closing after giving effect the stock issuance at Closing.

(f) After receipt of written notice of designations from Apollo pursuant to this Section 2.1, the Company and the Board shall take all action necessary to cause each individual designated by Apollo who meets the Designee Qualifications to be appointed to the Board after the Effective Date; provided, that if Apollo provides written notice of such designations after mailing of the Company’s proxy statement relating to its next annual meeting of stockholders occurring after the Effective Date, but prior to such annual meeting, such appointment shall occur immediately after such annual meeting.

(g) For any designation pursuant to this Section 2.1 that occurs after the Effective Date in connection with an election of Directors by the stockholders of the Company, Apollo shall identify its designee or designees by written notice to the Company no less than ninety (90) days prior to the date of the meeting of stockholders of the Company to be called for the purpose of electing Directors. So long as an individual designated by Apollo pursuant to this Section 2.1 meets, and continues to meet at each time of re-election, the Designee Qualifications, the Company shall, to the fullest extent permitted by Law, include such individual in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing Directors, and use its reasonable best efforts to cause the election of such individual to the Board, including nominating such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof.

(h) The Company shall at all times provide each Apollo Designee (in his or her capacity as a member of the Board) with the same rights to indemnification and exculpation that it provides to other Directors. In addition, in his or her capacity as a member of the Board or any applicable Committee on which he or she formally serves as a member, such Apollo Designee shall be entitled to receive (i) any and all applicable Director and Committee fees and compensation that are payable to the Company’s non-management Directors as part of the Company’s director compensation plan, and (ii) reimbursement of all reasonable, documented out-of-pocket expenses that he or she incurs in connection with performing Board and any applicable Committee duties consistent with the Company’s expense reimbursement policy applicable to non-management Directors.

(i) The Apollo Designees may be Affiliates of Apollo or non-Affiliates of Apollo, or any combination thereof.

2.2 Qualification of Apollo Designee.

(a) Each Apollo Designee shall, at the time of his or her nomination or appointment as a Director and at all times thereafter until such individual ceases to serve as a Director:

(i) meet and comply with any and all policies, procedures, processes, codes, rules, standards and guidelines of the Company applicable to all non-employee Board members, including the Company’s code of business conduct and ethics, securities trading policies and corporate governance guidelines;

(ii) not be involved in any of the events enumerated in Item 2(d) or Item 2(e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act;

(iii) not be subject to any order, decree or judgment of any Governmental Authority prohibiting service as a director of any public company; and

(iv) not be an employee, officer, or director of, or consultant to, or be receiving any compensation or benefits from, any Restricted Entity (unless otherwise agreed to by the Nominating and Corporate Governance Committee).

(b) As a condition to each Apollo Designee’s election or nomination for election and any subsequent nomination for election as a Director, such Apollo Designee shall have executed and delivered to the Company a Director Confidentiality and Non-Use Agreement.

(c) Other than with respect to the initial appointment of two (2) Apollo Designees from the list of the Pre-Qualified Apollo Nominees at the Effective Time, each Apollo Designee, as a condition to his or her initial appointment or election to the Board and any re-nomination for election to the Board, must be willing to be interviewed by the Nominating and Corporate Governance Committee on the same basis as any other new or returning, as applicable, candidate for appointment or election to the Board and must be reasonably satisfactory to the Nominating and Corporate Governance Committee acting in good faith. Apollo, in its capacity as a stockholder of the Company, on behalf of itself and other Apollo Parties, and each Apollo Designee, shall deliver such questionnaires and otherwise provide such information as are reasonably requested by the Company in connection with assessing qualification, independence and other criteria applicable to Directors, or required to be provided by directors, candidates for director, and their Affiliates and representatives for inclusion in a proxy statement or other filing required by applicable Law and the rules of the Exchange, in each case to the same extent requested or required of other candidates for appointment or election to the Board. The requirements set forth in this Section 2.2(c) shall also apply to any Apollo Designee who is designated to serve as a member of the Audit Committee in accordance with Section 2.3 and may include such additional questionnaires and information as are required or reasonably requested of each other candidate for appointment or election to the Audit Committee in connection with assessing the Audit Committee Requirement and such other qualification, independence and other criteria applicable to members of the Audit Committee, or required to be provided by directors, candidates for director, and their Affiliates and representatives to assist in the determination of their qualification to serve on audit committees of public companies that are listed on the Exchange.

The requirements set forth in this Section 2.2 are referred to, collectively, as the “Designee Qualifications”.

2.3 Audit Committee Membership; Observation Rights.

(a) Apollo shall be entitled, but not obligated, to designate one Apollo Designee serving as a Director on the Board to serve as a member of the Audit Committee, subject to such Apollo Designee meeting the Audit Committee Requirement, as a full member with the same voting and other privileges as other members of the Committee.

(b) Until Apollo either no longer has any rights under Section 2.1 to designate any Apollo Designee to serve on the Board or Apollo irrevocably waives any such rights in writing, the Company shall not amend the certificate of incorporation, bylaws or any other organizational documents of the Company, or the charter or other governing documents of any Committee of the Board, in any manner that disproportionately and adversely affects the right of any Apollo Designee to be a member of the Audit Committee relative to any other member or prospective member of the Audit Committee (except to the extent otherwise required by Law or the rules of the Exchange).

(c) Apollo Designees may attend, on a non-voting basis, any meetings of the Audit Committee (except with respect to an Apollo Designee who is a member thereof pursuant to Section 2.2(a)), the Compensation Committee, the Nominating and Corporate Governance Committee and any other Committee strictly as an observer, except when such attendance would reasonably be expected to present an actual or likely conflict of interest for Apollo Designees in the good faith opinion of the applicable Committee.

2.4 Service on Specified Boards. Apollo shall not designate any individual pursuant to Section 2.1 who, at the time of such designation, is a member or has been nominated to serve as a member of the board of directors or similar governing body of any Restricted Person. If an Apollo Designee becomes a member of the board of directors or similar governing body of any Restricted Person, Apollo shall use its reasonable best efforts to cause such Apollo Designee to promptly tender to the Board his or her resignation as a Director. In the event any Apollo Designee is to promptly tender to the Board his or her resignation as a Director, the Board shall be entitled to take all necessary steps to remove such Director promptly, without prejudice to Apollo’s Board designation right pursuant to Section 2.1.

2.5 Resignations.

(a) Notwithstanding anything to the contrary in this Agreement, if, at any time, the Apollo Parties, in the aggregate, Beneficially Own (i) less than [            ] of the Apollo Closing Shares, but greater than [            ] of the Apollo Closing Shares, Apollo shall immediately use its reasonable best efforts to cause all Apollo Designees but one to promptly tender his, her or their resignation from the Board and any applicable Committee such that there is only one Apollo Designee serving on the Board, and (ii) less than [            ] of the Apollo Closing Shares, Apollo shall immediately use its reasonable best efforts to cause all Apollo Designees to promptly tender his, her or their resignation from the Board and any applicable Committee such that there is no Apollo Designee serving on the Board.

(b) In the event that the number of designees that Apollo is entitled to appoint as Directors pursuant to Section 2.1(a) is reduced and adjusted in accordance with Section 2.1(b), Apollo shall immediately use its reasonable best efforts to cause such excess number of Apollo Designees to promptly tender his, her or their resignation from the Board and any applicable Committee.

(c) If Apollo is required to use its reasonable best efforts to cause any Apollo Designee to tender his, her or their resignation from the Board and the relevant Apollo Designee does not promptly tender his, her or their resignation from the Board, such Apollo Designee shall not thereafter be entitled to participate as a member of the Board or any applicable Committee pursuant to this Agreement, and the Board shall be entitled to take all necessary actions to promptly remove such Apollo Designee from the Board and any applicable Committees.

2.6 Board Meetings. Notwithstanding anything to the contrary in the organizational documents of the Company or otherwise, the Company shall use its reasonable best efforts to provide written notice of each meeting of the Board or any Committee, whether regular or special, to each Apollo Designee at least one (1) Business Day prior to such meeting.

ARTICLE III

VOTING MATTERS

3.1 Voting on Routine Matters. At any annual or special meeting of stockholders of the Company (or if action is taken by written consent of stockholders of the Company in lieu of a meeting), the Apollo Parties shall vote, or cause to be voted (including, if applicable, by written consent), all Voting Securities Beneficially Owned by Apollo Entities in favor of the Board’s recommendation with respect to (i) a slate of directors recommended by the Board and (ii) all other Routine Matters.

3.2 Voting with respect to Other Matters. At any annual or special meeting of stockholders of the Company (or if action is taken by written consent of stockholders of the Company in lieu of a meeting), with respect to any matter other than those matters set forth in Section 3.1 above, the Apollo Parties shall be free to vote (including by written consent) at their sole discretion any and all Voting Securities Beneficially Owned up to [         ] ( %)6 (the “Maximum Voting Percentage”). In the event that the total aggregate voting power for all Equity Securities Beneficially Owned by the Apollo Entities exceeds the Maximum Voting Percentage, whether as a result of share repurchases or any other transaction causing a decrease to the total number of outstanding shares of Common Stock, then the Apollo Entities shall vote or cause to be voted (including, if applicable, by written consent), any Voting Securities Beneficially Owned by Apollo Entities in excess of the Maximum Voting Percentage pro rata with all other stockholders of the Company (other than the Apollo Entities) with respect to any matter other than those matters set forth in Section 3.1 above.

3.3 Quorum. At each meeting of stockholders of the Company, Apollo Entities shall cause all of the Voting Securities Beneficially Owned by Apollo Entities to be present in person or by proxy for quorum purposes.

[6]	To be equal to the initial Apollo ownership percentage derived from dividing (a) the Apollo Closing Shares by (b) the total number of shares of Common Stock outstanding as of the Effective Time.

ARTICLE IV

ADDITIONAL COVENANTS

4.1 Transfer Restrictions.

(a) During the Restricted Period, no Apollo Party shall Transfer any shares of Common Stock, other than pursuant to a Permitted Transfer.

(b) “Permitted Transfer” means:

(i) a Transfer to another Apollo Party or, upon prior written notice and subject to the execution of a joinder agreement as set forth in the proviso below, an Apollo Entity;

(ii) a Transfer that has previously been approved in writing by the Company in its sole discretion (subject also to compliance with Section 7.3); or

(iii) a Transfer in connection with (x) a total return swap; provided that written notice of any such total return swap, which shall include the number of shares of Common Stock underlying such total return swap, shall be provided to the Company, or (y) a bona fide loan or other financing arrangement, including pledging, hypothecating or otherwise granting a security interest in any shares of Common Stock or securities convertible into or exchangeable for Common Stock to one or more lending institutions as collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such shares of Common Stock or such securities, so long as, in each case, the counterparty to any such transaction is not a Restricted Person (each, a “Permitted Loan”), in each case of the foregoing clauses (x) and (y), with a counterparty that is one or more nationally recognized financial institutions reasonably acceptable to the Company (it being agreed that each of the institutions set forth on Exhibit G shall be considered a financial institution reasonably acceptable to the Company);

provided, that any transferee who receives shares of Common Stock pursuant to a Permitted Transfer in accordance with clause (i) or (ii) above during the Restricted Period or any Apollo Entity who receives shares of Common Stock pursuant to a Permitted Transfer in accordance with clause (i) above at any time while this Agreement remains in effect (each, a “Permitted Transferee”) must execute a joinder agreement substantially in the form of Exhibit A hereto and agree to be bound by the terms of this Agreement as if they were an original party (in the capacity of an Apollo Party) hereto. For the avoidance of doubt, any Permitted Transfer pursuant to Section 4.1(b)(iii)(x) shall be deemed to be a Transfer of shares of Common Stock underlying any such total return swap, and the Apollo Party transferor shall no longer be considered to Beneficially Own such shares of Common Stock for purposes of determining the Apollo Entities’ Beneficial Ownership of Apollo Closing Shares under this Agreement.

(c) Following the Restricted Period and prior to the Standstill Removal Date, the Apollo Parties shall only Transfer shares of Common Stock (i) in any Permitted Transfer and (ii) otherwise so long as: (A) the Transfer shall be in compliance with the volume and manner of sale requirements of subsections (e) and (f) of Rule 144 of the Securities Act (and any other applicable requirements of Rule 144); (B) the transferee is not a Restricted Person and the Transfer is of less than 5% of the total number of outstanding shares of Common Stock to any Person or Group; or (C) if the Transfer is pursuant to an underwritten public offering or a block trade, the Apollo Parties shall have instructed the managing underwriter(s) or broker(s) (x) not to Transfer any shares of Common Stock to any Restricted Person, and (y) not to Transfer 5% or more of the total number of outstanding shares of Common Stock to any Person or Group. For purposes of this Section 4.1(c), the total number of shares of Common Stock outstanding at any time shall be the number specified in the most recent SEC filing of the Company disclosing the total number of shares of Common Stock outstanding.

(d) Any Transfer or attempted Transfer of Equity Securities of the Company in violation of this Section 4.1 shall, to the fullest extent permitted by applicable Law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the books of the Company.

(e) Prior to any proposed Transfer by an Apollo Party contemplated by Section 4.1(b)(ii), Apollo shall provide an Apollo Transfer Notice to the Company in writing at least two (2) days prior to such proposed Transfer (provided, that, if such Apollo Transfer Notice is provided by 9:00 am ET on a Friday that is a Business Day, then such Apollo Transfer Notice may be provided, and proposed Transfer may be consummated after 4:00 pm ET, on such same Business Day, subject to the consent requirements of Section 4.1(b)(ii)). During such notice period, Apollo agrees to negotiate in good faith with the Company in the event the Company elects to offer to purchase all or any portion of shares of Common Stock that Apollo proposes to Transfer. For the purposes of this Section 4.1(e), “Apollo Transfer Notice” shall include the proposed number of shares of Common Stock to be Transferred by Apollo in connection with such notice, (ii) the identity or identities of the prospective purchasers, if known, and the proposed manner of sale, (iii) the purchase price per share of Common Stock offered by such prospective purchasers, or the purchase price proposed by the applicable Apollo Entity, as applicable, and (iv) the proposed Transfer date. Nothing in this Section 4.1(e) shall limit or modify the consent requirements of Section 4.1(b)(ii).

(f) Any certificates for shares of Common Stock held by an Apollo Party as of the Effective Date shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to shares maintained in the form of book entries) referencing restrictions on transfer of such shares under the Securities Act and under this Agreement which legend shall state in substance:

THESE SECURITIES AND THE SECURITIES ISSUABLE UPON THE EXCHANGE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING TO SUCH SECURITIES UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.

THESE SECURITIES ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN THE STOCKHOLDER AGREEMENT, DATED AS OF [                    ], 2021, BETWEEN HILTON GRAND VACATIONS INC., AP VIII DAKOTA HOLDINGS, L.P., AND AP DAKOTA CO-INVEST, L.P., AS IT MAY BE AMENDED, SUPPLEMENTED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF HILTON GRAND VACATIONS INC.

Notwithstanding the foregoing, upon the request of the applicable Apollo Party, (i) in connection with any Transfer of Common Stock Transferred in accordance with the terms of this Agreement, the Company shall promptly cause the second paragraph of the legend (or notation) to be removed upon such Transfer if such restrictions would not be applicable following such Transfer, and (ii) following receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend (or notation) is no longer required under the Securities Act and applicable state securities Laws, the Company shall promptly cause the first paragraph of the legend (or notation) to be removed from any Common Stock to be Transferred in accordance with the terms of this Agreement.

(g) Apollo will reimburse any reasonable out-of-pocket costs and expenses incurred by the Company in connection with any Transfer of shares of Common Stock pursuant to this Section 4.1, including but not limited to the costs and expenses incurred in connection with the removal of any restrictive legends and pursuant to the Financing Cooperation obligations set forth in Section 7.17.

4.2 Right of First Refusal.

(a) If the Company, at any time or from time to time following the Effective Date, proposes to issue (a “New Issuance”) any New Securities, in an offering that is (i) not an underwritten public offering or (ii) an offering pursuant to Rule 144A (or a successor rule) under the Securities Act (any such offering, a “Private Placement”), the Company shall provide Apollo with written notice (an “Issuance Notice”) of such New Issuance at least ten (10) Business Days prior to the issuance of such New Securities. The Issuance Notice shall set forth the material terms and conditions of the New Issuance, including (i) the proposed number of New Securities if known or, if not known, an estimate thereof, (ii) a description of the New Securities and proposed manner of sale, (iii) the purchase price per New Security (or conversion price or premium in the event of an offering of convertible debt) (the “Per Security Offering Price”) if known or, if not known, an estimate thereof, and (iv) the proposed issuance date if known or, if not known, an estimate thereof. Apollo shall be entitled to purchase (either directly or through any other Apollo Parties or any of Apollo’s Controlled Affiliates that are Permitted Transferees), at the Per Security Offering Price and on the other terms and conditions specified in the Issuance Notice, up to the number of such New Securities that would result in the percentage of the total number of outstanding shares of Common Stock that is Beneficially Owned in the aggregate by all Apollo Entities immediately following such New Issuance being equal to the percentage of the total number of outstanding shares of Common Stock that was Beneficially Owned in the aggregate by all Apollo Entities immediately prior to such New Issuance, provided that for this purpose such percentage shall not exceed the Sell-Down Level Ownership Percentage (such percentage, the “Pro Rata Portion”). For purposes of this Section 4.1(c), in calculating the percentage of the total number of outstanding shares of Common Stock that is Beneficially Owned in the aggregate by all Apollo Entities, the total number of shares of Common Stock outstanding as disclosed in the most recent SEC filing of the Company shall be used.

(b) In order for Apollo to exercise its rights under this Section 4.2, it must deliver written notice of its election to purchase (either directly or through any other Apollo Parties or any of Apollo’s Controlled Affiliates that are Permitted Transferees) such New Securities to the Company within five (5) Business Days after receipt of the Issuance Notice, which notice shall specify the number of New Securities requested to be purchased by Apollo. Delivery of such notice shall constitute a binding commitment of Apollo to purchase (either directly or through any other Apollo Parties or any of Apollo’s Controlled Affiliates that are Permitted Transferees) the amount of New Securities so specified at a price no greater than the Per Security Offering Price and on the terms and conditions no less favorable to the purchaser than those specified in the Issuance Notice. If, at the termination of such five (5) Business Day period, Apollo has not exercised its right to purchase any such New Securities, Apollo shall be deemed to have waived its rights under this Section 4.2 with respect to, and only with respect to, the purchase of the New Securities specified in the applicable Issuance Notice.

(c) The closing of any sale of New Securities to Apollo, any other Apollo Parties or any of Apollo’s Controlled Affiliates that are Permitted Transferees pursuant to this Section 4.2 shall take place concurrently with the consummation of the sale of the New Securities on the terms set forth in the Issuance Notice to all other Persons purchasing such New Securities (the “New Issuance Closing”).

(d) If the Company issues, at the New Issuance Closing, less than all of the New Securities described in the Issuance Notice, then the number of New Securities that Apollo (and any other Apollo Parties and any of Apollo’s Controlled Affiliates that are Permitted Transferees) shall be entitled to purchase in connection with such New Issuance pursuant to this Section 4.2 shall be reduced proportionately and Apollo’s notice delivered pursuant to Section 4.2(b) shall be deemed amended to reflect such reduction. If the number of New Securities is reduced as contemplated by this Section 4.2(d), the Company shall not issue or sell the remainder of the New Securities described in the Issuance Notice without again complying with the provisions of this Section 4.2.

(e) If the New Issuance Closing does not occur within ninety (90) days after the date of the Issuance Notice, the Company shall not issue or sell the New Securities described in the Issuance Notice without again complying with the provisions of this Section 4.2.

(f) Apollo (or any other Apollo Parties or any of Apollo’s Controlled Affiliates that are Permitted Transferees) shall, prior to the closing of any Private Placement in which any of them has elected to purchase New Securities pursuant to this Section 4.2, execute and deliver all such documents and instruments as are customarily required in connection with such an offering, including, without limitation, customary investment representations and representations as to its status as the type of offeree to whom a private sale may be made pursuant to the Securities Act, and any failure to deliver or enter into any such documents and instruments at or prior to such closing shall constitute a waiver of the right of first refusal set forth in this Section 4.2 with respect to such New Issuance.

(g) The rights and related terms and conditions set forth in paragraphs (a) through (f) of this Section 4.2 shall terminate on the first date on which Apollo ceases to Beneficially Own at least [            ] of the Apollo Closing Shares.7

4.3 Standstill.

(a) Subject to Section 4.3(c) and Section 4.3(d), on and after the Effective Date, the Apollo Entities shall not and shall cause their representatives acting at their direction or on their behalf not to, in any manner, directly or indirectly, without the prior written consent of, or waiver by, the Company (subject also to compliance with Section 7.3), acquire, offer to acquire or agree to acquire, by purchase or otherwise, Beneficial Ownership of any Equity Securities of the Company (including any rights, options or other derivative securities or contracts or instruments that derives its value from (in whole or in part, or by reference to) such Equity Securities (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combinations of the foregoing)), any assets of the Company or any of its Subsidiaries, or any debt instruments or indebtedness of the Company or any of its Subsidiaries (but excluding asset backed securitization indebtedness) other than: (A) as a result of any stock split, stock dividend or distribution, subdivision, reorganization, reclassification or similar capital transaction involving Equity Securities of the Company or (B) pursuant to Section 4.1(b)(i), Section 4.1(c)(i), Section 4.2 or Section 4.3(d); provided, that no Apollo Entity shall be in breach of this Section 4.3(a) as a result of the acquisition by any Apollo Designee of any Equity Securities of the Company pursuant to (x) the grant or vesting of any equity compensation awards granted by the Company to any Apollo Designee, or (y) the exercise of any stock options, restricted stock units, or similar awards relating to any Equity Securities of the Company granted by the Company to any Apollo Designee.

(b) Subject to Section 4.3(c) and Section 4.3(d), on and after the Effective Date, the Apollo Parties shall not, shall direct their Affiliates not to, and shall direct the representatives of any of the foregoing acting at their direction or on their behalf not to, in any manner, directly or indirectly, without the prior written consent of, or waiver by, the Company (subject also to compliance with Section 7.3):

(i) make any public announcement or public offer with respect to any acquisition, merger, business combination, recapitalization, reorganization or other similar extraordinary transaction involving the Company or any of its Subsidiaries (unless such transaction is approved or affirmatively recommended by the Board);

(ii) make, knowingly encourage, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) to vote any Voting Securities, or seek to advise or influence any Person with respect to the voting of, any Voting Securities (other than, in each case, in a manner that is consistent with the Board’s recommendation in connection with a matter);

[7]	Equal to 10% of the outstanding shares of Common Stock immediately after Closing after giving effect the stock issuance at Closing.

(iii) seek election to, or seek to place a representative on, the Board, or seek the removal of any member of the Board, or otherwise act, alone or in concert with others, to seek representation or to control or influence the management, the Board or policies of the Company (other than with respect to (A) the election or removal of an Apollo Designee in accordance with Section 2.1 or (B) voting (including by written consent) in accordance with Section 3.1);

(iv) call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company;

(v) form, join or in any way participate in a Group with respect to Equity Securities (other than a Group consisting solely of Apollo Parties);

(vi) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of the Company (for the avoidance of doubt, excluding any such act in their capacity as a commercial counterparty, customer, supplier or the like);

(vii) advise or knowingly assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other Persons in connection with any of the foregoing activities;

(viii) arrange, or in any way provide, directly or indirectly, any financing for the purchase by any Person or Group of any Equity Securities or assets of the Company, other than financing for (A) the Transfer of any shares of Common Stock to an Apollo Party or a Permitted Transferee, (B) purchases of any Equity Securities of the Company by an Apollo Entity that are permitted by this Agreement, or (C) the purchase of assets then being offered for sale by the Company;

(ix) publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing activities, or take any action that an Apollo Party knows, or would reasonably be expected to know, would require the Company to make a public announcement regarding any of the foregoing activities; or

(x) contest the validity of Section 4.3(a) or this Section 4.3(b), or contest the validity of, or otherwise challenge in any way the action by the Company to adopt, a ‘poison pill’ or similar anti-takeover device, or initiate or participate in any judicial proceeding to amend, waive, terminate or seek a release of the restrictions contained herein or any such ‘poison pill’ or similar anti-takeover device, it being understood and agreed that this Section 4.3 shall not limit (A) the non-public activities of any Apollo Designee taken in good faith in his or her capacity as a Director, (B) the participation of any Apollo Designee in any Board (or committee of the Board, as applicable) discussions, deliberations, negotiations or determinations or (C) Apollo making to the Board any proposal regarding a strategic transaction involving the Company, which proposal is made in a confidential manner and is not reasonably expected to require the Company to make any public disclosure.

(c) The restrictions set forth in Sections 4.3(a) and 4.3(b) shall terminate upon the later of (i) ninety (90) days after the Standstill Removal Date, and (ii) the day after the first annual meeting of stockholders following the Standstill Removal Date at which Directors are elected.

(d) Notwithstanding anything to the contrary in Sections 4.3(a) and 4.3(b), Apollo may (directly or through any other Apollo Parties or any of their respective Controlled Affiliates that are Permitted Transferees), at any time and from time to time, purchase shares of Common Stock in open market transactions in an amount that, when aggregated with the number of shares of Common Stock then Beneficially Owned by all Apollo Entities, would not exceed the lower of (i) the Apollo Closing Shares and (ii) an amount equal to the then current Sell-Down Level (as defined in the following sentence) plus two percent (2%) of the total number of outstanding shares of Common Stock outstanding immediately prior to such purchase of shares of Common Stock. The “Sell-Down Level” shall be an amount initially equal to the Apollo Closing Shares, and shall be reduced automatically upon each Transfer of shares of Common Stock by an Apollo Entity to a Person other than another Apollo Entity by such number of shares of Common Stock being Transferred. Once reduced, the Sell-Down Level shall not be adjusted upward for any subsequent acquisitions of shares of Common Stock in accordance with this Section 4.3(d). For purposes of this Section 4.3(d), the total number of shares of Common Stock outstanding at any time shall be the number specified in the latest of the most recent SEC filing of the Company disclosing the total number of shares of Common Stock outstanding.

4.4 Certain Approval Rights. So long as Apollo Beneficially Owns at least [            ] of the Apollo Closing Shares8, the Company shall not (a) amend its certificate of incorporation or amended and restated bylaws, each in effect as of the Effective Date (collectively, the “Company Governing Documents”) in any manner that would require stockholder approval and would materially, disproportionately and adversely affect the rights of Apollo thereunder, or (b) increase the Total Number of Directors to exceed twelve (12) Directors, in each case without Apollo’s prior written consent, which consent may be granted or withheld in Apollo’s sole discretion. For the avoidance of doubt, any amendments or supplements to the Company Governing Documents to adopt, or reflect the adoption of, a customary Rights Plan will not be deemed to materially, disproportionately and adversely affect the rights of Apollo, and Apollo will not have any consent right set forth in this Section  4.4 solely with respect thereto.

4.5 Corporate Opportunities.

(a) In recognition and anticipation that (i) certain directors, principals, officers, employees, members, partners and/or other representatives of Apollo, any Apollo Party or Apollo Entity, or of investment funds or vehicles affiliated with Apollo or any of its Affiliates may be Apollo Designees and, accordingly, serve as Directors of the Company, and (ii) each of Apollo or investment funds or vehicles affiliated with Apollo may now engage, may continue to engage, and/or may, in the future, decide to engage, in the same or similar activities or related lines of business as those in which the Company or any of its Subsidiaries, directly or indirectly, now engage or may engage and/or other business activities that overlap with, are complementary to or compete with those in which the Company or any of its Subsidiaries, directly or indirectly, now engage or may engage, the provisions of this Section 4.5 are set forth to regulate and define the conduct of certain affairs of the Company and its Subsidiaries with respect to certain classes or categories of business opportunities as they may involve any Apollo Party or its Affiliates and the powers, rights, duties and liabilities of the Company, its Subsidiaries, and their respective directors, officers and stockholders in connection therewith.

(b) To the fullest extent permitted by applicable law, the Company, on behalf of itself and each of its Subsidiaries, hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate (or analogous) or business opportunity for any Apollo Party, any of its Affiliates, or any of the Apollo Designees (collectively, “Identified Persons” and, individually, an “Identified Person”) and the Company or any of its Affiliates. In the event that any Identified Person acquires knowledge of a potential transaction or other corporate (or analogous) or business opportunity which may be a corporate (or analogous) or business opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall have no duty to communicate, offer or otherwise make available such transaction or other corporate (or analogous) or business opportunity to the Company or any of its Affiliates and shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any purported fiduciary duty solely by reason of the fact that such Identified Person pursues or acquires such corporate (or analogous) or business opportunity for itself, herself or himself, or offers or directs such corporate (or analogous) or business opportunity to another Person (including any Affiliate of such Identified Person).

(c) The Company, on behalf of itself and each of its Subsidiaries, (i) acknowledges that the Identified Persons may now own, may continue to own, and from time to time may acquire and own, investments in one or

[8]	Equal to 10% of the outstanding shares of Common Stock immediately after Closing after giving effect the stock issuance at Closing.

more other entities (each such entity, a “Related Company” and all such entities, collectively, “Related Companies”) that are direct competitors of, or that otherwise may have interests that do or could conflict with those of, the Company, any of its Subsidiaries, or any of their respective Affiliates that the Company Controls, and (ii) agree that (A) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Identified Persons under this Agreement shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Identified Persons under this Agreement (if any) shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (x) the ownership by an Identified Person of any interest in any Related Company, (y) the affiliation of any Related Company with an Identified Person or (z) any action taken or omitted by any Related Company or an Identified Person in respect of any Related Company, (B) other than as specifically provided in this Agreement or the Director Confidentiality and Non-Use Agreement, none of the duties imposed on an Identified Person, whether by contract or law, do or shall limit or impair the right of any Identified Person lawfully to compete with the Company, any of its Subsidiaries, or any of their respective Affiliates that the Company Controls as if the Identified Persons were not a party to this Agreement, and (C) the Identified Persons are not and shall not be obligated to disclose to the Company, any of its Subsidiaries, or any of their respective Affiliates any information related to their respective businesses or opportunities, including acquisition opportunities, or, other than as specifically provided in this Agreement or the Director Confidentiality and Non-Use Agreement, to refrain from or in any respect to be restricted in competing against the Company, any of its Subsidiaries, or any of their respective Affiliates in any such business or as to any such opportunities.

(d) Notwithstanding anything to the contrary in this Agreement: (i) any current Apollo Designee and any Person who has served as an Apollo Designee within the preceding twelve (12) months shall not (x) serve on the board of directors of any Restricted Entity or (y) serve on the board of directors of any Apollo Entity that owns any interest in a Restricted Entity that would result in such Restricted Entity becoming an Affiliate of such Apollo Entity; and (ii) the Apollo Parties shall not, and shall direct their Affiliates not to, acquire any interest in any Restricted Entity that would result in such Restricted Entity becoming an Affiliate of any Apollo Entity. This Section 4.5(d) shall terminate and be of no further force or effect upon the earlier of (A) the date of termination of this Agreement in accordance with Section 7.1 and (B) the later of (I) ninety (90) days after the Standstill Removal Date and (II) the day after the first annual meeting of stockholders following the Standstill Removal Date at which Directors are elected.

ARTICLE V

REGISTRATION RIGHTS

5.1 Piggyback Registration Rights.

(a) Subject to the transfer restrictions set forth in Section 4.1, after the Restricted Period (or earlier if the Company agrees to waive the Restricted Period), if the Company proposes to register Common Stock for public sale, whether or not for its own account, under the Securities Act (other than a registration on Form S-4 or S-8, or any successor or other forms promulgated for similar purposes) in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, it shall, at each such time, give prompt written notice (which notice shall be given not less than ten (10) Business Days prior to the filing by the Company with the SEC of any registration statement with respect thereto and shall specify the intended method or methods of disposition and the number of shares of Common Stock proposed to be registered) to the Apollo Parties and the Reverence Persons of its intention to do so and of Apollo Parties’ and Reverence Persons’ rights under this Section 5.1. Upon the written request of the Apollo Parties or the Reverence Persons made within five (5) Business days after the receipt of any such notice (which request shall specify the number of Registrable Securities intended to be disposed of by the Apollo Parties or the Reverence Persons, as applicable), the Company shall use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities which the Apollo Parties and/or the Reverence Persons have so requested to be registered;

provided that: (i) an Apollo Party and a Reverence Person shall have the right to withdraw its request for inclusion of any of such Registrable Securities in any registration statement pursuant to this Section 5.1(a) by giving written notice to the Company of such withdrawal, provided, that, in the case of any underwritten offering, written notice of such withdrawal must be given to the Company prior to the time at which the offering price or underwriter’s discount is determined with the managing underwriter or underwriters; (ii) if, at any time after giving written notice of its intention to register Common Stock and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to proceed with the proposed registration of Common Stock to be sold by it, the Company may, at its election, give written notice of such determination to the Apollo Parties and the Reverence Persons and, thereupon, the Company shall be relieved of its obligation to register any Registrable Securities in connection with such registration without prejudice to the rights of the Apollo Parties to request that such registration be effected as a registration under Section 5.2(a); and (iii) subject to clause (i), if such registration involves an underwritten offering, any Person requesting to be included in the registration must, upon the written request of the Company, sell its Registrable Securities to the underwriters on the same terms and conditions as apply to the other Equity Securities being sold through underwriters under such registration, with, in the case of a combined primary and secondary offering, only such differences, including any with respect to representations and warranties, indemnification and liability insurance, as may be customary or appropriate in combined primary and secondary offerings.

(b) Expenses. The Company shall pay all of its Registration Expenses in connection with each registration of Common Stock pursuant to this Section 5.1 and the preparation of the registration statement; provided that (x) the Apollo Parties shall pay (i) any underwriting discounts, commissions or fees relating to the Registrable Securities that are sold by such Apollo Parties, (ii) transfer taxes with respect to the Registrable Securities that are sold by such Apollo Parties, (iii) SEC registration fees and stock exchange listing fees for the Registrable Securities that are sold by such Apollo Parties and (iv) the fees and expenses of legal counsel retained by the Apollo Parties and (y) the Reverence Persons shall pay (i) any underwriting discounts, commissions or fees relating to the Registrable Securities that are sold by such Reverence Persons, (ii) transfer taxes with respect to the Registrable Securities that are sold by such Reverence Persons, (iii) SEC registration fees and stock exchange listing fees for the Registrable Securities that are sold by such Reverence Persons and (iv) the fees and expenses of legal counsel retained by the Reverence Persons.

(c) Priority in Piggyback Registrations. If a registration pursuant to this Section 5.1 involves an underwritten offering and the managing underwriter advises the Company in writing (a copy of which shall be provided to the Apollo Parties and the Reverence Persons) that, in its good faith opinion, the number of Registrable Securities and other Equity Securities requested to be included in such registration exceeds the number which can be sold in such offering, so as to be likely to have an adverse effect on the price, timing or distribution of Common Stock offered in such offering, then the Company shall include in such registration: (i) first, Common Stock the Company proposes to sell for its own account; and (ii) second, such number of Registrable Securities requested by the Apollo Parties and the Reverence Persons to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, which number of Registrable Securities shall be allocated pro rata among all holders of Registrable Securities based on the number of Registrable Securities each has requested to be so included (subject to the satisfaction or waiver by the Company of the transfer restrictions set forth in Section 4.1).

(d) Excluded Transactions. The Company shall not be obligated to effect any registration of Registrable Securities under this Section 5.1 incidental to the registration of any of its Securities in connection with:

(i) a registration statement filed to cover issuances under employee benefits plans or dividend reinvestment plans;

(ii) any registration statement relating solely to the acquisition or merger after the date hereof by the Company or any of its Subsidiaries of or with any other businesses, assets or properties;

(iii) any registration statement covering securities other than shares of the same class as those held by the Apollo Parties (even if such securities are convertible into, or exchangeable or exercisable for, shares that are registered as part of such offering); or

(iv) any registration related solely to an exchange by the Company or its Subsidiaries of their own securities.

(e) Shelf Takedowns. In connection with any shelf takedown (whether pursuant to Section 5.2(f) or at the initiative of the Company), the Reverence Persons may, and if after the Restricted Period, the Apollo Parties may, exercise “piggyback” rights in the manner described in this Agreement to have included in such takedown Registrable Securities held by them that are registered on such shelf registration statement, provided, that in the case of any shelf takedown for an underwritten offering, at the initiative of the Company, the ten (10) Business Day period in Section 5.1(a) shall be reduced to seven (7) Business Days.

5.2 Demand Registrations.

(a) General. Subject to the transfer restrictions set forth in Section 4.1, after the Restricted Period (or earlier if the Company agrees to waive the Restricted Period), upon the written request of any Apollo Party (the “Demand Party”) requesting that the Company effect the registration under the Securities Act of Registrable Securities and specifying the amount and intended method of disposition thereof (including, but not limited to, an underwritten public offering), the Company shall (i) promptly give written notice of such requested registration to the Seller Parties and any other holders of securities entitled to notice of such registration, and (ii) as expeditiously as possible (and in any event within forty five (45) days if the Company is eligible to use Form S-3), use its reasonable best efforts to file a registration statement to effect the registration under the Securities Act of:

(i) such Registrable Securities which the Company has been so requested to register by the Demand Party in accordance with the intended method of disposition thereof; and

(ii) subject to the consent of the Demand Party, the Registrable Securities of the Seller Parties and any other holders of securities which the Company has been requested to register by written request given to the Company within five (5) Business Days after the giving of such written notice by the Company.

The Company shall be required to maintain the effectiveness of the registration statement with respect to any Demand Registration for a period of at least 180 calendar days after the effective date thereof or such shorter period during which all Registrable Securities included in such Registration Statement have actually been sold; provided, however, that such period shall be extended for a period of time equal to the period the holder of Registrable Securities refrains from selling any securities included in such Registration Statement at the request of the Company or an underwriter of the Company pursuant to the provisions of this Agreement.

Notwithstanding the foregoing, the Company shall not be obligated to file a registration statement relating to any registration request under this Section 5.2(a):

(x) within a period of ninety (90) days (or such lesser period as the managing underwriters in an underwritten offering may permit) after the effective date of any other registration statement relating to any registration request under this Section 5.2(a) or relating to any registration referred to in Section 5.1; provided, that if greater than 50% of the Registrable Securities requested to be registered pursuant to Section 5.1 or Section 5.2(a) by the Apollo Parties taken as a whole are excluded from the applicable registration pursuant to Section 5.1(c) or Section 5.2(e), the Apollo Parties shall have the right, with respect to such excluded Registrable Securities, to request one (1) additional registration pursuant to Section 5.2(a) within one-hundred (100) days after such ninety (90) day period; or

(y) if, in the good faith judgment of a majority of the disinterested members of the Board, the filing, initial effectiveness or continued use of the registration statement would be adverse to the Company because (i) such action would require the Company to make an Adverse Disclosure or (ii) the Board has determined in good faith that the registration or sale of the Registrable Securities would be reasonably expected to materially and adversely affect a planned bona fide financing of the Company that is reasonably likely to be promptly initiated by the Company, then the Company may delay the filing (but not the preparation of) or initial effectiveness of, or suspend use of, the registration statement (a “Demand Suspension”); provided, that the Company shall not be permitted to exercise more than two (2) Demand Suspensions during any twelve-(12) month period for more than an aggregate of ninety (90) days; and provided, further, that in the event of a Demand Suspension, such Demand Suspension shall terminate at such time as the Company would no longer be required to make any Adverse Disclosure or any such planned financing has been abandoned or completed.

(b) Form. Each registration statement prepared at the request of a Demand Party shall be effected on such form as reasonably requested by the Demand Party, including by a shelf registration pursuant to Rule 415 under the Securities Act on a Form S-3 (or any successor rule or form thereto) if so requested by the Demand Party and if the Company is then eligible to effect a shelf registration and use such form for such disposition.

(c) Expenses. The Demand Party shall pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 5.2. Any such expenses that are initially billed to and paid by the Company on behalf of the Demand Party shall be due and payable upon request at such time or times designated by the Company. For the avoidance doubt, the Demand Party shall also be responsible for (i) any underwriting discounts, commissions or fees relating to the Registrable Securities that are sold by such Demand Party and any Seller Party, (ii) transfer taxes with respect to the Registrable Securities that are sold by such Demand Party and any Seller Party, (iii) SEC registration fees and stock exchange listing fees for the Registrable Securities that are sold by such Demand Party and any Seller Party and (iv) the fees and expenses of legal counsel retained by such Demand Party and any Seller Party; provided, however, that the Demand Party shall not be responsible for the taxes, fees and expenses referred in the forgoing clauses relating to the securities to be sold by any other holders who participate in the registration.

(d) Plan of Distribution, Underwriters and Counsel. If a requested registration pursuant to this Section 5.2 involves an underwritten offering, the Demand Party shall have the right to (i) determine the plan of distribution, (ii) select the investment banker or bankers and managers to administer the offering, including the lead managing underwriter (provided that such investment banker or bankers and managers shall be reasonably satisfactory to the Company) and (iii) select primary counsel for all of the selling holders; provided, that nothing in this subsection (iii) shall prevent the Company from hiring its own counsel (at the expense of the Demand Party) in connection with the preparation of the registration statement.

(e) Priority in Demand Registrations. If a requested registration pursuant to this Section 5.2 involves an underwritten offering and the managing underwriter advises the Company in writing (a copy of which shall be provided to the Apollo Parties) that, in its good faith opinion, the number of Registrable Securities requested to be included in such registration exceeds the number which can be sold in such offering, so as to be likely to have an adverse effect on the price, timing or distribution of the Registrable Securities offered in such offering, then the number of such Registrable Securities to be included in such registration shall be allocated (i) first, the Registrable Securities held by the Apollo Parties (pro rata among (x) Registrable Securities held by the Demand Party, and (y) the Registrable Securities held by any other Apollo Party that is an original party to this Agreement that has requested that their Registrable Securities be sold pursuant to Section 5.1(a), if any, on the basis of the relative number of securities requested to be included in such registration by the Demand Party and such other Apollo Party) and the Seller Parties on a pro rata basis; and (ii) second, shares of Common Stock requested to be included in such Demand Registration to be sold by any other selling holders of Common Stock. Any other selling holders of Common Stock will be included in an underwritten offering only with the consent of the Demand Party.

(f) Shelf Takedowns. Upon the written request of the Demand Party, the Company shall file and seek the effectiveness of a shelf registration statement, or a post-effective amendment to an existing shelf registration statement, in order to register a number of securities sufficient to cover the Demand Party’s Registrable Securities. Upon the written request of the Demand Party at any time and from time to time, the Company shall facilitate in the manner described in this Agreement a “takedown” of the Demand Party’s Registrable Securities off of an effective shelf registration statement. Upon the written request of the Demand Party, the Company shall file and seek the effectiveness of a post-effective amendment to an existing shelf registration statement in order to register up to the number of the Demand Party’s Registrable Securities previously taken down off of such shelf by the Demand Party and not yet “reloaded” onto such shelf registration statement.

(g) Additional Rights. The Company shall not enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Apollo Parties in this Agreement or grant any additional registration rights to any Person or with respect to any securities that are not Registrable Securities that adversely affects the priorities of the Apollo Parties pursuant to Section 5.1(c) or 5.2(e) of this Agreement.

(h) Number of Demands. The Apollo Parties shall be entitled to a maximum of six (6) demand registrations (including shelf “takedowns”) for an underwritten offering pursuant to Section 5.2(a); provided, that a registration (or shelf “takedown”) shall not count for this purpose until, in the case of a registration statement, the registration statement has been declared effective by the SEC and, in the case of a shelf “takedown,” the prospectus supplement for such offering has been filed with the SEC. For the avoidance of doubt, an Apollo Party may initiate an unlimited number of non-underwritten sales of all or part of its Registrable Securities included by it on any shelf registration statement, so long as such sales do not require the Company to file a prospectus supplement or any other SEC filings with respect to such sales.

5.3 Registration Procedures. If and whenever the Company is required to file a registration statement with respect to, or to use its reasonable best efforts to effect or cause the registration of, any Registrable Securities under the Securities Act as provided in this Agreement, the Company shall as expeditiously as possible:

(a) promptly prepare and file with the SEC a registration statement on an appropriate form with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective; provided, that the Company may discontinue any registration of Common Stock which it has initiated for its own account at any time prior to the effective date of the registration statement relating thereto (and, in such event, the Company shall pay the Registration Expenses incurred in connection therewith); and provided, further, that before filing a registration statement or prospectus, or any amendments or supplements thereto, the Company shall (i) furnish to counsel for the sellers of Registrable Securities covered by such registration statement copies of all documents proposed to be filed, which documents will be subject to the review of such counsel, (ii) fairly consider such reasonable changes in any such documents prior to or after the filing thereof as the counsel to the sellers of Registrable Securities being sold may request, and (iii) make such of the representatives of the Company as shall be reasonably requested by the sellers of the Registrable Securities being sold available for discussion of such documents;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period not in excess of two (2) years (which period shall not be applicable in the case of a shelf registration effected pursuant to a request under Section 5.2(b)) and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement; provided that before filing a registration statement or prospectus, or any amendments or supplements thereto, the Company shall (i) furnish to counsel for the sellers of Registrable Securities covered by such registration statement copies of all documents proposed to be filed, which documents will be subject to the review of such counsel, (ii) fairly consider such reasonable changes in any such documents prior to or after the filing thereof as the counsel to the sellers of Registrable Securities being sold may request, and (iii) make such of the representatives of the Company as shall be reasonably requested by the sellers of the Registrable Securities being sold available for discussion of such documents;

(c) furnish to each seller of such Registrable Securities and the underwriters of the securities being registered such number of copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits filed therewith, including any documents incorporated by reference), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and summary prospectus), in conformity with the requirements of the Securities Act, and such other documents as such seller or underwriters may reasonably request in order to facilitate the disposition of the Registrable Securities by such seller or the sale of such securities by such underwriters (it being understood that, subject to the requirements of the Securities Act and applicable state securities laws, the Company consents to the use of the prospectus and any amendment or supplement thereto by each seller and the underwriters in connection with the offering and sale of the Registrable Securities covered by the registration statement of which such prospectus, amendment or supplement is a part);

(d) use its reasonable best efforts to register or qualify such Registrable Securities covered by such registration in such jurisdictions as each seller shall reasonably request and to keep each such registration or qualification (or exemption therefrom) effective during the period in which the registration statement is required to be kept effective, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller;

(e) use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

(f) promptly notify each seller and any underwriter of any such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the Company’s becoming aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such seller, as promptly as practicable thereafter prepare and furnish to such seller and any underwriter a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) comply with all applicable rules and regulations of the SEC, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(h) (i) list such Registrable Securities on any securities exchange on which Common Stock is then listed if such Registrable Securities are not already so listed and if such listing is then permitted under the rules of such exchange; and (ii) provide a transfer agent registrar and CUSIP number for such Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

(i) enter into such customary agreements (including an underwriting agreement in customary form), which may include indemnification provisions in favor of underwriters and other Persons in addition to, or in substitution for the indemnification provisions hereof, and take such other actions as sellers of a majority of such Registrable Securities or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(j) if requested by the managing underwriter(s) of an underwritten offering or if reasonably requested by the seller or sellers of a majority of such Registrable Securities, use reasonable best efforts to obtain a “cold comfort” letter or letters from the Company’s independent public accountants addressed to the underwriters or seller or sellers in customary form and covering matters of the type customarily covered by “cold comfort” letters;

(k) subject to the execution and delivery of confidentiality agreements in form and substance reasonably satisfactory to the Company, make available for inspection by any seller of such Registrable Securities covered by such registration statement and by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, at reasonable times and in a reasonable manner, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act that is customary for a participant in a registered securities offering;

(l) notify counsel for the holders of Registrable Securities included in such registration statement and the managing underwriter or agent, promptly, and confirm the notice in writing: (i) when the registration statement, or any post-effective amendment to the registration statement, shall have become effective, or any supplement to the prospectus or any amendment to any prospectus shall have been filed; (ii) of the receipt of any comments from the SEC; (iii) of any request of the SEC to amend the registration statement or amend or supplement the prospectus or for additional information; and (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

(m) provide each holder of Registrable Securities included in such registration statement reasonable opportunity to comment on the registration statement, any post-effective amendments to the registration statement, any supplement to the prospectus or any amendment to any prospectus;

(n) make every reasonable effort to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment;

(o) if requested by the managing underwriter or agent or any holder of Registrable Securities covered by the registration statement, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or agent or such holder reasonably requests to be included therein, including, with respect to the number of Registrable Securities being sold by such holder to such underwriter or agent, the purchase price being paid therefor by such underwriter or agent and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

(p) cooperate with the holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing Registrable Securities to be sold under the registration statement, if requested, and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriter or agent, if any, or the holders may request;

(q) use its reasonable best efforts to make available the executive officers of the Company to participate in any “road shows” that may be reasonably requested by the Apollo Parties in connection with distribution of Registrable Securities;

(r) obtain for delivery to the underwriter an opinion or opinions from counsel for the Company in customary form and in form, substance and scope reasonably satisfactory to the Apollo Parties, the relevant underwriters or agents and their counsel; and

(s) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA.

5.4 Other Registration-Related Matters.

(a) The Company may require any Person that is Transferring securities in a Public Offering pursuant to Section 5.1 or Section 5.2 to furnish to the Company in writing such information regarding such Person and pertinent to the disclosure requirements relating to the registration and the distribution of the Registrable Securities which are included in such Public Offering as the Company may from time to time reasonably request and the Company shall not be required to include the securities of such Person in such Public Offering if such information is not provided to the Company.

(b) Each Apollo Party agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.3(f), it will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until its receipt of the copies of the amended or supplemented prospectus contemplated by Section 5.3(f) or until it is advised in writing (the “Advice”) by the Company that the use of the prospectus may be resumed and, if so directed by the Company, such Apollo Party will deliver to the Company (at the Company’s expense) or destroy all copies, other than permanent file copies then in its possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company gives any such notice, the period for which the Company shall be required to keep the registration statement effective shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 5.3(f) to and including the date when each seller of Registrable Securities covered by such registration statement has received the copies of the supplemented or amended prospectus contemplated by Section 5.3(f) or the Advice. The Company shall use its reasonable best efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable.

(c) Each Apollo Party agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.3(l)(iv), it will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until the lifting of such stop order, other order or suspension or the termination of such proceedings and, if so directed by the Company, such Apollo Party will deliver to the Company (at the Company’s expense) or destroy all copies, other than permanent file copies then in its possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company gives any such notice, the period for which the Company shall be required to keep the registration statement effective shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 5.3(l)(iv) to and including the date when such stop order, other order or suspension is lifted or such proceedings are terminated.

(d)

(i) Each Apollo Party will, in connection with any underwritten offering of Common Stock (whether for the Company’s account or for the account of any other holder of Common Stock with registration rights, if any), upon the request of the underwriters managing such offering, agree to be bound by customary lock-up agreements providing that such Apollo Party will not effect any sale, disposition or distribution of Registrable Securities without the prior written consent of the managing underwriter for such period of time commencing on the date of launch of such underwritten offering and ending up to ninety (90) days from and including the date of pricing (or such shorter period as the managing underwriter shall agree), subject to customary exclusions agreed to by such managing underwriter; provided that (A) the foregoing shall not apply to any Registrable Securities that are offered for sale as part of such Underwritten Offering, (B) such lock-up period shall be no longer than and on substantially the same terms as the lock-up period applicable to the Company and the executive officers and directors of the Company and (C) such lock-up period shall not commence unless the Company notifies each Apollo Party in writing prior to the commencement of the lock-up period. The provisions of this Section 5.4(d)(i) will no longer apply to the Apollo Parties if the Apollo Parties own less than 1% of the outstanding shares of Common Stock; and

(ii) Nothing in Section 5.4(d)(i) shall prevent an Apollo Party from: (1) (A) making a distribution of shares of Common Stock to the partners, members or stockholders thereof or (B) transferring shares of Common Stock to an Affiliate; (2) any Transfer of shares of Common Stock in connection with a Permitted Loan; or (3) Transferring shares of Common Stock pursuant to a final non-appealable order of a court or regulatory agency; provided that, in the case of clauses (1), (2) and (3), such Transfer is otherwise in compliance with applicable securities Laws and the Transfer restrictions in Article IV of this Agreement; provided, further, that, in the case of subclause (B) of clause (1), each such Transferee agrees in writing to become subject to the terms of this Agreement by executing a joinder agreement substantially in the form attached as Exhibit A to this Agreement and agrees to be bound by the applicable underwriter lock-up; and provided, further, that in the case of clauses (1)(A), such Transfer does not require the filing of any report under Section 16 of the Exchange Act.

(e) With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of Common Stock to the public without registration after such time as a public market exists for Registrable Securities, the Company agrees:

(i) to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(ii) to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(iii) so long as the Apollo Parties own any Registrable Securities, to furnish to the Apollo Parties promptly upon request: (A) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act; (B) a copy of the most recent annual or quarterly report of the Company; and (C) such other reports and documents of the Company as an Apollo Party may reasonably request in availing itself of any rule or regulation of the SEC allowing such Apollo Party to sell any such securities without registration.

(f) Each of the parties hereto agrees that the registration rights provided to the Apollo Parties herein are not intended to, and shall not be deemed to, override or limit any other restrictions on Transfer to which the Apollo Parties may otherwise be subject.

5.5 Indemnification

(a) Indemnification by the Company. In the event of any registration of any securities of the Company under the Securities Act pursuant to Section 5.1 or Section 5.2, the Company hereby indemnifies and agrees to hold harmless, to the fullest extent permitted by Law, each holder who sells Registrable Securities (a “Selling Holder”) covered by such registration statement, each Affiliate of such Selling Holder and their respective directors, officers, employees, partners and equityholders (and the directors, officers, employees, Affiliates and controlling Persons of any of the foregoing), each other Person who participates as an underwriter in the offering or sale of such Registrable Securities and each other Person, if any, who controls such Selling Holder or any such underwriter within the meaning of the Securities Act (each, and “Indemnified Party” and collectively, the “Indemnified Parties”), against any and all losses, claims, damages or liabilities, joint or several, and reasonable and documented expenses to which such Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof, whether or not such Indemnified Party is a party thereto) arise out of or are based upon: (a) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or related document or report; (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of a prospectus, in the light of the circumstances when they were made; or (c) any violation or alleged violation by the Company or any of its Subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its Subsidiaries and relating to action or inaction in connection with any such registration, disclosure document or related document or report, and the Company shall reimburse such Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the Company shall not be liable to any Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, in any such preliminary, final or summary prospectus, or any amendment or supplement thereto in reliance upon and in conformity with written information with respect to such Indemnified Party furnished to the Company by such Indemnified Party expressly for use in the preparation thereof. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any Indemnified Party and will survive any termination of this Agreement.

(b) Indemnification by Selling Holders. The Company may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with Section 5.1 or Section 5.2, that the Company shall have received an undertaking reasonably satisfactory to it from any Selling Holder to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 5.5(a)) the Company or any prospective underwriter, as the case may be, and any of their respective Affiliates, directors, officers and controlling Persons, with respect to any untrue statement in or omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such untrue statement or omission was made in conformity with written information with respect to such Selling Holder furnished to the Company by such Selling Holder expressly for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the other sellers, or any of their respective Affiliates, directors, officers or controlling Persons and will survive the Transfer of such Registrable Securities by the Selling Holder. In no event shall the liability of any Selling Holder hereunder be greater in amount than the dollar amount of the proceeds actually received by such Selling Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c) Notices of Claims, Etc. Promptly after receipt by an Indemnified Party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 5.5, such Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided that the failure of the Indemnified Party to give notice as provided herein will not relieve the indemnifying party of its obligations under Section 5.5(a) or Section 5.5(b), except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, unless in such Indemnified Party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel selected by the holders of at least a majority of the securities included in the relevant registration statement, and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. If, in such Indemnified Party’s reasonable judgment, having common counsel would result in a conflict of interest between the interests of such indemnified and indemnifying parties, then such Indemnified Party may employ separate counsel reasonably acceptable to the indemnifying party to represent or defend such Indemnified Party in such action, it being understood, however, that the indemnifying party will not be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Parties (and not more than one separate firm of local counsel at any time for all such Indemnified Parties) in such action. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

(d) Contribution. If the indemnification provided for hereunder from the indemnifying party is unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein for reasons other than those described in the proviso in the first sentence of Section 5.5(a), then the indemnifying party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and Indemnified Parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or Indemnified Parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party under this Section 5.5(d) as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. In no event shall the liability of any Selling Holder hereunder be greater in amount than the dollar amount of the proceeds actually received by such Selling Holder upon the sale of the Registrable Securities giving rise to such contribution obligation. Any obligation of Selling Holder to contribute pursuant to this Section 5.5(d) shall be several in proportion to the amount of Registrable Securities registered by them and not joint.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.5(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

If indemnification is available under Section 5.5(a), the indemnifying parties shall indemnify each Indemnified Party to the full extent provided in Section 5.5(a) without regard to the relative fault of said indemnifying party or Indemnified Party or any other equitable consideration provided for in this Section 5.5(d).

(e) Other Indemnification. Indemnification substantially similar to that specified in this Section 5.5 (with appropriate modifications) shall be given by the Company and each Selling Holder with respect to any required registration or other qualification of such securities under any Law or with any Governmental Authority other than as required by the Securities Act.

(f) Non-Exclusivity. The obligations of the parties under this Section 5.5 will be in addition to any liability which any party may otherwise have to any other party.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Apollo as follows as of the Effective Date:

(a) The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under the Agreement.

(b) The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) applicable Law, (y) the organizational documents of the Company, or (z) any contract or agreement to which the Company is a party.

(c) The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Apollo, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(d) The Board (or a duly authorized committee thereof) has taken all action necessary, in compliance with applicable Law, to exempt the transactions contemplated by the Merger Agreement from the restrictions on “business combinations” set forth in Section 203 of the DGCL. Other than Section 203 of the DGCL, no “business combination”, “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law is applicable to the Merger Agreement or the transactions contemplated thereby.

6.2 Representations and Warranties of Apollo. Apollo hereby represents and warrants to the Company as follows as of the Effective Date:

(a) Apollo is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Apollo has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) The execution and delivery by Apollo of this Agreement and the performance by Apollo of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) applicable Law, (y) its organizational documents, or (z) any contract or agreement to which it is a party.

(c) The execution and delivery by Apollo of this Agreement and the performance by Apollo of its obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on its part. This Agreement has been duly executed and delivered by Apollo and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Apollo, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(d) None of the Apollo Entities owns any Voting Securities (without giving effect to the Apollo Closing Shares).

6.3 No Other Representations or Warranties. Each of the Company and Apollo hereby acknowledges and agrees that (a) except for the express representations and warranties set forth in this Article VI, neither party hereto nor any Person acting on its behalf is making any representation or warranty of any kind, express or implied, in connection with the negotiation, execution or performance of this Agreement or the Merger Agreement or the transactions contemplated hereby and thereby, and (b) neither party hereto has relied on the accuracy or completeness of any information furnished by the other party hereto or any Person acting on its behalf in connection with the negotiation, execution or performance of this Agreement or the Merger Agreement or the transactions contemplated hereby and thereby.

ARTICLE VII

GENERAL PROVISIONS

7.1 Termination. Unless otherwise specified herein, this Agreement shall automatically terminate on the date that Apollo Parties, in the aggregate, Beneficially Own less than [            ] of the Apollo Closing Shares9; provided, that Sections 4.3(a) and (b) shall terminate only in accordance with Section 4.3(c) and Section 4.1(f) shall survive the termination of this Agreement indefinitely.

7.2 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be deemed given (a) when delivered personally, (b) two (2) Business Day after being sent by internationally recognized overnight courier, or (c) if transmitted by facsimile or sent by electronic mail transmission and confirmed within twenty four (24) hours thereafter by a signed original sent in the manner provided in clause (a) or (b) to the parties at the following addresses (or at such other address for a party as shall be specified by prior written notice from such party):

if to the Company:

Hilton Grand Vacations, Inc.

5323 Millenia Lakes Boulevard, Suite 120

Orlando, FL 32839

Attn:         Charles Corbin

Email:       charles.corbin@hgv.com

with a copy (not constituting notice) to:

Alston & Bird LLP

950 F Street NW

Washington, DC 20004

Attention: Alex Park

                   Rebecca Valentino

Email:        Alex.Park@alston.com

                   Rebecca.Valentino@alston.com

if to Apollo:

c/o Apollo Management Holdings, L.P.

9 West 57th Street, 43rd Floor

New York, NY 10019

Attn:           David Sambur, Partner

                   John Suydam, Chief Legal Officer

Email:        sambur@apollolp.com

                   jsuydam@apollolp.com

[9]	Equal to 5% of the outstanding shares of Common Stock immediately after the Closing after giving effect to the stock issuance at Closing.

with a copy (not constituting notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Taurie Zeitzer

                   Brian Scrivani

E-mail:       tzeitzer@paulweiss.com

                   bscrivani@paulweiss.com

if to Hilton:

Hilton Worldwide Holdings Inc.

7930 Jones Branch Drive, Suite 1100

McLean, VA 22102

Attention: Kristin Campbell

Email:        Kristin.campbell@hilton.com

with a copy (not constituting notice) to:

Wilmer Hale

60 State Street

Boston, MA 02109 USA

Attention:   Jay Bothwick

Email:         jay.bothwick@wilmerhale.com

For purposes of Sections 5.1 and 5.2, if to the Reverence Persons to:

c/o Reverence Capital Partners, LP

10 East 53rd Street, 14th Floor

New York, NY 10022

Attention:    Milton Berlinski

                    Peter Aberg

E-mail:        milton.berlinski@reverencecapital.com

                     peter.aberg@reverencecapital.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166-4193

Attention: Jennifer C. Kurtis

E-mail: jkurtis@winston.com

For purposes of Section 5.2, if to any of the Seller Parties other than any Reverence Person, to such Seller Party’s addresses set forth on Schedule 7.2.

7.3 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified, and any provision hereof waived, only by a written instrument executed by the Company and Apollo and, solely with respect to amendments, supplements, modifications or waivers with respect to Article II, Article III, Section 4.1 or Section 4.3 (or any defined terms to the extent used therein), Hilton. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. Any amendment, supplement or modification to this Agreement and any waiver of any term hereof effected in accordance with this Section 7.3 shall be binding on each party hereto and all of such party’s successors and permitted assigns, whether or not such successor or permitted assign entered into or approved such amendment, supplement or modification. Consent or refusal to consent to any amendment, supplement, modification or waiver may be given or withheld by a party in its sole discretion.

7.4 Further Assurances. Each party hereto shall sign such further documents and do and perform and cause to be done such further acts and things as any other party hereto may reasonably request to the extent necessary to carry out the intent and accomplish the purposes of this Agreement.

7.5 Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned, except by any Apollo Party to any Permitted Transferee that has executed a joinder agreement substantially in the form attached as Exhibit A to this Agreement, without the express prior written consent of the other parties hereto, and any attempted assignment, without such consent, will be null and void.

7.6 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto; provided, that each Seller Party not party to this Agreement shall be an express third party beneficiary of Section 5.2 as though such Seller Party were an Apollo Party, but only to the extent that an Apollo Party exercises any rights pursuant to Section 5.2; provided, further, that, subject to any Reverence Person’s fulfillment of its obligations pursuant to Section 5.1(b), such Reverence Person shall be an express third party beneficiary of Section 5.1.

7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Laws thereof.

7.8 Jurisdiction; Waiver of Jury Trial. In any judicial proceeding involving any dispute, controversy or claim between the parties hereto arising out of or relating to this Agreement, each of the parties hereto, by execution and delivery of this Agreement, unconditionally accepts and consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court to which orders and judgments thereof may be appealed within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), including but not limited to the in personam and subject matter jurisdiction of those courts, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed, waives any objections to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds or any other manner permitted by Law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 7.2. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

7.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

7.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

7.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

7.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

7.13 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

7.14 Effectiveness of this Agreement. This Agreement shall become automatically effective upon the Effective Date, without the requirement of any further action by any Person, and until the Effective Date (if any), this Agreement shall be of no force or effect and shall create no rights or obligations on the part of any party hereto.

7.15 Certain Adjustments of Common Stock. Notwithstanding anything contained herein, the parties hereto hereby agree that if, following the execution of this Agreement, the number of outstanding shares of Common Stock is increased or decreased or changed into a greater or fewer number or a different class of shares, including by reason of any reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any other similar event that would have the effect of changing the Apollo Party’s ownership of Common Stock or other securities of the Company, then each provision herein that relates to or references Apollo’s, any other Apollo Party’s, any Apollo Entity’s or any of their respective Affiliates’ holding, ownership or Beneficial Ownership of Common Stock (including with respect to the Apollo Closing Shares) shall be automatically adjusted without any further action by any Person to fully reflect the appropriate effect of such increase or decrease in the number of outstanding shares of Common Stock or such change into a greater or fewer number or a different class of shares, as applicable.

7.16 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or otherwise, and notwithstanding the fact that certain Apollo Parties may be partnerships, limited liability companies, corporations or other entities, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered by any Person pursuant hereto or otherwise shall be had against any of Apollo’s, any other Apollo Party’s, any Apollo Entity’s or any of the foregoing’s respective Affiliates’ former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, managers, general or limited partners or assignees (each, a “Related Party” and collectively, the “Related Parties”), in each case, other than (subject, for the avoidance of doubt, to the provisions of this Agreement) each party hereto or any of its respective assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any party hereto or any of its respective assignees under this Agreement or any documents or instruments delivered by any Person pursuant hereto for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this

Section 7.16 shall relieve or otherwise limit the liability of any party hereto or any of its respective assignees for any breach or violation of its obligations under such agreements, documents or instruments; and provided, further, that upon a Transfer of the shares of the Common Stock owned by the Apollo Parties which would result in the termination of this Agreement in accordance with Section 7.1, following the date of such Transfer, the Limited Guarantee shall become effective and remain in effect for a period of twenty (20) days following the date of such Transfer (and shall continue in effect during the pendency of any claim made thereunder) and pursuant to which, subject to the terms and conditions contained therein, the Apollo Entities party thereto shall be secondarily responsible to the Company (and no other Person) for any damages directly arising out of or directly resulting from any Transfer that was in violation of, or directly caused a material breach of, the terms of this Agreement. Notwithstanding the foregoing, the Company agrees not to seek to recover, directly or indirectly, any amounts under the Limited Guarantee unless and until the Company has exhausted all available remedies against the Apollo Parties, but may submit a claim under the Limited Guarantee during such time solely in order to preserve its rights while it pursues available remedies against the Apollo Parties.

7.17 Financing Cooperation. If requested by the Apollo Parties, the Company will provide the following cooperation in connection with the Apollo Parties obtaining any Permitted Loan: (a) entering into an issuer agreement with each lender in substantially the form attached hereto as Exhibit E (an “Issuer Agreement”) in connection with such transactions, subject to the consent of the Company (which will not be unreasonably withheld, conditioned or delayed), with such changes thereto as are requested by such lender and customary for similar financings, (b) following receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that the restrictive legend (or notation) is no longer required under the Securities Act and applicable state securities Laws, using commercially reasonable efforts to remove any such restrictive legends on certificates representing pledged Common Stock and depositing such pledged Common Stock in book entry form on the books of The Depository Trust Company (and providing any necessary indemnities to the transfer agent in connection therewith), (c) if so requested by such lender or counterparty, as applicable, re-registering the pledged Common Stock on the Company’s record book or with the Company’s transfer agent, as applicable, in the name of the relevant lender, counterparty, custodian or similar party to a Permitted Loan, with respect to Permitted Loans solely as securities intermediary and only to the extent an Apollo Party or its Affiliates continues to beneficially own such pledged Common Stock, (d) entering into customary triparty agreements with each lender and the Apollo Parties relating to the delivery of the Common Stock to the relevant lender for crediting to the relevant collateral accounts upon funding of the loan and payment of the purchase price and (e) such other cooperation and assistance as the Apollo Parties may reasonably request (which cooperation and assistance, for the avoidance of doubt, shall not include any requirement that the Company deliver information, compliance certificates or any other materials typically provided by borrowers to lenders) that will not unreasonably disrupt the operation of the Company’s business. Anything in the preceding sentence to the contrary notwithstanding, the Company’s obligation to deliver an Issuer Agreement is conditioned on the applicable Apollo Party certifying to the Company in writing that (i) the loan agreement with respect to which the Issuer Agreement is being delivered constitutes a Permitted Loan being entered into in accordance with this Agreement, such Apollo Party has pledged shares of Common Stock as collateral to the lenders under such Permitted Loan and that the execution of such Permitted Loan and the terms thereof do not violate the terms of this Agreement and (ii) such Apollo Party acknowledges and agrees that the Company will be relying on such certificate when entering into the Issuer Agreement and any inaccuracy in such certificate will be deemed a breach of this Agreement. The Apollo Parties acknowledge and agree that the statements and agreements of the Company in an Issuer Agreement are solely for the benefit of the applicable lenders party thereto and that in any dispute between the Company and the Apollo Parties under this Agreement, the Apollo Parties shall not be entitled to use the statements and agreements of the Company in an Issuer Agreement against the Company.

[Remainder Of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

HILTON GRAND VACATIONS, INC.

By:
Name:
Title:

AP VIII DAKOTA HOLDINGS, L.P.

By:
Name:
Title:

AP DAKOTA CO-INVEST, L.P.

By:
Name:
Title:

For purposes of Sections 7.2 and 7.3 only:

HILTON WORLDWIDE HOLDINGS INC.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

Schedule 2.4(a)(i)

Exchange Ratio Calculation

The Exchange Ratio shall be calculated as follows:

(A) Base Purchase Price (in Parent Common Shares)	36,461,000 shares
plus
(B) Aggregate Option Exercise Shares	[XX] shares
minus
(C)
(i)
(a) Closing Leakage	$[XX]
(b) Closing Excluded Liabilities	$[XX]
Subtotal: Closing Leakage and Excluded Liabilities	$[XX]
(ii) Divided by: Parent Stock Value	$[XX] per share
Subtotal: Closing Adjustment Amount	[XX] shares
(D) Equals: Parent Stock Issuance Amount	[XX] shares
(E) Divided by: Fully Diluted Shares	$[XX]
(F) Exchange Ratio	[XX] Parent Common Shares per share of Company Common Stock

“Aggregate Option Exercise Price” means the aggregate exercise price of all In-the-Money Options outstanding immediately before the Effective Time.

“Aggregate Option Exercise Shares” means the quotient of (i) the Aggregate Option Exercise Price, divided by (ii) the Parent Stock Value.

“Base Purchase Price” means 36,461,000 Parent Common Shares.

“Closing Adjustment Amount” means the quotient of (i) Closing Leakage and Excluded Liabilities divided by (ii) the Parent Stock Value.

“Closing Leakage and Excluded Liabilities” means the sum of (i) Closing Leakage, plus (ii) Closing Excluded Liabilities.

“Exchange Ratio” means to the quotient of (i) the Parent Stock Issuance Amount divided by (ii) the Fully Diluted Shares, rounded down to five decimal places.

“Fully Diluted Shares” means the number of outstanding shares of Company Common Stock as of immediately before the Effective Time on a fully-diluted, as converted and as exercised basis, including, for the avoidable of doubt, shares of Company Common Stock underlying In-the-Money Options (but excluding all other Options) and any other outstanding securities convertible into or exercisable for shares of Company Shares.

“Parent Stock Issuance Amount” means the sum of (i) the Base Purchase Price plus (ii) the Aggregate Option Exercise Shares minus (iii) the Closing Adjustment Amount.

Schedule 2.6

Parent Board

1.	David Sambur

2.	Alex van Hoek

Schedule 7.1(b)

Antitrust Approvals

1.	Mexico: Comisión Federal de Competencia Económica (Cofece), or Federal Economic Competition Commission

2.	Austria: Bundeswettbewerbsbehörde (“BWB”) or Federal Competition Authority

BofA Securities, Inc.	Annex B GLOBAL CORPORATE & INVESTMENT BANKING

March 9, 2021

The Board of Directors

Hilton Grand Vacations Inc.

6355 Metrowest Blvd., Suite 180

Orlando, Florida 32835

Members of the Board of Directors:

We understand that Hilton Grand Vacations Inc. (“HGV”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) among HGV, Hilton Grand Vacations Borrower LLC, a wholly owned subsidiary of HGV (“Merger Sub”), Dakota Holdings, Inc. (“Diamond”) and the selling entities listed therein (collectively, “Sellers”), pursuant to which, among other things, HGV will acquire all of the outstanding common stock, par value $0.01 per share, of Diamond (“Diamond Common Stock”) through the merger of Diamond with and into Merger Sub for aggregate consideration of 36,461,000 shares (the “Parent Stock Issuance Amount”) of common stock, par value $0.01 per share, of HGV (“HGV Common Stock”), subject to certain adjustments set forth in the Agreement (the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to HGV of the Parent Stock Issuance Amount provided for in the Transaction.

In connection with this opinion, we have, among other things:

(a)	reviewed certain publicly available business and financial information relating to Sellers, Diamond and HGV;

(b)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Diamond furnished to or discussed with us by the management of Diamond, including certain financial forecasts relating to Diamond prepared by the management of Diamond (such forecasts, the “Diamond Forecasts”);

(c)

reviewed an alternative version of the Diamond Forecasts incorporating certain adjustments thereto made by the management of HGV (the “Adjusted Diamond Forecasts”) and discussed with the management of HGV its assessments as to the relative likelihood of achieving the future financial results reflected in the Diamond Forecasts and the Adjusted Diamond Forecasts;

(d)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of HGV furnished to or discussed with us by the management of HGV, including certain financial forecasts relating to HGV prepared by the management of HGV (such forecasts, the “HGV Forecasts”);

(e)

reviewed certain estimates as to the amount and timing of cost savings and revenue enhancements, inclusive of the costs and timing to implement such cost savings and revenue enhancements (collectively, the “Net Synergies/Cost Savings”) anticipated by the management of HGV to result from the Transaction;

(f)

discussed the past and current business, operations, financial condition and prospects of Diamond with members of senior managements of Diamond and HGV, and discussed the past and current business, operations, financial condition and prospects of HGV with members of senior management of HGV;

B-1

The Board of Directors

Hilton Grand Vacations Inc.

(g)

discussed with the management of HGV its assessments as to Diamond’s existing and future relationships, agreements and arrangements with, and HGV’s ability to retain, key customers and employees of Diamond;

(h)	reviewed the potential pro forma financial impact of the Transaction on the future financial performance of HGV, including the potential effect on HGV’s estimated adjusted free cash flow;

(i)	reviewed the trading history for HGV Common Stock and a comparison of such trading history with the trading histories of other companies we deemed relevant;

(j)	compared certain financial information of Diamond and certain financial and stock market information of HGV with similar information of other companies we deemed relevant;

(k)	compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(l)	reviewed the relative financial contributions of Diamond and HGV to the future financial performance of the combined company on a pro forma basis;

(m)	reviewed a draft, dated March 7, 2021, of the Agreement (the “Draft Agreement”); and

(n)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of HGV and Sellers that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Diamond Forecasts, we have been advised by Diamond, and have assumed with the consent of HGV, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Diamond as to the future financial performance of Diamond. With respect to the Adjusted Diamond Forecasts, the HGV Forecasts and the Net Synergies/Cost Savings, we have assumed, at the direction of HGV, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of HGV as to the future financial performance of Diamond and HGV and the other matters covered thereby and, based on the assessments of the management of HGV as to the relative likelihood of achieving the future financial results reflected in the Diamond Forecasts and the Adjusted Diamond Forecasts, we have relied, at the direction of HGV, on the Adjusted Diamond Forecasts for purposes of our opinion. We have relied, at the direction of HGV, on the assessments of the management of HGV as to HGV’s ability to achieve the Net Synergies/Cost Savings and have been advised by HGV, and have assumed, that the Net Synergies/Cost Savings will be realized in the amounts and at the times projected. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Diamond or HGV, nor have we made any physical inspection of the properties or assets of Diamond or HGV. We have not evaluated the solvency or fair value of Diamond or HGV under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of HGV, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Diamond, HGV or the contemplated benefits of the Transaction. We also have assumed, at the direction of HGV, that the Transaction will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the

B-2

The Board of Directors

Hilton Grand Vacations Inc.

Internal Revenue Code of 1986, as amended. We also have assumed, at the direction of HGV, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Transaction (other than the Parent Stock Issuance Amount to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction, any adjustments to the Parent Stock Issuance Amount, or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Transaction or otherwise. Our opinion is limited to the fairness, from a financial point of view, to HGV of the Parent Stock Issuance Amount provided for in the Transaction and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Parent Stock Issuance Amount. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to HGV or in which HGV might engage or as to the underlying business decision of HGV to proceed with or effect the Transaction. We are also not expressing any view or opinion with respect to, and we have relied, at the direction of HGV, upon the assessments of representatives of HGV regarding, legal, regulatory, accounting, tax and similar matters relating to Diamond, HGV or the Transaction, as to which matters we understand that HGV obtained such advice as it deemed necessary from qualified professionals. We are not expressing any opinion as to what the value of HGV Common Stock actually will be when issued or the prices at which HGV Common Stock will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any holder of shares of HGV Common Stock should vote or act in connection with the Transaction or any related matter.

We have acted as financial advisor to HGV in connection with the Transaction and will receive a fee for our services, a portion of which is payable in connection with/upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. We and certain of our affiliates also are participating in the financing for the Transaction, for which services we and our affiliates will receive significant compensation, including acting as lead left arranger and administrative agent in connection with a term loan B and a “back-stop” revolving credit facility and as joint lead arranger and bookrunner in connection with a senior unsecured bridge facility and the senior unsecured notes, respectively. In addition, HGV has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of HGV, Sellers and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to HGV and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint lead manager in certain asset-backed securitization transactions and as administrative agent, managing agent and/or as

B-3

The Board of Directors

Hilton Grand Vacations Inc.

a joint bookrunner for, and as a lender (including in some cases as a swing-line lender and a letter of credit lender) to, HGV and/or its affiliates, and (ii) having provided or providing certain derivatives and foreign exchange trading and treasury management services and products to HGV and/or its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Diamond and have received or in the future may receive compensation for the rendering of these services, including having provided or providing certain derivatives and foreign exchange trading and treasury management services and products to Diamond and/or its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Apollo Global Management, Inc. (“Apollo”), an affiliate of Diamond, and certain of its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to Apollo and certain of its affiliates and portfolio companies in connection with certain M&A transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, bookrunner and/or lender for Apollo and certain of its affiliates and portfolio companies in connection with, among other things, the financing for various acquisition transactions, (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by Apollo and certain of its affiliates and portfolio companies and (iv) having provided or providing certain commodity, derivatives and foreign exchange trading services and treasury and trade management services and products to Apollo and certain of its affiliates and portfolio companies.

It is understood that this letter is for the benefit and use of the Board of Directors of HGV (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Diamond, HGV or the Transaction. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Parent Stock Issuance Amount provided for in the Transaction is fair, from a financial point of view, to HGV.

Very truly yours,

/s/ BOFA SECURITIES, INC.
BOFA SECURITIES, INC.

B-4